UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________________________________

SCHEDULE 14A

________________________________________

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

USA RARE EARTH, INC.
(Name of Registrant as Specified In Its Charter)

_________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☐	No fee required.
☒	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

100 W. Airport Road

Stillwater, Oklahoma 74075

July 24, 2026

Dear Stockholder:

On behalf of your Board and management, you are cordially invited to attend a special meeting of stockholders of USA Rare Earth, Inc., at which you will be asked to vote upon a proposal relating to the merger between a subsidiary of USA Rare Earth, Inc. and SVRE Holdings Ltd., a business company limited by shares incorporated under the laws of the British Virgin Islands. Upon completion of the merger, based on the number of shares of USAR common stock outstanding as of July 22, 2026, the SVRE securityholders prior to the merger will own approximately 34.1% of USAR’s outstanding shares of common stock.

We believe the merger will create a strong company that will deliver important benefits to our stockholders. We enthusiastically support the merger and recommend that you vote “FOR” the proposals related to the merger (which are the share issuance proposal and the adjournment proposal), described in the accompanying Notice of Special Meeting of Stockholders and Proxy Statement.

The Special Meeting will be held on August 28, 2026, at 10:00 a.m. Eastern Daylight Time, in a virtual format only, conducted via live audio webcast, with no physical in-person meeting. Stockholders will have the ability to attend, vote and submit questions during the virtual meeting from any location by visiting www.virtualshareholdermeeting.com/USAR2026SM. Stockholders will have the ability to vote before the virtual meeting from any location by visiting www.proxyvote.com.

The Notice of Special Meeting of Stockholders and Proxy Statement accompanying this letter describe the business to be acted upon.

Before voting, you should carefully review all the information contained in the accompanying Proxy Statement. For a discussion of risk factors which you should consider in evaluating the merger, please see “Risk Factors” beginning on page 20 of the accompanying Proxy Statement.

Your vote is important no matter how many shares you own. In order to ensure that your shares will be represented at the Special Meeting, we have enclosed a proxy card by which you can direct the voting of your shares. Please sign and promptly return the enclosed proxy card whether or not you plan to attend the Special Meeting. If you attend the Special Meeting and desire to vote in person, you may do so even though you have previously submitted your proxy card.

We thank you for your continued interest in USA Rare Earth, Inc. and look forward to seeing you at the Special Meeting.

Sincerely,
/s/ Barbara Humpton
Barbara Humpton
Chief Executive Officer

100 W. Airport Road

Stillwater, Oklahoma 74075

July 24, 2026

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on August 28, 2026

A Special Meeting of Stockholders of USA Rare Earth, Inc. (the “Special Meeting”) will be held virtually on August 28, 2026, at 10:00 a.m. Eastern Daylight Time, for the purpose of considering and voting upon:

(1)    a proposal to approve the issuance of 126,849,307 shares of USAR common stock in the merger contemplated by the Agreement and Plan of Merger, dated as of April 19, 2026, by and among USA Rare Earth, Inc., Middlebury Merger Sub, Ltd., a business company limited by shares incorporated under the laws of the British Virgin Islands, SVRE Holdings Ltd., a business company limited by shares incorporated under the laws of the British Virgin Islands, and Serra Verde Rare Earths Ltd., in its capacity as the representative of the stockholders of SVRE (which we refer to as the “share issuance proposal”); and

(2)    a proposal to adjourn the Special Meeting, if necessary or appropriate to solicit additional proxies in favor of the share issuance proposal (which we refer to as the “adjournment proposal”).

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice. The expenses of printing proxy materials, including expenses involved in forwarding materials to beneficial owners of stock, will be paid by USA Rare Earth, Inc. Only holders of our outstanding shares of common stock, par value $0.0001 per share (“Common Stock”), and our 12% Series A Cumulative Convertible Preferred Stock, par value $0.0001 per share (“Series A Preferred Stock”), at the close of business on July 22, 2026 (the “Record Date”) may vote at the Special Meeting. As of the Record Date, the holders of Common Stock are entitled to one vote per share and each holder of Series A Preferred Stock is entitled to a number of votes equal to the number of shares of Series A Preferred Stock held by such holder as of the Record Date multiplied by 2.00998 and rounded up to the nearest whole share. The holders of our Series A Preferred Stock will vote with the holders of our Common Stock on an as-converted basis, voting together as a single class, on the matters set forth above.

All stockholders as of the Record Date, or their duly appointed proxies, may attend the Special Meeting. The Special Meeting will be held in a virtual format only, conducted via live audio webcast, with no physical in-person meeting. Stockholders will have the ability to attend, vote and submit questions during the virtual meeting from any location by visiting www.virtualshareholdermeeting.com/USAR2026SM. Stockholders will have the ability to vote before the virtual meeting from any location by visiting www.proxyvote.com. A complete list of stockholders entitled to vote at the Special Meeting will be available in electronic form at the Special Meeting and will be accessible for ten days prior to the Special Meeting.

Your vote is important to us. Whether or not you expect to virtually attend the Special Meeting, please submit your proxy or voting instructions as soon as possible by internet, telephone or mail, in the manner described in the Proxy Statement, so that your shares may be represented at the Special Meeting. Returning the proxy card (or, for shares held in street name for your account by a broker, bank or other nominee, a voting instruction form) does not deprive you of your right to attend the Special Meeting and to vote your shares virtually. If your shares are held in street name in a bank or brokerage account, please refer to the materials and voting instruction form provided by your bank, broker or other nominee for voting instructions.

By Order of the Board,
/s/ Valerie Ford Jacob
Valerie Ford Jacob
Chief Legal Officer and Corporate Secretary

July 24, 2026

Stillwater, Oklahoma

2026 PROXY STATEMENT

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USA RARE EARTH, INC.
100 W. AIRPORT RD.
STILLWATER, OKLAHOMA 74075

PROXY STATEMENT

For the Special Meeting of Stockholders
To be Held Virtually at www.virtualshareholdermeeting.com/USAR2026SM

On August 28, 2026 at 10:00 a.m. Eastern Daylight Time

This Proxy Statement is dated July 24, 2026 and is first being mailed to stockholders on or about July 24, 2026.

USA Rare Earth, Inc. (the “Company,” “USAR,” “we,” “our,” and “us”) is providing these proxy materials in connection with the solicitation by the Board of Directors of USAR (the “Board”) of proxies to be voted at a Special Meeting of Stockholders to be held on August 28, 2026 at 10:00 a.m. Eastern Daylight Time, or at any adjournment or postponement thereof (the “Special Meeting”). This Proxy Statement and the proxy card will be mailed to each stockholder entitled to vote at the Special Meeting of Stockholders commencing on or about July 24, 2026.

GENERAL INFORMATION ABOUT THE MERGER, SPECIAL MEETING AND VOTING

Only holders of outstanding shares of our common stock, par value $0.0001 per share (“Common Stock”), and our 12% Series A Cumulative Convertible Preferred Stock, par value $0.0001 per share (“Series A Preferred Stock”) at the close of business on July 22, 2026 (the “Record Date”), may vote at the Special Meeting. As of the Record Date, the holders of Common Stock are entitled to one vote per share and each holder of Series A Preferred Stock is entitled to a number of votes equal to the number of shares of Series A Preferred Stock held by such holder as of the Record Date multiplied by 2.00998 and rounded up to the nearest whole share. The holders of our Series A Preferred Stock will vote with the holders of our Common Stock on an as-converted basis, voting together as a single class, on the matters set forth above.

All stockholders as of the Record Date, or their duly appointed proxies, may attend the Special Meeting. The Special Meeting will be held in a virtual format only, conducted via live audio webcast, with no physical in-person meeting. Stockholders will have the ability to attend, vote and submit questions during the virtual meeting from any location by visiting www.virtualshareholdermeeting.com/USAR2026SM. Stockholders will have the ability to vote before the virtual meeting from any location by visiting www.proxyvote.com.

We are first making this Proxy Statement and accompanying materials available to our stockholders on or about July 24, 2026.

YOUR VOTE IS IMPORTANT TO US. WHETHER OR NOT YOU EXPECT TO VIRTUALLY ATTEND THE SPECIAL MEETING, PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE BY INTERNET, TELEPHONE OR MAIL, IN THE MANNER DESCRIBED IN THE PROXY STATEMENT, SO THAT YOUR SHARES MAY BE REPRESENTED AT THE SPECIAL MEETING. RETURNING THE PROXY CARD DOES NOT DEPRIVE YOU OF YOUR RIGHT TO ATTEND THE SPECIAL MEETING AND TO VOTE YOUR SHARES VIRTUALLY. IF YOUR SHARES ARE HELD IN STREET NAME IN A BANK OR BROKERAGE ACCOUNT, PLEASE REFER TO THE MATERIALS AND VOTING INSTRUCTION FORM PROVIDED BY YOUR BANK, BROKER OR OTHER NOMINEE FOR VOTING INSTRUCTIONS.

By submitting your proxy using any of the methods above, you authorize Valerie Ford Jacob, our Chief Legal Officer and Corporate Secretary, and William Robert Steele Jr., our Chief Financial Officer, to represent you and vote your shares at the Special Meeting in accordance with your instructions. Ms. Jacob and Mr. Steele may also vote your shares to adjourn the Special Meeting and will be authorized to vote your shares at any postponements or adjournments of the Special Meeting.

QUESTIONS AND ANSWERS ABOUT THE MERGER, SPECIAL MEETING AND VOTING

The following questions and answers address briefly some questions you may have regarding the matters to be voted upon at the Special Meeting. These questions and answers may not address all questions that may be important to you as an USAR stockholder. Please refer to the more detailed information contained elsewhere in this Proxy Statement, the annexes to this Proxy Statement and the documents referred to or incorporated by reference in this Proxy Statement. In this Proxy Statement, the term “SVRE” refers to SVRE Holdings Ltd., a business company limited by shares incorporated under the laws of the British Virgin Islands.

What is the purpose of this Special Meeting?

We are holding this Special Meeting to consider and vote on a proposal to approve the issuance of 126,849,307 shares of Common Stock (the “share issuance proposal”) in connection with the previously announced merger (the “merger”) of SVRE Holdings Ltd. (“SVRE”) with and into Middlebury Merger Sub Ltd. (“Merger Sub”), an indirect, wholly owned subsidiary of USAR, with Merger Sub continuing as the surviving company and an indirect, wholly owned subsidiary of USAR, pursuant to the Agreement and Plan of Merger, dated as of April 19, 2026 (as it may be amended from time to time, the “Merger Agreement”), by and among USAR, Merger Sub, SVRE and Serra Verde Rare Earths Ltd., as Shareholder Representative, a copy of which is attached as Annex A to this Proxy Statement. The merger will not be completed unless USAR stockholders approve the share issuance proposal.

In the merger, USAR will issue the additional shares of Common Stock to the holders of ordinary shares and Class A ordinary shares of SVRE (collectively, the “SVRE shares” and such holders, the “SVRE shareholders”), to the holders of outstanding SVRE restricted stock units, stock appreciation rights and options (collectively, the “SVRE incentive awards” and such holders, the “SVRE award holders” and, together with the SVRE shareholders, the “SVRE securityholders”), and to OMF Fund III (F) Ltd, a former holder of SVRE Class A Preferred Stock (“Orion”). In this Proxy Statement, we refer to the SVRE securityholders immediately prior to the merger, who will receive Common Stock in connection with the merger, as “the former SVRE securityholders,” and to Serra Verde Rare Earths Ltd., in its capacity as the representative of the SVRE shareholders in connection with the merger, as “the Shareholder Representative.” For a discussion of the Common Stock to be issued in connection with the merger, see “The Merger Agreement — Consideration to be Paid Pursuant to the Merger” beginning on page 61.

Why am I being provided with these materials?

We are providing this Proxy Statement and other proxy materials to you in connection with the Board’s solicitation of proxies to be voted at the Special Meeting of the Stockholders, to be held on August 28, 2026, and at any postponements or adjournments of the Special Meeting.

Did the Board approve and recommend the merger?

Yes. On April 19, 2026, the Board unanimously determined that (i) the Merger Agreement and the transactions contemplated thereby are fair to, advisable and in the best interests of USAR and its stockholders, (ii) in USAR’s capacity as the indirect controlling shareholder of Merger Sub, the Merger Agreement and the transactions contemplated thereby are advisable and in the best interests of Merger Sub, and (iii) upon the terms and conditions of the Merger Agreement, the issuance of Common Stock pursuant to the Merger Agreement shall be submitted for consideration by the USAR stockholders and the Board recommends to the USAR stockholders that they vote to approve such issuance.

To review the Board’s reasons for approving such transactions and recommending such transactions to our stockholders, see “Reasons for the Merger” beginning on page 40.

When do you expect the merger to be completed?

We hope to complete the merger as soon as reasonably practicable. We are working to complete the merger by the end of the third quarter of 2026. We cannot consummate the merger until the USAR stockholders approve the share issuance proposal and the other conditions set forth in the Merger Agreement are satisfied or waived by the respective parties to the Merger Agreement. In addition, other factors outside of our control could require us to complete the merger at a later time or not to complete it at all. For a discussion of the conditions to the completion of the merger and of the risks associated with the failure to satisfy such conditions, please see “The Merger Agreement” beginning on page 61 and “Risk Factors — The merger may not be completed on its anticipated timeline or at all, which could adversely affect USAR’s business operations and stock price” on page 20.

What am I voting on at the Special Meeting?

At the Special Meeting, there are two proposals scheduled to be voted on:

•        Proposal 1:    a proposal to approve the issuance of 126,849,307 shares of Common Stock in the merger contemplated by the Merger Agreement, referred to in this Proxy Statement as the “share issuance proposal”; and

•        Proposal 2:    a proposal to adjourn the USAR special meeting, if necessary or appropriate to solicit additional proxies in favor of the share issuance proposal, referred to in this Proxy Statement as the “adjournment proposal”.

Are there risks I should consider in deciding how to vote on the share issuance proposal and the adjournment proposal?

Yes. In evaluating the share issuance proposal and the adjournment proposal, you should carefully read this Proxy Statement, including the factors discussed in the section “Risk Factors” beginning on page 20. You are urged to read this Proxy Statement in its entirety prior to voting or submitting a proxy.

Who is entitled to vote at the Special Meeting and how many votes will they have?

The Board has fixed the close of business on July 22, 2026 as the Record Date for determining stockholders entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof.

A total of 244,720,099 shares of Common Stock and 1,224,351 shares of Series A Preferred Stock, representing 247,181,020 shares of Common Stock on an as-converted basis, were outstanding on the Record Date and are entitled to be voted at the Special Meeting. Holders of our Common Stock and Series A Preferred Stock (on an as converted basis) will vote as a single class on each matter presented at the Special Meeting.

Shares of Common Stock owned as of the Record Date are entitled to one vote per share. In addition, each share of our Series A Preferred Stock entitles the holder to the number of votes equal to the number of shares of Common Stock into which a share of Series A Preferred Stock could have been converted on the Record Date. This number is obtained by dividing the accrued value of a share of Series A Preferred Stock ($14.07) on the Record Date by the then applicable conversion price ($7.00), or 2.00998 shares of Common Stock. Each holder of Series A Preferred Stock is entitled to a number of votes equal to the number of shares of Series A Preferred Stock held by such holder as of the Record Date multiplied by 2.00998 and rounded up to the nearest whole share. There is no cumulative voting.

What is the difference between being a record holder and holding shares of Common Stock or Series A Preferred Stock in street name?

A record holder holds shares in its name through USAR’s transfer agent, Continental Stock Transfer & Trust Company. A “beneficial owner,” or a person or entity that holds their or its shares in “street name,” holds shares in the name of a bank, broker or other nominee on that person or entity’s behalf.

Am I entitled to vote if my shares are held in street name?

If your shares are held in street name, the proxy statement will be forwarded to you by your bank, broker or other nominee, along with a voting instruction card. You may vote by directing your bank, broker or other nominee how to vote your shares. In most instances, you will be able to do this over the Internet, telephone or by mail, as indicated below under “How do I vote without attending the Special Meeting?”

Should you decide to vote your shares during the virtual Special Meeting, as a street name holder you must have the 16-digit control number indicated on your proxy materials or voting instruction form. See “How can I attend and vote at the Special Meeting?”

How many shares must be present to hold the Special Meeting?

The presence, virtually or by proxy, of holders of at least a majority in voting power of the shares of stock issued and outstanding and entitled to vote at the Special Meeting is necessary to constitute a quorum for the transaction of business at the Special Meeting. Abstentions and “broker non-votes,” if any, will be counted as present and entitled to vote for purposes of determining whether a quorum is present for the transaction of business at the Special Meeting.

“Broker non-votes” are shares represented at the Special Meeting held by banks, brokers or other nominees (i.e., in “street name”) that are not voted on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Generally, brokerage firms may vote to ratify “discretionary” or “routine” items. In contrast, brokerage firms may not vote to ratify “non-discretionary” items. The share issuance proposal is considered to be a non-routine matter, so your bank, broker or other nominee cannot vote your shares on the share issuance proposal unless you provide voting instructions. If you do not provide voting instructions, your shares will not be voted on that proposal, resulting in a “broker non-vote.”

How many votes are required to approve each proposal, how are votes counted and how does the Board recommend that I vote?

The share issuance proposal requires a FOR vote of the holders of a majority of the total votes cast on the proposal. The actions contemplated by the share issuance proposal, even if approved by our stockholders, will not occur unless we complete the merger. Pursuant to the Voting and Support Agreement (as defined below), certain stockholders of USAR collectively holding approximately 8% of the Common Stock as of the Record Date have agreed to, among other things, vote in favor of the share issuance proposal.

The adjournment proposal requires a FOR vote of the holders of a majority of the total votes cast on the proposal.

The table below summarizes the proposals that will be voted on, the vote required to approve each item, how votes are counted and how the Board recommends you vote:

Proposal	Vote Required	Voting Options	Board Recommendation(1)	Impact of Broker Non-Votes	Impact of Abstain Vote
Proposal 1 — Share issuance proposal	Majority of the votes cast	“FOR” “AGAINST” “ABSTAIN”	“FOR”	No impact	No impact
Proposal 2 — Adjournment proposal	Majority of the votes cast	“FOR” “AGAINST” “ABSTAIN”	“FOR”	No impact	No impact

____________

(1)      Your shares will be voted in accordance with the Board’s recommendation if you sign and submit a valid proxy card without indicating any voting instructions.

The holders of our Series A Preferred Stock will vote with the holders of our Common Stock on an as-converted basis, voting together as a single class, on the matters set forth above.

Do I need to send in my stock certificates if the merger is completed?

No. You will not be required to exchange your certificates representing shares of Common Stock in connection with the merger. SVRE is merging with a wholly owned subsidiary of USAR. In the merger, USAR will issue additional shares of Common Stock to the SVRE securityholders in exchange for their SVRE shares and SVRE incentive awards, in each case as described under “The Merger Agreement — Consideration to be Paid Pursuant to the Merger” and “— Treatment of SVRE Incentive Awards” beginning on page 62. The previously outstanding shares of Common Stock will continue to remain outstanding following the merger. You will not receive any cash or securities in connection with the merger, but instead you will continue to hold your existing shares of Common Stock.

How can I attend and vote at the Special Meeting?

The Special Meeting will be a completely virtual meeting, conducted via live audio webcast, with no physical in-person meeting. You will be able to attend the Special Meeting online, vote your shares virtually and submit your questions during the Special Meeting by visiting www.virtualshareholdermeeting.com/USAR2026SM and entering the control number provided with your proxy materials.

Instructions on how to attend the Special Meeting are posted at www.virtualshareholdermeeting.com/USAR2026SM. You may log in to the meeting platform beginning at 9:45 a.m. Eastern Daylight Time on August 28, 2026. The meeting will begin promptly at 10:00 a.m. Eastern Daylight Time. You may gain access to the Special Meeting in the following ways, depending on how your shares are held. For more information, see “What is the difference between being a record holder and holding shares of Common Stock or Series A Preferred Stock in street name?”.

•        Stockholders of record.    A stockholder deemed to be a “record holder” as of the Record Date must enter the control number found on their proxy card which is included in the materials.

•        Stockholders holding their shares in “street name.”    If your shares are held in street name and your proxy materials or voting instruction form indicates that you may vote those shares through the www.proxyvote.com website, then you may access, participate in, and vote at the Special Meeting with the 16-digit control number indicated on the proxy materials or voting instruction form. Otherwise, if you cannot locate your control number, stockholders who hold their shares in street name should contact their bank, broker, or other nominee (preferably at least five days before the Special Meeting) and obtain their 16-digit control number in order to be able to attend, participate in, or vote at the Special Meeting.

How do I vote without attending the Special Meeting?

If you are a stockholder of record and your shares of Common Stock and/or Series A Preferred Stock are registered directly in your name, you may vote:

•        By Internet:    You may vote by proxy via the internet at www.proxyvote.com by following the instructions at such site. You must have the control number that is included on the proxy card when voting.

•        By Telephone:    If you live in the United States or Canada, you may use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date by calling toll-free at 1-800-690-6903 and by following the instructions provided by prompt. You must have the control number that is included on the proxy card when voting.

•        By Mail:    Complete and mail your proxy card in the postage prepaid envelope you receive, and return the proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy will be voted in accordance with your instructions.

If your shares of Common Stock and/or Series A Preferred Stock are held in street name (held for your account by a broker, bank or other nominee), you may vote:

•        By Internet or by Telephone:    You will receive instructions from your broker or other nominee if you are permitted to vote by internet or telephone.

•        By Mail:    You will receive instructions from your broker or other nominee explaining how to vote your shares by mail.

Will I be able to participate in the online Special Meeting on the same basis I would be able to participate in a live special meeting?

The virtual meeting format for the Special Meeting will enable full and equal participation by all of our stockholders from any place in the world at little to no cost. We designed the format of the virtual Special Meeting to ensure that our stockholders who attend the Special Meeting will be afforded the same rights and opportunities to participate as they would at a physical, in-person meeting, and to enhance stockholder access, participation and communication through online tools. We will also make the list of the stockholders entitled to vote at the Special Meeting available during the Special Meeting.

Will I be able to ask questions and participate in the virtual Special Meeting?

Stockholders may submit questions during the Special Meeting by logging into www.virtualshareholdermeeting.com/USAR2026SM with the control number provided with their proxy materials and typing the question into the “Submit a Question” field.

Questions will be limited to one question per stockholder. We will publish our responses to properly submitted questions on the “Investors” section of our website after the Special Meeting or communicate the relevant response directly to the submitting stockholder. If we receive substantially similar written questions, we plan to group such questions together and provide a single response to avoid repetition. Questions that are about personal concerns not shared by stockholders generally, including those that relate to employment, product or service issues, or suggestions for product or services, are not pertinent and will not be answered.

Additional information regarding the rules and procedures for participating in the virtual Special Meeting will be provided in our rules of conduct for the Special Meeting, which stockholders can view during the Special Meeting at the meeting website.

What happens if there are technical difficulties during the Special Meeting?

If, during the Special Meeting, we experience technical difficulties (e.g., a temporary or prolonged power outage) or another significant problem that disrupts the Special Meeting, we will determine what action is appropriate in light of the circumstances (e.g., reconvening the Special Meeting, whether promptly or on a later date). In any such situation, we will notify stockholders of the decision at www.virtualshareholdermeeting.com/USAR2026SM. We encourage you to access the meeting prior to the start time to allow ample time to complete the online check-in process. If you encounter any difficulties accessing the virtual meeting during the check-in or the meeting, please call the technical support number that will be provided on the log-in page.

What does it mean if I receive more than one proxy statement, proxy card or voting instruction form?

If you receive more than one proxy statement, proxy card or voting instruction form, it means that you have multiple accounts at the transfer agent or with brokers. Please complete and return all proxy cards or voting instruction forms to ensure that all of your shares are voted.

Can I revoke my proxy or change my vote after I submit my proxy ?

You may revoke your proxy at any time before it is voted by notifying USAR’s Corporate Secretary, in writing delivered to USAR’s principal executive offices by 11:59 p.m. E.T. on August 27, 2026, by returning a signed proxy with a later date by 11:59 p.m. E.T. on August 27, 2026, by transmitting a subsequent vote over the Internet or by telephone prior to the close of the Internet voting facility or the telephone voting facility by 11:59 p.m. E.T. on August 27, 2026, or by attending the Special Meeting and voting virtually. If your shares of Common Stock are held in street name, you must contact your broker or nominee for instructions as to how to change or revoke your vote. Your virtual attendance at the Special Meeting will not, by itself, revoke your vote.

Who will pay for the cost of the proxy solicitation?

This proxy is solicited on behalf of the Board. USAR will bear the cost of solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding Common Stock. USAR may solicit proxies by mail, personal interview, telephone or via the internet through its officers, directors and other employees, who will receive no additional compensation for their services.

Will any other business be conducted at the Special Meeting?

We know of no other business that will be conducted at the Special Meeting. If any other matter properly comes before the stockholders for a vote at the Special Meeting, however, the persons named in the proxy card (the “proxy holders”) who you have authorized to represent you and vote your shares at the Special Meeting will vote your shares in accordance with their discretion.

Where can I find the voting results of the Special Meeting?

The preliminary voting results will be announced at the Special Meeting if known at that time. The voting results will also be disclosed on a Current Report on Form 8-K within four business days after the date of the Special Meeting. All reports USAR files with the SEC are publicly available when filed.

SUMMARY

This summary highlights selected information from this Proxy Statement with respect to the proposed merger and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the Merger Agreement and the related agreements, you should carefully read this entire Proxy Statement. Please see “Where You Can Find Additional Information” beginning on page 120. We have included references to other portions of this Proxy Statement to direct you to a more complete description of the topics presented in this summary, which you should review carefully in their entirety.

The Companies (see page 33)

USA Rare Earth, Inc.

Middlebury Merger Sub, Ltd.

100 W. Airport Road, Stillwater, Oklahoma 74075, United States

USA Rare Earth, Inc. (Nasdaq: USAR) is building a fully integrated rare earth and permanent magnet value chain across the United States, the United Kingdom, France and Brazil. Through its ownership of Less Common Metals Ltd., one of the world’s leading producers of rare earth metals and alloys, its magnet manufacturing capacity in Stillwater, Oklahoma, the Pela Ema mine in Brazil (subject to closing the merger) and the Round Top deposit in Texas, USAR operates across the entire value chain from mining to metal-making, alloy production and neodymium magnet manufacturing. USAR is establishing a secure, Western-aligned supply of materials essential to the aerospace and defense, semiconductor, energy, data center, physical AI, mobility, healthcare and industrial sectors.

Middlebury Merger Sub, Ltd. is a business company limited by shares incorporated under the laws of British Virgin Islands and a wholly owned indirect subsidiary of USAR. It was formed solely for the purposes of entering into the Merger Agreement with USAR and SVRE and completing the merger. It has not conducted any business operations other than those contemplated by the Merger Agreement.

SVRE Holdings Ltd.

Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands

SVRE operates one of the largest known ionic clay rare earth deposits outside of Asia, producing all four magnetic critical rare earth elements, namely, dysprosium (“Dy”), terbium (“Tb”), neodymium (“Nd”) and praseodymium (“Pr”), together with other vital rare earth elements, such as Yttrium (“Y”). Nd and Pr are key inputs for NdFeB permanent magnets, while Dy and Tb are additives that enable magnets to maintain performance in high-temperature applications such as electric vehicle motors, wind generators, drones, robotics, medical equipment and defense systems, with further applications across aerospace, semiconductors and nuclear industries.

SVRE has a highly experienced team with a proven track record for creating value by developing, operating and growing businesses in the energy and materials industries. Commissioning, first production and initial sales of mixed rare earth carbonate (“MREC”) at Serra Verde’s Pela Ema mine and processing facility occurred during 2024. An optimization and growth project launch in 2024, which is on-going, aims to increase efficiency and production capacity. Following ramp-up, production from Phase I is expected to average c. 6,400 metric tons of total rare earth oxides (“TREO”) per year over the life of the mine. SVRE is also evaluating a potential Phase II expansion that, if pursued and successfully implemented, could double run of mine production by 2030.

SVRE has strong sustainability attributes, supported by a relatively low carbon footprint, dry-stack tailings management compliant with the Global Industry Standard on Tailings Management (“GISTM”) that eliminates the need for wet tailings ponds, recirculation of c. 90% of process water, proximity to two major hydroelectric power plants, established infrastructure, a skilled workforce and constructive community relations. Guided by an ESG-led operating philosophy, SVRE reports more than 13 million person hours and 1,000 consecutive days without a Lost-Time Injury. As of December 31, 2025, Serra Verde had approximately 350 employees, in addition to approximately 260 individuals engaged through contractors.

The Merger and the Merger Agreement (see page 33 and 61)

On April 19, 2026, USAR entered into the Merger Agreement with Merger Sub, an indirect, wholly owned subsidiary of USAR organized under the laws of the British Virgin Islands, SVRE and Serra Verde Rare Earths Ltd., as the Shareholder Representative.

Pursuant to the Merger Agreement, SVRE will merge with and into Merger Sub, with Merger Sub surviving the merger as an indirect, wholly owned subsidiary of USAR. On July 16, 2026, USAR, Merger Sub, SVRE and the Shareholder Representative entered into Amendment No. 1 to the Merger Agreement, which added a new condition to the obligation of USAR and Merger Sub to complete the merger relating to the effectiveness of the Offtake Agreement (as defined below). The Merger Agreement as executed is attached as Annex A, and Amendment No. 1 is attached as Annex A-1, to this Proxy Statement, and we encourage you to read them carefully and in their entirety.

Merger Consideration (see page 61)

Under the Merger Agreement, the aggregate consideration payable in connection with the merger consists of (i) an aggregate amount of cash equal to $300,000,000 (the “Aggregate Cash Merger Consideration”) and (ii) an aggregate of 126,849,307 shares of Common Stock (the “Aggregate Stock Merger Consideration” and, together with the Aggregate Cash Merger Consideration, the “Merger Consideration”), in each case subject to equitable adjustment for stock splits, combination of shares, stock dividends, reorganizations, recapitalizations and similar events.

At the effective time of the merger, each holder of (i) SVRE ordinary shares and Class A ordinary shares issued and outstanding immediately prior to the effective time (other than dissenting shares and treasury shares), after giving effect to the Orion Payment (as defined below) and the automatic exercise of the DFC Warrants and the SVRE Shareholder Warrants (each as defined below), and (ii) outstanding SVRE restricted stock units, stock appreciation rights and options (other than Performance-Vesting Options, which will instead be substituted with USAR restricted stock units as described below), will be entitled to receive its portion of the Merger Consideration in accordance with the Merger Agreement and the funds flow memorandum delivered pursuant thereto. The treatment of outstanding SVRE warrants and incentive awards is described under “The Merger Agreement — Treatment of SVRE Warrants” and “— Treatment of SVRE Incentive Awards” beginning on page 62.

Upon completion of the merger, based on 244,720,099 shares of Common Stock outstanding as of the Record Date, USAR stockholders prior to the merger will own approximately 65.9% of the outstanding Common Stock and former SVRE securityholders will own 34.1% of the outstanding Common Stock.

The Share Issuance Proposal and Adjournment Proposal (see page 33)

At the Special Meeting, the holders of Common Stock will be asked to consider and vote on the following proposals related to the merger:

Proposal 1:    A proposal to approve the issuance of 126,849,307 shares of Common Stock in the merger contemplated by the Merger Agreement.

Proposal 2:    A proposal to adjourn the USAR special meeting, if necessary or appropriate to solicit additional proxies in favor of the share issuance proposal.

THE MERGER WILL NOT BE COMPLETED UNLESS, AMONG OTHER THINGS, THE USAR STOCKHOLDERS APPROVE THE SHARE ISSUANCE PROPOSAL. UNDER THE MERGER AGREEMENT, COMPLETION OF THE MERGER IS SUBJECT TO THE SATISFACTION (OR, IF LEGALLY PERMITTED, WAIVER) OF SPECIFIED CLOSING CONDITIONS. APPROVAL BY THE USAR STOCKHOLDERS OF THE SHARE ISSUANCE PROPOSAL IS SUCH A CONDITION, WHICH MAY NOT BE WAIVED BY EITHER USAR OR SVRE.

Required Stockholder Approvals

Under the Nasdaq Global Market rules and our bylaws, approval of the share issuance proposal and adjournment proposal requires the affirmative vote of the holders of a majority of the total votes cast on the proposal.

On the Record Date, directors and executive officers of USAR and their affiliates beneficially owned shares of Common Stock representing approximately 0.8% of the shares of Common Stock outstanding on the Record Date. Concurrently with the execution of the Merger Agreement, SVRE entered into a Voting and Support Agreement (as defined below) with each of certain stockholders of USAR, including all of the directors and executive officers of USAR and their affiliates, who have agreed to vote in favor of the share issuance proposal (the “Supporting Stockholders”). As of the date of the Voting and Support Agreements, the Supporting Stockholders collectively beneficially owned approximately 9% of the outstanding shares of Common Stock.

Recommendations of the Board (see page 40)

The Board unanimously determined and declared that (i) the Merger Agreement and the transactions contemplated thereby, including, without limitation, the merger, the issuance of Common Stock and treatment of SVRE incentive awards, are fair to, advisable and in the best interests of USAR and its stockholders, (ii) in USAR’s capacity as the indirect controlling shareholder of Merger Sub, the Merger Agreement and the transactions contemplated thereby are advisable and in the best interests of Merger Sub, and (iii) upon the terms and conditions of the Merger Agreement, the issuance of Common Stock pursuant to the Merger Agreement shall be submitted for consideration by the USAR stockholders and the Board recommends to the USAR stockholders that they vote to approve such issuance. THE BOARD RECOMMENDS THAT USAR STOCKHOLDERS VOTE “FOR” THE SHARE ISSUANCE PROPOSAL AND THE ADJOURNMENT PROPOSAL.

Opinion of USAR’s Financial Advisor (see page 44)

At the meeting of the Board on April 19, 2026 to evaluate and approve the Merger Agreement and the transactions contemplated by the Merger Agreement, Moelis delivered an oral opinion, which was confirmed by delivery of a written opinion, dated April 19, 2026, addressed to the Board to the effect that, as of the date of the opinion and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations set forth in the opinion, the Merger Consideration to be paid by USAR in the merger was fair from a financial point of view to USAR.

The full text of Moelis’ written opinion dated April 19, 2026, which sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this Proxy Statement and is incorporated herein by reference. Moelis’ opinion was provided for the use and benefit of the Board (solely in its capacity as such) in its evaluation of the merger. Moelis’ opinion is limited solely to the fairness from a financial point of view of the Merger Consideration to be paid by USAR in the merger, and does not address USAR’s underlying business decision to effect the merger or the relative merits of the merger as compared to any alternative business strategies or transactions that might be available to USAR. Moelis’ opinion does not constitute a recommendation as to how any holder of securities of USAR should vote or act with respect to the merger or any other matter.

For a further discussion of Moelis’ opinion, see “The Merger — Opinion of USAR’s Financial Advisor” beginning on page 44 of this Proxy Statement.

Risk Factors (see page 20)

There are a number of significant risks related to the merger, including the following:

•        If the public markets assign lower values to the SVRE business than the values used in negotiating the terms of the merger, the trading price of Common Stock may decline;

•        The merger may not be completed on its anticipated timeline or at all, which could adversely affect USAR’s business operations and stock price;

•        While the merger is pending, USAR and SVRE are subject to business uncertainties and contractual restrictions that could disrupt their respective businesses or give rise to the termination of the Merger Agreement;

•        USAR may fail to realize the anticipated benefits of the merger and its other proposed and prior acquisitions, including expected synergies, financial performance and integration of operations, on the anticipated timeline or at all;

•        Following the consummation of the merger, the combined company will be subject to political, economic, regulatory, tax, currency and other risks associated with SVRE’s operations in Brazil and Switzerland that could adversely affect the combined company’s business, results of operations and financial condition;

•        The combined company’s success following the merger will depend, in part, on its ability to retain and motivate key employees;

•        The issuance of shares of Common Stock in the merger and other contemplated issuances will dilute the voting power of existing USAR stockholders and their percentage interest in any future earnings of USAR;

•        USAR will incur significant transaction, compliance and other merger-related fees and costs;

•        The public resale by former SVRE securityholders of Common Stock received in the merger could have a negative effect on the trading price of Common Stock following completion of the merger;

•        USAR may be unable to satisfy the milestones and other conditions required to access funding under the Parent Loan Agreement (as defined below);

•        The combined company will assume substantial indebtedness under SVRE’s Retained Finance Agreement with the DFC (each as defined below), which contains restrictive covenants and other requirements that could adversely affect the combined company’s financial flexibility, operations and ability to consummate the merger;

•        USAR will have continuing contractual obligations related to the merger, which will impact its business and corporate governance;

•        In addition to the merger and the other transactions described in this Proxy Statement, USAR may pursue and consummate additional acquisitions or other strategic transactions at any time, which may be announced before, concurrently with or after the Special Meeting and which could be material to USAR and the combined company;

•        The merger is subject to the receipt of consents and approvals or waivers from government entities that may not be received, may take longer than expected or may impose burdensome conditions;

•        The unaudited pro forma financial information and unaudited forecasted financial information included in this Proxy Statement is for illustrative purposes only and the actual financial condition and results of operations of USAR after the merger may differ materially;

•        SVRE is, and the combined company will be, subject to extensive environmental, health and safety laws and regulations;

•        The opinion of USAR’s financial advisor will not reflect changes in circumstances that may occur or that may have occurred between the signing of the Merger Agreement and the closing of the merger;

•        USAR may waive one or more of the conditions to completion of the merger without re-soliciting shareholder approval; and

•        The market price of USAR’s Common Stock may continue to fluctuate after the merger.

Conditions to the Completion of the Merger

The parties’ respective obligations to complete the merger are subject to the satisfaction or, to the extent legally permissible, the waiver of the following conditions in the Merger Agreement by us and SVRE at or prior to the closing:

•        the approval by USAR stockholders of the share issuance proposal;

•        the receipt of the written consent of the SVRE stockholders authorizing the Merger Agreement and approving the merger and the other transactions contemplated thereby (which condition was satisfied on April 19, 2026);

•        the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which occurred on June 4, 2026);

•        the absence of any law or order by any governmental entity that makes illegal, enjoins or otherwise prohibits the consummation of the merger;

•        the receipt of all consents, amendments or waivers required under the Retained Finance Agreement, the Royalty Agreements, the Call Option Agreement and the Offtake Agreement (each as defined below), in each case in connection with the transactions contemplated by the Merger Agreement, including, to the extent applicable, the waiver of any requirement on USAR or its subsidiaries (other than Merger Sub and its subsidiaries) to provide any guarantees, pledges, purchase rights or other credit support pursuant to such agreements (for more information on the Parent Loan Agreement, the Retained Finance Agreement and the Offtake Agreement, see “Government Support and Financing” on page 74); and

•        the full disbursement to SVRE of the $100 million Incremental Loan (as defined below) under the Retained Finance Agreement (which occurred on June 4, 2026).

In addition, individually, the parties’ respective obligations to effect the merger are subject to the satisfaction or, to the extent legally permissible, the waiver of the following additional conditions at or prior to the closing:

•        the representations and warranties of the other party being true and correct as of the date of the Merger Agreement and as of the closing date of the merger, except where the failure to be true and correct (without giving effect to any materiality or material adverse effect qualifications or exceptions) would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the other party, with certain fundamental representations required to be true and correct in all material respects;

•        the other party having performed and complied in all material respects with all covenants and agreements required to be performed and complied with by it under the Merger Agreement at or prior to the closing;

•        the absence, since the date of the Merger Agreement, of any change, event, occurrence or circumstance that has had or would reasonably be expected to have a material adverse effect on the other party that is continuing and uncured; and

•        the receipt by each party of a certificate from an executive officer of the other party with respect to the satisfaction of certain of the closing conditions described above.

In addition, SVRE’s obligations to effect the merger are subject to the satisfaction or, to the extent legally permissible, the waiver of the following additional conditions:

•        the receipt of all third-party consents listed on the disclosure schedules to the Merger Agreement applicable to USAR, each in form and substance satisfactory to SVRE;

•        the delivery by USAR to the Shareholder Representative of a Lockup Agreement and the Registration Rights Agreement, in each case duly executed by USAR;

•        the appointment of Sir Mick Davis and Thras Moraitis to the board of directors of USAR, in accordance with USAR’s governing documents, effective as of the closing; and

•        USAR shall have delivered, or caused to be delivered, the Merger Consideration in accordance with the terms of the Merger Agreement.

Furthermore, USAR’s obligations to effect the merger are subject to the satisfaction or, to the extent legally permissible, the waiver of the following additional conditions:

•        no action shall be pending or threatened before any governmental entity in which it is sought to restrain or prohibit, or to obtain material damages or other relief (including rescission) in connection with, the transactions contemplated by the Merger Agreement, and no investigation that could result in any such action shall be pending or threatened;

•        the receipt of all third-party consents listed on the disclosure schedules to the Merger Agreement applicable to SVRE, each in form and substance satisfactory to USAR;

•        to the extent the DFC has nominated a director and/or an observer under the DFC Side Letter (as defined below), the appointment of such nominee to the board of directors of Merger Sub (for more information see “Government Support and Financing” on page 74);

•        the delivery to USAR of a Lockup Agreement, substantially in the form attached to the Merger Agreement, executed by each SVRE securityholder entitled to receive shares of Common Stock in the merger;

•        the delivery to USAR of a Registration Rights Agreement, substantially in the form attached to the Merger Agreement, executed by each SVRE securityholder entitled to receive shares of Common Stock in the merger;

•        written evidence of the termination of certain related-party agreements of SVRE designated in the Merger Agreement; and

•        the satisfaction (and non-waiver), as of the closing, of certain conditions precedent under the Offtake Agreement, the lapse of the right of SV Management Switzerland AG to terminate the Offtake Agreement, and the Offtake Agreement remaining in full force and effect as of the closing, in each case as required by a new closing condition added by Amendment No. 1 to the Merger Agreement, dated July 16, 2026.

Termination of the Merger Agreement (see page 68)

The Merger Agreement may be terminated at any time prior to the completion of the merger in any of the following ways:

•        by mutual written consent of USAR and SVRE;

•        by either USAR or SVRE:

•        if USAR stockholder approval of the share issuance proposal has not been obtained at the Special Meeting or any postponement or adjournment thereof; provided, that this right is not available to a party whose failure to comply with its covenants or agreements under the Merger Agreement in any material respect proximately caused the failure to obtain such approval;

•        if the closing of the merger has not occurred on or before 5:00 p.m. Eastern Time on December 31, 2026 (the “End Date”); provided, that this right is not available to a party whose material breach of, or material failure to fulfill any obligation under, the Merger Agreement has been the primary cause of the failure of the closing to occur on or before such date;

•        if any governmental entity has issued or entered any judgment, order or decree, enacted any law or taken any other action that, in any such case, permanently restrains, enjoins or otherwise prohibits the consummation of the merger; provided, that this right is not available to a party (i) whose willful breach of the Merger Agreement was the primary cause of such judgment, order, decree, law or action or (ii) that has materially breached its obligations under the Merger Agreement to resist, resolve or lift such judgment, order, decree, law or action; or

•        by USAR:

•        if there has been a breach by SVRE or any SVRE securityholder of any representation, warranty, covenant or agreement in the Merger Agreement that would give rise to the failure of a closing condition relating to SVRE’s representations and warranties or performance of covenants, and such breach (i) cannot be cured by the End Date or (ii) if capable of being cured, has not been cured by the earlier of 30 calendar days following USAR’s written notice of such breach and the date that is three calendar days prior to the End Date; provided, that USAR is not entitled to terminate under this provision if USAR is itself in material breach of any of its representations, warranties, covenants or agreements in the Merger Agreement; or

•        by SVRE:

•        if there has been a breach by USAR or Merger Sub of any representation, warranty, covenant or agreement in the Merger Agreement that would give rise to the failure of a closing condition relating to USAR’s or Merger Sub’s representations and warranties or performance of covenants, and such breach (i) cannot be cured by the End Date or (ii) if capable of being cured, has not been cured by the earlier of 30 calendar days following SVRE’s written notice of such breach and the date that is three calendar days prior to the End Date; provided, that SVRE is not entitled to terminate under this provision if SVRE is itself in material breach of any of its representations, warranties, covenants or agreements in the Merger Agreement.

Nasdaq Listing (see page 59)

Shares of Common Stock will continue to be traded on the Nasdaq Global Market under the symbol “USAR” immediately following the completion of the merger.

Appraisal Rights (see page 58)

Holders of Common Stock do not have dissenters or appraisal rights under Delaware law in connection with the merger.

Material United States Federal Income Tax Consequences to Existing USAR Stockholders (see page 57)

The existing USAR stockholders generally should not be subject to any material United States federal income tax consequences solely as a result of the merger.

Anticipated Accounting Treatment (see page 57)

USAR prepares its financial statements in accordance with U.S. GAAP. The Mergers will be accounted for by using the business combination accounting rules, which requires the application of a screen test to evaluate if substantially all the fair value of the acquired assets is concentrated in a single identifiable asset or group of similar identifiable assets to determine whether a transaction is accounted for as an asset acquisition or business combination. In addition, the rules require the identification of the acquirer; the determination of the acquisition date; the determination of the fair value of consideration; and the recognition and measurement, at relative fair value, of the identifiable assets acquired, liabilities assumed and any noncontrolling interest in the consolidated subsidiaries of the acquiree. USAR has been identified as an accounting acquirer for accounting purposes, and thus accounts for the Merger as a business combination in accordance with Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). Under the acquisition method of accounting, SVRE’s assets and liabilities will be recorded at their respective fair values. Any difference between the purchase price for SVRE and the fair value of the identifiable net assets acquired (including intangibles) will be recorded as goodwill.

Additional Interests of Directors, Executive Officers and Certain Beneficial Owners

In connection with the merger, none of our directors or officers will receive any transaction bonuses, none of their existing equity awards will vest or become payable on an accelerated basis, and no director or officer of USAR has any “change of control” arrangement under an employment agreement or any pension or other benefit plan that would entitle such director or officer to additional compensation or other benefits following completion of the merger.

Closing Price of USAR Common Stock

The following table includes the closing prices per share of Common Stock as reported on the Nasdaq Global Market on:

•        April 17, 2026, the last trading day prior to the public announcement of the execution of the Merger Agreement, and

•        July 22, 2026, the most recent practicable date prior to the mailing of this Proxy Statement to the USAR stockholders.

USAR Common Stock Closing Price Per Share
April 17, 2026	$19.95
July 22, 2026	$15.82

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement, and the documents that are incorporated by reference in this Proxy Statement, contain forward-looking statements about us, our industry and the merger that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this Proxy Statement, and the documents that are incorporated by reference in this Proxy Statement, are forward-looking statements, including statements regarding our future results of operations or financial condition, business strategies, and expectations for our business and industry. Forward-looking statements are not guarantees of performance. Although we believe these forward-looking statements are reasonable when made, we cannot assure you that we will achieve or realize these plans or expectations. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “foreseeable,” “intend,” “may,” “outlook,” “plan,” “potential,” ”pursue,” “should,” “subject to,” “will” or “would” or the negative of these words or other similar terms or expressions. These forward-looking statements include, but are not limited to, statements concerning the following:

•        statements relating to USAR’s ongoing transactions, the expected timing and completion of these transactions and the expected benefits of these transactions, including anticipated financial results and synergies;

•        projections regarding SVRE’s production of total rare earth oxide and generation of earnings before interest, taxes, depreciation and amortization (“EBITDA”);

•        the integration of SVRE’s operations;

•        projections and run-rate information regarding the combined company’s EBITDA;

•        the combined company’s ability to achieve positive cash flow;

•        our anticipated operating and financial performance;

•        our business plans, strategy, goals and prospects;

•        our plans for and prospects of our other acquisitions, investments and other business development activities, including the announced transactions with SVRE, Carester SAS, a French société par actions simplifiée (“Carester”) and Texas Mineral Resources Corp., a Delaware corporation (“TMRC”);

•        our plans for capital raising activities, including from the U.S. government; and

•        our ability to successfully capitalize on growth opportunities and prospects.

These forward-looking statements are based on information available as of the date of this Proxy Statement and our management team’s current expectations, forecasts and assumptions, and involve a number of judgments, known and unknown risks and uncertainties and other factors, many of which are outside our control. Accordingly, forward-looking statements should not be relied upon as representing our management team’s views as of any subsequent date. We do not undertake any obligation to update, add or to otherwise correct any forward-looking statements contained herein to reflect events or circumstances after the date they were made, whether as a result of new information, future events, inaccuracies that become apparent after the date hereof or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements. Should one or more of a number of known and unknown risks and uncertainties materialize, or should any of our assumptions prove incorrect, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to materially differ include, but are not limited to the risks below:

•        The proposed transactions with SVRE, Carester and TMRC may not be consummated on their anticipated timelines or at all, and failure to complete the transactions could adversely affect our business, financial condition, and results of operations.

•        We may not realize the anticipated benefits of our proposed and prior acquisitions and transactions, including transactions with SVRE, Carester and TMRC, including expected synergies, financial performance, estimated EBITDA and, in the case of SVRE, integration of operations, on the anticipated timeline or at all.

•        The merger is subject to the receipt of consents, amendments or waivers from governmental entities and other third parties under the Retained Finance Agreement, the Royalty Agreements, the Offtake Agreement and the Call Option Agreement, which may not be received, may take longer than expected or may impose conditions that could delay or prevent completion of the merger or adversely affect the combined company.

•        The public markets may not value the SVRE business in the same manner as USAR valued it for purposes of negotiating the terms of the merger, which may cause the trading price of Common Stock to decline.

•        The issuance of shares of Common Stock in the merger and other contemplated issuances will dilute the voting power of existing USAR stockholders and could dilute their percentage interest in USAR’s potential earnings.

•        The public resale by former SVRE securityholders of Common Stock received in the merger could have a negative effect on the trading price of Common Stock.

•        Our magnet manufacturing facility in Stillwater, Oklahoma (the “Stillwater Facility”) has recently been commissioned; however, we have not commenced commercial production or selling sintered neodymium-iron-boron (“NdFeB”) permanent magnets (also referred to as neo magnets), and we have no history in commercial operations and the lack of commercial operations limits the accuracy of any forward-looking forecasts, prospects or business outlook or plans.

•        The Round Top project, which consists of our operations and rights related to Round Top Mountain and the Round Top Mountain heavy rare earth metals deposit, including, but not limited to, land rights, water rights, and our research and development facility in Wheat Ridge, Colorado, which supports our operations at Round Top Mountain (the “Round Top Project”), is at the exploration stage and we have not commenced construction or commission of the mine nor related facilities, and the development of the Round Top Project into a producing mine is subject to a variety of risks, any number of which may cause the development of the Round Top Project into a producing mine to not occur, be delayed, or not result in the commercial extraction of minerals.

•        We may experience time delays, unforeseen expenses, increased capital costs, and other complications while developing our projects, which could delay the start of revenue-generating activities and increase development costs.

•        Until our Round Top Project is capable of satisfying our feedstock needs, if ever, our business is subject to the availability of rare earth oxide and metal feedstock, in quantities and prices that allow us to develop and commercially operate our Stillwater Facility or other future facilities.

•        The production of neo magnets is a capital-intensive business that requires the commitment of substantial resources; if we do not have sufficient capital or other resources necessary to provide for such production, it could negatively impact our business.

•        We will need to produce our products to exacting specifications in order to provide future customers with a consistently high-quality product. An inability to meet individual customer specifications would negatively impact our business.

•        We may be adversely affected by fluctuations in demand for, and prices of, neo magnets, magnet materials, and necessary feedstock.

•        Since our inception, we have generated negative operating cash flows and we may experience negative cash flow from operations in the future.

•        We may not be able to generate positive cashflow from our expected future business operations, and we may not achieve profitability.

•        We may not be able to convert current commercial discussions and/or memorandums of understanding with customers for the sale of our neo magnets and other products into definitive contracts, which may have a negative effect on our business.

•        The success of our business will depend, in part, on the growth of existing and emerging uses for neo magnets.

•        An increase in the global supply of neo magnets or dumping, predatory pricing and other tactics by our competitors or state actors may adversely affect our profitability.

•        We operate in a highly competitive industry in a high demand and growth environment and additional manufacturing, refining and mining competitors could result in a reduction in revenue.

•        Geopolitical developments or disruptions, such as changes in the political environment, export/import or environmental policy of the People’s Republic of China (“China”), the United States (“U.S.”) or other countries in which we operate or sell product or otherwise, may adversely affect our business.

•        The amount of capital required for completion and build-out of our projects may increase materially from our current estimates, and any inability to access the capital or financial markets may limit our ability to fund our ongoing operations, execute our business plan or pursue investments that we may rely on for future growth.

•        Increasing costs, including rising electricity and other utility costs, or limited access to raw materials may adversely affect our profitability.

•        Diminished access to water may adversely affect our operations.

•        We are subject to certain agreements with government entities that have provided us with certain incentives and favorable financing and contain conditions and obligations, including local investment, job creation, and repayment terms, that, if not complied with, could negatively impact our business or require us to repay that financing or lose access to those incentives.

•        We are dependent upon information technology systems, which are subject to cyber threats, disruption, damage and failure. Any unauthorized access to, disclosure, or theft of personal information we gather, store, or use could harm our reputation and subject us to claims or litigation. Further, a failure of our information technology and data security infrastructure could adversely affect our business and operations.

•        We depend on key personnel for the success of our business. If we fail to retain our key personnel or if we fail to attract additional qualified personnel, we may not be able to achieve our desired level of growth and our business could suffer.

•        Work stoppages or similar difficulties, breakdown in labor relations, or a shortage of skilled technicians and engineers could significantly disrupt our operations and reduce our revenues.

•        Our success depends on developing and maintaining relationships with local communities and stakeholders.

•        We are or may be subject to risks associated with acquisitions, strategic transactions and expansions.

•        We may fail to realize all of the anticipated benefits of the Less Common Metals Ltd. acquisition, including the anticipated acceleration of our mine-to-magnet strategy, on the anticipated timeline, or at all.

•        If we infringe, or are accused of infringing, the intellectual property rights of third parties, it may increase our costs or prevent us from being able to commercialize new products.

•        We may not be able to adequately protect our intellectual property rights. If we fail to adequately enforce or defend our intellectual property rights, our business may be harmed.

•        Our operations at our projects are subject, or may become subject, to environmental, health and safety regulations, which could impose additional costs and compliance requirements or could limit or prevent our ability to continue our current operations or to undertake new operations, and we may face claims and liability for breaches, or alleged breaches, of such regulations and other applicable laws.

•        We will be required to obtain and maintain governmental permits and approvals to develop and operate the projects, a process which is often costly and time-consuming. Failure to obtain or retain any necessary permits or approvals for our planned operations may negatively impact our business

•        Tariffs by the U.S., counter-tariffs by other countries and future changes in tariff policies could adversely affect our results of operations.

•        We are exposed to possible litigation risks, including permit disputes (including in respect of access and/or validity of tenure), environmental claims, occupational health and safety claims and employee claims.

•        We are subject to the risks of war, terrorism, natural disasters or public health emergencies.

•        If we take federal monies, we could become subject to federal regulations. This could delay timing and increase costs.

•        The timing and amount of funding under the Parent Loan Agreement with the U.S. Department of Commerce is subject to the satisfaction of project milestones and other conditions to disbursement that we may not meet on the anticipated timeline or at all, continued governmental support for the transactions contemplated by the Parent Loan Agreement remains subject to changes in laws, regulations, administrations and appropriations, the Parent Loan Agreement contains extensive affirmative and negative covenants, domestic content and national security guardrail provisions and ongoing reporting obligations that restrict our operational and financial flexibility, defaults under the Parent Loan Agreement could trigger cross-defaults across our financing arrangements, and the U.S. Department of Commerce’s equity interest in us as a result of the Parent Loan Agreement could limit our ability to pursue strategic transactions and may affect our relationships with customers, suppliers, partners and other counterparties.

•        The issuance of additional shares of our Common Stock or equity-linked securities, as a result of currently contemplated transactions or potential future transactions, could result in significant. dilution to our existing stockholders and adversely affect the market price of our Common Stock.

•        The other factors described in “Risk Factors” beginning on page 20 and elsewhere in this Proxy Statement.

Additional risks and detailed information regarding factors that may cause actual results to differ materially has been and will be included in our filings with the SEC, including our most recently filed Annual Report on Form 10-K and subsequent filings.

RISK FACTORS

USAR stockholders should carefully read and consider the following risk factors, as well as the other information contained and referred to in this Proxy Statement and the risks associated with the business of USAR as disclosed in USAR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and its other filings with the SEC, before voting at the Special Meeting.

Risks relating to the merger

If the public markets assign lower values to the SVRE business than the values used in negotiating the terms of the merger, the trading price of Common Stock may decline.

The stock of SVRE is not publicly traded, so there is no current market-based valuation for SVRE’s business. In negotiating the merger, we used what we believe to be a reasonable valuation for SVRE and considered the advice of our financial advisor in the merger. The public markets may not value the SVRE business in the same manner as we have valued it for purposes of negotiating the terms of the merger. If either USAR’s future financial performance is materially better than projected (and SVRE does not also perform materially better), or if SVRE’s future financial performance is materially lower than projected (and USAR’s performance is not similarly lower), the market may conclude that the value assigned to SVRE in the merger was too high. In any of these events, the trading price of Common Stock may decline.

The merger may not be completed on its anticipated timeline or at all, which could adversely affect USAR’s business operations and stock price.

To complete the merger, USAR stockholders must approve the issuance of shares of Common Stock as contemplated by the Merger Agreement. In addition, the Merger Agreement contains additional closing conditions, which are described in the section “The Merger Agreement” on page 61. These conditions may not be satisfied or waived.

If we are unable to complete the merger, USAR would be subject to a number of risks, including the following:

•        USAR would not realize the benefits of the merger; and

•        the trading price of Common Stock may decline to the extent that the current market price reflects a market assumption that the merger will be completed.

The occurrence of either of these events individually or in combination could have a material adverse effect on the results of operations, financial position and cash flows of USAR or the trading price of our Common Stock.

While the merger is pending, USAR and SVRE are subject to business uncertainties and contractual restrictions that could disrupt their respective businesses or give rise to the termination of the Merger Agreement.

The Merger Agreement contains customary representations, warranties and covenants of the parties, including, among others, covenants by each of USAR and SVRE to conduct their respective businesses in the ordinary course between the execution of the Merger Agreement and the consummation of the merger and not to engage in certain kinds of transactions during such period without the other party’s consent (including with respect to dividends, capital expenditures above specified thresholds, the incurrence of indebtedness, the issuance of equity securities (subject to specified carve-outs), and acquisitions and dispositions of assets). These restrictions may prevent us from pursuing otherwise attractive business opportunities in accordance with our business strategy or making other changes to our business prior to the closing or termination of the Merger Agreement. These restrictions could be in place for an extended period of time if the consummation of the merger is delayed and could adversely affect USAR’s or SVRE’s financial condition and results of operations.

USAR may fail to realize the anticipated benefits of the merger and its other proposed and prior acquisitions, including expected synergies, financial performance and integration of operations, on the anticipated timeline or at all.

USAR believes that there are significant benefits and synergies that may be realized through combining its existing business with SVRE’s business, as well as through the proposed transaction with Carester SAS (“Carester”) (the “Carester Transaction”) and the proposed acquisition of Texas Mineral Resources Corp. (the “TMRC Transaction”). However, the effort to realize these benefits and synergies is a complex process and may disrupt the operations of USAR, SVRE or the businesses involved in the Carester Transaction or the TMRC Transaction if not implemented in a timely and efficient manner.

The full benefits of the merger, including the anticipated synergies, financial performance, growth opportunities and supply-chain benefits, may not be achieved within the time frame USAR anticipates or at all. The synergies achieved could be less than currently anticipated, and integration may result in additional or unforeseen expenses. Integration efforts also may divert management’s attention and resources, and we could also experience disruptions due to the combination of different management teams. In addition, the integration of SVRE’s operations is expected to be complex, and USAR is required to devote significant attention and resources to successfully align the respective business practices and operations of USAR and SVRE. This process and other integration challenges may disrupt USAR’s business and limit the anticipated benefits of the merger.

Failure to achieve the anticipated benefits of the merger, the Carester Transaction or the TMRC Transaction, or to identify all of the risks associated with these transactions, could adversely affect the combined company’s results of operations or cash flows, decrease or delay any accretive effect of the merger, and negatively impact the price of our Common Stock and the combined company’s long-term value.

Following the consummation of the merger, the combined company will be subject to political, economic, regulatory, tax, currency and other risks associated with SVRE’s operations in Brazil and Switzerland that could adversely affect the combined company’s business, results of operations and financial condition.

SVRE conducts its mining and processing operations in Brazil through its Brazilian subsidiary. SVRE’s Swiss subsidiary, SV Management Switzerland AG, co-ordinates the sale of product to third-parties. As a result, following the closing the combined company will be subject to a range of risks inherent in operating internationally, including: the application of additional and changing legal, regulatory and taxation regimes (including in respect of mining, environmental, health and safety, labor, anti-corruption, sanctions, trade and customs matters); the requirement to obtain and maintain governmental permits and authorizations to operate the Pela Ema mine and processing plant; price controls, exchange controls and limitations on the repatriation of earnings; political, social and economic instability and disruptions in Brazil and other applicable regions (including in connection with Brazilian elections and changes in administration or legislative priorities); fluctuations in foreign currency exchange and interest rates (including with respect to the Brazilian real and the Swiss franc); difficulties in staffing and managing multinational operations across multiple time zones, languages and legal systems; and limitations on the ability to enforce legal rights and remedies in foreign jurisdictions. If the combined company is unable to successfully manage these and other risks associated with the integration and management of SVRE’s operations, such risks could have a material adverse effect on the combined company’s business, results of operations or financial condition.

In addition, the merger and the combined company’s Brazilian operations may be subject to heightened scrutiny from political parties, governmental authorities, non-governmental organizations, community groups and other interested parties, including through litigation, legislative or regulatory initiatives or other actions concerning foreign ownership or operation of Brazilian strategic mineral assets. For example, on April 25, 2026, a Brazilian political party filed a petition with the Brazilian Supreme Court (Supremo Tribunal Federal) raising constitutional concerns relating to the protection of the national interest in strategic mineral resources in connection with the merger; a separate complaint has been submitted to the Brazilian Attorney General (Procurador-Geral da República) by members of another Brazilian political party requesting an investigation into governmental conduct relating to U.S.–Brazil cooperation on critical minerals and rare earths; and a member of the Brazilian Congress has filed a complaint with the Brazilian antitrust authority (Conselho Administrativo de Defesa Econômica, or CADE) and the Brazilian Ministry of Mines and Energy requesting that CADE review the merger, including under its statutory authority to call in transactions that do not meet mandatory notification thresholds, and raising concerns relating to vertical integration, exclusivity arrangements and supply chain effects. Although USAR does not believe that these matters or similar actions, if commenced, would prevent the consummation of the merger, any such actions or initiatives could result in increased regulatory or governmental scrutiny of the combined company’s Brazilian operations, additional or more burdensome compliance requirements, increased legal and management expense, reputational harm and other operational challenges, any of which could have a material adverse effect on the combined company’s business, results of operations and financial condition.

The combined company’s success following the merger will depend, in part, on its ability to retain and motivate key employees.

The success of the combined company following the merger will depend, in part, on the retention of key employees of USAR and SVRE, including SVRE’s senior leadership team. As announced in USAR’s Current Report on Form 8-K filed on July 20, 2026, Barbara Humpton will retire as USAR’s Chief Executive Officer and as a director effective October 1, 2026, Thras Moraitis will succeed her as Chief Executive Officer, and Michael Blitzer has been appointed Executive Chair of the Board. The combined company’s ability to execute its strategy and to integrate USAR and SVRE could be adversely affected if this leadership transition is not successful. As a condition to the closing, USAR is required to appoint Sir Mick Davis and Thras Moraitis to the Board, and certain SVRE key employees have entered into employment letter agreements that will become effective at the closing. It is possible that one or more of these or other key employees might decide not to remain with the combined company following the closing, and the loss of any such key employees could have a material adverse effect on the combined company’s business, financial condition, results of operations and growth prospects. In addition, no assurance can be given that USAR, after completion of the merger, will be able to attract management personnel and other key employees to the same extent that USAR and SVRE have previously been able to attract their own employees.

The issuance of shares of Common Stock in the merger and other contemplated issuances will dilute the voting power of existing USAR stockholders and their percentage interest in any future earnings of USAR.

In connection with the merger, USAR will issue 126,849,307 shares of Common Stock to the former SVRE securityholders as Aggregate Stock Merger Consideration. Based on 244,720,099 shares of Common Stock outstanding as of the Record Date, immediately following the completion of the merger, the SVRE securityholders are expected to own approximately 34.1% of the outstanding shares of Common Stock and existing USAR stockholders are expected to own approximately 65.9%.

As a result, the issuance of shares of Common Stock in the merger will significantly reduce the relative voting power of existing USAR stockholders and dilute their percentage interest in any future earnings, dividends or other distributions of USAR. The actual extent of any such dilution will depend on a number of factors, including the number of shares of Common Stock outstanding at the effective time of the merger, the future operating results of USAR and the combined company, and the timing and amount of any future issuances of Common Stock or other equity securities by USAR.

The impact of dilution to USAR’s shareholders will also be impacted by other transactions that are currently pending or that have been consummated since the date of the Merger Agreement, including (1) USAR’s agreement to issue 3,823,328 shares of Common Stock as merger consideration in connection with the TMRC Transaction, (2) the issuance of 16,132,790 shares of Common Stock and a warrant to purchase 17,600,584 shares of Common Stock (at an exercise price of $17.17 per share) to the U.S. Department of Commerce on June 3, 2026 in connection with the Parent Loan Agreement, (3) our commitment to issue approximately $13.5 million of Common Stock (or pay cash) to Carester in connection with the Carester Transaction, and (4) the issuance of an aggregate of 10,099,516 shares of Common Stock as earnout shares upon the achievement of the applicable market-price conditions (5,049,758 shares issued on April 15, 2026 and 5,049,758 shares issued on May 15, 2026).

The following table quantifies, on a disaggregated basis, the potential dilutive effect of these transactions and material agreements. Dilutive effect percentages are calculated based on 244,720,099 shares of Common Stock outstanding as of July 22, 2026.

Transaction	Shares of Common Stock Issuable	% of Fully- Diluted Shares
Shares of Common Prior to Issuances Noted Below(1)	225,372,697	54.8%
The Merger	126,849,307	30.9%
U.S. Department of Commerce – Warrant(2)	17,600,584	4.3%
U.S. Department of Commerce – Direct Funding Agreement(3)	16,132,790	3.9%
Shares Reserved Under USAR Equity Incentive Plan for Future Grants	10,358,286	2.5%
Earnout Shares(4)	10,099,516	2.5%
TMRC Transaction	3,823,328	0.9%
Carester Transaction(5)	841,459	0.2%
Total Fully-Diluted Shares	411,077,967	100%

____________

(1)      Includes shares of Common Stock outstanding and shares issuable upon the exercise or conversion of outstanding equity instruments as of July 22, 2026, except for (1) the shares underlying the warrant issued to the U.S. Department of Commerce on June 3, 2026, (2) the shares of Common Stock issued to the U.S. Department of Commerce on June 3, 2026, (3) the Earnout Shares issued on April 15, 2026 and May 15, 2026, or (4) shares reserved under USAR’s equity incentive plan for future grants, which are included as separate line items.

(2)      Assumes full exercise at an exercise price of $17.17.

(3)      Issued June 3, 2026.

(4)      Consists of 5,049,758 shares issued on April 15, 2026 and 5,049,758 shares issued May 15, 2026.

(5)      Number of shares estimated based on the dollar amount of the share consideration to be issued in the transaction (approximately $13.5 million based on the EUR to USD exchange rate on July 22, 2026), divided by the closing price of the Common Stock on such date.

USAR will incur significant transaction, compliance and other merger-related fees and costs.

USAR has incurred and expects to continue to incur significant transaction fees and other non-recurring costs associated with negotiating and completing the merger. In addition, USAR expects to incur costs associated with combining the operations of its business with those of SVRE. The total cost to consummate the transaction is estimated to be approximately $10.5 million, which does not include the costs borne by SVRE. The amount of transaction costs expected to be incurred is a preliminary estimate and subject to change. In addition, it is expected that USAR’s costs related to legal and regulatory compliance may increase substantially, at least in the near term, because SVRE has not previously been required to comply with the reporting, internal control, public disclosure and similar legal and regulatory compliance obligations and requirements applicable to publicly traded companies. Although USAR expects that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction and merger-related costs over time, this net benefit may not be achieved in the near term or at all.

The public resale by former SVRE securityholders of Common Stock received in the merger could have a negative effect on the trading price of Common Stock following completion of the merger.

In the merger, we will issue 126,849,307 shares of Common Stock to the SVRE securityholders, including Serra Verde Rare Earths Ltd., VB (Rare Earths) Limited and EMG Fund V SVRE Holdings, LLC, who we expect will be the three largest holders of our Common Stock following the merger. None of these shares will be registered under the Securities Act of 1933, as amended (the “Securities Act”) at closing and they will only be able to be resold pursuant to a separate registration statement or an applicable exemption from registration (under both federal and state securities laws). The shares will be subject to contractual restrictions under the terms of the Registration Rights Agreement and Lockup Agreements.

The former SVRE securityholders have certain rights to require USAR to register their shares for public resale under the terms of the Registration Rights Agreement and we have agreed to file a resale registration statement on Form S-3 immediately following the closing of the merger to register the resale of such shares of USAR held by the former SVRE security holders. Once registered, the shares of USAR held by the former SVRE security holders will be freely tradable and will not be subject to any restrictions or require further registration under the Securities Act, subject to compliance with the contractual restrictions contained in the Lockup Agreements. In addition, if we propose to register any of our shares in a registered public offering, the former SVRE securityholders have a right to include their shares in such offering through a valid piggyback registration of shares, subject to the right of the underwriters of an offering to limit the number of shares included in such registration. Please see “The Registration Rights Agreement” beginning on page 70 for a description of the terms of the Registration Rights Agreement.

The former SVRE securityholders entitled to receive shares of Common Stock as merger consideration will enter into a Lockup Agreement with USAR (each, a “Lockup Agreement”). Each Lockup Agreement will become effective at the closing of the merger and will impose transfer restrictions on the shares of Common Stock held by the former SVRE securityholder immediately following the closing (excluding shares acquired in the public market) in three equal tranches. Please see “The Lockup Agreement” beginning on page 71 for a description of the terms of the Lockup Agreement.

If all or a substantial portion of these shares of our Common Stock issued in the merger are resold into the public markets or there is a perception that such sales may occur, the market for and the trading price of our Common Stock may be adversely affected. Any such sales of our Common Stock issued in the merger may also make it more difficult for us to raise capital by selling equity or equity-related securities at a time and price that we otherwise would deem appropriate.

USAR may be unable to satisfy the milestones and other conditions required to access funding under the Parent Loan Agreement.

USAR’s business plans and capital requirements depend, in part, on its ability to obtain U.S. government financing on acceptable terms and on the anticipated timeline. On June 3, 2026, USAR entered into (i) a direct funding agreement (the “Direct Funding Agreement”) among USAR, certain subsidiaries of USAR, as guarantors, and the U.S. Department of Commerce (the “DOC”), providing for direct funding awards with a maximum award amount of $277.0 million, and (ii) a loan guarantee agreement (the “Loan Guarantee Agreement”) among USAR, certain subsidiaries of USAR, as guarantors, and the DOC, pursuant to which the DOC has agreed to guarantee USAR’s repayment of advances in an aggregate principal amount of up to $1.3 billion made by the Federal Financing Bank pursuant to a note purchase agreement to be entered into among USAR, the Federal Financing Bank and the Secretary of Commerce (collectively, the “Parent Loan Agreement”). In connection with the Parent Loan Agreement, USAR issued to the DOC 16,132,790 shares of Common Stock and a warrant to purchase 17,600,584 shares of Common Stock at an exercise price of $17.17 per share (collectively, the “DOC Securities”). USAR’s ability to draw down funds under the Parent Loan Agreement is subject to the achievement of construction, operational, financial and other milestones over an extended period of time, compliance with affirmative and negative covenants and the absence of defaults. The failure to satisfy any such milestones or conditions could delay or prevent USAR from accessing all or a portion of the funding on the anticipated terms or at all, could result in a clawback of amounts previously disbursed, could give rise to an event of default under the Parent Loan Agreement and could require USAR to seek replacement financing on less favorable terms. In addition, the DOC will retain 100% of the DOC Securities whether or not USAR receives any or all of the funding contemplated by the Parent Loan Agreement and even if any such funding is received and subsequently clawed back, which would materially increase the effective dilution to other stockholders. The DOC’s equity interest in USAR and its broader role as a counterparty and regulator may limit USAR’s ability to pursue strategic transactions and may affect USAR’s relationships with customers, suppliers, partners and other counterparties. If USAR is unable to access the contemplated financing in a timely manner or in the amounts currently anticipated, it may need to delay, scale back or restructure its development plans, seek alternative financing on less favorable terms or forego certain business opportunities, any of which could adversely affect USAR’s business, financial condition, results of operations and growth prospects.

The combined company will assume substantial indebtedness under SVRE’s Retained Finance Agreement with the DFC, which contains restrictive covenants and other requirements that could adversely affect the combined company’s financial flexibility, operations and ability to consummate the merger.

In connection with the merger, Merger Sub, as the surviving company in the merger, will continue to be obligated under SVRE’s Retained Finance Agreement with the DFC, which provides SVRE with long-term debt financing in an aggregate principal amount of up to $565.0 million to support its rare earth mining and processing operations, consisting of (i) a first tranche in a principal amount of up to $465.0 million (the “Initial Loan”) and (ii) a second tranche in a principal amount of up to $100.0 million (the “Incremental Loan” and, together with the Initial Loan, the “DFC Loan”). The full disbursement of the Incremental Loan, which occurred on June 4, 2026, was a condition to the closing of the merger, and the merger is also conditioned on the receipt of certain consents, amendments or waivers from the DFC, including the release of the SVRE securityholders from an equitable share mortgage granted in favor of the DFC over certain SVRE shares. If any of the required DFC consents, amendments or waivers is not obtained, is delayed or is conditioned on terms that USAR or SVRE is unwilling or unable to accept, the merger may not be completed on its anticipated timeline or at all, which could have a material adverse effect on USAR’s business, financial condition, results of operations and the trading price of Common Stock.

As a condition to providing the consents required in connection with the merger, the DFC may require Merger Sub to execute and deliver a joinder, assumption or confirmation agreement pursuant to which Merger Sub assumes or confirms SVRE’s obligations under the Retained Finance Agreement and to maintain or re-create the related security interests and liens. In addition, pursuant to the DFC Side Letter, the DFC has the right to nominate an observer and a director to the board of directors of Merger Sub, the appointment of which, if so designated, is a condition to USAR’s obligation to complete the merger. The Retained Finance Agreement also contains financial maintenance covenants and customary affirmative and negative covenants, including restrictions on SVRE’s ability to pay dividends and make other restricted payments as detailed below, incur additional indebtedness, grant liens, dispose of assets and take certain other actions, that could limit the operational and financial flexibility of the combined company following the closing, restrict its ability to pursue alternative financing or strategic initiatives on favorable terms and require the combined company to dedicate a portion of its cash flow to the service and repayment of the indebtedness owed to the DFC, any of which could have a material adverse effect on the combined company’s business, financial condition, results of operations and prospects.

Importantly, the Retained Finance Agreement will restrict Merger Sub’s ability to distribute cash to USAR or any of its affiliates following the closing of the merger. Merger Sub will be generally prohibited from paying any dividend or other distribution on its equity interests, repaying any debt owed to a shareholder or affiliate (other than another obligor under the Retained Finance Agreement), or paying any management, development or operating fees to any affiliate (each, a “Restricted Payment”), unless certain conditions (the “Restricted Payment Conditions”) are satisfied at the time of the proposed Restricted Payment. These conditions include, among others, that the debottlenecking and optimization project at SVRE’s mine has been completed, that at least one full principal installment on the DFC Loan has been paid from cash revenues received under an offtake agreement, that no default or event of default exists under the Retained Finance Agreement, that specified historic and prospective debt service coverage ratios (each not less than 1.3 to 1.0) are satisfied for the four most recently ended fiscal quarters, that each reserve account is funded to its required level (including a debt service reserve and an operation and maintenance reserve), that a specified minimum cash balance is maintained outside the reserve and restricted payments accounts, and that no offtake counterparty is in material default. In addition, even when permitted, each Restricted Payment generally requires SVRE to simultaneously prepay the DFC Loan in an amount equal to 50% of the amount being distributed (or, in the case of the Incremental Loan, 25% of the amount being distributed), in each case subject to a maximum aggregate cap of $465,000,000 (reduced dollar-for-dollar by prior voluntary prepayments). As a result, USAR and its other affiliates should not expect to receive any cash dividends, distributions, intercompany loan repayments, management fees or other upstream cash payments from Merger Sub for an extended period following the closing, and may never receive such payments if the foregoing conditions are not satisfied. This lack of access to Merger Sub’s cash flows could materially limit the combined company’s liquidity, ability to service indebtedness incurred at the parent level, pay dividends to its stockholders, fund operations or pursue strategic initiatives.

The combined company’s failure to comply with the covenants and other obligations under the Retained Finance Agreement, or the occurrence of any other event of default thereunder, could result in the acceleration of the indebtedness owed to the DFC and the enforcement of the related security interests, and could trigger cross-default, change of control or similar provisions under SVRE’s other material contracts. If the combined company is required to repay the indebtedness owed to the DFC prior to its scheduled maturity, it may be required to refinance such indebtedness on less favorable terms, raise additional capital on dilutive or otherwise unfavorable terms, or delay, scale back or abandon strategic initiatives, any of which could have a material adverse effect on the combined company’s business, financial condition, results of operations and prospects, and on the trading price of Common Stock.

USAR will have continuing contractual obligations related to the merger, which will impact its business and corporate governance.

The Board Appointment Agreement, Registration Rights Agreement, employment letter and other transaction documents include obligations that will be in effect after the completion of the merger, including board matters, registration rights, and employment obligations to certain SVRE key employees. These continuing obligations could limit the Board’s flexibility with respect to board composition and corporate governance matters, require USAR to devote management time and resources to compliance with its registration and other contractual commitments, and result in significant additional shares of Common Stock becoming available for public resale, which could adversely affect the market price of Common Stock.

In addition to the merger and the other transactions described in this Proxy Statement, USAR may pursue and consummate additional acquisitions or other strategic transactions at any time, which may be announced before, concurrently with or after the Special Meeting and which could be material to USAR and the combined company.

As part of its ongoing business strategy, USAR regularly evaluates potential acquisition opportunities and other strategic transactions in the ordinary course of business, and from time to time engages in discussions and negotiations with potential acquisition targets, partners and others and may enter into letters of intent, term sheets or other preliminary agreements with respect to potential acquisitions or other strategic transactions. As described elsewhere in this Proxy Statement, in addition to the merger, USAR has entered into the Direct Funding Agreement and the Loan Guarantee Agreement with the U.S. Department of Commerce and has entered into definitive agreements in respect of the Carester Transaction and the TMRC Transaction. USAR may, at any time before, concurrently with or following the Special Meeting and the closing of the merger, enter into additional letters of intent or definitive agreements with respect to additional acquisitions or strategic transactions, subject to the restrictions in the Merger Agreement on USAR’s pre-closing conduct described under “The Merger Agreement — Conduct of USAR’s Business Prior to the Closing.” There can be no assurance that any such transaction will be consummated on the terms contemplated, or at all. Any such additional transaction may be material to USAR and the combined company and could result in additional dilution to USAR stockholders, the incurrence of additional indebtedness, the assumption of unknown or contingent liabilities, integration challenges, diversion of management’s attention and additional transaction costs. The pendency, announcement or consummation of any such additional transaction, or the failure to consummate any such transaction, could have a material adverse effect on USAR’s and the combined company’s business, financial condition, results of operations and prospects, and on the trading price of Common Stock. USAR stockholders voting on the share issuance proposal will not have the opportunity to evaluate, and are not being asked to approve, the specific terms of any such additional transactions, which may not be known at the time of the Special Meeting.

The merger is subject to the receipt of consents and approvals or waivers from government entities that may not be received, may take longer than expected or may impose burdensome conditions.

Before the merger may be completed, approvals or waivers must be obtained from US SIIE, LLC, a special purpose vehicle capitalized by the U.S. government and private capital sources, in connection with the Offtake Agreement (as defined below) and related Call Option Agreement (as defined below), and the United States International Development Finance Corporation (the “DFC”) in connection with the Retained Finance Agreement (as defined below). Government entities could impose conditions on their approvals or waivers needed in connection with approval of the merger or require changes to the terms of the merger. Such conditions or changes could have the effect of delaying or preventing completion of the merger or imposing additional costs on or limiting the revenues of the combined company following the merger, any of which might have an adverse effect on the combined company following the merger. Please see “Government Support and Financing” beginning on page 74 for a description of the terms of these agreements.

The unaudited pro forma financial information and unaudited forecasted financial information included in this Proxy Statement is for illustrative purposes only and the actual financial condition and results of operations of USAR after the merger may differ materially.

The unaudited pro forma condensed combined financial information and unaudited forecasted financial information included in this Proxy Statement is presented for illustrative purposes only and is not necessarily indicative of what USAR’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated, nor is it indicative of the future financial condition or results of operations of the combined company.

The unaudited pro forma condensed combined financial information reflects adjustments that are based upon preliminary estimates, including to record the identifiable SVRE assets acquired and liabilities assumed at fair value and to record the resulting goodwill. The fair value estimates reflected in this Proxy Statement are preliminary, and final amounts will be based upon the actual consideration paid and the fair value of the assets and liabilities of SVRE as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this Proxy Statement, and these differences could have a material impact on the combined company’s reported financial position and results of operations following the closing.

The forecasted financial information included in this Proxy Statement was not prepared with a view toward public disclosure, and such unaudited forecasted financial information was not prepared with a view toward compliance with published guidelines of any regulatory or professional body for the preparation or presentation of prospective financial information. Neither BDO USA, P.C. (USAR’s independent registered public accounting firm), nor any other independent accountants, have audited, reviewed, compiled nor applied agreed upon procedures, examined or performed any procedures with respect to the forecasted financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or the achievability thereof, and, accordingly, such independent accountants assume no responsibility for, and disclaim any association with, USAR’s and SVRE’s forecasted financial information. The reports of such independent accountants included or incorporated by reference herein, as applicable, relate exclusively to the historical financial information of the entities named in those reports and do not cover any other information in this Proxy Statement and should not be read to do so. The forecasted financial information included in this Proxy Statement speaks only as of the date on which such information was prepared, and USAR does not undertake any obligation, other than as required by applicable law, to update the forecasted financial information included herein to reflect events or circumstances after the date the forecasted financial information was prepared or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Serra Verde is, and the combined company will be, subject to extensive environmental, health and safety laws and regulations.

Serra Verde’s operations are subject to extensive Brazilian federal, state and local laws and regulations governing environmental, health and safety matters, including regarding the permitting, operation, monitoring, closure, reclamation and remediation of mining sites. Any failure to comply fully with all applicable laws, regulations and permits could subject the combined company to administrative, civil or criminal fines or penalties, directives suspending or limiting operations or the imposition of other compliance measures or sanctions, any of which could have a material adverse effect on the combined company’s business, financial condition, results of operations and growth prospects.

Governmental authorities have in the past undertaken, and may in the future undertake, investigations or enforcement actions with respect to Serra Verde’s operations, or the operations of the combined company after the merger, which could result in fines, revocation of environmental licenses and permits or suspension of Serra Verde’s activities, any of which could have a material adverse effect on the combined company’s business, financial condition, results of operations and growth prospects. The proposed merger may attract additional regulatory attention to Serra Verde’s operations. Any perception by regulators or the public that the combined company is not adequately addressing environmental and social issues at the site could result in heightened scrutiny, additional conditions on operating permits, delays in obtaining new authorizations required for planned expansion activities or adverse publicity. Furthermore, any existing enforcement proceedings and outstanding compliance obligations of Serra Verde will become obligations of the combined company following the closing of the merger, and the combined company will be responsible for all related fines, penalties, remediation costs, and any resulting litigation or claims.

The opinion of USAR’s financial advisor will not reflect changes in circumstances that may occur or that may have occurred between the signing of the Merger Agreement and the closing of the merger.

On April 19, 2026, Moelis delivered its oral opinion to the Board, which was subsequently confirmed by delivery of Moelis’ written opinion, dated April 19, 2026, to the effect that, as of such date and based upon and subject to assumptions made, procedures followed, matters considered and qualifications and limitations set forth in the opinion, the consideration to be paid by USAR in the merger was fair from a financial point of view to USAR.

However, USAR has not obtained any updated opinion from its financial advisor as of the date of this Proxy Statement and does not expect to receive updated, revised or reaffirmed opinions prior to the consummation of the merger. Changes in the operations and prospects of USAR or SVRE, general market and economic conditions and other factors that may be beyond the control of USAR, and on which the financial advisor’s opinion were based, may significantly alter the value of USAR or SVRE or the value of their respective equity by the time the merger is completed, and thus the fairness of the merger consideration, from a financial point of view, to USAR. However, the opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. As a result, the opinion does not and will not address the fairness, from a financial point of view, of the merger consideration to be paid by us in the merger pursuant to the Merger Agreement at the time the merger is completed or at any time other than the date when the opinion was rendered.

For a more complete description of the opinion that our Board received from our financial advisor and a summary of the material financial analyses Moelis provided to our Board in connection with rendering such opinion, please refer to “The Merger — Opinion of USAR’s Financial Advisor” in this Proxy Statement and the full text of such written opinion included as Annex B to this Proxy Statement.

USAR may waive one or more of the conditions to completion of the merger without re-soliciting shareholder approval.

USAR may, subject to applicable law, determine to waive, in whole or part, one or more of the conditions to completion of the merger prior to consummating the merger. Any determination whether to waive any conditions, or to re-solicit shareholder approval to amend or supplement this proxy statement as a result of such a waiver, will be made by USAR at the time of such waiver based on the facts and circumstances as they exist at that time.

The market price of Common Stock may continue to fluctuate after the merger.

The market price of Common Stock may fluctuate significantly following completion of the merger and holders of Common Stock could lose some or all of the value of their investment in such shares. In addition, the stock market has experienced significant price and volume fluctuations in recent times which, if they continue to occur, could have a material adverse effect on the market for, or liquidity of, our Common Stock, regardless of USAR’s actual operating performance.

Risks relating to SVRE.

SVRE faces physical climate risks, including extreme weather events and rising temperatures, that could disrupt operations at the Pela Ema mine and processing plant in Brazil and materially adversely affect the combined company’s business and results of operations.

SVRE’s mining and processing operations at the Pela Ema mine in Goiás, Brazil are exposed to significant physical climate risks, including extreme weather events such as floods, droughts, and rising temperatures that threaten operational continuity, supply chain integrity, and employee health and safety. Events such as fire, explosion, flood, or extreme weather can cause significant damage to SVRE’s mine facilities, processing equipment, and infrastructure at the Pela Ema mine, resulting in disruptions to operations, energy inefficiencies, and delays to critical logistics and transportation networks. In addition, transition risks arising from regulatory shifts, including the implementation of Brazil’s carbon trading system, could increase operational costs and necessitate substantial investment in new technologies and processes to achieve compliance. If any of these climate-related risks materialize, they could have a material adverse effect on the combined company’s business, financial condition, results of operations and prospects.

SVRE’s inability to meet product quality specifications, including radionuclide requirements, could limit its market opportunities and materially adversely affect the combined company’s revenue.

SVRE’s ability to sell its rare earth products may depend on meeting stringent product quality specifications, including requirements related to radionuclide content and other impurities. Failure to consistently meet these specifications could result in reduced product quality, inability to satisfy customer requirements, lower demand, financial consequences, and limited sales options. If SVRE is unable to achieve and maintain the requisite product quality, it could have a material adverse effect on the combined company’s business, financial condition, results of operations and prospects.

Exchange rate volatility, inflation in Brazil, changes in Brazilian tax laws, and financial reporting risks could materially adversely affect the combined company’s financial condition and results of operations.

SVRE’s cash flows are subject to exchange rate volatility because product prices are predominantly indexed to the U.S. dollar while a significant portion of operating costs are denominated in Brazilian Reais. Unfavorable movements in the BRL/USD exchange rate could significantly impact profitability. The Brazilian currency has historically been subject to significant exchange rate fluctuations in relation to the US dollar and other currencies and has been devalued from time to time over the past decades. These exchange rate movements have been attributable to economic conditions in Brazil, Brazilian governmental policies and actions, developments in global foreign exchange markets and other factors.

In addition, unanticipated changes in Brazilian tax laws could increase the combined company’s tax burden, and inflation in Brazil could increase the cost of labor, energy, and other inputs. Brazil has historically faced high rates of inflation. Such inflation combined with certain measures taken by the Brazilian government in an attempt to curb inflation have, historically, adversely affected the Brazilian economy. Financial reporting and accounting risks, including inaccuracies in asset valuation and inventory errors, could further impact financial results. These financial risks could have a material adverse effect on the combined company’s business, financial condition, results of operations and prospects.

Interventions by the Brazilian government in the local economy could have a material adverse effect on the combined company’s business, financial condition and results of operations.

The Brazilian government has from time to time intervened in the Brazilian economy by changing monetary, tax, credit and tariff policies to influence the course of the Brazilian economy. Government actions to control inflation and implement other policies can include monetary and fiscal policies, wage and price freezing, exchange rate policies, capital controls and import restrictions. Any of these changes could have a material adverse effect on the combined company’s business, financial condition, results of operations and prospects.

Brazilian law permits the Brazilian government to impose temporary restrictions on conversions of Brazilian currency into foreign currencies and on remittances to foreign investors of proceeds from their investments in Brazil, whenever there is a serious imbalance in Brazil’s balance of payments or there are reasons to expect a pending serious imbalance. Although no such restrictions are currently in place, Brazilian banks may also impose similar restrictions on conversions and remittances. Any imposition of restrictions on conversions and remittances could have a material adverse effect on the combined company’s business, financial condition, results of operations and prospects.

Supply chain disruptions and logistics constraints could delay product delivery and disrupt SVRE’s access to essential materials, materially adversely affecting the combined company’s operations.

SVRE’s operations depend on reliable supply chains and logistics infrastructure for both the delivery of finished products to customers and the receipt of essential inputs including diesel, electricity, water, reagents, and equipment. Product delivery may be disrupted or delayed due to road, storage, and port infrastructure constraints, customs clearance issues, port congestion, carrier and container availability, and increasing insurance costs. Political, economic, climate, or social factors, such as the ongoing conflict in the Middle East, can lead to disruptions affecting the availability and cost of essential materials and equipment. These supply chain and logistics risks could have a material adverse effect on the combined company’s business, financial condition, results of operations and prospects.

Delays in obtaining or renewing permits and licenses, and regulatory investigations or penalties, could slow SVRE’s production and materially adversely affect the combined company’s business.

SVRE’s mining and processing operations require numerous permits and licenses from Brazilian federal, state, and municipal authorities. Delays in obtaining or renewing necessary permits or licenses can slow production or delay improvement and expansion projects. The Brazilian mining regulatory regime requires ongoing compliance with environmental, safety, and operational standards, and any failure to maintain compliance could result in lawsuits, regulatory investigations, substantial penalties, or suspension of operations. These permitting, licensing, and regulatory risks could have a material adverse effect on the combined company’s business, financial condition, results of operations and prospects.

Changes in royalty rates or the imposition of new royalties at the federal, state, or municipal level in Brazil could reduce SVRE’s cash flows and materially adversely affect the combined company’s financial condition.

SVRE’s operations are subject to Federal royalties over mining products in Brazil, and any changes to current royalty rates or the approval of new royalties at the state or municipal level could result in significant cash flow reductions. In addition, SVRE is party to the Royalty Agreements with affiliates of Orion Mine Finance pursuant to which Orion holds a perpetual royalty interest at a royalty rate of 5.25% (in the aggregate) in respect of all products extracted and recovered from the SVRE rare earths projects located in Brazil. Any increase in governmental royalty rates, combined with existing contractual royalty obligations, could significantly reduce the profitability of SVRE’s operations and have a material adverse effect on the combined company’s business, financial condition, results of operations and prospects.

SVRE’s inability to attract, retain and develop skilled employees during its operational ramp-up could disrupt operations and materially adversely affect the combined company’s business.

SVRE’s operations require a skilled workforce in a remote area of central Brazil, and SVRE faces significant risks related to the shortage of skilled labor necessary for efficient operations, the failure to attract and retain high-caliber employees during the ramp-up of the Pela Ema mine and processing plant, and non-compliance with fair employment practices, diversity and non-discrimination requirements, and laws pertaining to freedom of association and collective bargaining. SVRE anticipates hiring a significant number of additional full-time employees as part of its ramp-up to full Phase I capacity, and there can be no assurance that SVRE will be able to recruit and retain the personnel needed to operate the Pela Ema facility at the planned scale. Competition for experienced mining and processing personnel, labor market dynamics in the region, and the specialized nature of rare earth operations may make it difficult to attract qualified candidates. Any failure to build and maintain a skilled workforce could result in operational inefficiencies, increased costs, safety incidents, and delays to the ramp-up and expansion of operations, any of which could have a material adverse effect on the combined company’s business, financial condition, results of operations and prospects.

In addition, various federal labor laws govern SVRE’s relationships with its employees. SVRE’s business may be adversely affected by legal or governmental proceedings brought by or on behalf of employees, including lawsuits alleging violations of federal law governing workplace and employment matters such as various forms of discrimination, wrongful termination, harassment and similar matters. Brazil has specialized courts for labor disputes, which have jurisdiction over any disputes involving a company and their employees. Brazilian labor courts have historically tended to favor employees, which serves as an incentive for terminated employees to bring actions in the labor courts.

Risks associated with community relations could result in a loss of SVRE’s social license to operate, protests, operational disruptions, and project delays that could materially adversely affect the combined company’s business.

SVRE’s operations at the Pela Ema mine depend on maintaining positive relationships with local communities in the municipality of Minaçu and surrounding areas. Risks associated with community relations include protests, unrest, strikes, loss of community support, legal action, operational disruption, project delays, and the need for damage compensation. There are also risks related to land use disputes, unplanned environmental impacts, and impairment or destruction of cultural heritage. The presence of a large number of employees in local areas, coupled with an influx of job seekers and expectations of economic and social benefits, could negatively affect the health, social peace, and cohesion of neighboring communities, potentially leading to social unrest and a loss of the social license to operate. Any significant deterioration in community relations could result in regulatory action, legal proceedings, and delays to ongoing and planned projects, any of which could have a material adverse effect on the combined company’s business, financial condition, results of operations and prospects.

Delays in flowsheet optimization, debottlenecking, and Phase II expansion could increase project costs and timelines, and materially adversely affect the combined company’s business and results of operations.

SVRE is currently implementing a flowsheet optimization and capacity increase project at the Pela Ema facility, which is critical to achieving the production volumes and cost profile necessary for commercial operations. The technological complexity of the debottlenecking process, potential delays or errors in engineering, and unforeseen events such as inclement weather, labor disputes, or supply chain disruptions may lead to delays in construction and commissioning, impacting the project timeline, budget, and overall plant ramp-up. In addition, the potential for a Phase II expansion is subject to risks related to economics, geology, design, engineering, and the successful implementation of lessons learned from Phase I. Delays in Phase II development could result in increased project costs, prolonged development timelines, and potential operational inefficiencies. The failure to complete the debottlenecking and optimization project on time and on budget, not proceeding with a Phase II expansion, or delays to Phase II planning and execution, could have a material adverse effect on the combined company’s business, financial condition, results of operations and prospects.

Uncertainty regarding the terms and stability of SVRE’s offtake arrangements could result in unstable revenue streams and materially adversely affect the combined company’s financial condition.

SVRE’s revenue is dependent on the terms and performance of its offtake arrangements, including the Offtake Agreement pursuant to which 100% of Phase I production of the four magnetic rare earth elements is allocated on a take-or-pay basis. The ability to convert other offtake arrangements into favorable long-term firm commitments, and the stability of such commitments over time, are subject to risks including shifts in demand, contract renegotiations, and changes in the commercial or regulatory landscape. Geopolitical pressures, as well as other trade limitations, may also impact SVRE’s ability to negotiate favorable terms. Any delays or unfavorable conditions in the conversion of offtake agreements, or the failure of counterparties to perform under existing agreements, could result in unstable revenue streams and increased vulnerability to demand fluctuations, which could have a material adverse effect on the combined company’s business, financial condition, results of operations and prospects.

If the conditions precedent to the Offtake Agreement are not satisfied or waived, or if the Offtake Agreement is terminated for any reason, SVRE may lose the significant commercial benefits provided by the Offtake Agreement and be forced to seek alternative buyers on less favorable terms, which could materially adversely affect the combined company’s business, financial condition, results of operations and prospects.

The Offtake Agreement was entered into between SV Management Switzerland AG (“SV Management Switzerland”), a wholly owned subsidiary of SVRE, and US SIIE, LLC (the “Counterparty”), a special purpose vehicle capitalized by the U.S. government and private capital sources. Commencement of deliveries under the Offtake Agreement is subject to the satisfaction or waiver of certain conditions precedent by an agreed long-stop date, including, among others, the execution of the Call Option Agreement and the receipt by the Counterparty of specified financial support from the U.S. government. If conditions precedent relating to execution of the Call Option Agreement or evidence that SV Management Switzerland is not owned or controlled by restricted persons are not satisfied or waived by such date, the Counterparty may terminate the Offtake Agreement without liability. If the condition precedent relating to U.S. government financial support is not satisfied or waived by such date, SV Management Switzerland may terminate the Offtake Agreement without liability. There can be no assurance that all such conditions will be satisfied or waived on a timely basis, or at all. In particular, if the U.S. government or private capital sources fail to provide adequate capitalization to the Counterparty, or if such capitalization is significantly delayed, the Counterparty may lack the financial resources necessary to perform its purchase obligations under the Offtake Agreement, and the applicable conditions precedent may not be capable of satisfaction. The Offtake Agreement may also be subject to termination in other circumstances, including as a result of a material breach by either party, changes in the regulatory or political environment, or other events beyond the control of SVRE or the Counterparty.

In addition, pursuant to Amendment No. 1 to the Merger Agreement, dated July 16, 2026, the satisfaction (and non-waiver) of certain of these conditions precedent under the Offtake Agreement, the lapse of the right of SV Management Switzerland to terminate the Offtake Agreement, and the Offtake Agreement being in full force and effect as of the closing are conditions to the obligation of USAR and Merger Sub to complete the merger. As a result, if these conditions are not satisfied, USAR and Merger Sub would not be obligated to complete the merger, and the merger may not be completed on its anticipated timeline or at all.

The Offtake Agreement provides SVRE with a number of significant commercial benefits that underpin its business plan and financial projections. These benefits include the option for SVRE to deliver higher-value products, such as separated rare earth oxides, and support for the extension of the term of the Retained Finance Agreement from 12 to 15 years upon satisfaction of certain conditions under the Offtake Agreement. These arrangements are expected to provide a meaningful measure of certainty with respect to SVRE’s medium- and longer-term cash flows and to help de-risk the combined company’s revenue.

If the conditions precedent to the Offtake Agreement are not satisfied or waived, if the Offtake Agreement is terminated for any reason, or if the Counterparty defaults on its purchase obligations, SVRE may be forced to seek alternative buyers for its rare earth products. There can be no assurance that alternative offtake arrangements would be available on comparable terms, or at all. Any alternative arrangements would likely not include the floor price protection, annual price escalation, favorable upside-sharing mechanics, take-or-pay volume commitments, or long-term duration provided by the Offtake Agreement. The loss of these protections would expose the combined company to the full volatility of rare earth commodity prices and market demand fluctuations, which could result in materially lower and less predictable revenue, reduced margins and impaired ability to service the combined company’s substantial indebtedness, including under the Retained Finance Agreement. In addition, the failure to maintain the Offtake Agreement could jeopardize the combined company’s ability to satisfy the conditions required for the extension of the Retained Finance Agreement term from 12 to 15 years, potentially accelerating repayment obligations. The occurrence of any of the foregoing events could have a material adverse effect on the combined company’s business, financial condition, results of operations and prospects.

Fluctuations in rare earth market demand and prices, and limited demand for SVRE’s products, could materially adversely affect the combined company’s revenue and profitability.

The revenue and profitability of SVRE’s operations are dependent upon the market prices of rare earth elements, which are subject to significant volatility. Factors such as increased supply, the development of rare earth substitutes, accelerated recycling, and tailings reprocessing advancements, could contribute to volatile and unpredictable prices, impacting revenues and profitability. While the Offtake Agreement includes guaranteed minimum floor prices for certain rare earth products, which are expected to mitigate certain price risks, there can be no assurance that these protections will be sufficient to offset sustained declines in market demand or prices for rare earth products generally. In addition, the limited availability of separation capacity outside of China, coupled with existing sales volumes and product specification constraints, may limit SVRE’s ability to establish new commercial alliances, raise funding, and sell to alternative offtakers at market prices. These market and demand risks could have a material adverse effect on the combined company’s business, financial condition, results of operations and prospects.

Product delivery disruptions due to logistics constraints, customs clearance issues, and sales readiness deficiencies could delay revenue generation and materially adversely affect the combined company’s operations.

SVRE’s ability to generate revenue depends on the timely delivery of its products to customers. Product delivery may be disrupted or delayed by road, storage, and port infrastructure constraints, customs clearance issues, port congestion, carrier and container availability, increasing insurance costs, lack of sales team competency, adverse weather events or geopolitical tensions affecting the logistics sector. In addition, the logistics supply chain may be affected by damage to infrastructure and reduced transported volumes. Any significant disruption to SVRE’s sales readiness and product delivery capabilities could delay revenue generation and have a material adverse effect on the combined company’s business, financial condition, results of operations and prospects.

SVRE may face significant risks in pursuing downstream integration opportunities, which could increase costs and divert resources without achieving the anticipated strategic benefits.

SVRE and the combined company may seek to extend operations beyond mining and mixed rare earth carbonate production into the midstream and downstream rare earth value chain, including separation, metallization, and permanent magnet production. Finding suitable and adequately priced downstream integration opportunities involves significant risks, including strategic misalignment with potential partners, unfavorable commercial terms, increased costs, and compliance challenges. Current operational performance, prevailing rare earth market prices, and cultural and technological differences between organizations may hinder integration efforts. Any failure to successfully identify, negotiate, and execute downstream integration opportunities could result in the diversion of management attention and resources without achieving the anticipated strategic or financial benefits, which could have a material adverse effect on the combined company’s business, financial condition, results of operations and prospects.

Differences between planned and actual recovery and yield rates could reduce SVRE’s production volumes and revenues, and materially adversely affect the combined company’s results of operations.

SVRE’s production forecasts and financial projections are based in part on geological models, mineral resource and reserve estimates, and assumed recovery and yield rates. Actual recovery and yield rates may differ materially from planned levels due to inaccurate geological models, overestimated reserves, suboptimal extraction methods, equipment performance issues, or ineffective reagents. Imprecision in mineral resource and reserve estimates may lead to inaccuracies in project planning, potentially affecting the economic viability of mining operations. Any sustained shortfall in recovery or yield rates could result in lower production volumes, higher per-unit costs, and reduced revenues, which could have a material adverse effect on the combined company’s business, financial condition, results of operations and prospects.

Higher than anticipated operating and maintenance costs, and risks related to SVRE’s dry-stack tailings management, could reduce margins, increase capital requirements, and materially adversely affect the combined company’s financial condition.

SVRE’s operations may be subject to higher than anticipated operating and maintenance costs, including excessive consumption of reagents, electricity, or diesel, additional capital expenditure requirements, and increased costs associated with the handling and transport of radioactive materials. Any such cost increases could put significant pressure on margins and cash flows, particularly during the ramp-up to commercial-scale production. In addition, SVRE’s use of a dry-stack tailings method, requires detailed design criteria and strict operational procedures, which, if not properly executed or maintained, could compromise the effectiveness of the waste management system and increase the likelihood of containment breaches or other failures. The materialization of any of these operational cost and tailings management risks could have a material adverse effect on the combined company’s business, financial condition, results of operations and prospects.

THE MERGER

The Companies

USA Rare Earth, Inc.

Middlebury Merger Sub, Ltd.

100 W. Airport Road, Stillwater, Oklahoma 74075, United States

USA Rare Earth, Inc. (Nasdaq: USAR) is building a fully integrated rare earth and permanent magnet value chain across the United States, the United Kingdom, France and Brazil. Through its ownership of Less Common Metals Ltd., one of the world’s leading producers of rare earth metals and alloys, its magnet manufacturing capacity in Stillwater, Oklahoma, the Pela Ema mine in Brazil (subject to closing the merger) and the Round Top deposit in Texas, USAR operates across the entire value chain from mining to metal-making, alloy production and neodymium magnet manufacturing. USAR is establishing a secure, Western-aligned supply of materials essential to the aerospace and defense, semiconductor, energy, data center, physical AI, mobility, healthcare and industrial sectors.

Middlebury Merger Sub, Ltd. is a business company limited by shares incorporated under the laws of British Virgin Islands and a wholly owned indirect subsidiary of USAR. It was formed solely for the purposes of entering into the Merger Agreement with USAR and SVRE and completing the merger. It has not conducted any business operations other than those contemplated by the Merger Agreement.

SVRE Holdings Ltd.

Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands

SVRE operates one of the largest known ionic clay rare earth deposits outside of Asia, producing all four magnetic critical rare earth elements, namely, dysprosium (“Dy”), terbium (“Tb”), neodymium (“Nd”) and praseodymium (“Pr”), together with other vital rare earth elements, such as Yttrium (“Y”). Nd and Pr are key inputs for NdFeB permanent magnets, while Dy and Tb are additives that enable magnets to maintain performance in high-temperature applications such as electric vehicle motors, wind generators, drones, robotics, medical equipment and defense systems, with further applications across aerospace, semiconductors and nuclear industries.

SVRE has a highly experienced team with a proven track record for creating value by developing, operating and growing businesses in the energy and materials industries. Commissioning, first production and initial sales of mixed rare earth carbonate (“MREC”) at Serra Verde’s Pela Ema mine and processing plant occurred during 2024. An optimization and growth project launch in 2024, which is on-going, aims to increase efficiency and production capacity. Following ramp-up, production from Phase I is expected to average c. 6,400 metric tonnes of total rare earth oxides (“TREO”) per year over the life of the mine. SVRE is also evaluating a potential Phase II expansion that, if pursued and successfully implemented, could double run of mine production by 2030.

SVRE has strong sustainability attributes, supported by a relatively low carbon footprint, dry-stack tailings management compliant with the Global Industry Standard on Tailings Management (“GISTM”) that eliminates the need for wet tailings ponds, recirculation of c. 90% of process water, proximity to two major hydroelectric power plants, established infrastructure, a skilled workforce and constructive community relations. Guided by an ESG-led operating philosophy, SVRE reports more than 13 million person hours and 1,000 consecutive days without a Lost-Time Injury. As of December 31, 2025, Serra Verde had approximately 350 employees, in addition to approximately 260 individuals engaged through contractors.

For additional information about SVRE and its business, please see “Information about SVRE” beginning on page 77 and “Where You Can Find Additional Information” beginning on page 120.

The Share Issuance Proposal and Adjournment Proposal

At the Special Meeting, among other matters, the holders of Common Stock will be asked to consider and vote on the following proposals related to the merger:

Proposal 1:    A proposal to approve the issuance of 126,849,307 shares of Common Stock in the merger contemplated by the Agreement and Plan of Merger, dated as of April 19, 2026, by and among USAR, Middlebury Merger Sub, Ltd., SVRE and Serra Verde Rare Earths Ltd., as Shareholder Representative.

Proposal 2:    A proposal to adjourn the USAR special meeting, if necessary or appropriate to solicit additional proxies in favor of the share issuance.

THE MERGER WILL NOT BE COMPLETED UNLESS, AMONG OTHER THINGS, THE USAR STOCKHOLDERS APPROVE THE SHARE ISSUANCE PROPOSAL. UNDER THE MERGER AGREEMENT, COMPLETION OF THE MERGER IS SUBJECT TO THE SATISFACTION (OR, IF LEGALLY PERMITTED, WAIVER) OF SPECIFIED CLOSING CONDITIONS. APPROVAL BY THE USAR STOCKHOLDERS OF THE SHARE ISSUANCE PROPOSAL IS SUCH A CONDITION, WHICH MAY NOT BE WAIVED BY EITHER USAR OR SVRE.

The share issuance proposal is intended to satisfy the listing requirements of the Nasdaq Global Market.

Background of the Merger

The Board regularly reviews with senior management strategic direction, opportunities available for growth and developments in the global rare earth mining, metals and magnet industries. These reviews include periodic internal discussions of projected financial performance and potential acquisitions and business combinations with third parties that would increase shareholder value and further USAR’s strategic objectives, as well as the potential benefits and risks of those potential transactions.

The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement and other transaction documents with SVRE, but it does not purport to catalogue every conversation among representatives of USAR, SVRE, and their respective advisors.

In September 2025, USAR verbally engaged Moelis & Company LLC (“Moelis”) to serve as its financial advisor in connection with a potential transaction with SVRE, which was formalized with an engagement letter dated February 16, 2026.

On October 1, 2025, representatives of USAR and SVRE entered into a mutual confidentiality agreement in order to facilitate review of confidential information relating to each party in connection with a potential minority investment transaction.

In early October 2025, Michael Blitzer, Chairman of the Board, and Barbara Humpton, Chief Executive Officer of USAR, met with Thras Moraitis, Chief Executive Officer of SVRE, at the headquarters of Less Common Metals (a subsidiary of USAR) in Ellesmere Port, United Kingdom, to discuss, among other things, a potential minority investment transaction.

On October 18, 2025, USAR sent a letter of intent to SVRE, which contemplated, among other things, that USAR would acquire 49.9% of the equity interests of SVRE for a purchase price of $998.0 million in the form of shares of Common Stock.

On October 23, 2025, SVRE sent a written response to the letter of intent, noting, among other things, its interest in pursuing the potential minority investment transaction with USAR and its need to conduct reciprocal due diligence on USAR. The response included a reciprocal due diligence request list for USAR.

On October 25 and 26, 2025, Mr. Blitzer, Rob Steele, Chief Financial Officer of USAR and Ben Kronhelm, USAR Engineer performed a site visit in SVRE mine in Brazil and met with Mr. Moraitis, Mr. Grossi, Mr. Ovejero and technical team members of SVRE, to discuss the operations and facilities of SVRE.

On October 26, 2025, SVRE granted virtual data room access to USAR and its representatives, including USAR’s outside legal counsel, Latham & Watkins LLP (“Latham & Watkins”) and Moelis, for purposes of conducting financial due diligence in connection with the proposed minority investment transaction.

On November 7, 2025, USAR granted virtual data room access to SVRE and its representatives, including SVRE’s outside legal counsel, White & Case LLP (“White & Case”), for purposes of conducting financial due diligence in connection with the proposed minority investment transaction.

On November 8, 2025, USAR sent a revised letter of intent to SVRE, which contemplated, among other things, that USAR would acquire 49.9% of the equity interests of SVRE for a purchase price of $1.2475 billion, which would be paid in the form of (a) $247.5 million of cash and (b) the equivalent of $1.0 billion in shares of USAR Common Stock.

On November 18, 2025, Mr. Blitzer and Mr. Davis met at the London offices of Vision Blue Advisors UK LLP (“Vision Blue”) to discuss the potential minority investment transaction, including, among other things, governance rights for USAR if the minority investment transaction were to proceed.

From January 21 to January 23, 2026, SVRE team members, including Julio Torres, David Ovejero, Pedro Burnier and Joselito Silva, alongside external technical consultants, including representatives of SRK Consulting, visited respectively (i) USAR magnet facility in Stillwater, Oklahoma, (ii) Wheat Ridge R&D facility in Denver, Colorado, and (iii) Round Top mine in Sierra Blanca, Texas.

On January 21, 2026, Ms. Humpton met with Mr. Moraitis in Washington, DC to discuss the potential minority investment transaction, including, among other things, the organization of SVRE.

On February 5, 2026, SVRE made available to USAR certain non-public financial projections prepared by its management for the period 2026 to 2040.

On February 9 and 10, 2026, Alex Moyes, USAR VP of Mining, alongside other USAR technical team members and external technical consultants performed a site visit at SVRE mine to conduct their technical DD on SVRE’s operations.

On March 2, 2026, USAR made available to Moelis certain non-public financial projections prepared by management for the period 2026 to 2040.

On March 5, 2026, members of management from SVRE held a general diligence meeting via videoconference with representatives from USAR.

On March 6, 2026, the Board held a meeting to discuss the letter of intent at which senior management and representatives of Moelis and Latham & Watkins were in attendance. During the meeting, representatives of Moelis made a presentation to the Board including a preliminary financial analysis of an acquisition of SVRE by USAR. Following the discussion, the Board approved USAR’s entry into the letter of intent.

On March 7, 2026, USAR sent a revised draft of a letter of intent to SVRE. The letter of intent reflected a purchase price of $2.5 billion in exchange for 100% of the equity interests of SVRE, comprised of (i) $300 million in cash and (ii) $2.2 billion of Common Stock.

On March 10, 2026 and March 12, 2026, members of management from SVRE held diligence meetings by videoconference with representatives of USAR to discuss employee benefits and compensation matters relating to SVRE.

On March 11, 2026, USAR and SVRE executed the letter of intent, substantially in the form described on March 7, 2026.

On March 11, 2026, representatives of Latham & Watkins sent an initial draft of the Merger Agreement to representatives of White & Case. The draft included provisions that, among other things, (i) reflected the terms of the letter of intent, (ii) contemplated a reverse triangular merger structure, (iii) required the Board to recommend the approval of the issuance of Common Stock pursuant to the Merger Agreement to the USAR stockholders, but allowed the Board, after consultation with its outside counsel, to disclose information to the USAR stockholders, consistent with fiduciary duties and applicable law, (iv) included no condition to closing in favor of SVRE relating to the absence of a Parent Material Adverse Effect, (v) included a condition to closing in favor of USAR relating to the receipt of consents and amendments under the Retained Finance Agreement in connection with the transactions contemplated by the Merger Agreement, (vi) contemplated employment agreements to be entered into concurrently with the Merger Agreement and effective as of the closing with key employees to be identified, (vii) included an exclusivity provision applicable to SVRE, (viii) included adjustments to the treatment of SVRE’s options, RSUs and SARs such that options held by continuing service providers would be assumed and options held by non-continuing service providers would be cancelled in exchange for consideration in the form of cash and Common Stock, RSUs would be assumed, SARs held by continuing service providers would be assumed, and SARs held by non-continuing service providers would be cancelled in exchange for consideration in the form of cash and shares of Common Stock, and (ix) included post-closing purchase price adjustments for SVRE’s transaction expenses and closing working capital and related escrow provisions.

On March 12, 2026, Ms. Humpton and Mr. Moraitis held a videoconference to discuss the integration plan.

On March 13, 2026 and March 16, 2026, representatives of White & Case and Latham & Watkins held videoconferences to discuss the draft Merger Agreement, which included, among other things, a discussion of structure, deal protection provisions, conditions to closing and employment agreements with key employees.

On March 17, 2026, the M&A Committee held a meeting at which senior management and representatives of Moelis and Latham & Watkins were present. Among other things, the M&A Committee discussed the initial feedback on the Merger Agreement provided verbally by White & Case to Latham & Watkins.

On March 18, 2026, Rob Steele, Chief Financial Officer of USAR, and David Kronenfeld, General Counsel of USAR, met with Thras Moraitis, Chief Executive Officer of SVRE, David Ovejero, Head of Corporate Development of SVRE, Scott Lewis, Chief Financial Officer of SVRE, and Kevin McPhee, General Counsel of SVRE, at offices of SVRE’s Swiss subsidiary in Zug, Switzerland to discuss, among other things, the transaction and open items.

From March 19, 2026 to April 16, 2026, representatives of USAR, SVRE and their respective financial and legal advisors held weekly update calls regarding the status of the transaction and open issues.

On March 20, 2026, Ms. Humpton and Mr. Moraitis held a videoconference to discuss the integration plan.

On March 22, 2026, representatives of White & Case sent an initial draft of the form of Voting and Support Agreement to representatives of Latham & Watkins. The draft form of Voting and Support Agreement included provisions that, among other things, (i) required the directors and officers of USAR signatory thereto to vote all shares held by them in favor of the transactions contemplated by the Merger Agreement (including the issuance of Common Stock pursuant to the Merger Agreement), and (ii) restricted transfers of Common Stock until termination of the Voting and Support Agreement (which would occur upon the earlier of the effective time of the Merger or the termination of the Merger Agreement).

On March 25, 2026, representatives of White & Case sent a revised draft of the Merger Agreement to representatives of Latham & Watkins (which was further updated on March 30, 2026). Among other things, the draft (i) increased total Merger Consideration from $2.5 billion to $2.6 billion (reflecting the conversion of the $100 million Incremental Loan into equity prior to closing) and provided that only 50% of SVRE’s transaction expenses would be deducted from the Merger Consideration at closing, (ii) deleted the post-closing purchase price adjustments for SVRE’s transaction expenses and closing working capital and related escrow provisions, (iii) added the requirement for USAR to deliver Voting and Support Agreements from USAR’s directors and officers, (iv) clarified the allocation of Merger Consideration among classes of shares, warrants and prior holders of preferred shares, (v) revised the treatment of SVRE’s options, RSUs and SARs such that vested options would be cancelled in exchange for a portion of the Merger Consideration, unvested options would be assumed with modified vesting acceleration provisions for terminations without cause or due to death or permanent disability and the vesting of RSUs and SARs would accelerate and the RSUs and SARs would be cancelled in exchange for a portion of the Merger Consideration, (vi) added an exclusivity provision that would be applicable to both USAR and SVRE, (vii) added provisions governing the circumstances under which the Board could change its recommendation to USAR stockholders in favor of the transaction, (viii) added a right for SVRE to terminate the Merger Agreement upon a change of recommendation by the Board to USAR stockholders, and added a change of recommendation termination fee equal to 5% of the transaction value and a shareholder “no vote” termination fee equal to 1% of the transaction value, (ix) added interim operating covenants applicable to USAR, including a restriction on issuances of shares between signing and closing, (x) made changes to the conditions to closing, including adding conditions regarding the absence of a Parent Material Adverse Effect and the receipt of required consents under the Retained Finance Agreement and the Parent Loan Agreement, and (xi) revised what qualifies as a SVRE transaction expense to narrow the items that would be deducted from the Merger Consideration.

On March 26, 2026, representatives of Latham & Watkins sent initial drafts of the Registration Rights Agreement and form of Lock-Up Agreement to representatives of White & Case. The draft Registration Rights Agreement included provisions that, among other things, (i) required USAR to file a shelf registration statement covering the resale of all the shares of Common Stock issued as Merger Consideration to SVRE securityholders on the first business day following the closing date, (ii) granted the holders of such shares piggyback registration rights, subject to customary cutback provisions, and (iii) imposed a 90-day market stand-off on any applicable holders that are executive officers, directors or holders of more than 5.0% of the outstanding Common Stock in connection with underwritten offerings.

On the same date, representatives of White & Case sent an initial draft of the Board Appointment Agreement to representatives of Latham & Watkins. The draft included provisions that, among other things, permitted SVRE shareholders to nominate up to two director designees to the Board so long as the SVRE shareholders beneficially own 20% of USAR’s outstanding Common Stock and one director designee so long as the SVRE shareholders beneficially own at least 5% of USAR’s outstanding Common Stock.

On March 27, 2026, Ms. Humpton and Mr. Moraitis held a videoconference to discuss the integration plan.

On March 31, 2026, representatives of Latham & Watkins sent a revised draft of the Merger Agreement to representatives of White & Case. The draft included provisions that, among other things, (i) revised the treatment of SVRE’s outstanding options, RSUs and SARs to provide that (A) all time-vesting options would fully vest and be canceled in exchange for a portion of the Merger Consideration, (B) performance-vesting options would be substituted with restricted stock units denominated in shares of USAR stock (rather than being assumed as USAR options), and (C) all RSUs and SARs would accelerate, vest and be canceled in exchange for a portion of the Merger Consideration, (ii) revised the purchase price calculation so that 100% (rather than 50%) of SVRE’s transaction expenses would be deducted from the Merger Consideration, (iii) expanded the definition of transaction expenses to include change-of-control, retention and severance payments triggered by the transaction, underfunded pension and deferred compensation liabilities (including the Swiss pension fund), and 50% of transfer taxes, (iv) deleted the mutual exclusivity provisions, (v) deleted the right of SVRE to terminate the Merger Agreement upon a change of recommendation by the Board, (vi) revised the termination fee mechanics to provide that USAR would be required to pay SVRE (A) a $50 million change of recommendation termination fee if the Merger Agreement were terminated for failure to obtain USAR stockholder approval following a change of recommendation by the Board, or (B) a $25 million shareholder “no vote” termination fee if the Merger Agreement were terminated for failure to obtain USAR stockholder approval without a change of recommendation by the Board, (vii) added a mutual post-closing release by which each of USAR and the SVRE securityholders would release the other party from pre-closing claims (subject to certain carve-outs), (viii) revised the interim operating covenants applicable to SVRE to provide for lower thresholds for consent-required actions, and (ix) deleted interim operating covenants applicable to USAR relating to issuances of securities and dispositions of assets.

On April 1, 2026, representatives of Latham & Watkins sent revised drafts of the form of Voting and Support Agreement and the Board Appointment Agreement to representatives of White & Case. The revised draft of the Board Appointment Agreement, among other things, clarified the conditions upon which SVRE would have the right to designate director nominees. The revised draft of the form of Voting and Support Agreement clarified certain exceptions to the transfer restrictions set forth in the prior draft. On the same day, representatives of White & Case sent a revised draft of the form of Voting and Support Agreement to representatives of Latham & Watkins which was now in substantially final form.

On April 2, 2026, Mr. Blitzer met with Sir Mick Davis, managing partner of Vision Blue, at Vision Blue’s London office, to discuss, among other things, general corporate governance of the board of the combined company.

On April 3, 2026, USAR and SVRE entered into an amendment to the letter of intent, pursuant to which the parties agreed to extend the transaction exclusivity date to April 30, 2026.

On the same day, Ms. Humpton and Mr. Moraitis held a videoconference to discuss the integration plan.

On April 7, 2026, the Board held a meeting at which senior management and representatives of Moelis and Latham & Watkins were present. At the meeting, the Board received an update regarding status of negotiations and open issues in the transaction documents.

On the same day, SVRE made available updated management projections for the period 2026 to 2040, which reflected, among other things, actual results for the first quarter of 2026 and an updated capital expenditures schedule.

On April 8, 2026, representatives of White & Case sent revised drafts of the Registration Rights Agreement and form of Lock-Up Agreement to representatives of Latham & Watkins which reflected comments received from representatives of Allen Overy Shearman Sterling US LLP (“A&O Shearman”), counsel to Vision Blue and certain other SVRE shareholders. The revised draft of the Registration Rights Agreement, among other things, (i) added liquidated damages provisions requiring the USAR to make payments to the SVRE securityholders in the event of failures to meet registration filing or effectiveness deadlines and (ii) granted the SVRE securityholders the right to demand underwritten shelf takedowns and block trades.

On the same day, Ms. Humpton and Mr. Moraitis held a videoconference to discuss the integration plan.

On April 10, 2026, representatives of White & Case sent a revised draft of the Merger Agreement to representatives of Latham & Watkins. The draft included provisions that, among other things, (i) changed the structure of the transaction from a reverse triangular merger to a forward triangular merger, (ii) increased the change of recommendation termination fee from $50 million to $75 million, (iii) revised the definition of transaction expenses to remove items relating to change of control, retention, severance and similar payments, unfunded pension and deferred compensation liabilities, and employer-side Taxes, (iv) added closing conditions requiring USAR to assume certain obligations of SVRE under the Retained Finance Agreement, including execution of certain guarantees and a joinder to the Call Option Agreement, (v) added a closing condition requiring an effective shelf registration statement as of closing for the resale of the Common Stock issued in the transaction, (vi) revised the circumstances under which the Board would be permitted to change its recommendation for the transaction, and (vii) expanded the interim operating covenants applicable to Parent to include restrictions on issuances of securities, stock repurchases and asset dispositions.

On April 13, 2026, representatives of Latham & Watkins sent revised drafts of the Registration Rights Agreement and form of Lock-Up Agreement to representatives of White & Case and A&O Shearman. The revised draft of the Registration Rights Agreement, among other things, (i) removed the liquidated damages provisions and (ii) reduced the number of permitted underwritten shelf takedowns from three to two per 12-month period and added an aggregate cap of three combined demands (inclusive of underwritten shelf takedowns and block trades) per 12-month period.

On April 14, 2026, representatives of White & Case sent an initial draft of the SVRE disclosure schedules to representatives of Latham & Watkins.

On April 15, 2026, representatives of Latham & Watkins sent a revised draft of the Merger Agreement to representatives of White & Case. Among other things, the draft (i) revised the Merger Consideration structure to provide for a fixed number of 127,706,829 shares of Common Stock and a fixed cash component ($300 million, less deductions for SVRE transaction expenses), (ii) revised the definition of transaction expenses to reinstate items relating to change of control, retention, severance, bonus and similar payments, unfunded pension and deferred compensation liabilities (including the Swiss pension fund), and employer-side Taxes, (iii) required USAR to file a shelf registration statement with the SEC on the first business day following the closing date, and (iv) clarified the treatment of equity awards held by non-accredited investors (who would receive only cash consideration).

On the same day, representatives of A&O Shearman sent a revised draft of the Board Appointment Agreement to representatives of Latham & Watkins. The draft, among other things, modified the agreement so that only Vision Blue had a director designation right and that Vision Blue had the right to designate one director (rather than two) so long as Vision Blue beneficially owned 5% or more of USAR’s Common Stock.

On the same day, Ms. Humpton and Mr. Moraitis held a videoconference to discuss the integration plan.

On April 16, 2026, representatives of Latham & Watkins and representatives of White & Case discussed, among other things, certain items regarding closing mechanics in the most recent draft of the Merger Agreement. On the same day, representatives of Latham & Watkins sent a revised draft of SVRE disclosure schedules to representatives of White & Case and revised drafts of certain ancillary documents, including the Board Appointment Agreement, to representatives of White & Case and representatives of A&O Shearman. Further on the same day, representatives of management of SVRE, management of USAR, Latham & Watkins, Demarest Advogados, Brazilian legal counsel to USAR (“Demarest”), and White & Case met via videoconference to discuss, among other things, diligence matters. Later that same day, representatives of A&O Shearman sent revised drafts of the Registration Rights Agreement and form of Lock-Up Agreement to representatives of Latham & Watkins and White & Case. The revised draft of the Registration Rights Agreement, among other things, (i) limited the right to demand underwritten shelf takedowns and request amendments to registration statements to three named SVRE shareholders, (ii) increased the number of permitted underwritten shelf takedowns from two to three per 12-month period while adding a per-holder cap of one demand per 12-month period, and (iii) narrowed the market stand-off provision to apply only to executive officers and directors of USAR.

Later that same day, representatives of White & Case sent a revised draft of the Merger Agreement to representatives of Latham & Watkins (which was further updated on April 17, 2026). Among other things, the draft (i) added a new section requiring Parent to assume certain DFC-related obligations at closing, (ii) expanded the closing conditions to require consents not only under the Retained Finance Agreement but also under the Royalty Agreements and Offtake Agreement, (iii) required Parent to deliver an affidavit regarding its U.S. real property holding corporation status at closing (rather than using commercially reasonable efforts to provide such certifications), and (iv) deleted the definition of transaction expenses and related deductions from the Merger Consideration, such that the Merger Consideration would be a fixed number of 126,849,307 shares of Common Stock and a fixed cash component ($300 million).

Also on April 16, 2026, representatives of Moelis provided a customary written relationship conflicts disclosure letter to USAR.

On April 17, 2026, the Board held a meeting at which senior management and representatives of Moelis and Latham & Watkins were present. At the meeting, representatives of Latham & Watkins provided an overview of the fiduciary duties of the Board in the context of the transaction and a detailed overview of the key transaction documents and legal due diligence findings, including the proposed structure of the transaction, Merger Consideration terms, conditions to closing, interim covenants, post-closing recourse, representations and warranties insurance, key employment agreements, termination and termination fee provisions, the requirement to hold a special meeting of stockholders of USAR to approve the transaction, and related disclosure rules. Representatives of Moelis provided a presentation to the Board regarding its preliminary financial analyses of the transaction.

Later that same day, representatives of Latham & Watkins sent an initial draft of the disclosure schedules of USAR and revised drafts of the Registration Rights Agreement, which was now in substantially final form, and form of Lock-Up Agreement to representatives of White & Case. Subsequently on the same day, representatives of White & Case sent a revised draft of the disclosure schedules of USAR to representatives of Latham & Watkins.

Later that evening, representatives of Latham & Watkins sent a revised draft of the Merger Agreement and the disclosure schedules of USAR to representatives of White & Case (such disclosure schedules were further updated on April 18, 2026). Among other things, the draft of the Merger Agreement (i) included that neither USAR nor its subsidiaries (other than Merger Sub and its subsidiaries) would be required to provide any guarantees, pledges, purchase rights or other credit support to obtain consents under certain agreements entered into by SVRE, including the Retained Finance Agreement, and (ii) added a new closing condition requiring that SVRE would incur a $100 million Incremental Loan pursuant to the Retained Finance Agreement prior to closing.

On April 18, 2026, representatives of A&O Shearman sent a revised draft of the form of Lock-up Agreement to representatives of Latham & Watkins and representatives of White & Case, which was now in substantially final form. Later that same day, representatives of White & Case sent a revised draft of the Merger Agreement to representatives of Latham & Watkins and A&O Shearman. Later that same day, representatives of A&O Shearman sent a further revised draft of the Merger Agreement to representatives of Latham & Watkins and White & Case, which was in near final form.

On April 19, 2026, representatives of White & Case sent a revised draft of the SVRE disclosure schedules to representatives of Latham & Watkins.

On April 19, 2026, the Board held a meeting at which senior management and representatives of Moelis and Latham & Watkins were present. At the meeting, representatives of Latham & Watkins and senior management provided an update on the status of the Merger Agreement and other transaction documents, as well as the status of SVRE’s negotiations with certain governmental entities regarding an offtake agreement (as had been communicated by SVRE’s advisors). Representatives of Moelis provided an updated presentation to the Board regarding its financial analyses of the transaction. Representatives of Moelis confirmed that Moelis would be prepared to deliver to the Board an oral opinion, which would be subsequently confirmed by delivery of a written opinion, to the effect that, as of the date thereof and based upon and subject to assumptions made, procedures followed, matters considered and qualifications and limitations set forth in the opinion, the Merger Consideration to be paid by USAR in the transaction is fair from a financial point of view to USAR. The Board determined to reconvene later in the day to receive a further update on the transaction.

Throughout the day, representatives of Latham & Watkins, representatives of White & Case and representatives of A&O Shearman finalized the Merger Agreement and disclosure schedules.

Later that same day, the Board held a meeting at which senior management and representatives of Moelis and Latham & Watkins were present. At the meeting, representatives of Latham & Watkins and senior management discussed the substantially final drafts of the Merger Agreement and the other transaction documents. Representatives of Moelis delivered to the Board an oral opinion, which would be subsequently confirmed by delivery of a written opinion, to the effect that, as of the date thereof and based upon and subject to assumptions made, procedures followed, matters considered and qualifications and limitations set forth in the opinion, the Merger Consideration to be paid by USAR in the transaction is fair from a financial point of view to USAR. The Board unanimously determined and declared that (i) the Merger Agreement and the transactions contemplated thereby, including, without limitation, the Merger, the issuance of Common Stock and treatment of SVRE equity awards, are fair to, advisable and in the best interests of USAR and its stockholders, (ii) in USAR’s capacity as the indirect controlling shareholder of Merger Sub, the Merger Agreement and the transactions contemplated thereby are advisable and in the best interests of Merger Sub, and (iii) upon the terms and conditions of the Merger Agreement, the issuance of Common Stock pursuant to the Merger Agreement shall be submitted for consideration by the USAR stockholders and the Board recommends to the USAR stockholders that they vote to approve such issuance.

On April 19, 2026, the Merger Agreement was executed.

Prior to the opening of trading in Common Stock on the Nasdaq Global Market on April 20, 2026, USAR issued a press release publicly announcing the transaction and the execution of the Merger Agreement.

On July 8, 2026, representatives of USAR, SVRE, Latham & Watkins and White & Case held a videoconference with representatives of the U.S. Government to discuss the Offtake Agreement, including the status of the capitalization of US SIIE, LLC, the special purpose vehicle that will be the buyer under the Offtake Agreement, and that entity becoming operational.

On July 9, 2026, the M&A Committee held a meeting at which representatives of Latham & Watkins were present to discuss the proposed amendment to the Merger Agreement.

On July 10, 2026, representatives of Latham & Watkins sent a draft of the proposed amendment to the Merger Agreement, which would add the new closing condition relating to the Offtake Agreement, to representatives of White & Case and SVRE.

On July 13, 2026, representatives of White & Case sent a revised draft of the amendment to the Merger Agreement, which was in substantially final form, to representatives of Latham & Watkins and USAR.

On July 16, 2026, USAR, Merger Sub, SVRE and the Shareholder Representative entered into Amendment No. 1 to the Merger Agreement.

Recommendation of the Board

The Board unanimously determined and declared that (i) the Merger Agreement and the transactions contemplated thereby, including, without limitation, the merger, the issuance of Common Stock and treatment of SVRE incentive awards, are fair to, advisable and in the best interests of USAR and its stockholders, (ii) in USAR’s capacity as the indirect controlling shareholder of Merger Sub, the Merger Agreement and the transactions contemplated thereby are advisable and in the best interests of Merger Sub, and (iii) upon the terms and conditions of the Merger Agreement, the issuance of Common Stock pursuant to the Merger Agreement shall be submitted for consideration by the USAR stockholders and the Board recommends to the USAR stockholders that they vote to approve such issuance.

THE BOARD RECOMMENDS THAT USAR STOCKHOLDERS VOTE “FOR” THE SHARE ISSUANCE PROPOSAL.

Reasons for the Merger

The Board, with the advice and assistance of its independent legal and financial advisors, evaluated the terms of the merger on behalf of USAR, including the terms and conditions of the Merger Agreement and the other related transaction documents. On April 19, 2026, the Board unanimously determined and declared that (i) the Merger

Agreement and the transactions contemplated thereby, including, without limitation, the merger, the issuance of Common Stock and treatment of SVRE incentive awards, are fair to, advisable and in the best interests of USAR and its stockholders, (ii) in USAR’s capacity as the indirect controlling shareholder of Merger Sub, the Merger Agreement and the transactions contemplated thereby are advisable and in the best interests of Merger Sub, and (iii) upon the terms and conditions of the Merger Agreement, the issuance of Common Stock pursuant to the Merger Agreement shall be submitted for consideration by the USAR stockholders and the Board recommends to the USAR stockholders that they vote to approve such issuance.

In reaching its decision to approve the Merger Agreement and the transactions contemplated thereby and to recommend that USAR stockholders vote “FOR” the share issuance proposal, the Board consulted with USAR management and its independent advisors in connection with the merger, including Moelis, USAR’s financial advisor, and Latham & Watkins LLP, USAR’s outside legal counsel, considered various material factors described below, and received presentations from Latham & Watkins LLP regarding the Merger Agreement and the other related transaction documents, and from Moelis regarding its financial analyses. Among the material information and factors considered by the Board were the following:

•        Strategic Considerations.    The Board considered a number of factors pertaining to the strategic rationale for the merger, including the following:

•        Creates a Global Rare Earth Platform.    The merger combines SVRE’s producing Pela Ema rare earth mine and processing plant in Goiás, Brazil with USAR’s existing operations to create a fully integrated mine-to-magnet platform with active operating capabilities across mining, processing, separation, metallization and magnet making. The combined company is expected to be the only fully integrated mine-to-magnet offering outside China, with operations across three continents.

•        Secures the Only Scaled Non-Asia Producer of the Magnetic Rare Earths.    The Pela Ema mine is the only producer outside Asia capable of supplying all four magnetic rare earth elements at scale — neodymium, praseodymium, dysprosium and terbium — together with other vital rare earth elements such as yttrium. SVRE production is expected to represent over 50% of total non-China heavy rare earth supply by 2027, which when combined with USAR’s Round Top heavy rare earths deposit, will make the combined company the leading western world supplier of the heavy rare earths that are a strategically scarce source of materials essential to the aerospace and defense, semiconductor, energy, data center, physical AI, mobility, healthcare and industrial sectors.

•        Broadens U.S. Government and Allied Relationships.    The merger strengthens USAR’s relationships across multiple U.S. government agencies, including the DOC, the U.S. Department of Energy and the DFC, as well as Brazilian local, state and federal government relationships. The Board also considered the strategic significance of SVRE’s 15-year, 100% offtake agreement covering all four magnetic rare earths, with contractual price floors for each of neodymium, praseodymium, dysprosium and terbium, and SVRE’s $565 million financing package with the DFC supporting Phase 1 expansion through to positive cash flow.

•        Embedded Growth and Operational Synergies.    The merger provides multiple embedded growth opportunities, including upstream scalability through a potential doubling of run-of-mine production at Pela Ema via Phase 2 expansion, the complementary development of USAR’s Round Top project, access to best-in-class separation and processing intellectual property and capabilities through the Carester partnership, and the build-out of strategic, non-China metallization capacity through the expansion of LCM’s footprint across France, the United States and other markets. The Board also considered the operational synergies expected to result from combining SVRE’s mixed rare earth carbonate output with USAR’s and Carester’s separation facilities, providing USAR with near-term heavy and light rare earth supply and helping to hedge against heavy rare earth shortages and price increases.

•        Strengthens Leadership and Critical Minerals Expertise.    The merger strengthens USAR’s leadership team and Board through the appointment of Sir Mick Davis (Chairman of SVRE and former CEO of Xstrata plc and CFO of BHP Billiton) and Thras Moraitis (CEO of SVRE and

a former Xstrata executive with a 40-year involvement in the mining and metals industry) to the Board. Mr. Moraitis will also be appointed as President of USAR, and will be responsible for all of the Company’s operations, where he will drive the implementation of best practices, application of AI and other technologies to optimize performance, and overseeing the rapid expansion of all phases of USAR’s business platform. The Board considered the experience and track record of these individuals in building and operating global mining and minerals businesses.

•        Geopolitical and Supply-Chain Importance.    The Board considered the strategic and national security importance of establishing a secure, Western-aligned and diversified rare earth supply chain at a time when governments and strategic industries are urgently seeking reliable sources of critical rare earths, particularly heavy rare earths, and the role the combined company is expected to play as a cornerstone of global rare earth supply security.

•        Financial Considerations.    The Board considered the expected financial impact of the merger on USAR, including the amount of annualized run-rate EBITDA SVRE is expected to attain by the end of 2027 and the expected annualized EBITDA and cash flow conversion the combined company is expected to attain by the end of 2030. The Board considered the financial visibility provided by SVRE’s 15-year, 100% offtake agreement with the special purpose vehicle covering all four magnetic rare earths and the contractual price floors for each of neodymium, praseodymium, dysprosium and terbium, which are expected to de-risk SVRE’s cash flows and provide access to shared upside. The Board further considered the strengthened pro forma balance sheet of the combined company, as well as the fact that SVRE’s Phase 1 expansion and optimization is expected to be fully funded through with the $565 million financing package from the DFC. The Board also considered the historic financial condition, operating results and businesses of USAR and SVRE, including information with respect to their respective earnings histories. Please see “Information about SVRE” beginning on page 77.

•        Opinion of USAR’s Financial Advisor.    The Board considered the financial analyses of Moelis, as reviewed and discussed with the Board, as well as the opinion of Moelis to the effect that, as of April 19, 2026, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations set forth in Moelis’ written opinion dated April 19, 2026, the Merger Consideration to be paid by USAR in the merger was fair from a financial point of view to USAR.

•        Post-Merger Corporate Governance.    The Board considered the corporate governance arrangements that will apply following the completion of the merger, including that, as a condition to the closing of the merger and pursuant to the Merger Agreement, USAR will appoint Sir Mick Davis and Thras Moraitis to the Board, effective as of the closing and in accordance with USAR’s governing documents. The Board further considered that, pursuant to a Board Appointment Agreement to be entered into at the closing between USAR and VB (Rare Earths) Limited, VB will have the right to designate one individual for appointment or election to the Board for so long as VB and its controlled affiliates beneficially own at least 5% of the outstanding shares of Common Stock. The Board considered that, in connection with the 2026 annual meeting of stockholders, the size of the Board will be reduced from eight directors to six directors, with each of Mordechai Gutnick and General Paul Kern not standing for re-election, and that, in connection with the consummation of the merger, the size of the Board will be increased from six directors to eight directors with the addition of Sir Mick Davis and Thras Moraitis. The Board further considered that, following the completion of the merger, the Board will continue to be comprised of a majority of independent directors. Please see “The Merger — Nominees to the Board” beginning on page 59 and “The Board Appointment Agreement” beginning on page 71 for further information.

•        Terms of the Registration Rights Agreement and the Lockup Agreement.    The Board considered the terms of the Registration Rights Agreement and the Lockup Agreement to be entered into at the closing with the SVRE securityholders, including (i) USAR’s obligation to file a resale shelf registration statement on Form S-3 (or, if not eligible, on Form S-1) on the first business day following the closing covering the resale of the shares of Common Stock issued as Aggregate Stock Merger Consideration, and to use its reasonable best efforts to cause the registration statement to be declared effective as promptly as reasonably practicable; (ii) the demand and piggyback registration rights and customary cutbacks and suspension provisions thereunder; and (iii) the staged transfer restrictions under the Lockup

Agreement, pursuant to which one-third of each holder’s shares of Common Stock received as Merger Consideration will be free of transfer restrictions from and after the closing, one-third will be subject to transfer restrictions until 90 days following the closing, and the remaining one-third will be subject to transfer restrictions until 180 days following the closing, in each case subject to customary exceptions. Please see “The Registration Rights Agreement” beginning on page 70 and “The Lockup Agreement” beginning on page 71 for further information.

•        Terms of the Merger Agreement.    The Board reviewed and considered the terms and conditions of the Merger Agreement and the related transaction documents, and considered that, in its view, the material terms of the Merger Agreement, taken as a whole, were reasonable for an arm’s-length acquisition transaction. In particular, the Board considered the representations and warranties made by SVRE in the Merger Agreement, the restrictions on the operation of SVRE’s business until the earlier of the completion of the merger and the termination of the Merger Agreement, the other covenants of SVRE and the SVRE securityholders, the conditions to each party’s obligation to complete the merger (including the receipt of the consents, amendments and waivers required under the Parent Loan Agreement and SVRE’s Retained Finance Agreement, Royalty Agreements, Offtake Agreement and Call Option Agreement), the End Date of December 31, 2026 and the related termination rights, and that USAR’s sole and exclusive recourse following the closing for losses arising out of breaches of SVRE’s representations and warranties will be against the R&W Policy obtained by USAR. The Board also considered the absence of a “no-solicitation” covenant binding on USAR, the Board’s limited fiduciary-out right to effect a Change of Recommendation only in connection with an Intervening Event and subject to specified procedural requirements, the bifurcated termination fees of $75 million (if a Change of Recommendation has occurred) and $25 million (if no Change of Recommendation has occurred) payable to SVRE if the Merger Agreement is terminated because USAR stockholders fail to approve the share issuance proposal, and the execution of the Voting and Support Agreement by stockholders holding approximately 8% of the outstanding shares of Common Stock as of the Record Date, who have agreed to vote in favor of the share issuance proposal. Please see “The Merger Agreement” beginning on page 61 for a detailed discussion of the terms and conditions of the Merger Agreement.

•        Likelihood of Completion of the Merger.    The Board considered the likelihood that the merger will be completed on a timely basis, including that (i) the parties were required to make filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the expiration or early termination of the applicable waiting period was required to occur, (ii) the requisite SVRE securityholder approval was obtained by written consent delivered concurrently with the execution of the Merger Agreement, (iii) stockholders holding approximately 8% of the outstanding shares of Common Stock have entered into the Voting and Support Agreement and agreed to vote in favor of the share issuance proposal, and (iv) the remaining closing conditions, including the receipt of the consents, amendments and waivers required under the Parent Loan Agreement and SVRE’s Retained Finance Agreement, Royalty Agreements, Offtake Agreement and Call Option Agreement, are expected to be satisfied prior to the End Date.

•        Due Diligence.    The Board considered the scope of the due diligence investigation of SVRE and its business, conducted by members of USAR management and USAR’s outside advisors, and evaluated the results.

•        Impact of the Merger on Customers and Employees. The Board evaluated the expected impact of the merger on USAR’s customers and employees, including the benefits to customers from a more integrated rare earth supply chain and the expanded development opportunities for employees of the combined company.

The Board also considered potential risks associated with the merger, including the following:

•        SVRE Business Risks.    The Board considered risks associated with SVRE’s business and operations, including SVRE’s exposure to environmental, health and safety laws and regulations and the Brazilian mining regulatory regime, the requirement to obtain and maintain governmental permits and authorizations to operate SVRE’s Pela Ema mine and processing plant in Brazil, and the receipt of consents and approvals from governmental and other counterparties under SVRE’s existing financing, royalty and offtake arrangements. Please see “Risk Factors” beginning on page 20 for additional information.

•        No Public Market Value for SVRE.    SVRE is a privately held company and, accordingly, there is no public equity market valuation of SVRE. Furthermore, any valuation of SVRE is dependent on an estimate of the extent to which SVRE will be able to achieve its forecasted operating results, which include growth rates that may or may not be obtained. While the Board recommended that USAR stockholders approve the share issuance proposal, the Board considered these uncertainties and limitations and took into account the possibility that the public markets might reach a different conclusion in assessing the value of SVRE or might be uncertain (or skeptical) about any value because of the informational limits and inherent uncertainties in valuing a privately owned business. The Board also considered that the actual operating results of SVRE could be significantly different from its expectations, and accordingly the market price of Common Stock could be volatile as a result of the merger. Please see “Risk Factors — If the public markets assign lower values to the SVRE business than the values used in negotiating the terms of the merger, the trading price of Common Stock may decline” beginning on page 20.

•        Employee Matters.    The Board considered the impact that the merger could have on the ability of USAR and the combined company to attract, retain and motivate key personnel, including the integration of SVRE’s senior leadership and operating team and the transition of certain SVRE executives to leadership roles at USAR following the closing.

•        Diversion of Management.    The Board considered the possible diversion of management’s time and attention from USAR’s ongoing business due to the substantial time and effort necessary to complete the merger and to plan for and implement the integration of the operations of USAR and SVRE.

The Board believed that, overall, the potential benefits of the merger to USAR and its stockholders outweighed the risks.

Please see “— Additional Information about Factors Considered by the Board” below for further information about the considerations of the Board.

THE BOARD RECOMMENDS THAT USAR STOCKHOLDERS VOTE “FOR” THE SHARE ISSUANCE PROPOSAL.

Additional Information about Factors Considered by the Board

The foregoing discussion summarizes the material factors considered by the Board in its consideration of the merger; however, it is not intended to be exhaustive. In view of the wide variety of factors considered by the Board in connection with its evaluation of the merger, the Board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decisions. In considering the factors described above, individual members of the Board may have given different weight to different factors. The Board considered this information as a whole and overall considered the information and factors to be favorable to, and in support of, its determinations and recommendations.

The Board realized that there can be no assurance about future results, including results considered or expected as described in the factors listed above. It should be noted that this explanation of the factors considered by the Board and all other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Note Regarding Forward-Looking Statements” beginning on page 16.

Opinion of USAR’s Financial Advisor

At the meeting of the Board on April 19, 2026 to evaluate and approve the Merger Agreement and transactions contemplated by the Merger Agreement, Moelis delivered an oral opinion, which was confirmed by delivery of a written opinion, dated April 19, 2026, addressed to the Board, to the effect that, as of the date of the opinion and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations set forth in the opinion, the Merger Consideration to be paid by USAR in the merger was fair from a financial point of view to USAR.

The full text of Moelis’ written opinion dated April 19, 2026, which sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this Proxy Statement and is incorporated herein by reference. Moelis’ opinion was provided for the use and benefit of the Board (solely in its capacity as such) in its evaluation of the merger. Moelis’ opinion is limited solely to the fairness from a financial point of view of the Merger Consideration to be paid by USAR in the merger, and does not address USAR’s underlying business decision to effect the merger or the relative merits of the merger as compared to any alternative business strategies or transactions that might be available to USAR. Moelis’ opinion does not constitute a recommendation as to how any holder of securities of USAR should vote or act with respect to the merger or any other matter.

In arriving at its opinion, Moelis, among other things:

•        reviewed certain publicly available business and financial information, including publicly available research analysts’ financial forecasts, relating to USAR;

•        reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of USAR furnished to Moelis by USAR, including financial forecasts provided to or discussed with Moelis by the management of USAR (described in “— Financial Projections — Summary of USAR Financial Projections” beginning on page 55 and referred to in this section as the “USAR Financial Projections for USAR”);

•        reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of SVRE furnished to Moelis by SVRE and USAR, respectively, including financial forecasts provided to or discussed with Moelis by the management of USAR (described in “— Financial Projections — Summary of Serra Verde Financial Projections — Per USAR Management” beginning on page 56 and referred to in this section as the “USAR Financial Projections for SVRE”);

•        reviewed information regarding the capitalization of USAR and SVRE furnished to Moelis by USAR and SVRE, respectively;

•        reviewed certain internal information relating to the net operating losses (“NOLs”) of USAR and SVRE, including estimates of utilization, furnished to Moelis by USAR and SVRE, respectively;

•        reviewed certain internal information relating to certain pro forma effects, in each case expected to result from the merger, furnished to Moelis by USAR and SVRE;

•        conducted discussions with members of the senior managements and representatives of USAR and SVRE concerning the information described in the foregoing six bullets, as well as the businesses and prospects of USAR and SVRE generally;

•        reviewed the reported prices and trading activity for Common Stock;

•        reviewed publicly available financial and stock market data of certain other companies in lines of business that Moelis deemed relevant;

•        reviewed the financial terms of certain other transactions that Moelis deemed relevant;

•        reviewed the execution version of the Merger Agreement;

•        participated in certain discussions and negotiations among representatives of USAR and SVRE and their advisors; and

•        conducted such other financial studies and analyses and took into account such other information as Moelis deemed appropriate.

In connection with its analysis and opinion, Moelis, at the direction of the Board, relied on the information supplied to, discussed with or reviewed by it for purposes of its opinion being complete and accurate in all material respects. Moelis did not independently verify any such information (or assume any responsibility for the independent verification of any such information). Moelis also relied on the representation of USAR’s management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. Moelis relied upon, without independent verification, the assessment of USAR and its legal, tax, regulatory and accounting advisors with respect to legal, tax, regulatory and accounting matters. With respect to the financial forecasts and the NOLs referred to above, Moelis assumed, at the direction of the Board, that they were reasonably prepared on a basis reflecting the best then available estimates and judgments of the management of USAR or SVRE, as the case may be, as to the future performance of USAR, SVRE and the NOLs (including the timing and utilization thereof and limitations thereon). Moelis also assumed, at the direction of the Board, that the future financial results would be achieved at the times and in the amounts projected. In addition, Moelis relied on the assessments of the management of USAR as to USAR’s ability to retain key employees of SVRE and to integrate the businesses of USAR and SVRE. Moelis did not express any views as to the reasonableness of any financial forecasts or the NOLs or the assumptions on which they were based. In addition, Moelis did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of USAR or SVRE, nor was it furnished with any such evaluation or appraisal.

Moelis’ opinion did not address USAR’s underlying business decision to effect the merger or the relative merits of the merger as compared to any alternative business strategies or transactions that might be available to USAR. Moelis’ opinion did not address any legal, regulatory, tax or accounting matters. Moelis was not asked to, and Moelis did not, offer any opinion as to any terms of the Merger Agreement or any aspect or implication of the merger, except for the fairness of the Merger Consideration to be paid by USAR in the merger from a financial point of view to USAR. Moelis’ opinion did not address (i) the allocation of the Merger Consideration as between the cash and stock components thereof, (ii) the allocation of the Merger Consideration among any holders of any types of equity interests in SV or (iii) the substitution of certain equity interests in SVRE into equity interests in USAR. Moelis expressed no opinion as to what the value of the Common Stock actually would be when issued pursuant to the merger or the prices at which the Common Stock may trade at any time. Moelis did not express any opinion as to fair value, viability or the solvency of USAR or SVRE following the closing of the merger. In rendering its opinion, Moelis assumed that the merger would be consummated in accordance with the terms of the Merger Agreement without any waiver or modification that could be material to its analysis, that the representations and warranties of each party set forth in the Merger Agreement were accurate and correct, and that the parties to the Merger Agreement would comply with all the material terms of the Merger Agreement. Moelis assumed that all governmental, regulatory or other consents and approvals necessary for the completion of the merger would be obtained, except to the extent that could not be material to its analysis. In addition, representatives of USAR advised Moelis, and Moelis assumed, that the merger would qualify as a tax free reorganization for federal income tax purposes.

Moelis’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Moelis as of, the date of its opinion, and Moelis assumed no responsibility to update its opinion for developments after the date of its opinion. As the Board was aware, the credit, financial and stock markets had been experiencing unusual volatility and Moelis expressed no opinion or view as to any potential effects of such volatility on USAR, SVRE or the merger.

Moelis’ opinion did not address the fairness of the merger or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of USAR, SVRE and/or any of their respective affiliates, other than the fairness of the Merger Consideration to be paid by USAR in the merger from a financial point of view to USAR. In addition, Moelis did not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the Merger Consideration or otherwise. Moelis’ opinion was approved by a Moelis fairness opinion committee.

Summary of Financial Analyses

The following is a summary of the material financial analyses presented by Moelis to the Board at its meeting held on April 19, 2026, in connection with delivery of its opinion. This summary describes the material analyses underlying Moelis’ opinion but does not purport to be a complete description of the analyses performed by Moelis in connection with its opinion.

Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand Moelis’ analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Moelis’ analyses.

For the purposes of Moelis’ analyses:

•        “EBITDA” was generally calculated as the relevant company’s earnings before interest expense, net, income tax benefit or expense, depreciation and amortization, as adjusted to exclude any one-time and non-recurring items for a specified period of time.

•        “Implied Equity Value Purchase Price” is an amount equal to $2,831 million based on (i) 126,849,307 USAR shares valued at USAR’s closing share price of $19.95 as of April 17, 2026, plus (ii) $300 million of cash.

•        “Total Enterprise Value” (or “TEV”) was generally calculated as the market value of the relevant company’s fully diluted common equity based on its closing stock price as of April 17, 2026 (the “equity value”) plus (i) preferred stock, if any, (ii) plus debt, including finance leases, (iii) plus the book value of minority interests, if any, (iv) less cash and cash equivalents (in each of the foregoing cases (i) through (iv), as of the relevant company’s most recently reported quarter end).

•        “TEV/EBITDA” multiples means a multiple of TEV to EBITDA.

•        Implied equity value, and implied equity value per share (if applicable), calculations for each of SVRE and USAR, as shown in the financial analyses below, were calculated by Moelis using capitalization information provided by SVRE management and USAR management, respectively.

Discounted Cash Flow Analysis

Utilizing the USAR Financial Projections for USAR and the USAR Financial Projections for SVRE, Moelis performed a discounted cash flow, which is referred to as DCF, analysis of each of SVRE and USAR, respectively, to calculate the present value of the estimated future unlevered free cash flows projected by their respective managements, and in the case of the USAR Financial Projections for SVRE, as adjusted by USAR management, to be generated by SVRE and USAR and, in the case of USAR, the present value of the estimated terminal value of USAR.

SVRE

Moelis calculated SVRE’s unlevered free cash flow as EBITDA (i) minus taxes, (ii) plus or minus, as applicable, change in net working capital and (iii) minus capital expenditures.

Moelis utilized a range of discount rates of 11.25% to 14.25% for SVRE. The range of discount rates was based on an estimated range of SVRE’s weighted average cost of capital, which is referred to as the WACC. The estimated WACC range for SVRE reflected a derived cost of equity range using the capital asset pricing model, which is referred to as CAPM.

Moelis used the foregoing ranges of discount rates to calculate estimated present values as of March 31, 2026 of the estimated future unlevered free cash flows of SVRE for the period starting with the second quarter of the calendar year ending December 31, 2026 through the end of the calendar year ending December 31, 2047 (in each case, discounted using an end-of-month discounting convention).

Given that the 23-year projection period of the USAR Financial Projections for SVRE accounted for the full life of mine for SVRE’s Pela Ema mine, which makes up 100% of SVRE’s operations, no terminal value was assumed for SVRE at the direction of USAR management.

In calculating the implied total enterprise value and the implied equity value of SVRE, Moelis separately calculated the net present value, as of March 31, 2026, of SVRE’s NOLs based on NOL balance estimates provided by SVRE management and included in the USAR Financial Projections for SVRE, and taking into account SVRE’s projected NOL utilization and cash tax savings estimates as provided by SVRE management for the period starting with the second quarter of the calendar year ending December 31, 2026 through the end of the calendar year ending December 31, 2047 (in each case, discounted using an end-of-month discounting convention). For purposes of discounting the estimated tax savings, Moelis utilized a range of discount rates of 11.75% to 15.00% based on an estimated range of SVRE’s cost of equity.

The implied range of total enterprise values for SVRE and the implied range of equity values for SVRE derived from the DCF analysis for SVRE are presented below, and the implied range of equity values for SVRE was compared to the Implied Equity Value Purchase Price of $2,831 million.

SVRE	Implied Total Enterprise Value ($ in millions)	Implied Equity Value ($ in millions)
DCF Analysis	$3,527 – $4,335	$3,413 – $4,220

USAR

Based on its professional judgement and experience, Moelis performed its DCF analysis of USAR on a sum-of-the-parts basis to reflect the different business and financial characteristics of USAR’s Mining and Processing business and its Metal and Magnet Making business. As such, Moelis performed separate DCF analyses of each respective business of USAR and summed the results of each such analyses to determine the implied equity value range and implied per share value range for the Common Stock, as further discussed below.

Moelis calculated the unlevered free cash flows projected to be generated by each of the Mining and Processing business and the Metal and Magnet Making business as EBITDA (i) minus taxes, (ii) plus or minus, as applicable, change in net working capital and (iii) minus capital expenditure.

Moelis utilized a range of discount rates of 10.25% to 13.00% for each of the Mining and Processing business and the Metal and Magnet Making business. The range of discount rates was based on an estimated range of USAR’s WACC. The estimated WACC range reflected a derived cost of equity range using CAPM.

Moelis used the foregoing ranges of discount rates to calculate estimated present values as of March 31, 2026 of (i) the estimated future unlevered free cash flows of each of the Mining and Processing business and the Metal and Magnet Making business for the period starting with the second quarter of the calendar year ending December 31, 2026 through (a) the end of the calendar year ending December 31, 2049 for the Mining and Processing business and (b) through the end of the calendar year ending December 31, 2035 for the Metal and Magnet Making business (in each case, discounted using a mid-year discounting convention) and (ii) the estimated terminal value of the Metal and Magnet Making business derived by applying a range of selected terminal TEV/EBITDA multiples of 8.0x to 11.0x to the Metal and Magnet Making business’s estimated terminal year EBITDA.

Given that the 24-year projection period of the USAR Financial Projections for USAR accounted for the full life of USAR’s Round Top mine, no terminal value was assumed for USAR’s Mining and Processing business at the direction of USAR management. Given that USAR’s Metal and Magnet Making business did not have a finite life and was projected to source feedstock from both the Round Top deposit and other third-party sources, including beyond the life of the Round Top deposit, at USAR management’s direction, a terminal value was assumed for the Metal and Magnet Making business following a 10-year projection period.

For purposes of selecting the reference range to apply to the Metal and Magnet Making business’s estimated terminal year EBITDA, Moelis noted that the selected reference range was informed by the long-term historical trading of the MP Materials and Lynas Rare Earths 2030E EBITDA multiples over the prior 12-month period, which Moelis believed reflected a scaled producer that aligned with where USAR management expected USAR to be in 2035. Based on the foregoing analysis and its professional judgment and experience, Moelis selected a reference range of 8.0x to 11.0x for the Metal and Magnet Making business’s terminal TEV/EBITDA multiples. Moelis then applied such multiple range to the Metal and Magnet Making business’s estimated terminal year EBITDA based on the USAR Financial Projections for USAR.

In calculating the implied total enterprise value and the implied equity value of USAR, Moelis separately calculated the net present value, as of March 31, 2026, of USAR’s NOLs based on NOL balance estimates provided by USAR management and included in the USAR Financial Projections for USAR, and taking into account USAR’s projected NOL utilization and cash tax savings as provided by USAR management for the period starting with the second quarter of the calendar year ending December 31, 2026 through the end of the calendar year ending December 31, 2029 (in each case, discounted using a mid-year discounting convention). For purposes of discounting the estimated tax savings, Moelis utilized a range of discount rates of 10.50% to 14.00% based on an estimated range of USAR’s cost of equity.

The implied range of total enterprise values for USAR, the implied range of equity values for USAR and the implied range of per share equity value for Common Stock derived from the DCF analysis for USAR are presented below, and the implied range of equity values was compared to USAR market equity value of approximately $5.0 billion as of April 17, 2026 (based on the closing share price for Common Stock of $19.95 as of April 17, 2026).

USAR	Implied Total Enterprise Value ($ in millions)	Implied Equity Value ($ in millions)	Implied Equity Value Per Share ($ per share)
DCF Analysis	$2,146 – $4,123	$3,793 – $5,771	$15.24 – $22.74

DCF-Based Ownership Percentage and Shares Issued Analysis

Based on the implied range of equity values for SVRE and USAR presented in the respective DCF analyses above, Moelis calculated a range of implied pro forma USAR retained ownership percentages, which are presented below. Based on the implied range of equity values for SVRE and USAR presented in the respective DCF analyses above, Moelis also calculated a range of implied new shares of Common Stock to be issued to SVRE shareholders, which are presented below:

	Implied Pro Forma USAR Retained Ownership(2)		Implied New USAR Shares Issued to SVRE Shareholders (mm)
DCF Analysis(1)	49.3	% – 65.1%	136.208 – 256.323

____________

(1)      Analysis is based on a comparison of USAR’s implied equity value to SVRE’s adjusted implied equity value (reduced by $315 million to reflect the $300 million of cash consideration and $15 million of SVRE transaction expenses assumed by USAR).

(2)      The high end of the range of the implied pro forma USAR retained ownership percentages represents the high end of the implied equity value range of USAR versus the low end of the implied adjusted equity value range of SVRE. The low end of the range of the implied pro forma USAR retained ownership percentages represents the low end of the implied equity value range of USAR versus the high end of the implied adjusted equity value range of SVRE.

Moelis compared (i) the range of the implied pro forma USAR retained ownership percentages above to the pro forma USAR retained ownership percentage of 66.3% in the merger (based on 126,849,307 new shares of Common Stock issued to SVRE shareholders) and (ii) the range of the implied new shares of Common Stock to be issued to SVRE shareholders to the 126,849,307 shares of Common Stock to be issued to SVRE shareholders in the merger.

Selected Publicly Traded Companies Analysis

Moelis performed a selected publicly traded companies analysis of each of SVRE and USAR. Financial data for the selected publicly traded companies was based on public filings and other publicly available information available as of April 17, 2026. In performing a selected publicly traded companies analysis of each of SVRE and USAR, Moelis reviewed and analyzed, among other things, TEV/EBITDA multiples of the respective selected publicly traded companies based on Wall Street research analyst consensus EBITDA estimates as of April 17, 2026 for the calendar year ended December 31, 2030 (2030E), and certain other financial information and market trading data related to the following selected publicly traded companies that Moelis believed, based on its professional judgment and experience, were generally relevant in certain respects to SVRE and USAR for purposes of its analysis. As a result of a significant ramp up period for USAR, based on its professional judgment and experience, Moelis considered trading multiples prior to the calendar year ended December 31, 2030 to be less informative and, as a result, those were excluded for purposes of its analysis.

In the case of USAR, Moelis selected publicly traded companies that operate in the United States, Canada and Australia that currently (or plan to) mine, separate, metalize or make magnets from rare earths. Below are the selected publicly traded companies Moelis considered in its analysis of USAR:

•        Energy Fuels Inc. (“Energy Fuels”)

•        Lynas Rare Earths Ltd. (“Lynas”)

•        MP Materials Corp (“MP Materials”)

Although none of these selected publicly traded companies are directly comparable to USAR, they were selected by Moelis, based on its professional judgment and experience, on the basis of business models, scale, geographic presence and corporate structures, among other factors.

In the case of SVRE, Moelis utilized the selected publicly traded companies specified above and USAR. Although none of the selected publicly traded companies are directly comparable to SVRE, they were selected by Moelis, based on its professional judgment and experience, on the basis of business models, scale, geographic presence and corporate structures, among other factors.

Moelis considered, but ultimately excluded from its analysis, (i) in respect of USAR, Neo Performance Materials Inc. and Ucore Rare Metals Inc. due to their more limited comparability to the attributes specified above, which made them less relevant to USAR, and (ii) in respect of SVRE, Latin American rare earth development companies (Brazilian Rare Earths Limited and Aclara Resources Inc.) given that, while these Latin American rare earth development companies planned to mine, separate, metalize, or make magnets from rare earths, Moelis viewed them as less relevant due to the fact that SVRE’s mine was currently producing and each of the Latin American rare earth development companies were in a development stage.

Moelis noted trading prices of the selected publicly traded companies had been materially affected by recent geopolitical and policy developments, including U.S.-Iran conflict, U.S.-China tariff discussions and U.S. government financing initiatives supporting non-China rare earth supply chains, which might impact observed trading multiples.

The following table summarizes the TEV / 2030E EBITDA multiples for the selected publicly traded companies (including USAR):

	TEV ($ in millions)	TEV/2030E EBITDA Multiple
Selected publicly traded companies
Lynas	$14,434	10.6x
MP Materials	$12,596	12.8x
Energy Fuels	$5,224	13.9x
USAR	$3,375	3.6x

SVRE

For purposes of selecting the reference range to apply to SVRE’s 2030 EBITDA, Moelis noted that the selected reference range was informed by the fact that (i) compared to USAR, (a) SVRE was meaningfully more advanced with regards to its mine plan and was ramping to commercial production compared to USAR and (b) SVRE’s offtake was entirely allocable to U.S. customers, including U.S. government affiliated entities, which protected floor price levels and significantly derisked sales and (ii) compared to the remaining selected publicly traded companies, (a) SVRE was the only pure-play producing rare earth mine, (b) each of the selected publicly traded companies operated mines in western countries and (c) SVRE’s Pela Ema mine was subject to substantially greater exposure to heavy rare earth pricing dynamics, rendering it less comparable from a public market valuation multiples perspective. As a result, the low end of the selected reference range was informed by a premium to the USAR TEV / 2030E EBITDA multiple as of April 17, 2026 and the high end of the reference range was informed by a discount to the TEV / 2030E EBITDA multiples for the remaining selected publicly traded companies as of April 17, 2026.

Based on the foregoing analysis and its professional judgment and experience, Moelis selected a reference range of 7.0x to 9.0x for TEV / 2030E EBITDA multiples for SVRE. Moelis then applied such multiple ranges to SVRE’s 2030E EBITDA based on the USAR Financial Projections for SVRE.

The implied range of total enterprise values and equity values for SVRE derived from the selected publicly traded companies analysis for SVRE based on the selected reference ranges of TEV / 2030E EBITDA multiples described above are presented below, and the implied range of equity values was compared to the Implied Equity Value Purchase Price of $2,831 million.

SVRE	Implied Total Enterprise Value ($ in millions)	Implied Equity Value ($ in millions)
Selected Publicly Traded Companies Analysis	$4,435 – $5,703	$4,321 – $5,588

USAR

For purposes of selecting the reference range to apply to USAR’s 2030E EBITDA, Moelis noted that the selected reference range was informed by the fact that, while USAR had a similar business model to the selected publicly traded companies, it was not as advanced in its lifecycle, and therefore had a different risk profile, rendering it less comparable from a public market valuation multiples perspective. As a result, the low end of the selected reference range was informed by the then-current USAR TEV / 2030E EBITDA multiple and the high end of the reference range was informed by the long-term trading average USAR TEV / 2030E EBITDA multiple.

Based on the foregoing analysis and its professional judgment and experience, Moelis selected a reference range of 3.5x to 5.0x for TEV / 2030E EBITDA multiples for USAR. Moelis then applied such multiple ranges to USAR’s 2030E EBITDA based on the USAR Financial Projections for USAR.

The implied range of total enterprise values for USAR, the implied range of equity values for USAR and the implied range of per share equity values for USAR derived from the selected publicly traded companies analysis for USAR based on the selected reference ranges of TEV / 2030E EBITDA multiples described above are presented below, and the implied range of equity values was compared to the USAR market equity value of approximately $5.0 billion as of April 17, 2026 (based on the closing share price for Common Stock of $19.95 as of April 17, 2026).

USAR	Implied Total Enterprise Value ($ in millions)	Implied Equity Value ($ in millions)	Implied Equity Value Per Share ($ per share)
Selected Publicly Traded Companies Analysis	$3,996 – $5,708	$5,644 – $7,356	$22.27 – $28.66

Selected Publicly Traded Companies-Based Ownership Percentage and Shares Issued Analysis

Based on the implied range of equity values for SVRE and USAR described above, Moelis calculated a range of implied pro forma USAR retained ownership percentages, which are presented below. Based on the implied range of equity values for SVRE and USAR presented in the respective Selected Publicly Traded Companies analyses above, Moelis also calculated a range of implied new shares of Common Stock to be issued to SVRE shareholders, which are presented below:

	Implied Pro Forma USAR Retained Ownership(2)		Implied New USAR Shares Issued to SVRE Shareholders (mm)
Selected Publicly Traded Companies Analysis(1)	51.7	% – 64.7%	139.746 – 236.788

____________

(1)      Analysis is based on a comparison of USAR’s implied equity value to SVRE’s adjusted implied equity value (reduced by $315 million to reflect the $300 million of cash consideration and $15 million of SVRE transaction expenses assumed by USAR).

(2)      The high end of the range of the implied pro forma USAR retained ownership percentages represents the high end of the implied equity value range of USAR versus the low end of the implied adjusted equity value range of SVRE. The low end of the range of the implied pro forma USAR retained ownership percentages represents the low end of the implied equity value range of USAR versus the high end of the implied adjusted equity value range of SVRE.

Moelis compared (i) the range of the implied pro forma USAR retained ownership percentages above to the pro forma USAR retained ownership percentage of 66.3% in the merger (based on 126,849,307 new shares of Common Stock issued to SVRE shareholders) and (ii) the range of the implied new shares of Common Stock to be issued to SVRE shareholders to the 126,849,307 shares of Common Stock to be issued to SVRE shareholders in the merger.

Summary of Pro Forma Company Analyses

DCF-Based Has/Gets Analysis

Moelis performed a DCF-based has/gets analysis to calculate the implied equity value uplift to USAR resulting from the merger. This has/gets analysis compared (i) the standalone implied equity value and implied per share equity value of USAR based on the DCF analysis (the “has”) with (ii) the pro forma implied equity value and implied per share equity value of the combined company that will be owned by the pre-merger shareholders of USAR after giving effect to the merger (assuming a pro forma USAR ownership percentage of approximately 66.3%) (the “gets”).

To calculate the pro forma implied DCF equity value of the combined company after giving effect to the merger, Moelis utilized (i) the standalone implied DCF equity value ranges for USAR and SVRE (described above under the heading “Discounted Cash Flow Analysis”), (ii) a combined WACC range of 10.00% to 12.75%, reflecting cost of capital synergies, and (iii) a deduction in the “gets” for estimated transaction expenses as provided by USAR management and SVRE management.

USAR	Implied Equity Value ($ in millions)	Implied Equity Value Per Share ($ per share)
“Has”: Standalone USAR Implied Equity Value	$3,793 – $5,771	$15.24 – $22.74
“Gets” Share of Pro Forma Implied Equity Value	$4,639 – $6,557	$18.63 – $25.84
Implied Equity Value Uplift	22.3% – 13.6%	22.3% – 13.6%

Selected Publicly Traded Companies-Based Has/Gets Analysis

Moelis performed a selected publicly traded companies-based has/gets analysis to calculate the implied equity value uplift to USAR resulting from the merger. This has/gets analysis compared (i) the implied equity value and implied per share equity value of USAR based on the selected publicly traded companies analysis (the “has”) with (ii) the pro forma implied equity value and implied per share equity value of the combined company that will be owned by the pre-merger shareholders of USAR after giving effect to the merger (assuming a pro forma USAR ownership percentage of approximately 66.3%) (the “gets”).

To calculate the pro forma implied equity value and implied per share equity value of the combined company after giving effect to the merger, Moelis utilized (i) the pro forma implied equity value and implied per share equity value for the combined company by applying the selected reference range for TEV / 2030E EBITDA multiples for USAR of 3.5x to 5.0x and for SVRE of 7.0x to 9.0x (described above under the heading “Selected Publicly Traded Companies Analysis”) to USAR’s and SVRE’s 2030E EBITDA based on the USAR Financial Projections for USAR and USAR Financial Projections for SVRE, respectively, and (ii) a deduction in the “gets” for estimated transaction expenses as provided by USAR management and SVRE management.

USAR	Implied Equity Value ($ in millions)	Implied Equity Value Per Share ($ per share)
“Has”: Standalone USAR Implied Equity Value	$5,644 – $7,356	$22.27 – $28.66
“Gets” Share of Pro Forma Implied Equity Value	$6,335 – $8,312	$25.00 – $32.39
Implied Equity Value Uplift	12.2% – 13.0%	12.2% – 13.0%

Miscellaneous

This summary of the analyses is not a complete description of Moelis’ opinion or the analyses underlying, and factors considered in connection with, Moelis’ opinion. The preparation of a fairness opinion is a complex analytical process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Moelis’ opinion. In arriving at its fairness determination, Moelis considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, Moelis made its fairness determination on the basis of its professional judgment and experience after considering the results of all of its analyses.

No company used in the analyses described above is identical to USAR or SVRE. In addition, such analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because the analyses described above (including much of the information used therein) are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, neither USAR nor Moelis or any other person assumes responsibility if future results are materially different from those forecast.

The Merger Consideration was determined through arms’ length negotiations between USAR, on the one hand, and SVRE, on the other, and was approved as a term of the Merger Agreement by the Board. Moelis did not recommend any specific consideration to USAR or the Board, or that any specific amount or type of consideration constituted the only appropriate consideration for the merger.

Moelis acted as financial advisor to USAR in connection with the merger. USAR agreed to pay Moelis certain fees for its services, including (i) an opinion fee of $4 million, payable upon the substantial completion by Moelis of the work in connection with rendering its opinion (regardless of the conclusion reached in that opinion) and (ii) a transaction fee of $25 million, payable upon consummation of the merger. The opinion fee is offset against the transaction fee. In addition, USAR has agreed to reimburse Moelis for certain of its expenses, including reasonable attorney’s fees and disbursements, and to indemnify Moelis and related persons for certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.

Moelis’ affiliates, employees, officers and partners may at any time own securities (long or short) of USAR, SVRE and/or their respective affiliates. Moelis has provided investment banking and other services to USAR, SVRE and/or their respective affiliates unrelated to the merger for which Moelis has received compensation and in the future may provide investment banking or other services to USAR, SVRE and/or their respective affiliates for which Moelis would expect to receive compensation for such services. In the past two years prior to the date of its opinion, Moelis was engaged as financial advisor to SVRE in connection with a potential sell-side transaction. A transaction did not occur, the engagement letter expired in accordance with its terms and Moelis did not receive, and does not expect to receive, any compensation for such engagement.

In the past two years prior to the date of its opinion, Moelis had not been engaged by (and had not received any fees from) the following SVRE shareholders: Vision Blue Resources Limited, EMG Fund Management (d/b/a the Energy & Minerals Group) and Denham Capital Management. A portfolio company of one of the SVRE shareholders informed Moelis recently prior to the date of its opinion that it would like to potentially engage Moelis on a potential transaction unrelated to USAR or the merger in another industry. The terms of the potential engagement had not been agreed, and Moelis had not yet received, but Moelis may in the future receive, compensation in connection with such potential engagement. In the past two years prior to the date of its opinion, Moelis acted (i) as placement agent for USAR in connection with a $1.5 billion private investment in public equity (PIPE) financing that closed in January 2026 and (ii) as financial advisor to USAR in connection with potential strategic initiatives, including its acquisition of Less Common Metals Ltd., which closed in November 2025, and placement agent in connection with a PIPE transaction related to such acquisition. As of the date of its opinion, Moelis had received compensation of $21 million in the aggregate for such services. As of the date of its opinion, Moelis was advising USAR in connection with a potential financing transaction and potential strategic initiatives, each of which were unrelated to the merger, for which Moelis would expect to receive compensation for such services.

The Board selected Moelis as its financial advisor in connection with the merger because Moelis has substantial experience in similar transactions and familiarity with USAR. Moelis is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, and valuations for corporate and other purposes.

Financial Projections

USAR does not as a matter of course make public projections as to future performance or earnings, especially projections for extended periods, due to the significant unpredictability of the underlying assumptions and estimates. However, in connection with the transaction, SVRE provided projections to USAR and USAR provided projections for itself, and adjusted the SVRE provided projections and provided the adjusted projections for SVRE, to the Board for its review and to Moelis for use and to rely upon for purposes of in its financial analyses and fairness opinion as described in the section entitled “— Opinion of USAR’s Financial Advisor” beginning on page 44.

These financial projections were not prepared with a view toward compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of financial projections. These financial projections included in this document have been prepared by, and is the responsibility of, the Company’s management. PricewaterhouseCoopers Auditores Independentes Ltda. and the USAR’s independent registered public accounting firm have not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying financial projections and, accordingly, PricewaterhouseCoopers Auditores Independentes Ltda. and BDO USA, P.C. (USAR’s independent registered public accounting firm) do not express an opinion or any other form of assurance with respect thereto. PricewaterhouseCoopers Auditores Independentes Ltda. and BDO USA, P.C. (USAR’s independent registered public accounting firm) reports included or incorporated by reference in this document relate exclusively to the USAR’s and SVRE’s historical financial statements. It does not extend to the financial projections and should not be read to do so.

These financial forecasts reflect numerous estimates and assumptions made with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, dilutive impact of the Merger Consideration, as well as matters specific to USAR’s and SVRE’s businesses, all of which are difficult to predict and many of which are beyond USAR’s and SVRE’ control. These financial forecasts are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, these financial forecasts constitute forward-looking statements and are subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such financial forecasts, including, but not limited to, the full life of the Pela Ema Mine, productivity of Round Top, industry performance, general business and economic conditions, existing financing, royalty and offtake arrangements, future pricing and demand for rare earth minerals, competition, adverse changes in applicable laws, regulations or rules and other risks and uncertainties described in reports filed with the SEC. See also “Note Regarding Forward-Looking Statements” above.

These financial forecasts do not take into account any circumstances or events occurring after the date they were prepared, including the April 20, 2026 announcement of the merger. Further, the financial forecasts do not take into account the effect of any failure to occur of the merger and should not be viewed as accurate or continuing in that context.

The financial forecasts set forth herein regarding Adjusted EBITDA and unlevered free cash flow are a non-GAAP financial measure. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP. Non-GAAP financial measure as used by USAR or SVRE may not be comparable to similarly titled amounts used by other companies. USAR and SVRE did not include reconciliations for EBITDA or Adjusted EBITDA to net income in its projections. USAR and SVRE did not prepare reconciliations for any non-GAAP estimates on a forward-looking basis, as it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort.

These financial forecasts are not being included in this Proxy Statement to influence your decision on how to vote your shares with respect to the share issuance proposal, but because these financial forecasts were made available by USAR to the Board and provided to USAR’s financial advisor, Moelis, to use and rely upon for purposes of in its financial analyses and fairness opinion. The information from these financial forecasts should be evaluated, if at all, together with the historical financial statements and other information regarding USAR and SVRE contained elsewhere in this Proxy Statement and USAR’s public filings with the SEC. In light of the foregoing factors and the uncertainties inherent in the financial forecasts, stockholders are cautioned not to place undue, if any, reliance on the forecasts included in this Proxy Statement.

Key Assumptions

The commodity pricing assumptions reflected a combination of historical, current and expected future pricing dynamics, market conditions and inflation expectations for the applicable rare earth products and related commodities. In developing certain commodity pricing assumptions, USAR management utilized internal estimates informed by third-party market data and surveys of projected commodity prices.

Furthermore, while the commodity pricing assumptions reflected a range of rare earth products and related commodities relevant to USAR and SVRE, certain products and commodities were more relevant to each respective business based on their anticipated production profiles and operations. In the case of USAR, the most relevant types are Dy, Tb, Y. In the case of SVRE the most relevant types are Nd, Pr, Dy, Tb, and Y.

Key Assumptions	Year Ended December 31,					Simple Average Over Period
Macroeconomic Assumptions	2026E	2027E	2028E	2029E	2030E	‘31E – ‘35E	‘36E – ‘40E	‘41E – ‘45E	‘46E – ‘49E
U.S. Inflation Index	1.00	1.03	1.05	1.08	1.10	1.19	1.35	1.52	1.72
BRL/USD Exchange Rate	5.91	6.36	6.87	7.43	8.03	9.24	10.68	11.21	11.65

Pricing Assumptions ($/kg)(1)	2026E	2027E	2028E	2029E	2030E	‘31E – ‘35E	‘36E – ‘40E	‘41E – ‘45E	‘46E – ‘49E
Nd	$125	$128	$131	$135	$138	$149	$168	$190	$215
Pr	$125	$128	$131	$135	$138	$149	$168	$190	$215
Dy	$900	$923	$946	$969	$993	$1,070	$1,211	$1,370	$1,550
Tb	$3,500	$3,588	$3,677	$3,769	$3,863	$4,163	$4,710	$5,329	$6,027
Y	$250	$256	$263	$269	$276	$297	$336	$381	$430

____________

(1)      Commodity prices shown in nominal terms

Summary of USAR Financial Projections

USAR Financial Projections — Consolidated

USAR Consolidated Financial Projections	Year Ended December 31,
($ in millions)	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E	2035E
Revenue	$80	$308	$966	$2,269	$2,670	$2,737	$2,798	$2,861	$2,925	$2,990
EBITDA(1)	$(121)	$(35)	$141	$814	$1,142	$1,170	$1,192	$1,214	$1,237	$1,260
Capital expenditures	$843	$2,074	$959	$61	$92	$94	$97	$99	$102	$104

USAR Financial Projections — Mining & Processing

USAR Mining & Processing Financial Projections	Year Ended December 31,					Simple Average Over Period
($ in millions)	2026E	2027E	2028E	2029E	2030E	‘31E – ‘35E	‘36E – ‘40E	‘41E – ‘45E	‘46E – ‘49E
Revenue	—	$87	$706	$1,182	$1,489	$1,590	$1,783	$2,017	$2,253
EBITDA(1)	$(22)	$3	$58	$330	$607	$639	$707	$800	$895
Capital expenditures	$106	$1,159	$387	$26	$26	$28	$32	$36	$41

USAR Financial Projections — Metal & Magnet Making

USAR Metal & Magnet Making Financial Projections	Year Ended December 31,
($ in millions)	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E	2035E
Revenue	$136	$302	$790	$1,958	$2,125	$2,179	$2,233	$2,289	$2,346	$2,405
EBITDA(1)(2)	$(99)	$(39)	$83	$484	$535	$548	$562	$576	$590	$604
Capital expenditures	$737	$915	$572	$35	$66	$67	$69	$71	$73	$74

____________

(1)      Calculated as earnings before interest, taxes depreciation, and amortization, and treating stock-based compensation as a cash cost

(2)      Includes USAR Consolidated Eliminations

Summary of USAR Unlevered Cash Flow

Moelis calculated unlevered free cash flow for USAR based on the USAR projections, which calculations were approved by USAR management and authorized by the Board to be used and relied upon by Moelis for purposes of its financial analyses and fairness opinion. The following tables set forth the results of these calculations regarding USAR for the nine months ending December 31, 2026 through December 31, 2049 for USAR Mining & Processing, and for the nine months ending December 31, 2026 through December 31, 2035 for USAR Metal & Magnet Making, and together for the nine months ending December 31, 2026 through December 31, 2035 for USAR Consolidated.

USAR Unlevered Free Cash Flow — Consolidated

USAR Consolidated Financial Projections	Year Ended December 31,
($ in millions)	Q2 – Q4 2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E	2035E
Unlevered free cash flow(1)	$(804)	$(2,168)	$(871)	$613	$824	$834	$891	$907	$924	$941

USAR Unlevered Free Cash Flow — Mining & Processing

USAR Mining & Processing Financial Projections	Year Ended December 31,(2)					Simple Average Over Period
($ in millions)	Q2 – Q4 2026E	2027E	2028E	2029E	2030E	‘31E – ‘35E	‘36E – ‘40E	‘41E – ‘45E	‘46E – ‘49E
Unlevered free cash flow(1)	$(121)	$(1,156)	$(337)	$263	$481	$505	$556	$616	$675

USAR Unlevered Free Cash Flow — Metal & Magnet Making

USAR Metal & Magnet Making Financial Projections	Year Ended December 31,(3)
($ in millions)	Q2 – Q4 2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E	2035E
Unlevered free cash flow(1)	$(683)	$(1,012)	$(533)	$350	$342	$341	$392	$402	$413	$424

____________

          In addition to the financial measures shown in the tables above, the USAR projected financial information included projections of unlevered cash tax savings of $65.8 million for the year ending December 31, 2029, and $0 for all other years, from net operating losses, tax credits and other tax attributes.

(1)      Calculated as EBITDA, less unlevered cash taxes, adjusted for changes in net working capital, less capital expenditures, using information provided by USAR management and, with the approval of USAR management, was used for purposes of the financial analysis described in the section entitled “— Opinion of USAR’s Financial Advisor”

(2)      For purposes of Moelis financial analysis of USA Rare Earth Mining & Processing, financial projections from Q2 2026 to 2049 (representing the full life-of-mine) were used since only the nine-month period ending December 31, 2026 was relevant for the discounted cash flow analysis

(3)      For purposes of Moelis financial analysis of USA Rare Earth Metal & Magnet Making, financial projections from Q2 2026 to 2035 were used since only the nine-month period ending December 31, 2026 was relevant for the discounted cash flow analysis

Summary of SVRE Financial Projections — Per USAR Management

SVRE Financial Projections

SVRE Financial Projections	Year Ended December 31,					Simple Average Over Period
($ in millions)	2026E	2027E	2028E	2029E	2030E	’30E – ’34E	’35E – ’39E	’40E – ’44E	’45E – ’47E
Revenue(1)	$122	$752	$955	$875	$830	$823	$868	$938	$943
EBITDA(2)	$33	$556	$735	$668	$634	$636	$675	$730	$734
Capital expenditures	$163	$31	$11	$11	$11	$10	$10	$12	$9

SVRE Unlevered Free Cash Flow

Moelis calculated unlevered free cash flow for SVRE based on the SVRE projections per USAR management, which calculations were approved by USAR management and authorized by the Board to be used and relied upon by Moelis for purposes of its financial analyses and fairness opinion. The following tables set forth the results of these calculations regarding SVRE for the nine months ending December 31, 2026 through December 31, 2047 for SVRE.

SVRE Financial Projections	Year Ended December 31,(3)					Simple Average Over Period
($ in millions)	Q2 – Q4 2026E	2027E	2028E	2029E	2030E	’30E – ’34E	’35E – ’39E	’40E – ’44E	’45E – ’47E
Unlevered free cash flow(4)	$(128)	$494	$659	$575	$549	$552	$584	$633	$647

____________

(1)      Revenue shown net of CFEM and Land Owner Royalty

(2)      Calculated as earnings before interest, taxes depreciation, and amortization, and treating stock-based compensation as a cash cost

(3)      For purposes of Moelis financial analysis, financial projections from Q2 2026 to 2047 (representing the full life-of-mine) were used since only the nine-month period ending December 31, 2026 was relevant for the discounted cash flow analysis

(4)      Calculated as EBITDA, less unlevered cash taxes, adjusted for changes in net working capital, less capital expenditures, using information provided by USA Rare Earth management and, with the approval of USA Rare Earth management, was used for purposes of the financial analysis described in the section entitled “— Opinion of USAR’s Financial Advisor”

In addition to the financial measures shown in the tables above, the SVRE financial projections per USAR management included projections of unlevered cash tax savings in Brazil for the years ending December 31, 2026, 2027, 2028, 2029, 2030, 2031, 2032, 2033, and 2034 of $0.6 million, $2.0 million, $2.1 million, $2.0 million, $1.9 million, $1.8 million, $1.7 million, $1.7 million, and $1.2 million, respectively, and $0 for all other years, from net operating losses, tax credits and other tax attributes. The SVRE financial projections per USAR management also included projections of unlevered cash tax savings in Switzerland for the years ending December 31, 2026 and 2027 of $4.4 million and $9.4 million, respectively, and $0 for all other years, from net operating losses, tax credits and other tax attributes.

Anticipated Accounting Treatment

USAR prepares its financial statements in accordance with U.S. GAAP. The Mergers will be accounted for by using the business combination accounting rules, which requires the application of a screen test to evaluate if substantially all the fair value of the acquired assets is concentrated in a single identifiable asset or group of similar identifiable assets to determine whether a transaction is accounted for as an asset acquisition or business combination. In addition, the rules require the identification of the acquirer; the determination of the acquisition date; the determination of the fair value of consideration; and the recognition and measurement, at relative fair value, of the identifiable assets acquired, liabilities assumed and any noncontrolling interest in the consolidated subsidiaries of the acquiree. USAR has been identified as an accounting acquirer for accounting purposes, and thus accounts for the Merger as a business combination in accordance with Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). Under the acquisition method of accounting, SVRE’s assets and liabilities will be recorded at their respective fair values. Any difference between the purchase price for SVRE and the fair value of the identifiable net assets acquired (including intangibles) will be recorded as goodwill.

Material United States Federal Income Tax Consequences to Existing USAR Stockholders

The existing USAR stockholders generally should not be subject to any material United States federal income tax consequences solely as a result of the merger.

Regulatory Approval

Under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, or HSR Act, and the rules and regulations promulgated thereunder, certain transactions, including the merger between USAR and SVRE, may not be consummated until required information and materials have been furnished to the Department of Justice, or DOJ, and the Federal Trade Commission, or FTC, and certain waiting period requirements have expired or been terminated. On May 5, 2026, the SVRE securityholders and USAR filed a Pre-merger Notification and Report Form pursuant to the HSR Act with the DOJ and FTC. The applicable waiting period under the HSR Act expired on June 4, 2026.

Federal Securities Law Consequences

In the merger, we will issue 126,849,307 shares of Common Stock to the stockholders of SVRE. None of these shares will be registered under the Securities Act of 1933. It is intended that such shares will be issued pursuant to a private placement exemption under Section 4(a)(2) of the Securities Act or other available exemptions, and they will only be able to be resold pursuant to a separate registration statement or an applicable exemption from registration (under both federal and state securities laws). The shares that will be received will be subject to contractual transfer restrictions and the holders will be entitled to registration rights under the terms of the Registration Rights Agreement. These restrictions are described in detail in “The Registration Rights Agreement — Market Stand-Off” beginning on page 71.

Appraisal Rights

Holders of Common Stock do not have dissenters or appraisal rights under Delaware law in connection with the merger.

Treatment of SVRE Incentive Awards (see page 62)

At the effective time of the merger, each outstanding SVRE restricted stock unit (“SVRE RSU”), stock appreciation right (“SVRE SAR”) and option to purchase SVRE shares (“SVRE Option”) (other than Performance-Vesting Options, as described below) (collectively, the “SVRE incentive awards”), whether vested or unvested, will automatically become fully vested and be cancelled and converted into the right to receive the holder’s portion of the Merger Consideration in accordance with the Merger Agreement, with SVRE Options (other than Performance-Vesting Options) and SVRE SARs being settled on a cashless exercise basis and in each case subject to applicable tax withholdings.

Each unvested SVRE Option held by a continuing service provider that is subject to performance-vesting conditions immediately prior to the effective time (each, a “Performance-Vesting Option”) will instead be cancelled and substituted with a time-vesting award of USAR restricted stock units, calculated by reference to a $18.0135 per USAR share reference price and assuming 100% achievement of the applicable Balanced Performance Index, and will be subject to time-based vesting and shall vest subject to the holder’s continued service with USAR (or any applicable affiliate thereof, including SVRE or subsidiary thereof) through the same year-end vesting dates as the substituted Performance-Vesting Option subject to vesting acceleration on an involuntary termination of service without “cause”, death or “disability”. “Cause” and “disability” shall have such meaning as set forth in USAR’s equity incentive plan, but without regard to the first clause therein referring to such definitions as set forth in an employment or similar agreement.

As a condition to receiving any Merger Consideration, each holder of an SVRE incentive award must deliver an executed incentive award acknowledgment confirming, among other things, that such holder is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act or a “non-U.S. person” within the meaning of Regulation S under the Securities Act. Each holder of an SVRE incentive award must also execute a Lockup Agreement (as further described under “— The Lockup Agreement”), as a condition to receiving any portion of the Merger Consideration in respect of such holder’s SVRE incentive awards.

Government Support and Financing (see page 74)

USAR and SVRE are party to, or have entered or expect to enter into, government-related financing and offtake arrangements that are relevant to the consummation of the merger and the post-closing operations of the combined company. These include (i) the Retained Finance Agreement, dated January 21, 2026, as amended, between SVRE and the DFC, under which approximately $325 million of indebtedness was outstanding as of March 31, 2026 and under which an additional $100 million Incremental Loan was disbursed on June 4, 2026; (ii) an offtake agreement and a related call option agreement between an SVRE subsidiary and the Counterparty thereto for the long-term supply of rare earth materials produced by SVRE; and (iii) the Direct Funding Agreement and the Loan Guarantee Agreement, each entered into on June 3, 2026 between USAR, certain of its subsidiaries and the U.S. Department of Commerce, providing for up to $277.0 million in direct funding awards and up to $1.3 billion in loan guarantees to support the development of USAR’s domestic rare earth and magnet supply chain. The merger is conditioned on the receipt of certain consents, amendments and waivers under each of these arrangements. Please see “Government Support and Financing” beginning on page 74.

Termination of the Merger Agreement (see page 68)

The Merger Agreement may be terminated at any time prior to the completion of the merger in any of the following ways:

•        by mutual written consent of USAR and SVRE;

•        by either USAR or SVRE (subject to certain limitations and exceptions):

•        if USAR stockholder approval of the share issuance proposal is not obtained at the Special Meeting;

•        if the closing has not occurred by December 31, 2026;

•        if a governmental entity has issued a final and non-appealable order permanently prohibiting the merger; or

•        for an uncured material breach by the other party that would cause a closing condition not to be satisfied;

in each case subject to the limitations and exceptions set forth in the Merger Agreement.

If the Merger Agreement is terminated by either party because USAR stockholder approval of the share issuance proposal has not been obtained, USAR will be required to pay SVRE a termination fee of (i) $75 million if the Board has effected a Change of Recommendation (as defined below) prior to such termination (the “Change of Recommendation Fee”) or (ii) $25 million if no Change of Recommendation has occurred prior to such termination (the “Vote Down Fee”). In no event will USAR be required to pay both fees.

Nasdaq Listing

USAR has agreed to use its reasonable best efforts to cause the shares of Common Stock to be issued in the merger to be approved for listing on the Nasdaq Global Market, subject to official notice of issuance. Following the completion of the merger, the shares of Common Stock will continue to be traded on the Nasdaq Global Market under the symbol “USAR.”

Designees to the Board

Effective as of the closing of the merger, USAR will appoint Sir Mick Davis and Thras Moraitis to the Board, in accordance with USAR’s governing documents and as a condition to the merger. Set forth below are biographies which include the skills, qualities and experiences of each of the two directors.

Name	Age	Principal Occupation
Thras Moraitis	63

Thras Moraitis was appointed CEO of the Serra Verde Group in January 2023 and is a highly experienced global mining executive.

He was previously a co-founder of X2 Resources and Group Head of Strategy and Corporate Affairs and a member of the Xstrata Plc Executive Committee. At Xstrata he was responsible for strategic development, post-acquisition integration, leadership development, external affairs and investor relations as well as Xstrata’s technology business. While at Xstrata, he was involved in some 40 transactions.

Thras began his career in the early 1980s as an engineer on the South African gold mines of General Mining Union Corporation (Gencor), followed by a series of entrepreneurial activities and, prior to joining Xstrata, was a global partner at the Monitor Group, a global advisory and merchant banking group.

Thras was previously the Chief Development Officer and a member of the Executive Board of EuroChem Group AG, a global fertiliser company and, prior to this, an Executive Director at Brilliant Planet, a growth company developing a scalable method for producing microalgae for food solutions and carbon sequestration.

Name	Age	Principal Occupation
Sir Mick Davis	68

Sir Mick Davis is the founder and Managing Partner of Vision Blue which invests in metal and mineral resource companies that can meet the world’s evolving energy needs. Sir Mick is a highly successful mining executive accredited with building Xstrata plc into one of the largest mining companies in the world prior to its acquisition by Glencore plc. Before listing Xstrata on the LSE as CEO he was CFO of Billiton plc and Chair of Billiton Coal which he joined from the position of Eskom CFO.

During his career in mining, he has raised over US$40bn from global capital markets and successfully completed over US$120bn of corporate transactions, including the creation of the Ingwe Coal Corporation in South Africa; the listing of Billiton on the LSE; the merger of BHP and Billiton; as well as numerous transactions at Xstrata culminating in the sale to Glencore plc.

Pursuant to a Board Appointment Agreement to be entered into at the closing between USAR and VB (Rare Earths) Limited (“VB”), VB will have the right to designate one individual for appointment or election to the Board, subject to VB and its affiliates continuing to beneficially own at least 5% of USAR’s outstanding Common Stock. Sir Mick Davis will be the initial appointee to the Board under this agreement. Please see “The Merger Agreement — The Board Appointment Agreement” beginning on page 71.

THE MERGER AGREEMENT

The following is a summary of the material terms of the Merger Agreement. This summary does not purport to describe all the terms of the Merger Agreement and is qualified by reference to the complete Merger Agreement, the executed version of which is attached as Annex A to this Proxy Statement, which is incorporated by reference in this Proxy Statement. All stockholders of USAR are urged to read the Merger Agreement carefully and in its entirety.

The Merger Agreement is being summarized in this Proxy Statement and has been included as an annex to this Proxy Statement to provide you with information regarding its terms. The Merger Agreement contains representations and warranties that the parties thereto made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract and the transactions and agreements contemplated thereby among the respective parties thereto and may be subject to important qualifications and limitations agreed to by USAR and SVRE in connection with negotiating the terms thereof. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to stockholders or may have been used for the purpose of allocating risk among the parties to the Merger Agreement rather than establishing matters as facts.

General

The Merger Agreement provides for the merger of SVRE with and into Middlebury Merger Sub, Ltd., a business company limited by shares incorporated under the laws of the British Virgin Islands and an indirect, wholly owned subsidiary of USAR, with Merger Sub continuing as the surviving entity and an indirect, wholly owned subsidiary of USAR.

Closing Matters

Closing.    Unless the parties agree otherwise, the closing of the merger will take place on the second business day after all closing conditions have been satisfied or waived (other than any condition that by its nature cannot be satisfied until the closing), unless the Merger Agreement has been terminated. Please see “Summary — Conditions to the Completion of the Merger” beginning on page 11 for a more complete description of the conditions that must be satisfied or waived prior to the closing of the merger.

Effective Time of the Merger.    At the closing of the merger, USAR and SVRE will file the Articles of Merger (which append the Plan of Merger) with the Registrar of Corporate Affairs of the British Virgin Islands in accordance with the relevant provisions of the BVI Business Companies Act (As Revised) and make all other required filings or recordings. The merger will become effective at the time the Articles of Merger have been registered by the Registrar, or at such later time as USAR and SVRE may agree in writing and specify in the Articles of Merger, which date shall not exceed 30 days following the registration of the Articles of Merger by the Registrar (subject to the BVI Act).

The parties are working to complete the merger no later than the third calendar quarter of 2026. However, because completion of the merger is subject to the receipt of regulatory approvals and the satisfaction or waiver of other conditions, we cannot predict the actual timing of the completion of the merger.

Consideration to be Paid Pursuant to the Merger

Under the Merger Agreement, the aggregate consideration payable in connection with the merger consists of (i) an aggregate amount of cash equal to $300,000,000 (the “Aggregate Cash Merger Consideration”) and (ii) an aggregate of 126,849,307 shares of Common Stock (the “Aggregate Stock Merger Consideration” and, together with the Aggregate Cash Merger Consideration, the “Merger Consideration”), in each case subject to equitable adjustment for stock splits, combination of shares, stock dividends, reorganizations, recapitalizations and similar events.

At the effective time of the merger, each holder of (i) SVRE ordinary shares and Class A ordinary shares issued and outstanding immediately prior to the effective time (other than dissenting shares and treasury shares), after giving effect to the Orion Payment (as defined below) and the automatic exercise of the DFC Warrants and the SVRE Shareholder Warrants (each as defined below), and (ii) outstanding SVRE restricted stock units, stock appreciation rights and options (other than Performance-Vesting Options, which will instead be substituted with USAR restricted stock units as described below), will be entitled to receive its portion of the Merger Consideration in accordance with the Merger Agreement and the funds flow memorandum delivered pursuant thereto. The treatment of the SVRE RSUs, SVRE SARs and SVRE Options is further described under “— Treatment of SVRE Incentive Awards” below. Holders of SVRE shares who validly exercise dissent rights under Section 179 of the BVI Business Companies Act (As Revised) will not receive Merger Consideration in respect of such shares.

A portion of the Aggregate Cash Merger Consideration and the Aggregate Stock Merger Consideration, currently estimated at approximately $2.9 million in cash and 1,220,020 shares of Common Stock (with the actual amounts to be set forth in the Closing Payment Certificate to be delivered by SVRE prior to the closing), will be paid at the closing to Orion, a former holder of SVRE Class A Preferred Stock, in accordance with the funds flow memorandum delivered by SVRE pursuant to the Merger Agreement and a side letter agreement, dated March 5, 2026, between SVRE and Orion (the “Orion Payment”). The Orion Payment will constitute full and final satisfaction of Orion’s remaining rights and obligations in respect of SVRE’s Class A Preferred Stock, including any accrued but unpaid dividends, liquidation preferences and other entitlements.

Treatment of SVRE Warrants

Subject to the terms and conditions set forth in the Merger Agreement, immediately prior to the closing of the merger, (i) all of the warrants to purchase SVRE shares held by the DFC pursuant to the Retained Finance Agreement (the “DFC Warrants”) and (ii) the warrants to purchase SVRE shares held by certain SVRE shareholders (the “SVRE Shareholder Warrants”) will, in each case, be automatically exercised and converted into SVRE shares in accordance with their respective terms. The SVRE shares issued upon such exercise will be treated as outstanding SVRE shares for purposes of the merger and entitled to receive their portion of the Merger Consideration as described under “— Consideration to be Paid Pursuant to the Merger” above.

Treatment of SVRE Incentive Awards

At the effective time of the merger, each outstanding restricted stock unit denominated in SVRE shares (each, an “SVRE RSU”), each stock appreciation right denominated in SVRE shares (each, an “SVRE SAR”) and each option to purchase SVRE shares (each, an “SVRE Option”) that is not a Performance-Vesting Option (as defined below), in each case whether vested or unvested, will automatically become fully vested and be cancelled and converted into the right to receive the holder’s portion of the Aggregate Cash Merger Consideration and the Aggregate Stock Merger Consideration in accordance with the Merger Agreement and the funds flow memorandum delivered pursuant thereto, with SVRE Options (other than a Performance-Vesting Option) and SVRE SARs being settled on a cashless exercise basis (i.e., net of the applicable exercise price or reference price) and in each case subject to applicable tax withholdings and deductions.

At the effective time of the merger, each unvested SVRE Option that is held by a continuing service provider and is subject to performance-vesting conditions immediately prior to the effective time (each, a “Performance-Vesting Option”) will instead automatically be cancelled and substituted with an award of restricted stock units denominated in shares of Common Stock (each, a “Substituted RSU Award”) granted under USAR’s equity incentive plan. The number of restricted stock units subject to each Substituted RSU Award will be determined by reference to the unvested shares underlying the Performance-Vesting Option (assuming 100% achievement of the applicable Balanced Performance Index), the per share gross value attributed in the funds flow to a non-Performance-Vesting SVRE Option (less the per share exercise price of such Performance-Vesting Option) and a reference price of $18.0135 per share of Common Stock (subject to equitable adjustment). Each Substituted RSU Award will be subject to time-based vesting through the same year-end vesting dates as the substituted Performance-Vesting Option (December 31, 2026 and December 31, 2027), subject to the holder’s continued service with USAR or its applicable affiliate (including SVRE or a subsidiary thereof), and will automatically vest upon the involuntary termination of the holder’s employment by USAR or the applicable USAR subsidiary that employs the holder without “cause” or due to the holder’s death or “disability” (each as defined in USAR’s equity incentive plan but without regard to the first clause therein referring to such definitions as set forth in an employment or similar agreement).

As a condition to receiving any portion of the Merger Consideration in respect of an SVRE RSU, SVRE SAR or SVRE Option (collectively, the “SVRE incentive awards”), each holder must deliver to SVRE an executed incentive award acknowledgment in the form prescribed by the Merger Agreement, pursuant to which such holder will consent to the treatment of the holder’s incentive award or awards and represent and warrant to USAR that it is either an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act of 1933 or a “non-U.S. person” within the meaning of Regulation S under the Securities Act of 1933. Each holder of an SVRE incentive award must also execute a Lockup Agreement (as further described under “— The Lockup Agreement”), as a condition to receiving any portion of the Merger Consideration in respect of such holder’s SVRE incentive awards.

Under the terms of the Merger Agreement, USAR may assume the SVRE Holdings Ltd. Equity Incentive Plan (the “SVRE Equity Plan”), including the remaining shares available for issuance under the SVRE Equity Plan, which will be converted into a number of shares of USAR Common Stock (after appropriate adjustment of the number of shares to reflect the Merger). The SVRE Equity Plan may be used by USAR for certain post-transaction grants of equity awards without further stockholder approval; provided that awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the SVRE Equity Plan and shall only be made to individuals who were not service providers of USAR prior to the Merger.

As of the date of the Merger Agreement, 20,799,784 SVRE shares were authorized and reserved for issuance under the SVRE Equity Plan, including 18,373,675 Ordinary Shares and 2,426,109 Class A Ordinary Shares. As of the date of the Merger Agreement, SVRE equity awards covering 15,753,474 Ordinary Shares and 2,260,789 Class A Ordinary Shares were issued and outstanding, such that 2,620,201 Ordinary Shares and 165,320 Class A Ordinary Shares remained available for issuance under the SVRE Equity Plan. The SVRE Equity Plan also provides that to the extent Ordinary Shares or Class A Ordinary Shares subject to an outstanding stock option, SAR or stock award granted under the plan are not issued or delivered by reason of (i) the expiration, termination, cancellation or forfeiture of such award or (ii) the settlement of such award in cash, then such Ordinary Shares or Class A Ordinary Shares shall again be available under the plan. In addition, the SVRE Equity Plan provides that Ordinary Shares and Class A Ordinary Shares subject to an award under the plan shall again be available for issuance under the plan if such shares are (x) shares that were subject to a stock option or stock-settled stock appreciation right and were not issued or delivered upon the net settlement or net exercise of such option or stock appreciation right or (y) shares delivered to or withheld by the company to pay the purchase price or the employee-related or other required withholding taxes related to an outstanding award. As a result, the shares available for issuance under the SVRE Equity Plan will be increased to reflect the settlement of existing SVRE equity awards in cash, any shares not issued or delivered upon the net settlement or net exercise of SVRE Options and SVRE SARs and shares withheld by the company to pay the employee-related or other required withholding taxes related to outstanding SVRE equity awards.

Covenants

USAR and SVRE have each undertaken certain covenants in the Merger Agreement concerning the conduct of their respective businesses between signing and the completion of the merger or the termination of the Merger Agreement. The following summarizes the more significant of these covenants.

Board Recommendation.    Unless the Merger Agreement is terminated prior to the Special Meeting, USAR is required to call, give notice of, convene and hold the Special Meeting and to permit its stockholders to vote on the share issuance proposal. The Board has agreed to recommend that USAR stockholders approve the share issuance proposal (the “USAR Stockholder Recommendation”) and to use its commercially reasonable efforts to solicit and obtain that approval, subject to the provisions described below.

Except as described below, the Board has agreed not to (i) fail to include the USAR Stockholder Recommendation in this Proxy Statement, (ii) withhold, withdraw, qualify, amend or modify (or publicly propose or resolve to do any of the foregoing) the USAR Stockholder Recommendation in a manner adverse to SVRE, (iii) if a third-party acquisition proposal involving USAR is publicly announced, fail to publicly reaffirm the USAR Stockholder Recommendation within three Business Days after SVRE’s written request (subject to a cap of three such reaffirmations), or (iv) resolve, agree, authorize or commit to take any of the foregoing actions (together with any of clauses (i) through (iii), a “Change of Recommendation”).

Prior to the receipt of the USAR Stockholder Approval, the Board may effect a Change of Recommendation only if (i) an Intervening Event has occurred and (ii) the Board determines in good faith, after consultation with outside legal counsel and its financial advisors, based on the information then available, that the failure to effect a Change of Recommendation would reasonably be likely to be inconsistent with the directors’ fiduciary duties under applicable law. The Board may effect a Change of Recommendation only after providing SVRE at least five Business Days’ prior written notice (which notice must include a reasonable description of the Intervening Event), negotiating in good faith with SVRE during such five-Business-Day period to the extent SVRE so requests regarding any revisions to the Merger

Agreement that SVRE may propose, and, at the end of such period, taking into account any revisions to the Merger Agreement committed to by SVRE in writing and again determining that failure to effect a Change of Recommendation would reasonably be likely to continue to be inconsistent with the directors’ fiduciary duties under applicable law.

For purposes of the Merger Agreement, an “Intervening Event” generally means a change, effect, development, circumstance, condition, fact, state of facts, event or occurrence (collectively, an “effect”) that was not actually known by the Board as of the date of the Merger Agreement (or, if actually known, the material consequences of which were not actually known by the Board at such time). An Intervening Event excludes (a) any effect that was directly and proximately caused by the entry into, announcement or performance of the transactions contemplated by the Merger Agreement, or that directly results or arises from the identity of SVRE or any of its subsidiaries, and (b) any change in the market price or trading volume of SVRE shares, any change in SVRE’s credit rating or the credit rating of any of its securities, or any failure by SVRE to meet, meeting or exceeding internal or published projections, forecasts, guidance, revenue or earnings predictions or other financial or operating metrics for any period (although the underlying facts or occurrences giving rise or contributing to any such excluded change or failure may be taken into account in determining whether an Intervening Event has occurred to the extent not otherwise excluded).

A Change of Recommendation may give rise to USAR’s obligation to pay SVRE a $75 million termination fee in certain circumstances. See “— Termination of the Merger Agreement” beginning on page 68.

Conduct of SVRE’s Business Prior to the Closing.    SVRE has agreed that, until the earlier of the completion of the merger and the termination of the Merger Agreement, it will use commercially reasonable efforts to (i) conduct its business in the ordinary course in all material respects, (ii) preserve intact its business organization and goodwill, and (iii) maintain its current relationships with material customers, suppliers, employees and other business associates.

In addition, SVRE has agreed that, except as expressly permitted by the Merger Agreement and subject to certain qualifications and exceptions set forth in the Merger Agreement, it will not, without the prior written consent of USAR (such consent not to be unreasonably withheld, conditioned or delayed):

•        sell, lease, license, assign, dispose of or transfer any of its assets, except in the ordinary course of business and other dispositions not in excess of $1,500,000 in the aggregate;

•        mortgage, pledge or subject to any lien any portion of its properties or assets, other than permitted liens;

•        make, commit to make or authorize any capital expenditure not contemplated by SVRE’s approved 2026 budget in excess of $1,500,000 individually or $6,000,000 in the aggregate;

•        acquire any material interest in any person or any material assets, other than in the ordinary course of business;

•        incur any indebtedness (other than under the Retained Finance Agreement) or assume, guarantee or endorse the obligations of any person;

•        enter into, amend, modify, accelerate or terminate any material contract, or waive any material rights under any material contract;

•        issue, sell, pledge, dispose of, encumber or transfer any equity securities, securities convertible into equity securities, or rights to acquire equity securities, of SVRE or any of its subsidiaries, other than the issuance of the DFC Warrants and the conversion thereof contemplated by the Merger Agreement;

•        declare, set aside or pay any dividend or other distribution, or enter into any agreement with respect to the voting of its capital stock;

•        reclassify, combine, split, subdivide or acquire any of its issued equity securities;

•        waive, release, assign, settle or compromise any material rights, claims, litigation or arbitration;

•        disclose any trade secrets or other proprietary information of SVRE or its subsidiaries to any person that is not subject to a confidentiality or non-disclosure agreement; take certain actions outside the ordinary course with respect to the compensation or benefits of, or the engagement or termination of, directors, officers or other service providers, or with respect to any benefit plan;

•        make loans, guarantees or investments in any person in excess of $250,000 in the aggregate;

•        amend its or any of its subsidiaries’ charter, bylaws or similar governing documents (other than in connection with the issuance of the DFC Warrants);

•        enter into any new business lines; or

•        take certain other actions specified in the Merger Agreement or agree or commit to do any of the foregoing.

Conduct of USAR’s and Merger Sub’s Business Prior to the Closing.    USAR and Merger Sub have agreed that, until the earlier of the completion of the merger and the termination of the Merger Agreement, they will use their commercially reasonable efforts to (i) conduct their businesses in the ordinary course, (ii) preserve intact their corporate existence and business organization, and (iii) maintain the listing of Common Stock on Nasdaq.

In addition, USAR and Merger Sub have agreed that, except as expressly permitted by the Merger Agreement (including the carve-outs described below) and subject to certain qualifications and exceptions set forth in the Merger Agreement, they will not, without the prior written consent of SVRE (such consent not to be unreasonably withheld, conditioned or delayed):

•        sell, lease, license, assign, dispose of or transfer all or substantially all of the assets of USAR and its subsidiaries, taken as a whole;

•        amend the organizational documents of USAR or Merger Sub in a manner adverse to holders of Common Stock;

•        take any action for the winding up, liquidation, dissolution or reorganization of USAR or Merger Sub;

•        declare, set aside or pay any dividend or other distribution with respect to USAR’s capital stock;

•        authorize, designate, create, issue or sell other securities of USAR (subject to the carve-outs described below); or

•        reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire any of its issued shares (subject to limited exceptions for tax withholding, net settlement and similar transactions under USAR’s equity incentive plans).

The foregoing restrictions on USAR’s issuance of securities are subject to specified carve-outs that, among other things, permit USAR to: (i) issue or sell common stock, preferred stock, convertible stock or other securities for aggregate net proceeds of up to $600,000,000 in bona fide capital-raising transactions, provided that the per-share issuance price for common stock, and the exercise or conversion price (after giving effect to any “make-whole” or other adjustments) for any preferred stock or convertible securities, in each case is not less than $18.0135 (subject to equitable adjustment); (ii) grant or amend awards under USAR’s equity incentive plans and effect related withholding and net settlement transactions; (iii) issue securities upon the exercise, conversion or settlement of options, warrants and other securities outstanding as of the date of the Merger Agreement; and (iv) issue shares of common stock (or warrants exercisable for shares of common stock) in connection with the Parent Loan Agreement, the Carester Transaction and the TMRC Transaction.

The “Carester Transaction” refers to the transactions contemplated by a term sheet, dated as of April 9, 2026, between USAR and Carester SAS, a French société par actions simplifiée. The arrangement is a strategic partnership intended to provide USAR and the combined company with access to best-in-class rare earth separation and processing intellectual property and capabilities, including the development of a dedicated third-party mixed rare earth carbonate separation line.

The “TMRC Transaction” refers to the transactions contemplated by an Agreement and Plan of Merger, dated as of March 4, 2026, between USAR, Texas Mineral Resources Corp., and the other parties thereto, pursuant to which USAR would acquire TMRC through a series of mergers. Under the merger agreement, at the effective time, each issued and outstanding share of TMRC common stock (other than specified excluded shares and shares with respect to which appraisal rights have been properly exercised) would be converted into the right to receive a number of shares of Common Stock determined in accordance with the exchange ratio set forth in the merger agreement, with cash paid in lieu of fractional shares. The TMRC Transaction is intended, among other things, to consolidate USAR’s ownership of its existing joint venture with TMRC and related mineral development assets and opportunities.

Commercially Reasonable Efforts; Regulatory Approvals; Consents.    Each of USAR, Merger Sub and SVRE has agreed to use its commercially reasonable efforts to take all actions necessary, proper or advisable to consummate the merger and the other transactions contemplated by the Merger Agreement, including using commercially reasonable efforts to obtain all required regulatory approvals and third-party consents. The parties have made the required filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The parties have also agreed to use commercially reasonable efforts to obtain the consents, amendments and waivers required under the Parent Loan Agreement, the Retained Finance Agreement, the Royalty Agreements, the Call Option Agreement and the Offtake Agreement in connection with the merger, including the waiver of any requirement on USAR or its subsidiaries (other than the surviving company and its subsidiaries) to provide guarantees, pledges, purchase rights or other credit support pursuant to such agreements. For more information regarding the Parent Loan Agreement, the Retained Finance Agreement and the Offtake Agreement, see “Government Support and Financing” beginning on page 74. Neither USAR nor SVRE is required to propose or accept, to the extent such action would be material, any divestiture, hold-separate, behavioral or similar conditions in order to obtain any regulatory approval, to expend amounts of money to a third party in exchange for any governmental consent, or to initiate or defend any litigation against a governmental entity in connection with the merger.

Retained Finance Agreement; Royalty Agreements.    SVRE has agreed to use its commercially reasonable efforts to cause the Incremental Loan under the Retained Finance Agreement to be fully disbursed as soon as reasonably practicable after the date of the Merger Agreement. To the extent reasonably requested by the DFC or the holders of the Royalty Agreements as a condition to providing any required consents or amendments, USAR has agreed to cause the surviving company to (i) execute and deliver a joinder, assumption or confirmation agreement pursuant to which the surviving company assumes or confirms SVRE’s obligations under the Retained Finance Agreement and the Royalty Agreements (as applicable), and (ii) take the actions necessary to maintain or re-create the related security interests and liens. For more information, see “Government Support and Financing” beginning on page 74.

Other Covenants.    The Merger Agreement contains other customary covenants, including covenants relating to the preparation and filing of this Proxy Statement and SEC cooperation, access to information, notice of developments, audit and financial information cooperation, USAR’s procurement of a representations and warranties insurance policy (which has been obtained, as further described under “— Survival of Representations and Warranties; R&W Insurance” below), the termination of certain related-party agreements of SVRE, director and officer resignations at SVRE, the procurement of a six-year directors’ and officers’ liability tail insurance policy by SVRE, employee matters, confidentiality, public announcements, the procurement of any required Section 280G shareholder approvals at SVRE, and the post-closing filing by USAR of a resale registration statement covering the shares of Common Stock issued in the merger.

Listing of USAR Common Stock

Following the completion of the merger, the shares of Common Stock will continue to be traded on the Nasdaq Global Market under the symbol “USAR.”

Representations and Warranties

The Merger Agreement contains representations and warranties made by each of USAR, Merger Sub and SVRE to the other parties as of the date of the Merger Agreement and as of the closing of the merger (subject, in certain cases, to specified earlier dates).

The representations and warranties of USAR, Merger Sub and SVRE relate to:

•        corporate organization, existence, qualification to conduct business and corporate power;

•        corporate authority to enter into, and carry out the obligations under, the Merger Agreement and the enforceability of the Merger Agreement;

•        the absence of any conflict with, or breach of, organizational documents, applicable law or material contracts as a result of the merger, and the required governmental approvals and consents;

•        subsidiaries;

•        capital structure;

•        financial statements (and, in the case of USAR, the accuracy and completeness of its filings with the SEC, internal control over financial reporting and disclosure controls and procedures);

•        the absence of undisclosed liabilities;

•        the absence of certain changes or events since a specified date, including the absence of a material adverse effect;

•        legal proceedings and the absence of certain orders;

•        material contracts;

•        tax matters;

•        employee benefit plans and labor and employment matters;

•        compliance with laws and the possession of, and compliance with, material permits;

•        anti-corruption matters and compliance with applicable economic sanctions and trade controls;

•        real and personal property and tangible assets;

•        intellectual property and information technology;

•        data privacy and cybersecurity;

•        environmental matters;

•        insurance;

•        the accuracy of the information supplied by such party for inclusion or incorporation by reference in this Proxy Statement;

•        the absence of brokers’ fees other than as disclosed; and

•        the required stockholder votes or shareholder consents.

In addition, SVRE has made representations and warranties relating to: (i) related-party and affiliated transactions; (ii) material customers and suppliers; (iii) mineral rights, including the Brazilian Mineral Rights; (iv) solvency; and (v) the validity, enforceability and absence of breach or default under the Retained Finance Agreement.

In addition, USAR and Merger Sub have made representations and warranties relating to: (i) the accuracy and completeness of USAR’s filings with the SEC, and USAR’s internal control over financial reporting and disclosure controls and procedures; (ii) the valid issuance of, and the eligibility for clearing through The Depository Trust Company of, the shares of Common Stock to be issued in the merger; (iii) the sufficiency of USAR’s cash to pay the cash portion of the Merger Consideration; (iv) the formation, capitalization and absence of business activities of Merger Sub; and (v) if and to the extent the Parent Loan Agreement has been entered into prior to the closing of the merger, the validity, enforceability and absence of breach or default under the Parent Loan Agreement.

Several of the representations and warranties in the Merger Agreement are subject to important qualifications and limitations agreed to by USAR and SVRE in connection with negotiating the terms thereof, including, in many cases, materiality, knowledge or “material adverse effect” qualifications. The defined terms “Company Material Adverse Effect” and “Parent Material Adverse Effect” in the Merger Agreement contain customary carve-outs, including for changes in general economic, political, regulatory, geopolitical or industry conditions; changes in law or accounting standards; force majeure events, war, terrorism, cyberattacks and pandemics; failures to meet internal or published projections (in and of themselves); changes in the market price or trading volume of the applicable party’s stock (in and of themselves); and the negotiation, execution, announcement, pendency or consummation of the merger and the other transactions contemplated by the Merger Agreement, in each case subject to a disproportionate-impact qualifier as described in the Merger Agreement.

The representations and warranties contained in the Merger Agreement were made solely for purposes of the contract and as of specific dates, were made solely for the benefit of the parties to the Merger Agreement, are subject to important qualifications and limitations (including by the related disclosure schedules) agreed by the parties in connection with negotiating the terms of the Merger Agreement, may have been made for the purpose of allocating contractual risk between the parties rather than establishing matters as facts, and may be subject to standards of materiality that differ from those generally applicable to investors. USAR stockholders and other investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or condition of USAR, SVRE, Merger Sub or any of their respective affiliates. Information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in USAR’s public disclosures.

No Survival of Representations and Warranties; R&W Insurance

The representations, warranties, covenants and agreements of USAR, Merger Sub and SVRE contained in the Merger Agreement, and in any certificate or other document delivered at or prior to the closing of the merger in connection with the Merger Agreement, will not survive the closing of the merger. Accordingly, following the closing, none of USAR, Merger Sub, the surviving company, the former SVRE securityholders or the Shareholder Representative will have any liability to one another for any breach of, or inaccuracy in, any such representation, warranty, covenant or agreement, except (i) for covenants and agreements that by their terms contemplate performance following the closing, which will survive until fully performed in accordance with their terms, (ii) for claims based on fraud, (iii) for the rights and obligations of the parties under the other transaction documents entered into in connection with the merger, and (iv) for USAR’s rights under the R&W Policy described below.

In connection with the merger, USAR has obtained a buyer-side representations and warranties insurance policy (the “R&W Policy”) providing coverage, subject to exclusions, policy limits, retentions and other customary terms and conditions, for losses that may result from breaches of, or inaccuracies in, certain of the representations and warranties made by SVRE in the Merger Agreement. All premiums, underwriting fees, brokers’ commissions and other costs and expenses related to the R&W Policy, and any retention that becomes due thereunder, will be paid by USAR. The R&W Policy waives subrogation against the Shareholder Representative, the SVRE securityholders and certain other released parties, except in the case of fraud. Following the closing, USAR’s sole and exclusive recourse for losses resulting from any breach of, or inaccuracy in, SVRE’s representations and warranties will be against the R&W Policy, and USAR will have no recourse against SVRE, the former SVRE securityholders or any of their respective affiliates or representatives, including if USAR is unable to recover under the R&W Policy.

Termination of the Merger Agreement

Right to Terminate.    The Merger Agreement may be terminated, and the merger and the other transactions contemplated thereby may be abandoned, at any time prior to the closing of the merger:

•        by mutual written consent of USAR and SVRE;

•        by either USAR or SVRE:

•        if USAR stockholder approval of the share issuance proposal has not been obtained at the Special Meeting or any postponement or adjournment thereof; provided, that this right is not available to a party whose failure to comply with its covenants or agreements under the Merger Agreement in any material respect proximately caused the failure to obtain such approval;

•        if the closing of the merger has not occurred on or before 5:00 p.m. Eastern Time on December 31, 2026 (the “End Date”); provided, that this right is not available to a party whose material breach of, or material failure to fulfill any obligation under, the Merger Agreement has been the primary cause of the failure of the closing to occur on or before such date;

•        if any governmental entity has issued or entered any judgment, order or decree, enacted any law or taken any other action that, in any such case, permanently restrains, enjoins or otherwise prohibits the consummation of the merger; provided, that this right is not available to a party (i) whose willful breach of the Merger Agreement was the primary cause of such judgment, order, decree, law or action or (ii) that has materially breached its obligations under the Merger Agreement to resist, resolve or lift such judgment, order, decree, law or action; or

•        by USAR:

•        if there has been a breach by SVRE or any SVRE securityholder of any representation, warranty, covenant or agreement in the Merger Agreement that would give rise to the failure of a closing condition relating to SVRE’s representations and warranties or performance of covenants, and such breach (i) cannot be cured by the End Date or (ii) if capable of being cured, has not been cured by the earlier of 30 calendar days following USAR’s written notice of such breach and the date that is three calendar days prior to the End Date; provided, that USAR is not entitled to terminate under this provision if USAR is itself in material breach of any of its representations, warranties, covenants or agreements in the Merger Agreement; or

•        by SVRE:

•        if there has been a breach by USAR or Merger Sub of any representation, warranty, covenant or agreement in the Merger Agreement that would give rise to the failure of a closing condition relating to USAR’s or Merger Sub’s representations and warranties or performance of covenants, and such breach (i) cannot be cured by the End Date or (ii) if capable of being cured, has not been cured by the earlier of 30 calendar days following SVRE’s written notice of such breach and the date that is three calendar days prior to the End Date; provided, that SVRE is not entitled to terminate under this provision if SVRE is itself in material breach of any of its representations, warranties, covenants or agreements in the Merger Agreement.

Effect of Termination.    Upon any termination of the Merger Agreement, the Merger Agreement will become void and there will be no liability or obligation on the part of any party or their respective affiliates by virtue of, or in connection with, the Merger Agreement, except that (i) no termination will relieve any party from liability for any willful breach of the Merger Agreement prior to such termination or for fraud, (ii) the confidentiality provisions and certain miscellaneous provisions of the Merger Agreement will survive termination and (iii) USAR will be obligated to pay any applicable termination fee described below. Damages recoverable in connection with a willful breach are not limited to out-of-pocket fees, costs or expenses and may, to the extent proven and awarded by a court, include damages based on the loss of the economic benefit of the merger to the former SVRE securityholders.

Termination Fees/Reimbursement of Expenses.    If the Merger Agreement is terminated by either USAR or SVRE because USAR stockholder approval of the share issuance proposal has not been obtained, USAR will be required to pay SVRE a termination fee of (i) $75 million if the Board has effected a Change of Recommendation prior to such termination (the “Change of Recommendation Fee”) or (ii) $25 million if no Change of Recommendation has occurred prior to such termination (the “Vote Down Fee”). In no event will USAR be required to pay both the Change of Recommendation Fee and the Vote Down Fee, or to pay either fee on more than one occasion.

The applicable termination fee must be paid by wire transfer of immediately available funds within three business days of termination of the Merger Agreement. If USAR fails to pay the termination fee when due, USAR will be required to reimburse SVRE for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by SVRE in connection with the collection of the termination fee, together with interest on the unpaid amount at the prime rate published in The Wall Street Journal in effect on the date such amount was required to be paid through the date of payment.

If the Change of Recommendation Fee or the Vote Down Fee becomes payable by, and is paid by, USAR, such fee will be SVRE’s sole and exclusive remedy for monetary damages or other relief (including specific performance) under the Merger Agreement.

Amendments and Waivers

The Merger Agreement may be amended prior to the closing of the merger only by a written instrument executed by USAR, Merger Sub, SVRE and the Shareholder Representative. After the closing, any amendment to the Merger Agreement requires the written consent of USAR and the Shareholder Representative.

No waiver of any provision of the Merger Agreement will be binding unless executed in writing by the party against whom the waiver is to be effective. After the closing, any such waiver also requires the written consent of USAR and the Shareholder Representative. The failure of any party to exercise any right under the Merger Agreement within the time required will cause that right to terminate with respect to the transaction or circumstances giving rise to such right, but not with respect to any other transactions or circumstances.

USAR does not have any current intention to waive any condition to the merger and cannot predict the circumstances under which it would do so. If USAR were to waive any material condition to its obligation to complete the merger after this Proxy Statement has been mailed to USAR stockholders, USAR currently intends to re-solicit proxies from USAR stockholders before completing the merger if such waiver would, in USAR’s view, materially change the disclosure contained in this Proxy Statement.

Governing Law; Jurisdiction

The Merger Agreement is governed by, and will be construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of law provision that would cause the application of the laws of any other jurisdiction. The provisions of the BVI Business Companies Act (As Revised) applicable to the authorization, effectiveness and effects of the merger will apply to the merger.

The parties to the Merger Agreement have submitted to the exclusive jurisdiction of the Delaware state courts and the federal courts of the United States sitting in Delaware in any action or proceeding arising out of or relating to the Merger Agreement or the transactions contemplated by the Merger Agreement, and have waived any right to a trial by jury in any such action or proceeding.

The Registration Rights Agreement

At the closing of the merger, USAR will enter into a Registration Rights Agreement (the “Registration Rights Agreement”) with the SVRE securityholders that are entitled to receive shares of Common Stock as Merger Consideration (the “Holders”). The initial Holders include Serra Verde Rare Earths Ltd., EMG Fund V SVRE Holdings, LLC and VB (Rare Earths) Limited, each of which (together with their respective Affiliates) is referred to as a “Qualified Holder.” The Registration Rights Agreement provides registration rights to the Holders with respect to the shares of Common Stock issued to them as Aggregate Stock Merger Consideration in the merger and certain securities issued in respect thereof (the “Registrable Securities”).

Resale Registration Statement.    On the first business day following the closing of the merger, USAR will file with the SEC a shelf registration statement on Form S-3 (or, if USAR is not eligible to use Form S-3, on Form S-1 or another appropriate form) covering the resale or distribution from time to time of the Registrable Securities by the Holders, and will use its reasonable best efforts to cause such registration statement to be declared effective by the SEC as promptly as reasonably practicable. USAR will use its reasonable best efforts to keep the registration statement (or any subsequent shelf registration statement) continuously effective and usable until there are no longer any Registrable Securities outstanding. USAR will be responsible for paying the expenses of any such registration, other than underwriting discounts, selling commissions and stock transfer taxes, which will be borne by the selling Holders.

Underwritten Shelf Takedowns.    At any time when an effective shelf registration statement is on file with the SEC, Qualified Holders holding at least 10% of the Registrable Securities held by all Holders may request to sell all or any portion of their Registrable Securities in an underwritten offering registered pursuant to the shelf registration statement (each, an “Underwritten Shelf Takedown”). USAR is only obligated to effect an Underwritten Shelf Takedown if the total offering price is reasonably expected to exceed $100 million in the aggregate. A Qualified Holder may also engage in an underwritten registered offering not involving a “roadshow” (commonly known as a “block trade”) with a total offering price reasonably expected to exceed $100 million or all of the Qualified Holder’s remaining Registrable Securities, on at least five business days’ prior notice to USAR. The total number of Underwritten Shelf Takedowns and block trades may not exceed three demands in any 12-month period in the aggregate, and no individual Qualified Holder (or its Affiliates) may demand more than one such offering in any 12-month period.

Piggyback Registration.    If USAR proposes to register any of its securities under the Securities Act (other than on Form S-4 or Form S-8 or in connection with an Underwritten Shelf Takedown or block trade), the Holders will receive notice of the registration and may include their Registrable Securities in such registration, subject to customary conditions and limitations, including the right of the managing underwriter to limit the number of shares included in such registration.

Market Stand-Off.    Each Holder that is an executive officer or director of USAR has agreed to enter into a customary lock-up agreement in connection with any underwritten offering of USAR equity securities, agreeing not to transfer Common Stock or other equity securities of USAR (subject to customary exceptions) without USAR’s consent during the 90-day period beginning on the date of pricing of such offering.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the form of Registration Rights Agreement attached as Exhibit B to the Merger Agreement.

The Board Appointment Agreement

In connection with the merger, USAR and VB (Rare Earths) Limited (the “Investor”) will enter into a Board Appointment Agreement (the “Board Appointment Agreement”). The Board Appointment Agreement will become effective at the closing of the merger and will provide the Investor with the right, for so long as the Investor and its controlled Affiliates continue to beneficially own at least 5% of the outstanding shares of Common Stock (the “5% Beneficial Ownership Requirement”), to (i) designate one individual (the “Investor Designee”) for appointment or election to the Board and (ii) remove a member of the Board who was duly elected or appointed as an Investor Designee (an “Investor Director”) from the Board (to the extent USAR has the right to cause such removal). USAR will include the Investor Designee in its slate of nominees for the applicable annual meeting of stockholders, recommend that stockholders vote in favor of the Investor Designee and support the Investor Designee in a manner no less rigorous and favorable than the manner in which USAR supports its other director nominees, subject to applicable securities laws and the fiduciary duties of the Board. Without the Investor’s prior written consent, USAR will not remove an Investor Director, recommend that stockholders vote against an Investor Designee, or fail to recommend that stockholders vote against any proposal to remove an Investor Director. The Investor has indicated that its initial Investor Designee will be Sir Mick Davis.

Each Investor Designee must be reasonably acceptable to the Nominating and Corporate Governance Committee of the Board, complete USAR’s standard director questionnaires and provide such other information as may be reasonably requested in connection with USAR’s obligations under applicable securities laws. The Investor must provide written notice of any designation at least 120 days prior to the applicable annual meeting and may designate a replacement Investor Designee in the event of the death, disability, resignation or removal of an Investor Director or the failure of an Investor Designee to be elected. If the Investor ceases to satisfy the 5% Beneficial Ownership Requirement, its designation and removal rights under the Board Appointment Agreement will terminate, but any incumbent Investor Director will not be required to resign solely as a result thereof. The Investor Director will be entitled to indemnification, director and officer insurance and compensation on the same terms as other members of the Board.

Separately, and as a condition to the consummation of the merger, USAR is required to appoint Sir Mick Davis and Thras Moraitis to the Board, in each case effective as of the closing and in accordance with USAR’s governing documents. Following the closing, the Board is expected to consist of the directors currently serving on the Board, together with Sir Mick Davis and Thras Moraitis.

The foregoing description of the Board Appointment Agreement does not purport to be complete and is qualified in its entirety by reference to the form of Board Appointment Agreement.

Lockup Agreements

In connection with the merger, each SVRE securityholder entitled to receive shares of Common Stock as Merger Consideration will enter into a Lockup Agreement with USAR (each, a “Lockup Agreement”). Each Lockup Agreement will become effective at the closing of the merger and will impose transfer restrictions on the shares of Common Stock held by the former SVRE securityholder immediately following the closing (excluding shares acquired in the public market) (the “Lock-Up Shares”) in three equal tranches: one-third of the Lock-Up

Shares will not be subject to any transfer restrictions from and after the closing, one-third will be subject to transfer restrictions until 90 days following the closing, and the remaining one-third will be subject to transfer restrictions until 180 days following the closing. The transfer restrictions will terminate with respect to all Lock-Up Shares upon the consummation of any liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of USAR’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property, and are subject to customary exceptions, including transfers to Affiliates and Permitted Transferees.

If USAR amends, modifies or waives the lock-up applicable to shares held by Serra Verde Rare Earths Ltd., VB (Rare Earths) Limited, EMG Fund V SVRE Holdings, LLC or MVB Investment Holdings LLC (collectively, the “Majority Holders”) in a manner favorable to such Majority Holder, USAR is required to amend, modify or waive the lock-up applicable to the Lock-Up Shares held by the other Majority Holders on a pro rata basis in the same manner.

The foregoing description of the Lockup Agreement does not purport to be complete and is qualified in its entirety by reference to the form of Lockup Agreement attached as Exhibit A to the Merger Agreement.

Voting and Support Agreements

Concurrently with the execution of the Merger Agreement, SVRE entered into a Voting and Support Agreement, dated as of April 19, 2026 (the “Voting and Support Agreements”), with each of certain stockholders of USAR (the “Supporting Stockholders”). As of the date of the Voting and Support Agreements, the Supporting Stockholders collectively beneficially owned approximately 9% of the outstanding shares of Common Stock. Each Supporting Stockholder entered into the Voting and Support Agreement solely in its capacity as a stockholder of USAR and not in any capacity as a director or officer of USAR.

Pursuant to the Voting and Support Agreement, each Supporting Stockholder has agreed to (i) appear at each USAR stockholder meeting (including the Special Meeting), or otherwise cause its shares of Common Stock and preferred stock subject to the Voting and Support Agreement to be counted as present thereat for purposes of calculating a quorum, and (ii) vote (or cause to be voted) all of its shares subject to the Voting and Support Agreement, and cause any holder of record of such shares to vote all such shares, in favor of (A) the transactions contemplated by the Merger Agreement, including the share issuance proposal, and (B) any proposal to adjourn or postpone any USAR stockholder meeting if there are not sufficient votes to obtain the USAR Stockholder Approval on the date such meeting is held. During the term of the Voting and Support Agreement, each Supporting Stockholder is subject to customary restrictions on the transfer of its shares subject to the Voting and Support Agreement, subject to certain exceptions including transfers by gift to immediate family members or related trusts and transfers pursuant to laws of descent and distribution.

The Voting and Support Agreement will terminate upon the earlier of the effective time of the merger and the termination of the Merger Agreement in accordance with its terms.

The foregoing description of the Voting and Support Agreement does not purport to be complete and is qualified in its entirety by reference to the Voting and Support Agreement.

Employment Letter Agreement

Concurrently with the execution of the Merger Agreement, USAR entered into a letter agreement, dated as of April 19, 2026 (the “Employment Letter Agreement”), with Thras Moraitis (the “Executive”) and SV Management Switzerland AG, the SVRE subsidiary that is the Executive’s employer of record. The Employment Letter Agreement amends the Executive’s existing employment agreement which USAR has agreed to assume, as modified by the letter agreement, and will become effective at the closing of the merger. If the Merger Agreement is terminated prior to the closing, the Employment Letter Agreement will be null and void and the Executive’s existing employment arrangements with SV Management Switzerland AG will continue in full force and effect.

Pursuant to the Employment Letter Agreement, effective as of the closing of the merger, (i) the Executive will assume the function and responsibility of President of USAR, reporting to the USAR Chief Executive Officer, while retaining a strategic leadership role at SV Management Switzerland AG, which will remain his employer of record, and (ii) the Executive will be appointed to the Board, as further described under “— The Board Appointment Agreement” beginning on page 71. The Executive’s outstanding SVRE incentive awards will be treated as described under “— Treatment of SVRE Incentive Awards” beginning on page 62. Subsequent to the execution of the

Employment Letter Agreement, USAR announced that the Executive will succeed Ms. Humpton as Chief Executive Officer of USAR, as described below. The Executive has also agreed to waive certain cash retirement benefits totaling approximately CHF 3.3 million that would otherwise have become payable to him upon his statutory retirement in Switzerland in exchange for a grant of restricted stock units to be made by USAR following the closing, which will vest in two equal tranches at and following the Executive’s retirement at or following age 65, subject to specified notice and separation requirements.

The Employment Letter Agreement also amends the Executive’s existing restrictive covenants to apply to USAR and its affiliates, subjects the Executive to USAR’s clawback policy, and provides for USAR’s joint liability for the Executive’s employment-related obligations and indemnification and D&O coverage on the same basis as other USAR executive officers and directors.

The foregoing description of the Employment Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Letter Agreement.

On July 19, 2026, the Board approved certain leadership changes, which USAR announced on July 20, 2026 in a Current Report on Form 8-K. Barbara Humpton will retire as Chief Executive Officer and as a director of USAR effective October 1, 2026 (the “Separation Date”) and, in connection with her retirement, entered into a retirement agreement with USAR dated July 19, 2026. The Executive was appointed to succeed Ms. Humpton as Chief Executive Officer of USAR effective on the Separation Date or, if later, upon the closing of the merger (the later date, the “Joining Date”); accordingly, the Executive will serve as President of USAR from the closing of the merger until October 1, 2026 (if closing occurs sooner) and as Chief Executive Officer thereafter. In addition, the Board appointed Michael Blitzer, who has served as Chairman of the Board since March 2023, as Executive Chair of the Board, effective immediately, and Mr. Blitzer resigned from the Compensation Committee and the Nominating and Corporate Governance Committee in connection with his appointment. Following the Separation Date, the Board is expected to consist of the directors then serving on the Board (other than Ms. Humpton), together with Sir Mick Davis and the Executive, who are to be appointed to the Board in connection with the closing of the merger.

In connection with his appointment as Chief Executive Officer, the Executive agreed to terms with USAR (the “CEO Terms”) that supplement the Employment Letter Agreement and will be memorialized in a side letter thereto, providing for his service as Chief Executive Officer from the Joining Date through December 31, 2028 (subject to extension) and for base salary, annual bonus and equity award opportunities. Mr. Blitzer’s compensation as Executive Chair is governed by an Executive Chair Agreement, dated July 19, 2026, which provides for a cash retainer and equity awards in lieu of any compensation under USAR’s Non-Employee Director Compensation Policy. The foregoing descriptions of the retirement agreement, the CEO Terms and the Executive Chair Agreement do not purport to be complete and are qualified in their entirety by reference to USAR’s Current Report on Form 8-K filed on July 20, 2026 and the agreements filed as exhibits thereto, which are incorporated by reference into this Proxy Statement.

GOVERNMENT SUPPORT AND FINANCING

USAR and SVRE are party to, or have entered or expect to enter into, the following government-related financing and offtake arrangements, each of which is relevant to the consummation of the merger.

The Retained Finance Agreement

On January 21, 2026, SVRE entered into a Finance Agreement with the DFC, which was amended on March 5, 2026 (as further amended from time to time, the “Retained Finance Agreement”). The Retained Finance Agreement provides SVRE with a long-term debt financing to support the debottlenecking and optimization of its rare earth mining and processing operations in an aggregate committed amount not to exceed $565 million, consisting of (i) an initial loan tranche with a principal amount not to exceed $465 million and (ii) a second loan tranche with a principal amount not to exceed $100 million (the “Incremental Loan”). As of March 31, 2026, the aggregate outstanding principal amount of indebtedness of SVRE and its subsidiaries under the Retained Finance Agreement was approximately $325 million. The Incremental Loan was fully disbursed to SVRE on June 4, 2026.

In connection with the Retained Finance Agreement, following the disbursement of the Incremental Loan, the DFC holds warrants to purchase ordinary shares of SVRE, which warrants will be automatically exercised immediately prior to the closing. See “The Merger Agreement — Treatment of SVRE Warrants” beginning on page 62. As a condition to the disbursement of the Incremental Loan, SVRE and the DFC entered into a side letter (the “DFC Side Letter”) pursuant to which the DFC will have the right to nominate (i) a director to the board of directors of Merger Sub, and (ii) an observer to attend all meetings of the board of directors of Merger Sub, which appointments, if made, are conditions to USAR’s obligation to complete the merger.

The transactions contemplated by the Merger Agreement require certain consents, amendments or waivers under the Retained Finance Agreement, including (i) the release of the SVRE securityholders from an equitable share mortgage granted in favor of the DFC over certain SVRE shares, and (ii) the consent from the DFC to permit the transactions contemplated by the Merger Agreement under the Retained Finance Agreement. As a condition to providing such consents, the DFC may require the surviving company to assume SVRE’s obligations under the Retained Finance Agreement and to maintain or re-create the related security interests. At this time, the DFC has not requested that USAR nor any of its subsidiaries (other than Merger Sub and its subsidiaries) provide guarantees, pledges, purchase rights or other credit support in connection with such consents.

The Offtake Agreement and Related Call Option Agreement

On April 20, 2026, SV Management Switzerland, a subsidiary of SVRE, entered into an offtake agreement with a special purpose vehicle capitalized by the Counterparty (as amended from time to time, the “Offtake Agreement”) for the long-term supply of rare earth materials produced by SVRE.

The Offtake Agreement contemplates the sale and purchase of 100% of the rare earth payable products produced by SVRE from the first phase of operations at the Pela Ema project, subject to limited carve-outs. The Incremental Loan was fully disbursed on June 4, 2026, and the parties have acknowledged that SVRE’s obligation to deliver the full annual contract quantity will be for 100% of the first phase of operations at the Pela Ema project. The Offtake Agreement provides for a term ending on the earlier of (i) the date on which deliveries by SV Management Switzerland equal the rare earth products produced from 198,000,000 metric tons of run-of-mine ore and (ii) the date that is 20 years after the date on which SVRE’s facility becomes capable of producing the contemplated products (the “Commercial Operations Date”), with mutually agreed extensions subject to the consent of the U.S. government. The purchase price for the principal payable rare earth elements is determined on the basis of contractual floor prices, escalated by 2% annually, with 70% of the excess of the prevailing market index price over the applicable floor price payable to SV Management Switzerland and certain cost savings and yield variances allocated 70% to SV Management Switzerland and 30% to the Counterparty. Prior to the Commercial Operations Date, SV Management Switzerland is required to offer to the Counterparty all rare earth products available for sale, and the Counterparty is obligated to purchase such products subject to agreement on the terms and conditions for such sale. The commencement of deliveries under the Offtake Agreement is subject to the satisfaction or waiver of certain conditions precedent by an agreed long-stop date, June 12, 2026, including the execution of the Call Option Agreement, the receipt by the Counterparty of specified financial support from the U.S. government, confirmation that the Retained Finance Agreement is in place and confirmation by the U.S. government that SVRE is not owned or controlled by restricted persons; if the conditions precedent are not satisfied or waived by such date, either party may terminate the Offtake Agreement without liability. On June 29, 2026, SV Management Switzerland and the Counterparty entered into an amendment, consent and waiver to the Offtake Agreement that extended the long-stop date from June 12, 2026 to August 14, 2026.

In connection with the amendment, consent and waiver described above, the description of the U.S. government financial support to be provided to the Counterparty was revised to consist of (i) an initial capital investment in the Counterparty of $500 million, (ii) a debt facility and/or an inventory monetization facility with a funding amount of $500 million to be made available to the Counterparty, and (iii) one or more forward purchase contracts pursuant to which the U.S. government will acquire no less than $300 million of rare earth payable products from the Counterparty over the first five years following the Commercial Operations Date (extended from three years), in each case with any obligations of the U.S. government in excess of $300 million in the aggregate subject to the availability of appropriations.

On July 16, 2026, USAR, Merger Sub, SVRE and the Shareholder Representative entered into Amendment No. 1 to the Merger Agreement, pursuant to which the satisfaction (and non-waiver) of the conditions precedent set forth in Clauses 2.2(b) and 2.2(c) of the Offtake Agreement, the lapse of the right of SV Management Switzerland to terminate the Offtake Agreement in accordance with Clause 2.4 of the Offtake Agreement, and the Offtake Agreement being in full force and effect as of the closing became conditions to the obligation of USAR and Merger Sub to complete the merger. The condition precedent set forth in Clause 2.2(b) of the Offtake Agreement, which is for the benefit of SV Management Switzerland, is the receipt by the Counterparty of the specified financial support from the U.S. government described above (including the execution by the U.S. government and the Counterparty of one or more contracts for the purchase by the U.S. government of products from the Counterparty), together with the delivery to SV Management Switzerland of satisfactory evidence thereof. The condition precedent set forth in Clause 2.2(c) of the Offtake Agreement, which is for the benefit of the Counterparty, is the confirmation by the U.S. government that it has received the Retained Finance Agreement and evidence satisfactory to it that SV Management Switzerland is not owned or controlled by restricted persons. Under Clause 2.4 of the Offtake Agreement, SV Management Switzerland may terminate the Offtake Agreement without liability if the condition set forth in Clause 2.2(b) is not satisfied or waived by the applicable long-stop date.

In connection with the Offtake Agreement, SVRE, the SVRE securityholders and the Counterparty have agreed to enter into a related call option agreement, to be dated on or before the closing date (as amended from time to time, the “Call Option Agreement”).

Pursuant to the Call Option Agreement, upon the occurrence of certain specified triggering events, including, among others, the insolvency or bankruptcy of SV Management Switzerland or its mining subsidiary (subject to a carve-out where certain U.S. government entities are lenders), the voluntary cessation of all or substantially all of the mining operations at the project site for 60 or more consecutive days, breaches by SV Management Switzerland of certain obligations under the Offtake Agreement (including the change of control and assignment provisions), and events of default under new approved lender financing documents, the Counterparty shall have the option to purchase all (but not less than all) of the equity interests in SVRE held by each party to the Call Option Agreement. The purchase price would be equal to the fair market value of the equity interests, as determined by a panel of three independent experts. The Call Option Agreement restricts transfers of SVRE equity interests by the parties thereto to certain third parties without the Counterparty’s prior written consent and automatically terminates upon the earliest of (i) the closing of the sale of equity interests thereunder, (ii) with respect to any party to the Call Option Agreement, the date on which such party no longer holds any equity interests in SVRE due to a permitted transfer, or (iii) the termination of the Offtake Agreement, subject to a 180-day survival period if the Offtake Agreement is terminated by the Counterparty following a fundamental seller default. The consummation of the merger requires the receipt of certain consents, amendments or waivers under each of the Offtake Agreement and the Call Option Agreement, including the release of the SVRE securityholders from the Call Option Agreement. In connection with the closing, the wholly owned subsidiary of USAR that will directly hold the equity interests of Merger Sub is expected to enter into the Call Option Agreement and is expected to grant a pledge of those equity interests in favor of the DFC. It is anticipated that neither USAR nor any of its subsidiaries (other than Merger Sub and its subsidiaries and, with respect to such pledge, the direct parent of Merger Sub) will be required to provide guarantees, pledges, purchase rights or other credit support in connection with such consents.

The Parent Loan Agreement

On January 26, 2026, USAR entered into a letter of intent with the U.S. Department of Commerce (the “DOC”) setting forth the principal terms on which USAR expected to enter into a long-term financing package with the DOC to support the development of USAR’s domestic rare earth and magnet supply chain, including the Round

Top Mountain heavy rare earth elements deposit (the “Round Top”) and USAR’s Stillwater magnet manufacturing facility. On June 3, 2026, USAR entered into (i) a direct funding agreement (the “Direct Funding Agreement”) among USAR, certain subsidiaries of USAR, as guarantors, and the DOC, providing for direct funding awards with a maximum award amount of $277.0 million, and (ii) a loan guarantee agreement (the “Loan Guarantee Agreement”) among USAR, certain subsidiaries of USAR, as guarantors, and the DOC, pursuant to which the DOC has agreed to guarantee USAR’s repayment of advances in an aggregate principal amount of up to $1.3 billion made by the Federal Financing Bank pursuant to a note purchase agreement to be entered into among USAR, the Federal Financing Bank and the Secretary of Commerce (collectively, the “Parent Loan Agreement”). Concurrently with the execution of the Direct Funding Agreement and the Loan Guarantee Agreement, USAR entered into a Securities Issuance Agreement with the DOC and issued to the DOC 16,132,790 shares of Common Stock and a warrant to purchase 17,600,584 shares of Common Stock at an exercise price of $17.17 per share. For additional information regarding the Parent Loan Agreement, see USAR’s Current Report on Form 8-K filed with the SEC on June 3, 2026, which is incorporated by reference into this Proxy Statement.

Disbursements under the Parent Loan Agreement are subject to the achievement of various project-specific milestones, the making of cash equity contributions by USAR to its subsidiaries, the satisfaction of financial ratio and liquidity thresholds, the receipt of required permits and approvals and other customary conditions. See “Risk Factors” beginning on page 20.

The Royalty Agreements

SVRE is party to two royalty agreements with affiliates of Orion Mine Finance: (i) an amended and restated royalty agreement dated as of July 11, 2022, among SVRE, as grantor, the other royalty parties named therein, OMF Fund III (CR) Ltd., as royalty holder, and TMF Canada Inc., as collateral agent (as amended, supplemented and/or otherwise modified from time to time, the “Non-Buyback Royalty Agreement”), and (ii) a royalty agreement (buyback) dated as of August 15, 2023, among SVRE, as grantor, the other royalty parties named therein, OMF Fund III (F) Ltd. (“OMF F”), as royalty holder, and TMF Canada Inc., as collateral agent (as amended, supplemented and/or otherwise modified from time to time, the “Buyback Royalty Agreement” and, together with the Non-Buyback Royalty Agreement, the “Royalty Agreements”). Under the Royalty Agreements, SVRE has granted to the applicable royalty holders a perpetual royalty interest at a royalty rate of 5.25% (in the aggregate) in respect of all products extracted and recovered from the Serra Verde rare earths projects located in Brazil.

In connection with the transactions contemplated by the Merger Agreement, the parties to the Royalty Agreements amended each Royalty Agreement to, among other things, add a definition of “Permitted Transaction” to permit the merger, exempt the merger from the general prohibition on Transfers, and add USAR to the schedule of additional holders. As a condition to providing such amendments to the Royalty Agreements, Orion Mine Finance will require the surviving company to assume SVRE’s obligations under the Royalty Agreements and to maintain or re-create the related security interests.

Concurrently with the execution of the Merger Agreement, SVRE and OMF F entered into a payout letter to the side letter, dated as of March 5, 2026, between SVRE and OMF F (the “Orion Side Letter”), which provided OMF F a right to receive a Post-Optimal Redemption Payment (as defined under the Orion Side Letter). Pursuant to such payout letter, OMF F confirmed that once the Post-Optimal Redemption Payment is received, SVRE’s obligation under the Orion Side Letter will be satisfied.

INFORMATION ABOUT SVRE

Unless the context otherwise requires, for purposes of this section, the terms “we,” “us,” “our” or “the Company” refer to SVRE Holdings Ltd. and its subsidiaries, collectively, as they currently exist.

The Business

We operate one of the largest known ionic clay rare earth deposits outside of Asia. Rare earth elements (“REEs”) and the corresponding rare earth oxides (“REOs”) are fundamental inputs to a broad range of advanced technologies across sectors including defense, aerospace, energy, transport and robotics. From the Pela Ema deposit, we produce all four critical magnetic REEs: dysprosium (“Dy”), terbium (“Tb”), neodymium (“Nd”) and praseodymium (“Pr”).

Nd and Pr are crucial inputs for neodymium-iron-boron (“NdFeB”) permanent magnets. NdFeB magnets are the most widely used type of rare earth magnets and are critical for many advanced technologies, including electric vehicle (“EV”) motors, drones, defense systems, medical equipment, wind generators and robotics. Dy and Tb are critical additives that allow magnets to maintain high magnetic strength and resist demagnetization in high-temperature, high-performance applications such as EV motors and wind generators.

The Company’s ionic clay deposit offers advantages compared to hard-rock deposits, including: (i) reliance on shallow open pit mining, (ii) soft ore that allows free digging without crushing or milling, (iii) a relatively high share of heavy REEs, (iv) low in-situ radioactivity, (v) low energy consumption and related carbon emissions, and (vi) ore processed with mild reagents such as sodium chloride (i.e., table salt) or ammonium sulfate, a common fertilizer.

We expect global demand for REOs to grow significantly over the next 25 years, driven primarily by demand for permanent magnets associated with, among other things, the transition to EVs and renewable energy. In 2025, China continued to be the largest contributor to the global REO market. Companies and governments are increasingly prioritizing diversification and security of their supply chains for critical materials, with related national security implications illustrated by U.S. Government efforts to onshore production in industries deemed critical, including those that require rare earth minerals. Public and private interests are also increasingly demanding sustainability throughout production value chains.

Our mission is to enable and accelerate the development of new technologies dependent on REEs. Our vision is to become a leading, responsible provider of REEs and associated products, and to play an active role in the development of supply ecosystems for critical end-use markets, including energy, transport, medical, specialty alloys and defense, while delivering value to our shareholders, employees, communities and other stakeholders.

We process our ore at Pela Ema to produce a mixed rare earth carbonate (“MREC”), which is simpler and lower-cost to separate than the mineral concentrate typically produced at hard-rock deposits. Sales of MREC commenced in 2024 with multiple customers, who separate the constituent REOs and sell them to various end users. During 2025, the Company limited sales to facilitate an optimization and growth project described below.

On April 20, 2026, SV Management Switzerland AG (the “Seller”), a wholly owned subsidiary of the Company, entered into a long-term offtake agreement (the “USG Offtake Agreement”) with US SIIE, LLC (the “Buyer”), a special purpose vehicle capitalized by the U.S. government and private capital sources. The USG Offtake Agreement provides for the sale and purchase of 100% of Phase I production from the Pela Ema facility of Nd, Pr, Dy and Tb (collectively, the “Products”) on a take-or-pay basis. The term of the USG Offtake Agreement continues until the earlier of: (i) the date the Seller has delivered Products derived from 198 million metric tons of run of mine ore; and (ii) 20 years after the Pela Ema facility commences commercial operations. The USG Offtake Agreement includes guaranteed minimum floor prices for each of Nd, Pr, Dy and Tb, as well as mechanisms for shared upside. The Buyer intends to resell the Products to entities that will separate and process the Products for sale to companies serving end markets and applications.

The Company retains the option to develop separation facilities and to deliver Product to Buyer as higher-value products such as separated oxides. The Company also has the ability to monetize elements that do not currently form part of the Products, including Yttrium.

History of Ownership and Current Operations

Serra Verde Pesquisa e Mineração Ltda. (“SVPM”), the operating subsidiary of the Serra Verde Group, was acquired by Denham Capital in 2011. Over the following the nine years, SVPM completed exploration and studies at Pela Ema. Construction of integrated processing facilities commenced in 2020. In 2022, Vision Blue Resources Limited and The Energy & Minerals Group made their initial investments in the Company, contributing mining industry experience and management expertise to advance the development of Pela Ema. Commissioning, first production and sales of MREC occurred during 2024. Since SVPM’s acquisition by Denham Capital in 2011, more than $1 billion of capital has been invested in Pela Ema.

All permits necessary to operate the Pela Ema facility at current Phase I capacity are in place, a process that can take an average of 20 years for a mine in Brazil. Expansion to Phase II will require additional licenses and approvals as described under “Environmental, Health and Safety Matters” below.

An optimization and growth project launched in 2024, which is on-going, aims to increase efficiency and production capacity, with corresponding reductions in aggregate and per unit costs. A product optimization project, also underway, will evaluate additional processing to reduce impurities and the already low, naturally occurring radionuclides in the MREC. Following completion of these projects and ramp-up later in 2026, production of total rare earth oxides equivalent from Phase I is expected to average approximately 6,400 metric tons per year over the life of the mine. The Company plans to evaluate additional opportunities to increase Phase I production and reduce costs through, among other options, larger mining vehicles, long-distance conveyor belts and optimizing use of reagents.

Production Expansion Opportunity

The Company’s current mine plan for Pela Ema relies on less than half of the total estimated mineral resource. This represents a potential opportunity to double production from the same mineral deposit while preserving a similar mine life. In connection with this opportunity, the Company is investigating the use of direct ionic exchange as part of processing. Direct ionic exchange, which is not in-situ leaching, has the potential to significantly reduce capital and operating costs associated with the incremental facilities necessary to support a doubling of production capacity. If pursued and successfully implemented, these plans could be operational as early as 2030.

Downstream Expansion Opportunity

The Company is evaluating opportunities to extend its business beyond mining and MREC production into the midstream and downstream rare earth value chain. The strategic rationale is supported by both market and geopolitical developments. Vertical integration could allow the Company to capture additional margin along the value chain, reduce geopolitical risk, and serve a growing pool of customers seeking diversified, traceable, and responsibly produced rare earth products. Although Phase I production from Pela Ema is fully allocated to the USG Offtake Agreement, the agreement provides the Company with the option to deliver more advanced rare earth products such as separated rare earth oxides, which the Company expects to investigate in close alignment with the Buyer. A potential Phase II expansion could double production by 2030, providing additional feedstock to support downstream investments.

The Company has the option to develop or acquire its own separation facility. From there, the value chain extends into metals, alloys, and permanent magnet production, which the Company may pursue through joint ventures, partnerships, standalone structures, or strategic transactions. The Company may also consider consolidation opportunities with other producers of heavy REE deposits given the Company’s know-how in heavy REE and ionic clay deposits.

Pela Ema has been recognized as a project of interest by the Minerals Security Partnership. On January 21, 2026, the Company secured a $565 million financing package from the U.S. International Development Finance Corporation. In addition, the Company has secured the USG Offtake Agreement, which includes guaranteed minimum floor prices for each of Nd, Pr, Dy and Tb, which the Company believes helps de-risk cash flows.

Our Strengths

Significant Resource Base:    The Pela Ema deposit is one of the most significant ionic clay rare earth deposits outside of Asia. Based on the current Phase I mine plan, the resource supports a projected mine life of more than 20 years. The resource contains a relatively high share of the heavy REOs essential to permanent magnet production.

Strategic Location:    The Pela Ema facility is located in the State of Goiás, Brazil, an established mining jurisdiction with developed infrastructure. The facility has direct highway access to the Santos and Salvador ports, among others, as well as proximity to clean water sources and two major hydroelectric power plants, which support reliable, low-carbon operations.

Cost-Effective Operating Approach:    Because ionic clay ore does not require blasting, crushing or milling, the Company benefits from a relatively simple, scalable operating model. A potential Phase II expansion could double production by 2030 and may further enhance scale and unit cost performance.

Sustainability Profile:    The Company’s operations feature a relatively low carbon footprint, recirculation of approximately 90% of process water (recovered from the thickener and press filters), tailings management compliant with the Global Industry Standard on Tailings Management (“GISTM”), and low in-situ radioactivity. The Company has invested more than $1 million in social programs and reports more than 13 million person hours and 1,000 consecutive days without a lost time injury as of the date of this document.

Strategic Market Position:    Pela Ema is the most significant ionic clay rare earth asset outside of Asia. The facility is fully permitted for Phase I, constructed and currently ramping up. We expect Pela Ema to contribute a significant share of heavy REE production outside of Asia. The project has been recognized as a project of interest by the Minerals Security Partnership. On January 21, 2026, the Company secured a $565 million financing package from the U.S. International Development Finance Corporation to reimburse the Company for capital expenditures incurred. In addition, the Company has secured the USG Offtake Agreement, which includes guaranteed minimum floor prices for each of Nd, Pr, Dy and Tb, which the Company believes helps de-risk its cash flows.

The Pela Ema Facility

At Pela Ema, we operate an open-pit mine containing one of the world’s most significant ionic clay rare earth deposits outside of Asia. In addition to the mine, the Pela Ema facility includes associated infrastructure supporting mining and processing operations, including stockpiles, ion exchange, filters, and thickener facilities, a tailings filter plant, dry-stack tailings, as well as laboratories to support research and development activities, administrative buildings, warehouses and support buildings.

Processing at Pela Ema includes five primary process steps: screening, ion exchange, press filters and precipitation, thickening, and concentrate press filters. Our use of a dry-stack tailings process allows recycling of the process water recovered from the thickener and press filter steps, and eliminates the need for high-risk wet tailings ponds and traditional impoundment dams. Approximately 90% of our process water is recirculated.

Tailings consist of the oversize ore separated at the screening plants, as well as the filter cake generated at the central processing plant. Such material is deposited at the dry-stack facility, which is GISTM compliant. Subject to receipt of the necessary permits, we expect to backfill approximately 50% of the oversize ore into mined-out pits. Backfilling is expected to reduce tailings handling costs and provide environmental rehabilitation benefits. Oversize material contains a relatively low share of ionic absorption clay but contains primary REE minerals, allowing for potential future production of concentrate (e.g., monazite or xenotime) or REE concentrate in a similar way to hard-rock deposits. Studies are proposed to consider the opportunity for additional production from the processing of this material.

The Pela Ema facility is located approximately 30 kilometers west-northwest of the city of Minaçu, in the State of Goiás, central Brazil. Highways BR-050 and BR-153 provide access to the Santos and other ports. Product is typically transported from the Pela Ema facility by truck to the Port of Santos, the largest port in Brazil and the Company’s primary delivery point.

The Company has access to clean water sources and two major hydroelectric power plants, supporting reliable, low-carbon operations at Pela Ema, with approximately 90% of process water recirculated.

The Pela Ema facility is located on a mineral tenement portfolio held by SVPM in the municipality of Minaçu, in the northern part of the State of Goiás, Brazil. The “directly affected area” authorized under Installation License No. 284/2019 covers 4,362.62 hectares (approximately 10,780 acres) of potential area to be exploited, grouped across seven mining processes. Lands surrounding the Pela Ema facility are predominantly private rural properties, with land use dominated by pasture and limited cropping. Pela Ema is located far from ecologically or socially sensitive areas in the Amazon. The granted mining concessions and authorized licenses provide land for mining, processing, ancillary facilities and expansion capacity.

The Pela Ema deposit is an REE- and yttrium-rich weathered granite containing xenotime, monazite and other REE-bearing minerals. The enrichment occurs in the lateritic profile. The upper mottled zone is reddish-brown, heavily degraded rock rich in iron and minerals such as quartz, re-precipitated iron hydroxides and clays. The mottled zone transitions into saprolite, the main REE bearing horizon, with an average thickness of 4.5 meters. Saprolite is reddish to whitish and less degraded. REEs have been absorbed primarily onto kaolinite, illite, montmorillonite and gibbsite clays, typically representing between 15% and 40% of the saprolite mass. The lowest layer, saprock, is variably developed and most evident in the central plateau. It is the transition between the saprolite and bedrock that has a moderate clay and REE content.

Customers

The entirety of Pela Ema’s Phase I production is allocated to the USG Offtake Agreement. The Buyer is contractually obligated under the USG Offtake Agreement to purchase all of our MREC product on a take-or-pay basis (meaning the Buyer is obligated to pay for the Products even if it is unable or unwilling to take delivery). The Buyer may sell the Products it acquires under the USG Offtake Agreement to third-party customers globally, which will process and resell these further processed products.

Suppliers

We use certain reagents in our processing facilities, which are purchased from third-party suppliers. These reagents are subject to pricing volatility and supply availability. In the event of a supply disruption, we believe alternative reagents could be sourced. We may not be able to pass increased reagent prices through to our customers in the form of price increases. A significant increase in price, decrease in availability or restriction on use of these reagents could materially increase our operating costs and adversely affect our profit margins.

Competition

The rare earth mining and processing markets are capital intensive and competitive. Outside of the major rare earth producers in China, two other producers operate at scale: MP Materials Corp. and Lynas Rare Earths Ltd. Certain of our competitors have greater financial resources and other strategic advantages relative to the Company.

Increased production from the Pela Ema deposit, alongside production increases from other producers, may lead to predatory pricing or competitive responses. Any increase in rare earth products exported from other nations and increased competition (whether legal or illegal) could result in price reductions, reduced margins and loss of potential market share, any of which could materially adversely affect our profitability. Certain Chinese competitors have historically produced at relatively low costs due to domestic regulatory factors, including less stringent environmental regulations. For example, certain Chinese producers use wet-tailings storage, which is significantly less expensive but more harmful to the environment than the dry-stack tailings approach we use. Even upon successful completion of our optimization and growth projects at the Pela Ema facility, if we are unable to achieve our anticipated cost of production, then strategic advantages held by competitors, such as lower labor and production costs, could have a material adverse effect on our business. As a result, we may not be able to compete effectively against current and future competitors.

Consistent with U.S. Government critical minerals policy, the minimum floor prices for each of Nd, Pr, Dy and Tb under the USG Offtake Agreement are intended to mitigate certain of the foregoing risks by helping to de-risk cash flows.

Environmental, Health and Safety Matters

We are subject to extensive Brazilian federal, state and municipal laws, regulations and permits applicable to mining and mineral processing, including those covering employee health and safety, air emissions, greenhouse gases (“GHG”) emissions, water usage and discharges, waste management, handling of hazardous and radioactive substances, soil and groundwater remediation, land use, and reclamation. Compliance has a significant effect on our results of operations and competitive position, and we expect to continue to incur significant operating and capital expenditures for monitoring, compliance, pollution control equipment, permitting and infrastructure upgrades. Future laws or changes in interpretation or enforcement could involve substantial additional costs or delay, limit or prohibit operations.

Permits and Approvals

The Pela Ema facility is subject to environmental licensing by the State Secretariat for Environment and Sustainable Development of Goiás (“SEMAD/GO”) under the shared competence framework of Complementary Law No. 140/2011 and Technical Cooperation Agreement No. 64/2023 between SEMAD/GO and the Brazilian Institute of Environment and Renewable Natural Resources (“IBAMA”). Environmental licensing is governed by CONAMA Resolution No. 237/1997 and Federal Law No. 6,938/1981 (environmental policy). Mining activities are also subject to federal oversight by the National Mining Agency (ANM) under Decree-Law No. 227/1967 (the Brazilian Mining Code).

We hold the necessary environmental licenses to operate Pela Ema, including Corrective Operating License No. 225/2023, issued by SEMAD/GO on December 15, 2023 and valid through October 18, 2028, authorizing extraction at Fazenda Capão Grande and Fazenda Alto da Boa Vista in Minaçu, Goiás. The license imposes conditions covering water quality monitoring, erosion control, vegetation recovery, effluent management, fauna and flora conservation, mine closure planning and periodic reporting.

Expansion projects may require new licenses, environmental impact assessments and environmental impact reports. Failure to obtain, maintain or renew licenses could delay or restrict operations and result in fines or penalties.

Mine Health and Safety Laws

Mining operations in Brazil are governed by Law No. 6,514/1977 (occupational safety and health), Regulatory Standard NR-22 of the Ministry of Labor and Employment (standards for training, mining procedures, blasting and equipment), and other federal and state regulations. New or more stringent rules could increase our operating costs.

We maintain a comprehensive safety program. Employees and contractors must complete initial and annual refresher safety training, and our Stop Work Authority program empowers any employee or contractor to halt work they deem unsafe.

Workers’ Compensation

We compensate employees for work-related injuries and occupational diseases under Law No. 8,213/1991 (social security benefits) and the Consolidation of Labor Laws, including mandatory contributions to the National Social Security Institute (INSS) for Work Accident Insurance. Costs vary with accident frequency and claim handling. We also maintain additional insurance for our Minaçu, Goiás operations and administrative facilities.

Surface Mining Control and Reclamation

Our environmental licenses, approved mining plan, plan for recovery of degraded areas and applicable laws set operational, reclamation and closure standards, and require us to restore the surface area on completion of mining. As of December 31, 2025, we have recorded a liability of approximately $4.4 million for decommissioning, reclamation and restoration of Pela Ema.

Water Usage and Pollution Control

Federal Law No. 9,433/1997 (water resources policy), state regulations and CONAMA Resolutions Nos. 357/2005, 430/2011 and 503/2021 govern water usage and effluent discharges from our operations. We hold all required water resource use authorizations, which establish wastewater management standards and require ongoing monitoring, sampling and reporting as preconditions for issuance and renewal.

Air Pollution Control

Our operations are regulated under Federal Law No. 6,938/1981 (environmental policy), CONAMA Resolutions No. 003/1990 (air quality) and No. 382/2006 (industrial emissions), and SEMAD/GO regulations. We operate the air pollution control devices required by our licenses and generally must obtain licenses before installing new sources of air pollution.

Our operations also emit GHGs and are subject to Law No. 12,187/2009 (climate change policy), with GHG regulation continuing to evolve. New GHG rules could require license modifications, additional pollution controls or higher operating costs (including indirectly through energy prices), but may also increase demand for rare earth products used in clean-technology applications such as EVs and wind turbines.

Hazardous and Radioactive Substances and Wastes

Federal Law No. 6,938/1981 (environmental policy) and Federal Law No. 9,605/1998 (environmental crimes) impose strict liability, without regard to fault, on parties contributing to releases of hazardous substances, and may apply to properties we or our predecessors currently or formerly owned, leased or operated, or to which waste was sent.

Rare earths contain naturally occurring radioactive materials, including thorium and uranium. Their handling and disposal is regulated by the National Commission for Nuclear Energy, from whom we hold an operating license.

Solid and hazardous waste from processing, remediation and facility expansion is managed under Law No. 12,305/2010 (National Solid Waste Policy) and SEMAD/GO regulations.

Biodiversity and Land Use

Brazilian law establishes protected areas and land use restrictions that may affect our operations, including Law No. 9,985/2000 (protected areas), Law No. 5,197/1967 (wildlife protection) and Law No. 12,651/2012 (forests), which mandates preservation areas and reserves and requires SEMAD/GO authorization for vegetation suppression.

Before disturbing new land, we conduct a biological survey for nesting birds, protected vegetation and protected animals. To date, no surveys have identified species with conservation status or protected habitat on or near our ore reserve, although several Cerrado fauna species are protected in the surrounding area. Under our licenses and approved plan for recovery of degraded areas, we stockpile topsoil and vegetation for revegetation, supplemented by broadcast seeding with native, locally adapted seed and planting of seedlings and shrubs in compliance with state and municipal rules on the removal of native Cerrado vegetation.

Other Environmental Laws

We are also required to comply with numerous other Brazilian federal, state and municipal environmental laws, including Complementary Law No. 140/2011 (protection of notable natural landscapes, and the protection of flora, fauna and ecosystems), Federal Law No. 12,305/2010 (solid waste), Federal Law No. 12,651/2012 (forests) and Federal Law No. 9,605/1998 (environmental crimes).

Employees

As of December 31, 2025, we had approximately 350 employees and an additional 260 individuals engaged through contractors and working exclusively for the Company. We anticipate hiring an additional 300 full-time employees as part of our ramp-up to full Phase I capacity of approximately than 6,400 metric tons per year of total rare earth oxides.

Certain of our employees in Brazil are covered by collective-bargaining arrangements customary in the Brazilian mining industry. We consider our relationships with our employees and their representative organizations to be constructive.

Legal Proceedings

From time to time, we may be subject to legal and governmental proceedings and claims in the ordinary course of business. We are not currently a party to any material legal or governmental proceedings and, to our knowledge, none is threatened.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

This Management’s Discussion and Analysis (“MD&A”) should be read in conjunction with the audited Consolidated Financial Statements for the year ended December 31, 2025 and notes thereto. The financial information included therein was prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and presented in United States Dollars.

The MD&A contains forward-looking statements. Forward-looking statements include all statements that are not historical facts. In some cases, these statements can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “objective,” “plan,” “predict,” “project,” “should,” “will,” and “would,” or the negative thereof or other comparable terminology. Forward-looking statements include, but are not limited to, statements regarding the development and construction of SVRE’s integrated mining and processing project in Minaçú, Goiás, Brazil, expected Project completion timing, production targets, financing plans, currency exchange rate impacts, and our liquidity and capital resources. Forward-looking statements are subject to a number of risks and uncertainties, including but not limited to: risks related to construction, commissioning, and ramp-up of the Project; risks related to mineral exploration and production in Brazil; fluctuations in foreign currency exchange rates, in particular the Brazilian Real relative to the U.S. dollar; commodity price volatility; regulatory and permitting risks; our ability to obtain additional financing on acceptable terms or at all; and other factors. Actual results may differ materially from those anticipated.

Executive Overview

The Serra Verde Group, including SVRE Holdings Ltd. (the “Company” and, together with its subsidiaries, the “Group,” “SVRE,” “we,” “our” and “us”), is developing Pela Ema (the “Project”), one of the largest known ionic-clay Rare Earth Element (“REE”) deposits outside of Asia. Ionic clays can be mined with low-cost open pit mining techniques and processed using simple, low energy and environmentally benign technologies and reagents.

The Project is located in an established mining area in central Brazil in the state of Goiás. SVRE has access to a skilled workforce from the nearby town of Minaçú and mine operations are close to existing transport, renewable power, water and other infrastructure. The Project revolves around a large, long-life deposit containing an elevated proportion of high value heavy and light REEs, including neodymium (Nd), praseodymium (Pr), terbium (Tb) and dysprosium (Dy), that are key to permanent magnet production as well as applications in the automotive, energy, aerospace and defense, robotics, healthcare, and other critical industries.

SVRE has secured all permits required for the Project, which is designed to produce a Mixed Rare Earth Carbonate (MREC). As of December 31, 2025, the Project remains in the development stage and has not yet achieved the milestones necessary to be considered operational. We are currently implementing a process optimization and growth project that we expect will result in higher production capacity, a sustained lower operating cost profile and enhanced product quality. We expect to complete construction and commence commercial operations in 2027.

While revenue increased significantly in 2025 compared to 2024, we remain in the pre-operational stage and are not yet producing at the scale of production necessary to fund ongoing operations. We remain in a net loss position and continue to fund our operations and capital expenditure primarily through our cash position and third-party financing arrangements.

Recent Developments

Interim Funding/Cost Overrun Facility

On January 12, 2026, SVRE entered into an interim funding and cost overrun facility with OMF Fund III (F) Ltd. and certain shareholders (the “Interim Facility”) to fund near-term construction expenditures and cost overruns at the Project. In connection with the Interim Facility, the Company issued warrants (the “warrants”) to the shareholder lenders to purchase 1,028,571 ordinary shares of the Company at an exercise price of $0.01 per ordinary share. The warrants are exercisable upon specified triggering events (including a public offering or a company sale), subject to their terms. The balance of $18 million under the Interim Facility (including principal and accrued interest) was repaid in full on March 6, 2026 with proceeds of the first drawdown of the DFC Facility (defined below).

DFC Senior Secured Term Loan Facility

On January 21, 2026, SVRE entered into a senior secured 12-year term loan facility with the DFC of up to $565.0 million (the “DFC Facility”). The DFC Facility is structured in tranches and is intended to fund the debottlenecking and optimization Project. The DFC Facility also permitted proceeds of the DFC Facility to be used for the repayment of the Interim Facility and OMF Credit Agreement, (as defined below) and the redemption of the OMF Class A Preferred Shares (as defined below).

Interest under the DFC Facility accrues at a floating rate based on SOFR plus a 4.0% spread. The DFC Facility includes, among other charges, a commitment fee on undisbursed amounts, a facility fee, and an annual maintenance fee. The DFC Facility is secured by the assets of SVRE and each of its subsidiaries, and is guaranteed by Serra Verde Pesquisa e Mineração Ltda. (“SVPM”) and each of SVRE’s other subsidiaries. In connection with the DFC Facility, SVRE agreed to issue warrants to DFC for shares equivalent to 12% of the fair market value of SVRE at the time of exercise. SVRE expects to draw on the DFC Facility in accordance with a construction drawdown schedule tied to defined milestones. The first drawdown of $325.0 million of the DFC Facility occurred on March 6, 2026. The second drawdown of $100.0 million under the DFC Facility, representing the Incremental Loan, closed on June 4, 2026. The term of the DFC Facility will be extended to 15 years in connection with certain conditions precedent defined in the Offtake Agreement.

Offtake Agreement with the United States Government

On April 20, 2026, SV Management Switzerland AG (the “Seller”), a wholly owned subsidiary of the Company, entered into a long-term Offtake Agreement (the “Offtake Agreement”) with US SIIE, LLC (the “Buyer”), a special purpose vehicle capitalized by the U.S. government and private capital sources. The Offtake Agreement provides for the sale and purchase of 100% of Phase 1 production from the Company’s mine and processing facility in Brazil (the “Facility”), Neodymium (Nd), Praseodymium (Pr), Dysprosium (Dy), and Terbium (Tb) in the form of mixed rare earth carbonate (collectively, the “Products”). The term of the Offtake Agreement will continue until the earlier to occur of: (i) the date the Seller has delivered the Products derived from 198,000,000 metric tons of run of mine ore; or (ii) the date that is 20 years after the Facility commences commercial operations. The terms of the Offtake Agreement include guaranteed minimum floor prices for each of Neodymium, Praseodymium, Dysprosium and Terbium, as well as mechanisms for shared upside. The Buyer intends to resale the products to entities who will separate and process the products for sale to companies serving all end markets and applications.

Merger Agreement with USAR

On April 19, 2026, the Company entered into the Agreement and Plan of Merger (the “Merger Agreement”) with USA Rare Earth, Inc. (“USAR”), Middlebury Merger Sub Ltd., an indirect wholly owned subsidiary of USAR (“Merger Sub”) and Serra Verde Rare Earths Ltd., acting in the capacity of shareholder representative. Pursuant to the Merger Agreement, and subject to the satisfaction of customary closing conditions and receipt of required regulatory approvals, the Company will merge with and into Merger Sub, with Merger Sub surviving as an indirect, wholly owned subsidiary of USAR. The merger is expected to close in the third quarter of 2026.

The aggregate consideration to be received by SVRE’s shareholders at closing consists of (i) US$300,000,000 in cash and (ii) 126,849,307 shares of Common Stock. Based on USAR’s share price of US$19.95 as of April 17, 2026, the implied total transaction value is approximately US$2.8 billion. Upon closing, SVRE’s shareholders will own approximately 31% of USAR on a fully diluted basis. Completion of the merger is subject to certain closing conditions.

Upon closing, all outstanding warrants will be automatically exercised and converted into ordinary shares immediately prior to the Merger. All outstanding RSUs and SARs, whether vested or unvested, will accelerate in full and be cancelled in exchange for a pro rata portion of the merger consideration. Stock options not subject to performance conditions will be similarly cancelled on a cashless basis for merger consideration, while performance-vesting options held by continuing service providers will be substituted with USAR RSUs subject to continued service vesting. No fractional shares will be issued.

The Merger Agreement contains customary reciprocal representations and warranties covering, among other matters, corporate organization, capitalization, financial statements, compliance with law, tax matters, and material contracts. Except in cases of fraud, all representations and warranties will not survive the closing of the Merger and will not give rise to post-closing indemnification obligations. USAR may, at its election and expense, obtain a representations and warranties insurance policy, which, if obtained, must waive subrogation rights against the Company’s shareholders except in cases of fraud.

Shareholders receiving USAR common stock in the Merger will be subject to a phased lock-up: one-third of the shares received will be freely transferable at closing, one-third released after 90 days, and the remaining one-third after 180 days. USAR has agreed to file a shelf registration statement for the resale of all shares issued in the Merger on the first business day following closing.

Key Factors Affecting Our Performance and Financial Condition

Development Stage Status and Pre-Commercial Production Economics

We are engaged in the mineral exploitation of rare earth elements through an integrated mining and processing operation that currently produces limited quantities of MREC while the process optimization and growth project is completed, with the Project currently under construction and expected to start ramping up production later in 2026 and reach completion in 2027. This development-stage status is the single most defining factor shaping SVRE’s financial results. Although SVRE announced the commencement of commercial production of MREC from Phase I of its Pela Ema deposit in January 2024, as of December 31, 2025, SVRE has not yet achieved the milestones necessary to be considered fully operational. As a consequence, revenue for the year ended December 31, 2025 was only $2.5 million, against cost of sales of $36.1 million, producing a gross loss of $33.6 million. The magnitude of capital commitment to the Project is reflected in construction in progress of $531.9 million at December 31, 2025, compared to $418.7 million at December 31, 2024, reflecting significant investment in an asset not yet generating a commercial return. Until throughput and production volumes are sufficient to generate revenue at the scale needed to absorb operating costs, the gross loss will remain the dominant driver of SVRE’s operating performance.

Rare Earth Market Prices and Inventory Net Realizable Value Dynamics

The market price of rare earth products, particularly MREC and its constituent rare earth oxides, directly determines both the revenue achievable upon sale and the net realizable value at which inventory must be carried on the balance sheet. SVRE values its inventory at the weighted average cost or net realizable value in accordance with ASC 330, with net realizable value determined based on estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. SVRE evaluates its inventory for potential valuation adjustments at least on a quarterly basis, or sooner when events or changes in circumstances indicate that the net realizable value may be below carrying cost, including as a result of changes in rare earth market prices. Importantly, under ASC 330, once inventory is written down to its net realizable value, the reduced carrying amount becomes the new cost basis and may not be subsequently written back up, even in the event of a recovery in market prices. The financial impact of this policy has been dramatic and non-linear across periods. The elevated carrying cost of the Company’s inventories reflects the cost structure inherent to a facility not yet operating at commercial scale, where fixed and semi-fixed operating costs are absorbed by a limited volume of production, resulting in a per-unit cost of inventory that significantly exceeds what would be expected under normalized commercial operations. As a consequence, even at prevailing market prices, the net realizable value of inventory has been insufficient to recover the carrying cost in the years ending December 31 2024 and December 31, 2025, necessitating recognition of impairment expenses. During the year ended December 31, 2024, the Company recognized an inventory impairment expenses of $47.8 million related to its concentrate and in-process inventories. During the year ended December 31, 2025, the Company recognized a further inventory impairment expenses of $33.7 million on newly produced inventory, reflecting continued pressure from both below-commercial-scale production costs and rare earth market pricing conditions. Together, these charges represent a cumulative loss of approximately $81.5 million in cost of sales across the two periods.

The Ability and Cost of Financing Our Operations

The table below represents the balances for key debt and financing obligations for the years ended December 31, 2024 and 2025 as well as the year over year changes.

Debt and Financing Obligations	Year Ended December 31,		Change
(in millions, except percentage)	2025	2024	($)	(%)
OMF Credit Agreement	107	93	14	15
OMF Class A Preferred Shares	45	41	4	10
OMF Royalty Agreement	73	56	17	30

Given the pre-commercial status, SVRE has been entirely dependent on external financing to fund its operations and capital expenditure program, and the cost of maintaining that financing structure is becoming an increasingly significant factor in SVRE’s results of operations. At December 31, 2025, we have a number of financing arrangements in place with significant interest obligations. The OMF Credit Agreement (as defined below) had an opening balance of $93.0 million at January 1, 2025, with accrued interest of $14.3 million during 2025, bringing the closing balance to $107.3 million at December 31, 2025. Simultaneously, the OMF Class A Preferred Shares (as defined below) had an opening balance of $41.1 million, with accrued interest of $4.3 million added during 2025, increasing the closing balance to $45.4 million. The OMF Royalty Agreement (as defined below) had an opening balance of $55.5 million, with accrued interest of $17.7 million added during 2025, increasing the closing balance to $73.0 million. The combined accreting cost of these three instruments alone — approximately $36.6 million of interest accrued in 2025 — significantly exceeds SVRE’s total revenue and represents a compounding obligation that grows with each passing period. This financing cost dynamic is a direct reflection of the broader challenge facing development-stage critical minerals companies, namely the extended timeline from initial capital commitment to commercial production creates a period of prolonged financial exposure in which capital providers require increasing compensation for the execution risks they bear.

Foreign Currency Exchange Rate Volatility

Exchange Rates of R$ per US$	Period-End	Average	High	Low
2023	4.8413	4.9927	5.4459	4.7202
2024	6.1923	5.3905	6.1991	4.8543
2025	5.5024	5.5855	6.2086	5.2729
January 2026	5.2301	5.3380	5.4372	5.1838
February 2026	5.1495	5.2006	5.2587	5.1382
March 2026	5.2194	5.2316	5.2878	5.1596

Foreign currency exchange rate movements have historically been a key driver of variability in SVRE’s reported net loss from period to period, and this dynamic was particularly pronounced during the periods ended December 31, 2024 and 2025. Exchange variation, net, was a gain of $49.5 million for the year ended December 31, 2025, compared to $(93.7) million for the year ended December 31, 2024

The primary source of this volatility is the currency profile of Serra Verde Pesquisa e Mineração Ltda. (“SVPM”), SVRE’s Brazilian operating subsidiary, which has the Brazilian Real (“BRL”) as its functional currency. SVPM has historically carried significant intercompany liability balances denominated in U.S. dollars (“USD”), reflecting the USD-denominated financing arrangements through which the Project has been funded. Because these liabilities are denominated in a currency other than SVPM’s functional currency, they are subject to remeasurement at each reporting date. When the BRL depreciates relative to the USD, the BRL-equivalent value of these USD-denominated liabilities increases, generating a remeasurement loss that is recognized in the consolidated statement of operations as exchange variation. Conversely, when the BRL appreciates relative to the USD, a remeasurement gain is recognized. Given the magnitude of the intercompany balances outstanding, even moderate movements in the BRL/USD exchange rate can produce material impacts on reported results.

The effect of changes in foreign exchange rates on cash was $(42.8) million in 2025, compared to an income of $92.0 million in 2024, demonstrating that currency movements also materially impact reported cash balances independently of actual cash generation or consumption.

This sensitivity is a structural feature of SVRE’s business model — a largely BRL-cost, USD revenues and USD-financed mining project reporting in USD — and will remain a significant driver of reported results for as long as intercompany balances remain outstanding in a currency other than SVPM’s functional currency, and the BRL/USD exchange rate continues to experience significant fluctuation.

Cost Inflation and Access to Raw Materials

Increasing costs due to inflation or other factors beyond our control or limited access to raw materials may adversely affect our profitability. Operation of the Project will involve use of significant quantities of chemical reagents and diesel fuel. Though we may enter into long-term purchase agreements, chemical reagents, diesel and other raw materials sourced from third parties may be subject to significant volatility in cost and availability. In addition, third parties may not honor their agreements with us and/or declare force majeure, and as a result, we may need to obtain such chemical reagents from other parties at higher costs and expense and there may be a delay in obtaining such chemical reagents. Further, supply chains reliant on sea vessels, trains, and/or trucks may subject us to transportation delays in obtaining these chemical reagents. We may not be able to pass increased costs for these chemical reagents, diesel fuel or other raw materials through to our customers in the form of price increases. There can be no assurance that we will be able to purchase the necessary chemical reagents, diesel fuel or other raw materials from third parties on terms that are acceptable to us. The failure to obtain chemical reagents, diesel fuel or other raw materials as needed will have an adverse effect on our financial condition and results of operations.

Key Performance Indicators

In evaluating the performance of our business, we use the key performance indicators (“KPIs”) outlined below. However, as our business continues to evolve, the metrics that management uses to evaluate the business may change or be revised.

Summary of operational performance

	Year Ended December 31,		Change
(In units, except percentage)	2025	2024	(units)	(%)
Ore Processed (tonnes)	132,173	584,946	(452,773)	(77)
TREO Produced(1) (tonnes)	40	150	(110)	(73)
TREO Sales (tonnes)	138	11	127	1,155

Ore Processed

Ore processed represents total tonnes of ore material fed through the Company’s beneficiation facilities during the period, categorized by particle size distribution (<1mm and >1mm fractions).

This metric provides investors with visibility into production activity levels and facility utilization rates. It serves as the primary input measure for the production process and directly correlates with downstream production of MREC and TREO. Changes in ore processing volumes signal strategic or operational shifts that impact revenue generation capacity and cost structure.

Management uses ore processed as the primary operational metric to monitor production activity, evaluate facility utilization against installed capacity, plan production schedules, and assess the effectiveness of process improvements. During the process optimization and growth project implementation, this metric tracks planned production and will be used to measure the success of the production ramp-up in 2026.

Ore processed is measured by weight (tonnes) at the point of entry into the beneficiation circuit. Measurement includes all ore fed to the processing facilities regardless of ultimate recovery rates or product quality.

Ore processed declined 77% from 584,946 tonnes for the year ended December 31, 2024 to 132,173 tonnes for the year ended December 31, 2025 due to a strategic decision to curtail operations in order to (i) perform maintenance activities, (ii) focus on implementation of the process optimization and growth project, and (iii) manage operating expenditure while completing financing activities.

TREO Production

Total Rare Earth Oxide (“TREO”) production is measured in metric tonnes. This measure includes both TREO volumes in bagged MREC, our finished product, and TREO in the thickener that has been produced but not yet bagged. TREO production is an indicator of our ability to convert Ore processed into finished product that ultimately will be sold.

TREO production is the primary output measure of the Company’s operations and the basis for revenue generation. This metric allows investors to assess production efficiency, evaluate the relationship between ore input and saleable product output, and understand inventory dynamics when compared to TREO sales. It provides insight into the Company’s ability to convert ore resources into marketable product.

Management uses TREO production to monitor metallurgical performance, evaluate recovery rates from ore processing, plan inventory levels, and forecast revenue potential. This metric is critical for production planning, quality control assessment, and evaluating the technical success of process improvements implemented through the process optimization and growth project.

TREO production declined 73% from 150 tonnes for the year ended December 31, 2024 to 40 tonnes for the year ended December 31, 2025 due to a strategic decision to curtail operations in order to (i) perform maintenance activities, (ii) focus on implementation of the process optimization and growth project, and (iii) manage operating expenditure while completing financing activities.

TREO Sales

TREO sales represent the volumes in metric tonnes of TREO contained in MREC sold to customers. A unit, or MT, is considered sold once we recognize revenue on its sale as determined in accordance with US GAAP. Our TREO sales volume is a measure of our ability to convert MREC production into revenues. TREO sales volumes are our only source of revenue.

TREO sales is the direct driver of revenue and provides investors with the volume component of revenue generation. When analyzed alongside realized price, this metric allows investors to decompose revenue performance into volume and price effects. The relationship between TREO sales and TREO production reveals inventory management strategies and the sustainability of current sales levels.

Management uses TREO sales to monitor commercial performance, evaluate sales team effectiveness, track customer relationships and market share, and plan production levels to meet customer demand. This metric is essential for revenue forecasting, inventory management decisions, and assessing the Company’s competitive position in the rare earth market.

TREO sales are measured in tonnes of contained oxide content at the point of sale. Revenue recognition occurs upon transfer of control to the customer, typically at shipment or delivery depending on contract terms. Sales volumes are based on assayed oxide content in the product delivered, using the same assay methodologies applied to production measurement.

TREO sales increased 1,155% to 138 tonnes for the year ended December 31, 2025, compared to 11 tonnes for the year ended December 31, 2024. This substantial increase occurred despite a 73% decrease in TREO production during the same period, reflecting a strategic shift in the Company’s operational focus and working capital management.

The increase in sales was primarily attributable to the monetization of inventory accumulated during 2024. During 2024, the Company produced 150 tonnes of TREO but sold only 11 tonnes, resulting in significant inventory buildup. In 2025, management prioritized the conversion of this inventory into cash to support operational requirements and reduce working capital levels during the period of operational curtailment. The sale of 138 tonnes in 2025, compared to production of only 40 tonnes, resulted in a drawdown of inventory of approximately 98 tonnes.

As of December 31, 2025, TREO inventory levels were 46 tonnes, compared to 117 tonnes at December 31, 2024. The Company believes current inventory levels are appropriate to support near-term customer commitments while maintaining operational flexibility as production ramps up following completion of the capacity expansion project.

Summary of financial performance

Realized Price per Kg of TREO

We calculate the realized price per kilogram of TREO Sales for a given period as the quotient of: (i) our TREO sales revenues as determined in accordance with US GAAP for a given period, divided by (ii) our TREO sales volumes for the same period. Realized price per kg is an important measure of the market price of TREO contained in MREC and key determinant of revenue.

Realized price allows investors to understand the price component of revenue performance, separate from volume effects. This metric provides insight into market conditions, the Company’s pricing power, product quality and differentiation, and the effectiveness of commercial strategies. Management uses realized price to evaluate commercial performance, assess the effectiveness of pricing strategies, monitor market conditions and competitive dynamics.

	Year Ended December 31,		Change
(in thousands, except tonnes and percentage)	2025	2024	($)	(%)
TREO Sales (tonnes)	138	11	127	1,155
Revenues	2,486	214	2,272	1,062
Realized Price (USD/kg)	18.33	19.91	(1.58)	(5)

The average realized price per kilogram of TREO decreased 5% to $18.33 for the year ended December 31, 2025, compared to $19.91 for the year ended December 31, 2024. This decrease was primarily attributable to changes in product quality and mix, specifically a lower average TREO grade in MREC shipments and variations in the relative proportions of individual rare earth oxides contained in the product sold.

COGS Cash Cost per tonne

COGS Cash Cost per tonne is a non-GAAP operational metric calculated as (Operating Costs + Sales & Marketing Costs) divided by TREO Sales volume (tonnes). Operating Costs include cash operating expenses incurred at production facilities (labor, energy, materials, maintenance, and other direct operating costs). Sales & Marketing Costs include cash expenses related to sales activities, marketing, logistics, and customer service. The result is expressed in total dollars.

This metric is intended to provide investors with visibility into the cash operating costs associated with producing and selling TREO on a per-unit basis. Management uses this metric to evaluate per-unit cash operating efficiency and monitor cost trends relative to sales volumes.

	Year Ended December 31,		Change
(in thousands, except tonnes and percentage)	2025	2024	($)	(%)
Sales and marketing costs(1)	(251)	(72)	(179)	249
Cost of sales(1)	(2,331)	(5,855)	3,524	(60)
TREO Sales (tonnes)	138	11	127	1,155
COGS Cash cost per tonne	(18.71)	(538.81)	520.10	(97)

____________

(1)      Excludes non-cash costs

COGS cash cost per tonne decreased 97% to $18.71 per tonne for the year ended December 31, 2025, compared to $538.81 per tonne for the year ended December 31, 2024. This significant improvement was primarily attributable to substantially higher sales volumes (138 tonnes in 2025 versus 11 tonnes in 2024), which resulted in improved absorption of fixed production costs across a significantly larger sales base as well as cost reduction initiatives.

Results of Operations

Year Ended December 31, 2025 Compared to Year Ended December 31, 2024

The following table sets forth our consolidated results of operations for the years ended December 31, 2025 and 2024:

	Year Ended December 31,		Change
(in thousands, except percentage)	2025	2024	($)	(%)
Revenue	2,486	214	2,272	1061.8
Cost of sales	(36,105)	(53,673)	17,568	(32.7)
Gross margin	(33,619)	(53,459)	19,840	(37.1)
General and administrative expenses	(25,803)	(25,772)	31	(0.1)
Other expenses, net	(1,440)	(104)	(1,230)	(586.2)
Financial income	2,671	3,119	(448)	(14.4)
Financial expenses	(9,873)	(1,285)	(8,588)	(688)
Foreign currency exchange, net	49,532	(93,651)	143,183	152.9
Loss before income taxes	(18,532)	(171,152)	152,620	(89.2)
Deferred tax income	—	9,943	(9,943)	(100)
Net loss	(18,532)	(161,209)	142,677	(88.5)%

Revenue

Revenue increased $2.3 million to $2.5 million for the year ended December 31, 2025, compared to $0.2 million for the year ended December 31, 2024. Revenue in both periods consisted entirely of “MREC” produced at the Project and sold under an offtake agreement. Pricing under the offtake agreement was determined by contractual formulas that reference the quantity and quality of TREO content in each shipment and prevailing benchmark market prices for individual rare earth oxides, including high-value magnet rare earths such as neodymium (Nd), praseodymium (Pr), terbium (Tb), and dysprosium (Dy).

The year-over-year increase in revenue was primarily driven by higher volumes of TREO contained in MREC sold in 2025 compared to 2024,. Higher sales volumes were partially offset by lower Realized prices. Lower average TREO grade in MREC shipments in 2025 compared to 2024 was partially mitigated by more favorable benchmark market prices for rare earth oxides during the period.

Revenue disclosed for 2025 and 2024 above was achieved under an offtake agreement that was suspended by mutual agreement in February 2026 due primarily to restricted production levels. Our last delivery under that offtake agreement was in February 2026.

Cost of Sales and Inventory Impairment

	Year Ended December 31,		Change
(in thousands, except percentage)	2025	2024	($)	(%)
Cost of sales	(2,331)	(5,855)	3,524	60.2
Inventory impairment	(33,774)	(47,818)	14,044	29.4

Cost of sales is comprised of all direct and indirect costs incurred in the production of MREC and related rare earth products, including mining and processing costs, reagents and consumables, labor, equipment depreciation, site overhead, and transportation costs to the point of sale, as well as inventory valuation adjustments. Excluding inventory impairment Cost of sales decreased by $3.55 million, or 60.2%, to $2.3 million for the year ended December 31, 2025, from $5.9 million for the year ended December 31, 2024. Increased fixed cost absorption and cost reduction initiatives lowered the costs of volumes sold.

The inventory impairment losses recorded reflect high per unit cost structure inherent to a facility not yet operating at commercial scale, where fixed and semi-fixed operating costs are absorbed by a limited volume of production, resulting in a per-unit cost of inventory that significantly exceeds what would be expected under normalized commercial operations. The $14.0 million lower inventory impairment loss in the year ended December 31, 2025 versus the year ended December 31, 2024 reflects lower inventory volumes at year end as well as higher realized prices

General and Administrative Expenses

	Year Ended December 31,		Change
(in thousands, except percentage)	2025	2024	($)	(%)
Salaries and personnel expenses	(17,223)	(16,364)	(859)	5
Professional fees	(5,995)	(5,372)	(624)	11.6
Office and facilities costs	(558)	(635)	77	12.1
Taxes	(420)	(1,015)	595	58.6
Other	(1,607)	(2,386)	780	32.7

General and administrative expenses comprise costs associated with the overall management and administration of SVRE that are not directly attributable to production or project development activities. These include salaries and personnel expenses, professional fees, office and facilities costs, taxes, and other overhead expenses incurred in support of SVRE’s corporate functions. General and administrative (“G&A”) expenses for the year ended December 31, 2025 totaled $ 25.8 million, in line with $ 25.8 million incurred in 2024. The absence of material year-over-year variation reflects a stable cost structure, with increases in certain expense categories offset by reductions in others.

Financial Income and Expenses

Financial income and expenses comprise all gains, losses, income, and expenses arising from SVRE’s financing activities and financial instruments, as distinct from its operating activities.

Financial income	Year Ended December 31,		Change
(in thousands, except percentage)	2025	2024	($)	(%)
Income from financial investments	2,671	482	2,189	454
Loss (Gain) on fair value change in private placement warrants liability	—	2,637	(2,637)	(100)

Financial income decreased by $0.4 million, or 14.4%, to $2.7 million for the year ended December 31, 2025, from $3.1 million for the year ended December 31, 2024. While income from financial investments increased significantly to $2.7 million in 2025 from $0.5 million in 2024, reflecting higher cash balances throughout the year, this was offset by the fair value remeasurement of the private placement warrants liability that was recognized in 2024. In 2025, the fair value remeasurement of the private placement warrant liability resulted in a loss of $7.6 million, compared to a gain of $2.6 million in the prior year driven by changes in SVRE’s estimated equity value per share and other valuation inputs used to measure the warrants at each reporting date.

Financial expenses	Year Ended December 31,		Change
(in thousands, except percentage)	2025	2024	($)	(%)
Loss on fair value change in private placement warrants liability	(7,652)	—	(7,652)	100
Interests on loans and financing	(700)	(307)	(393)	128
Interest and penalties on overdue amounts	(479)	(297)	(182)	61
Accretion expense – ARO	(278)	(223)	(55)	25
Tax on financial transactions	(228)	(124)	(104)	84
Other income (expense)	(532)	(334)	(198)	59

Financial expenses increased by $8.6 million due to a $7.6 million loss on fair value change in private placement warrants liability resulting from changed valuation inputs and assumptions, $0.4 million increase in interest on loans and financing reflecting higher outstanding loan balances.

ARO is the estimated present value of the future costs associated with the decommissioning, reclamation, and restoration of the Project site at the end of its operational life, recognized in accordance with ASC 410. The ARO liability is measured at the present value of expected future cash flows, discounted at a credit-adjusted risk-free rate, and is accredited over time as the obligation approaches its settlement date. This accretion — representing the unwinding of the discount applied to the liability — is recognized as a financial expense in the consolidated statement of operations and increases each period as the outstanding ARO balance grows. SVRE recognized ARO accretion expense of $0.3 million for the year ended December 31, 2025, compared to $0.2 million for the year ended December 31, 2024, an increase of $0.1 million, reflecting the growth in the underlying ARO liability balance and the passage of time.

Exchange Variation, Net

	Year Ended December 31,		Change
(in thousands, except percentage)	2025	2024	($)	(%)
Exchange variation, net	49,530	(93,651)	143,181	152.9

Exchange variation arises primarily from the remeasurement of BRL-denominated monetary assets and liabilities into U.S. dollars.

SVPM, SVRE’s Brazilian operating subsidiary, which has BRL as its functional currency, carries sizable intercompany liability balances denominated in USD, reflecting the USD-denominated financing arrangements through which the Project has been partially funded. Because these liabilities are denominated in a currency other than SVPM’s functional currency, they are subject to remeasurement at each reporting date. When the BRL depreciates relative to the USD, the BRL-equivalent value of these USD-denominated liabilities increases, generating a remeasurement loss that is recognized in the consolidated statement of operations as exchange variation. Conversely, when the BRL appreciates relative to the USD, a remeasurement gain is recognized. Exchange variation was a net gain of $49.5 million for the year ended December 31, 2025, compared to a net loss of $(93.7) million for the year ended December 31, 2024, representing a favorable change of $143.2 million. The net foreign exchange gain of $49.5 million in 2025 compares to a net foreign exchange loss of $93.7 million in 2024. These amounts are unrealized and non-cash in nature, and arise primarily from the remeasurement of U.S. dollar-denominated intercompany loan balances held by SVPM, whose functional currency is the Brazilian Real. Under applicable accounting standards, monetary assets and liabilities denominated in a currency other than the entity’s functional currency are remeasured at each reporting date using the prevailing closing exchange rate, with the resulting gain or loss recognized in the consolidated statements of operations.

The gain of $49.5 million in 2025 reflects the approximately 11.1% appreciation of the Brazilian Real against the U.S. dollar during the year, with the period-end BRL/USD rate strengthening from R$6.1923 at December 31, 2024 to R$5.5024 at December 31, 2025. This appreciation reduced the BRL equivalent of SVPM’s USD-denominated intercompany liability of $346.9 million, generating a significant unrealized remeasurement gain. Conversely, the loss of $93.7 million in 2024 reflected the sharp depreciation of the BRL against the USD during 2024, with the period-end rate weakening from R$4.8413 at December 31, 2023 to R$6.1923 at December 31, 2024, a depreciation of approximately 27.9%, which increased the BRL equivalent of the same USD-denominated obligation and resulted in a corresponding remeasurement loss.

Deferred Tax

SVRE accounts for income taxes in accordance with ASC 740, under which deferred tax assets are recognized for deductible temporary differences and tax loss carryforwards to the extent that it is probable that sufficient future taxable income will be available against which those assets can be utilized. A valuation allowance is established to reduce deferred tax assets to the amount that is more likely than not to be realized.

As of the beginning of the year ended December 31, 2024, SVRE carried a deferred tax asset balance of $7.0 million on its balance sheet. During the year ended December 31, 2024, management reassessed the recoverability of its deferred tax assets in light of SVRE’s pre-operational status and the uncertainty surrounding the timing and magnitude of future taxable income. As a result of this assessment, SVRE recognized a deferred tax expense of

$9.9 million in its consolidated statement of operations, representing the full write-off of previously recognized deferred tax assets, including both the opening balance and additional temporary differences arising during the period. This adjustment reflects management’s conclusion that, given the Project’s development stage and the absence of a near-term taxable income base, it is not more likely than not that these assets will be realized in the foreseeable future.

As of December 31, 2024 and December 31, 2025, the carrying value of deferred tax assets on the consolidated balance sheet was nil. No deferred tax provision was recognized during the year ended December 31, 2025, consistent with SVRE’s continued pre-operational status and management’s assessment that the recognition criteria for deferred tax assets have not been met. SVRE will continue to reassess this position at each reporting date as the Project advances toward commercial production

Net Loss

	Year Ended December 31,		Change
(in thousands, except percentage)	2025	2024	($)	(%)
Net loss	(18,532)	(161,209)	142,677	(88.5)%

Net loss improved to $(18.5) million for the year ended December 31, 2025, from $(161.2) million for the year ended December 31, 2024, an improvement of $142.7 million, or 88.5%. The primary contributors to the improvement were: the $143.2 million favorable change in exchange variation, the $3.5 million reduction in cost of sales, the $14.0 million lower inventory impairment, and the $2.3 million increase in revenue, in each case as discussed above. These improvements were partially offset by the increase in financial expenses of $ 8.6 million, mainly driven by a $7.6 million loss on fair value change in private placement warrants liability resulting from changed valuation assumptions. Although the net loss improved significantly, SVRE remains in a net loss position and is not yet generating positive cash flow from operations at a commercial scale. We expect to continue reporting net losses until the Project achieves commercial production and generates sufficient revenue to cover operating and financing costs.

EBITDA

EBITDA (Earnings Before Interest, Taxes, Depreciation, and Amortization) is a non-GAAP financial measure calculated as net income (loss) plus interest expense, income tax expense (benefit), and depreciation and amortization. EBITDA includes all operating revenues and expenses, including non-cash items such as inventory impairments.

EBITDA allows investors to evaluate the Company’s operational performance and cash generation capability independent of capital structure (interest), tax position (taxes), and historical capital investment decisions (depreciation and amortization). This metric facilitates comparison with industry peers that may have different financing structures, tax situations, or asset ages. EBITDA provides a proxy for operating cash flow before working capital changes and capital expenditures.

Management uses EBITDA as the primary metric for evaluating operational performance, measuring progress toward cash flow breakeven, making operational decisions regarding cost management and production levels, and assessing the effectiveness of strategic initiatives including the process optimization and growth project. EBITDA is incorporated into executive compensation programs, aligning management incentives with operational performance improvement.

	Year Ended December 31,		Change
(in thousands, except percentage)	2025	2024	($)	(%)
Net loss, as reported	(18,532)	(161,209)	142,677	(88.5)%
Addback:
Interest expense, net	700	307	393	128
Income tax provision or (benefit)		(9,943)	9,943	(100)
Depreciation and amortization	1,335	1,464	(129)	(9)
EBITDA	(16,497)	(169,381)	152,884	(90.2)

EBITDA loss decreased 90.2% to $16.5 million for the year ended December 31, 2025, compared to $169.4 million for the year ended December 31, 2024, representing a significant improvement of $152.9 million. This improvement was primarily attributable to higher revenues from increased TREO sales volumes, substantially lower unit costs resulting from improved fixed cost absorption and cost reduction initiatives, and a lower inventories impairment provision in 2025 compared to 2024.

Liquidity and Capital Resources

Overview

Liquidity refers to our ability to generate sufficient cash flows and to access external financing needed to meet the cash requirements of our business operations, including working capital needs, capital expenditure commitments, contractual obligations, and debt service. As a development-stage company, we do not currently generate cash flows from operations sufficient to fund our working capital requirements, capital expenditure program, or debt service obligations. Our liquidity position and our ability to continue as a going concern are therefore dependent on our ability to access external financing until the Project achieves commercial production levels sufficient to fund ongoing operations independently.

As of December 31, 2025, we had cash and cash equivalents of $2.6 million, compared to $79.2 million as of December 31, 2024. The decrease of $76.6 million reflects the combined effect of cash used in operations, continued investment in the construction of the Project, the absence of new capital raises during the year, and the adverse impact of foreign exchange movements on our BRL-denominated cash balances.

Cash used in operating activities was $(2.4) million in 2025, a significant improvement from $(189.0) million in 2024, driven primarily by a reduction in the net loss from $(161.2) million to $(18.5) million, lower inventory build of $(28.5) million compared to $(63.2) million in the prior year, and a reduction in accounts payable and accrued expenses of $8.1 million. Cash used in investing activities was $(16.2) million in 2025, compared to $(45.7) million in 2024, consisting entirely of capital expenditures for the construction of the Project, which the Company deliberately phased to preserve liquidity while the DFC Facility was being finalized. Financing activities used $(2.4) million in 2025, compared to providing $182.1 million in 2024, when the Company raised $144.3 million in capital contributions and borrowed $40.0 million under existing credit facilities. No new material financing proceeds were received during 2025. Additionally, the depreciation of the Brazilian Real against the U.S. dollar resulted in a non-cash foreign exchange loss on cash of $(60.3) million in 2025, compared to a positive effect of $92.0 million in 2024, reflecting the significant portion of our cash balances held in BRL.

Material Cash Requirements and Contractual Obligations

As of December 31, 2025, our material known cash requirements include: (i) the outstanding balance under our Credit Agreement with OMF Fund III (F) Ltd. of $107.3 million, maturing December 31, 2029, bearing interest at 10% plus the greater of 3-month SOFR or 2%; (ii) Class A Preferred Shares of $45.4 million, mandatorily redeemable on December 31, 2029, bearing a cumulative 10% return; (iii) royalty obligations of $73.0 million, representing a perpetual 2.625% royalty on sales, with annual minimum payments commencing after the first sale following March 31, 2026; (iv) lease obligations of $1.1 million; and (v) ongoing capital expenditures required to complete the construction of the Project, which had $531.9 million of construction in progress as of December 31, 2025. The Company expects to reach commercial production in 2027, and the remaining capital required to complete the Project is expected to be funded primarily through the DFC Facility.

Sources of Liquidity

The primary source of funding for the completion of the Project is the DFC Facility, a senior secured term loan facility of up to $565.0 million entered into with the DFC subsequent to December 31, 2025, pursuant to an agreement signed on January 21, 2026. The DFC Facility provides for an initial tranche of $465.0 million and an incremental tranche of $100.0 million, with a term of up to 12 years from first closing and quarterly sculpted principal repayments (subject to a potential extension to 15 years upon satisfaction of certain conditions under the Offtake Agreement). In addition, in January 2026, SVRE secured interim bridge funding of $24.0 million from its shareholders and $8.0 million from OMF, providing near-term liquidity to support operations and construction activities pending the first drawdown under the DFC Facility. Management believes that the proceeds from the DFC

Facility, together with cash generated from operations as the Project ramps up toward commercial production, will be sufficient to fund the completion of the Project and meet SVRE’s obligations as they come due. However, there can be no assurance that the DFC Facility will be drawn in the amounts or on the timeline currently anticipated, or that additional financing will not be required.

Cash Flows

The following table summarizes our cash flows for the years ended December 31, 2025 and 2024:

	Year Ended December 31,
(All figures in thousands of U.S. dollars.)	2025	2024
Net cash provided by (used in)
Operating activities	(2,380)	(189,001)
Investing activities	(16,220)	(45,676)
Financing activities	(2,378)	182,089

Operating Activities

Net cash used in operating activities was $(2.4) million for the year ended December 31, 2025, compared to $(189.0) million for the year ended December 31, 2024, an improvement of $186.6 million. The substantial reduction in operating cash outflows was primarily attributable to a significant narrowing of the net loss, which decreased to $(18.5) million in 2025 from $(161.2) million in 2024. and a meaningful reduction in working capital consumption. Inventory increase declined to $(28.5) million in 2025 from $(63.2) million in 2024, a reduction of $34.7 million, as the Company more carefully managed production levels and expenditures to preserve liquidity. Accounts payable and accrued expenses provided a cash inflow of $0.4 million in 2025, compared to a cash outflow of $(8.6) million in 2024, a favorable change of $8.1 million driven by improved payment cycle management and the timing of vendor settlements.

Non-cash charges also contributed meaningfully to the reconciliation between net loss and operating cash flows. Inventory impairment charges of $33.8 million in 2025, while lower than the $47.8 million recorded in 2024, continued to represent a significant non-cash adjustment. Share-based compensation increase to $8.2 million from $7.4 million in the prior year primarily due to an increase in recognition of expenses related to stock appreciation rights (SARS) awards. Recoverable taxes were $(2.2) million in 2025 compared to $(0.2) million in 2024, driven by the timing of tax credit recoveries in Brazil.

Investing Activities

Net cash used in investing activities was $(16.2) million for the year ended December 31, 2025, compared to $(45.7) million for the year ended December 31, 2024, a reduction of $29.5 million. The decrease reflects a deliberate phasing of construction expenditures at the Project to preserve liquidity while the DFC Facility — which closed in March 2026 — was being finalized. Despite the lower pace of spending, the Project continued to advance materially, with construction in progress growing from $418.7 million at December 31, 2024 to $531.9 million at December 31, 2025. Capital expenditures remain the sole driver of investing cash outflows in both periods, underscoring the Company’s development stage profile.

Financing Activities

Net cash used in financing was $2.4 million for the year ended December 31, 2025 versus net cash provided of $182.1 million for the year ended December 31, 2024. $184.8 million of debt and equity proceeds were received in the year ended December 31, 2024 while no financing proceeds were received in the year ended December 31, 2025.

Effect of Exchange Rate Changes on Cash

The effect of foreign exchange movements on cash and cash equivalents was $(60.3) million for the year ended December 31, 2025, compared to a positive effect of $92.0 million for the year ended December 31, 2024. Because we hold a significant portion of our cash in BRL, and SVRE’s reporting currency is the U.S. dollar, movements in the BRL/USD exchange rate have a direct impact on the reported U.S. dollar value of cash and cash equivalents.

In 2025, the appreciation of the BRL against the U.S. dollar resulted in a significant reduction in the U.S. dollar equivalent of BRL-denominated cash balances. This line item is expected to remain material and volatile as long as SVRE maintains significant BRL-denominated cash balances.

Debt and Financing Obligations

The following summarizes SVRE’s material financing obligations as of December 31, 2025:

OMF Credit Agreement

On October 21, 2021, the Company entered into a credit agreement with OMF Fund II (BC) Ltd. and affiliated lenders (the “OMF Credit Agreement”), establishing a senior secured non-revolving facility that accrues interest at 9% per annum plus the greater of (i) 3 months SOFR plus 26.161 basis points and (ii) 2%, per annum. In 2025, the OMF Credit Agreement was amended to extend the maturity date to December 31, 2029, as well as the annual rate was modified to 10%, plus the greater of (i) three-month SOFR and (ii) 2% per annum. As of December 31, 2025, the outstanding balance under the OMF Credit Agreement, including accrued interest, was $107.3 million. Interest accrued under the OMF Credit Agreement has been added to the principal balance. The OMF Credit Agreement is secured by the assets of the Company and its subsidiaries. The outstanding balance of the OMF Credit Agreement was fully repaid on March 6, 2026 with proceeds from the DFC Facility.

OMF Royalty Agreement

On October 21, 2021, the Company entered into a royalty rights agreement (as amended, the “OMF Royalty Agreement”) with OMF Fund II (F) Ltd. (who subsequently transferred all of its rights, title, liabilities, obligations and interests under the Royalty Agreement to OMF Fund III (Cr) Ltd.) and TMF Canada Inc., as collateral agent. The Royalty Agreement provides for the sale of royalties’ rights, over future cash flows originated from sale or other disposal of products extracted and recovered from the Project in exchange for a payment of US$ 40,000 in two tranches. The Royalty Rate on each tranche is 2.625%, subject to a decrease upon certain milestones to 2.375%. As of December 31, 2025, the total OMF Royalty Agreement liability was $73.0 million, of which $5.8 million is classified as current and $67.3 million is classified as non-current.

OMF Class A Preferred Shares Liability

The Company’s Class A preferred shares are classified as a financial liability on the balance sheet. As of December 31, 2025, the Class A preferred shares liability had a carrying value of $45.4 million. The Class A preferred shares accrue dividends/interest at a rate of 10% per annum, and the mandatory redemption date has been extended to December 31, 2029. The Class A preferred shares were redeemed on March 6, 2026 with proceeds from the DFC Facility. Together with the settlement in full of the OMF Credit Agreement, SVRE’s obligations — representing an aggregate carrying value of approximately $152.7 million as of December 31, 2025 — were extinguished. These transactions represent a significant change in SVRE’s capital structure and debt obligations following the balance sheet date.

Former Caterpillar Supplier Financing

During 2025, SVRE settled in full its outstanding obligations under an equipment financing arrangement with Caterpillar Financial Services. Accordingly, the balance outstanding under this arrangement was zero as of December 31, 2025.

Refer to Note 24 to the consolidated financial statements and “Recent Developments” above for information regarding financial obligations entered by SVRE subsequent to December 31, 2025.

Capital Expenditures

Capital expenditures during the year ended December 31, 2025 consisted primarily of continued construction of the Project, as reflected in the growth of construction in progress from $418.7 million at December 31, 2024 to $531.9 million at December 31, 2025. Total property, equipment and other tangible assets, net, were $559.5 million as of December 31, 2025, compared to $444.9 million as of December 31, 2024. We expect to continue making significant capital expenditures as we complete construction of the Project. The quantum and timing of future capital expenditures will depend on Project progress, construction costs, and the availability of funding under the DFC Facility and other financing arrangements. The DFC Facility, providing for up to $565.0 million in borrowings, has been structured to fund the remaining capital requirements to bring the Project to commercial production, which we currently expect to occur in 2027. We cannot guarantee that the Project will be completed on time or on budget, or that the financing provided by the DFC Facility will be sufficient to fund all remaining capital requirements.

Critical Accounting Estimates

Our consolidated financial statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. We evaluate our estimates and assumptions on an ongoing basis. Actual results may differ from these estimates. To the extent that there are material differences between these estimates and our actual results, our future financial statements will be affected. We consider an accounting judgment, estimate or assumption to be critical when (i) the estimate or assumption is complex in nature or requires a high degree of judgment and (ii) the use of different judgments, estimates and assumptions could have a material impact on our Consolidated Financial Statements. Our significant accounting policies are described in Note 3, “Significant Accounting Policies,” in the notes to the Consolidated Financial Statements. Our critical accounting estimates are described below.

Inventories

All inventories are carried at the lower of cost or net realizable value. Net realizable value represents the estimated selling price of the product in the ordinary course of business based on current and long-term metals market prices, less reasonably predictable costs of completion, disposal, and transportation.

We evaluate the carrying amount of inventory each reporting period, considering recent and expected metals market prices, forecasted production levels, and other relevant factors. This evaluation requires significant judgment, particularly given the pre-commercial production stage of our operations, during which production costs and market price fluctuations can materially affect the net realizable value of our products.

Although considerable effort is made to ensure the accuracy of our forecasts, any significant unfavorable changes in commodity prices, demand, or cost assumptions could have a material negative impact on the value of our inventories and our results of operations. We may continue to incur write-downs of our inventories until such time that we achieve commercial production at anticipated throughput levels.

See Note 4, “Inventories,” in the notes to the Consolidated Financial Statements for further information.

Mineral Properties and Mine Development

We capitalize mine development costs upon completion of a final feasibility study, when it has been determined that a mineral property can be economically developed. Capitalized mine development costs are amortized using the units-of-production method over the estimated life of the ore body, based on recoverable minerals to be mined from proven and probable mineral reserves.

This method requires significant judgment and estimation, including the assessment of the quantity and quality of proven and probable mineral reserves, expected future production rates, and the total estimated costs to develop and extract those reserves. Reserve estimates are inherently uncertain and are based on geological data, engineering assessments, commodity price assumptions, and operating cost projections.

Changes in reserve estimates are recognized prospectively and could materially affect the amortization rate and the carrying value of our mineral properties. Any significant revision to our reserve estimates, production assumptions, or the assessed economic viability of the project could result in material adjustments to our financial statements.

Mining Disclosure; Subpart 1300 of Regulation S-K

As of December 31, 2025, SVRE designated the Pela Ema mine as a development stage property and capitalized mine development costs on the basis that a final feasibility study had been completed and mineral reserves had been disclosed. The reserve estimates referenced in SVRE’s financial statements included elsewhere in this Proxy Statement were as of February 2015 and an initial report was prepared by RPA Inc., dated April 2, 2015, in accordance with CIM standards. RPA Inc. was an independent mining consulting firm at the time. Reserve estimates were updated (i) as of December 31, 2021 in a report prepared by SRK Consulting (UK) Limited in compliance with Subpart 1300 of Regulation S-K, and (ii) as of June 30, 2023 in a report prepared by SRK Consulting (UK) Limited in compliance with JORC Code.

SRK is an associate company of the international group holding company SRK Consulting (Global) Limited, an independent engineering consultancy. These estimates were prepared before USAR entered into the Merger Agreement to acquire an interest in the property containing the deposit. A qualified person has not done sufficient work to classify these estimates as current estimates of mineral resources or mineral reserves, and USAR is not treating the estimates referenced in SVRE’s financial statements as current estimates of mineral resources, mineral reserves, or exploration results.

Upon completion of the merger, USAR expects to designate the Pela Ema mine as a development stage property and to continue capitalization of related costs as mine development costs on this basis. USAR expects to report proven and probable mineral reserves for the Pela Ema mine and to file a technical report summary that conforms to the requirements of Item 601(b)(96) and Subpart 1300 of Regulation S-K in connection with its first Annual Report on Form 10-K following the closing of the merger.

See Note 6, “Property and Equipment, net,” in the notes to the Consolidated Financial Statements for further information.”

Asset Retirement Obligations (“ARO”)

We recognize asset retirement obligations for estimated costs of legally and regulatory required closure, dismantlement, and reclamation activities associated with our mining operations, including general mine closure, drainage, residue dump, facilities decommissioning, and environmental rehabilitation.

In determining fair value, management makes estimates based on the expected timing of closure activities, the estimated cost of such activities as determined with the assistance of an independent engineering contractor, and a risk-free discount rate reflecting current market assessments of the time value of money. The ARO liability is subsequently increased each period through accretion expense to reflect the passage of time.

Although we base our estimates on independent engineering assessments and reevaluate our estimated timing and cash flows regularly, the inherent uncertainty in predicting future closure costs, regulatory requirements, and the long-term nature of our mining operations means these estimates are subjective and may vary over time.

See Note 14, “Asset Retirement Obligations,” in the notes to the Consolidated Financial Statements for further information.

Private Placement Warrant Liability

Our private placement warrants are classified as liabilities and remeasured at fair value at each reporting date, with changes in fair value recognized in the Consolidated Statements of Operations. The fair value is determined using a Monte Carlo simulation model, which is classified as a Level 3 measurement within the fair value hierarchy, as it relies on significant unobservable inputs.

The model incorporates key assumptions including the Company’s share price, expected volatility, risk-free interest rate, expected term, and management’s estimates of the probability and timing of a Triggering Event — defined as a Public Offering, Investor Qualified Sale, or Company Sale. The warrants are only exercisable upon the occurrence of such a Triggering Event, and the timing of that event is modeled using a Poisson distribution based on management’s judgment.

Expected volatility is estimated based on the historical volatility of a select group of peer companies, and the risk-free rate is derived from the Brazilian Treasury zero-coupon yield curve for a maturity consistent with the expected remaining life of the warrants. Given the reliance on significant unobservable inputs, changes in assumptions — particularly with respect to share price volatility, the risk-free rate, and the estimated probability and timing of a Triggering Event — could result in material fluctuations in the fair value of the warrant liability and the related gains or losses recognized in our Consolidated Statements of Operations.

See Note 16, “Private Placement Warrant Liability,” in the notes to the Consolidated Financial Statements for further information.

Royalty Agreement

The royalty agreement is accounted for as a debt instrument in accordance with ASC 470 — Debt (Sales of Future Revenues), and is measured using the effective interest method. Under this method, the carrying value of the royalty liability is determined based on the present value of estimated future royalty payments over the life of the agreement.

Because the royalty is perpetual and based on a percentage of future product revenues, the measurement of the liability requires significant judgment and estimation, including assumptions regarding future production volumes, the timing of commercial production, long-term commodity prices, and the applicable discount rate. The expected timing of the commencement of minimum annual royalty payments, which are triggered after the first product sale, also requires management judgment and directly affects the measurement of the liability.

These estimates are reviewed at each reporting period, and changes in estimated future cash flows are recognized prospectively through an adjustment to the effective interest rate. Given the long-term and perpetual nature of the royalty obligation, changes in production, pricing, or timing assumptions could have a material impact on the carrying value of the royalty liability and the related interest expense recognized in our Consolidated Statements of Operations.

See Note 11, “Royalty Agreement,” in the notes to the Consolidated Financial Statements for further information.

Quantitative and Qualitative Disclosures About Market Risk

Foreign Currency Exchange Rate Risk

We will generate revenue primarily in U.S. dollars. However, our operations are conducted in Brazil, and we incur a significant portion of our operating costs in BRL, including labor, local reagents, utilities, and other site-level expenditures. We are therefore exposed to fluctuations in the BRL/USD exchange rate. A strengthening of the BRL relative to the USD would increase our operating costs in USD terms, which could adversely affect our margins and results of operations. We also incur costs and obligations denominated in Swiss Francs (“CHF”). Fluctuations in the CHF/USD exchange rate may affect the USD cost of these obligations. We use certain hedging instruments to manage our exposure to foreign currency risk. To the extent our foreign currency exposures become more material, we may enter into additional hedging transactions to manage our exposure to fluctuations in foreign currency exchange rates. The economic impact of currency exchange rate movements is often linked to variability in real growth, inflation, interest rates, governmental actions, and other factors. We continue to evaluate the need for additional currency-specific protections as our business and the market evolve.

Interest Rate Risk

DFC Loan Facility

On January 21, 2026, we entered into the DFC Facility. The DFC Facility bears interest at variable rates exposing us to interest rate risk. An increase in prevailing interest rates could increase our interest expense and adversely affect our cash flows and results of operations.

Cash Equivalents and Short-Term Investments

Our cash equivalents and short-term investments are subject to market risk due to changes in interest rates. Fixed-rate securities may have their market value adversely affected by a rise in interest rates. Due in part to these factors, our future investment income may fall short of expectations due to changes in interest rates, or we may suffer losses in principal if we are forced to sell securities that have declined in market value. We have not historically entered into investments for trading or speculative purposes.

Commodity Price Risk

Our results of operations depend in significant part upon the market prices of REEs, and particularly the prices of the four magnetic REEs — neodymium (Nd), praseodymium (Pr), dysprosium (Dy), and terbium (Tb) — which together with yttrium (Y) represent the most significant portion of the economic value of our primary commercial product, MREC. Our MREC is an intermediate REE product produced from our ionic clay deposit in the municipality of Minaçu, Goiás, Brazil, and contains all four magnetic REEs at commercially meaningful grades. MREC is not quoted on any major commodities market or exchange. Product attributes vary significantly across producers, and pricing for Nd, Pr, Dy, and Tb contained in MREC is primarily benchmarked against prices for corresponding separated oxides. We expect demand for these four REEs to continue to grow, driven by the global energy transition and increasing adoption of permanent magnet motors in electric vehicles, wind turbines, robotics, and aerospace and defense applications. However, actual demand and pricing may fluctuate for numerous reasons beyond our control, including supply from other producers, new mineral discoveries, technological changes that may increase or reduce reliance on magnetic REEs for permanent magnets, shifts in demand, and actions by governments. Supply and demand dynamics for other oxides and their applications might also affect our economics.

SVRE has entered into the USG Offtake Agreement, which is expected to significantly mitigate the risks of commodity price fluctuations associated with our magnetic REE products by guaranteeing minimum prices of $110 per kg for Nd and Pr, $550 per kg for Dy, and $2,050/kg for Tb oxide equivalents sold under the USG Offtake Agreement. This arrangement is expected to allow SVRE to realize a more stable effective price for its magnetic REE products, with limited exposure to price declines. The USG Offtake Agreement covers 100% of SVRE’s qualifying magnetic REE output, as well as other REEs under certain circumstances, providing a meaningful measure of certainty with respect to our medium- and longer-term cash flows.

MREC is an intermediate product and we do not currently produce separated oxides at commercial scale. The realized price for our MREC is therefore derived from the blended value of its constituent REE fractions, and is subject to discounts applied relative to the price of the separated products by adjusting for separation costs and recovery yields. As we evaluate downstream processing options, including potential separation capabilities, our exposure to individual REE commodity prices may evolve.

The reagents used in our ion exchange circuit are commodity inputs subject to price volatility caused by supply conditions, weather, transportation costs, and other unpredictable factors. We have not historically used options or swap contracts to manage commodity price volatility related to reagent inputs. When possible, we seek to limit our exposure by entering into long-term supply contracts and negotiating price increase limitations.

We rely on power supplied under a Power Purchase Agreement (“PPA”). There are two nearby hydroelectric plants in the Tocantins River basin. Hydroelectric availability is subject to rainfall and drought risk. While our PPA provides pre-agreed pricing, any disruption to power supply could require us to source power from alternative, more expensive sources. Such price fluctuations may cause volatility in our results of operations and cash flows in the future.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial information is derived from the historical consolidated financial statements of USA Rare Earth, Inc. (“USAR” or the “Company”), and the historical consolidated financial statements of SVRE Holdings Ltd. (“SVRE”), and gives effect to (i) the Merger (as defined below), (ii) the Private Placement (as defined below), (iii) the Retained Finance Agreement (as defined below), (iv) the Offtake Agreement (as defined below), and (v) the issuance of Earnout Shares (as defined below) (collectively, the “Pro Forma Transactions”).

On August 21, 2024, Inflection Point Acquisition Corp. II, a Cayman Islands exempted company (“IPXX”) entered into a Business Combination Agreement (as amended on November 11, 2024 and January 30, 2025, the “Business Combination Agreement”), by and among IPXX, USA Rare Earth, LLC, a Delaware limited liability company, and IPXX Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of IPXX. Pursuant to the Business Combination Agreement, IPXX Merger Sub, LLC merged with and into USA Rare Earth, LLC, with USA Rare Earth, LLC continuing as the surviving company, and IPXX changed its name to USA Rare Earth, Inc. On March 13, 2025, USAR consummated the previously announced merger contemplated by the Business Combination Agreement and USA Rare Earth, LLC became a direct wholly owned subsidiary of USAR. This transaction is already reflected in the USAR historical audited consolidated balance sheet as of December 31, 2025 and the historical statement of operations of IPXX from January 1, 2025 to March 12, 2025 is not material to the pro forma presentation of the Merger (as defined below) for the purpose of unaudited pro forma condensed combined statement of operations.

Merger

On April 19, 2026, USAR entered into a Merger Agreement by and among (i) USAR, (ii) Middlebury Merger Sub Ltd. (“Merger Sub”), (iii) SVRE, and (iv) Serra Verde Rare Earths Ltd. The Merger Agreement provides for the merger of SVRE with and into Merger Sub, with Merger Sub surviving such merger as an indirect, wholly owned subsidiary of USAR (the “Merger”), subject to the satisfaction or waiver of the conditions precedent to such closing. In the Merger, USAR will issue 126,849,307 shares of USAR’s common stock, par value $0.0001 per share (“Common Stock”) and pay an aggregate of $300 million of merger consideration.

Upon closing, all outstanding warrants of SVRE will be automatically exercised and converted into SVRE ordinary shares immediately prior to the Merger. All outstanding RSUs and SARs, whether vested or unvested, will accelerate in full and be cancelled in exchange for a pro rata portion of the merger consideration. Stock options not subject to performance conditions will be similarly cancelled on a cashless basis for merger consideration, while performance-vesting options held by continuing service providers will be substituted with USAR RSUs subject to continued service vesting. SVRE’s equity incentive plan will be terminated at closing.

Private Placement

On January 26, 2026, USAR, entered into a securities purchase agreement, for the private placement of 69,767,442 shares of the USAR’s Common Stock, for aggregate gross proceeds of approximately $1.5 billion, at a price per share of $21.50 (the “Private Placement”). USAR closed the Private Placement and issued the shares of Common Stock on January 28, 2026.

Parent Loan Agreement

Concurrently with the execution of the Direct Funding Agreement and the Loan Guarantee Agreement, USAR entered into a Securities Issuance Agreement with the DOC and issued to the DOC 16,132,790 shares of Common Stock (the “SIA Shares”) and a warrant to purchase 17,600,584 shares of Common Stock at an exercise price of $17.17 per share (the “DOC Warrant”).

Based on preliminary conclusions, the SIA Shares were issued in exchange for access to the awards pursuant to the Direct Funding Agreement and the warrant to purchase 17,600,584 shares of Common Stock was issued in exchange for obtaining the Loan Guarantee Agreement. The Company has recorded deferred financing and other transaction costs for the issuance of the SIA Shares and warrant.

The issuance of the SIA Shares has been reflected in the unaudited pro forma condensed combined balance sheet as of March 31, 2026 as an increase in stockholders’ equity of $451.4 million which represents the fair value of the SIA Shares at the date of issuance, an increase in other non-current assets of $277.0 million which represents a deferred financing cost related to the maximum award amount of $277.0 million pursuant to the Direct Funding Agreement, and an increase in accumulated deficit of $174.4 million which represents the cost of obtaining the Direct Funding Agreement which is equal to the difference between the fair value of the SIA Shares at issuance and the maximum direct funding award. The deferred financing cost will commence amortization pro ratably upon recognition of grant income under the Direct Funding Agreement, which is subject to the achievement of various project-specific milestones, the making of cash equity contributions by USAR to its subsidiaries, the satisfaction of financial ratio and liquidity thresholds, the receipt of required permits and approvals and other customary conditions, which have not yet been satisfied as of the date of this filing. As such no amortization of the deferred financing cost has been reflected in the accompanying unaudited pro forma condensed combined financial information.

The Company has determined that the warrant issued to the DOC is liability-classified, with an initial fair value of $24.48 per common share, or approximately $430.9 million in aggregate as of the issuance date of June 3, 2026. The DOC Warrant liability will be remeasured at fair value at the end of each reporting period, with changes in fair value recognized as a gain or loss within other income (expense), net in the Company’s condensed consolidated statements of operations and comprehensive income (loss). The DOC Warrant liability was initially recorded at fair value with an offsetting entry recorded as a deferred loan commitment asset until the debt associated with the Parent Loan Agreements is drawn. Upon each draw, the deferred loan commitment asset will be derecognized proportionately, and recorded as a component of the related debt’s amortized cost basis, which will be amortized over the term of the debt using the effective interest method. As of the date of this filing, no amounts associated with the Parent Loan Agreements had been drawn. Accordingly, no reclassification of the deferred loan commitment asset to related debt’s amortized cost basis has been reflected on the Company’s unaudited pro forma condensed combined balance sheet as of March 31, 2026, and no related amortization expense has been reflected in the Company’s unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2026 and for the year ended December 31, 2025.

The Company’s accounting for the Securities Issuance Agreement, including the issuance of the SIA Shares and the DOC Warrant is preliminary. Accordingly, the treatment depicted in the unaudited pro forma condensed financial information may change as the Company completes its accounting assessment.

The Retained Finance Agreement

On January 21, 2026, SVRE entered into a Finance Agreement with the United States International Development Finance Corporation (the “DFC”), which was amended on March 5, 2026 (as further amended from time to time, the “Retained Finance Agreement”). The Retained Finance Agreement provides SVRE with long-term debt financing to support its rare earth mining and processing operations in an aggregate committed amount not to exceed $565 million, consisting of (i) an initial loan tranche with a principal amount not to exceed $465 million (the “Initial Loan”), and (ii) a second loan tranche with a principal amount not to exceed $100 million (the “Incremental Loan”). As of March 31, 2026, the aggregate outstanding principal amount of indebtedness of SVRE and its subsidiaries under the Retained Finance Agreement was $325 million.

On May 28, 2026, SVRE and the DFC entered into the Second Amendment to the Finance Agreement, which formalized the inclusion of a $100 million Incremental Loan as a second tranche under the existing $465 million Initial Loan facility. The Second Amendment also extended the loan term for both tranches from up to 12 years to up to 15 years from the first closing date, upon the execution of the Offtake Agreement (see discussion below). In connection with the Incremental Loan, DFC was issued two warrants (the “DFC Warrants”) granting a combined 12% fully diluted equity interest in the Company, which will automatically exercise upon the closing of the Merger, at which point the Incremental Loan shall be deemed extinguished in full. The Incremental Loan was closed on June 4, 2026.

The Initial Loan issuance was reflected in the historical unaudited condensed consolidated balance sheet of SVRE as of March 31, 2026, accordingly, no adjustment has been reflected within the unaudited pro forma condensed combined balance sheet for such amounts. The Incremental Loan and the DFC Warrants issuance on June 4, 2026, and the DFC Warrants exercise and extinguishment of the Incremental Loan upon the closing of the Merger, have been included as an other material transaction adjustment within the unaudited pro forma condensed combined balance sheet as of March 31, 2026. Adjustments for the Initial Loan have been included within the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2026 and for the year ended December 31, 2025 assuming the Initial Loan was entered and drawn down on January 1, 2025.

The Offtake Agreement

On or about the date of the Merger Agreement, SV Management Switzerland AG (“SV Management Switzerland”), a subsidiary of SVRE, entered into an offtake agreement with a special purpose vehicle capitalized by the U.S. government, as well as private capital sources (the “Counterparty”) (as amended from time to time, the “Offtake Agreement”) for the long-term supply of rare earth materials produced by SVRE.

The Offtake Agreement provides for the sale of 100% of the rare earth products produced from phase one of the Pela Ema project, subject to limited carve-outs. The Incremental Loan was fully disbursed on June 4, 2026, and SVRE’s delivery obligation will be for 100% of phase one production. The agreement remains in effect until the earlier of specified production-based volume delivery thresholds and the date that is 20 years after the date on which SVRE’s facility becomes capable of producing the contemplated products (the “Commercial Operations Date”), unless extended with the consent of the U.S. government. Pricing is based on annually escalated contractual floor prices, with amounts above the applicable floor price, as well as certain cost savings and yield variances, allocated 70% to SV Management Switzerland and 30% to the Counterparty. Commencement of deliveries is subject to the satisfaction or waiver of specified conditions precedent by the agreed long-stop date, June 12, 2026, and either party may terminate the agreement without liability if such conditions are not satisfied or waived by that date. As the Offtake Agreement has been executed subsequent to March 31, 2026, adjustments related to the Offtake agreement have been included within the unaudited pro forma condensed combined financial statements. On June 29, 2026, SV Management Switzerland and the Counterparty entered into an amendment, consent and waiver to the Offtake Agreement that extended the long-stop date from June 12, 2026 to August 14, 2026.

Issuance of Earnout Shares

In connection with the business combination between the Company and USA Rare Earth, LLC, the Company agreed to issue common stock of the Company (the “earnout shares”) to certain shareholders of USA Rare Earth, LLC in two tranches upon the occurrence of certain triggering events. On April 15, 2026, the Company achieved the market-price condition for the first tranche of earnout shares, as the Company’s common stock exceeded $15.00 per share for at least 20 out of 30 consecutive trading days. 5.05 million shares were issued to USA Rare Earth, LLC shareholders. The second tranche of 5.05 million earnout shares were issued on May 15, 2026 when the Company achieved the market-price condition for the second tranche, as the Company’s common stock exceeds $20.00 per share for at least 20 out of 30 consecutive trading days.

The earnout shares were classified as liabilities and remeasured at fair value on a recurring basis prior to conversion. Upon issuance of the two tranches of the earnout shares, the related earnout liability was reclassified to common stock and additional paid-in capital. The effect of the conversion has been included within the unaudited pro forma condensed combined balance sheet as of March 31, 2026.

Presentation Periods

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and should be read in conjunction with the accompanying notes.

The unaudited pro forma condensed combined balance sheet as of March 31, 2026 combines the unaudited condensed consolidated balance sheet of USAR as of March 31, 2026 with the unaudited condensed consolidated balance sheet of SVRE as of March 31, 2026, giving effect to the Pro Forma Transactions as if it had been consummated on March 31, 2026.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2026 combines the unaudited condensed consolidated statement of operations of USAR for the three months ended March 31, 2026 with the unaudited condensed consolidated statement of operations of SVRE for the three months ended March 31, 2026, giving effect to the Pro Forma Transactions as if it had been consummated on January 1, 2025.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025 combines the audited consolidated statement of operations of USAR for the year ended December 31, 2025 with the audited consolidated statement of operations of SVRE for the year ended December 31, 2025, giving effect to the Pro Forma Transactions as if it had been consummated on January 1, 2025.

The unaudited pro forma condensed combined financial information was derived from, and should be read in conjunction with, the following historical financial statements and the accompanying notes:

•        The historical audited consolidated financial statements of USAR as of and for the year ended December 31, 2025, as included in the Company’s Annual Report on Form 10-K filed with the SEC on March 30, 2026;

•        The historical unaudited condensed consolidated financial statements of USAR as of and for the three months ended March 31, 2026, as included in the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 14, 2026;

•        The historical audited financial statements of SVRE as of and for the year ended December 31, 2025, included as Exhibit 99.3 in the Company’s Current Report on Form 8-K filed with the SEC on May 13, 2026.

The historical unaudited condensed consolidated balance sheet and statement of operations of SVRE as of and for the three months ended March 31, 2026 are derived from the books and records of SVRE. The unaudited pro forma condensed combined financial information should also be read together with other financial information included elsewhere or filed with the SEC.

Accounting for the Merger

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). USAR has been identified as an accounting acquirer for accounting purposes, and thus accounts for the Merger as a business combination in accordance with Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). Under the acquisition method of accounting, SVRE’s assets and liabilities will be recorded at their respective fair values. Any difference between the purchase price for SVRE and the fair value of the identifiable net assets acquired (including intangibles) will be recorded as goodwill. The assets and liabilities of SVRE have been measured based on various preliminary estimates using assumptions that USAR’s management believes are reasonable and based on currently available information. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing this unaudited pro forma condensed combined financial information.

Differences between these preliminary estimates and the final purchase accounting may occur, and the final purchase accounting could be materially different from the preliminary estimates used to prepare the accompanying unaudited pro forma condensed combined financial information and could have a material impact on the combined company’s future results of operations and financial position.

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information appearing below does not consider any potential effects of changes in market conditions on revenues or expense efficiencies, among other factors. In addition, as explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary significantly from what will be recorded upon completion of the final purchase price allocation.

The unaudited pro forma condensed combined financial information has been prepared based on the aforementioned historical financial statements and the assumptions and adjustments as described in the notes to the unaudited pro forma condensed combined financial information. The pro forma adjustments reflect transaction accounting adjustments related to the Pro Forma Transactions, which are discussed in further detail below. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and do not purport to represent the combined company’s consolidated results of operations or the consolidated financial position that would actually have occurred had the Pro Forma Transactions been consummated on the dates assumed or to project the combined company’s consolidated results of operations or consolidated financial position for any future date or period.

The accounting policies followed in preparing the unaudited pro forma condensed combined financial information are those used by USAR as set forth in the audited historical financial statements. Based on the Company’s initial review and understanding of SVRE’s significant accounting policies, there are no material adjustments required at this time to conform SVRE’s historical financial information to USAR’s significant accounting policies. A more comprehensive comparison and assessment will occur, which may result in additional differences being identified. Additionally, USAR has included certain preliminary presentation adjustments for consistency in the financial statement presentation. See Notes 2 and 3 below for more information.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not reflect the costs of any integration activities or cost savings or synergies that may be achieved because of the Merger.

USAR and SVRE have not had any historical material relationship prior to the Merger. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of March 31, 2026
(in thousands)

	USAR Historical	SVRE Historical	Presentation Adjustments		Transaction Accounting Adjustments		Other Material Transactions		Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$1,749,644	$110,417			$(300,000)	(B)	$99,000	(E)	$1,659,061
Accounts receivables	5,691	31							5,722
Other receivables	—	241	(241)	(A)					—
Inventories	28,430	21,231							49,661
Prepaid expenses and other current assets	6,621	3,760	241	(A)					10,622
Total current assets	1,790,386	135,680	—		(300,000)		99,000		1,725,066
Property, plant and equipment, net	118,967	611,588	1,000	(A)	2,510,291	(B)			3,227,041
			(14,805)	(A)
Mineral interests	17,339	—	14,805	(A)					32,144
Goodwill	134,848	—			1,090,843	(B)	(99,000)		1,126,691
Other intangible assets, net	67,255	—			246,691	(B)			313,946
Equipment deposits	5,364	—							5,364
Operating lease right-of-use assets	473	—							473
Other non-current assets	207	1,193	(1,000)	(A)			277,000	(F)	708,262
							430,862	(G)
Total assets	$2,134,839	$748,461	$—		$3,547,825		$707,862		$7,138,987

LIABILITIES, MEZZANINE AND STOCKHOLDER’S EQUITY
Liabilities
Current liabilities
Accounts payable	$17,084	$15,647	$(6,702)	(A)					$26,029
Accrued liabilities	21,360	—	13,190	(A)	113,000	(C)			147,995
			445	(A)
Contract liabilities	10,377	—							10,377
Salaries and social charges	—	6,488	(6,488)	(A)					—
Taxes payable	—	414							414
Other current liabilities	—	445	(445)	(A)					—
Royalty agreement	—	11,443							11,443
DFC Loan	—	2,232							2,232
Finance leases, current	286	933							1,219
Operating leases, current	232	—							232
Total current liabilities	49,339	37,602	—		113,000		—		199,941
Royalty agreement	—	65,534			149,881	(B)			215,415
DFC Loan	—	297,009							297,009

Please refer to the notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of March 31, 2026 — (Continued)
(in thousands)

	USAR Historical	SVRE Historical	Presentation Adjustments	Transaction Accounting Adjustments		Other Material Transactions		Pro Forma Combined
Asset retirement obligations	—	4,738						4,738
Deferred grant income	8,414	—						8,414
Finance leases, non-current	519	180						699
Operating leases, non-current	244	—						244
Other liabilities	—	1,564						1,564
Earnout liability	145,080	—				(145,080)	(D)	—
Warrant liability	26,491	14,841		(14,841)	(B)	430,862	(G)	457,353
Deferred tax liability	16,179	—		886,414	(B)			902,593
Total liabilities	246,266	421,468	—	1,134,454		285,782		2,087,970
Commitments and contingencies
Mezzanine equity
12% Series A Cumulative Convertible Preferred Stock	9,614	—						9,614
Total mezzanine equity	9,614	—	—	—		—		9,614
Stockholders’ equity
Common stock	22	—		16	(B)	1	(D)	41
						2	(F)
Accumulated other comprehensive income (loss)	(200)	(18,126)		18,126	(B)			(200)
Additional paid-in capital	2,332,912	615,756		(615,756)	(B)	215,826	(D)	5,853,479
				2,853,348	(B)	451,393	(F)
Accumulated deficit	(454,349)	(270,637)		270,637	(B)	(70,747)	(D)	(812,491)
				(113,000)	(C)	(174,395)	(F)
Non-controlling interest	574	—						574
Total stockholders’ equity	1,878,959	326,993	—	2,413,371		422,080		5,041,403
Total liabilities, mezzanine equity, and stockholder’s equity	$2,134,839	$748,461	$—	$3,547,825		$707,862		$7,138,987

Please refer to the notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Three Months Ended March 31, 2026
(in thousands except per share amounts)

	USAR Historical	SVRE Historical	Presentation Adjustments		Transaction Accounting Adjustments		Other Material Transactions		Pro Forma Combined
Revenue	$5,698	$588							$6,286
Cost of revenue	5,592	5,009							10,601
Gross profit	106	(4,421)	—		—		—		(4,315)
Operating expenses:
Selling, general and administrative	21,175	8,026	346	(AA)	1,219	(DD)			30,766
Research and development	14,249	—							14,249
Amortization of intangible assets	1,357	—							1,357
Other expenses, net	—	2,365							2,365
Total operating expenses	36,781	10,391	346		1,219		—		48,737
Loss from operations	(36,675)	(14,812)	(346)		(1,219)		—		(53,052)
Other (expense) income, net:
Interest and dividend income	11,970	175							12,145
Loss on fair market value of financial instruments, net	(43,553)	—	(6,216)	(AA)			6,216	(EE)	(43,553)
Interest expense and other loss, net	(593)	(12,218)	6,562	(AA)			2,276	(FF)	(6,547)
							(4,028)	(GG)
							1,454	(HH)
Grant income	206	—							206
Foreign currency exchange, net	—	15,800							15,800
Total other expense, net	(31,970)	3,757	346		—		5,918		(21,949)
Loss before taxes	(68,645)	(11,055)	—		(1,219)		5,918		(75,001)
Benefit from income taxes	(577)	—							(577)
Net loss	(68,068)	(11,055)	—		(1,219)		5,918		(74,424)
Net loss attributable to non-controlling interest	(1,079)	—							(1,079)
Net loss attributable to USA Rare Earth, Inc.	$(66,989)	$(11,055)	$—		$(1,219)		$5,918		$(73,345)

Net loss per share attributable to USA Rare Earth, Inc.:
Basic and diluted	$(0.34)	$(0.06)							$(0.21)

Number of shares used in per share calculations:
Basic and diluted	196,479	193,429							349,561

Please refer to the notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2025
(in thousands except per share amounts)

	USAR Historical	SVRE Historical	Presentation Adjustments		Transaction Accounting Adjustments		Other Material Transactions		Pro Forma Combined
Revenue	$1,643	$2,486							$4,129
Cost of revenue	1,448	36,105							37,553
Gross profit	195	(33,619)	—		—		—		(33,424)
Operating expenses:
Selling, general and administrative	43,135	25,803	278	(AA)	113,000	(CC)			192,609
					10,393	(DD)
Research and development	15,885	—							15,885
Amortization of intangible assets	678	—							678
Other expenses, net	—	1,440							1,440
Total operating expenses	59,698	27,243	278		123,393		—		210,612
Loss from operations	(59,503)	(60,862)	(278)		(123,393)		—		(244,036)
Other (expense) income, net:
Interest and dividend income	5,446	2,671							8,117
Loss on fair market value of financial instruments, net	(244,488)	—	(7,652)	(AA)			7,652	(EE)	(244,488)
Interest expense and other income (loss), net	(139)	(9,873)	7,930	(AA)			4,268	(FF)	(23,320)
							(26,206)	(GG)
							700	(HH)
Foreign currency exchange, net	—	49,532							49,532
Total other expense, net	(239,181)	42,330	278		—		(13,586)		(210,159)
Loss before taxes	(298,684)	(18,532)	—		(123,393)		(13,586)		(454,195)
Benefit from income taxes	(160)	—							(160)
Net loss	(298,524)	(18,532)	—		(123,393)		(13,586)		(454,035)
Net loss attributable to non-controlling interest	(965)	—							(965)
Net loss attributable to USA Rare Earth, Inc.	$(297,559)	$(18,532)	$—		$(123,393)		$(13,586)		$(453,070)

Net loss per share attributable to USA Rare Earth, Inc.:
Basic and diluted	$(3.31)	$(0.10)							$(1.54)

Number of shares used in per share calculations:
Basic and diluted	98,021	193,429							310,771

Please refer to the notes to the unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The pro forma adjustments have been prepared as if the Pro Forma Transactions had been consummated on March 31, 2026, in the case of the unaudited pro forma condensed combined balance sheet, and, in the case of the unaudited pro forma condensed combined statements of operations, as if the Pro Forma Transactions had been consummated on January 1, 2025, the beginning of the earliest period presented in the unaudited pro forma condensed combined statements of operations.

The unaudited pro forma condensed combined financial information has been prepared assuming the acquisition method of accounting in accordance with U.S. GAAP. Under this method, SVRE’s assets and liabilities will be recorded at their respective fair values. Any difference between the purchase price for SVRE and the fair value of the identifiable net assets acquired (including intangibles) will be recorded as goodwill. The assets and liabilities of SVRE have been measured based on various preliminary estimates using assumptions that USAR’s management believes are reasonable and based on currently available information. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing this unaudited pro forma condensed combined financial information.

The pro forma adjustments represent management’s estimates based on information available as of the date of this proxy statement and are subject to change as additional information becomes available and additional analyses are performed.

USAR has performed a preliminary review to identify any accounting policy differences between the accounting policies used in SVRE’s financial statements and those of the Company, where the impact was potentially material and could be reasonably estimated, with the Company identifying no such differences.

2. Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2026

The adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2026 are as follows:

(A)    Reflects reclassification adjustments to conform SVRE’s historical balances to the financial statement presentation of USAR.

(B)    Reflects the purchase price allocation adjustments to record SVRE’s identifiable assets acquired and liabilities assumed at their estimated fair values as of the acquisition date. The related statement of operations adjustments are reflected at adjustment (BB). This adjustment reflects the recording of the preliminary estimate of goodwill and the elimination of the historical equity balances of SVRE. Additionally, the adjustment removes SVRE’s outstanding warrant liability, to reflect the conversion of all warrants into SVRE’s ordinary shares immediately prior to the Merger.

Pursuant to ASC 805, the preliminary purchase price was allocated among the identified net assets to be acquired, based on a preliminary analysis. Goodwill is expected to be recognized as a result of the Merger, which represents the excess fair value of consideration over the fair value of the underlying net assets of SVRE. The deferred income taxes represent the deferred tax impact associated with the incremental differences in book and tax basis created from the preliminary purchase price allocation. Deferred taxes associated with estimated fair value adjustments were calculated using the statutory corporate tax rate in Brazil of 34%. The estimates of fair value are based upon preliminary valuation assumptions, and are believed to be reasonable, but are inherently uncertain and unpredictable. As a result, actual results may differ from estimates, and the difference may be material.

The following is a preliminary estimate of fair value of the assets acquired and the liabilities assumed by USAR in the Merger, reconciled to the estimated purchase consideration (in thousands):

Net Assets Identified	Preliminary Estimate of Fair Value
Cash and cash equivalents	$209,417
Accounts receivable	31
Inventories	21,231
Prepaid expenses and other current assets	4,001
Property, plant and equipment, net (incl. mineral interests)(1)	3,122,879
Other intangible assets, net(2)	246,691
Other non-current assets	193
Accounts payable	(8,945)
Accrued liabilities	(13,635)
Tax payable	(414)
Royalty agreement – current(3)	(11,443)
DFC loan, current	(2,232)
Finance lease, current	(933)
Royalty agreement – noncurrent(3)	(215,415)
DFC loan, noncurrent	(297,009)
Asset retirement obligations	(4,738)
Finance leases, non-current	(180)
Other liabilities	(1,564)
Deferred tax liabilities	(886,414)
Total net assets identified	$2,161,521
Goodwill	991,843
Total purchase consideration	$3,153,364
Value Conveyed
Cash consideration(4)	$300,000
Equity consideration(5)	2,850,304
Pre-combination expense for vested performance stock options(6)	3,060
Total purchase consideration	$3,153,364

____________

(1)       The $3.1 billion allocated to property, plant and equipment, net, is related to development stage properties. Upon the closing of the Merger, the mine will continue to be designated as a development stage property, and related development costs will continue to be capitalized until the milestones necessary to be considered operational are achieved. An expansion and optimization project is currently being implemented that is expected to result in higher production capacity, a sustained lower operating cost profile and enhanced product quality. Construction is expected to be completed, and commercial operations are expected to commence in 2027.

(2)       Other intangible assets is comprised of an Offtake Agreement. The Offtake Agreement asset is expected to be amortized on a systematic basic using the units of production method. As of the date of this proxy statement, delivery pursuant to the Offtake Agreement has not started. Accordingly, amortization of the Offtake Agreement had not commenced as of the pro forma transaction date and no related amortization expense has been reflected in the unaudited pro forma condensed combined statement of operations.

(3)       This reflects an increase in the fair value of the liability for royalty payments due to an increase in estimated future cash payments. The increase in estimated future cash payments is primarily related to the anticipated impact of the Offtake Agreement.

(4)       This amount represents cash consideration paid to SVRE’s shareholders.

(5)       Equity consideration is provided in the form of Common Stock of USAR and is calculated as 126,849,307 shares of USAR Common Stock to be issued to SVRE shareholders, multiplied by $22.47, the closing share price of USAR on June 5, 2026.

          The following table shows the effect of changes in USAR’s share price and the resulting impact on the estimated purchase consideration, and estimated goodwill:

Change in Share Price of USAR	Share Price	Estimated Purchase Consideration (in thousands)	Estimated Goodwill (in thousands)
Increase of 25%	$28.09	$3,865,939	$1,704,419
Decrease of 25%	16.85	2,440,787	279,267

(6)       This reflects the pre-combination expense pertaining to options to purchase SVRE shares subject to performance-vesting conditions (the “Performance-Vesting Options”) which will be substituted with USAR time-vesting restricted stock units.

(C)    Reflects the impact of nonrecurring expenses related to estimated transaction costs, primarily comprised of investment banking fees, legal fees, issuance costs, accounting and audit fees, and other related advisory costs. No amount was incurred and accrued on the balance sheet as of March 31, 2026. The related income statement adjustment is reflected at adjustment (CC).

(D)    Reflects the issuance of USAR’s common stock in an amount of $216 million upon conversion of earnout liabilities of $145 million. The $71 million increase in fair value of the earnout liability between March 31, 2026 and the conversion dates will be recorded as loss on fair market value of financial instruments, net in the Company’s unaudited condensed consolidated statement of operations and comprehensive income (loss) for the three and six months ended June 30, 2026.

(E)    Reflects i) the issuance of the Incremental Loan pursuant to the Retained Finance Agreement in an amount of $100 million, net of estimated debt issuance costs of $1 million; ii) the reduction to goodwill due to the increase of the SVRE’s net assets of $99 million. The warrant liability upon the issuance of the DFC Warrants will be eliminated upon the closing of the Merger, at which point the DFC Warrants will be exercised. The Incremental Loan will be deemed to be extinguished upon the exercise of the DFC Warrants, pursuant to which the outstanding principal amount of the Incremental Loan shall be deemed repaid in full, and unpaid accrued interest will be settled in cash. The amount of the interest accrual will be determined upon the closing of the Merger. As both the DFC Warrant and the Incremental Loan are assumed to be exercised and extinguished, respectively, upon the closing of the Merger, no adjustment has been reflected in the unaudited pro forma condensed combined statement of operations. The recognition of the Incremental Loan and DFC Warrant liability will be recorded in SVRE’s unaudited condensed financial statements as of and for the six months ended June 30, 2026.

(F)    Reflects the issuance of 16,132,790 shares of USAR common stock, with a fair value of approximately $451.4 million to the DOC pursuant to the Securities Issuance Agreement dated June 3, 2026, as a condition precedent to the Direct Funding Agreement under the CHIPS Act. The deferred financing cost represents the deferred asset recoverable through the maximum direct funding award which is $277.0 million, and will commence amortization upon recognition of grant income under the Direct Funding Agreement. The $174.4 million difference between the fair value of the SIA shares and the deferred financing cost represents the cost of obtaining the Direct Funding Agreement which is presented as an increase to accumulated deficit.

(G)    Reflects the issuance of the warrant to the DOC to purchase 17,600,584 shares of USAR common stock pursuant to the Warrant to Purchase Common Shares of USA Rare Earth, Inc Agreement dated June 3, 2026, as a condition precedent to the Loan Guarantee Agreement. The DOC Warrant’s initial fair value approximates $430.9 million. The corresponding deferred loan commitment asset recorded upon the issuance of the warrant to the DOC will be derecognized proportionately as a component of the related debt’s amortized cost basis as the debt is drawn, and will be amortized over the term of the debt using the effective interest method. The changes in fair value of the warrant liability will be recognized as a gain or loss within other income (expense), net in the Company’s condensed consolidated statements of operations and comprehensive income (loss).

3. Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations for the three months ended March 31, 2026 and for the year ended December 31, 2025

The adjustments included in the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2026 and for the year ended December 31, 2025 are as follows:

(AA) Reflects a reclassification adjustment to conform SVRE’s historical expenses to the financial statement presentation of USAR.

(CC) Reflects the recognition of nonrecurring expenses related to estimated transaction costs in the amount of $113 million, which are primarily comprised of investment banking fees, legal fees, issuance costs, accounting and audit fees, and other related advisory costs. The related balance sheet adjustment is reflected at adjustment (C).

(DD) Reflects the recognition of post-combination stock-based compensation expense in the amount of $1.2 million for the three months ended March 31, 2026 and $10.4 million for the year ended December 31, 2025 related to Performance-Vesting Options which will be substituted with USAR time-vesting restricted stock units.

(EE)  Reflects the elimination of the recognized loss due to the change in fair value of warrant liability in an amount equal to $6.2 million for the three months ended March 31, 2026 and $7.7 million for the year ended December 31, 2025 related to the private placement warrants issued by SVRE to its investors. These warrants will be settled through equity consideration to the holders pursuant to the Merger. The related balance sheet adjustment is reflected in adjustment (B).

(FF)  Reflects the elimination of interest related to Class A Preferred Shares in an amount equal to $2.3 million for the three months ended March 31, 2026 and $4.3 million for the year ended December 31, 2025 due to their redemption pursuant to the side letter agreement, dated March 5, 2026, between SVRE and Orion.

(GG) Reflects estimated interest expense related to long-term debt financing of SVRE pursuant to the Retained Finance Agreement, calculated using an estimated interest rate of Term SOFR plus 4%. This adjustment also includes the amortization of estimated debt discount and debt issuance costs of $0.5 million for the three months ended March 31, 2026 and $1.9 million for the year ended December 31, 2025. An increase or decrease of one-eighth of a percent in the interest rate would not result in a significant change in interest expense for the three months ended March 31, 2026 and for the year ended December 31, 2025.

(HH) Reflects the elimination of interest related to the OMF Credit Agreement in an amount equal to $1.5 million for the three months ended March 31, 2026 and $0.7 million for the year ended December 31, 2025 due to their repayment.

4. Unaudited Pro Forma Net Loss Per Share

The pro forma net loss per share calculations have been performed for the three months ended March 31, 2026 and for the year ended December 31, 2025, assuming the Pro Forma Transactions had been consummated on January 1, 2025.

(in thousands except per share amounts)	For the Three Months Ended March 31, 2026	For the Year Ended December 31, 2025
Numerator
Pro forma net loss attributable to USA Rare Earth, Inc.	$(73,345)	$(453,070)
Declared and deemed dividends, and interest accretion	(709)	(26,594)
Pro forma undistributed net loss attributable to USA Rare Earth, Inc.	$(74,054)	$(479,664)

Denominator
USAR weighted average number of common shares outstanding-basic	196,479	98,021
Add: Shares issued to SVRE shareholders in a Merger	126,849	126,849
Add: Shares issued in a private placement(*)	—	69,767
Add: Shares issued for earnout payments	10,100	—
Add: Shares issued to DOC	16,133	16,133
Pro forma weighted average shares of common stock outstanding – basic & diluted	349,561	310,771
Pro forma net loss per share – basic & diluted	$(0.21)	$(1.54)

____________

*        Shares to be issued in a private placement for the three months ended March 31, 2026 are already reflected in the historical unaudited condensed consolidated financial statements of USAR and therefore are not reflected separately.

The Company’s potentially dilutive outstanding securities, including DOC Warrant to purchase 17,600,584 shares of USAR Common Stock were excluded from the computation of pro forma diluted net loss per share because their effect would have been anti-dilutive.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the beneficial ownership by the persons listed below of shares of Common Stock as of July 22, 2026 and after giving effect to the merger.

Certain information in the table concerning stockholders other than our directors and officers is based on information contained in filings made by such beneficial owner with the Securities and Exchange Commission. Pursuant to Rule 13d 3 of the Securities Exchange Act of 1934, as amended, among other determining factors, shares are deemed to be beneficially owned by a person if that person has the right to acquire shares (for example, upon exercise of an option) within 60 days of the date that information is provided. In addition, we note that Section 16(a) of the Exchange Act requires USAR’s officers and directors, and persons who own more than ten percent of a registered class of USAR’s equity securities, to file reports of securities ownership and changes in such ownership with the SEC. In determining the percentage ownership of any person, the number of shares outstanding is deemed to include any shares beneficially owned by such person (and only such person) by reason of the acquisition rights described above, but excludes any securities held by or for the account of USAR or its subsidiaries. As a result, the percentage of outstanding shares held by any person in the table below does not necessarily reflect the person’s actual voting power. As of July 22, 2026, there were 244,720,099 shares of Common Stock outstanding.

Ownership of USAR before the Merger

The following table sets forth information regarding the beneficial ownership of the Common Stock and Series A Preferred Stock as of July 22, 2026 for:

•        each of our named executive officers and directors;

•        all of our executive officers and directors as a group; and

•        each person who was a beneficial owner of more than 5% of a class of our equity securities.

As of July 22, 2026, there were 244,720,099 shares of Common Stock and 1,224,351 shares of Series A Preferred Stock, representing 247,181,020 shares of Common Stock on an as-converted basis, issued and outstanding.

Except as indicated by footnote and subject to community property laws where applicable, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of our Common Stock and/or Series A Preferred Stock shown as beneficially owned by them.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power over that security, including preferred stock and warrants that are currently exercisable for or convertible into shares of Common Stock or exercisable for or convertible into shares of Common Stock within 60 days. In the table below, shares issuable upon the conversion of shares of Series A Preferred Stock or the exercise of warrants to purchase a number of shares of Common Stock at an initial exercise price of $12.00, with a current exercise price of $7.00, subject to adjustment (the “Preferred Investor Warrants”), that are currently exercisable or exercisable within 60 days are considered outstanding and beneficially owned by the person holding such Series A Preferred Stock and/or Preferred Investor Warrants for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Shares of Common Stock issuable upon conversion of Series A Preferred Stock take into account accrued and unpaid payment-in-kind dividends as of July 22, 2026 and the conversion price of $7.00 as of July 22, 2026. Shares of Common Stock issuable upon exercise of Preferred Investor Warrants are based on the current exercise price of $7.00 as of July 22, 2026.

Percentage of total voting power in the table below reflects the voting power of the named persons with respect to all outstanding shares of our Common Stock and Series A Preferred Stock as a single class. As of July 22, 2026, the holders of Common Stock are entitled to one vote per share and each holder of Series A Preferred Stock is entitled to a number of votes equal to the number of shares of Series A Preferred Stock held by such holder as of July 22, 2026 multiplied by 2.00998 and rounded up to the nearest whole share.

Directors and Executive Officers(1)	Number of shares of Common Stock	%	Number of shares of Series A Preferred Stock	%	Total Voting %
Michael Blitzer(2)	1,704,121	*	411,018	33.6%	1.0%
Barbara Humpton	—	*	—	—	*
Thomas Caulfield(3)	55,455	*	—	—	*
David Kronenfeld(4)	122,804	*	—	—	*
Otto Schwethelm(5)	30,483	*	—	—	*
Michael Senft(6)	30,483	*	—	—	*
Carolyn Trabuco(7)	18,783	*	—	—	*
William Robert Steele Jr.(8)	42,002	*	—	—	*
All current executive officers and directors as a group (8 individuals)	1,881,327	*	411,018	33.6%	1.1%

Five Percent Holders
Blackrock, Inc.(9)	12,850,199	5.3%	—	—	5.2%
Mordechai Gutnick(10)	15,580,745	6.4%	—	—	6.3%
Inflection Point Fund I, LP(11)	690,956	*	343,137	28.0%	*
Bowon M&P Co., Ltd.(12)	2,164,133	*	367,000	30.0%	1.2%
Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B(13)	408,068	*	103,196	8.4%	*

____________

*        Less than one percent

(1)      Unless otherwise noted, the business address of each person is 100 W Airport Road, Stillwater, Oklahoma 74075, c/o USARE.

(2)      Consists of (i) 877,983 shares of USAR Common Stock owned by Michael Blitzer 2012 Revocable Living Trust, (ii) 411,018 shares of Series A Preferred Stock Owned and (iii) 826,138 issuable upon conversion of 411,018 shares of Series A Preferred Stock held by the Michael Blitzer 2012 Revocable Living Trust. Mr. Blitzer is the grantor and trustee of the Michael Blitzer 2012 Revocable Living Trust and holds voting and investment discretion with respect to the securities held of record by the Michael Blitzer 2012 Revocable Living Trust. Mr. Blitzer disclaims any beneficial ownership of the securities held by the Michael Blitzer 2012 Revocable Living Trust, other than to the extent of any pecuniary interest he may have therein.

(3)      Consists of 55,455 shares of USAR Common Stock owned by the Thomas Caulfield Revocable Trust.

(4)      Consists of 122,804 shares of USAR Common Stock owned. Mr. Kronenfeld is included in the table because he was a named executive officer of USAR for the fiscal year ended December 31, 2025, and is therefore a “named executive officer” for purposes of Item 403(b) of Regulation S-K. Mr. Kronenfeld ceased serving as an executive officer of USAR on March 9, 2026, and is not a current executive officer or director of USAR. Mr. Kronenfeld’s shares are not included in the totals shown for all directors and executive officers as a group, which consist of current directors and executive officers.

(5)      Consists of 30,483 shares of USAR Common Stock owned.

(6)      Consists of 30,483 shares of USAR Common Stock owned.

(7)      Consists of 18,783 shares of USAR Common Stock owned.

(8)      Consists of 42,002 shares of USAR Common Stock owned.

(9)      Based on information supplied by BlackRock, Inc. (“BlackRock”) in a Schedule 13G filed with the SEC on April 27, 2026. According to the Schedule 13G, BlackRock has sole power to dispose or to direct the disposition of 12,850,199 shares of USAR Common Stock and BlackRock has sole power to vote or direct the vote of 12,625,734 shares of USAR Common Stock as of March 31, 2026. The address for Blackrock is 50 Hudson Yards, New York, NY 10001.

(10)    Based on information supplied by Mordechai Gutnick, The Critical Minerals Trust and Springfield Six One Three LLC in a Schedule 13D/A filed with the SEC on June 5, 2026. Consists of (i) 3,877,565 shares of USAR Common Stock held by Springfield Six One Three LLC, (ii) 11,662,697 shares of USAR Common Stock held by The Critical Minerals Trust and (iii) 30,483 shares of USAR held by Mordechai Gutnick. Springfield Six One Three LLC is a wholly-owned subsidiary of The Critical Minerals Trust which is deemed to beneficially own the shares of USAR Common Stock held directly by Springfield Six One Three LLC. Mordechai Gutnick is the trustee of The Critical Minerals Trust. As the trustee of The Critical Minerals Trust, which wholly owns Springfield Six One Three LLC, Mr. Gutnick may be deemed the beneficial owner of the shares of USAR Common Stock held by The Critical Minerals Trust and Springfield Six One Three LLC. Each of Mr. Gutnick, The Critical Minerals Trust and Springfield Six One Three LLC disclaims beneficial ownership of the securities that he or it does not directly own. The address of the principal office of each of Mr. Gutnick, The Critical Minerals Trust and Springfield Six One Three LLC is c/o Olshan Frome Wolosky LLP, 1325 Avenue of the Americas, New York, New York 10019.

(11)    Consists of (i) 1,257 shares of Common Stock held by Inflection Point Fund I, LP (“Inflection Point Fund”), (ii) 343,137 shares of Series A Preferred Stock held by Inflection Point Fund, and (iii) 689,699 USAR Shares issuable upon conversion of 343,137 shares of Series A Preferred Stock held by Inflection Point Fund. Inflection Point Asset Management LLC and Inflection Point GP I LLC are the investment manager and general partner, respectively, of Inflection Point Fund. Voting and dispositive power over securities beneficially owned by Inflection Point Fund are vested in an investment committee of three members, including Michael Blitzer, Chairman of the USAR Board, Kevin Shannon, an advisor to USAR’s Board, and a third individual who does not have, and has not had during the past three years, any relationship with USAR or any of its predecessors or affiliates. Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by two or more individuals, and a voting and dispositive decision requires the approval of a majority of those individuals, none of the individuals is deemed a beneficial owner of the entity’s securities. The business address of Inflection Point Fund is 1680 Michigan Ave, Suite 700 #1016, Miami Beach, FL 33139.

(12)    Consists of (i) 367,000 shares of Series A Preferred Stock held by Bowon M&P Co., Ltd. (“Bowon”) (ii) 737,662 shares of Common Stock issuable upon conversion of 367,000 shares of Series A Preferred Stock held by Bowon, and (iii) 1,426,471 shares of Common Stock issuable upon exercise of a Preferred Investor Warrant held by Bowon. The address for Bowon is Nabul-Li 133, Samho-Eup, Youngam-Gun, Jeonnam, South Korea. USAR was informed by Bowon that the beneficial owner of the shares held of record by Bowon is Mr. Kwangshik Ma.

(13)    Consists of (i) 310 shares of Common Stock, (ii) 103,196 shares of Series A Preferred Stock, (iii) 207,422 shares of Common Stock issuable upon conversion of 103,196 shares of Series A Preferred Stock and (iv) 200,336 shares of Common Stock issuable upon exercise of a Preferred Investor Warrant. Ayrton Capital LLC, the investment manager to Alto Opportunity Master Fund, SPC — Segregated Master Portfolio B, has discretionary authority to vote and dispose of the shares held by Alto Opportunity Master Fund, SPC — Segregated Master Portfolio B and may be deemed to be the beneficial owner of these shares. Waqas Khatri, as the managing member of Ayrton Capital LLC, the investment manager of Alto Opportunity Master Fund, SPC — Segregated Master Portfolio B, may be deemed to share beneficial ownership of the reported securities. Ayrton Capital LLC and Mr. Khatri each disclaim any beneficial ownership of these securities. The business address for Alto Opportunity Master Fund, Ayrton Capital LLC and Mr. Khatri is c/o Ayrton Capital, 55 Post Road West, 2nd Floor Westport, Connecticut 06880.

Pro Forma Ownership of USAR after the Merger

The following table provides an illustration, after giving pro forma effect to the merger, of the amount of Common Stock that we expect will be beneficially owned immediately following the effective time of the merger by the following persons:

•        all stockholders that we expect to beneficially own more than 5% of a class of our equity securities;

•        each of our directors (including Thras Moraitis and Sir Mick Davis, the two directors appointed by USAR who will join the Board upon the completion of the merger);

•        each of our named executive officers, as identified; and

•        all of our current directors (including Thras Moraitis and Sir Mick Davis, the two directors appointed by USAR who will join the Board upon the completion of the merger) and executive officers as a group.

The table below assumes the following:

•        that the merger resulted in the issuance of the minimum number of Common Stock of 126,849,307 shares;

•        that number of outstanding shares of Common Stock and Series A Preferred Stock at the effective time of the merger was substantially the same as the number of shares outstanding on July 22, 2026; and

•        that shares and securities convertible into shares of Common Stock held by the people and entities below at the effective time of the merger was substantially the same as the holdings of these people and entities on July 22, 2026, except for shares issued and conversions of convertible securities pursuant to the merger.

Directors and Named Executive Officers(1)	Number of shares of Common Stock		%	Number of shares of Series A Preferred Stock	%	Total Voting %
Michael Blitzer(2)	1,704,121		*	411,018	33.6%	*
Barbara Humpton	—		*	—	—	*
Thomas Caulfield(3)	55,455		*	—	—	*
David Kronenfeld(4)	122,804		*	—	—	*
Otto Schwethelm(5)	30,483		*	—	—	*
Michael Senft(6)	30,483		*	—	—	*
Carolyn Trabuco(7)	18,783		*	—	—	*
William Robert Steele Jr.(8)	42,002		*	—	—	*
Thras Moraitis(9)	2,078,458	**	*	—	—	*
Sir Mick Davis(10)	—		*	—	—	*
All current executive officers and directors as a group (10 individuals)	3,959,785		1.1%	411,018	33.6%	1.3%

Five Percent Holders
Inflection Point Fund I, LP(11)	690,956		*	343,137	28.0%	*
Bowon M&P Co., Ltd.(12)	2,164,133		*	367,000	30.0%	*
Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B(13)	408,068		*	103,196	8.4%	*
VB (Rare Earths) Limited(14)	29,529,595	**	7.9%	—	—	7.9%
EMG Fund V SVRE Holdings(15)	29,208,587	**	7.9%	—	—	7.8%
Serra Verde Rare Earths Ltd. (Denham)(16)	46,781,023	**	12.6%	—	—	12.5%
MVB Investment Holdings LLC(17)	46,933,562	**	12.6%	—	—	12.5%

____________

*        Less than one percent

**      Represents the number of shares to be issued upon the closing of the merger.

(1)      Unless otherwise noted, the business address of each person is 100 W Airport Road, Stillwater, Oklahoma 74075, c/o USARE.

(2)      Consists of (i) 877,983 shares of USAR Common Stock owned by Michael Blitzer 2012 Revocable Living Trust, (ii) 411,018 shares of Series A Preferred Stock Owned and (iii) 826,138 issuable upon conversion of 411,018 shares of Series A Preferred Stock held by the Michael Blitzer 2012 Revocable Living Trust. Mr. Blitzer is the grantor and trustee of the Michael Blitzer 2012 Revocable Living Trust and holds voting and investment discretion with respect to the securities held of record by the Michael Blitzer 2012 Revocable Living Trust. Mr. Blitzer disclaims any beneficial ownership of the securities held by the Michael Blitzer 2012 Revocable Living Trust, other than to the extent of any pecuniary interest he may have therein.

(3)      Consists of 55,455 shares of USAR Common Stock owned by the Thomas Caulfield Revocable Trust.

(4)      Consists of 122,804 shares of USAR Common Stock owned. Mr. Kronenfeld is included in the table because he was a named executive officer of USAR for the fiscal year ended December 31, 2025, and is therefore a “named executive officer” for purposes of Item 403(b) of Regulation S-K. Mr. Kronenfeld ceased serving as an executive officer of USAR on March 9, 2026, and is not a current executive officer or director of USAR. Mr. Kronenfeld’s shares are not included in the totals shown for all directors and executive officers as a group, which consist of current directors and executive officers.

(5)      Consists of 30,483 shares of USAR Common Stock owned.

(6)      Consists of 30,483 shares of USAR Common Stock owned.

(7)      Consists of 18,783 shares of USAR Common Stock owned.

(8)      Consists of 42,002 shares of USAR Common Stock owned.

(9)      Consists of 2,078,458 shares of Common Stock expected to be issued to Mr. Moraitis in respect of the settlement of his SVRE incentive equity awards in connection with the merger.

(10)    Sir Mick Davis is the founder and Managing Partner of Vision Blue, which is affiliated with VB (Rare Earths) Limited. Sir Mick Davis does not have sole or shared voting or investment power over, and disclaims beneficial ownership of, the shares of Common Stock to be issued in the merger to VB (Rare Earths) Limited.

(11)    Consists of (i) 1,257 shares of Common Stock held by Inflection Point Fund I, LP (“Inflection Point Fund”), (ii) 343,137 shares of Series A Preferred Stock held by Inflection Point Fund, and (iii) 689,699 USAR Shares issuable upon conversion of 343,137 shares of Series A Preferred Stock held by Inflection Point Fund. Inflection Point Asset Management LLC and Inflection Point GP I LLC are the investment manager and general partner, respectively, of Inflection Point Fund. Voting and dispositive power over securities beneficially owned by Inflection Point Fund are vested in an investment committee of three members, including Michael Blitzer, Chairman of the USAR Board, Kevin Shannon, an advisor to USAR’s Board, and a third individual who does not have, and has not had during the past three years, any relationship with USAR or any of its predecessors or affiliates. Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by two or more individuals, and a voting and dispositive decision requires the approval of a majority of those individuals, none of the individuals is deemed a beneficial owner of the entity’s securities. The business address of Inflection Point Fund is 1680 Michigan Ave, Suite 700 #1016, Miami Beach, FL 33139.

(12)    Consists of (i) 367,000 shares of Series A Preferred Stock held by Bowon M&P Co., Ltd. (“Bowon”) (ii) 737,662 shares of Common Stock issuable upon conversion of 367,000 shares of Series A Preferred Stock held by Bowon, and (iii) 1,426,471 shares of Common Stock issuable upon exercise of a Preferred Investor Warrant held by Bowon. The address for Bowon is Nabul-Li 133, Samho-Eup, Youngam-Gun, Jeonnam, South Korea. USAR was informed by Bowon that the beneficial owner of the shares held of record by Bowon is Mr. Kwangshik Ma.

(13)    Consists of (i) 310 shares of Common Stock, (ii) 103,196 shares of Series A Preferred Stock, (iii) 207,422 shares of Common Stock issuable upon conversion of 103,196 shares of Series A Preferred Stock and (iv) 200,336 shares of Common Stock issuable upon exercise of a Preferred Investor Warrant. Ayrton Capital LLC, the investment manager to Alto Opportunity Master Fund, SPC — Segregated Master Portfolio B, has discretionary authority to vote and dispose of the shares held by Alto Opportunity Master Fund, SPC — Segregated Master Portfolio B and may be deemed to be the beneficial owner of these shares. Waqas Khatri, as the managing member of Ayrton Capital LLC, the investment manager of Alto Opportunity Master Fund, SPC — Segregated Master Portfolio B, may be deemed to share beneficial ownership of the reported securities. Ayrton Capital LLC and Mr. Khatri each disclaim any beneficial ownership of these securities. The business address for Alto Opportunity Master Fund, Ayrton Capital LLC and Mr. Khatri is c/o Ayrton Capital, 55 Post Road West, 2nd Floor Westport, Connecticut 06880.

(14)    Consists of (i) 29,117,106 shares of Common Stock expected to be issued to VB (Rare Earths) Limited as stock consideration in respect of SVRE shares held by VB (Rare Earths) Limited and (ii) 412,489 shares of Common Stock expected to be issued to VB (Rare Earths) Limited as stock consideration in respect of SVRE shareholder warrants held by VB (Rare Earths) Limited.

(15)    Consists of (i) 28,680,423 shares of Common Stock expected to be issued to EMG Fund V SVRE Holdings, LLC as stock consideration in respect of SVRE shares held by EMG Fund V SVRE Holdings, LLC and (ii) 528,164 shares of Common Stock expected to be issued to EMG Fund V SVRE Holdings, LLC as stock consideration in respect of SVRE shareholder warrants held by EMG Fund V SVRE Holdings, LLC.

(16)    Consists of 46,781,023 shares of Common Stock expected to be issued to Serra Verde Rare Earths Ltd. as stock consideration in respect of SVRE shares held by Serra Verde Rare Earths Ltd. MVB Investment Holdings LLC owns more than 50% of Serra Verde Rare Earths Ltd. and may be deemed to beneficially own the shares held by Serra Verde Rare Earths Ltd. These shares are also reported as beneficially owned by MVB Investment Holdings LLC. See footnote (17).

(17)    Consists of (i) 152,539 shares of Common Stock expected to be issued to MVB Investment Holdings LLC as stock consideration in respect of SVRE shareholder warrants held by MVB Investment Holdings LLC and (ii) 46,781,023 shares of Common Stock expected to be issued to Serra Verde Rare Earths Ltd. MVB Investment Holdings LLC owns more than 50% of Serra Verde Rare Earths Ltd. and may be deemed to beneficially own the shares held by Serra Verde Rare Earths Ltd. The 46,781,023 shares held by Serra Verde Rare Earths Ltd. are also reported in the table as beneficially owned by Serra Verde Rare Earths Ltd. (see footnote (16)) and are included in MVB Investment Holdings LLC’s beneficial ownership solely by reason of MVB Investment Holdings LLC’s ownership of more than 50% of Serra Verde Rare Earths Ltd.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

USAR files annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov. Those filings are also available to the public on, or accessible through, our website under the heading “Investors” at https://www.usare.com/. Information contained on our website is not a part of this Proxy Statement and the inclusion of our website address in this Proxy Statement is an inactive textual reference only. You may also obtain copies of reports, proxy statements or other information concerning us, including any document incorporated by reference in this Proxy Statement, without charge, by written or telephonic request directed to us at USA Rare Earth, Inc., Attention: Investor Relations, 100 W. Airport Road, Stillwater, Oklahoma 74075. If you would like to request documents, please do so by August 21, 2026 in order to receive them before the Special Meeting.

This Proxy Statement includes several website addresses and references to additional materials found on those websites. These websites and materials, including the information on USAR’s website, as may be referenced in this Proxy Statement, are inactive textual references, are provided for convenience only, and are not intended to be part of this Proxy Statement, nor are they incorporated by reference herein.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this Proxy Statement documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Proxy Statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the date of the Special Meeting (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein):

Company Filings:	Period (if applicable):
Annual Report on Form 10-K	Year ended December 31, 2025
Quarterly Report on Form 10-Q	Quarter ended March 31, 2026
Current Reports on Form 8-K

Filed January 26, 2026, January 29, 2026, March 5, 2026, March 12, 2026, April 20, 2026, April 20, 2026, April 23, 2026, May 13, 2026, June 2, 2026, June 3, 2026, June 4, 2026, June 5, 2026, June 15, 2026, June 18, 2026, July 16, 2026, July 20, 2026 and July 23, 2026

MISCELLANEOUS

The cost of soliciting proxies on behalf of the Board will be borne by USAR. The solicitation will be primarily by mail. In addition to the use of mail, some of the officers, directors, and employees of USAR and its subsidiaries may solicit proxies by telephone, electronic mail or personal interview without additional remuneration for such activity. USAR intends to reimburse banks, brokerage houses, and other institutions, custodians, nominees and fiduciaries for reasonable expenses in forwarding proxy material to their principals.

Shareholders are urged to sign and date the enclosed proxy card and return it today in the enclosed envelope.

By Order of the Board,
/s/ Valerie Ford Jacob
Valerie Ford Jacob Chief Legal Officer and Corporate Secretary

July 24, 2026 Stillwater, Oklahoma

Annex A

Execution Version

____________________________________________________________

AGREEMENT AND PLAN OF MERGER

by and among

USA RARE EARTH, INC.,

MIDDLEBURY MERGER SUB, LTD.,

SVRE HOLDINGS LTD.,

SERRA VERDE RARE EARTHS LTD.,
AS SELLER REPRESENTATIVE

____________________________________________________________

Annex A Page Nos.
Article I. THE MERGER; CLOSING		A-2
1.1	The Merger	A-2
1.2	Treatment of Warrants	A-3
1.3	Effect on Shares; Treatment of Company Equity Awards	A-3
1.4	Merger Consideration	A-5
1.5	Paying Agent; Exchange Procedures	A-6
1.6	The Closing	A-7
1.7	Withholding	A-8
Article II. REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-8
2.1	Organization; Corporate Power	A-9
2.2	Authorization	A-9
2.3	Capitalization and Related Matters	A-9
2.4	Subsidiaries; Investments	A-10
2.5	No Conflict; Required Filings and Consents	A-11
2.6	Financial Statements	A-12
2.7	Liabilities	A-12
2.8	Absence of Certain Developments	A-12
2.9	Tangible Assets	A-14
2.10	Intellectual Property	A-14
2.11	Data Privacy.	A-16
2.12	Real Property	A-17
2.13	Contracts	A-19
2.14	Insurance	A-21
2.15	Legal Proceedings; Orders	A-21
2.16	Tax Matters	A-22
2.17	Compliance with Laws; Permits; Sanctions	A-24
2.18	Employees	A-25
2.19	Employee Benefits	A-26
2.20	Affiliated Transactions	A-28
2.21	Environmental Matters	A-28
2.22	Customers and Suppliers	A-30
2.23	Brokerage	A-30
2.24	Mineral Rights	A-30
2.25	Solvency	A-32
2.26	Information Supplied	A-32
2.27	Retained Finance Agreement.	A-32
2.28	No Other Representations; No Reliance	A-32
Article III. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		A-33
3.1	Organization; Power	A-33
3.2	Capitalization.	A-33
3.3	Authorization	A-34
3.4	No Conflict; Required Filings and Consents	A-35
3.5	Brokerage	A-35
3.6	Valid Issuance; Sufficiency of Funds	A-35
3.7	SEC Reports; Nasdaq Listing.	A-35
3.8	Internal Controls and Procedures	A-36
3.9	Absence of Certain Changes of Events	A-37
3.10	No Undisclosed Liabilities	A-37
3.11	Compliance with Law; Permits; Sanctions	A-37

Annex A-i

Annex A Page Nos.
3.12	Legal Proceedings; Orders	A-38
3.13	Intellectual Property	A-38
3.14	Environmental Matters	A-39
3.15	DWAC	A-40
3.16	Merger Sub Formation	A-40
3.17	Parent Stock	A-41
3.18	Information Supplied	A-41
3.19	Required Vote	A-41
3.20	Tax Matters.	A-41
3.21	Data Privacy	A-42
3.22	Real Property Interests	A-42
3.23	Employee Matters.	A-44
3.24	Parent Loan Agreement	A-44
3.25	Insurance	A-44
3.26	No Other Representations; No Reliance	A-45
Article IV. PRE-CLOSING COVENANTS		A-45
4.1	Conduct of Business by the Company	A-45
4.2	Access to Information	A-48
4.3	Governmental Approvals	A-48
4.4	Consents	A-49
4.5	Notice of Developments	A-49
4.6	Termination of Certain Related-Party Arrangements	A-50
4.7	Efforts; Cooperation	A-50
4.8	Representations and Warranties Insurance	A-50
4.9	Preparation of the Proxy Statement; Parent Stockholder Meetings	A-50
4.10	Audit Information	A-52
4.11	Data Room Information	A-52
4.12	Conduct of Business by Parent and Merger Sub	A-52
4.13	Voting and Support Agreement	A-53
4.14	Director and Officer Resignations	A-53
4.15	Real Property Holding Corporation	A-53
4.16	Shelf Registration Statement	A-53
4.17	Retained Finance Agreement; Royalty Agreements.	A-53
Article V. ADDITIONAL AGREEMENTS		A-54
5.1	Tax Matters	A-54
5.2	Directors’ and Officers’ Liability	A-55
5.3	Confidentiality	A-55
5.4	Confidentiality of Terms of Transaction, Etc	A-56
5.5	Use of Corporate Name or Trade Name	A-56
5.6	Book-Entry; Legends.	A-56
5.7	Further Actions	A-57
5.8	Employee Matters	A-57
5.9	280G Shareholder Approval	A-58
5.10	Parent Board Appointments	A-59
5.11	BVI Shareholder Consent	A-59
Article VI. CONDITIONS TO CONSUMMATION OF THE MERGER		A-59
6.1	Conditions to Obligation of Parent and Merger Sub	A-59
6.2	Conditions to Obligation of the Company	A-60

Annex A-ii

Annex A Page Nos.
Article VII. TERMINATION		A-62
7.1	Termination	A-62
7.2	Effect of Termination	A-63
Article VIII. DEFINITIONS		A-63
8.1	Interpretation	A-63
8.2	Certain Definitions	A-64
8.3	Additional Definitions	A-75
Article IX. SURVIVAL AND RELEASE		A-76
9.1	Survival	A-76
9.2	“As Is” Acquisition	A-77
9.3	Waiver and Release	A-79
9.4	No Recourse	A-81
Article X. MISCELLANEOUS		A-82
10.1	No Third-Party Beneficiaries	A-82
10.2	Special Rule for Fraud	A-82
10.3	Entire Agreement	A-82
10.4	Successors and Assigns	A-82
10.5	Counterparts	A-82
10.6	Titles	A-83
10.7	Notices	A-83
10.8	Governing Law	A-84
10.9	Consent to Jurisdiction	A-84
10.10	Waiver of Trial by Jury	A-84
10.11	Amendment or Modification	A-84
10.12	Waivers	A-85
10.13	Specific Performance	A-85
10.14	Cumulative Remedies	A-85
10.15	Press Releases	A-85
10.16	Expenses	A-85
10.17	Construction	A-86
10.18	Severability of Provisions	A-86
10.19	Representation by Counsel	A-86
10.20	Seller Representative	A-86
10.21	Agreement Acknowledgment and Joinder	A-88
10.22	Legal Representation	A-89

Annexes:
Annex I	KeyEmployees

Exhibits:
Exhibit A	Form of Lock up Agreement
Exhibit B	Form of Registration Rights Agreement
Exhibit C	Map of Mineral Proceedings
Exhibit D	Amended and Restated Memorandum of Association and Articles of Association of the Surviving Company
Exhibit E	Form of Paying Agent Agreement
Exhibit F	Form of Letter of Transmittal
Exhibit G	Illustrative Funds Flow
Exhibit H	Form of Equity Award Acknowledgment

Annex A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of April 19, 2026, by and among (i) USA Rare Earth, Inc., a Delaware corporation (“Parent”), (ii) Middlebury Merger Sub, Ltd., a business company limited by shares incorporated under the laws of the British Virgin Islands and an indirect, wholly owned Subsidiary of Parent (“Merger Sub”), (iii) SVRE Holdings Ltd., a business company limited by shares incorporated under the laws of British Virgin Islands (the “Company”), and (iv) Serra Verde Rare Earths Ltd., a company incorporated and existing under the laws of the British Virgin Islands, solely in its capacity as the representative of the Company Shareholders (the “Seller Representative”). Capitalized terms used herein and not otherwise defined herein shall have the meaning given such terms in Article VIII.

RECITALS

A.          The parties desire to effect a merger of the Company with and into Merger Sub (the “Merger”) pursuant to which, on the Closing Date and subject to the terms and conditions set forth in this Agreement and in accordance with the BVI Business Companies Act (As Revised) (the “BVI Act”), the Company shall cease to exist and Merger Sub shall be the Surviving Company (as defined below) and remain an indirect, wholly owned Subsidiary of Parent.

B.          Concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to Parent’s willingness to enter into this Agreement, the individuals identified on Annex I (the “Key Employees”) have executed a letter agreement related to their employment (each an “Employment Agreement” and, collectively, the “Employment Agreements”), each to become effective at the Closing.

C.          Concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to the Company’s willingness to enter into this Agreement, certain stockholders of Parent are entering into a voting and support agreement (the “Voting and Support Agreement”) pursuant to which such stockholders are agreeing, among other things, on the terms and subject to the conditions of such Voting and Support Agreement, to vote such stockholder’s shares in Parent in favor of the approval of the transactions contemplated by this Agreement.

D.          The board of directors of each of the Company and Merger Sub has unanimously (i) determined that it is in the best interests of the Company and Merger Sub, respectively, to enter into this Agreement and to consummate the Merger and the other transactions contemplated hereby, on the terms and subject to the conditions set forth in this Agreement, and that, having regard to the benefit to the Company as a whole, the Merger is fair to the Company Shareholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth herein, and (iii) in the case of the Company, resolved to recommend approval and adoption of, by way of resolution of members, this Agreement, the Plan of Merger and the Merger by the Company Shareholders, and in the case of Merger Sub, resolved to recommend approval and adoption of this Agreement, the Plan of Merger and the Merger by the sole shareholder of Merger Sub.

E.          The board of directors of Parent has unanimously (i) determined that it is in the best interests of Parent to enter into this Agreement and to consummate the Merger and the other transactions contemplated hereby, on the terms and subject to the conditions set forth in this Agreement, and that, having regard to the benefit to Parent as a whole, the Merger is fair to the stockholders of Parent, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth herein, and (iii) resolved to recommend approval of the issuance of Parent Stock pursuant to this Agreement by the stockholders of Parent.

F.           Concurrently with the execution and delivery of this Agreement, the Company has delivered, or caused to be delivered, to Parent a written acknowledgment of payment, in form and substance reasonably satisfactory to Parent (the “Orion Acknowledgment of Payment”), duly executed by Orion, pursuant to which Orion acknowledges and agrees that the Orion Payment constitutes full and final satisfaction of all of Orion’s remaining rights and obligations with respect to the Class A Preferred Stock of the Company, including any and all accrued but unpaid dividends, liquidation preferences, or other entitlements arising therefrom.

G.          Concurrently with the execution and delivery of this Agreement, the Company shall deliver to Parent written evidence of the approval and adoption of this Agreement by the Requisite Sellers (the “Seller Written Consent”).

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H.          For U.S. federal income tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code (by reason of Section 368(a)(2)(D) of the Code), and that this Agreement constitute, and be adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).

AGREEMENT

In consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I.
THE MERGER; CLOSING

1.1         The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the BVI Act, the Company shall be merged with and into Merger Sub at the Effective Time (Merger Sub and the Company sometimes being referred to herein as the “Merger Constituent Companies”). Following the Effective Time, the separate existence of the Company shall cease, the Company shall be struck off the BVI Register of Companies in accordance with the BVI Act and Merger Sub shall continue as the surviving BVI business company of the Merger (the “Surviving Company”) and shall succeed to and assume all the rights and obligations of the Company in accordance with the BVI Act. The Merger shall have the effects provided in this Agreement and as specified in the BVI Act.

(a)         Effects of the Merger. At and after the Effective Time: (i) the Surviving Company shall become liable for all claims, debts, liabilities and obligations of each Merger Constituent Company; (ii) the Surviving Company shall have all rights, privileges, immunities, powers, objects and purposes of each Merger Constituent Company; and (iii) assets of every description, including choses in action and the business of each of the Merger Constituent Companies, immediately vests in the Surviving Company.

(b)         Effective Time. Subject to the satisfaction or waiver of all of the conditions set forth in Article VI, at the Closing, Parent, Merger Sub and the Company shall (i) execute a plan of merger in the form required by the BVI Act (the “Plan of Merger”), (ii) cause articles of merger in the form required by the BVI Act (the “Articles of Merger”) (which append the Plan of Merger) to be filed with the Registrar of Corporate Affairs of the British Virgin Islands (the “Registrar”) as provided in the applicable provisions of the BVI Act and (iii) make any and all other filings or recordings required under the BVI Act in connection with the Merger, including the filing of a letter from the Company’s registered agent confirming it has no objections to the Merger. The Merger shall become effective at the time when the Articles of Merger have been duly registered by the Registrar or at such later time as may be agreed by Parent and the Company in writing not being a date exceeding thirty (30) days following registration of the Articles of Merger by the Registrar (subject to the requirements of the BVI Act) and stated in the Articles of Merger (the “Effective Time”).

(c)         Organizational Documents of the Surviving Company. At the Effective Time, the memorandum of association and articles of association of Merger Sub shall be amended and restated in their entirety as set forth in Exhibit D attached hereto, and, as so amended and restated, shall be the memorandum of association and articles of association of the Surviving Company until thereafter amended as provided therein and in accordance with applicable Law.

(d)         Directors and Officers of the Surviving Company. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Company, each to hold office in accordance with the organizational documents of the Surviving Company until such director’s successor is duly elected or appointed and qualified or such director’s earlier resignation or removal. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Company, each to hold office in accordance with the organizational documents of the Surviving Company until such officer’s successor is duly elected or appointed and qualified or such officer’s earlier resignation or removal.

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1.2         Treatment of Warrants.

(a)         Treatment of DFC Warrants. The parties acknowledge and agree that the DFC Warrants will be automatically exercised and converted into Shares in accordance with their respective terms immediately prior to the Closing.

(b)         Treatment of Shareholder Warrants. The parties acknowledge and agree that the Company Shareholder Warrants will be automatically exercised and converted into Shares in accordance with their respective terms immediately prior to the Closing.

1.3         Effect on Shares; Treatment of Company Equity Awards.

(a)         Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Company Shareholders, each Share issued and outstanding as of immediately prior to the Effective Time shall be canceled and extinguished and, after giving effect to the Orion Payment and the exercise of the DFC Warrants and Company Shareholder Warrants contemplated by Section 1.2, each holder of Shares shall be entitled to receive, at the Closing, (A) a payment by wire transfer of immediately available funds to the account(s) designated by the Company in the Closing Payment Certificate, of the portion of the Aggregate Cash Merger Consideration such holder is entitled to receive in accordance with the Funds Flow, which amounts shall be calculated in accordance with the Charter, applicable Law and any Contracts or other agreements governing or otherwise applicable to the preparation of the Funds Flow and (B) the portion of the Aggregate Stock Merger Consideration such holder is entitled to receive in accordance with the Funds Flow, which amounts shall be calculated in accordance with the Charter, applicable Law and any Contracts or other agreements governing or otherwise applicable to the preparation of the Funds Flow, in each case without any deduction, offset or withholding except as expressly required pursuant to Section 1.7.

(b)         Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by a holder who has validly exercised such holder’s right to dissent from the Merger pursuant to Section 179 of the BVI Act and has not effectively withdrawn or lost such right (such Shares, “Dissenting Shares”) shall not be converted into or represent a right to receive the Merger Consideration in accordance with Section 1.3(a), but instead the holder thereof shall only be entitled to such rights as are granted by Section 179 of the BVI Act. If any such holder fails to perfect or otherwise loses or withdraws such holder’s right to dissent, then as of the later of (i) the Effective Time and (ii) the occurrence of such event, such holder’s Shares shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 1.3(a), without interest thereon.

(c)         Cancellation of Treasury Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Company Shareholders, each Share held in the treasury of the Company or owned by any Subsidiary of the Company immediately prior to the Effective Time (collectively, “Cancelled Shares”) shall be canceled and extinguished without any conversion thereof and no consideration, payment or distribution shall be made with respect thereto.

(d)         Conversion of Merger Sub Interests. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Company Shareholders, each issued share of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable ordinary share of the Surviving Company. After the Effective Time, Parent shall be the holder of all of the issued and outstanding shares of the Surviving Company.

(e)         Treatment of Company Options.

(i)          At the Effective Time, each Company Option that is not a Performance-Vesting Option, shall automatically, without any action by Parent, the Company or any holder of such Company Option, become fully-vested and then cancelled and converted on a cashless exercise basis (i.e. net of any applicable exercise price for such Company Options) into the right of such holder of such Company Option to receive (A) the portion of Aggregate Cash Merger Consideration that such holder is entitled to receive in accordance with the Funds Flow, and (B) the portion of Aggregate Stock Merger Consideration that such holder is entitled to receive in respect of such Company Options in accordance with the Funds Flow, in each case, subject to any applicable Tax withholdings and deductions in accordance with Section 1.7. The consideration payable pursuant to clause (A) shall be funded by the Paying Agent but remitted through the

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payroll system of the Company or a Company Subsidiary, as applicable, with the first payroll payments processed after ten (10) Business Days following the later of the date the holder delivers an executed Equity Award Acknowledgment to the Company and the Effective Time. The consideration payable pursuant to clause (B) above shall be issued no later than ten (10) Business Days following the later of the date the holder delivers an executed Equity Award Acknowledgment to the Company and the Effective Time.

(ii)         At the Effective Time, each unvested Company Option that is held by a Continuing Service Provider and is subject to performance-vesting conditions as of immediately prior to the Effective Time (i.e. solely those vesting tranches where the applicable performance period has not ended as of the Effective Time) (the “Performance-Vesting Options”) shall automatically, without any action by Parent, the Company or any holder of such Company Option, be cancelled, extinguished, substituted with an award of restricted stock units denominated in shares of Parent Stock (each, a “Substituted RSU Award”), pursuant to Parent’s applicable equity incentive plan (as amended from time to time, the “Parent Equity Plan”). Each Substituted RSU Award shall be subject to the terms and conditions set forth in the Parent Equity Plan and Parent’s standard form of restricted stock unit agreement for similarly situated grantees, as may be adopted, revised and modified from time to time by Parent, except that, upon the involuntary termination of employment of a holder of Substituted RSU Awards on or following the Closing Date by Parent, or by the applicable Subsidiary of Parent that employs the individual, without “Cause” or due to death or “Disability”, the Substituted RSU Awards held by such holder shall automatically vest. “Cause” and “Disability” shall have such meanings as set forth in the Parent Equity Plan, but without regard to the first clause therein referring to such definitions as set forth in an employment or similar agreement. Each Substituted RSU Award shall be comprised of that number of restricted stock units denominated in shares of Parent Stock equal to the quotient (rounded down to the nearest whole number) calculated by dividing (A) the product of (x) the number of unvested shares underlying the Performance-Vesting Option (assuming 100% achievement of the Balanced Performance Index (as defined in the award agreement evidencing such Performance-Vesting Option)) immediately before the Effective Time multiplied by (y)(1) the per share gross value attributed in the Funds Flow to a Company Option in (e)(i) above, less (2) the exercise price per share of such Performance-Vesting Option, by (B) the Parent Specified Stock Price. Such Substituted RSU Award will be subject to time-based vesting and shall vest subject to the holder’s continued service with Parent (or any applicable affiliate thereof, including the Company and Company Subsidiaries) through the same year-end vesting dates (for clarity, December 31, 2026 for the vesting tranche subject to the achievement of the Balanced Performance Index for 2026 and December 31, 2027 for the vesting tranche subject to the achievement of the Balanced Performance Index for 2027). Notwithstanding the foregoing, the method of substituting each Performance-Vesting Option into a Substituted RSU Award shall be determined in a manner consistent with the requirements of applicable Law, and any amounts or shares delivered upon the vesting or settlement of a Substituted RSU Award may be reduced by any applicable Tax withholdings and deductions in accordance with Section 1.7.

(f)          Treatment of Company RSUs. At the Effective Time, each Company RSU, whether vested or unvested, shall automatically, without any action by Parent, the Company or any holder of such Company RSU, become fully vested and then cancelled and converted into the right of such holder of such Company RSU to receive (A) the portion of Aggregate Cash Merger Consideration that such holder is entitled to receive in accordance with the Funds Flow, and (B) the portion of Aggregate Stock Merger Consideration that such holder is entitled to receive in respect of such Company RSUs in accordance with the Funds Flow, in each case, subject to any applicable Tax withholdings and deductions in accordance with Section 1.7. The consideration payable pursuant to clauses (A) shall be funded by the Paying Agent but remitted through the payroll system of the Company or a Company Subsidiary, as applicable, with the first payroll payments processed after ten (10) Business Days following the later of the date the holder delivers an executed Equity Award Acknowledgment to the Company and the Effective Time. The consideration payable pursuant to clause (B) above shall be issued no later than ten (10) Business Days following the later of the date the holder delivers an executed Equity Award Acknowledgment to the Company and the Effective Time.

(g)         Treatment of Company SARs. At the Effective Time, each Company SAR, whether vested or unvested, shall automatically, without any action by Parent, the Company or any holder of such Company SAR, become fully vested and then cancelled and converted on a cashless exercise basis (i.e. net of the applicable reference price for such Company SARs) into the right of such holder of such Company SAR to receive (A) the portion of Aggregate Cash Merger Consideration that such holder is entitled to receive in accordance with the Funds

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Flow, and (B) the amount of Aggregate Stock Merger Consideration that such holder is entitled to receive in respect of such Company SARs in accordance with the Funds Flow, in each case, subject to any applicable Tax withholdings and deductions in accordance with Section 1.7. The consideration payable pursuant to clause (A) shall be funded by the Paying Agent but remitted through the payroll system of the Company or a Company Subsidiary, as applicable, with the first payroll payments processed after ten (10) Business Days following the later of the date the holder delivers an executed Equity Award Acknowledgment to the Company and the Effective Time. The consideration payable pursuant to clause (B) above shall be issued no later than ten (10) Business Days following the later of the date the holder delivers an executed Equity Award Acknowledgment to the Company and the Effective Time.

(h)         Equity Award Acknowledgments. No later than ten (10) Business Days prior to the anticipated Effective Time, the Company shall deliver, and shall cause each applicable Company Subsidiary to deliver, to each holder of Company Options, Company RSUs and Company SARs an Equity Award Acknowledgment in the form attached hereto as Exhibit H (“Equity Award Acknowledgment”). The Company shall, and shall cause any Company Subsidiary to use commercially reasonable efforts to obtain from each holder of each such Company Options, Company RSUs and Company SARs an executed Equity Award Acknowledgment. Notwithstanding anything to the contrary set forth herein, no holder of Company Options, Company RSUs or Company SARs shall be entitled to receive any Merger Consideration in respect of such Company Options, Company RSUs or Company SARs unless and until such holder has timely delivered an executed Equity Award Acknowledgment to the Company.

(i)          Company Equity Plan Termination. The Company shall, prior to the Effective Time, (i) take or cause to be taken all actions, as may be required, including delivering an Equity Award Acknowledgment to each holder of a Company Option, Company RSU and Company SAR, obtaining appropriate resolutions of the Company Board of Directors and providing all notices and obtaining all consents, to give effect to the treatment of the Company Equity Awards as provided herein, and (ii) upon written request from Parent at least ten (10) Business Days prior to the Closing Date, terminate the Company Equity Plan effective as of the Closing.

(j)          Fractional Shares. No fractional shares of Parent Stock shall be issued, and any fractional shares of Parent Stock otherwise issuable to a Company Shareholder or Company Equity Award Holder shall be rounded to the nearest whole share (after aggregating all fractional shares of Parent Stock otherwise issuable to such Company Shareholder or Company Equity Award Holder).

(k)         Anti-Dilution Adjustments. The number of shares of Parent Stock to be issued pursuant to this Agreement shall be proportionately adjusted to reflect any stock split, combination of shares, stock dividend, reorganization, recapitalization or other similar event affecting Parent Stock occurring after the date of this Agreement and prior to the Effective Time so as to provide the Company Shareholders the same economic effect as contemplated by this Agreement prior to such change.

1.4         Merger Consideration.

(a)         Closing Payment Certificate. Not more than ten (10) Business Days (but at least five (5) Business Days) prior to the Closing Date, the Company shall prepare in good faith and deliver to Parent a certificate (the “Closing Payment Certificate”), setting forth (i) the Company’s calculation of (A) the Merger Consideration, (B) the Aggregate Cash Merger Consideration, (C) the Aggregate Stock Merger Consideration, and (D) the Orion Payment; and (ii) a funds flow memorandum setting forth payment instructions and call back information with respect to each payment to be made pursuant to this Agreement or otherwise by or for the benefit of the Company on the Closing Date, together with a signed letter on each payment recipient’s letterhead which references the applicable wire instructions set forth in the Funds Flow and includes a call-back person (other than the signatory of such letter) which letter, in respect of any recipient of transaction expenses, provides that upon payment of such amount, all amounts due to such payee by the Company for services rendered in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby (whether rendered prior to or after the Closing) shall be paid in full; (iii) the aggregate amount to be paid to each Company Shareholder and Company Equity Award Holder at Closing in accordance with this Agreement; (iv) with respect to each Company Option, the number of Shares subject thereto, the number of Shares subject thereto that are vested and unvested (including the number of unvested shares underlying the Performance-Vesting Option (assuming 100% achievement of the Balanced Performance Index (as defined in the award agreement evidence such Performance-Vesting Option), the vesting schedule, the exercise price, the Tax status of such Company Option, and whether the holder thereof is an Accredited Investor; (v) with respect to each Company RSU, the number of Shares subject thereto, the number of

Annex A-5

Shares subject thereto that are vested and unvested, the vesting schedule; (vi) with respect to each Company SAR, the number of stock appreciation rights granted thereto, the number of stock appreciation rights that are vested and unvested, the vesting schedule, the reference price, and the Tax status of such Company SAR; and (vii) each Company Shareholder’s Pro Rata Share. The Company shall deliver supporting calculations and documentation of such calculations concurrently with the delivery of such Closing Payment Certificate (the foregoing clauses (ii) through (vii), the “Funds Flow”). The Funds Flow shall be prepared in accordance with this Agreement, the Charter, the Orion Agreement, applicable Law and any Contracts or other agreements governing or otherwise applicable to the preparation of the Funds Flow, and shall be in form and substance consistent with Exhibit G (as adjusted for any changes to the information therein occurring between the date of this Agreement and the Closing Date permitted by this Agreement). Parent shall have the right to review and comment on the Closing Payment Certificate and Funds Flow, and the Company shall consider in good faith any such comments and shall incorporate any comments that correctly identify any inconsistency between the Closing Payment Certificate or the Funds Flow and this Agreement, the Charter, or the Orion Agreement. The Company shall consult with Parent and its accountants with respect to the preparation of the Closing Payment Certificate. Notwithstanding anything to the contrary set forth herein, in no event shall the aggregate Merger Consideration paid at the Effective Time exceed an amount equal to the Merger Consideration. An illustrative Funds Flow is attached here to as Exhibit G. Not more than ten (10) Business Days (but at least five (5) Business Days) prior to the Closing Date, the Company shall deliver to Parent a written notice setting forth good faith estimates of (1) the amount of Cash held by the Company and its Subsidiaries as of the Closing and (2) the amount of outstanding Indebtedness incurred by the Company and its Subsidiaries as of the Closing.

(b)         Merger Consideration. For purposes of this Agreement, the “Merger Consideration” means an amount equal to (i) the Aggregate Cash Merger Consideration; plus (ii) the Aggregate Stock Merger Consideration.

1.5         Paying Agent; Exchange Procedures.

(a)         Paying Agent Agreement. As soon as reasonably practicable following the date of this Agreement (and in any event no later than ten (10) Business Days prior to the Closing Date), Parent, the Company and the Seller Representative shall enter into a paying agent agreement with Continental Stock Transfer & Trust Company, as paying agent (the “Paying Agent”), substantially in the form attached hereto as Exhibit E (the “Paying Agent Agreement”). All fees, costs and expenses of the Paying Agent shall be borne equally by Parent and the Company.

(b)         Letter of Transmittal; Exchange Procedures. No later than three (3) Business Days prior to the anticipated Closing Date, Parent shall cause the Paying Agent to deliver (including by electronic means where permissible) to each record holder of Shares (other than Dissenting Shares) (i) a letter of transmittal in the form substantially set forth in Exhibit F (the “Letter of Transmittal”) and (ii) instructions for effecting the surrender of such Shares in exchange for the Merger Consideration, and the Company Shareholders shall be entitled to submit executed Letters of Transmittal to the Paying Agent for settlement at the Effective Time, so that each Company Shareholder receives the applicable Merger Consideration at the Closing. Upon surrender of Shares to the Paying Agent in accordance with the terms of the Letter of Transmittal, together with a duly completed and validly executed Letter of Transmittal and such other documents as may be reasonably required by the Paying Agent or Parent, the holder of such Shares shall be entitled to receive in exchange therefor the Merger Consideration payable in respect of such Shares pursuant to Section 1.3(a), and the Shares so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Shares so surrendered are registered if the Person requesting such payment provides documentation reasonably satisfactory to Parent and the Paying Agent evidencing such transfer.

(c)         Closing of the Transfer Books. At the Effective Time, the register of members of the Company shall be closed with respect to all Shares outstanding immediately prior to the Effective Time. No further transfer of any such Shares shall be made on such register of members after the Effective Time.

(d)         No Further Ownership Rights. From and after the Effective Time, holders of Shares immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company and shall have no rights with respect to such Shares, except as otherwise provided in this Agreement or by applicable Law, including the right to receive the Merger Consideration into which such Shares shall have been converted as a

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result of the Merger and any amounts that may become payable pursuant to Section 1.7. The Merger Consideration paid upon the cancellation of Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. No interest shall be paid or accrued for the benefit of holders of Shares on any amounts payable upon surrender or exchange of such Shares.

(e)         Lost Certificates. In the event any share certificate evidencing Shares has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against Parent with respect to such certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

(f)          Termination of Paying Agent Fund. Any portion of the Merger Consideration deposited with the Paying Agent that remains undistributed to the Company Shareholders for twelve (12) months after the Effective Time shall be delivered to Parent, upon demand, and any Company Shareholder who has not theretofore received the Merger Consideration to which such Company Shareholder is entitled shall thereafter look only to Parent (and only as a general creditor thereof) for payment of the Merger Consideration to which such Company Shareholder is entitled. None of Parent, the Surviving Company, the Paying Agent or any employee, officer, director, trustee, agent, representative or Affiliate thereof shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any Shares immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of any claims or interest of such holders or their successors, assigns or personal representatives previously entitled thereto.

1.6         The Closing

(a)         Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by electronic exchange at 9:00 a.m. New York City time on the date that is two (2) Business Days after the date on which all conditions set forth in Article VI have been satisfied or waived (other than those conditions that by their terms are to be satisfied by actions taken at the Closing), or at such other time and place as Parent and the Company may mutually agree. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

(b)         Payment of Merger Consideration. At the Closing, Parent shall: (i) deposit an amount equal to the Aggregate Cash Merger Consideration with the Paying Agent, and (ii) deposit the Aggregate Stock Merger Consideration with the Paying Agent, in each case, which Parent shall cause the Paying Agent to pay to the Company Shareholders, Company Equity Award Holders and Orion, in accordance with the Funds Flow, this Agreement and the Paying Agent Agreement.

(c)         Payment of Company Transaction Expenses. At or prior to the Closing, Parent shall pay, or cause to be paid (to the extent applicable), in cash by wire transfer of immediately available funds in accordance with the instructions set forth in the Closing Payment Certificate, to the payees thereof, all reasonable and customary transaction expenses in accordance with this Agreement that are unpaid immediately prior to the Effective Time.

(d)         Payment of Orion Payment. At the Closing, OMF Fund III (F) Ltd. (“Orion”) will be entitled to receive its portion of the Aggregate Cash Merger Consideration and the Aggregate Stock Merger Consideration (the “Orion Payment”) as set forth in the Funds Flow in accordance with that certain Side Letter Agreement dated as of March 5, 2026 (the “Orion Agreement”), by and between the Company and Orion; provided, however, that the Company shall have delivered to Parent the Orion Acknowledgment of Payment at or prior to the Closing.

(e)         Funds Flow. Parent, Merger Sub, Paying Agent and, after the Closing, the Surviving Company and their respective Affiliates shall be entitled to rely solely on the Funds Flow and Closing Payment Certificate with respect to the amounts allocated and payable to the Company Shareholders and other parties as set forth thereon (through delivery of funds to the Paying Agent pursuant to and in accordance with this Agreement and the Paying Agent Agreement), without any obligation to investigate or verify the accuracy or correctness thereof. None of Parent, Merger Sub, Paying Agent and, after the Closing, the Surviving Company shall be liable for any

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Losses to any Person, including the Seller Representative and any Company Shareholder, for any inaccuracy, error, omission or miscalculation in the Funds Flow and Closing Payment Certificate, or any action taken or payments made in good faith by any Person (including Parent, Merger Sub, Paying Agent and, after the Closing, the Surviving Company and their respective Affiliates) in reliance thereon; provided that the foregoing shall not limit the liability of Parent or the Surviving Company for their own gross negligence, willful misconduct or fraud in connection with the disbursement of Merger Consideration. Notwithstanding anything contained in this Agreement to the contrary, to the extent any payment is to be made by Parent or the Surviving Company to the Paying Agent on behalf of or for the benefit of any Company Shareholder, if such payment is so made to the Paying Agent in the amount set forth on the Funds Flow and Closing Payment Certificate, then neither Parent nor the Surviving Company nor their Affiliates shall have any further responsibility or liability with respect thereto and such parties shall be entitled to rely conclusively and without independent verification on the Paying Agent making further payment to such Company Shareholder, as applicable.

(f)          Closing Deliveries of Parent. At or prior to the Closing, Parent shall deliver: (i) to the Company and the Seller Representative, a certificate of an authorized officer of Parent, dated as of the Closing Date, certifying that the conditions specified in Sections 6.2(a) and 6.2(b) are satisfied (the “Parent Closing Certificate”); (ii) to the Seller Representative and the Paying Agent, a duly executed counterpart to the Paying Agent Agreement; and (iii) evidence that Parent has deposited or caused to be deposited with the Paying Agent funds sufficient to pay the cash portion of the Merger Consideration.

(g)         Closing Deliveries of the Company and Seller Representative. At or prior to the Closing, the Company (with respect to all items below other than clause (i)) or the Seller Representative (with respect to item in clause (i) below) shall deliver (or cause to be delivered): (i) to Parent and the Paying Agent, a counterpart to the Paying Agent Agreement, duly executed by the Seller Representative; (ii) to Parent, a certificate of an authorized officer of the Company, dated as of the Closing Date, certifying that the conditions specified in Sections 6.1(a) and 6.1(b) are satisfied (the “Company Closing Certificate”); (iii) to Parent, a certificate of good standing of the Company, dated as of a recent date before the Closing Date, issued by the Registrar; (iv) to Parent, to the extent received, the resignations contemplated by Section 4.14; and (v) to Parent, a copy of the Articles of Merger and Plan of Merger, duly executed by the Company.

1.7         Withholding. Notwithstanding anything to the contrary in this Agreement, Parent and the Surviving Company (and any other Person that has a withholding obligation with respect to any payment made pursuant to this Agreement, including the Paying Agent) shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts otherwise payable pursuant to this Agreement to any Person such amounts as are required to be deducted and withheld under the Code (or any provision of applicable Law with respect to the making of such payment) with respect to such payment; provided, that, other than with respect to required deductions and withholdings in respect of compensatory payments of the Merger Consideration, the withholding party shall (and in the case of the Paying Agent or any other agent acting on behalf of Parent, Parent shall cause such agent to) use commercially reasonable efforts to give notice of its intent to deduct or withhold, at least five (5) Business Days prior to the due date for any relevant payment, to the Seller Representative, and the parties shall take commercially reasonable steps to reduce or eliminate any such deduction or withholding. Such notification shall include reasonable details regarding the provisions of Law relating to Taxes that the applicable withholding agent believes require such deduction or withholding. To the extent that amounts are so deducted or withheld and paid to the appropriate Governmental Entity in accordance with applicable Law, such amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of whom such deduction or withholding was made.

Article II.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedules (it being agreed that disclosure of any item in any section or subsection of the Disclosure Schedules shall be deemed disclosure only with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on its face), the Company hereby represents and warrants to Parent and Merger Sub that the statements contained in this Article II are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date (unless the particular statement speaks expressly as of another date, in which case the Company so represents and warrants as of such other date).

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2.1         Organization; Corporate Power. The Company is a BVI business company duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation and is duly qualified to do business and in good standing as a foreign corporation in all other jurisdictions in which its ownership of property or conduct of business requires it to be qualified, except where the failure to be so qualified or in good standing in a jurisdiction other than the British Virgin Islands would not be material to the Company and the Company Subsidiaries, taken as a whole. The Company possesses all requisite corporate power and authority necessary to (i) own, operate, lease and license its properties, (ii) carry on its business as now conducted and (iii) execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which the Company is or will be a party and to consummate the transactions contemplated hereunder and thereunder, except where such failure to possess such corporate power and authority would not be material to the Company and the Company Subsidiaries, taken as a whole. True, correct and complete copies of the Company’s organizational documents as currently in effect, and the equivalent records of each Company Subsidiary, have been provided to Parent and reflect all amendments made thereto at any time prior to the date of this Agreement. The organizational documents of the Company are in full force and effect, and the Company is not in material violation of its organizational documents.

2.2         Authorization.

(a)         All corporate actions and proceedings required to be taken by or on the part of the Company to authorize and permit the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which the Company is or will be a party, have been duly and validly taken. This Agreement has been, and each other Transaction Document to which the Company is or will be a party has been or will be prior to the Closing, duly executed and delivered by the Company. This Agreement constitutes, and each other Transaction Document to which the Company is or will be a party constitutes, or will constitute when so duly executed and delivered, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, in each case subject to the effect of any applicable bankruptcy, receivership, reorganization, insolvency, fraudulent transfer, moratorium or similar Laws from time to time in effect affecting creditors or parties’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) (the “Enforceability Exceptions”).

(b)         The Seller Written Consent, together with the Requisite Shareholder Approval, constitutes the approval and adoption of this Agreement, the Plan of Merger and the Merger by all of the Company Shareholders as of the date of this Agreement and satisfies all requirements under the BVI Act, the Company’s memorandum and articles of association and any shareholders’ agreement or other agreement among the Company Shareholders with respect to the approval of the Merger. For the avoidance of doubt, no Company Shareholder Meeting shall be required to approve the Merger.

2.3         Capitalization and Related Matters.

(a)         Section 2.3(a) of the Disclosure Schedules sets forth as of the date hereof (i) the number of issued and outstanding Shares, and (ii) a true, correct and complete list of the record holders of the Shares, listing for each Person: (A) his, her or its name, and if not a natural person, its type of entity and jurisdiction of incorporation or organization and (B) the number of Shares owned by such Person.

(b)         As of the date hereof, (i) 20,799,784 Shares are authorized and reserved for issuance under the Company Equity Plan, including 18,373,675 Ordinary Shares and 2,426,109 Class A Ordinary Shares, (ii) Company Equity Awards covering 15,753,474 Ordinary Shares are issued and outstanding, consisting of 12,061,132 Company Options (of which 3,812,569 are vested and 8,248,562 are unvested (of which 4,211,382 are subject to performance-vesting and time-vesting conditions and 4,037,180 are subject to time-vesting conditions)) and 3,692,342 Company SARs (of which 1,934,821 are time-vested), and (iii) Company Equity Awards covering 2,260,789 Class A Ordinary Shares, consisting of 2,260,789 Company RSUs (of which 1,187,386 are time-vested). All Company Equity Awards have been granted under the Company Equity Plan.

(c)         All of the issued and outstanding Shares have been duly authorized and validly issued, and are fully paid and non-assessable. Immediately after the Closing, Parent shall own all of the outstanding Shares, free and clear of any Liens or any other restrictions on transfer, other than those imposed by applicable securities Laws and the Call Option Agreement. Except for the Shares, the Company Equity Awards and when issued, the DFC Warrants, there

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are no issued, reserved for issuance or outstanding (i) shares or other equity or voting interests in, the Company; (ii) securities of the Company convertible into or exchangeable or exercisable for shares of, or other equity or voting interests in, the Company or containing any profit participation features; or (iii) options, warrants, share appreciation rights, phantom shares, calls, subscriptions or other rights to acquire from the Company or any Company Subsidiary or other obligations of the Company or any Company Subsidiary to issue or allot, any capital stock or securities convertible into, or exchangeable or exercisable for, or evidencing the right to subscribe for, shares in, or other equity or voting interests in the Company or any equity appreciation rights or phantom equity plans. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire or retire for value any Shares. There are no statutory or contractual equity holder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights with respect to the Shares other than those in the Company’s organization documents. There are no agreements with respect to the voting or transfer of the Shares to which the Company or any of the Company Subsidiaries is a party or, to the Knowledge of the Company, to which any Company Shareholder is a party. The Company has not violated any applicable securities Laws or any preemptive or similar rights created by statute, organizational document or agreement in connection with the offer, sale, issuance or allotment of any of the Shares. The Company has no liability for, or obligation with respect to, the payment of dividends, distributions or similar participation interests, whether or not declared or accumulated, and there are no restrictions of any kind which prevent the payment of the foregoing by the Company, other than those arising under applicable Law and the Retained Finance Agreement.

(d)         The Company has provided to Parent a true, correct and complete list of each Company Equity Award, including: (A) the name of the holder of such Company Equity Award, (B) the number of Shares subject to the Company Equity Award (as applicable), (C) the number of Shares under the Company Equity Award that are vested and unvested, (D) the date of grant, (E) the vesting commencement date, (F) the vesting schedule (and the terms of any acceleration thereof), (G) the exercise price or reference price per Share (as applicable), (H) the Tax status, (I) the expiration date, (J) the service provider status of such holder (e.g., current employee, former employee, consultant, etc.), and (K) the country and state of residence of the applicable holder of such Company Equity Award. True, correct and complete copies of the Company Equity Plan, standard forms of agreements evidencing the grant of Company Equity Awards (and any such individual agreements that differ in any material respect from the standard form), and third-party valuations of Shares obtained by the Company have been made available to Parent, and the Company Equity Plan, such agreements and third-party valuations have not been amended, modified or supplemented since being made available to Parent, and there are no agreements, understandings or commitments to amend, modify or supplement the Company Equity Plan. The Company Equity Plan has been duly authorized, approved and adopted by the Company’s board of directors and the holders of Shares and is in full force and effect. Other than as set forth on Section 2.3(d) of the Disclosure Schedules, no Company Equity Award has been granted to any Person who is subject to taxation in the United States. All Company Equity Awards (including, if applicable, the exercise price or methodology for determining the exercise price and substantive terms thereof) have been appropriately authorized in accordance with applicable Laws and necessary corporation action, including, as applicable, approval by the Company board of directors or an appropriate committee thereof and any required Company shareholder approval by the necessary number of votes or written consents as of the applicable date of grant. No Company Options or Company SARs have been retroactively granted nor has the exercise price of any Company Option or Company SAR been determined retroactively, in any case, in contravention of any applicable Law. The terms of the Company Equity Plan permit the treatment of Company Equity Awards as provided herein.

(e)         Neither the Company nor any Company Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

2.4         Subsidiaries; Investments.

(a)         Section 2.4(a) of the Disclosure Schedules sets forth as of the date hereof a true, correct and complete list of all Subsidiaries of the Company (each a “Company Subsidiary”), including each Company Subsidiary’s name, type of entity, jurisdiction and date of incorporation or organization, authorized capital stock, partnership or membership capital or equivalent, the number and type of its issued and outstanding shares of capital stock, partnership or membership interests or similar ownership interests, and the current ownership of such shares, partnership or membership interests or similar ownership interests.

(b)         Except for the Company Subsidiaries, neither the Company nor any Company Subsidiary owns, of record or beneficially, any direct or indirect equity or other ownership, capital, voting or participation interest or any right (contingent or otherwise) to acquire the same in any Person.

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(c)         Each Company Subsidiary (i) is duly incorporated or organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization and in all other jurisdictions in which its ownership of property or conduct of business requires it to be qualified, except where the failure to be so organized, existing, qualified or in good standing would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, and (ii) possesses all requisite organizational power and authority to own, operate, lease and license its properties, to carry on its business as now conducted and to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which it is or will be a party. True, correct and complete copies of each Company Subsidiary’s organizational documents have been provided to Parent and reflect all amendments made thereto at any time prior to the date of this Agreement.

(d)         All of the issued and outstanding issued shares, shares of capital stock, partnership or membership interests and/or other similar ownership interests of each Company Subsidiary (“Subsidiary Equity Interests”) have been duly authorized and validly issued, and are fully paid and, to the extent applicable, non-assessable. The Company or one or more Company Subsidiaries owns (beneficially and of record) all of the outstanding Subsidiary Equity Interests, free and clear of any Liens, other than restrictions on transfer arising under this Agreement, applicable securities Laws or the organizational documents of such Company Subsidiary. There are no issued, reserved for issuance or outstanding (i) Subsidiary Equity Interests; (ii) securities convertible into or exchangeable for Subsidiary Equity Interests or containing any profit participation features; or (iii) options, warrants, share appreciation rights, phantom shares, calls, subscriptions or other rights to acquire, or obligations to issue or allot, Subsidiary Equity Interests or any equity appreciation rights or phantom equity plans. There are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire or retire for value any Subsidiary Equity Interests. There are no statutory or contractual equity holder preemptive or similar rights, rights of first refusal or registration rights with respect to any security of any Company Subsidiary. There are no agreements with respect to the voting or transfer of any security of any Company Subsidiary. No Company Subsidiary has violated any applicable securities Laws or any preemptive or similar rights created by statute, organizational document or agreement in connection with the offer, sale, issuance or allotment of any security of any Company Subsidiary. No Company Subsidiary has any liability for, or obligation with respect to, the payment of dividends, distributions or similar participation interests, whether or not declared or accumulated, and there are no restrictions of any kind which prevent the payment of the foregoing by any Company Subsidiary.

(e)         No Company Subsidiary is a participant in any joint venture, partnership or similar arrangement. No Company Subsidiary has agreed or is obligated to, directly or indirectly, make any future investment in or capital contribution or advance to any Person.

2.5         No Conflict; Required Filings and Consents.

(a)         The execution and delivery by the Company of this Agreement and the other Transaction Documents to which the Company is or will be a party does not, and the performance by the Company of this Agreement and such other Transaction Documents will not, (i) conflict with or violate any provision of the organizational documents of the Company or any Company Subsidiary; (ii) conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected; (iii) (A) require any consent or approval under, (B) result in any breach of or any loss of any benefit under, (C) constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or (D) give to others any right of termination, vesting, amendment, acceleration or cancellation of, any right or obligation under any Material Contract or Permit; (iv) result in the creation of any Lien (other than Permitted Liens) on any property or asset of the Company or any Company Subsidiary; or (v) cause the Company or any Company Subsidiary to become subject to, or to become liable for the payment of, any Tax, in each case in any material respect.

(b)         Assuming the accuracy of the representations and warranties of Parent and Merger Sub in Article III, the execution and delivery by the Company of this Agreement and the other Transaction Documents to which the Company is a party does not and will not, and the performance of this Agreement and such other Transaction Documents by the Company will not, require any consent, approval, Order, authorization or permit of, or registration, declaration or filing with or notification to, any Governmental Entity, except for (a) filings required under the HSR Act and (b) applicable requirements, if any, under federal or state securities or “blue sky” Laws or the securities laws of any other jurisdiction.

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2.6         Financial Statements. Section 2.6 of the Disclosure Schedules includes a true, correct and complete copies of the Company’s unaudited consolidated balance sheets of the Company as of December 31, 2025 (the “Balance Sheet Date”), and audited consolidated balance sheets of the Company as of December 31, 2024, and in each case the related consolidated statements of operations, of comprehensive loss, of changes in stockholders’ equity and of cash flows for the years then ended, including the related notes (the “Financial Statements”). Each of the Financial Statements (including in all cases the notes and schedules thereto, if any) (A) was prepared from, and is consistent with, the books and records of the Company and each Company Subsidiary, (B) has been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except as disclosed in the notes thereto, and (C) presents fairly in all material respects the financial condition, results of operations, shareholders’ equity and cash flow of the Company and each Company Subsidiary. No financial statements of any Person other than the Company and the Company Subsidiaries are required by GAAP to be included or reflected in any of the foregoing financial statements. The Company has also delivered to Parent, true, correct and complete copies of any material written communications from the Company’s auditors to the Company’s board of directors or audit committee thereof during the thirty-six (36) months prior to the date of this Agreement, together with true, correct and complete copies of any material written responses thereto.

2.7         Liabilities.

(a)         Section 2.7(a) of the Disclosure Schedules includes a list of all outstanding Indebtedness of the Company and each Company Subsidiary (including under the Retained Finance Agreement). All letters of credit, fidelity bonds and surety bonds of the Company and the Company Subsidiaries are in full force and effect and will continue in full force and effect immediately following the consummation of the transactions contemplated by the Transaction Documents. No material default (or, an event which with notice or lapse of time or both would become a default) exists with respect to the obligations of the Company or any Company Subsidiary under any such letters of credit, fidelity bonds or surety bonds and neither the Company nor any Company Subsidiary has received any written notification of cancellation of any of such letters of credit, fidelity bonds or surety bonds.

(b)         Neither the Company nor any Company Subsidiary has any Liability except for: (i) Liabilities reflected on the face of or reserved against in the Financial Statements; (ii) Liabilities incurred in the Ordinary Course of Business since the Balance Sheet Date (none of which relate to breach of contract, breach of warranty, tort, infringement, violation of or Liability under any Law or any Order); (iii) Liabilities expressly contemplated by or incurred in connection with this Agreement and the transactions contemplated hereby, (iv) Liabilities that would not be material to the Company and the Company Subsidiaries, taken as a whole and (v) Liabilities that are future executory Liabilities arising under any Material Contract (other than as a result of a breach thereof). Neither the Company nor any Company Subsidiary maintains any “off-balance sheet arrangement” within the meaning of Item 303(a)(4)(ii) of Regulation S-K of the Securities and Exchange Commission (the “SEC”).

(c)         The aggregate outstanding principal amount of Indebtedness for borrowed money of the Company and the Company Subsidiaries (including all accrued and unpaid interest, fees, premiums and other amounts payable in respect thereof) does not exceed $435,000,000, and all such Indebtedness for borrowed money is Indebtedness outstanding under the Retained Finance Agreement. As of March 31, 2026, the aggregate amount of Cash is $110,204,754.

2.8         Absence of Certain Developments. Since the Balance Sheet Date, the Company has conducted the Business in the Ordinary Course of Business in all material respects and there has not been any event, state of circumstances, occurrence or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. Since the Balance Sheet Date through the date of this Agreement, neither the Company nor any Company Subsidiary has:

(a)         sold, leased, licensed (as licensor), assigned, disposed of or transferred (including transfers to the Company, any Company Subsidiary or any of its respective employees or Affiliates) any of its assets (whether tangible or intangible), except for sales of inventory and other dispositions in the Ordinary Course of Business and sales of other assets not in excess of $1,000,000 in the aggregate;

(b)         mortgaged, pledged or subjected to any Lien any portion of its properties or assets, other than Permitted Liens;

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(c)         made, committed to make or authorized any capital expenditure not contemplated in the approved budget for the Company and Company Subsidiaries for 2026 in excess of $500,000 individually or $1,000,000 in the aggregate;

(d)         acquired (including by merger, consolidation, license or sublicense) any interest in any Person or a substantial portion of the assets or business of any Person or any other assets of any Person, other than acquisitions in the Ordinary Course of Business;

(e)         incurred any Indebtedness or assumed, guaranteed or endorsed the obligations of any Person, except for Indebtedness incurred in the Ordinary Course of Business with a maturity of not more than one year in a principal amount not, in the aggregate, in excess of $1,000,000 for the Company and each Company Subsidiary taken as a whole;

(f)          entered into, amended, modified, accelerated or extended, renewed or terminated any Material Contract or waived, released or assigned any material rights, claims or benefits of the Company or any Company Subsidiary under any Material Contract, except entry into a Material Contract in the Ordinary Course of Business;

(g)         issued, sold, pledged, disposed of, encumbered or transferred any equity securities, securities convertible, exchangeable or exercisable into equity securities, or warrants, options or other rights to acquire equity securities, of the Company or any Company Subsidiary, except under the terms of the Company Equity Plan;

(h)         declared, set aside, or distributed any dividend or other distribution (whether payable in cash, stock, property or a combination thereof), or otherwise paid any cash or cash equivalents to the shareholders of the Company or their Affiliates or entered into any agreement with respect to the voting of its capital stock (or other equity securities);

(i)          reclassified, combined, split, subdivided or redeemed, purchased or otherwise acquired, directly or indirectly, any of its capital stock (or other equity securities);

(j)          waived, released, assigned, settled or compromised any material rights or claims, or any material litigation or arbitration;

(k)         disclosed any trade secrets or other proprietary and confidential information of the Company or any Company Subsidiary to any Person that is not subject to any confidentiality or non-disclosure agreement;

(l)          suffered material theft, damage, destruction or casualty loss to its assets, whether or not covered by insurance;

(m)        (i) increased the compensation or benefits payable or to become payable to any director, officer, employee or consultant of the Company or any Company Subsidiary, except (other than for any service provider who is part of senior management or a group head) increases in annual base salaries or wage rates at times and in amounts that were in the Ordinary Course of Business; provided, that such compensation increases did not exceed (A) 5% of the service provider’s annual base salary or wage rate levels in effect on the Balance Sheet Date; or (B) in the aggregate 3% of the cost of annual base salaries or wage rates of the Company and the Company’s Subsidiaries as of the Balance Sheet Date; (ii) granted or increased any rights to change in control, severance or termination payments or benefits to, or entered into any severance agreement with, any director, officer, employee or consultant of the Company or any Company Subsidiary; or (iii) established, adopted, entered into, amended or modified or terminated any Benefit Plan;

(n)         made loans or advances to, guarantees for the benefit of, or any investments in, any Person in excess of $500,000 in the aggregate, except as between the Company and any Company Subsidiary or between any Company Subsidiary and any other Company Subsidiary;

(o)         forgave any loans to directors, officers, employees or any of their respective affiliates;

(p)         made any change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a Governmental Entity;

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(q)         (i) accelerated or delayed collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the Ordinary Course of Business; (ii)  delayed or accelerated payment of any account payable beyond or in advance of its due date or the date such liability would have been paid in the Ordinary Course of Business; (iii) made any changes to cash management policies; (iv) delayed or postponed the repair or maintenance of its properties; or (v) varied any inventory purchase practices in any material respect from past practices;

(r)          write up, write down or write off the book value of any assets, individually or in the aggregate, for the Company and the Company Subsidiaries taken as a whole, in excess of $250,000, except for depreciation and amortization in accordance with GAAP consistently applied;

(s)          (i) made, changed or revoked any Tax election, (ii) settled or compromised any claim, notice, audit report or assessment in respect of Taxes, (iii) entered into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, pre-filing agreement, advance pricing agreement, cost sharing agreement or closing agreement relating to any Tax, (iv) amended any Tax Return, (v) filed any Tax petition, Tax complaint or administrative Tax appeal, (vi) surrendered or forfeited any right to claim a Tax refund, (vii) consented to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment, (viii) changed any annual Tax accounting period, (ix) adopted or changed any method of Tax accounting or (x) amended, modified, terminated or entered into any intercompany pricing policy, transfer pricing methodology, royalty allocation, or margin calculation;

(t)          amended or modified the organizational documents of the Company or any Company Subsidiary; or

(u)         agreed or committed to do any of the foregoing.

2.9         Tangible Assets.

(a)         Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, the Company and each of the Company Subsidiaries have good and marketable title to, a valid leasehold interest in or a valid license to use, all the tangible properties and assets used by them, located on their premises, or shown on the Financial Statements or acquired thereafter (collectively, the “Tangible Assets”), free and clear of all Liens, other than Permitted Liens. The Tangible Assets are in good operating condition (normal wear and tear excepted), are fit for use in the Ordinary Course of Business and have been maintained consistent with standards generally followed in the industry, in each case, in all material respects. The Tangible Assets are all the material tangible properties and assets necessary for the current operation of the business of the Company and the Company Subsidiaries. The Tangible Assets, including all improvements and modifications thereto, and the use of such assets by the Company and the Company Subsidiaries, conform to applicable zoning and building laws in all material respects. Since the Balance Sheet Date, neither the Company nor any Company Subsidiary has suffered theft, damage, destruction or casualty loss in excess of $2,500,000 in the aggregate to its assets, whether or not covered by insurance. For the avoidance of doubt, this Section 2.9 does not relate to real property (such items being the subject of Section 2.12).

(b)         There are no developments affecting any Tangible Asset pending or threatened which would reasonably be expected to materially detract from the value, materially interfere with any present or intended use or materially adversely affect the marketability of any Tangible Asset. All leases by the Company and the Company Subsidiaries of the Tangible Assets are in good standing and are valid, binding and enforceable in accordance with their respective terms and there does not exist under any such lease any material default by the Company or any Company Subsidiary or any event which with notice or lapse of time or both would constitute a default.

2.10       Intellectual Property.

(a)         Section 2.10(a) of the Disclosure Schedules includes a complete and accurate list of each item of Registered IP that is Company IP, indicating for each item (i) the recorded (and, if different, beneficial) owner(s), (ii) the jurisdiction in which such item of Registered IP has been registered or filed, (iii) the applicable application, registration, or serial or other similar identification number and (iv) the applicable application or registration date.

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(b)         All Registered IP that is Company IP is subsisting and is valid and enforceable to the extent registered or issued. All filings, payments and other actions required to be made or taken to obtain, perfect or maintain in full force and effect each item of Registered IP that is Company IP have been made or taken by the applicable deadline and otherwise in accordance with all applicable Laws. No application for, or registration with respect to, any Registered IP set forth on, or required to be set forth on Section 2.10(a) of the Disclosure Schedules has been abandoned, allowed to lapse, or rejected.

(c)         Except as would not reasonably be expected to be material to the Company or any Company Subsidiary, taken as a whole, no interference, opposition, reissue, reexamination, or other Action of any nature is pending, or, to the Knowledge of the Company, has been threatened, in which the scope, validity, registrability or enforceability of any Registered IP that is Company IP is being or has been contested or challenged, and neither the Company nor any Company Subsidiary has received written notice that any such Company IP is invalid or unenforceable.

(d)         Except as would not reasonably be expected to be material to the Company or any Company Subsidiaries, taken as a whole, neither the Company nor any Company Subsidiary has transferred ownership of (whether a whole or partial interest), or granted any exclusive right to use, any Company IP that is material to the Business to any Person.

(e)         Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, (i) the Company and the Company Subsidiaries exclusively own all right, title, and interest to and in the Company IP free and clear of any Liens, other than Permitted Liens, and have valid rights to use all other Intellectual Property Rights used, held for use, or practiced by the Company and the Company Subsidiaries in the conduct of the Business as currently conducted, and (ii) the Company IP and the other Intellectual Property Rights licensed to or otherwise used by the Company and the Company Subsidiaries collectively constitute all Intellectual Property necessary and sufficient to conduct the Business of the Company and the Company Subsidiaries as currently conducted.

(f)          Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, no Person who has licensed Intellectual Property Rights to the Company or any Company Subsidiary has ownership rights or license rights to derivative works or improvements made by or on behalf of the Company or any Company Subsidiary related to such Intellectual Property Rights.

(g)         Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, (A) each Person who is or was an employee, officer, director or contractor of the Company or any Company Subsidiary and who is or was engaged by the Company or any Company Subsidiary or its agent to design, create or otherwise develop any Intellectual Property Rights has signed a valid and enforceable agreement containing a present assignment to the Company or the Company Subsidiary (as applicable) of all such Intellectual Property Rights or such Intellectual Property Rights have vested in the Company or any Company Subsidiary as a matter of Law, (B) no current or former shareholder, officer, director, or employee of the Company or any Company Subsidiary has any claim, right (whether or not currently exercisable), or interest to or in any Intellectual Property Rights used or held for use by the Company or any Company Subsidiary. To the Knowledge of the Company, no employee of the Company or any Company Subsidiary is (i) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company or any Company Subsidiary or (ii) in breach of any Contract with any former employer or other Person, in each case, concerning Intellectual Property Rights or confidentiality.

(h)         To the Knowledge of the Company, no Person has infringed, misappropriated, diluted, or otherwise violated, or is currently infringing, misappropriating, diluting, or otherwise violating, any Company IP in any material respect, and there are no pending or threatened claims or similar Actions by the Company or any Company Subsidiary against any Person alleging infringement, misappropriation, dilution or other violation of any Company IP.

(i)          Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2023, neither the conduct of the Business, nor the ownership, licensing, use, exploitation or development of the Company IP by the Company and the Company Subsidiaries has infringed, misappropriated, diluted, or otherwise violated, or is currently infringing, misappropriating, diluting, or otherwise violating, any Intellectual Property Right of any other Person. No infringement, misappropriation, dilution, or similar claim

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or Action is pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or, to the Knowledge of the Company, against any Person who may be entitled to be indemnified or reimbursed by the Company or any Company Subsidiary with respect to such claim or Action. Neither the Company nor any Company Subsidiary has received any written notice relating to any actual, alleged, or suspected infringement, misappropriation, dilution, or other violation of any Intellectual Property Right of another Person, including any notice inviting the Company or a Company Subsidiary to take a license under any Intellectual Property Right.

(j)          Neither the execution, delivery, or performance of this Agreement, nor the consummation of any of the transactions or agreements contemplated by this Agreement, will, with or without notice or the lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Lien (other than a Permitted Lien) on, any Company IP, (ii) a breach of, termination of, or acceleration or modification of any right or obligation under any Contract listed or required to be listed in Section 2.13(a)(viii) of the Disclosure Schedules, (iii) the release, disclosure, or delivery of any Company IP by or to any escrow agent or other Person or (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any Intellectual Property Right, including any such grant, assignment or transfer by Parent or its Affiliates.

(k)         Neither the Company nor any Company Subsidiary is, nor ever has been, a member or promoter of, or a contributor to, any industry standards body or similar organization that would require or obligate the Company or any Company Subsidiary to grant or offer to any other Person any license or right to any Company IP or to refrain from enforcing any Company IP.

(l)          No funding, facilities, or personnel of any Governmental Entity or academic institution were used to develop or create, in whole or in part, any Company IP. The Company is not a party to any Contract with any Governmental Entity or academic institution that grants to such Governmental Entity any right or license with respect to any Company IP.

(m)        The Company IT Systems (i) are in good working condition and operate in all material respects in accordance with their documentation and functional specifications, (ii) are sufficient in all material respects for the conduct of the Business as currently conducted, and (iii) have not materially malfunctioned or failed since January 1, 2023.

(n)         Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2023, there has been no unauthorized access to or breach of security with respect to the Company IT Systems, or any unauthorized exertion of third-party control over any of the Company IT Systems.

(o)         The Company and each Company Subsidiary have taken commercially reasonable measures to protect the confidentiality of material trade secrets used in the Business. Except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, to the Knowledge of the Company, there has been no unauthorized access to, unauthorized use of, theft or loss of trade secrets or other confidential information owned or held for use by the Company or the Company Subsidiaries.

2.11       Data Privacy.

(a)         The Company and each Company Subsidiary, and to the Knowledge of the Company, all third parties processing Personal Information on behalf of the Company or any Company Subsidiary (collectively, “Company Data Partners”), have since January 1, 2023 materially complied with all applicable (i) Privacy Laws, and (ii) policies, notices, and contractual commitments related to data privacy, cybersecurity or the processing of Personal Information ((i) and (ii) together, the “Privacy Requirements”). Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, the execution, delivery, and performance of this Agreement and the transactions contemplated thereby do not and will not conflict with or result in a violation or breach of any Privacy Requirements. All international transfers of Personal Information carried out by the Company or any Company Subsidiary have been and are conducted in all material respects in compliance with applicable Privacy Requirements, including the adoption of appropriate transfer mechanisms, safeguards, contractual protections, and data protection measures, as required by applicable Privacy Requirements.

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(b)         The Company and each Company Subsidiary have, since January 1, 2023, implemented and maintained, and required all Company Data Partners to implement and maintain, commercially reasonable technical, physical, and organizational security policies, measures, and controls including a written information security program, designed to protect Personal Information and confidential information against Security Incidents. The Company and each Company Subsidiary regularly test their written information security program by conducting security audits, penetration tests, and/or vulnerability scans, and neither the Company nor any Company Subsidiary has identified any medium, high, or critical vulnerabilities that have not been fully remediated. The Company and each Company Subsidiary have, since January 1, 2023, had contracts in place with all Company Data Partners which impose on such Company Data Partners appropriate obligations related to data privacy, cybersecurity, and the processing of Personal Information, including where required by the Privacy Requirements.

(c)         Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, neither the Company or any Company Subsidiary, nor, to the Knowledge of the Company, any Company Data Partner, has experienced, since January 1, 2023, any Security Incidents. Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, in relation to any Security Incident and/or actual or alleged violation of a Privacy Requirement, since January 1, 2023, neither the Company nor any Company Subsidiary has (a) notified or been required to notify any Person, or (b) received any notice, inquiry, claim, or complaint, from, or been the subject of any investigation or enforcement action by, any Person.

2.12       Real Property.

(a)         Neither the Company nor any Company Subsidiary is the fee simple owner of any real property.

(b)         Section 2.12(b) of the Disclosure Schedules includes a true, correct and complete list of, as of the date of this Agreement, all real property occupied, leased or subleased by the Company or any Company Subsidiary, as lessee (individually, a “Company Property” and collectively as the “Company Properties”) and identifies for each lease, occupancy agreements, or easement granting occupancy rights related to a Company Property (individually, a “Real Estate Agreement” and, collectively, the “Real Estate Agreements”) the parties thereto, the address of the property subject thereto (where available), the current base rent, and the terms of any renewal options. The Company or the relevant Company Subsidiary has a valid leasehold or occupancy interest in each Company Property, subject only to Permitted Liens. The Company has previously delivered to Parent true, correct and complete copies of each Real Estate Agreement, together with all amendments, modifications and supplements thereto. Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, with respect to each Real Estate Agreement: (i) the Real Estate Agreement is legal, valid, binding, enforceable against each party to the Real Estate Agreement, including the Company or Company Subsidiary party thereto, subject to the Enforceability Exceptions, and is in full force and effect; (ii) none of the Company or the relevant Company Subsidiary is in breach or default thereunder or has given or received written notice of any breach or default thereunder (except with respect to matters that have been fully resolved and cannot be reasserted or reinstated for any reason without any ongoing or residual material Liability or obligation of the Company or any Company Subsidiary); (iii) neither the Company nor the relevant Company Subsidiary has given or received written notice of any repudiation of any provision of any Real Estate Agreement; (iv) there are no oral agreements or ongoing disputes or forbearance programs in effect as to the Real Estate Agreement; (v) the Real Estate Agreement has not been modified in any respect, except to the extent that such modifications are disclosed by the documents delivered to Parent; (vi) neither the Company nor the relevant Company Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Real Estate Agreement, which assignment, transfer, conveyance, mortgage or deed in trust will remain in effect as of the Closing Date; and (vii) such Real Estate Agreement covers the estate it purports to cover.

(c)         Each Company Property subject to mandatory georeferencing has been duly georeferenced and certified by the Brazilian National Institute for Colonization and Agrarian Reform (Instituto Nacional de Colonização e Reforma Agrária — INCRA) through the Land Management System (Sistema de Gestão Fundiária — SIGEF), in accordance with all criteria required by applicable Law and any competent Governmental Entity, and all such certifications are valid and in full force and effect in all material respects. Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, there are no pending Actions or boundary conflicts related to any Company Property.

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(d)         With respect to each Company Property, there are no outstanding debts or monetary obligations before any Governmental Entities or third parties, including any debt related to Taxes, including, but not limited to, Rural Land Tax (Imposto sobre a Propriedade Territorial Rural — ITR), Real Estate Transfer Tax (Imposto sobre Transmissão de Bens Imóveis — ITBI), Urban Property Tax (Imposto Predial e Territorial Urbano — IPTU) administrative fines, and fines due to outdated cadastral registration.

(e)         Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, with respect to each Company Property: (i) except for the Real Estate Agreements, there are no leases, subleases, licenses, concessions, real estate rights or other Contracts, written or oral, granting to any Person the right of use or occupancy of any portion of such Company Property except in favor of the Company or the relevant Company Subsidiary; and (ii) other than the lessor’s interest in the applicable Company Property and subject to Permitted Liens, there are no Persons in possession of such Company Property except the Company or the relevant Company Subsidiary. The current use of each Company Property and the operation of the Company’s or the relevant Company Subsidiary’s business thereon does not violate in any material respect any instrument of record or Contract affecting such Company Property, as applicable, or any applicable Law (without any fines or monetary Liabilities attached).

(f)          With respect to those Real Estate Agreements that were assigned or subleased to the Company or a Company Subsidiary by a third party, all necessary consents to such assignments or subleases have been obtained. None of the rights of the Company or the relevant Company Subsidiary under any of the Real Estate Agreements will be subject to termination or modification as the result of the transactions contemplated by the Transaction Documents.

(g)         Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any Company Subsidiary has received, any written notice of violation of any Law with respect to any Company Property (exclusive of matters that have been fully resolved and cannot be reasserted or reinstated for any reason without any ongoing or residual material Liability or obligation of the Company or any Company Subsidiary) and to the Knowledge of the Company, no notice of violation of any Law has been issued by any Governmental Entity with respect to any Company Property. Each of the Company Properties is in compliance with all applicable Laws in all material respects.

(h)         Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, the Company or the relevant Company Subsidiary has all certificates of occupancy and Permits of any Governmental Entity necessary for the current use and operation of each Company Property. All Permits which are required for the Company or the relevant Company Subsidiary’s use and operation of the Company Properties have been duly obtained and are valid and in effect. Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any Company Subsidiary has received, since January 1, 2023, written notice of any material default or violation in connection with any Permit. Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, all such Permits are in full force and effect without further consent or approval of any Person.

(i)          Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, no part of any Company Property is subject to any building or use restrictions that would restrict or prevent the present use and operation of such Company Property by the Company or the relevant Company Subsidiary, and each Company Property is properly and duly zoned for its current use. Neither the Company nor any Company Subsidiary has received, since January 1, 2023, written notice of any Order, injunction, judgment, decree, ruling, writ or arbitration award from any Governmental Entity having jurisdiction over any Company Property that materially affects the use or operation of any Company Property, or requires, as of the date hereof or a specified date in the future, any repairs or alterations or additions or improvements thereto, or the payment or deduction of any money, fee, exaction or property.

(j)          To the Knowledge of the Company, there does not exist any actual or contemplated condemnation or eminent domain proceedings that affect any Company Property or any part thereof, and neither the Company nor any Company Subsidiary has received any written or, to the Knowledge of the Company, oral notice, of the intention of any Governmental Entity or other Person to take or use any Company Property or any part thereof.

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(k)         Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, all buildings, structures and other improvements located on each Company Property, including all material components thereof (which shall include, for the avoidance of doubt, the roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facilities included therein), are structurally sound, in good condition, working order and repair (ordinary wear and tear excepted). Neither the Company nor any Company Subsidiary has received, since January 1, 2023, any written notice from any insurance company or bonding company of any defects or inadequacies in any Company Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond. All water, gas, electrical, steam, compressed air, telecommunication, utility, sanitary and storm sewage lines and systems and other similar systems serving the Company Property are, in all material respects, operational and in working order and are sufficient to enable the Company Property to continue to be used, occupied and operated in the manner currently being used, occupied and operated.

(l)          No Company Property or part thereof has suffered any material damage by fire or other casualty that has not heretofore been restored to substantially the same condition as existing prior to such material damage or casualty.

(m)        Each Company Property, when required for its operations, has free and open access (either directly or indirectly via publicly recorded easement) to public roads.

(n)         Neither the Company nor any Company Subsidiary has granted to any third party any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of, or grant or create any easement, servitude, or other real property right with respect to, all or any portion of any Company Property.

2.13       Contracts.

(a)         Except for the Contracts set forth on Section 2.13 of the Disclosure Schedules, as of the date of this Agreement neither the Company nor any Company Subsidiary is a party to or bound by any written or oral:

(i)          collective bargaining agreement or other Contract with any labor union, works council or similar association;

(ii)         Contract relating to Indebtedness (whether incurred, assumed, guaranteed or secured by any asset and including any agreements or commitments for future loans, credit or financing) in excess of $250,000 or to the mortgaging or pledging of, or otherwise placing a Lien on, any of its material assets or any of its securities;

(iii)        Contract (or group of related Contracts) for the purchase, sale, distribution or marketing of raw materials (including, but not limited to, processed and unprocessed metals), goods, packaging, labels, supplies or other personal property or for the furnishing or receipt of services which (A) calls for performance over a period of more than one year, or (B) involves consideration in excess of $1,500,000 in the aggregate;

(iv)        Contract containing covenants that in any way purport to materially restrict the right or freedom of the Company, any Company Subsidiary or any other Person for the benefit of any of them to (A) engage in any business activity in any material respect, (B) engage in any line of business or compete with any Person (including any Contract granting exclusive rights or rights of first refusal or negotiation to license, market, advertise, sell, offer to sell, distribute, deliver or otherwise make available any asset or property of the Company or any Company Subsidiary), (C) conduct any activity in any geographic area, or (D) solicit any Person to enter into a business or employment relationship, or enter into such a relationship with any Person;

(v)         Contract under which it has advanced or loaned any other Person any amounts in excess of $250,000 in the aggregate;

(vi)        Contract under which it is lessee of or holds or operates any property, real or personal, owned by any other Person, which involves annual rental payments of greater than $250,000 or group of such Contracts with the same Person which involve consideration in excess of $500,000 in the aggregate;

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(vii)       Contract under which it is lessor of or permits any third party to hold, operate or occupy any property, real or personal, owned or controlled by it which involves consideration in excess of $1,500,000 or group of such Contracts with the same Person which involve consideration in excess of $2,500,000 in the aggregate;

(viii)      license, indemnification or other Contract with respect to any Intellectual Property Rights material to the Business of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is party as licensor, licensee or otherwise, other than “shrink-wrap” or “click-wrap” licenses and other non-exclusive licenses to the Company or any Company Subsidiary of unmodified, off-the-shelf software with one-time or annual purchase or license fees of less than $250,000 for any such license;

(ix)        Contract requiring the Company or any Company Subsidiary to indemnify or hold harmless any Person whereby the Company or any Company Subsidiary is responsible for indemnification obligations in excess of $500,000 (excluding commercial Contracts which contain customary indemnification provisions but the primary purposes of which Contract is not relating to indemnification);

(x)         warranty Contract with respect to its services rendered or its products sold, leased or licensed;

(xi)        any Contract between any of the Company Shareholders or their respective Affiliates or any Related Party, on the one hand, and the Company, any Company Subsidiary or their respective Affiliates, on the other hand;

(xii)       Contract that provides any customer with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers of the Company, including any Contract which contains a “most favored nation” provision;

(xiii)      Contract which contains performance guarantees or minimum payment or purchase obligations in excess of $500,000;

(xiv)      Contract involving the settlement of any Action or threatened Action (A) which will (i) involve payments after the Balance Sheet Date of consideration in excess of $500,000 or (ii) impose monitoring or reporting obligations to any other Person outside the Ordinary Course of Business or (B) with respect to which conditions precedent to the settlement have not been satisfied;

(xv)       Contract appointing any agent to act on its or their behalf as a power of attorney, other than (i) powers of attorney granted in the Ordinary Course of Business to directors, officers or employees of the Company or any Company Subsidiary, (ii) powers of attorney granted to legal counsel, accountants, tax advisors or other professional service providers in the Ordinary Course of Business, and (iii) powers of attorney granted to Tax Return preparers or other agents solely for the purpose of filing Tax Returns or other regulatory filings on behalf of the Company or any Company Subsidiary;

(xvi)      Contract relating to the acquisition or sale of the Business (or any material portion thereof), whether or not consummated;

(xvii)     Contract with any Governmental Entity;

(xviii)    partnership, joint venture or other similar Contract involving a share of profits, losses, costs, or liabilities with any other Person;

(xix)      Contract (or group of related Contracts), (A) the performance of which involves consideration in excess of $1,500,000 per year or $5,000,000 in the aggregate or (B) which cannot be canceled by the Company or any Company Subsidiary upon thirty (30) days’ notice without premium or penalty, in each case of clauses (A) and (B), excluding purchase orders;

(xx)       Contract that purports to bind or restrict, or to be enforceable against, any Affiliate of the Company (other than the Company Subsidiaries) or that would bind or restrict, or be enforceable against, Parent or any of its Affiliates (other than the Company and/or the Company Subsidiaries) after the Closing;

(xxi)      Contract with a Material Customer or Material Supplier; or

Annex A-20

(xxii)     Contract relating to the voting of the Shares or any equity interests of any Company Subsidiary.

(b)         Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, all of the Contracts described in Section 2.13(a)(i) through Section 2.13(a)(xxii) (each a “Material Contract”), are valid, binding and enforceable against the Company and each Company Subsidiary (to the extent party thereto) and, to the Knowledge of the Company, enforceable by the Company and each Company Subsidiary (to the extent party thereto) against the other parties thereto, in accordance with their respective terms, subject to the Enforceability Exceptions. Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, the Company and each Company Subsidiary (to the extent party thereto) have properly conducted and paid all amounts to be paid by the Company or any Company Subsidiary and otherwise performed all material obligations required to be performed by them under such Contracts and neither the Company nor any Company Subsidiary has received any written or, to the Company’s Knowledge, oral notice that it is in default under or in breach of any such Contract. Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, to the Company’s Knowledge, (i) no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by the Company or any Company Subsidiary under any such Contract in any material respect, (ii) no other party to any such Contract is in breach thereof or default thereunder in any material respect and none of the Company or any Company Subsidiary has received any notice of termination, cancellation, breach or default under any such Contract; and (iii) there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company or any Company Subsidiary under any of the Material Contracts with any Person and no such Person has made written demand for such renegotiation. The Company and each Company Subsidiary (to the extent party thereto) shall have the benefit of each Material Contract and, subject to the Enforceability Exceptions, shall be entitled to enforce each such Contract immediately following the Closing. None of the Company or any Company Subsidiary has since January 1, 2025 obtained or granted any material waiver of or under any material provision of any such Material Contract.

(c)         A true, correct and complete copy of each written Material Contract and an accurate written description setting forth the terms and conditions of each oral Material Contract has been provided to Parent.

2.14       Insurance. Section 2.14 of the Disclosure Schedules includes a summary of all material insurance policies maintained as of the date hereof by or on behalf of the Company and any Company Subsidiary. All of the insurance policies identified in Section 2.14 of the Disclosure Schedules are in full force and effect and will continue in full force and effect in all material respects following the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, subject to the Enforceability Exceptions. The Company and each of the Company Subsidiaries has the necessary material insurances to cover the material risks and liabilities inherent to their operations and assets in accordance with applicable requirements established by Law or by agreements executed by the Company and/or by the Company Subsidiaries. All premiums due and payable under all such policies have been paid. No default exists with respect to the obligations of any of the Company or the Company Subsidiaries under any such material insurance policy, and neither the Company nor any Company Subsidiary has received any written or, to the Knowledge of the Company, oral notification of cancellation of any such material insurance policies. To the Knowledge of the Company, there are no circumstances that would cause any material insurance policy to be canceled or terminated or cause the respective insurers to void any liability under its terms. Since January 1, 2023, the Company and each Company Subsidiary has given notice to the applicable insurer of all material insured claims. There are no pending claims by the Company or any Company Subsidiary to which the insurers have denied coverage or otherwise reserved rights. Since January 1, 2023, neither the Company nor any Company Subsidiary has been refused any insurance, nor has its coverage been limited, by any insurance carrier to which it has applied for insurance.

2.15       Legal Proceedings; Orders.

(a)         There are no, and since January 1, 2023, there have not been any, Actions pending or, to the Company’s Knowledge, threatened against or affecting the Company, any Company Subsidiary, any of their respective officers or directors (in their capacities as such or otherwise with respect to the Business) or any of the assets owned or used by the Company or any Company Subsidiary that, individually or in the aggregate (x) would be material to the Company or any Company Subsidiary, or (y) challenges, or that would reasonably be expected to have the effect of preventing, impeding, hindering, delaying, making illegal, imposing limitations or conditions

Annex A-21

on, or otherwise interfering with, any of the transactions contemplated by this Agreement or any other Transaction Documents in any material respect. There are no material Actions pending or threatened by the Company or any Company Subsidiary against any Person.

(b)         To the Company’s Knowledge, neither the Company nor any Company Subsidiary is the subject of any material governmental investigation or inquiry. Neither the Company nor any Company Subsidiary, or any material assets owned or used by any of them, is subject to any material Order. Since January 1, 2023, the Company and each Company Subsidiary has at all times been in material compliance with each Order to which it, or any assets owned or used by it, is or has been subject. To the Company’s Knowledge, no event has occurred or circumstance exists that would reasonably be expected to result in a material violation of, or failure to comply with, any material Order to which the Company or any Company Subsidiary, or any material assets owned or used by any of them, is subject. Since January 1, 2023, neither the Company nor any Company Subsidiary has at any time received any written or the Company’s Knowledge, oral notice from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation of, or failure to comply with, any material Order to which the Company or any Company Subsidiary, or any assets owned or used by any of them, is subject.

2.16       Tax Matters.

(a)         Each of the Company and the Company Subsidiaries has duly and timely filed with the appropriate Tax authorities all income and other material Tax Returns required to be filed. All such Tax Returns are complete and accurate in all material respects. All income and other material Taxes due and owing by the Company and the Company Subsidiaries (whether or not shown on any Tax Returns) have been timely paid. Neither the Company nor any Company Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return (other than with respect to extensions to file Tax Returns obtained in the Ordinary Course of Business). No claim has been made by a Governmental Entity in a jurisdiction where the Company or any Company Subsidiary does not file a Tax Return or pay a Tax that the Company or such Company Subsidiary is or may be required to file such a Tax Return or is or may be subject to such Tax in such jurisdiction. The unpaid Taxes of the Company and the Company Subsidiaries did not, as of the Balance Sheet Date, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Financial Statements (rather than in any notes thereto). Since the Balance Sheet Date, neither the Company nor any Company Subsidiary has incurred any liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(b)         No deficiencies for Taxes with respect to the Company or any Company Subsidiary have been claimed, proposed or assessed by any Governmental Entity. There are no pending or, to the Company’s Knowledge, threatened audits, assessments or other actions for or relating to any liability in respect of Taxes of the Company or any Company Subsidiary. No private letter rulings, technical advice memoranda or similar agreement or rulings with respect to Taxes have been requested, entered into or issued by any Governmental Entity with respect to the Company or any Company Subsidiary. The Company has delivered or made available to Parent complete and accurate copies of all income Tax Returns and other material Tax Returns of each of the Company and the Company Subsidiaries (and any predecessor thereof) for the past three (3) taxable years, and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against or agreed to by the Company or any Company Subsidiary (or any predecessors thereof). Neither the Company nor any Company Subsidiary (or any predecessor thereof) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver. No power of attorney (other than powers of attorney authorizing employees or Tax Return preparers of the Company or any Company Subsidiary to act on behalf of the Company or any Company Subsidiary) with respect to any Taxes has been executed or filed with any Governmental Entity. There are no Liens for Taxes upon any property or asset of the Company or any Company Subsidiary (other than Permitted Liens).

(c)         Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of (i) any installment sale or other transaction on or prior to the Closing Date, (ii) the use of the cash method of accounting or any accounting method change or agreement with any Governmental Entity, (iii) the use of an improper method of accounting for any period or portion thereof ending on or prior to the Closing Date, (iv) any intercompany transaction or excess loss account described in Section 1502 of the Code (or any corresponding provision of state, local or non-U.S. Tax Law), or (v) any deferred revenue

Annex A-22

or prepaid amount received or accrued by the Company or any Company Subsidiary outside the Ordinary Course of Business prior to the Closing. Neither the Company nor any Company Subsidiary (i) has been a “passive foreign investment company” as defined in Section 1297 of the Code, a “controlled foreign corporation” as defined in Section 957 of the Code or a “foreign controlled foreign corporation” as defined in Section 951B of the Code (or, in each case, any similar provision of state, local or non-U.S. law); or (ii) has had a permanent establishment (within the meaning of an applicable Tax treaty) or an office or fixed place of business or has been otherwise subject to net income or similar Tax in a country other than the country of its formation.

(d)         Neither the Company nor any Company Subsidiary (i) is a resident or organized in the United States for Tax purposes, (ii) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or treated as a U.S. corporation under Section 7874(b) of the Code; (iii) was created or organized both in the United States and in a non-U.S. jurisdiction such that such entity would be taxable in the United States as a domestic entity pursuant to Treasury Regulations Section 301.7701-5(a); or (iv) has made an election pursuant to Section 897(i) of the Code. Neither the Company nor any Company Subsidiary (i) is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or Contract which is classified as a partnership for Tax purposes or (ii) owns an entity which is classified as a disregarded entity for Tax purposes.

(e)         Neither the Company nor any Company Subsidiary is a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract (other than Contracts entered into in the Ordinary Course of Business the primary subject matter of which is not Taxes). Neither the Company nor any Company Subsidiary has been a party to a transaction that is or is substantially similar to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or non-U.S. Tax Law.

(f)          Neither the Company nor any Company Subsidiary has Liability for the Taxes of any other Person (other than the Company or any Company Subsidiary) (other than with respect to Contracts entered into in the Ordinary Course of Business the primary subject matter of which is not Taxes).

(g)         Each of the Company and the Company Subsidiaries has timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former director, officer, advisor, consultant, employee, contractor, creditor or equityholder of the Company or any Company Subsidiary or other Person.

(h)         Neither the Company nor any Company Subsidiary has been a party to any transaction governed by Section 355 of the Code (or any similar provision of state, local or non-U.S. Law).

(i)          Each of the Company and the Company Subsidiaries is in compliance in all material respects with all applicable transfer pricing Laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology between or among the Company and the Company Subsidiaries.

(j)          Section 2.16(j) of the Disclosure Schedules sets forth as of the date hereof the respective entity classification(s) for U.S. federal income tax purposes of each of the Company and the Company Subsidiaries since its respective inception, and the date and type of any entity classification election filed on IRS Form 8832 with respect to the Company or any Company Subsidiary.

(k)         Each of the Company and the Company Subsidiaries has complied in all material respects with the terms of VAT legislation and have maintained and obtained at all times complete, correct and up to date records, invoices and other documents appropriate or requisite for the purposes of VAT legislation.

(l)          Each of the Company and the Company Subsidiaries has complied with all applicable Laws with respect to escheatment and abandoned or unclaimed property in all material respects.

(m)        Neither the Company nor any Company Subsidiary has taken or agreed to take any action that is not contemplated by this Agreement that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

Annex A-23

(n)         Section 2.3(d), Section 2.5(a)(v), Section 2.8(s), Section 2.12(d), Section 2.18, Section 2.19 and this Section 2.16 constitute the sole and exclusive representations and warranties of the Company and the Company Subsidiaries relating to Tax matters. No representation or warranty is made in this Agreement with respect to the existence, amount, sufficiency or usability of any net operating loss, capital loss, Tax basis or other Tax attribute (including methods of accounting) with respect to any Tax period or portion thereof beginning after the Closing Date.

2.17       Compliance with Laws; Permits; Sanctions.

(a)         Section 2.17 of the Disclosure Schedules sets forth a list of all material Permits required under Law for the operation and conduct of the Business as operated and conducted on the date hereof. Since January 1, 2023, (i) the Company and each Company Subsidiary has conducted the Business in compliance in all material respects with all Laws and Permits relating to the operation and conduct of the Business and any of its properties or facilities or otherwise that apply to the Company or the Company Subsidiaries; and (ii) neither the Company nor any Company Subsidiary has received (y) notice of any violation, alleged violation or potential violation of any such Laws or Permits that would, individually or in the aggregate, reasonably be expected to be material to the Business or (z) any actual, alleged or potential obligation on the part of the Company or any Company Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action that would, individually or in the aggregate, reasonably be expected to be material to the Business.

(b)None of the Company, the Company Subsidiaries or any director or officer, or, to the Knowledge of the Company, any agent, employee or other Person acting on behalf of any of the Company or any Company Subsidiary (in their capacity as director, officer, agent, or employee, as applicable), has at any time during the last six (6) years: (i) used any corporate funds of the Company or any Company Subsidiary for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity in respect of the Business, or failed to disclose fully any such contribution in violation of applicable Laws; (ii) directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent or other party acting on behalf of or under the auspices of a governmental official or Governmental Entity, in the United States or any other country, which is in any manner illegal under any Law of the United States or any other country having jurisdiction; (iii) made any unlawful payment or given any other unlawful consideration to any customer, agent, distributor or supplier of the Company or any Company Subsidiary or any director, officer, agent, or employee of such customer or supplier or (iv) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, the Brazilian Law No. 12,846/2013 and regulations thereunder (Anti-corruption Law), Brazilian Decree-Law No. 2,848/1940 (Brazilian Criminal Code), Brazilian Law No. 9,613/1998 (Anti-Money Laundering Law), Brazilian Law No. 8,429/1992 (Administrative Improbity Law), Brazilian Law No. 8666/1993 (Public Biddings Law) as amended, or any other applicable anticorruption and anti-money laundering laws, each as amended.

(c)         The Company and each Company Subsidiary are in possession of all Permits necessary for the Company and each Company Subsidiary to own, lease and operate their respective properties and to conduct the Business consistent with past practice in all material respects. All applications for or renewals of all such material Permits have been timely filed and made and no such material Permit will expire or be terminated as a result of the consummation of the transactions contemplated by the Transaction Documents. All of such material Permits are in full force and effect in all material respects and will remain in full force and effect immediately following the Closing in all material respects, and the Company and each Company Subsidiary are in compliance with the foregoing without any material conflict with the valid rights of others. There is no material Action pending, or to the Knowledge of the Company, threatened, nor has the Company or any Company Subsidiary received any written or, to the Company’s Knowledge, oral notice from any Governmental Entity to revoke, cancel, refuse to renew or adversely modify any material Permit.

(d)         Neither the Company nor any of the Company Subsidiaries nor any director, officer, nor to the Knowledge of the Company, employee, agent, affiliate or representative of the Parent or any of the Parent Subsidiaries, has, since April 24, 2019, made any disclosure with respect to an actual or apparent violation of applicable Sanctions or Trade Controls or has been subject to civil or criminal penalties or been the subject of any allegation, notice, investigation, prosecution or other enforcement action imposed by any Governmental Entity administering Sanctions or Trade Controls. No investigation, charge, proceeding, investigation, inquiry, or Action by any Governmental Entity administering Sanctions or Trade Controls with respect to an apparent or actual violation of any applicable Sanctions or Trade Controls is now pending or has been asserted or threatened with respect to the Company or the Company Subsidiaries.

Annex A-24

(e)         Neither the Company nor any of the Company Subsidiaries nor any director, officer, nor to the Knowledge of the Company, employee, agent, affiliate or representative of the Company or any of the Company Subsidiaries is a Person that is, or is 50 percent or more owned or controlled by one or more Persons that are (such person, a “Sanctioned Person”): (i) the subject or target of any economic or financial sanctions or trade embargoes administered or enforced by the United States (including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control and the U.S. Department of State), the United Nations Security Council, the European Union, any Member State of the European Union, the United Kingdom (including, without limitation, His Majesty’s Treasury), or any other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is the target of comprehensive Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, and the Crimea, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic regions of Ukraine, as this list may be amended from time to time) (a “Sanctioned Territory”). Neither the Company nor any of the Company Subsidiaries nor any director, officer, nor to the Knowledge of the Company, employee, agent, affiliate or representative of the Company or any of the Company Subsidiaries: (A) has, since April 24, 2019, engaged in or is now engaged in any dealings or transactions with, or on behalf of, or for the benefit of any Sanctioned Person, or in or involving any Sanctioned Territory; (B) has, since April 24, 2019, engaged in or is now engaged in any activity, practice or conduct which would constitute a violation of applicable Sanctions or Trade Controls or that would be reasonably expected to result in designation or status as a Sanctioned Person; or (C) is otherwise in violation of applicable Sanctions or Trade Controls. Each of the Company and the Company Subsidiaries, and their directors and officers, and to the Knowledge of the Company, employees, agents, affiliates and representatives of the Company and Company Subsidiaries, has conducted its business in compliance with applicable Sanctions or Trade Controls.

2.18       Employees.

(a)         The Company has provided to Parent a true, correct and complete list of all Company Service Providers as of the date of this Agreement, which such list shows with respect to each such individual (i) the employing entity, (ii) the service provider’s name (or employee ID number), (iii) position, (iv) date of commencement of employment, (v) contracted end date (as applicable), (vi) work location (city, state and country, as applicable), (vii) base salary or hourly wage rate, (viii) pension entitlement, (ix) bonus opportunity for the Company’s current fiscal year, as applicable, (x) non-cash benefits, (xi) notice of termination period, and (xii) any applicable severance and redundancy terms.

(b)Since January 1, 2023, except for Serra Verde Brazil and the limits required by the local labor law, neither the Company nor any Company Subsidiary (i) recognizes (nor has done any act which might reasonably be construed as recognition of) any trade union or any other organization of employees or their representatives, (ii) is a party or subject to any labor union or collective bargaining Contract or (iii) is required to notify or consult with any employees or trade union or other body representing employees in connection with the transactions contemplated by this Agreement. There are no pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries, labor disputes, strike, work stoppages, organizational activities, requests for representation, pickets or work slow-downs, nor has any such event occurred since January 1, 2023.

(c)         The Company and each of the Company Subsidiaries is in compliance in all material respects with all applicable Laws in respect of its current and former employees, consultants and independent contractors relating to employment and labor, discrimination in employment, harassment and retaliation in employment, terms and conditions of employment, employee benefits and fringe benefits, including, but not limited to, worker classification, wages, hours, record of hours, overtime and overtime payment, working during rest days, social benefits contributions (including pension benefits contributions), severance pay, pension, pay slips, sick leave, annual leave, prior notice, termination of employment, notices to employees of employment terms, engagement of service providers, collective bargaining, employment of foreign employees, civil rights, recruitment of employees, workers’ compensation, visa and work permits and governmental permits regarding employment and posting of employees and the collection and payment of withholding or social security Taxes and any similar Tax, occupational safety and health, employment practices, immigration, employment eligibility verification obligations and other employment or labor matters. There is no material unfair labor practice charge or complaint against the Company or any Company Subsidiary pending or, to the Knowledge of the Company, threatened before the any Governmental Entity.

Annex A-25

(d)         Except as would not reasonably be expected to result in material Liability to the Company or the Company Subsidiaries, the Company and the Company Subsidiaries maintain accurate and complete work authorization verification forms with respect to each of their respective former and current employees as required by and in accordance with applicable Law concerning immigration and employment eligibility verification obligations.

(e)Except as would not reasonably be expected to result in material Liability to the Company or the Company Subsidiaries, (i) all Company Service Providers perform and have performed their professional activities in full compliance with applicable Laws, including labor, employment, social security, tax, and occupational health and safety applicable Laws, (ii) all agreements, arrangements, and relationships entered into with such Company Service Providers have been duly documented, are valid and enforceable, and (iii) for each Company Service Provider who is not an employee (each, a “Contracted Professional”), all agreements, arrangements, and relationships entered into accurately reflect the parties’ intent to establish an independent contractor relationship, without any elements of subordination, exclusivity, habituality, or personal dependence that could characterize an employment relationship under the applicable labor, employment or social security Laws. The Company and each Company Subsidiary have duly and timely complied, and are in material compliance, with all obligations arising out of or relating to such engagements, including payment and reporting obligations, and no such Contracted Professional is entitled to any employment-related benefits, protections, or payments applicable to employees under the applicable labor or employment Laws. There are no pending, threatened, or, to the Company’s Knowledge, potential material claims, audits, inspections, or proceedings asserting the existence of an employment relationship, misclassification, or similar recharacterization with respect to any Contracted Professional, nor any outstanding material liabilities arising therefrom, whether before labor courts, Tax authorities, or social security authorities.

(f)          Except as set forth on Section 2.18(f) of the Disclosure Schedules, neither the Company or any Company Subsidiary nor any Company Service Provider has given notice of the termination of their employment or services with the Company or the Company Subsidiaries and, to the Knowledge of the Company, no Company Service Provider intends to terminate his or her employment or services with the Company or the Company Subsidiaries (or, following the Closing, with Parent or its Affiliates). No executive of the Company or any of the Company Subsidiaries has been dismissed or resigned in the last twelve (12) months prior to the date of this Agreement.

(g)         There has not been, nor are there currently, any proceedings or internal investigations or inquiries conducted by the Company or any Company Subsidiaries, any of their respective boards of directors (or managers) or any committee thereof (or any Person at the request of any of the foregoing) concerning any financial, accounting, Tax, conflict of interest, illegal activity, fraudulent or deceptive conduct, discrimination/sexual harassment, whistleblowing or other misfeasance or malfeasance issues with respect to any current or former Company Service Provider, in each case, that are or would be, individually or in the aggregate, material to the Company.

(h)         Since January 1, 2023, there has not been, nor are there currently, any proceedings or internal investigations or inquiries conducted by the Company or any Company Subsidiaries, any of their respective boards of directors (or managers) or any committee thereof (or any Person at the request of any of the foregoing) concerning, or any act or allegation of or relating to, discrimination, harassment or misconduct (including, but not limited to, sexual harassment or misconduct), or breach of any policy of the Company or relating to the foregoing, in each case involving the Company or any Company Subsidiary or any current or former officer, senior management employee or director of the Company or any Company Subsidiary, nor has there been, to the Company’s Knowledge, any settlements or similar out-of-court or pre-litigation arrangement relating to any such matters, nor to the Company’s Knowledge has any such proceeding, investigation, settlement or other arrangement been threatened.

2.19       Employee Benefits.

(a)         Section 2.19(a) of the Disclosure Schedules sets forth as of the date hereof a complete and accurate list of each material Benefit Plan; provided, however, that Section 2.19(a) of the Disclosure Schedules need not list (x) individualized Contracts with respect to Company Equity Awards that are consistent in all material respects with a standard form of award agreement under the Company Equity Plan, or (y) individual Company Service Provider agreements that do not contain change in control, severance or retention payments or benefits and are consistent in all material respects with a standard form of employment or individual consulting agreements, in each case, provided that the standard form of such agreement is disclosed on Section 2.19(a) of the Disclosure Schedules and has been provided to Parent.

Annex A-26

(b)         With respect to each Benefit Plan, the Company has provided to Parent a true, correct and complete copy, as applicable, of (i) the Benefit Plan document and all amendments thereto (or, if such Benefit Plan is unwritten, a written description of the material terms thereof), (ii) all related trust documents, insurance policies or Contracts, (iii) the most recent summary plan description and any summary of material modifications, (iv) the most recent annual reports with accompanying schedules and attachments, if any, required under applicable Law, (v) the most recently prepared actuarial reports, financial statements and trustee reports, (vi) all material records, notices and filings concerning governmental authority audits or investigations, and (vii) all non-routine, written communications relating to any Benefit Plan and any proposed employee benefit plan.

(c)         No Benefit Plan is a U.S. Benefit Plan, and the Company and Company Subsidiaries have never sponsored, maintained or had any Liability with respect to any plan or arrangement that would be a U.S. Benefit Plan if in effect on the date hereof.

(d)         The Company and the Company Subsidiaries, since January 1, 2023 performed all material obligations required to be performed under, are not in default or material violation of, and the Company has no Knowledge of any default or material violation by any other party to, any Benefit Plan. Each Benefit Plan complies in all material respects in form and operation, and has been administered since January 1, 2023 in all material respects in accordance with, its terms and all applicable Laws and all payments, premiums and contributions required to be made under the terms of any Benefit Plan as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company’s (or as applicable, any of the Company Subsidiaries’) financial statements prior to the date of this Agreement. No Company Subsidiary has funded, paid, recharged, reimbursed, accrued, or otherwise borne, directly or indirectly, any costs, payments, liabilities, or obligations arising out of or in connection with any Benefit Plan granted by the Company. With respect to each Benefit Plan, since January 1, 2023, all tax, annual reporting and other governmental filings required by applicable Laws have been timely filed with the appropriate Governmental Entity and all notices and disclosures have been timely provided to participants except as would not reasonably be expected to result in material Liability to the Company or the Company Subsidiaries. Each Benefit Plan, if intended to qualify for special tax treatment, meets all requirements for such treatment, or if intended or required to be funded and/or book-reserved, is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions. With respect to the Benefit Plans, to the Company’s Knowledge, no event has occurred and there exists no condition or set of circumstances in connection with which the Company would reasonably be expected to be subject to any material Liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Benefit Plans or any other applicable Law. No Benefit Plan gives rise to any employment or labor recharacterization risk under applicable labor or employment Laws.

(e)         Each Benefit Plan can be amended, terminated or otherwise discontinued in accordance with its terms, without Liability (other than Liability for ordinary administrative expenses typically incurred in a termination event). Neither the Company nor any of the Company Subsidiaries, nor to the Company’s Knowledge, any other Person has any express or implied commitment, whether legally enforceable or not, to modify, change or terminate any Benefit Plan, other than with respect to a modification, change or termination required by applicable Law.

(f)          To the Company’s Knowledge, no Benefit Plan (including any equity-based or equity-linked plan or arrangement) gives rise to any material employment or labor recharacterization risk under applicable labor, employment, tax, or social security Laws, including, without limitation, any material risk that awards, grants, or payments thereunder could be recharacterized as employment income or salary for purposes of labor charges, social security contributions, or severance fund (FGTS) obligations.

(g)         There are no pending audits or investigations by any Governmental Entity involving any Benefit Plan, and, to the Company’s Knowledge, no threatened or pending claims (except for individual claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings involving any Benefit Plan, any fiduciary thereof or service provider thereto. The Company or any Company Subsidiary is not (with respect to any Benefit Plan), and no Benefit Plan or, to the Company’s Knowledge, any fiduciary thereof is the subject of an audit or investigation by any Governmental Entity, nor is any such audit or investigation pending or, to the Company’s Knowledge, threatened.

Annex A-27

(h)         Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with any other event, will (i) entitle any current or former employee, consultant or director of the Company or any Company Subsidiary or any group of such employees, consultants or directors to any contractual or gratuitous payment, award or benefit; (ii) increase the amount of compensation or benefits due to any such employee, consultant or director; (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit or limit the right of the Company or any Company Subsidiary to amend, modify or terminate any Benefit Plan or (iv) enable any director or employees to terminate their employment or engagement, in each case except as expressly set forth in Section 1.1(d).

(i)          Except as required by applicable Law, no Benefit Plan provides any of the following retiree or post-employment benefits to any person: medical, disability or life insurance benefits. Except as set forth on Section 2.19(i) of the Disclosure Schedules, no Benefit Plan is, and none of the Company or any of the Company Subsidiaries or any current currently maintains, sponsors, participates in or contributes to, or has at any time maintained, established, sponsored, participated in, or contributed to, or has any obligation or Liability (whether fixed or contingent, direct or indirect) with respect to any defined benefit pension or similar plan.

(j)          Except as set forth on Section 2.19(j) of the Disclosure Schedules, neither the Company nor any Company Subsidiary has provided any compensation or benefits to any current or former employee or other service provider who is subject to U.S. Tax Laws, including under any Benefit Plan. No Benefit Plan is qualified or intended to be qualified under Section 401(a) of the Code. Neither the Company nor any Company Subsidiary maintains, contributes to or sponsors any “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code). No payment pursuant to any Benefit Plan or other arrangement to any “service provider” (as such term is defined in Section 409A of the Code) would subject any Person to Tax pursuant to Section 409A of the Code, whether pursuant to this Agreement or otherwise. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will, or would reasonably be expected to, give rise directly or indirectly to the payment of any amount under any Benefit Plan that would reasonably be expected to be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code (or any corresponding or similar provision of state, local or national Tax law).

2.20       Affiliated Transactions. Except as set forth on Section 2.19(a) of the Disclosure Schedules, no Related Party (a) is a party to any Contract with the Company or any Company Subsidiary; (b) has, any direct or indirect financial interest in, or is an officer, director, manager, employee or consultant of, any competitor, supplier, licensor, distributor, lessor, independent contractor or customer of the Company or any Company Subsidiary (it being agreed, however, that the passive ownership of securities listed on any national securities exchange representing no more than five percent of the outstanding voting power of any Person shall not be deemed to be a “financial interest” in any such Person); (c) has, any interest in any property, asset or right used by the Company or any Company Subsidiary or necessary for the Business; (d) has any Indebtedness owed to the Company or any Company Subsidiary other than advances for Ordinary Course of Business expenses; or (e) has received any funds from the Company or any Company Subsidiary since the Balance Sheet Date, or is the obligee or beneficiary of any Liability of the Company or any Company Subsidiary since the Balance Sheet Date, except for employment-related compensation, benefits or reimbursement of expenses paid or payable in the Ordinary Course of Business and on arm’s-length terms.

2.21       Environmental Matters. Except as would not be expected to have a Company Material Adverse Effect:

(a)         Each of the Company, the Company Subsidiaries and their respective Affiliates (for the purposes of this Section 2.21 only, collectively, the “Company”) is now and since January 1, 2023, has been in compliance with all applicable Environmental Laws.

(b)         The Company possesses and is in compliance with all Environmental Permits necessary for the operation of the Business. Each such Environmental Permit is in full force and effect. There are no pending or, to the Knowledge of the Company, threatened Actions for, and no facts, circumstances, or conditions exist with respect to the Business that could reasonably be expected to result in, the revocation, suspension, modification or non-renewal of any Environmental Permit possessed by the Company. The Company has taken all actions necessary for the timely renewal of each such Environmental Permit, and no renewal is required in the two year period

Annex A-28

following the Effective Time. There are no modifications of any Environmental Permit possessed by the Company pending or required for the operation of the Business. The Company is not in breach, default or violation of the terms of any such Environmental Permit. No consent or other approval of any Person is required under the terms of any Environmental Permit held by the Company for the consummation of the transactions contemplated by this Agreement.

(c)         The Company reasonably believes that any Environmental Permits which have not been obtained by the Company as of the date of this Agreement, but which are necessary to be obtained in the future by the Company for the operation of the Business in the future (including the further development of the Brazilian Mineral Rights):

(i)          shall be obtained in the Ordinary Course of Business on or prior to the commencement of the appropriate stage of the ownership and development of the Brazilian Mineral Rights for which such Environmental Permits would be necessary; and

(ii)         shall not contain any condition or requirements, (1) the compliance with which could reasonably be expected to result in a Company Material Adverse Effect or (2) which the Company does not expect to satisfy on or prior to the commencement of the appropriate stage of ownership or development of the Brazilian Mineral Rights, except, in the case of clause (2) to the extent that a failure to so satisfy such condition or requirement could not reasonably be expected to (x) give rise to a delay in the development of the Brazilian Mineral Rights, or (y) give rise to a Liability of the Company.

(d)         The Company has not, since January 1, 2023, used, generated, treated, stored, transported, disposed of, Released or handled Hazardous Substances on or at any property currently or formerly owned, leased or operated by the Company, nor has there been any Release by the Company at any other location, except in compliance with all applicable Environmental Laws and in a manner that would not reasonably be expected to result in Liability to the Company, and there is no prior Release which would reasonably be expected to give rise to Liability to the Company.

(e)         There is not now and there has not, since January 1, 2023, been any Hazardous Substances at, on, under, about or emanating from or to any property currently owned, leased or operated by the Company except in compliance with all applicable Environmental Laws and in a manner that would not reasonably be expected to result in Liability to the Company.

(f)          The Company has not, since January 1, 2023, received or responded to any communication (written or oral), whether from a Governmental Entity, citizens group, employee or otherwise, of any alleged, actual or potential responsibility or Liability for, or any inquiry or investigation regarding, any Release or threatened Release of Hazardous Substances or alleged violation of, or non-compliance with, any Environmental Law, nor does the Company have Knowledge of any information which might form the basis of any such notice or claim.

(g)         The Company is not subject to any pending Actions alleging non-compliance with, or any Liability arising under, any Environmental Law.

(h)         There is not now, nor to the Knowledge of the Company has there ever been, any underground storage tank at any property currently owned, leased or operated by the Company.

(i)          The Company has not agreed to indemnify or hold harmless any other Person for any violation of, or Liability arising under, Environmental Laws.

(j)          There is no obligation on the part of the Company to have in place any financial assurance instrument under any Environmental Law.

(k)         The Company has not entered into or agreed to any consent order or decree, and is not subject to any judgment, settlement, Order, or agreement relating to, any Liability under any applicable Environmental Law, any Environmental Permit, or the investigation, sampling, monitoring, treatment, or Remediation of Hazardous Substances, and there are no facts, circumstances or conditions existing currently that would reasonably be expected to subject the Company to damages, losses, penalties, fines, injunctive relief or cleanup costs under any Environmental Law, or which require or are reasonably expected to require Remediation or other response pursuant to applicable Environmental Law.

Annex A-29

(l)          Other than in the Ordinary Course of Business, there are no expenditures required of the Company as of the date of this Agreement or within three years thereafter (including as a result of the transactions contemplated by this Agreement) to: (i) comply with, or maintain any Environmental Permits required for the operation of the Business and the continued development of the Brazilian Mineral Rights, (ii) comply with Environmental Laws, or (iii) address any noncompliance with Environmental Laws arising out of the Business of the Company.

(m)        Company has provided to Parent true, complete and correct copies of (i) all sampling results and environmental or safety audit or inspection reports obtained in the last three (3) years, (ii) current environmental insurance policies, (iii) descriptions of Reclamation obligations and cost estimates for the same, (iv) all Environmental Permits obtained by the Company as of the date of this Agreement, and (v) all other written reports or correspondence concerning environmental, health or safety issues, pertaining to any current or former operations of the Company, and of property currently or formerly owned, leased or operated by the Company.

2.22       Customers and Suppliers.

(a)         Section 2.22(a) of the Disclosure Schedules sets forth a list of the top ten (10) customers of the Company and the Company Subsidiaries (including distributors) (each, a “Material Customer”), based on the amount in $ of consolidated revenues earned by the Company and the Company Subsidiaries for twelve (12) months ending December 31, 2025 and the revenues generated from such customers.

(b)         Section 2.22(b) of the Disclosure Schedules sets forth a list of the top ten (10) vendors, suppliers, resellers, service providers and other similar business relations of the Company and the Company Subsidiaries (each, a “Material Supplier”) based on the amount in $ of goods or services purchased by the Company or any Company Subsidiary for each of the twelve (12) months ended December 31, 2025 and the three months ended March 31, 2026.

(c)         Except as set forth on Section 2.22(c) of the Disclosure Schedules, no Material Customer or Material Supplier has delivered written notice to the Company or any Company Subsidiary within the past twelve (12) months that it intends to stop or materially alter its business relationship with the Company or any Company Subsidiary (whether as a result of the consummation of the transactions contemplated by this Agreement and the other Transaction Documents or otherwise), or has during such period decreased materially its supply of services or products to, or purchase of products or services from the Company or any Company Subsidiary. To the Company’s Knowledge, within the past twelve (12) months (i) no Material Customer or Material Supplier has stated in writing an intention to cancel or otherwise substantially modify its relationship with the Company or any Company Subsidiary or to decrease or limit materially, its supply of services or products to, or purchase of products or services from, the Company or any Company Subsidiary, (ii) no Material Customer or Material Supplier has delivered a written notice to the Company or any Company Subsidiary of any material problem or dispute with any Material Customer or Material Supplier, and (iii) no such Material Customer or Material Supplier is the subject of any voluntary or involuntary bankruptcy, solvency or other similar proceeding.

2.23       Brokerage. There are no claims for brokerage commissions, finders’ fees, financial advisors’ fees or similar compensation in connection with the transactions contemplated by this Agreement or any other Transaction Document based on any Contract to which the Company or any Company Subsidiary or any of their Affiliates is a party or that is otherwise binding upon the Company or any Company Subsidiary or any of their Affiliates and no Person is entitled to any fee or commission or like payment in respect thereof. All fees, commissions or like payments to any Person referenced in the first sentence of this Section 2.23 as set forth on Section 2.23 of the Disclosure Schedules shall be paid at Closing and, following Closing, none of the Company, Parent or any of their respective Affiliates will have any obligation of any kind with respect to such matters or agreements.

2.24       Mineral Rights.

(a)         (i) Serra Verde Brazil has all of the rights, Contracts and licenses necessary to authorize and enable it to properly and legally carry on the mineral exploration, exploitation and mining activities in connection with the Brazilian Mineral Rights, all of which are listed in Section 2.24(a) of the Disclosure Schedules, and (ii) Serra Verde Brazil has duly complied with and is not in default with respect to, such rights, Contracts and/or licenses.

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(b)         Except for the Brazilian Mineral Rights, Serra Verde Brazil holds no other mining rights, tenements and/or authorizations.

(c)         Each of the Brazilian Mineral Rights has been recorded in the name of Serra Verde Brazil and has been lawfully acquired and/or obtained and is duly registered with the NMA, to the extent required by applicable Law.

(d)         The Brazilian Mineral Rights are valid and in good standing and all rentals (including the payments due to landowners, possessors or surface rights holders), fees (including Taxa Annual per Hectare and inspection fees), expenditures, royalties (including CFEM), fines and other payments owned in respect of the Brazilian Mineral Rights have been fully and timely paid and all fillings in respect of the Brazilian Mineral Rights have been made to the Governmental Entities. Serra Verde Brazil has good, legitimate, valid and marketable title to the Brazilian Mineral Rights. Except for the Liens listed in Section 2.24(d) of the of the Disclosure Schedules, all Brazilian Mineral Rights are free and clear of any and all Liens.

(e)         Serra Verde Brazil (i) has full access to the relevant areas associated with the Brazilian Mineral Rights that are currently being or that are to be exploited or explored by Serra Verde Brazil; and (ii) has been granted legal and proper easements, possession and/or surface rights required for such access.

(f)          Serra Verde Brazil is in compliance with, and is not alleged to be in default or breach of, all obligations established in the Mining Law and has performed all of the obligations required to be performed by it in respect of the Brazilian Mineral Rights (including any such obligations arising under any applicable Contracts, Mining Law (including any Law applicable to mining dams, waste piles and nuclear minerals) and/or Orders in relation to the Brazilian Mineral Rights).

(g)         Except for those listed in Section 2.24(g) of the Disclosure Schedules, there are no ongoing or threatened administrative or judicial proceedings involving the Brazilian Mineral Rights, including administrative or judicial proceedings, related to non-compliance with the applicable Mining Law, Contracts and/or licenses or otherwise related to the Brazilian Mineral Rights.

(h)         No Person other than Serra Verde Brazil has any preferential right or interest in the Brazilian Mineral Rights or the production or profits from the Brazilian Mineral Rights or any royalty in respect of the Brazilian Mineral Rights or any right to acquire any such interest.

(i)          There are no back-in rights, earn-in rights, rights of first refusal, assignments or promises of assignment or similar provisions or rights which affect or may affect Serra Verde Brazil’s interest in the Brazilian Mineral Rights. There are no agreements, understandings or instruments executed by the Company, Serra Verde Brazil or any Company Subsidiaries with third parties that may or would adversely affect the Brazilian Mineral Rights.

(j)          The Brazilian Mineral Rights (i) do not lie within any protected area, rescued area, reserve, reservation, reserved area, or special needs lands as designated by any Governmental Entity having jurisdiction thereover, and (ii) do not contain, nor are in proximity of, any quilombola or indigenous or local communities that would be adversely impacted by Serra Verde Brazil’s activities.

(k)         No dispute between Serra Verde Brazil and any non-governmental organization, community, community group, quilombola, indigenous peoples or indigenous group exists or is threatened with respect to Serra Verde Brazil business and/or the Brazilian Mineral Rights.

(l)          Serra Verde Brazil has never received any communication from competent Governmental Entity regarding the potential economic viability of nuclear mineral exploration within the area of the Brazilian Mineral Rights.

(m)No Brazilian Mineral Rights has (i) been expropriated, had its area reduced or been seized or forfeited by any Governmental Entity or (ii) otherwise been impaired, including with respect to scope (geographic or otherwise) or duration. No written notice of any such action in respect of any Brazilian Mineral Rights has been received by Serra Verde Brazil. No act, fact, omission or ongoing claims that would (i) adversely affect any Brazilian Mineral Rights or the exercise of the rights arising from any such Brazilian Mineral Rights; (ii) result in the termination, revocation, expropriation, default or forfeiture of any Brazilian Mineral Rights; or (iii) result in the

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accountability for illegal or irregular mining activities within any Brazilian Mineral Rights carried out by Serra Verde Brazil and or third parties (with or without the consent of Serra Verde Brazil), as well as in any other areas, including areas of other mineral rights previously held by Serra Verde Brazil is pending, or threatened against Serra Verde Brazil.

2.25       Solvency. The Company and the Company Subsidiaries are not, in fact or in Law, in a pre-bankruptcy or insolvency situation. No Order has been issued and neither the Company nor any Company Subsidiary filed any application and/or petitioned to any Person, nor have they received any notice from any Person, requesting bankruptcy or initiating any insolvency proceedings of the Company and/or the Company Subsidiaries. The Company and the Company Subsidiaries have not entered into or proposed any agreement or composition with their creditors or any class of creditors, including in the context of judicial or extrajudicial recovery. The transactions contemplated in this Agreement and in other Transaction Documents does not qualify as a fraudulent or illegal transfer of goods or assets of the Company and/or the Company Subsidiaries, in accordance with the applicable Law, and cannot be annulled or dissolved based on any of these grounds.

2.26       Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to Parent’s stockholders or at the time of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, in each case, excluding any information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein.

2.27       Retained Finance Agreement.

(a)         The Retained Finance Agreement is valid, binding and enforceable against the Company and to the Knowledge of the Company, enforceable by the Company against the other parties thereto, in accordance with their respective terms, subject to the Enforceability Exceptions. To the Knowledge of the Company, (i) no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by the Company or any Company Subsidiary under the Retained Finance Agreement in any material respect, (ii) no other party to the Retained Finance Agreement is in breach thereof or default thereunder in any material respect and none of the Company or any Company Subsidiary has received any written notice of termination, cancellation, breach or default under the Retained Finance Agreement; and (iii) other than as contemplated under the Retained Finance Agreement, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company or any Company Subsidiary under the Retained Finance Agreement with any Person and no such Person has made written demand for such renegotiation.

(b)         As of the date hereof, the Company has no Knowledge of any material fact, circumstance, event, or condition that would reasonably be expected to result in (i) a failure by the Company to achieve or satisfy any funding milestone included in the Retained Finance Agreement, or (ii) a default or event of default by the Company with respect to any such milestone.

2.28       No Other Representations; No Reliance. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE II (AS MODIFIED BY THE DISCLOSURE SCHEDULES) AND IN ANY CERTIFICATE DELIVERED BY OR ON BEHALF OF THE COMPANY HEREUNDER, PARENT, ON BEHALF OF ITSELF AND ITS AFFILIATES AND REPRESENTATIVES, ACKNOWLEDGES AND AGREES THAT (A) NEITHER THE COMPANY NOR ANY OTHER PERSON ON BEHALF OF THE COMPANY HAS MADE OR IS MAKING ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE COMPANY, THE COMPANY SUBSIDIARIES OR ANY OF THEIR AFFILIATES OR ANY OF THEIR RESPECTIVE BUSINESSES, OPERATIONS, CONDITION (FINANCIAL OR OTHERWISE), THE PRO FORMA FINANCIAL INFORMATION, COST ESTIMATES, FINANCIAL OR OTHER PROJECTIONS, FORECASTS, ESTIMATES, BUDGETS, PLANS OR ANY OTHER FORWARD-LOOKING STATEMENTS OF THE COMPANY OR THE COMPANY SUBSIDIARIES OR ANY OTHER MATTER OR WITH RESPECT TO ANY OTHER INFORMATION, DOCUMENTS OR OTHER MATERIALS OR MANAGEMENT PRESENTATIONS PROVIDED BY THE COMPANY OR THE COMPANY SUBSIDIARIES OR ANY OF THEIR AFFILIATES OR REPRESENTATIVES AND (B) ANY SUCH OTHER

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REPRESENTATIONS OR WARRANTIES ARE EXPRESSLY DISCLAIMED BY THE COMPANY, AND NEITHER PARENT NOR ANY PERSON ON ITS BEHALF IS ENTITLED TO RELY ON, OR HAS RELIED ON OR IS RELYING ON, ANY SUCH REPRESENTATION OR WARRANTY, IF MADE.

Article III.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the Parent SEC Documents filed with the SEC on or after March 12, 2025 and that are available on the SEC’s website through EDGAR as at 11:59 p.m. Eastern Time on the date that is two (2) Business Days prior to the date of this Agreement (excluding any risk factors (other than historical information of Parent contained therein), forward-looking statements or similar predictive statements) (the “Signing Parent SEC Documents”) (it being agreed that nothing disclosed in the Signing Parent SEC Documents will be deemed to modify or qualify the representations and warranties set forth in Section 3.2), each of Parent and Merger Sub, jointly and severally, represents and warrants to the Company that the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing (unless the particular statement speaks expressly as of another date, in which case Parent and Merger Sub so represent and warrant as of such other date).

3.1         Organization; Power. Merger Sub is (i) a business company limited by shares incorporated under the laws of the British Virgin Islands and (ii) an indirect, wholly owned subsidiary of Parent. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of Parent and Parent Subsidiaries (i) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (ii) is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to be material to Parent. Parent has filed with the SEC, which are publicly available on the SEC’s website through EDGAR as at 11:59 p.m. Eastern Time on the date that is one (1) Business Day prior to the date of this Agreement, complete and accurate copies of the certificate of incorporation and bylaws of Parent as amended to the date hereof (the “Parent Governing Documents”). Complete and accurate copies of the organizational documents of each Parent Subsidiary have been provided to the Company and reflect all material amendments made thereto at any time prior to the date of this Agreement. The Parent Governing Documents are in full force and effect, and Parent is not in violation of Parent Governing Documents in any material respect. Neither Parent nor any Parent Subsidiary has adopted, and there is not currently in effect, any stockholder rights plan, “poison pill,” rights agreement or similar anti-takeover plan, agreement or device that would be triggered by or otherwise apply to the transactions contemplated by this Agreement, including the issuance of Parent Stock as consideration pursuant hereto or the Parent Stockholder Approval.

3.2         Capitalization.

(a)         As of the date hereof, the authorized capital stock of Parent consists of 750,000,000 shares of common stock, par value $0.0001 per share and 50,000,000 shares of Preferred Stock, par value $0.0001 per share, of which 15,000,000 shares were designated as Series A Preferred Stock (“Parent Preferred Stock”). As of April 17, 2026, (A) 217,985,608 shares of Parent Stock were issued and outstanding, (B) no shares of Parent Stock were held in treasury, (C) 1,224,351 shares of Parent Preferred Stock were issued and outstanding, (D) zero shares of Parent Stock were issuable upon the exercise of outstanding options to purchase Parent Stock, (E) 2,358,104 shares of Parent Stock were subject to outstanding restricted stock units (including performance stock units, assuming achievement of the applicable performance measures at the maximum level) of Parent, (F) 10,488,216 shares of Parent Stock were reserved and available for issuance under the USA Rare Earth, Inc. 2024 Omnibus Incentive Plan, and (G) no other shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding. All outstanding shares of Parent Stock are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(b)         As of the date hereof, except as set forth in Section 3.2(a), there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments or any other contract to which Parent or any Parent Subsidiary is a party or is otherwise bound obligating Parent or any Parent Subsidiary to (i) issue, transfer or sell, or make any payment with respect

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to, any shares of capital stock or other equity interests of Parent or any Parent Subsidiary or securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity interests, (ii) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment, or (iii) redeem or otherwise acquire any such shares of capital stock or other equity interests. As of the date hereof, except as set forth in Parent’s organizational documents, there are no (i) outstanding obligations of Parent to repurchase, redeem or otherwise acquire or retire for value any Parent Stock and (ii) statutory or contractual equity holder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights with respect to the Parent Stock. Parent has not violated, in any material respect, any applicable securities Laws or any preemptive or similar rights created by statute, organizational document or agreement in connection with the offer, sale, issuance or allotment of any of the Parent Stock. As of the date hereof, except as set forth in Parent’s organizational documents, Parent has no liability for, or obligation with respect to, the payment of dividends, distributions or similar participation interests, whether or not declared or accumulated, and there are no restrictions of any kind which prevent the payment of the foregoing by Parent, other than those arising under applicable Law and, if and to the extent the Parent Loan Agreement has been entered into, the Parent Loan Agreement.

(c)         As of the date hereof, neither Parent nor any Parent Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

(d)         As of the date hereof, there are no voting trusts or other agreements, commitments or understandings to which Parent or any Parent Subsidiary is a party with respect to the voting of the capital stock or other equity interests of Parent or any Parent Subsidiary. Neither Parent nor any of its Affiliates or Representatives has entered into any Contract with any holder of Parent Stock or any other security of Parent (i) relating to the vote of such holder with respect to the Parent Stockholder Approval or (ii) with respect to the transactions contemplated by this Agreement, in each case, that has not been disclosed in writing to the Company prior to the date of this Agreement.

(e)         The shares of Parent Stock to be issued as consideration pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and will be (other than restrictions under applicable securities Laws or created by the Company Shareholders, including pursuant to the Lockup Agreements) free of preemptive rights and free of restrictions on transfer.

3.3         Authorization.

(a)         Merger Sub and Parent have all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby, including the issuance of Parent Stock as consideration. The execution and delivery of this Agreement and the other Transaction Documents to which Merger Sub or Parent is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action of Parent and Merger Sub, and no other corporate proceedings (pursuant to Parent Governing Documents or otherwise) on the part of Parent or Merger Sub are necessary to authorize the consummation of, and to consummate, the transactions contemplated hereunder.

(b)         No vote or consent of the holders of any class or series of capital stock of Merger Sub or Parent, or of any other securities of Merger Sub or Parent (equity or otherwise), is necessary to adopt this Agreement or the other Transaction Documents to which Merger Sub or Parent is or will be a party or to approve the transactions contemplated hereunder or thereunder, except for the Parent Stockholder Approval with respect to the issuance of Parent Stock pursuant to this Agreement.

(c)         This Agreement has been, and each other Transaction Document to which Merger Sub or Parent is or will be a party is or will be, duly and validly executed and delivered by Merger Sub and Parent and, assuming this Agreement and such other Transaction Documents constitute the valid and binding agreement of the other parties hereto and thereto, as applicable, constitutes the valid and binding obligation of Merger Sub and Parent, enforceable against it in accordance with their terms, subject to the Enforceability Exceptions.

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3.4         No Conflict; Required Filings and Consents.

(a)         No authorization, permit, notification to, consent or approval of, or filing with, any Governmental Entity is required in connection with the execution and delivery by Merger Sub or Parent of this Agreement or the other Transaction Documents to which it is or will be a party or the consummation by Merger Sub or Parent of the transactions contemplated hereunder or thereunder, except for (i) the filing with the SEC of such reports under the Securities Act, the Exchange Act and the rules and regulations thereunder, filings with Nasdaq, filings with FINRA, and filings and approvals under applicable state securities or “blue sky” Laws, in each case, as may be required in connection with this Agreement and the transactions contemplated hereby, and (ii) filings required under the HSR Act and any applicable Antitrust Laws and (iii) as set forth on Section 3.4(a) of the Disclosure Schedules.

(b)         The execution and delivery by Merger Sub and Parent of this Agreement and the other Transaction Documents to which Merger Sub or Parent is or will be a party do not, and the consummation of the transactions contemplated hereunder and thereunder and compliance with the provisions hereof and thereof will not (i) conflict with or result in any material violation or breach of, or material default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation, first offer, first refusal or acceleration of any obligation or to the loss of a benefit under, any material contract binding upon Parent or any Parent Subsidiary or to which any of them are a party or by or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Lien upon any of the properties, rights or assets of Parent or any Parent Subsidiary, (ii) conflict with or result in any violation of any provision of (A) Parent Governing Documents or (B) the organizational or governing documents of any Parent Subsidiary, or (iii) conflict with or violate any Law applicable to Parent or any Parent Subsidiary or any of their respective properties, rights or assets, other than, in each case, any such conflict, violation, breach, default, termination, modification, cancellation, acceleration, right, loss or Lien that has not had and would not reasonably be expected to be, individually or in the aggregate, material to Parent and Parent Subsidiaries, taken as a whole, or their ability to consummate the transactions contemplated by, and perform their obligations under, the Transaction Documents.

3.5         Brokerage. There are no claims for brokerage commissions, finders’ fees, financial advisors’ fees or similar compensation in connection with the transactions contemplated by the Transaction Documents based on any Contract to which Merger Sub, Parent or any of their Affiliates is a party or that is otherwise binding upon Merger Sub, Parent or any of their Affiliates, and no Person is entitled to any fee or commission or like payment in respect thereof.

3.6         Valid Issuance; Sufficiency of Funds. The shares of Parent Stock to be issued to the Company Shareholders pursuant to the terms of this Agreement, when issued as provided in this Agreement, will be duly authorized and validly issued, fully paid and nonassessable. As of the date of this Agreement and the Closing Date, Parent has and will have sufficient cash available to enable Parent to make payment of the portion of the Merger Consideration that is payable in cash pursuant hereto.

3.7         SEC Reports; Nasdaq Listing.

(a)         Parent has timely filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by it with or to the SEC since January 1, 2025 (together with all exhibits, financial statements and schedules thereto, all information incorporated therein by reference and all documents filed with the SEC during such period by Parent on a voluntary basis) (collectively, the “Parent SEC Documents”). As of its filing (or furnishing) date or, if amended, as of the date of the last such amendment, each Parent SEC Document complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. As of its filing date or, if amended, as of the date of the last such amendment, each Parent SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or latest effective date, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading. There are no material outstanding or unresolved written comments from the SEC with respect to Parent SEC Documents. No Parent SEC Documents are, to the Knowledge of Parent, the subject of ongoing SEC review.

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(b)         The financial statements of Parent and Parent Subsidiaries contained in Parent SEC Documents (the “Parent Financial Statements”), have been prepared, in all material respects, from the books and records of Parent and Parent Subsidiaries, comply as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods presented, except as otherwise noted therein. The Parent Financial Statements (including the related notes) present fairly in all material respects the consolidated financial position of Parent and Parent Subsidiaries as at the respective dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal and recurring year-end audit adjustments in the case of any unaudited interim financial statements). Since January 1, 2025, Parent has not received any “complaints” (within the meaning of Exchange Act Rule 10A-3) in respect of any accounting, internal accounting controls or auditing matters. To the Knowledge of Parent, since January 1, 2025, no complaint seeking relief under Section 806 of the Sarbanes-Oxley Act has been filed with the United States Secretary of Labor and no employee of Parent has threatened to file any such complaint.

(c)         Parent and Parent Subsidiaries are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by any certifications required to be filed or submitted by Parent’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Neither Parent nor any of its executive officers has received written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(d)         Neither Parent nor any Parent Subsidiary is a party to, or has any contract to become a party to, any joint venture, off-balance sheet partnership or any similar contract, including any contract relating to any transaction or relationship between or among Parent or any Parent Subsidiary, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC), in any such case, where the purpose of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent in Parent’s published financial statements or any Parent SEC Document.

(e)         The Parent Stock is listed on Nasdaq and Parent is in compliance in all material respects with the applicable listing and other rules and regulations of Nasdaq and has not received any notices from Nasdaq that could impact the ability for Parent Stock to remain listed.

3.8         Internal Controls and Procedures. Parent has established and maintains, and at all times since January 1, 2025 has maintained, disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent’s disclosure controls and procedures are effective at the reasonable assurance level and designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since January 1, 2025, Parent’s principal executive officer and its principal financial officer have disclosed to Parent’s auditors and the audit committee of Parent’s board of directors (the material circumstances of which (if any) and significant facts learned during the preparation of such disclosure have been made available to the Company prior to the date hereof) (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting, (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting and (iii) any written claim or allegation regarding clauses (i) or (ii). Since January 1, 2025 through the date hereof, neither Parent nor any Parent Subsidiary has received any material, unresolved complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any Parent Subsidiary or their respective internal accounting controls.

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3.9         Absence of Certain Changes of Events. From September 30, 2025, through the date of this Agreement, there has not occurred any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

3.10       No Undisclosed Liabilities. Neither Parent nor any Parent Subsidiary has any Liabilities except for: (a) as and to the extent specifically reflected or reserved against in Parent’s consolidated balance sheet (or disclosed in the notes thereto) as of June 30, 2025 included in Parent SEC Documents filed or furnished prior to the date hereof, (b) Liabilities incurred in the Ordinary Course of Business since September 30, 2025 (none of which relate to breach of contract, breach of warranty, tort, infringement, violation of or Liability under any Law or any Order), (c) Liabilities expressly contemplated by or incurred in connection with this Agreement and the transactions contemplated hereby, (d) if and to the extent the Parent Loan Agreement has been entered into, Liabilities under the Parent Loan Agreement and (e) Liabilities which have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

3.11       Compliance with Law; Permits; Sanctions.

(a)         Parent and Parent Subsidiaries are, and since January 1, 2025 have been, in compliance with any Laws (including employee benefits and labor Laws) applicable to Parent, Parent Subsidiaries or any of their respective properties or assets, except where any failure to comply has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since January 1, 2023, (i) Parent and each Parent Subsidiary has conducted their respective businesses in compliance in all material respects with all Permits relating to the operation and conduct of such businesses and any of its properties or facilities or otherwise that apply to Parent or the Parent Subsidiaries; and (ii) neither Parent nor any Parent Subsidiary has received (y) notice of any violation, alleged violation or potential violation of any such Permits that would, individually or in the aggregate, reasonably be expected to be material to the business of Parent and the Parent Subsidiaries or (z) any actual, alleged or potential obligation on the part of Parent or any Parent Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b)         Parent and each of the Parent Subsidiaries are in possession of all Permits necessary for Parent and each Parent Subsidiary to own, lease and operate their respective properties and to conduct their respective businesses consistent with past practice in all material respects. All applications for or renewals of all such material Permits have been timely filed and made and no such material Permit will expire or be terminated as a result of the consummation of the transactions contemplated by the Transaction Documents. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all of such Permits are in full force and effect and will remain in full force and effect immediately following the Closing, and the Parent and each Parent Subsidiary are in compliance with the foregoing without any conflict with the valid rights of others. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there is no Action pending, or to the Knowledge of Parent, threatened, nor has Parent or any Parent Subsidiary received any written or, to Parent’s Knowledge, oral notice from any Governmental Entity to revoke, cancel, refuse to renew or adversely modify any Permit.

(c)         Neither the Parent nor any of the Parent Subsidiaries nor any director, officer, nor to the Knowledge of the Parent, employee, agent, affiliate or representative of the Parent or any of the Parent Subsidiaries, has, since April 24, 2019, made any disclosure with respect to an actual or apparent violation of applicable Sanctions or Trade Controls or has been subject to civil or criminal penalties or been the subject of any allegation, notice, investigation, prosecution or other enforcement action imposed by any Governmental Entity administering Sanctions or Trade Controls; and (ii) no investigation, charge, proceeding, investigation, inquiry, or Action by any Governmental Entity administering Sanctions or Trade Controls with respect to an apparent or actual violation of any applicable Sanctions or Trade Controls is now pending or has been asserted or threatened with respect to the Parent or the Parent Subsidiaries.

(d)         Neither the Parent nor any of the Parent Subsidiaries nor any director, officer, nor to the Knowledge of the Parent, employee, agent, affiliate or representative of the Parent or any of the Parent Subsidiaries (i) is a Sanctioned Person; (ii) has, since April 24, 2019 engaged in any dealings or transactions with, or on behalf of, or for the benefit of any Sanctioned Person, or in or involving any Sanctioned Territory;

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(iii) has, since April 24, 2019, engaged in or is now engaged in any activity, practice or conduct which would constitute a violation of application Sanctions or Trade Controls; (iv) has, since April 24, 2019, engaged in or is now engaged in any activity, practice or conduct that would be reasonably expected to result in designation or status as a Sanctioned Person; or (v) is otherwise in violation of applicable Sanctions or Trade Controls. Each of the Parent and Parent Subsidiaries, and their directors and officers, and to the Knowledge of the Parent, employees, agents, affiliates and representatives of the Parent and Parent Subsidiaries, has conducted its business in compliance with applicable Sanctions and Trade Controls.

3.12       Legal Proceedings; Orders.

(a)         There are no Actions pending or, to the Knowledge of Parent, threatened against Parent or any of Parent Subsidiaries, or any of their respective properties, rights or assets, by or before any Governmental Entity, and there are no orders, judgments, decrees of or settlement agreements with any Governmental Entity binding upon Parent or any Parent Subsidiary, in each case that have had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)         Each of Parent and Merger Sub, jointly and severally, represents and warrants to the Company that the statements contained in Section 3.12 of the Disclosure Schedules are true and correct as of the date of this Agreement and will be true and correct as of the Closing.

3.13       Intellectual Property.

(a)         Except as would not reasonably be expected to be material to the Parent or any Parent Subsidiaries, taken as a whole, (i) Parent and the Parent Subsidiaries exclusively own all right, title, and interest in and to all Intellectual Property Rights which Parent or any Parent Subsidiaries has or purports to have an ownership interest of any nature (collectively, the “Parent IP”) free and clear of any Liens (other than a Permitted Lien), and have valid rights to use all other Intellectual Property Rights used, held for use, or practiced by Parent or any Parent Subsidiaries in the conduct of their businesses as currently conducted and (ii) the Parent IP and the other Intellectual Property Rights licensed to Parent and Parent Subsidiaries collectively constitute all Intellectual Property necessary and sufficient to conduct the businesses of Parent or any Parent Subsidiary as currently conducted.

(b)         Except as would not reasonably be expected to be material to the Parent or any Parent Subsidiaries, taken as a whole, during the three (3) year period from the Closing Date, neither the conduct of the business of Parent or any Parent Subsidiary, nor the ownership, licensing, use, exploitation or development of the Parent IP has infringed, misappropriated, diluted, or otherwise violated, or is currently infringing, misappropriating, diluting, or otherwise violating, any Intellectual Property Right of any other Person. No infringement, misappropriation, dilution, or similar claim or Action is pending or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary or, to the Knowledge of Parent, against any Person who may be entitled to be indemnified or reimbursed by Parent or any Parent Subsidiary with respect to such claim or Action. Except as would not reasonably be expected to be material to the Parent or any Parent Subsidiaries, taken as a whole, no interference, opposition, reissue, reexamination, or other Action of any nature is pending, or, to the Knowledge of the Parent, has been threatened, in which the scope, validity, registrability or enforceability of any Parent IP registered, filed, or issued under the authority of any Governmental Entity or domain name registry is being or has been contested or challenged, and neither the Parent nor any Parent Subsidiary has received written notice that any such Parent IP is invalid or unenforceable. Neither Parent nor any of the Parent Subsidiaries has received any written notice relating to any actual, alleged, or suspected infringement, misappropriation, dilution, or other violation of any Intellectual Property Right of another Person, including any notice inviting Parent or Parent Subsidiaries to take a license under any Intellectual Property Right.

(c)         To the Knowledge of Parent, no third party is infringing, misappropriating, diluting or otherwise violating the Parent IP in any material respect, and there are no pending or threatened claims or similar Actions by Parent or any Parent Subsidiary against any Person alleging infringement, misappropriation, dilution or other violation of any Parent IP.

(d)         Parent and Parent Subsidiaries have taken commercially reasonable measures to protect the confidentiality of material trade secrets used in the businesses of Parent and Parent Subsidiaries. Except as would not reasonably be expected to be material to the Parent and any Parent Subsidiaries, taken as a whole, to the Knowledge of Parent, there has been no unauthorized access to, unauthorized use of, theft or loss of trade secrets

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or other confidential information owned or held for use by Parent or Parent Subsidiaries. Except as would not reasonably be expected to be material to the Parent or any Parent Subsidiaries, taken as a whole, neither Parent nor any Parent Subsidiary has transferred ownership of (whether a whole or partial interest), or granted any exclusive right to use, any Parent IP that is material to the business of Parent and Parent Subsidiaries to any Person.

(e)         The Parent IT Systems (i) are in good working condition and operate in all material respects in accordance with their documentation and functional specifications, (ii) are sufficient in all material respects for the conduct of the businesses of Parent and Parent Subsidiaries as currently conducted, and (iii) have not materially malfunctioned or failed since January 1, 2023.

3.14       Environmental Matters. Except as would not be expected to have a Parent Material Adverse Effect:

(a)         Each of the Parent and Parent Subsidiaries, is now and since January 1, 2023, has been in compliance with all applicable Environmental Laws;

(b)         The Parent and Parent Subsidiaries possess and are in compliance with all Environmental Permits necessary for the operation of the business of Parent and the Parent Subsidiaries. Each such Environmental Permit is in full force and effect. There are no pending or, to the Parent’s Knowledge, threatened Actions for, and no facts, circumstances, or conditions exist with respect to the Parent business that could reasonably be expected to result in, the revocation, suspension, modification or non-renewal of any Environmental Permit possessed by the Parent or Parent Subsidiaries. The Parent and Parent Subsidiaries have taken all actions necessary for the timely renewal of each such Environmental Permit, and no renewal is required in the two year period following the Effective Time. There are no modifications of any Environmental Permit possessed by the Parent and Parent Subsidiaries pending or required for the operation of the Parent business. The Parent and Parent Subsidiaries are not in breach, default or violation of the terms of any such Environmental Permit. No consent or other approval of any Person is required under the terms of any Environmental Permit held by the Parent or Parent Subsidiaries for the consummation of the transactions contemplated by this Agreement;

(c)         The Parent and Parent Subsidiaries reasonably believe that any Environmental Permits which have not been obtained by the Parent and Parent Subsidiaries as of the date of this Agreement, but which are necessary to be obtained in the future by the Parent and Parent Subsidiaries for the operation of the business of Parent and the Parent Subsidiaries in the future (including the further development of the Round Top Development):

(i)          shall be obtained in the Ordinary Course of Business on or prior to the commencement of the appropriate stage of the ownership and development for which such Environmental Permits would be necessary; and

(ii)         shall not contain any condition or requirements, (1) the compliance with which could reasonably be expected to result in a Parent Material Adverse Effect or (2) which the Parent and Parent Subsidiaries do not expect to satisfy on or prior to the commencement of the appropriate stage of ownership or development of the Round Top Development, except, in the case of clause (2) to the extent that a failure to so satisfy such condition or requirement could not reasonably be expected to (x) give rise to a delay in the development of the Round Top Development, or (y) give rise to a Liability of the Company.

(d)         The Parent and Parent Subsidiaries have not since January 1, 2023, used, generated, treated, stored, transported, disposed of, Released or handled Hazardous Substances on or at any property currently or formerly owned, leased or operated by the Parent and Parent Subsidiaries, nor has there been any Release by the Parent and Parent Subsidiaries at any other location, except in compliance with all applicable Environmental Laws and in a manner that would not reasonably be expected to result in Liability to the Parent and Parent Subsidiaries, and there is no prior Release which would reasonably be expected to give rise to Liability to the Parent and Parent Subsidiaries;

(e)         There is not now and there has not, since January 1, 2023, been any Hazardous Substances at, on, under, about or emanating from or to any property currently owned, leased or operated by the Parent or Parent Subsidiaries, except in compliance with all applicable Environmental Laws and in a manner that would not reasonably be expected to result in Liability to the Parent and Parent Subsidiaries.

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(f)          The Parent and Parent Subsidiaries have not since January 1, 2023, received or responded to any communication (written or oral), whether from a Governmental Entity, citizens group, employee or otherwise, of any alleged, actual or potential responsibility or Liability for, or any inquiry or investigation regarding, any Release or threatened Release of Hazardous Substances or alleged violation of, or non-compliance with, any Environmental Law, nor do the Parent and Parent Subsidiaries have Knowledge of any information which might form the basis of any such notice or claim;

(g)         The Parent and Parent Subsidiaries are not subject to any pending Actions alleging non-compliance with, or any Liability arising under, any Environmental Law;

(h)         There is not now, nor to the Knowledge of the Parent and Parent Subsidiaries has there ever been, any underground storage tank at any property currently owned, leased or operated by the Parent and Parent Subsidiaries;

(i)          The Parent and Parent Subsidiaries have not agreed to indemnify or hold harmless any other Person for any violation of, or Liability arising under, Environmental Laws;

(j)          There is no obligation on the part of the Parent and the Parent Subsidiaries to have in place any financial assurance instrument under any Environmental Law;

(k)         The Parent and Parent Subsidiaries have not entered into or agreed to any consent order or decree, and are not subject to any judgment, settlement, Order, or agreement relating to, any Liability under any applicable Environmental Law, any Environmental Permit, or the investigation, sampling, monitoring, treatment, or Remediation of Hazardous Substances, and there are no facts, circumstances or conditions existing currently that would reasonably be expected to subject the Parent or Parent Subsidiaries to damages, losses, penalties, fines, injunctive relief or cleanup costs under any Environmental Law, or which require or are reasonably expected to require Remediation or other response pursuant to applicable Environmental Law;

(l)          Other than in the Ordinary Course of Business, there are no expenditures required of the Parent and Parent Subsidiaries as of the date of this Agreement or within three years thereafter (including as a result of the transactions contemplated by this Agreement) to: (i) comply with, or maintain any Environmental Permits required for the operation of the business of the Parent and the Parent Subsidiaries and the continued development of the Round Top Development, (ii) comply with Environmental Laws, or (iii) address any noncompliance with Environmental Laws arising out of the business of the Parent and Parent Subsidiaries; and

(m)        Parent and Parent Subsidiaries have provided to Parent true, complete and correct copies of (i) all sampling results and environmental or safety audit or inspection reports obtained in the last three (3) years, (ii), current environmental insurance policies, (iii) descriptions of Reclamation obligations and cost estimates for the same, (iv) all Environmental Permits obtained by the Parent and Parent Subsidiaries as of the date of this Agreement, and (v) all other written reports or correspondence concerning environmental, health or safety issues, pertaining to any current or former operations of the Parent and Parent Subsidiaries, and of property currently or formerly owned, leased or operated by the Parent and Parent Subsidiaries.

3.15       DWAC. Parent Stock is eligible for clearing through the Depository Trust Company, through its Deposit/Withdrawal at Custodian (DWAC) system, and Parent’s transfer agent is a participant in, and Parent Stock is eligible for transfer pursuant to, the Depository Trust Company’s Fast Automated Securities Transfer Program.

3.16       Merger Sub Formation. Merger Sub has been formed for the sole purpose of entering into this Agreement and consummating the transactions contemplated hereby and has not conducted any business or operations other than those incidental to its organization, maintenance of its corporate existence, and the negotiation, execution, and performance of this Agreement and the other Transaction Documents. Merger Sub does not own or hold, and has not owned or held, any material assets or properties of any kind, other than nominal cash funded by Parent to pay organizational expenses and fees related to this Agreement. Merger Sub has no liabilities or obligations of any nature other than (a) obligations under this Agreement and the other Transaction Documents, (b) if and to the extent the Parent Loan Agreement has been entered into, obligations under the Parent Loan Agreement and (c) customary fees and expenses incurred in connection with its organization and the transactions contemplated hereby.

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Parent owns, directly or indirectly, all of the issued and outstanding equity interests of Merger Sub, free and clear of all Liens (other than restrictions under applicable securities Laws). There are no outstanding options, warrants, rights, convertible or exchangeable securities or other agreements or commitments of any character to which Merger Sub is a party or by which Merger Sub is bound relating to the issued or unissued equity interests of Merger Sub, and there are no agreements or arrangements with respect to the voting or transfer of the equity interests of Merger Sub other than pursuant to this Agreement and the other Transaction Documents.

3.17       Parent Stock. Upon receipt of Parent Stockholder Approval, the shares of Parent Stock issuable as part of the Merger Consideration will have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and non-assessable and the issuance thereof will not be subject to any pre-emptive rights.

3.18       Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to Parent’s stockholders or at the time of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. At all times from the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to Parent’s stockholders through the date of the Parent Stockholder Meeting, the Proxy Statement (as amended or supplemented) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company or any Company Subsidiary for inclusion or incorporation by reference in the Proxy Statement.

3.19       Required Vote. The Parent Stockholder Approval is the only vote of Parent’s stockholders required to approve the issuance of Parent Stock pursuant to this Agreement.

3.20       Tax Matters.

(a)         Each of Parent and the Parent Subsidiaries has duly and timely filed with the appropriate Tax authorities all income and other material Tax Returns required to be filed. All such Tax Returns are complete and accurate in all material respects. All income and other material Taxes due and owing by Parent and the Parent Subsidiaries (whether or not shown on any Tax Returns) have been timely paid. Neither Parent nor any Parent Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return (other than with respect to extensions to file Tax Returns obtained in the Ordinary Course of Business). No claim has been made by a Governmental Entity in a jurisdiction where Parent or any Parent Subsidiary does not file a Tax Return or pay a Tax that Parent or such Parent Subsidiary is or may be required to file such a Tax Return or is or may be subject to such Tax in such jurisdiction.

(b)         No deficiencies for Taxes with respect to Parent or any Parent Subsidiary have been claimed, proposed or assessed by any Governmental Entity. There are no pending or, to Parent’s Knowledge, threatened audits, assessments or other actions for or relating to any liability in respect of Taxes of Parent or any Parent Subsidiary. No private letter rulings, technical advice memoranda or similar agreement or rulings with respect to Taxes have been requested, entered into or issued by any Governmental Entity with respect to Parent or any Parent Subsidiary.

(c)         Neither Parent nor any Parent Subsidiary nor Merger Sub has taken or agreed to take any action that is not contemplated by this Agreement that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Merger Sub is not acquiring Parent shares at Closing in exchange for property in a transaction that would implicate Treas. Reg. Section 1.367(b)-4(g).

(d)         This Section 3.20 constitutes the sole and exclusive representations and warranties of Parent and the Parent Subsidiaries relating to Tax matters.

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3.21       Data Privacy.

(a)         Parent and each Parent Subsidiary, and to the Knowledge of Parent, all third parties processing Personal Information on behalf of Parent or any Parent Subsidiary (collectively, “Parent Data Partners”), have, since January 1, 2023, materially complied with all applicable Privacy Requirements. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the execution, delivery, and performance of this Agreement and the transactions contemplated thereby do not and will not conflict with or result in a violation or breach of any Privacy Requirements. All international transfers of Personal Information carried out by Parent or any Parent Subsidiary have been and are conducted in all material respects in compliance with applicable Privacy Requirements, including the adoption of appropriate transfer mechanisms, safeguards, contractual protections, and data protection measures, as required by applicable Privacy Requirements.

(b)         Parent and each Parent Subsidiary (i) have, since January 1, 2023, implemented and maintained, and required all Parent Data Partners to implement and maintain, commercially reasonable technical, physical, and organizational security policies, measures, and controls including a written information security program, designed to protect Personal Information and confidential information against Security Incidents, (ii) regularly test their written information security program by conducting security audits, penetration tests, and/or vulnerability scans, and neither Parent nor any Parent Subsidiary has identified any medium, high, or critical vulnerabilities that have not been fully remediated, and (iii) have, since January 1, 2023, had contracts in place with all Parent Data Partners which impose on such Parent Data Partners appropriate obligations related to data privacy, cybersecurity, and the processing of Personal Information, including where required by the Privacy Requirements.

(c)         Neither Parent or any Parent Subsidiary, nor, to the Knowledge of Parent, any Parent Data Partner, has experienced, since January 1, 2023, any material Security Incidents. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, in relation to any Security Incident and/or actual or alleged violation of a Privacy Requirement, since January 1, 2023, neither Parent nor any Parent Subsidiary has (a) notified or been required to notify any Person, or (b) received any notice, inquiry, claim, or complaint, from, or been the subject of any investigation or enforcement action by, any Person.

3.22       Real Property Interests.

(a)         Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent or one of the Parent Subsidiaries has good, marketable and insurable title to, or valid and enforceable leasehold interests or contractual rights in, the Parent Real Property Interests, subject only to Permitted Liens.

(b)         Neither Parent nor any of the Parent Subsidiaries leases, subleases or licenses any real property other than pursuant to the Parent Real Property Interests. Parent has previously delivered to the Company true, correct and complete copies of each Parent Real Property Interest, together with all amendments, modifications and supplements thereto. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (i) each Lease is valid and in full force and effect, free and clear of all Liens other than Permitted Liens, (ii) neither Parent nor any Parent Subsidiaries, nor to Parent’s knowledge any other party to a Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Lease, and neither Parent nor any Parent Subsidiaries has received notice that it has breached, violated or defaulted under any Lease, (iii) neither Parent nor any Parent Subsidiary has given or received written notice of any repudiation of any provision of any Lease, (iv) to the Knowledge of Parent, there are no oral agreements or ongoing disputes or forbearance programs in effect as to any Lease; and (v) no Lease has been modified in any respect, except to the extent that such modifications are disclosed by the documents delivered to the Company.

(c)         Parent and the Parent Subsidiaries have all of the rights, Contracts and licenses necessary to authorize and enable it to properly and legally carry on the mineral exploration, exploitation and mining activities in connection with the Parent Real Property Interests and Leases, and Parent and the Parent Subsidiaries have duly complied with, and are not in default with respect to, such rights, Contracts and/or licenses. The current use and operation of each Parent Real Property Interest do not violate any instrument of record or Contract affecting such Parent Real Property Interest.

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(d)         Except for the Parent Real Property Interests and Leases, neither Parent nor the Parent Subsidiaries hold any other mining rights, tenements and/or authorizations.

(e)         None of the rights of Parent or Parent Subsidiary under any of Lease will be subject to termination or modification as the result of the transactions contemplated by the Transaction Documents.

(f)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any Parent Subsidiary has received, since January 1, 2023, any written notice of violation of any Law with respect to any Parent Real Property Interest (exclusive of matters that have been resolved) and to the Knowledge of Parent and the Parent Subsidiaries, collectively, no notice of violation of any Law has been issued by any Governmental Entity with respect to any Parent Real Property Interest. Each of the Parent Real Property Interests is in compliance with all applicable Laws in all material respects.

(g)         Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, no Parent Real Property Interest is subject to any building or use restrictions that would restrict or prevent the present use and operation thereof by the Parent or any relevant Parent Subsidiary. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any Parent Subsidiary has received, since January 1, 2026, written notice of any Order, injunction, judgment, decree, ruling, writ or arbitration award from any Governmental Entity having jurisdiction over any Parent Real Property Interest that materially and adversely affects the use or operation thereof, or requires, as of the date hereof or a specified date in the future, any repairs or alterations or additions or improvements thereto, or the payment or deduction of any money, fee, exaction or property.

(h)         To the Knowledge of Parent, there does not exist any actual or contemplated condemnation or eminent domain proceedings that affect any Parent Real Property Interest or any part thereof, and neither Parent nor any Parent Subsidiary has received any written or, to the Knowledge of Parent, oral notice, of the intention of any Governmental Entity or other Person to take or use any Parent Real Property Interest or any part thereof.

(i)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all buildings, structures and other improvements used by Parent and the Parent Subsidiaries in the operation of the business of Parent and the Parent Subsidiaries, including all components thereof (which shall include, for the avoidance of doubt, the roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facilities included therein), are structurally sound, in good condition, working order and repair (ordinary wear and tear excepted). Neither Parent nor any Parent Subsidiary has received, since January 1, 2023, any written notice from any insurance company or bonding company of any defects or inadequacies in any Parent Real Property Interest, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond. All water, gas, electrical, steam, compressed air, telecommunication, utility, sanitary and storm sewage lines and systems and other similar systems necessary for the operation of the business of Parent and the Parent Subsidiaries are, in all material respects, operational and in working order and are sufficient to enable any applicable Parent Real Property Interest to continue to be used, occupied and operated in the manner currently being used, occupied and operated.

(j)          No Parent Real Property Interest or part thereof has suffered any material damage by fire or other casualty that has not heretofore been restored to substantially the same condition as existing prior to such material damage or casualty.

(k)         Each Parent Real Property Interest, when required for its operations, has free and open access (either directly or indirectly via publicly recorded easement) to public roads.

(l)          Neither Parent nor any Parent Subsidiary has granted to any third party any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of all or any portion of any Parent Real Property Interest.

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3.23       Employee Matters.

(a)         Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the Parent and each of the Parent’s Subsidiaries is, and have been since January 1, 2023, in compliance with all applicable Laws in respect of its current and former employees, consultants and independent contractors relating to employment and labor, discrimination in employment, harassment and retaliation in employment, terms and conditions of employment, employee benefits and fringe benefits, including, but not limited to, worker classification, wages, hours, record of hours, overtime and overtime payment, working during rest days, social benefits contributions (including pension benefits contributions), severance pay, pension, pay slips, sick leave, annual leave, prior notice, termination of employment, notices to employees of employment terms, engagement of service providers, collective bargaining, employment of foreign employees, civil rights, recruitment of employees, workers’ compensation, visa and work permits and governmental permits regarding employment and posting of employees and the collection and payment of withholding or social security Taxes and any similar Tax, occupational safety and health, employment practices, immigration, employment eligibility verification obligations and other employment or labor matters.

(b)         As of the date of this Agreement, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there are no pending audits or investigations by any Governmental Entity involving any Parent Benefit Plan, and, to the Parent’s Knowledge, no threatened or pending claims (except for individual claims for benefits payable in the normal operation of the Parent’s Benefit Plans), suits or proceedings involving any Parent Benefit Plan, any fiduciary thereof or service provider thereto. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any Parent Subsidiary is (with respect to any Parent Benefit Plan), and no Parent Benefit Plan or, to the Parent’s Knowledge, any fiduciary thereof is the subject of an audit or investigation by any Governmental Entity, nor is any such audit or investigation pending or, to the Parent’s Knowledge, threatened.

3.24       Parent Loan Agreement.

(a)         If and to the extent the Parent Loan Agreement has been entered into prior to the Closing, no consent under the Parent Loan Agreement will be required in order to consummate the transactions contemplated by this Agreement, except for such consents as have been obtained on or prior to the Closing. If and to the extent the Parent Loan Agreement has been entered into prior to the Closing, (i) the Parent Loan Agreement is valid, binding and enforceable against Parent and each Parent Subsidiary (to the extent party thereto) and, to the Knowledge of Parent, enforceable by Parent and each Parent Subsidiary (to the extent party thereto) against the other parties thereto, in accordance with their respective terms, subject to the Enforceability Exceptions, (ii) to the Knowledge of Parent, no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by Parent or any Parent Subsidiary under the Parent Loan Agreement in any material respect, (iii) no other party to the Parent Loan Agreement is in breach thereof or default thereunder in any material respect and none of Parent or any Parent Subsidiary has received any written notice of termination, cancellation, breach or default under the Parent Loan Agreement; and (iv) other than as contemplated under the Parent Loan Agreement, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to Parent or any Parent Subsidiary under the Parent Loan Agreement with any Person and no such Person has made written demand for such renegotiation.

(b)         If and to the extent the Parent Loan Agreement has been entered into prior to the Closing, Parent has no Knowledge of any material fact, circumstance, event, or condition that would reasonably be expected to result in (i) Parent’s failure to achieve or satisfy any funding milestone included in the Parent Loan Agreement, or (ii) a default or event of default by Parent with respect to any such milestone.

3.25       Insurance. All material insurance policies maintained as of the date hereof by or on behalf of Parent or a Parent Subsidiary are in full force and effect and will continue in full force and effect in all material respects following the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, subject to the Enforceability Exceptions. Parent has the necessary material insurances to cover the material risks and liabilities inherent to their operations and assets in accordance with applicable requirements established by Law or by agreements executed by Parent. All premiums due and payable under all such policies have been paid. No default exists with respect to the obligations of Parent or any Parent Subsidiary under any such material insurance policy, and neither Parent nor any Parent Subsidiary has received any written or, to the Knowledge of Parent, oral notification of cancellation of any such material insurance policies. To the Knowledge

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of Parent, there are no circumstances that would cause any material insurance policy to be canceled or terminated or cause the respective insurers to void any liability under its terms. Since January 1, 2023, Parent and each Parent Subsidiary has given notice to the applicable insurer of all material insured claims. There are no pending claims by Parent or a Parent Subsidiary to which the insurers have denied coverage or otherwise reserved rights. Since January 1, 2023, neither Parent nor a Parent Subsidiary has been refused any insurance, nor has its coverage been limited, by any insurance carrier to which it has applied for insurance.

3.26       No Other Representations; No Reliance. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS Article III AND IN ANY CERTIFICATE DELIVERED BY OR ON BEHALF OF PARENT OR MERGER SUB HEREUNDER, THE COMPANY AND EACH OF THE COMPANY SHAREHOLDERS, IN EACH CASE, ON BEHALF OF ITSELF AND ITS AFFILIATES AND REPRESENTATIVES, ACKNOWLEDGES AND AGREES THAT (A) NEITHER MERGER SUB, PARENT NOR ANY OTHER PERSON ON BEHALF OF THEM HAS MADE OR IS MAKING ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO MERGER SUB, PARENT OR ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE BUSINESSES, OPERATIONS, CONDITION (FINANCIAL OR OTHERWISE), THE PRO FORMA FINANCIAL INFORMATION, COST ESTIMATES, FINANCIAL OR OTHER PROJECTIONS, FORECASTS, ESTIMATES, BUDGETS, PLANS OR ANY OTHER FORWARD-LOOKING STATEMENTS OF MERGER SUB, PARENT OR ANY OTHER MATTER OR WITH RESPECT TO ANY OTHER INFORMATION, DOCUMENTS OR OTHER MATERIALS OR MANAGEMENT PRESENTATIONS PROVIDED BY MERGER SUB, PARENT OR ANY OF ITS AFFILIATES OR REPRESENTATIVES AND (B) ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE EXPRESSLY DISCLAIMED BY MERGER SUB AND PARENT, AND NONE OF THE COMPANY, THE COMPANY SUBSIDIARIES, COMPANY SHAREHOLDERS, NOR ANY PERSON ON THEIR RESPECTIVE BEHALF IS ENTITLED TO RELY ON, OR HAS RELIED ON OR IS RELYING ON, ANY SUCH REPRESENTATION OR WARRANTY, IF MADE.

Article IV.
PRE-CLOSING COVENANTS

4.1         Conduct of Business by the Company. Except as expressly permitted or required by this Agreement or as required by applicable Law or any Order, from the date of this Agreement until the Closing, unless Parent otherwise agrees in writing, such agreement not to be unreasonably withheld, conditioned or delayed, the Company will use commercially reasonable efforts to (a) conduct its businesses and operations in the Ordinary Course of Business in all material respects; (b) preserve intact its corporate existence and business organization; (c) preserve the goodwill and present business relationships (contractual or otherwise) with all material customers, suppliers, resellers, employees, lenders, partners, licensors, distributors and others having business relationships with it; (d) keep available the services of its current officers, directors, employees and consultants; (e) use its commercially reasonable efforts to preserve in all respects its properties and its tangible and intangible assets; (f) pay all applicable income and other material Taxes as such Taxes become due and payable, except for Taxes, the amount or validity of which are being contested in good faith by appropriate proceedings; and (g) maintain all existing Permits applicable to its operations and businesses. Without limiting the foregoing, and as an extension thereof, except as expressly permitted by any other provision of this Agreement or as required by applicable Law or any Order, the Company will not, and will cause each Company Subsidiary not to, from the date of this Agreement until the Closing, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed:

(i)          sell, lease, license (as licensor), assign, abandon, dispose of or transfer (including transfers to any non-wholly owned Company Subsidiary or any of the Company’s or any Company Subsidiary’s respective employees or Affiliates) any of its assets (whether tangible or intangible), except for sales of inventory in the Ordinary Course of Business and sales of other assets not in excess of $1,500,000 in the aggregate;

(ii)         mortgage, pledge or subject to any Lien any portion of its properties or assets, other than Permitted Liens;

(iii)        make, commit to make or authorize any capital expenditure not contemplated in the approved budget for the Company and Company Subsidiaries for 2026 (including cost overruns), in excess of $1,500,000 individually or $6,000,000 in the aggregate;

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(iv)        acquire (including by merger, consolidation, license or sublicense) any interest in any Person or substantial portion of the assets or business of any Person, or otherwise acquire any material assets other than in the Ordinary Course of Business;

(v)         incur any Indebtedness (except under the Retained Finance Agreement as in effect on the date hereof) or assume, guarantee or endorse the obligations or enter into any “keepwell” or other agreements to maintain the fiscal condition of any Person;

(vi)        enter into, amend, modify or accelerate or terminate any Material Contract or waive, release or assign any material rights, claims or benefits of the Company or any Company Subsidiary under any Material Contract;

(vii)       (A) issue, sell, pledge, dispose of, encumber or transfer any equity securities, securities convertible, exchangeable or exercisable into equity securities, or warrants, options or other rights to acquire equity securities, of the Company or any Company Subsidiary, (B) amend any term of any such equity security, or (C) issue, sell, grant, amend, modify or accelerate the vesting of, any Company Equity Award or any other option, warrant, right, restricted stock unit or other equity award, in each case, except for the initial issuance of the DFC Warrants and the conversion of the same in accordance with Section 1.2(a);

(viii)      declare, set aside, or distribute any dividend or other distribution (whether payable in cash, stock, property or a combination thereof), or otherwise pay any cash or cash equivalents to the shareholders of the Company or their Affiliates (other than (x) ordinary course compensation or reimbursement of business expenses to any shareholder or Affiliate acting in their capacity as an employee or consultant of the Company or any Company Subsidiary in amounts consistent with past practice, or (y) payments contemplated by the Closing Payment Certificate), or enter into any agreement with respect to the voting of its capital stock (or other equity securities);

(ix)        reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its issued shares (or other equity securities);

(x)         waive, release, assign, settle or compromise any material rights or claims, or any litigation or arbitration;

(xi)        disclose any trade secrets or other proprietary and confidential information of the Company or any Company Subsidiaries to any Person that is not subject to any confidentiality or non-disclosure agreement;

(xii)       other than as required by applicable Law or the terms of contractual provisions in existence on the date of this Agreement and disclosed on Section 2.19(a) of the Disclosure Schedules or the terms of a collective bargaining agreement in existence on the date of this Agreement, (A) increase the compensation or benefits payable or to become payable to any director, officer, employee or consultant of the Company or any Company Subsidiary, except (other than for any service provider who is part of senior management or a group head) increases in annual base salaries or wage rates at times and in amounts that are in the Ordinary Course of Business; provided, that such compensation increases shall not exceed (i) 5% of the service provider’s annual base salary or wage rate levels in effect on the date of this Agreement; or (ii) in the aggregate 3% of the cost of annual base salaries or wage rates of the Company and the Company’s Subsidiaries as of the date of this Agreement; (B) grant or increase any rights to retention, bonus, incentive, commission, change in control, severance or termination payments or benefits to, or enter into any retention, bonus, incentive, commission, change in control, employment, consulting or severance agreement or similar arrangement with, any current or former director, officer, employee or consultant of the Company or any Company Subsidiary; (C) establish, adopt, enter into, amend, modify or terminate any Benefit Plan; (D) grant any new Company Equity Awards or other equity-based awards or amend or modify the terms of any outstanding Company Equity Award or other equity-based awards; (E) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Benefit Plan; or (F) hire, promote or terminate any service provider who is part of senior management or a group head or has a title “director,” “manager” or higher;

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(xiii)      make loans or advances to, guarantees for the benefit of, or any investments in, any Person in excess of $250,000 in the aggregate;

(xiv)      forgive any loans to directors, officers, employees or any of their respective Affiliates;

(xv)       make any change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a Governmental Entity;

(xvi)      (A)  accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the Ordinary Course of Business; (B)  delay or accelerate payment of any account payable in advance of its due date or the date such liability would have been paid in the Ordinary Course of Business; (C) make any changes to cash management policies; (D) delay or postpone the repair or maintenance of their properties; or (E) vary any inventory purchase practices in any material respect from past practices;

(xvii)     write up, write down or write off the book value of any assets, individually or in the aggregate, for the Company and the Company Subsidiaries taken as a whole, in excess of $250,000, except in accordance with GAAP consistently applied;

(xviii)    (A) make, change or revoke any entity classification election or other material Tax election, (B) settle or compromise any claim, notice, audit report or assessment in respect of material Taxes, (C) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, pre-filing agreement, advance pricing agreement, cost sharing agreement or closing agreement relating to any Tax, (D) amend any Tax Return or file any income or other material Tax Return other than in accordance with Section 5.1(a), (E) file any Tax petition, Tax complaint or administrative Tax appeal, (F) surrender or forfeit any right to claim a material Tax refund, (G) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment, (H) change any annual Tax accounting period, (I) adopt or change any method of Tax accounting or (J) amend, modify, terminate or enter into any intercompany pricing policy, transfer pricing methodology, royalty allocation, or margin calculation;

(xix)      take any action for the winding up, liquidation, dissolution or reorganization of the Company or any Company Subsidiary or for the appointment of a receiver, administrator or administrative receiver, trustee or similar officer of its assets or revenues;

(xx)       amend the Company’s or any Company Subsidiary’s charter documents, bylaws or similar governing documents other than in connection with the issuance of the DFC Warrants in accordance with the Retained Finance Agreement;

(xxi)      (A) enter into, negotiate, adopt, extend, renew, terminate or materially amend (or agree to do any of the same) any collective bargaining agreement or (B) recognize any trade union as the representative of any employees of the Company or its Subsidiaries;

(xxii)     effectuate, announce, implement or provide notice of any mass layoff, reductions in force, redundancies, furloughs, collective salary or wage reductions that would trigger any collective consultation requirements under any applicable Law;

(xxiii)    fail to keep in force insurance policies or replacement or revised provisions providing insurance coverage with respect to the assets, operations and activities of the Company and each Company Subsidiary as are currently in effect;

(xxiv)    enter into any new business line outside of the Company’s and the Company Subsidiaries’ existing business lines as of the date of this Agreement;

(xxv)     cancel any Indebtedness owed to the Company or any of the Company Subsidiaries or waive any claims or rights of value;

(xxvi)    agree or commit to do any of the foregoing.

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4.2         Access to Information.

(a)         From the date of this Agreement until the Closing, the Company will (i) give Parent and its Affiliates and their respective Representatives, reasonable access on reasonable notice during normal business hours to all properties, facilities and offices, copies of books, records, Tax Returns, commitments and Contracts (including customer and supplier Contracts) and such financial and operating data and other information with respect to the Company and each Company Subsidiary as such persons may reasonably request, and (ii) instruct its employees, counsel, accountants, financial advisors and other representatives to cooperate reasonably with Parent in its investigation of the Company and each Company Subsidiary. Notwithstanding the foregoing, the Company and the Company Subsidiaries shall not be required to provide access to any information (A) that is personally identifiable information of a third party which is prohibited from being disclosed pursuant to the terms of a written confidentiality agreement with a third party, (B) the disclosure of which would violate any Law, (C) the disclosure of which would constitute a waiver of attorney-client, attorney work product or other legal privilege or (D) which primarily relates to the negotiations of this Agreement or the transactions contemplated hereby; provided, however, that the Company will reasonably cooperate with Parent to provide as much information as reasonably permissible under the immediately foregoing clauses (A) through (C). No information obtained by Parent from the date of this Agreement until Closing shall affect or be deemed to modify any representation, warranty, covenant, agreement, obligation, or condition set forth herein.

(b)         Subject to compliance with applicable Law, from the date of this Agreement until the Closing, the Company shall confer from time to time as reasonably requested by Parent with one or more Representatives of Parent to discuss any material changes or developments in the operational matters of the Company.

(c)         From the date of this Agreement until the Closing, Merger Sub and Parent, as applicable, will (i) give the Company and its Affiliates, counsel, financial advisors, auditors, employees, agents and other representatives, and its financing sources and their respective Representatives, reasonable access on reasonable notice during normal business hours to all properties, facilities and offices, copies of books, records, Tax Returns, commitments and Contracts (including customer and supplier Contracts) and such financial and operating data and other information with respect to Merger Sub, Parent and each Parent’s Subsidiaries as such persons may reasonably request, and (ii) instruct its employees, counsel, accountants, financial advisors and other representatives to cooperate reasonably with the Company in its investigation of Parent or Parent Subsidiaries. Notwithstanding the foregoing, Parent and Parent Subsidiaries shall not be required to provide access to any information (A) that is personally identifiable information of a third party which is prohibited from being disclosed pursuant to the terms of a written confidentiality agreement with a third party, (B) the disclosure of which would violate any Law, (C) the disclosure of which would constitute a waiver of attorney-client, attorney work product or other legal privilege or (D) which primarily relates to the negotiations of this Agreement or the transactions contemplated hereby; provided, however, Merger Sub and Parent will reasonably cooperate with the Company to provide as much information as reasonably permissible under the immediately foregoing clauses (A) through (C).

(d)         All information provided under this Section 4.2 is subject to the Confidentiality Agreement.

4.3         Governmental Approvals.

(a)         Merger Sub, Parent and the Company will each advise the other party promptly of any material communication received by such party or any of its Affiliates from the Federal Trade Commission, Department of Justice, any state attorney general or any other Governmental Entity regarding any of the transactions contemplated by this Agreement and the other Transaction Documents, and of any understandings, undertakings or agreements (oral or written) such party proposes to make or enter into with the Federal Trade Commission, Department of Justice, any state attorney general or any other Governmental Entity in connection with the transactions contemplated hereby and thereby to the extent permitted by Law and not prohibited by any Governmental Entity. None of the Company, the Seller Representative, Merger Sub or Parent will independently participate in any meeting with any Governmental Entity in respect of any findings or inquiry in connection with the transactions contemplated by this Agreement and the other Transaction Documents without giving, in the case of the Company, the Seller Representative, Merger Sub or Parent, and in the case of Merger Sub or Parent, the Company, prior notice of the meeting and, to the extent reasonably practicable and not prohibited by the applicable

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Governmental Entity, the opportunity to attend and/or participate in such meeting and to review and comment upon any written submissions, filings or communications to be made to any Governmental Entity prior to their submission. Parent shall consider in good faith any comments provided by the Company or the Seller Representative with respect thereto. The Company, on behalf of the Company Shareholders, and Parent will consult and cooperate with each other in connection with any information or proposals submitted in connection with proceedings under or relating to any foreign Laws in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

(b)         Merger Sub, Parent, the Company and, to the extent required under the HSR Act as a result of the acquisition of Parent Stock by the Company Shareholders, the Company (which shall cause each Company Shareholder that has an obligation to make any filings and submissions required under this Section 4.3) shall make all filings and submissions required under (i) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (ii) any applicable Laws of any foreign jurisdiction relating to antitrust or competition (“Antitrust Laws”) with respect to the transactions contemplated by this Agreement and the other Transaction Documents, as promptly as practicable after the date hereof (but in any event within ten (10) Business Days after the date hereof with respect to filings under the HSR Act), and thereafter make any other required submissions with respect to the transactions contemplated hereby and thereby under the HSR Act and any Antitrust Laws and otherwise use its reasonable best efforts to cause the expiration or termination of the applicable waiting period under the HSR Act and any Antitrust Laws as soon as practicable, including by obtaining approval, clearance or waiver from any relevant Governmental Entity where required. None of Merger Sub, Parent, the Company or the Seller Representative shall commit to or agree to extend any waiting period or comparable period under the HSR Act and any Antitrust Laws, pull and refile under the HSR Act, or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement and the other Transaction Documents, except with the prior written consent of the other Parties. Nothing in this Agreement shall (i) require Merger Sub, Parent, any Parent Subsidiary, the Company, any Company Subsidiary, or any of their respective Affiliates to, or permit the Company or any Company Subsidiary to only to the extent such action would be material: (A) propose or accept the sale, divestiture, disposition or holding separate of any assets or businesses of itself or any of its Affiliates (or otherwise take any action that limits the freedom of action with respect to, or its ability to retain, any of its businesses, product lines, or assets or those of its Affiliates) in order to avoid the entry of or to effect the dissolution of any injunction or other Order (whether temporary, preliminary or permanent), which would otherwise have the effect of preventing or delaying the consummation of the transactions contemplated by this Agreement and the other Transaction Documents; or (B) propose or accept the impositions of conditions; or (ii) require Merger Sub, Parent or any Parent Subsidiary to (A) expend amounts of money to a third party in exchange for any consent of any Governmental Entity; or (B) initiate or defend any litigation, claim or other Action brought by a Governmental Entity relating to the transactions contemplated by this Agreement and the other Transaction Documents. Parent and Company shall coordinate, cooperate and consult with each other with respect to strategy, arguments, communications or positions to be taken in connection with any investigation, inquiry, litigation or action by or before any Governmental Entity relating to any transaction contemplated by this Agreement.

4.4         Consents. From the date of this Agreement until the Closing, (i) the Company shall, and shall cause each Company Subsidiary to, use commercially reasonable efforts to obtain all authorizations, consents and approvals of, and give all notices to be obtained or given in connection with the transactions contemplated by the Transaction Documents to (a) all necessary third parties (including those required under Section 2.5(a) and, for the avoidance of doubt, the Retained Finance Agreement) and (b) all other third parties reasonably requested by Parent and (ii) each of Parent and Merger Sub shall, and shall cause each Parent Subsidiary to, use commercially reasonable efforts to obtain all authorizations, consents and approvals of, and give all notices to be obtained or given in connection with the transactions contemplated by the Transaction Documents to (A) all necessary third parties and (B) all other third parties reasonably requested by the Company.

4.5         Notice of Developments. From the date of this Agreement until the Closing, (i) the Company shall promptly notify Parent in writing and (ii) Parent shall promptly notify the Company in writing, in each case, of (a) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which would reasonably be expected to result in a breach of a representation, warranty or covenant of such party in this Agreement or which would reasonably be expected to have the effect of making any representation or warranty of the such party in this Agreement untrue, such that the related condition to the Closing in Article VI would not be met, including (without limiting the foregoing) (i) any notice or other communication from any Person alleging that the consent, authorization or approval of or notice to such Person is or may be required in connection with

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the transactions contemplated by this Agreement or the other Transaction Documents, (ii) any notice or other communication from any Governmental Entity (A) delivered in connection with the transactions contemplated by this Agreement or the other Transaction Documents or (B) indicating that a Permit has been revoked or is about to be revoked or that a Permit is required in any jurisdiction in which such Permit has not been obtained, which revocation or failure to obtain has had or would reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable, and (iii) any Action commenced or threatened against, relating to or involving or otherwise affecting the Company and any of the Company Subsidiaries (or the Company Shareholders); provided, that no disclosure by the any party pursuant to this Section 4.5 shall be deemed to amend or supplement the Disclosure Schedules, to prevent or cure any misrepresentation, breach of warranty or breach of covenant, or to affect the rights of the other parties under this Agreement.

4.6         Termination of Certain Related-Party Arrangements. On or prior to the Closing, the Company shall (a) terminate all Contracts set forth on in Section 2.19(a) of the Disclosure Schedules and (b) repay any Indebtedness (except under the Retained Finance Agreement) among the Company or any Company Subsidiary and any Company Shareholder or its Affiliates.

4.7         Efforts; Cooperation. Unless a different or higher standard is expressly required by this Agreement, the parties hereto agree to use their commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Laws, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of the Transaction Documents to which it is a party and consummate and make effective the transactions contemplated thereby on a timely basis, subject to the express requirements of Section 4.3. Each party hereto also agrees to use commercially reasonable efforts to cooperate with such other parties hereto and their employees, attorneys, accountants and other agents and, generally, do such other acts and things in good faith as may be reasonable to timely effectuate the purposes of this Agreement and the consummation of the transactions contemplated hereby and by the other Transaction Documents and the consummation of the transactions contemplated hereby and by the other Transaction Documents, including (a) making all filings and giving all notices that are or may be required to be made and given by such party in connection with the transactions contemplated hereby (including the filing of the duly executed Articles of Merger (which appends the Plan of Merger) with the Registrar) and (b) obtaining all authorizations, consents or approvals which are or may be required to be obtained (pursuant to any applicable Law, Contract, or otherwise) by such party in connection with the transactions contemplated hereby. Each party hereto shall, upon request of another party and to the extent permitted by applicable Law or applicable Contract, promptly deliver to such other party a copy of each such filing made, each such notice given and each such authorization, consent or approval obtained by it.

4.8         Representations and Warranties Insurance. Merger Sub or Parent may elect to obtain a representations and warranties insurance policy in respect of the representations and warranties contained in this Agreement or in any certificate or other instrument contemplated by or delivered in connection with this Agreement (such policy, the “R&W Policy”). In the event of such election, prior to or at the Closing, Merger Sub or Parent shall pay or cause to be paid all premiums, underwriting fees, brokers’ commissions and other costs and expenses related to such R&W Policy; and Parent shall bear one hundred percent (100%) of any retention that becomes due under the R&W Policy. Such R&W Policy shall expressly (a) waive any claims of subrogation against the Seller Representative, the Company Shareholders and any Company Released Parties, except in the case of Fraud and (b) provide that the Seller Representative, the Company Shareholders and any Company Released Parties are intended third-party beneficiaries solely with respect to clause (a) of this Section 4.8. From and after the binding of the R&W Policy, none of Parent, Merger Sub or any of their respective Affiliates shall amend, modify, terminate, waive or otherwise change the subrogation waiver provisions set forth in clause (a) of this Section 4.8 without the prior written consent of the Seller Representative (which consent will be in the sole and absolute discretion of the Seller Representative).

4.9         Preparation of the Proxy Statement; Parent Stockholder Meetings.

(a)         As soon as reasonably practicable following the date of this Agreement (but in any event no later than forty-five (45) days after the date of this Agreement), Parent shall prepare and file with the SEC the Proxy Statement; provided, that such 45-day period shall be extended on a day-for-day basis to the extent the Company has failed to provide information required to be provided by or on behalf of the Company pursuant to Section 4.10 or otherwise reasonably requested by Parent for inclusion in the Proxy Statement at least

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thirty (30) days prior to the end of such 45-day period. Parent shall use its commercially reasonable efforts to respond as promptly as reasonably practicable to any comments received from the SEC or its staff concerning the Proxy Statement. Parent shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to Parent’s stockholders as promptly as reasonably practicable after the resolution of any such comments. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities Laws in connection with the issuance of Parent Stock in the transaction and the Company shall furnish all information concerning the Company and the holders of Shares as Parent may reasonably request in connection with any such action. No filing of, or amendment or supplement to, the Proxy Statement will be made by Parent without providing the Company and its counsel the reasonable opportunity to review and comment thereon and giving due consideration to such comments. The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply each other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff on the other hand, with respect to the Proxy Statement or the transactions contemplated by this Agreement. If at any time prior to the Closing any information relating to the Company or Parent, or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information must be promptly filed with the SEC and, to the extent required by Law, disseminated to the holders of Shares and the stockholders of Parent.

(b)         Parent shall, as soon as reasonably practicable following the date of this Agreement, duly call, give notice of, convene and hold Parent Stockholder Meeting in accordance with applicable Law, Parent’s certificate of incorporation and bylaws for the purpose of obtaining Parent Stockholder Approval. Parent shall (i) through the Board of Directors of Parent, recommend to its stockholders the approval of the issuance of Parent Stock pursuant to this Agreement (the “Parent Stockholder Recommendation”) and include in the Proxy Statement such Parent Stockholder Recommendation, (ii) use its commercially reasonable efforts to solicit and obtain such approval and (iii) except in compliance with Section 4.9(e), not withdraw or modify, or publicly propose to withdraw or modify, the Parent Stockholder Recommendation. Parent shall adjourn the Parent Stockholder Meeting (A) from time to time at the written request of the Company for up to ten (10) days upon each such request in the event there shall not be a quorum at the Parent Stockholder Meeting and (B) from time to time at the written request of Parent for up to ten (10) days in the event Parent reasonably believes based on information from Parent and its proxy solicitor that less than the number of shares of Parent Stock required for Parent Stockholder Approval intend to or have voted “against”, and less than the number of shares required for Parent Stockholder Approval intend to or have voted “for”, the issuance of Parent Stock pursuant to this Agreement; provided, that, in no event shall the aggregate duration of all such adjournments exceed thirty (30) days.

(c)         At the Parent Stockholder Meeting, the stockholders of Parent shall be permitted to consider and vote upon, and the Proxy Statement may contain information relating to, such other business as may properly come before an annual meeting of the stockholders.

(d)         Except as permitted by Section 4.9(e), the Parent Board shall not (nor shall any Committee of the Parent Board): (i) fail to include the Parent Stockholder Recommendation in the Proxy Statement; (ii) withhold, withdraw, qualify, amend or modify (or publicly propose or resolve to withhold, withdraw, qualify, amend or modify) the Parent Stockholder Recommendation in a manner adverse to the Company; (iii) if a Parent Acquisition Proposal is publicly announced, fail to publicly reaffirm the Parent Stockholder Recommendation within three (3) Business Days after the Company so requests in writing (it being understood that Parent will have no obligation to make such reaffirmation on more than three (3) separate occasions); or (iv) resolve, agree, authorize or commit to do any of the foregoing (together with any of the actions set forth in the foregoing clauses (i) through (iii), a “Change of Recommendation”).

(e)         Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Parent Stockholder Approval is obtained, the Parent Board may effect a Change of Recommendation if (i) an Intervening Event has occurred and (ii) the Parent Board determines in good faith, after consultation with outside legal counsel and its financial advisors, that based on the information then available, a failure to effect a Change of

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Recommendation would reasonably be likely to be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that no such actions may be taken unless and until (A) the Parent has given the Company written notice at least five (5) Business Days in advance of its intent to effect a Change of Recommendation, which notice shall include a reasonable description of such Intervening Event; (B) during such five Business Day period, to the extent requested by the Company, Parent shall, and shall cause its Representatives to, negotiate in good faith with the Company and its Representatives, to revise this Agreement; and (C) at the end of such five (5) Business Day period, the Parent Board shall have taken into account any revisions to this Agreement committed to by the Company in writing, and shall have thereafter determined in good faith, after consultation with outside legal counsel and its financial advisors, that based on the information then available, a failure to effect a Change of Recommendation would reasonably be likely to continue to be inconsistent with the directors’ fiduciary duties under applicable Law.

4.10       Audit Information. Following the execution of this Agreement and prior to the Closing Date (the “Pre-Closing Period”), the Company shall use commercially reasonable efforts, at Company’s sole expense, to provide, and shall use commercially reasonable efforts to cause its independent accountants to provide, Parent with such information as Parent may reasonably request (including Company information and management representation letters required for any audit and accountants comfort letters required in connection with debt offerings) in connection with: (a) the completion of any private offering memorandums or other disclosure documents, (b) Parent’s efforts to cause the Company’s financial statements and the pro forma financial information described in clause (c) to comply with Regulation S-X and (c) Parent’s preparation of reports, or other filings (including the Proxy Statement or any registration statement, any amendments thereto, or any prospectus or prospectus supplement in connection therewith) in accordance with the Securities Act or Exchange Act, including the pro forma financial information to be prepared by Parent and the audited and unaudited financial statements and other information to be prepared by the Company required to be included therein; provided, however, that Parent agrees and acknowledges that compliance with Regulation S-X or preparation of such pro forma financial information shall not be a condition to its obligation to consummate the Closing. During the Pre-Closing Period, in the event the SEC has comments or questions on any of the Company’s financial information, the Company shall use commercially reasonable efforts to reasonably assist and cooperate, and cause its independent accountants to assist and cooperate, with Parent, Parent’s independent accountants and the SEC to resolve any such issues and questions regarding any Company information and take such commercially reasonably actions with respect to such financial statements or information as are necessary for Merger Sub or Parent to satisfy its obligations under Regulation S-X.

4.11       Data Room Information. Within ten (10) Business Days of Closing, the Company shall deliver to Parent an electronic copy, whether by thumb drive or other electronic means, of all documents and information contained in that certain electronic data room hosted by Ideals Virtual Data Room on behalf of the Company and the Company Subsidiaries in connection with the transactions contemplated hereby, as of 12:00 p.m. Eastern Time on the date of this Agreement.

4.12       Conduct of Business by Parent and Merger Sub. From the date of this Agreement until the Closing, unless the Company otherwise agrees in writing (such agreement not to be unreasonably withheld, delayed or conditioned), Parent and Merger Sub will use their commercially reasonable efforts to (x) conduct their businesses and operations in the Ordinary Course of Business; (y) preserve intact their corporate existence and business organization; and (z) to maintain the listing of Parent Stock on Nasdaq. Without limiting the foregoing, and as an extension thereof, except as set forth on Schedule 4.12 of the Disclosure Schedules or as expressly permitted by any other provision of this Agreement, Parent and Merger Sub, as applicable, will not from the date of this Agreement until the Closing, directly or indirectly, do, or agree to do, any of the following without the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned):

(a)         sell, lease, license (as licensor), assign, abandon, dispose of or transfer (including transfers to any non-wholly owned Parent Subsidiary or any of Parent’s or any Parent Subsidiary’s respective employees or Affiliates) all or substantially all of the assets of Parent and Parent Subsidiaries, taken as a whole;

(b)         amend Merger Sub or Parent’s organizational documents in a manner adverse to the holders of Parent Stock;

(c)         take any action for the winding up, liquidation, dissolution or reorganization of Merger Sub or Parent or for the appointment of a receiver, administrator or administrative receiver, trustee or similar officer of their respective assets or revenues;

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(d)         declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other equity interests (including, for the avoidance of doubt, Parent Stock);

(e)         other than as set forth on Schedule 4.12, authorize, designate, create, issue or sell other securities of Parent or any securities or obligations convertible or exchangeable into or exercisable for, valued by reference to, or giving a Person a right to subscribe for or acquire, any securities of Parent;

(f)          reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its issued shares (or other equity securities), except for (i) the withholding, surrender, or forfeiture of shares or other equity securities to satisfy Tax withholding obligations or the exercise or purchase price with respect to awards granted pursuant to Parent’s equity incentive plans, (ii) the acquisition of shares or other equity securities deemed to occur upon the net settlement of awards granted pursuant to Parent’s equity incentive plans, or (iii) acquisitions of shares or other equity securities in connection with the repurchase at cost of unvested shares upon termination of service; or

(g)         agree or commit to do any of the foregoing.

4.13       Voting and Support Agreement. The Parent shall instruct its transfer agent not to register the transfer of any Shares (as defined in the Voting and Support Agreement) made or attempted to be made in violation of the Voting and Support Agreement.

4.14       Director and Officer Resignations. The Company shall use commercially reasonable efforts to obtain the written resignations of each director, officer and manager of the Company and its Subsidiaries as requested by Parent at least ten (10) Business Days prior to the Closing, effective as of the Closing.

4.15       Real Property Holding Corporation.

(a)         The Company shall deliver to Parent an affidavit, under penalties of perjury, stating that the Company is not and has not been a United States real property holding corporation, dated as of the Closing and in form and substance reasonably satisfactory to Parent.

(b)         Parent shall deliver to the Company an affidavit, under penalties of perjury, stating whether or not Parent is a United States real property holding corporation, dated as of the Closing and in form and substance reasonably satisfactory to the Company.

(c)         Parent and the Company agree to take the actions described in Schedule 4.15(c).

4.16       Shelf Registration Statement. On the first Business Day following the Closing Date, Parent shall file the Resale Registration Statement (as defined in the Registration Rights Agreement) with the SEC in accordance with the terms of the Registration Rights Agreement.

4.17       Retained Finance Agreement; Royalty Agreements.

(a)         The Company shall use commercially reasonable efforts to cause the Incremental Loan Disbursement Date (as defined in the Retained Finance Agreement) to occur as soon as reasonably practicable after the date of this Agreement.

(b)         At or prior to the Closing to the extent reasonably requested by DFC or the Royalty Holders as a condition to providing any required consents or amendments under the Retained Finance Agreement or the Royalty Agreements, in each case, in connections with the transactions contemplated by this Agreement, the Parent shall cause the Surviving Company to (i) execute and deliver to DFC and the Royalty Holders (as applicable) a joinder, assumption or confirmation agreement pursuant to which the Surviving Company assumes or confirms all obligations of the Company under such agreements and agrees to be bound by the terms of such agreements as if the Surviving Company were an original party thereto and (ii) take all actions necessary to maintain or re-create the security interests and liens granted by the Company to DFC and the Royalty Holders (as applicable) pursuant to such agreement, together with such customary legal opinions and ancillary deliverables as may be reasonably requested in connection therewith, and register and file the same in all applicable jurisdictions, in each case in form and substance reasonably satisfactory to DFC and the Royalty Holders (as applicable) and its counsel, acting reasonably;

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provided, that, any security or perfection steps that by their nature can only be completed following the Closing shall be completed as soon as reasonably practicable thereafter. Notwithstanding anything herein to the contrary, neither Parent nor any of its Subsidiaries (other than the Surviving Company and its Subsidiaries) shall be required by this Agreement to provide any guarantees, pledges, purchase rights or other credit support in order to obtain any required consents or amendments under the Retained Finance Agreement, the Royalty Agreements, the Offtake Agreement or the Call Option Agreement, in each case, in connection with the transactions contemplated by this Agreements.

Article V.
ADDITIONAL AGREEMENTS

5.1         Tax Matters.

(a)         The Company shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns in respect of the Company and the Company Subsidiaries that are required to be filed on or before the Closing Date, and shall pay, or cause to be paid, all Taxes of the Company and the Company Subsidiaries due on or before the Closing Date. Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company and the Company Subsidiaries, as applicable, with respect to such items, except as otherwise required by applicable Law. At least fifteen (15) days prior to filing any income or other material Tax Return in respect of the Company or any Company Subsidiary that is required to be filed on or before the Closing Date, or if the due date is within fifteen (15) days of the date of this Agreement, as promptly as practicable after the date hereof, the Company shall submit a copy of such Tax Return to Parent for Parent’s review and comment, and the Company shall consider in good faith any reasonable comments provided by Parent to each such Tax Return.

(b)         Each party shall, and shall cause its Affiliates to, cooperate fully, as and to the extent reasonably requested by any other party and at the requesting party’s cost and expense, in connection with the preparation and filing of any Tax Return, and the conduct of any audit, examination, contest or other proceeding with respect to Taxes relating to the transactions contemplated by this Agreement. Such cooperation shall include the retention and (upon the other party’s reasonable request) the provision of records and information that are reasonably relevant to any such Tax Return or proceeding and making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Without limiting the foregoing, following the Closing, Parent and the Company shall reasonably cooperate with the Seller Representative with respect to requests for information related to Tax compliance for the Company Shareholders with respect to their ownership in the Company and the transactions contemplated by this Agreement.

(c)         All transfer, stamp, documentary, sales, use, registration, VAT and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) will be borne by the Company. The Persons required under applicable Law to file Tax Returns with respect to such Transfer Taxes shall timely do so with the appropriate Governmental Entity, and the parties shall reasonably cooperate in connection with the preparation and filing of such Tax Returns.

(d)         The Seller Representative shall (and shall cause the Company Shareholders to), or shall cause, all Tax sharing agreements or similar agreements between the Company or any Company Subsidiary, on the one hand, and any of the Company Shareholders and/or their Affiliates (other than the Company and the Company Subsidiaries), on the other hand, to be terminated prior to the Closing Date, and, after the Closing Date, none of the Company and the Company Subsidiaries shall be bound thereby or have any liability thereunder.

(e)         Each of the parties hereto agrees that, for U.S. federal income tax purposes, the Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code by reason of Section 368(a)(2)(D) of the Code and that Merger Sub will not be treated as acquiring Parent Stock at the Closing in exchange for property in a transaction that is described in Treasury Regulations Section 1.367(b)-4(g) (“Intended Tax Treatment”), and that this Agreement is intended to constitute and is hereby adopted as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g). Each of the parties hereto shall, and shall cause their respective Affiliates to, (i) use reasonable best efforts to not take any action, or knowingly fail to take any action, that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying for the Intended Tax Treatment and (ii) not take any position on any Tax Return or take any other tax position that is inconsistent with the Intended Tax Treatment, unless otherwise required pursuant to a “determination” within the meaning of Section 1313 of the Code.

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5.2         Directors’ and Officers’ Liability.

(a)         The Company, shall obtain, prior to the Closing, a prepaid insurance and indemnification policy (i.e., tail coverage) with a term of six (6) years covering each Person covered by the current policies of the directors’ and officers’ liability insurance maintained by the Company and each Company Subsidiary that provides coverage for matters occurring prior to the Closing, in a form mutually acceptable to the Company and Parent, (the “D&O Tail Policy”) that is no less favorable than the Company’s or such Company Subsidiary’s existing policy (true and complete copies which have been previously provided to Parent) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, that Parent shall not be required to pay any portion of the premium for such D&O Tail Policy in excess of three hundred percent (300%) of the last annual premium paid prior to the date of this Agreement, which premium the Company represents and warrants to be approximately $115,000.

(b)         The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Company and each Company Subsidiary and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Company or any Company Subsidiary (the “D&O Indemnified Persons” ) as provided in the organizational documents of the Company or any Company Subsidiary or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and the Company or any Company Subsidiary, in each case, as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect for a period of six years from the Closing in accordance with their respective terms to the extent permitted by applicable Law. For a period of six years after the Closing, Parent shall cause the organizational documents of the Company and each Company Subsidiary to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the organizational documents of the applicable party to the extent permitted by applicable Law; provided, that nothing herein shall require Parent, the Surviving Company or any Company Subsidiary to indemnify any D&O Indemnified Person for any act or omission occurring after the Closing or for any claim arising out of or relating to any act or omission occurring after the Closing. No D&O Indemnified Person shall be entitled to any indemnification hereunder (x) to the extent such indemnification is prohibited by applicable Law, (y) in respect of any claim initiated or brought voluntarily by such D&O Indemnified Person and not by way of defense (other than any claim to establish a right to indemnification or advancement of expenses hereunder) or (z) if a court of competent jurisdiction shall have determined by a final and non-appealable judgment that such D&O Indemnified Person acted in bad faith or engaged in fraud or willful misconduct. Parent, the Surviving Company and each Company Subsidiary shall be entitled to assume the defense of any claim for which indemnification is sought hereunder; provided, that the D&O Indemnified Person shall be entitled to participate in such defense and, to the extent a conflict of interest exists, to retain separate counsel at the expense of the indemnifying party. No settlement of any claim that would impose any liability or obligation on a D&O Indemnified Person shall be made without such D&O Indemnified Person’s prior written consent (not to be unreasonably withheld, conditioned or delayed). The provisions of this Section 5.2(b) shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and Representatives.

5.3         Confidentiality. In further consideration for the payment of the Merger Consideration and in order to protect the value of the Shares acquired by Parent and its Affiliates (including the goodwill inherent in the Company and each Company Subsidiary as of the Closing), upon the Closing of the transactions contemplated by this Agreement, each Company Shareholder agrees as follows:

(a)         The Company and Parent hereby acknowledge and agree to continue to be bound by the Mutual Confidentiality Agreement dated as of October 1, 2025, by and between the Company and Parent (the “Confidentiality Agreement”) in accordance with its terms.

(b)         As an owner of the Shares, or an employee, officer or director of the Company (as applicable), each Company Shareholder has had access to information and materials of a highly sensitive nature (including Confidential Information) of the Company, its current and future, direct and indirect, subsidiaries, parent (including Parent), and related entities (each of the foregoing, a “Company Entity”, and collectively with each Company Subsidiary, the “Company Group”). Each Company Shareholder agrees that unless such Company

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Shareholder first secures the written consent of an authorized representative of Parent, such Company Shareholder shall not use for himself, herself, itself or anyone else, and shall not disclose to others, any Confidential Information, in each case to the extent such Confidential Information relates to the Company Group and except to the extent (i) such use or disclosure is required by Law or any Order or any regulatory authority or stock exchange having jurisdiction over such Company Shareholder or its Affiliates (in which event each Company Shareholder shall, to the extent practicable, and to the extent legally permissible, inform the Parent in advance of any such required disclosure, shall cooperate with the Parent in all reasonable ways in obtaining a protective order or other protection (at Parent’s sole cost and expense) in respect of such required disclosure, and shall limit such disclosure to the extent reasonably possible while still complying with such requirements), or (ii) such use or disclosure is made to such Company Shareholder’s or it Affiliates’ legal advisors, accountants, financial advisors or other Representatives who have a need to know such information and are bound by obligations of confidentiality no less restrictive than those set forth herein; provided, that each Company Shareholder shall have the right, subject to such Company Shareholder’s nondisclosure obligations pursuant to this Section 5.3(b), to use general ideas, concepts, concepts or know-how contained in Confidential Information that is retained in the unaided memory of such Company Shareholder and its Representatives.

(c)         For the avoidance of doubt, nothing in this Section 5.3 shall restrict any Company Shareholder or its Affiliates from (i) using or disclosing Confidential Information in connection with enforcing such Company Shareholder’s rights under this Agreement or any other Transaction Document, (ii) making any disclosure required in connection with any legal, regulatory or judicial proceeding to which such Company Shareholder or its Affiliate is a party, or (iii) disclosing information to the extent necessary to prepare such Company Shareholder’s or its Affiliates’ Tax Returns or in connection with any Tax audit or proceeding relating to such Company Shareholder or Affiliate.

5.4         Confidentiality of Terms of Transaction, Etc. The Company Shareholders and the Seller Representative will keep confidential, and not disclose, the terms and status of this Agreement and the other Transaction Documents, the transactions contemplated hereby and thereby and the identity of Parent; provided, that each of the Company Shareholders and the Seller Representative shall have the right to communicate and discuss with, and provide to, (i) its and its Affiliates’ legal advisors, accountants, financial advisors, Representatives, officers or employees, directors, consultants and agents, (ii) its and its Affiliates’ existing and prospective investors and limited partners, in each case, in connection with fundraising, marketing, reporting or other ordinary course activities and subject to customary obligations of confidentiality, and (iii) any Governmental Entity or regulatory authority to the extent required by applicable Law or any Order any information regarding the terms and status of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby. For the avoidance of doubt, nothing in this Section 5.4 shall prevent any Company Shareholder or the Seller Representative from disclosing that a transaction involving the Company has occurred in accordance with Section 10.15 or any information that has been publicly disclosed by Parent or the Company in accordance with this Agreement.

5.5         Use of Corporate Name or Trade Name. After the Closing, the Company Shareholders acknowledge that no rights in the name “Serra Verde,” or any trademark, service mark or trade name included within the Company IP, or any derivative or variation thereof or any name similar thereto will be retained by any Company Shareholder or their respective Affiliates. The Company Shareholders may use or refer to the foregoing names (a) in connection with the performance of their post-closing employment obligations with the Company, (b) from and after the public announcement of the transactions contemplated hereby, to identify the fact that they had been, as applicable, owners, directors, officers and/or employees of the Company, including to their respective existing and prospective investors and limited partners in connection with fundraising, marketing, reporting or other ordinary course activities, (c) as required by Law or any governmental authority or regulatory agency, or in any filings required thereby, whether public or private in nature or (d) in public announcements permitted under this Agreement.

5.6         Book-Entry; Legends.

(a)         Notwithstanding anything to the contrary in this Agreement, all shares of Parent Stock required to be issued to the Company Shareholders and Company Equity Award Holders pursuant to this Agreement may be issued in uncertificated book-entry form.

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(b)         Parent (or its transfer agent) shall be entitled to place, or cause to be placed, appropriate legends on the book entries and/or certificates evidencing any shares of Parent Stock issued pursuant to this Agreement, including any legend required by the bylaws of Parent or applicable state securities laws:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.”

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK-UP PERIOD, AS SET FORTH IN ONE OR MORE AGREEMENTS BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THE SECURITIES.”

(c)         The Parent Stock issued pursuant to the terms of this Agreement will be issued in a transaction exempt from registration under the Securities Act (by reason of Section 4(a)(2) of the Securities Act, Rule 506 of Regulation D promulgated under the Securities Act and/or Regulation S promulgated under the Securities Act) and therefore may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other applicable rules and regulations or pursuant to an exemption therefrom. The Parent Stock to be issued pursuant to the terms of this Agreement will be “restricted securities” within the meaning of Rule 144 under the Securities Act and may not be offered, sold, pledged, assigned or otherwise transferred unless (i) a registration statement with respect thereto is effective under the Securities Act and any applicable state securities laws or (ii) an exemption from such registration exists and either Parent receives an opinion of counsel to the holder of such securities, which counsel and opinion are reasonably satisfactory to Parent, that such securities may be offered, sold, pledged, assigned or transferred in the manner contemplated without an effective registration statement under the Securities Act or applicable state securities laws.

5.7         Further Actions. In case at any time after the Effective Time any further actions are determined to be necessary or desirable to vest, perfect, or confirm of record or otherwise in the Surviving Company or Parent its right, title, or interest in, to, or under any of the rights, properties, or assets of the Company or Merger Sub acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger, or otherwise to carry out the purposes of this Agreement, then each party hereto will take further actions (including the execution and delivery of such further instruments and documents) as any other party may reasonably request (all at the sole cost and expense of the requesting party), and the officers and directors of the Surviving Company and Parent, as sole shareholder of the Surviving Company, shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments, and assurances and to take and do, in the name and on behalf of the Company or Merger Sub or otherwise, all such other actions and things as are necessary or desirable to vest, perfect, or confirm any and all right, title, or interest in, to, and under such rights, properties, or assets in the Surviving Company or Parent or otherwise to carry out this Agreement. The Company Shareholders acknowledge and agree that from and after the Closing, Parent will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort, of the Company and its Subsidiaries.

5.8         Employee Matters.

(a)         Unless otherwise agreed between Parent and any Company Service Provider who remains employed as of the Closing (each such Company Service Provider, a “Continuing Service Provider”), for a period of twelve (12) months following the Closing Date, Parent shall or shall cause the applicable employing entity to provide (i) a total annual cash compensation opportunity (i.e., base salary or base wages and target cash bonus opportunity, but excluding commissions) (“Total Annual Cash Compensation Opportunity”) to each Continuing Service Provider that is no less that the Total Annual Cash Compensation Opportunity provided by the Company or any Company Subsidiary immediately prior to the Closing Date; and (ii) employee health and welfare benefits (excluding equity-related, defined-benefit, retiree and severance benefits) (“Health and Welfare Benefits”) that are substantially comparable in the aggregate to those provided by the Company or any Company Subsidiary immediately prior to the Closing Date. Following the Closing Date, Parent shall use commercially reasonable efforts to cause its benefit plans (or the benefit plans of any applicable designee) that are made available to any Continuing Service Employee at or

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after the Effective Time to recognize each Company Service Provider’s previous service with the Company or any Company Subsidiary prior to the Closing Date for purposes of eligibility to participate, vesting credit and eligibility to commence benefits to the same extent granted under a corresponding Company Benefit Plan for such Company Service Provider; except that (i) such service need not be credited to the extent that it would result in duplication of coverage or benefits, (ii) such service shall only be credited to the same extent and for the same purpose as such service was credited under an analogous Benefit Plan, and (iii) no service shall be required to be credited under any plan that provides for equity-related, defined benefit pension, deferred compensation or post-employment or retiree welfare benefits.

(b)         Prior to the Closing, (i) the Company agrees that it shall consult with Parent prior to the Company or any Company Subsidiary effecting any communications to the Company Service Providers relating to any post-Closing employment matters in connection with this Agreement, including post-Closing employee benefit plans and compensation (the “Employment Matters”) (other than to Company Service Providers working on the transactions contemplated by this Agreement solely as it pertains to such work) and that Parent shall have the right to review and comment on any such written communications with sufficient notice prior to distribution (which the Company shall accept to the extent reasonable, in good faith and provided on a timely basis) and (ii) the Company shall not (and shall ensure that none of the Company Subsidiaries nor any Representative of the Company or any Company Subsidiary) make any representations (on behalf of the Company, any Company Subsidiary, Parent, Merger Sub or their respective Affiliates) relating to Employment Matters.

(c)         The Company and Parent acknowledge and agree that all provisions contained in this Agreement are included for the sole benefit of Parent, Merger Sub, the Company and the Seller Representative. Nothing in this Agreement shall, or shall be construed so as to: (i) prevent or restrict in any way the right of Parent or its Affiliates to terminate, reassign, promote or demote any Company Service Provider (or to cause any of the foregoing actions) at any time, or to change (or cause the change of) the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment or service of any such Company Service Providers, (ii) create any third-party rights in any such current or former Company Service Provider (or any beneficiaries or dependents thereof), (iii) constitute an amendment or modification of any Benefit Plan or (iv) obligate the Company, any Company Subsidiary, Parent or any Affiliates thereof to adopt or maintain any Benefit Plan or other compensatory or benefits arrangement at any time or prevent the Company, any Company Subsidiary, Parent, Merger Sub or any Affiliates thereof from modifying or terminating any Benefit Plan or any other compensatory or benefits arrangement at any time.

5.9         280G Shareholder Approval. If applicable, at least five (5) Business Days prior to the anticipated Closing Date, the Company shall (i) solicit and use commercially reasonable efforts to secure from any Person who is a “disqualified individual,” as defined in Section 280G of the Code, and who has a right to any payments or benefits or potential right to any payments or benefits as a result of or in connection with the consummation of the transactions contemplated by this Agreement that could be deemed to constitute “parachute payments” pursuant to Section 280G of the Code, a waiver (a “Waiver”) of such Person’s rights to any such payments or benefits applicable to such Person to the extent that all remaining payments or benefits applicable to such Person shall not be deemed to be “excess parachute payments” pursuant to Section 280G of the Code (to the extent waived, the “Waived 280G Benefits”) and (ii) for all such obtained waivers, submit to the Company’s stockholders for approval the Waived 280G Benefits, to the extent and in the manner required under Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code. The Company shall not pay any of the Waived 280G Benefits if such Waived 280G Benefits are not approved by the Company’s stockholders as contemplated above. At least five (5) Business Days prior to obtaining such Waivers and soliciting such Company stockholder approval, the Company shall provide drafts of such Waivers and such Company stockholder approval materials, including the parachute payment calculations prepared by a third-party accounting firm, to Parent for its review and comment (such comments to be incorporated to the extent reasonable). Prior to the Closing, the Company shall deliver to Parent evidence that the vote of the Company’s stockholders was solicited pursuant to Section 280G and that (i) the Company stockholder approval was obtained with respect to any payments or benefits that were subject to the Company stockholder vote¸ or (ii) that such Company stockholder approval was not obtained and as a consequence, that such “parachute payments” shall not be made or provided, pursuant to the waivers of those payments or benefits. Parent shall disclose to the Company in writing such relevant information and documentation of any new payments or benefits to be provided by Parent or any of its Affiliates that may be deemed to constitute “parachute payments” pursuant to any agreement, contract, arrangement or plan entered into by and between Parent or any of its Affiliates and any disqualified individual effective as of the Closing (collectively, the “Parent Arrangements”) at least ten (10) Business Days prior to the

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Closing. To the extent any Parent Arrangement is not timely disclosed or accurately disclosed in all material respects to the Company at least ten (10) Business Days prior to the Closing, the Company’s failure to include any such new payments or benefits (or any new material information relating thereto) pursuant to such Parent Arrangement shall not result in a breach of this Section 5.9. Prior to the Closing Date, if applicable, the Company shall deliver to Parent copies of all executed Waivers relating to the Waived 280G Benefits and copies of all Company stockholder actions relating to the approval described in this Section 5.9.

5.10       Parent Board Appointments. Parent shall duly appoint Thras Moraitis and Sir Michael Lawrence Davis to the board of directors of Parent, effective as of the Closing and in accordance with the Parent Governing Documents.

5.11       BVI Shareholder Consent. Promptly following the execution and delivery of this Agreement by the parties hereto, and in any event on the date hereof, the Company shall deliver to Parent the Seller Written Consent, duly executed by the Requisite Sellers. If any holder of Shares delivers to the Company, prior to the Effective Time, a written objection to the Merger pursuant to Section 179 of the BVI Act, the Company shall promptly inform Parent of such objection and provide Parent with a copy of such written objection. The Company shall give Parent (a) prompt notice of any demands for appraisal or fair value, attempted withdrawals of such demands and any other instruments served pursuant to Section 179 of the BVI Act and received by the Company and (b) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal or fair value under the BVI Act. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or fair value, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Article VI.
CONDITIONS TO CONSUMMATION OF THE MERGER

6.1         Conditions to Obligation of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the transactions to be performed by Parent and Merger Sub in connection with the Closing is subject to the satisfaction of each of the following conditions as of the Closing:

(a)         Representations and Warranties. Each of the representations and warranties of the Company contained herein shall be true and correct as of the date of this Agreement and as of the Closing (except to the extent such representations and warranties address matters as of particular dates, in which case such representations and warranties shall be true and correct as of such dates), except where the failure of such representations and warranties to be true and correct (without giving effect to any qualifications or limitations as to materiality or Company Material Adverse Effect) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; provided, however, that the Company Fundamental Representations shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties address matters as of particular dates, in which case such representations and warranties shall be true and correct as of such dates) (in each case, without giving effect to any qualifications or limitations as to materiality or Company Material Adverse Effect).

(b)         Performance of Covenants. The Company and the Seller Representative shall have performed and complied in all material respects with all of their covenants and agreements required to be performed by them pursuant to the Transaction Documents prior to the Closing Date.

(c)         No Law or Order. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents will not be prohibited by any applicable Law and there shall not be in effect any Order by any Governmental Entity of competent jurisdiction then in effect restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

(d)         Proceedings. (i) No Action shall be pending or threatened before any Governmental Entity in which it is sought to restrain or prohibit or to obtain material damages or other relief (including rescission) in connection with the transactions contemplated by the Transaction Documents; (ii) no investigation that could result in any such Action or proceeding shall be pending or threatened; and (iii) no such Order has been entered and not subsequently dismissed or discharged with prejudice.

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(e)         HSR Act Approval. The waiting period (and extensions thereof) under the HSR Act relating to the transactions contemplated by the Transaction Documents shall have expired or terminated early;

(f)          Required Consents. All consents, amendments or waivers required under the Parent Loan Agreement, Retained Finance Agreement, the Royalty Agreements, the Call Option Agreement and the Offtake Agreement, in each case, in connection with the transactions contemplated by this Agreement (including the waiver of any requirement that Parent or its Subsidiaries (other than the Surviving Company and its Subsidiaries) provide any guarantees, pledges, purchase rights or other credit support pursuant to such agreements, which, for the avoidance of doubt, shall include the release of the SVRE Equitable Share Mortgage (as defined in the Disclosure Schedules)) shall have been obtained and shall be in full force and effect as of the Closing.

(g)         Parent Stockholder Approval. The Parent Stockholder Approval shall have been obtained in accordance with its terms and the terms and conditions of this Agreement.

(h)         Requisite Shareholder Approval. The Shareholder Written Consent evidencing the Requisite Shareholder Approval shall have been delivered to Parent and shall be in full force and effect.

(i)          Consents. All filings, notices, licenses, permits, approvals and other consents of, to or with, any Person (other than a Governmental Entity) that are listed on Section 2.5(a) of the Disclosure Schedules shall have been duly made or obtained and shall be in full force and effect as of the Closing, each in form and substance satisfactory to Parent.

(j)          No Company Material Adverse Effect. Since the date of this Agreement, there shall have been no change, event, occurrence or circumstance that has had or would reasonably be expected to have a Company Material Adverse Effect which is continuing and uncured.

(k)         Company Officer’s Certificate. The Company shall have delivered to Parent at the Closing a certificate duly executed by an executive officer or director of the Company, dated as of the Closing, certifying that each of the conditions specified in Sections 6.1(a) and 6.1(b) have been fully satisfied.

(l)          Merger Sub Board Appointment. To the extent nominated by the DFC, Merger Sub shall have duly appointed to the Merger Sub Board of Directors such person nominated by the DFC in accordance with that certain DFC Side Letter dated on or about the date hereof between DFC and the Company.

(m)        Lockup Agreement. The Seller Representative shall have delivered, or caused to be delivered, a lockup agreement to Parent from each Company Shareholder substantially in the form attached hereto as Exhibit A (the “Lockup Agreement”), duly executed by such Company Shareholder.

(n)         Registration Rights Agreement. The Seller Representative shall have delivered, or caused to be delivered, a registration rights agreement to Parent from each Company Shareholder substantially in the form attached hereto as Exhibit B (the “Registration Rights Agreement”), duly executed by such Company Shareholder.

(o)         Termination of Related-Party Agreements. The Seller Representative shall have delivered, or caused to be delivered, to Parent, written evidence evidencing the termination of the Contracts listed on Schedule 6.1(n).

(p)         Incremental Loan Disbursement. The Incremental Loan (as defined in the Retained Finance Agreement) shall have been fully disbursed.

Parent and Merger Sub may waive any condition specified in this Section 6.1 if each of Parent and Merger Sub execute a writing so stating at or prior to the Closing; provided, that such waiver shall not act to restrict or otherwise affect the rights of Parent or Merger Sub under this Agreement.

6.2         Conditions to Obligation of the Company. The obligation of the Company to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of each of the following conditions as of the Closing:

(a)         Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained herein shall be true and correct as of the date of this Agreement and as of the Closing (except to the extent such representations and warranties address matters as of particular dates, in which case

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such representations and warranties shall be true and correct as of such dates), except where the failure of such representations and warranties to be true and correct (without giving effect to any qualifications or limitations as to materiality or Parent Material Adverse Effect) would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect; provided, however, that Sections 3.1 (Organization; Power), 3.2(a) and (b) (Capitalization) and 3.3 (Authorization) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties address matters as of particular dates, in which case such representations and warranties shall be true and correct as of such dates) (in each case, without giving effect to any qualifications or limitations as to materiality or Parent Material Adverse Effect).

(b)         Performance of Covenants. Parent and Merger Sub shall have performed in all material respects all of the covenants and agreements required to be performed by Parent and Merger Sub pursuant to the Transaction Documents on or prior to the Closing Date.

(c)         No Law or Order. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents will not be prohibited by any applicable Law and there shall not be in effect any Order by any Governmental Entity of competent jurisdiction then in effect restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

(d)         HSR Approval. The waiting period (and extensions thereof) under the HSR Act relating to the transactions contemplated by the Transaction Documents shall have expired or terminated early.

(e)         Consents. All filings, notices, licenses, permits, approvals and other consents of, to or with, any Person (other than a Governmental Entity) that are listed on Section 3.4(a) of the Disclosure Schedules shall have been duly made or obtained and shall be in full force and effect as of the Closing, each in form and substance satisfactory to the Company.

(f)          No Parent Material Adverse Effect. Since the date of this Agreement, there shall have been no change, event, occurrence or circumstance that has had or would reasonably be expected to have a Parent Material Adverse Effect which is continuing and uncured.

(g)         Required Consents. All consents, amendments or waivers required under the Parent Loan Agreement, the Retained Finance Agreement, the Royalty Agreements, the Call Option Agreement and the Offtake Agreement, in each case, in connection with the transactions contemplated by this Agreement (including the release of the Company Shareholders from the Call Option Agreement and the release of the SVRE Equitable Share Mortgage (as defined in the Disclosure Schedules)) shall have been obtained and shall be in full force and effect as of the Closing.

(h)         Officer’s Certificate. Parent shall have delivered to the Company a certificate to the effect that each of the conditions specified in Sections 6.2(a) and 6.2(b) have been satisfied.

(i)          Lockup Agreements. Parent shall have delivered to the Seller Representative a Lockup Agreement for each Company Shareholder, duly executed by Parent.

(j)          Registration Rights Agreement. Parent shall have delivered to the Seller Representative the Registration Rights Agreement, duly executed by Parent.

(k)         Parent Board Appointments. Parent shall have duly appointed Thras Moraitis and Sir Michael Lawrence Davis to the Parent Board, effective as of the Closing and in accordance with the Parent Governing Documents.

(l)          Parent Stockholder Approval. The Parent Stockholder Approval shall have been obtained in accordance with its terms and the terms and conditions of this Agreement.

(m)        Payment of Merger Consideration. Parent shall have delivered, or caused to be delivered the Merger Consideration in accordance with the terms of this Agreement.
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(n)         Incremental Loan Disbursement. The Incremental Loan (as defined in the Retained Finance Agreement) shall have been fully disbursed; provided, however, that the Company may not rely on the failure of this condition to be satisfied to refuse to consummate the Closing if such failure resulted from its breach of Section 4.17(a).

The Seller Representative may waive any condition specified in this Section 6.2 if it executes a writing so stating at or prior to the Closing; provided, that such waiver shall not act to restrict or otherwise affect the rights of the Company Shareholders under this Agreement.

Article VII.
TERMINATION

7.1         Termination. Without prejudice to other remedies which may be available to the parties pursuant to this Agreement, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a)         Mutual Consent. By mutual written consent of Parent and the Company;

(b)         Breach of Representations, Warranties, Covenants or Agreements.

(i)          By Parent upon delivery of written notice to the Company, if there has been a breach of any representation, warranty, covenant or agreement made by the Company or the Company Shareholders in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.1(a) or 6.1(b) (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) (x) cannot be cured by the End Date or (y) if capable of being cured, shall not have been cured by the earlier of (1) thirty (30) calendar days following receipt of written notice from Parent of such breach or (2) the date that is three (3) calendar days prior to the End Date;

(ii)         By the Company upon delivery of written notice to Parent, if there has been a breach of any representation, warranty, covenant or agreement made by Parent in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.2(a) or 6.2(b) (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) (x) cannot be cured by the End Date or (y) if capable of being cured, shall not have been cured by the earlier of (1) thirty (30) calendar days following receipt of written notice from the Company of such breach or (2) the date that is three (3) calendar days prior to the End Date;

(c)         No Vote. By either Parent or the Company if the Parent Stockholder Approval shall not have been obtained at the Parent Stockholder Meeting or at any postponement or adjournment thereof taken in accordance with this Agreement; provided, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to any Party whose failure to comply with its covenants or agreements under this Agreement in any material respect proximately caused the failure to obtain the Parent Stockholder Approval.

(d)         End Date. By either Parent or the Company upon delivery of written notice to the other if the Closing has not occurred on or before 5:00 p.m. Eastern Time, on December 31, 2026 (the “End Date”); provided, that neither Parent nor the Company be entitled to terminate this Agreement pursuant to this Section 7.1(d) if such Person’s (or, in the case of the Company, any Company Shareholder’s and/or the Seller Representative’s) material breach of, or material failure to fulfill any obligation under, this Agreement has been the primary cause of the failure of the Closing to occur on or prior to such time on the End Date; or

(e)         Orders; Laws. By either Parent or the Company upon delivery of written notice to the other if any Governmental Entity shall have issued or entered any judgment, Order or decree, enacted any Law or taken any other action which, in any such case, permanently restrains, enjoins or otherwise prohibits the consummation of all or any of the transactions contemplated by this Agreement; provided, that neither Parent nor the Company will be entitled to terminate this Agreement pursuant to this Section 7.1(e) if (x) the issuance or entry of such judgment, Order or decree is the primary result of such Person’s (or, in the case of the Company, any Company Shareholder’s and/or the Seller Representative’s) willful breach of, or willful failure to fulfill any obligation under, this Agreement in any material respect or (y) such Person (or, in the case of the Company, any Company Shareholder and/or the Seller Representative) shall have materially breached its obligations under (and subject to the limitations in) Article IV of this Agreement to resist, resolve or lift such judgment, Order or decree or Law.

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7.2         Effect of Termination.

(a)         In the event this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(c), then Parent shall pay or cause to be paid to the Company (i) if a Change of Recommendation shall have occurred prior to such termination pursuant to Section 7.1(c), the Change of Recommendation Fee, or (ii) if no Change of Recommendation shall have occurred prior to such termination pursuant to Section 7.1(c), the Vote Down Fee, in either case by wire transfer of immediately available funds within three (3) Business Days following such termination.

(b)         Subject to the provisions of this Section 7.2, the rights of termination set forth above are in addition to any other rights a terminating party may have under this Agreement, and the exercise of a right of termination will not be an election of remedies. Notwithstanding the foregoing sentence, in the event of any termination of this Agreement by either Parent or the Company as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party or any of its or their Affiliates to any other Person by virtue of, arising out of or otherwise in connection with this Agreement except that, subject to the provisions of Section 7.2(c), (i) nothing in this Agreement will relieve any party from any willful breach of this Agreement prior to such termination or for Fraud and (ii) Section 5.3 (Confidentiality) and Article X (Miscellaneous) and any pre-termination breaches of such provisions shall survive any termination of this Agreement and each party shall be entitled to all remedies available at law or in equity in connection with any past or future breach of any such provision; provided, however, that no such termination shall relieve any party of any liability or damages to any other party (which liability or damages the parties acknowledge and agree shall not be limited to reimbursement of out-of-pocket fees, costs or expenses incurred in connection with the transactions contemplated hereby, and may include, to the extent proven and awarded by the court, damages based on loss of the economic benefit of the transactions contemplated by this Agreement to the Company Shareholders).

(c)         The Parties acknowledge and agree that (i) in no event shall Parent be required to pay either the Change of Recommendation Fee or the Vote Down Fee on more than one occasion or both the Change of Recommendation Fee and the Vote Down Fee, (ii) the agreements set forth in this Section 7.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other parties would not enter into this Agreement and accordingly, if Parent fails to promptly pay or cause to be paid the amounts due pursuant to this Article VII, and, in order to obtain such amount, the Company commences an Action that results in a final, binding and non-appealable judgment against Parent for the Change of Recommendation Fee or the Vote Down Fee (or any portion thereof), Parent shall pay or cause to be paid to the Company its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Action, together with interest on the Change of Recommendation Fee or the Vote Down Fee (or any portion thereof), as the case may be, at the prime rate as published in the Wall Street Journal in effect on the date such amounts were required to be made from such date through the date of payment and (iii) notwithstanding anything to the contrary set forth in this Agreement, in the event that the Change of Recommendation Fee or the Vote Down Fee becomes payable by, and is paid or caused to be paid by, Parent, such fees shall be the Company’s sole and exclusive remedy for monetary damages or other relief (including specific performance) pursuant to this Agreement.

Article VIII.
DEFINITIONS

8.1         Interpretation. Where specific language is used to clarify by example a general statement contained herein (such as by using the word “including”), such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The words “include” and “including,” and other words of similar import when used herein shall not be deemed to be terms of limitation but rather shall be deemed to be followed in each case by the words “without limitation.” The word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if.” The words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Article, Section or other subdivision of this Agreement. The word “party” shall, unless the context otherwise requires, be construed to mean a party to this Agreement. Any reference to a party to this Agreement or any other agreement or document contemplated hereby

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shall include such party’s successors and permitted assigns. Any reference herein to “dollars” or “$” shall mean United States dollars. The words “as of the date of this Agreement” and words of similar import shall be deemed in each case to refer to the date this Agreement was first signed. The term “or” shall be deemed to mean “and/or.” Any reference to any particular Code section or any other Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified and any reference herein to a Governmental Entity shall be deemed to include reference to any successor thereto.

8.2         Certain Definitions.

“Action” means any action, arbitration, charge, claim, complaint, demand, dispute, governmental audit, grievance, hearing, inquiry, investigation, litigations, proceeding, qui tam action, suit (whether civil, criminal, administrative, judicial, or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or arbitrator, whether at law or in equity.

“Accredited Investor” means (a) a Company Shareholder or Company Equity Award Holder that has executed and delivered an Equity Award Acknowledgment or Letter of Transmittal demonstrating that such Person is an “accredited investor” (as defined in Rule 501(a) under the Securities Act) and that is identified as such in the Funds Flow and (b) any other Company Shareholder or Company Equity Award Holder that Parent determines in its sole discretion as of the Closing is an “accredited investor” (as defined in Rule 501(a) under the Securities Act).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, (including, but not limited to, all directors and officers of such Person) controlled by, or under direct or indirect common control with, such Person. For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Aggregate Cash Merger Consideration” means an amount of cash equal to $300,000,000.

“Aggregate Stock Merger Consideration” means an aggregate of 126,849,307 shares of Parent Stock (as equitably adjusted for any stock splits, combination of shares, stock dividends, reorganizations, recapitalizations or other similar events affecting Parent Stock after the date of this Agreement).

“Benefit Plan” means all (i) option, equity purchase, phantom equity, compensatory equity or equity-linked, supplemental retirement, severance, sabbatical, vision care, disability, employee relocation, group legal, cafeteria benefit, dependent care, group insurance, medical, dental, life (including all individual life insurance policies as to which the Company or any of the Company Subsidiaries is the owner, the beneficiary or both), death benefit or accident insurance plans, programs or arrangements, (ii) all bonus, pension, profit sharing, savings, severance, retirement, deferred compensation or incentive (including cash incentive) plans, programs or arrangements, (iii) all other fringe or employee benefit plans, programs or arrangements and (iv) all employment, individual consulting, retention, change of control or executive compensation or severance agreements, in each case, written or otherwise, funded or unfunded, that are maintained, sponsored or contributed to or by the Company or any of the Company Subsidiaries for the benefit of, or relating to, any present or former employee, consultant or non-employee director of the Company or any of the Company Subsidiaries, or as to which the Company or any of the Company Subsidiaries have or may have any liability (whether actual or contingent, direct or indirect).

“Brazilian Mineral Rights” means the mineral right DM 861.429/2010 and the mining concessions listed in Section 2.24(a) of the Disclosure Schedules held by Serra Verde Brazil. Exhibit C represents a true, complete and accurate list and map of all relevant mineral proceedings held by Serra Verde Brazil.

“Business” means the business of the Company and the Company Subsidiaries, as conducted as of the date of this Agreement, consisting primarily of exploitation and production of rare earth elements and other minerals in Brazil and the assets and activities that are incidental, ancillary or necessary to the foregoing, including import, export, processing, transportation and storage.

“Business Day” means each day of the week except Saturdays, Sundays and days on which banking institutions are authorized by Law to close in the State of New York and Brasilia, Brazil.

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“Call Option Agreement” means that certain Call Option Agreement, to be dated on or before the Closing Date, among the Company, the Company Shareholders and the buyer party thereto, as amended, amended and restated and otherwise modified from time to time.

“Cash” means, on a consolidated basis, the aggregate amount of all cash and cash equivalents of the Company and any Company Subsidiary on hand or in bank accounts, including deposits in transit, in each case to the extent freely available and accessible; provided, however, that “Cash” shall (a) be reduced by the amount of any outstanding and unpaid checks, drafts, wire transfers, or other similar instruments issued by the Company or any Company Subsidiary that have not cleared and (b) not include: (i) any cash or cash equivalents that are restricted, pledged, or otherwise encumbered or not freely usable by the Company or any Company Subsidiary for any reason, including any amounts held as collateral or security for any obligation, any amounts subject to any Lien (other than a Permitted Lien), or any amounts required to be maintained under any Contract or applicable Law; (ii) any customer deposits, escrow deposits, or other deposits held on behalf of third parties or in a fiduciary capacity (iii) any amounts held in any deferred compensation, pension, or employee benefit plan; or (iv) any amounts that would be required to satisfy any Tax obligations of the Company or any Company Subsidiary that have accrued but remain unpaid.

“Charter” means the Amended and Restated Memorandum and Articles of Association of the Company, dated as of March 5, 2026, as amended, amended and restated and otherwise modified from time to time.

“Change of Recommendation Fee” means an amount equal to $75,000,000.

“Class A Ordinary Shares” means the class A ordinary shares without par value in the Company.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated and rulings issued thereunder.

“Company Equity Award Holder” means a holder of any Company Options, Company SARs, or Company RSUs as of immediately prior to the Closing.

“Company Equity Awards” means all Company Options, Company SARs and Company RSUs outstanding as of immediately prior to the Closing.

“Company Equity Plan” means the Company’s SVRE Holdings Ltd. Equity Incentive Plan and any appendixes or sub-plans thereto, as amended and/or restated from time to time.

“Company Fundamental Representations” means Section 2.1 (Organization; Corporate Power), Section 2.2 (Authorization), Section 2.3(a), Section 2.3(b), and the first sentence of Section 2.3(c) (Capitalization and Related Matters), Section 2.4 (Subsidiaries; Investments), Section 2.23 (Brokerage) and Section 2.24(a)(i) (Mining Rights).

“Company IP” means all Intellectual Property Rights owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company IT Systems” means all information technology assets, including hardware, Software, systems, computers, servers, routers, hubs, switches, data communication lines, and networks, owned, leased or licensed by the Company, and used in the operation of the Business.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material and adverse effect on (i) the condition (financial or otherwise), business or results of operations of the Company and the Company Subsidiaries, taken as a whole or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that no Effects resulting or arising from the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect exists or has occurred with respect to the foregoing clause (i): (a) any changes after the date hereof in United States or Brazil, regional, global or international economic conditions, including any changes after the date hereof affecting financial, credit, foreign exchange or capital market conditions; (b) any changes after the date hereof in conditions in any industry or industries in which the Company and the Company Subsidiaries operate; (c) any changes after the date hereof in general political, geopolitical, regulatory or legislative conditions in the United States or Brazil or any other country or region of the world, including with respect to the imposition of, or adjustments to, tariffs or other trade restrictions; (d) any changes after the date hereof in GAAP or the interpretation thereof; (e) any changes after the date hereof in applicable Law or the interpretation thereof; (f) any failure by the Company to meet any internal or

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published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from this definition of a “Company Material Adverse Effect” may be taken into account); (g) any acts of terrorism or sabotage, cyberattack, war (whether or not declared), epidemics or pandemics, the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, natural disasters or other force majeure events, including any material worsening of such conditions threatened or existing as of the date hereof; (h) the execution and delivery of this Agreement, the identity of Parent or any of its Affiliates, the pendency or consummation of this Agreement and the other transactions contemplated hereby, including the effect thereof on the relationships with current or prospective customers, suppliers, distributors, partners, financing sources, employees or sales representatives, or the public announcement of this Agreement or the transactions contemplated hereby, only to the extent directly resulting from the execution and delivery of this Agreement, the identity of Parent or any of its Affiliates, the pendency or consummation of this Agreement and the other transactions contemplated hereby, or the public announcement of this Agreement and the transactions contemplated hereby, as applicable (provided, however, that this clause (h) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the consequences resulting from the execution and delivery of this Agreement, the pendency or consummation of this Agreement and the other transactions contemplated hereby, or to address the consequences of litigation); and (i) any action or failure to take any action which action or failure to act is explicitly requested in writing by Parent and taken or not taken in accordance with the specifications of such request; provided, that with respect to the exceptions set forth in clauses (a), (b), (c), (d), (e) and (g), if such Effect has had a disproportionate adverse effect on the Company or any Company Subsidiary relative to other companies operating in the industry or industries and geographies in which the Company and the Company Subsidiaries operate, then only the incremental disproportionate adverse effect of such Effect shall be taken into account for the purpose of determining whether a Company Material Adverse Effect exists or has occurred.

“Company Option” means an option to purchase Shares that is issued and outstanding as of immediately prior to the Closing.

“Company RSU” means a restricted stock unit representing the right to receive Shares that is issued and outstanding as of immediately prior to the Closing.

“Company SAR” means a stock appreciation right representing the right to receive cash or Shares that is issued and outstanding as of immediately prior to the Closing.

“Company Service Provider” means all employees, independent contractors, consultants, directors, officers, advisors and other service providers engaged by the Company or any Company Subsidiary.

“Company Shareholder” means each holder of Shares as of immediately prior to the Effective Time.

“Company Shareholder Warrants” means the warrants held by certain Company Shareholders and their Affiliates as set forth on Section 8.2(i) of the Disclosure Schedules.

“Confidential Information” means all non-public, proprietary or confidential information (whether or not specifically identified as confidential), in any form or medium, that is disclosed to, or developed or learned by, a Company Shareholder as an owner of Shares or that primarily relates to the business, products, services or research of any Company Entity or any of their investors, partners, affiliates, strategic alliance participants, officers, directors, employees or shareholders (other than shareholders of the Company) or their respective Affiliates, including: (a) internal business information of any Company Entity (including information relating to strategic plans and practices, business, accounting, financial or marketing plans, practices or programs, training practices and programs, salaries, bonuses, incentive plans and other compensation and benefits information and accounting and business methods); (b) identities of, individual requirements of, specific contractual arrangements with, and information about, any Company Entity, its Affiliates, their respective customers and their respective confidential information; (c) any confidential or proprietary information of any third party that the Company or any Company Subsidiary has a duty to maintain confidentiality of, or use only for certain limited purposes; (d) industry research compiled by, or on behalf of any Company Entity, including identities of potential target companies, management teams, and transaction sources identified by, or on behalf of, any Company Entity; (e) compilations of data and analyses, processes, methods, track and performance records, data and data bases relating thereto; and (f) information related

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to the Company IP and updates of any of the foregoing; provided, that “Confidential Information” shall not include any information that (i) has become publicly known or has become widely known to geologists, geophysicists, metallurgists, mining engineers or other knowledgeable mining professionals, in each case, other than as a result of the breach by a Company Shareholder of Section 5.3 of this Agreement, (ii) is or becomes available to a Company Shareholder or any of its Representatives on a non-confidential basis from a third-party provided, that such source is not known by such Company Shareholder to be bound by a confidentiality obligation with respect to such information, or (iii) is or has been independently developed by such Company Shareholder and/or its Representatives without use of or reference to any Confidential Information.

“Contract” means any agreement, contract, instrument, commitment, lease, guaranty, indenture, license, or other arrangement or understanding (and all amendments, side letters, modifications and supplements thereto) between parties or by one party in favor of another party, whether written or oral, in each case that is legally binding on the relevant parties thereto.

“DFC” means the United States International Development Finance Corporation.

“DFC Warrants” means the warrants held by the United States International Development Finance Corporation pursuant to the Retained Finance Agreement.

“Effect” means any change, effect, development, circumstance, condition, fact, state of facts, event or occurrence.

“Environmental Law” means any and all Laws, statutes, ordinances, regulations, treaties, policies, guidance, rules, judgments, Orders, writs, court decisions or rule of common law, stipulations, injunctions, consent decrees, permits, restrictions and licenses, which regulate or relate to (a) the use, treatment, storage, transportation, handling, disposal, Remediation or Release of Hazardous Substances, (b) the preservation or protection of the environment, including waterways, groundwater, drinking water, air, wildlife, plants, endangered species, land surface or subsurface strata or other natural resources; (c) climate change; (d) water use; (e) the health and safety of persons or property, including protection of the health and safety of employees; (f) noise and odors; (g) Product Stewardship Matters and (h) any Laws that impose liability or responsibility, including indemnity or compensatory obligations, with respect to any of the foregoing.

“Environmental Permits” means all Permits required from or granted by any Governmental Entity pursuant to any Environmental Law.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal Law then in force.

“FINRA” means the U.S. Financial Industry Regulatory Authority, Inc..

“Fraud” means actual, intentional and knowing fraud under Delaware Law, committed by a Person in the making of the representations and warranties in Article II or Article III, as applicable (as modified by the Disclosure Schedules), upon which the complaining party actually and justifiably or reasonably relied to its detriment. For the avoidance of doubt, “Fraud” shall not consist of constructive fraud, equitable, imputed, implied, promissory or statutory fraud or any fraud premised on negligence or recklessness.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Entity” means any (a) province, region, state, county, city, town, village, district or other jurisdiction; (b) federal, provincial, regional, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, bureau, commission, department, instrumentality, office, political subdivision or other entity and any court or other tribunal); (d) multinational organization; (e) body exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature; or (f) official of any of the foregoing.

“Hazardous Substances” means any pollutant, chemical, substance, contaminant or any toxic, infectious, carcinogenic, radioactive, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under, or may give rise to liability or other obligations under, any Environmental Laws, including any quantity of asbestos

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in any form, urea formaldehyde, polychlorinated biphenyls, per- and polyfluoroalkyl substances, toxic mold, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives, and any waste products regulated under any Mining Law.

“Indebtedness” means, without duplication, at any specified time, any of the following indebtedness of any Person (whether or not contingent and including any and all principal, accrued and unpaid interest, prepayment premiums or penalties, related expenses, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and other amounts which would be payable in connection therewith): (a) any obligations of such Person for borrowed money or in respect of loans or advances (whether or not evidenced by bonds, debentures, notes, or other similar instruments or debt securities), in each case to the extent outstanding and actually drawn; (b) any obligations of such Person as lessee under any lease or similar arrangement required to be recorded as a capital lease in accordance with GAAP with respect to the Company or its Subsidiaries (or GAAP with respect to Parent); (c) all liabilities of such Person under or in connection with letters of credit or bankers’ acceptances, performance bonds, sureties or similar obligations that have been drawn down, in each case, to the extent of such draw and only to the extent such draw has not been reimbursed; (d) any obligations of such Person to pay the deferred purchase price of property, goods or services other than (i) trade payables incurred in the Ordinary Course of Business or (ii) earnout payments, contingent consideration, purchase price adjustments or any other contingent or variable payment obligations arising in connection with any prior acquisition; (e) all liabilities of such Person under conditional sale or other title retention agreements; (f) all liabilities of such Person arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (g) any liability or obligation of others guaranteed by, or secured by any Lien on the assets of, such Person; (h) all Liabilities (i) for accrued, unpaid vacation, paid time off and performance or other bonuses as of the Closing, (ii) for accrued, unpaid severance or similar termination payments or benefits payable by the Company, (iii) in respect of any post-retirement or retiree health, medical or welfare benefit or any underfunded or unfunded deferred compensation, phantom equity, or similar arrangements, whether or not accrued, (iv) in respect of any underfunded or unfunded pension or retiree medical or welfare plan or arrangement liabilities (calculated on a plan termination basis), including any unfunded or underfunded Liabilities with respect to any non-United States pension plan, whether or not accrued (and for the avoidance of doubt, including, but not limited to, any amounts in respect of the Company’s Swiss pension plan) and (v) for all employer-side Taxes imposed on any amounts described in the foregoing clauses (i) through (v); provided, that with respect to the Company and the Company Subsidiaries, Indebtedness shall in all cases not include (i) any payables or loans of any kind or nature between the Company and any Company Subsidiary or between any Company Subsidiary and any other Company Subsidiary, (ii) any guarantees, letters of credit, performance bonds, sureties and/or similar obligations issued by or on behalf of the Company or any Company Subsidiary to customers of the Business in the Ordinary Course of Business, (iii) any restoration obligations under a real property lease of the Company or any Company Subsidiary, (iv) any undrawn amounts under any revolving credit facility, line of credit or other committed credit facility of any kind, (v) any obligations arising under operating leases (as opposed to capital or finance leases) as determined in accordance with GAAP, or (vi) any customer deposits, deferred revenue, or other similar obligations arising in the Ordinary Course of Business.

“Intellectual Property Rights” means all rights of the following types, which may exist under the laws of any jurisdiction: (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights, design rights, and moral rights associated with any of the foregoing; (ii) rights in information, data, databases and data collections; (iii) trademark, trade name, service name, Internet domain name, trade dress and service mark rights and similar rights; (iv) trade secret rights and other rights to proprietary or confidential information, including inventions (whether or not patentable or reduced to practice), developments, know-how, designs, drawings, methods, processes, techniques, formulae, research and development, compilations, compositions, manufacturing processes, production processes, devices, specifications, reports, analyses, customer lists, supplier lists, pricing information, cost information, business plans, business proposals, marketing plans, and marketing proposals; (v) patents and industrial property rights; (vi) other intellectual property rights of every kind and nature; and (vii) rights in or relating to registrations, renewals, extensions, combinations, reexaminations, continuations, continuations-in-part, divisions, and reissues of, and applications for, any of the rights referred to in clauses (i) through (vi) above.

“IRS” means the U.S. Internal Revenue Service.

“Intervening Event” means an Effect that was not actually known to the Parent Board as of the execution and delivery of this Agreement (or if it was actually known by the Parent Board as of or prior to the execution and delivery of this Agreement, the material consequences of which were not actually known by the Parent Board

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at such time); provided, that under no circumstances shall any of the following be an Intervening Event or be taken into account in determining whether an Intervening Event has occurred: (a) any Effect that was directly and proximately caused by the entry into, announcement or performance of the transactions contemplated by this Agreement, or directly resulting or arising from the identity of the Company or any of the Company Subsidiaries; or (b) any change in the market price or trading volume of Shares, any change in the credit rating of the Company or any of its securities, or the Company failing to meet, meeting or exceeding internal or published projections, forecasts, guidance or revenue or earnings predictions, or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to any of the foregoing in this clause (c) may constitute or be taken into account in determining whether an Intervening Event has occurred to the extent not otherwise excluded under this definition).

“Knowledge” means, (a) with respect to the Company, the actual knowledge of any of Thras Moraitis, Scott Lewis and Kevin McPhee, and the knowledge that each of such individuals would reasonably be expected to have obtained after reasonable inquiry of their direct reports, and (b) with respect to Merger Sub or Parent, the actual knowledge of any of Barbara Humpton, Robert Steele and David Kronenfeld, and the knowledge that each of such individuals would reasonably be expected to have obtained after reasonable inquiry of their direct reports.

“Law” means any requirement arising under any constitution, law, statute, code, treaty, decree, rule, ordinance or regulation or any determination or direction of any arbitrator or any Governmental Entity, including any of the foregoing that relate to data use, privacy or protection and pensions.

“Leases” means that certain (i) Mining Lease Agreement (M-113117) by and between Round Top Mountain Development, LLC (“RTMD”) and the Texas General Land Office (“GLO”) dated September 2, 2011, and amended on January 26, 2012, March 29, 2012, and September 14, 2022 and (ii) Mining Lease Agreement (M-113629) by and between RTMD and the GLO, dated November 1, 2011.

“Liability” means any liability, debt, obligation, guarantee, assurance, commitment, deficiency, interest, Tax, or obligation, whether asserted or unasserted, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of whether arising out of or based on Contract, Law, tort, strict liability or otherwise and regardless of whether or not reflected or required to be reflected on a balance prepared in accordance with GAAP.

“Lien” means, with respect to any asset, any security interest, lien, pledge, claim, option, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sales and title retention agreement (including any lease in the nature thereof), right of first refusal and/or right of first offer, pre-emptive right, adverse claim or restriction of any kind, including any restriction on transfer or other assignment, charge, encumbrance or other similar arrangement or interest, any agreement to provide the foregoing or any other statutory liens or trusts that are created under other applicable Law.

“Losses” means any and all losses, Liabilities, actions, causes of action, costs, damages or expenses, Taxes, damages or expenses, whether or not arising from or in connection with any third party claims (including interest, penalties, reasonable attorneys’, consultants’, experts’ and other professional fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing), but excluding punitive damages, unless such damages are (i) actually paid to a third party or (ii) arise from fraud or intentional misrepresentation (in which case such punitive damages shall be included as “Losses”).

“Mining Law” means all applicable Laws relating to the exploitation and use of mineral resources in Brazil, including exploration, mining, mine development, processing, transportation and marketing of ores, the use and storage of waste and tailings, and the Reclamation of lands used for such activities, including the Brazilian Mining Code (Decree-law No. 227/1967, as amended), the Regulations to the Mining Code (Decree No. 9.406/2017) and all regulations issued by the President of the Republic, NMA and Ministry of Energy and Mines, as applicable.

“Nasdaq” means the Nasdaq Stock Market LLC and the exchanges operated thereby.

“NMA” means the National Mining Authority of Brazil (Agência Nacional de Mineração).

“Offtake Agreement” means that certain Offtake Agreement, dated on or about the date hereof, between SV Management Switzerland AG and the buyer party thereto, as amended, amended and restated and otherwise modified from time to time.

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“OMF CR” means OMF Fund III (CR) Ltd.

“OMF F” means OMF Fund III (F) Ltd.

“Order” means any order, writ, directive, injunction, judgment, decree, ruling, assessment, arbitration award, or other legally enforceable requirement issued, made, rendered, entered into or imposed by any Governmental Entity or arbitrator.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice, including as to frequency and amount.

“Ordinary Shares” means the ordinary shares without par value in the Company.

“Parent Acquisition Proposal” means any bona fide written offer or proposal by any Person or group (as defined in Section 13(d) of the Exchange Act) (other than the Company or its Affiliates) for a transaction or series of related transactions involving (a) any direct or indirect acquisition or purchase of fifty percent (50%) or more of the consolidated assets of Parent and its Subsidiaries, taken as a whole, or (b) any direct or indirect acquisition or purchase of fifty percent (50%) or more of the total voting power of the equity securities of Parent, or (c) any merger, consolidation, business combination, recapitalization or similar transaction pursuant to which any Person or group (other than the Company or its Affiliates) would acquire fifty percent (50%) or more of the total voting power of the equity securities of the surviving or resulting entity in such transaction.

“Parent Benefit Plan” means all (i) option, equity purchase, phantom equity, compensatory equity or equity-linked, supplemental retirement, severance, sabbatical, vision care, disability, employee relocation, group legal, cafeteria benefit, dependent care, group insurance, medical, dental, life (including all individual life insurance policies as to which the Parent or any of the Parent’s Subsidiaries is the owner, the beneficiary or both), death benefit or accident insurance plans, programs or arrangements, (ii) all bonus, pension, profit sharing, savings, severance, retirement, deferred compensation or incentive (including cash incentive) plans, programs or arrangements, (iii) all other fringe or employee benefit plans, programs or arrangements and (iv) all employment, individual consulting, retention, change of control or executive compensation or severance agreements, in each case, written or otherwise, funded or unfunded, that are maintained, sponsored or contributed to or by the Parent or any of the Parent’s Subsidiaries for the benefit of, or relating to, any present or former employee, consultant or non-employee director of the Parent or any of the Parent’s Subsidiaries, or as to which the Parent or any of the Parent’s Subsidiaries have or may have any liability (whether actual or contingent, direct or indirect).

“Parent Board” the Board of Directors of Parent.

“Parent IT Systems” means all information technology assets, including hardware, Software, systems, computers, servers, routers, hubs, switches, data communication lines, and networks, owned, leased or licensed by the Parent and Parent Subsidiaries, and used in the operation of each of their businesses.

“Parent Loan Agreement” means, collectively, (a) a direct funding agreement to be entered into among the Parent, the subsidiary guarantors party thereto from time to time and the U.S. Department of Commerce, (b) a loan guarantee agreement to be entered into among the Parent, the subsidiary guarantors party thereto from time to time and the U.S. Department of Commerce and (c) a note purchase agreement to be entered into among the Parent, the Federal Financing Bank and the Secretary of Commerce, in each case, on terms and conditions consistent with that certain letter of intent dated January 26, 2026 by and between Parent and U.S. Department of Commerce.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material and adverse effect on (a) the condition (financial or otherwise), business, or results of operations of Parent and Parent Subsidiaries, taken as a whole or (b) the ability of Parent to consummate the transactions contemplated by this Agreement; provided, however, that no Effects resulting or arising from the following shall be deemed to constitute a Parent Material Adverse Effect or shall be taken into account when determining whether a Parent Material Adverse Effect exists or has occurred with respect to the foregoing clause (a): (i) any changes after the date hereof in United States, regional, global or international economic conditions, including any changes after the date hereof affecting financial, credit, foreign exchange or capital market conditions; (ii) any changes after the date hereof in conditions in any industry or industries in which Parent and Parent Subsidiaries operate; (iii) any changes after the date hereof in general political, geopolitical, regulatory or legislative conditions in the United States or any other country or region of the world, including with respect to the

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imposition of, or adjustments to, tariffs or other trade restrictions; (iv) any changes after the date hereof in GAAP or the interpretation thereof; (v) any changes after the date hereof in applicable Law or the interpretation thereof; (vi) any failure by Parent to meet any internal or published projections, estimates or expectations of Parent’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Parent to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from this definition of a “Parent Material Adverse Effect” may be taken into account); (vii) changes in the market price or trading volume of Parent Stock (provided that the underlying causes of such changes may be considered in determining whether a Parent Material Adverse Effect has occurred); (viii) any acts of terrorism or sabotage, cyberattack, war (whether or not declared), epidemics or pandemics, the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, natural disasters or other force majeure events, including any material worsening of such conditions threatened or existing as of the date hereof; (ix) the execution and delivery of this Agreement, the identity of the Company or any Company Subsidiary, the pendency or consummation of this Agreement and the other transactions contemplated hereby, including the effect thereof on the relationships with current or prospective customers, suppliers, distributors, partners, financing sources, employees or sales representatives, or the public announcement of this Agreement or the transactions contemplated hereby, only to the extent directly resulting from the execution and delivery of this Agreement, the identity of the Company or any Company Subsidiary, the pendency or consummation of this Agreement and the other transactions contemplated hereby, or the public announcement of this Agreement and the transactions contemplated hereby, as applicable (provided, however, that this clause (ix) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the consequences resulting from the execution and delivery of this Agreement, the pendency or consummation of this Agreement and the other transactions contemplated hereby, or to address the consequences of litigation); and (x) any action or failure to take any action which action or failure to act is explicitly requested in writing by the Company taken or not taken in accordance with the specifications of such request; provided, that with respect to the exceptions set forth in clauses (i), (ii), (iii), (iv), (v) and (viii), if such Effect has had a disproportionate adverse effect on Parent or any Parent Subsidiary relative to other companies operating in the industry or industries and geographies in which Parent and Parent Subsidiaries operate, then only the incremental disproportionate adverse effect of such Effect shall be taken into account for the purpose of determining whether a Parent Material Adverse Effect exists or has occurred.

“Parent Specified Stock Price” means $18.0135 (as equitably adjusted for any stock splits, combination of shares, stock dividends, reorganizations, recapitalizations or other similar events affecting Parent Stock after the date of this Agreement).

“Parent Real Property Interests” means all real property interests held or used by the Parent and Parent Subsidiaries in connection with ownership and operation of the business of Parent and Parent Subsidiaries, including (i) all land owned in fee simple, together with all mineral rights, surface rights, water rights, and appurtenant easements, rights-of-way, and access rights associated therewith, as more particularly described in Section 3.22 of the Disclosure Schedules, and (ii) all leasehold interests, options, licenses, concessions, permits, and mining claims held by the Parent and Parent Subsidiaries, together with all mineral rights, subsurface rights, and appurtenant access and ancillary rights associated therewith, pursuant to the agreements described in Section 3.22 of the Disclosure Schedules. For the avoidance of doubt, Parent Real Property Interests, includes all such interests whether held directly or indirectly, whether recorded or unrecorded, and whether arising under applicable property law, mining law, or contractual arrangement.

“Parent Stock” means the common stock, par value $0.0001 per share, of Parent.

“Parent Stockholder Approval” means the affirmative vote of holders of a majority of the shares of Parent Stock present in person or represented by proxy at the Parent Stockholder Meeting and entitled to vote thereon, voting in favor of the issuance of Parent Stock pursuant to this Agreement, as required pursuant to the Nasdaq Listing Rules.

“Parent Stockholder Meeting” means the duly called meeting of the stockholders of Parent for the purposes of obtaining Parent Stockholder Approval.

“Parent Subsidiaries” means the Subsidiaries of Parent, including Merger Sub.

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“Permit” means any approval, consent, ratification, registration, waiver, exemption, consent, authorization, license, permit, certificate or clearance issued, granted, given, or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law (other than the Brazilian Mineral Rights).

“Permitted Lien” means (a) any restriction on transfer arising under applicable securities law; (b) any Liens for Taxes, assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP with respect to the Company or its Subsidiaries; (c) notices of commencement, notices, mechanics’, carriers’, workers’, repairers’ and similar Liens, including all statutory Liens, arising or incurred in the Ordinary Course of Business that are not yet due and payable or the amount or validity of which are being contested in good faith through appropriate legal proceedings and for which adequate reserves have been established in accordance with GAAP with respect to the Company or its Subsidiaries; (d) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over any Company Property which are not violated by the current use and operation of such Company Property; (e) the Real Estate Agreements; (f) rights of parties in possession of any Company Property; (g) any mineral or subsurface rights or interests affecting or encumbering any Company Property; (h) covenants, conditions, restrictions, easements and other similar matters of record affecting title to any of the Company Properties; and (i) non-exclusive licenses of Company IP granted in the Ordinary Course of Business.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity.

“Personal Information” means information in any form that relates to or could be used to identify a natural Person, and/or is considered “personally identifiable information,” “personal information,” “personal data,” or any similar term by any applicable Laws.

“Privacy Laws” means all applicable Laws and binding guidelines and standards relating to data privacy, data protection, cybersecurity, data security, the processing of Personal Information, and data breach notification.

“Pro Rata Share” means, with respect to a Company Shareholder, the portion of Merger Consideration payable to all Company Shareholders received by such Company Shareholder at Closing, expressed as a percentage.

“Product Stewardship Matters” means any and all measures, proceedings, schedules, actions, standards, including those provided by applicable Laws, or other management approaches relating to (a) obligations under applicable producer responsibility regimes; (b) the identification, mitigation and management of hazards and risks associated with products from the research and development and the design phase, throughout all stages of the life cycle; (c) the assessment of compliance with applicable legislation establishing requirements for the development, manufacture, marketing, distribution, and end-of-life management and disposal of products; (d) the prevention of unauthorized, prohibited or otherwise restricted uses of products as well as raw materials and chemicals used in the manufacturing process; and (e) other matters relating to minimizing the hazards and risks or environmental impact of the products and services of the Business.

“Proxy Statement” means the proxy statement relating to Parent Stockholder Meeting, as amended from time to time.

“Reclamation” means restoring, rehabilitating, or remediating land or natural resources impacted or affected by mining to a natural state, including, as applicable, revegetation, recontouring, or abatement, as well as post-reclamation or post-remediation monitoring, operation, and maintenance.

“Registered IP” means all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Entity or domain name registry, including all patents, registered copyrights, registered trademarks, and domain names, and all applications for any of the foregoing.

“Related Party” means (a) any officer, director, employee, shareholder or Affiliate of any of the Company or any Company Subsidiary; (b) any individual related by blood, marriage or adoption to any such Person in clause (a); or (c) any entity in which any such Person in clause (a) owns any beneficial interest.

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“Release” means any release, spill, emission, leaking, pumping, depositing, pouring, placing, discarding, abandoning, emptying, migrating, seeping, escaping, leaching, dumping, injection, disposal or discharge of any Hazardous Substances into or through the environment. For the avoidance of doubt, the term “Release” shall include the abandonment or discarding of barrels, containers or other closed receptacles containing any Hazardous Substances.

“Remediation” means any investigation, cleanup, removal or remediation of, or any remedial or corrective action with respect to, any Release of Hazardous Substances.

“Representatives” means a Person’s officers, directors, board observers, employees, agents, attorneys, accountants, advisors and other authorized representatives.

“Requisite Sellers” means Company Shareholders holding Shares sufficient to approve and adopt this Agreement and the Merger in accordance with the organizational documents of the Company and applicable Law.

“Requisite Shareholder Approval” means the duly authorized Resolution of Members (as defined in the Articles of Association of the Company), authorizing this Agreement and the Plan of Merger and approving the Merger and the other transactions contemplated by this Agreement.

“Retained Finance Agreement” means that certain Finance Agreement, by and between the Company and United States International Development Finance Corporation, dated as of January 21, 2026, as amended on March 5, 2026, and as further amended or amended and restated from time to time.

“Round Top Development” means the development of the operations and rights related to Round Top Mountain and the geologically unique Round Top Mountain heavy rare earth elements deposit, including, but not limited to, land rights, water rights and Parent’s research and development facility in Wheat Ridge, Colorado.

“Royalty Agreements” means, collectively, (a) that certain Amended and Restated Royalty Agreement, dated as of July 11, 2022, as amended December 22, 2022, August 15, 2023, October 18, 2024, March 5, 2026 and April 15, 2026, by and among the Company, Serra Verde International Trading Company S.R.L. (“SVIT”), SV Management Switzerland AG, SVRE UK Limited, Serra Verde Brazil, SVRE Marketing Ltd., Serra Verde Mining LLC, Serra Verde Mid Mining Holdings LLC, OMF CR, and TMF Canada Inc. and (b) that certain Royalty Agreement (Buyback), dated as of August 15, 2023, as amended October 18, 2024, March 5, 2026 and April 15, 2026, by and among the Company, SVIT, SV Management Switzerland AG, SVRE UK Limited, Serra Verde Brazil, SVRE Marketing Ltd., Serra Verde Mining LLC, Serra Verde Mid Mining Holdings LLC, OMF F, and TMF Canada Inc.

“Royalty Holders” means OMF CR and OMF F.

“Securities Act” means the Securities Act of 1933 as amended from time to time, and the rules promulgated thereunder.

“Security Incident” means any (i) accidental, unlawful or unauthorized access, use, loss, exfiltration, disclosure, alteration, destruction, encryption, compromise, or other processing of Personal Information and/or confidential information; or (ii) occurrence that constitutes a “data breach,” “security breach,” “personal data breach,” “security incident,” “cybersecurity incident,” or any similar term under any applicable Law.

“Serra Verde Brazil” means Serra Verde Pesquisa e Mineração Ltda., a limited liability company, incorporated under the Laws of Brazil, enrolled with the CNPJ under No. 08.842.895/0003-85, with its headquarters located in the City of Minaçu, State of Goiás, Faz. Capão Grande, s/n, Zona Rural, Zip Code 76.450-000.

“Shares” means, collectively, the shares of the Company, which consist of Ordinary Shares and Class A Ordinary Shares.

“Software” means software (including HTML code, firmware and other software embedded in hardware devices), and all related source code, object code, application programming interfaces, screens, command structures, report formats, templates, menus, buttons, icons, user interfaces and all documentation, including development, diagnostic support, user and training documentation related to any of the foregoing.

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“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Tax” means any and all taxes, including (i) any income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, conveyancing, gains, withholding, payroll, employment, national insurance, social security (including pension), excise, severance, stamp, occupation, premium, property, environmental or windfall profit, custom duty, or other tax, levy, governmental fee or other like assessment or charge in the nature of a tax, together with any interest, penalty, addition to tax or similar amount imposed by any Governmental Entity, whether disputed or not, (ii) in the case of the Company or any Company Subsidiary, any liability for the payment of any amount described in clause (i) as a result of being or having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a transferee or successor or as a result of being party to any contract or any express or implied obligation to indemnify any other Person.

“Tax Return” means any return, report, declaration, claim for refund, information return or other document (including schedules thereto, other attachments thereto, amendments thereof, or any related or supporting information) filed or required to be filed with any Governmental Entity in connection with the determination, assessment or collection of any Tax, or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“Trade Controls” means (a) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered, or enforced by the U.S. government, including the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), Section 999 of the Internal Revenue Code, the U.S. customs laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4861), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter 1, and the Foreign Trade Regulations (15 C.F.R. Part 30); and (b) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. law.

“Trading Day” means any day on which the Nasdaq (or such other national securities exchange on which the Parent Stock is then listed) is open for the transaction of business and on which the Parent Stock is actually traded.

“Transaction Documents” means this Agreement, the Lockup Agreements, the Registration Rights Agreement, the Paying Agent Agreement, the Employment Agreements, the Voting and Support Agreement, the Orion Acknowledgment of Payment, each Letter of Transmittal executed by a Company Shareholder, each Equity Award Acknowledgment executed in accordance with Section 1.3(h), and the Contracts and other documents expressly contemplated to be delivered or executed in connection herewith.

“U.S. Benefit Plan” means a Benefit Plan which is subject to the laws of the United States or provides compensation or benefits to any current or former employee, consultant or independent contractor of the Company (or any dependent thereof) who resides in or is otherwise subject to the laws of the United States.

“VAT” means any national, state or local value added tax, sales tax, use tax, goods and services tax, turnover tax and any other tax of a similar nature.

“Vote Down Fee” means an amount equal $25,000,000.

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8.3         Additional Definitions.

Term	Section
Agreement	Recitals
Antitrust Laws	4.3(b)
Articles of Merger	1.1(b)
BVI Act	Recitals
Cancelled Shares	1.3(c)
Change of Recommendation	4.9(d)
Closing Date	1.6(a)
Closing Payment Certificate	1.4(a)
Closing	1.6(a)
Company	Preamble
Company Closing Certificate	1.6(g)
Company Data Partner	2.11(a)
Company Entity	5.3(b)
Company Group	5.3(b)
Company Properties	2.12(b)
Company Property	2.12(b)
Company Subsidiary	2.4(a)
Confidentiality Agreement	5.3(a)
Continuing Service Provider	5.8(a)
Contracted Professional	2.18(e)
Counsel	10.22
D&O Tail Policy	5.2(a)
Dissenting Shares	1.3(b)
Effective Time	1.1(b)
Employment Agreement	Recitals
Employment Matters	5.8(b)
End Date	7.1(d)
Enforceability Exceptions	2.2
Engagement	10.22(a)
Financial Statements	2.6
Funds Flow	1.4(a)
Health and Welfare Benefits	5.8(a)
HSR Act	4.3(b)
Intended Tax Treatment	5.1(e)
Key Employees	Recitals
Letter of Transmittal	1.5(b)
Lockup Agreement	6.1(m)
Material Contract	2.13(b)
Material Customer	2.22(a)
Material Supplier	2.22(b)
Merger Constituent Companies	1.1
Merger Sub	Preamble
Merger	Recitals
Parent Closing Certificate	1.6(f)
Parent Financial Statements	3.7(b)
Parent Governing Documents	3.1
Parent	Preamble

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Term	Section
Parent Data Partner	3.21(a)
Paying Agent Agreement	1.5(a)
Paying Agent	1.5(a)
Plan of Merger	1.1(b)
Pre-Closing Period	4.10
Privacy Requirements	2.11(a)
R&W Policy	4.8
Real Estate Agreement	2.12(b)
Real Estate Agreements	2.12(b)
Registrar	1.1(b)
Registration Rights Agreement	6.1(n)
Released Claims	9.3(a)(ii)
Sanctions	2.17(e)
Sanctioned Person	2.17(e)
Sanctioned Territory	2.17(e)
SEC	2.7(b)
Seller Representative	Preamble
Seller Written Consent	Recitals
Signing Parent SEC Documents	Article III
Subsidiary Equity Interests	2.4(d)
Surviving Company	1.1
Tangible Assets	2.9(a)
Total Annual Cash Compensation Opportunity	5.8(a)
Transfer Taxes	5.1(c)

Article IX.
SURVIVAL AND RELEASE

9.1         Survival. Subject to the following sentence, none of the representations, warranties, agreements or covenants set forth in this Agreement or in any certificate or document delivered at, or prior to, the Closing in connection with this Agreement shall survive the Closing, and thereafter none of the Company, any Company Subsidiary, any Company Shareholder, Parent or Merger Sub shall be under any Liability whatsoever with respect to any such representation, warranty, agreement or covenant; provided, that, (x) any covenants and agreements in this Agreement that by their terms contemplate performance following the Closing (including those set forth in Article I and Section 5.2) shall survive until fully performed and (y) nothing contained in this Agreement shall limit (i) any claims for Fraud, (ii) Parent’s (or any of its Affiliates’) ability to make a claim or other rights under the R&W Policy or (iii) the rights and obligations of the parties to the Transaction Documents (the foregoing clauses (x) and (y), the “Surviving Rights and Remedies”). Except with respect to the Surviving Rights and Remedies, Parent, the Company Shareholders and the Company shall have no post-Closing remedy for breaches of any representation, warranty, agreement or covenant set forth in this Agreement or in any certificate delivered at the Closing and none of the parties hereto shall have any Liability whatsoever with respect to any such representation, warranty, agreement or covenant thereafter; provided, that, notwithstanding anything in this Section 9.1 to the contrary, the acknowledgements, disclaimers, and other terms, as applicable, in this Article IX, Section 2.28 and Section 3.26 (and the related definitions used in such Sections) shall survive the Closing. Without limiting the generality of the foregoing, except with respect to the Surviving Rights and Remedies:

(a)         after the Closing, (x) Parent, on behalf of itself and its Affiliates (including, from and after the Closing, the Company and each Company Subsidiary) and Representatives, hereby waives, to the fullest extent permitted under applicable Law, any and all rights, Actions and causes of action that it or any of its Affiliates or Representatives may have against the Company Shareholders or any of their Affiliates or any of their respective Representatives, and (y) each Company Shareholder, on behalf of itself and its Affiliates and Representatives, hereby waives, to the fullest extent permitted under applicable Law, any and all rights, Actions and causes of action that it or any of its Affiliates or Representatives may have against Parent, Merger Sub or any of their Affiliates (including,

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following the Closing, the Company and each Company Subsidiary) or any of their respective Representatives, in each of the cases of the foregoing clauses (x) and (y), with respect to the subject matter of this Agreement, the Transaction Documents or any certificate or document delivered pursuant to this Agreement, whether under any contract, misrepresentation, tort, or strict liability theory, or under applicable Law, and whether at law or in equity;

(b)         after the Closing, (x) neither Parent nor Merger Sub nor any of their respective Affiliates or their respective former, current or future general or limited partners, equityholders, managers, members, directors, officers, employees, agents and representatives, nor (y) any Company Shareholder nor any of their respective Affiliates or their respective former, current or future general or limited partners, equityholders, managers, members, directors, officers, employees, agents and representatives, may seek the rescission of the transactions contemplated by this Agreement;

(c)         the provisions of, and the limitation of remedies provided in, this Section 9.1 were specifically bargained for between the parties hereto and were taken into account by the parties hereto in arriving at the Merger Consideration, as adjusted pursuant to the terms of this Agreement;

(d)         the parties hereto have voluntarily agreed to define their rights, Liabilities and obligations respecting the transactions contemplated hereby exclusively in contract pursuant to the express terms and provisions of this Agreement;

(e)         nothing in this Agreement is intended to limit Parent’s rights against the insurer under any R&W Policy; and

(f)          the parties hereto each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and the parties hereto specifically acknowledge that no party hereto has any special relationship with another party hereto that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

9.2         “As Is” Acquisition. EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN Article II OR Article III, AS APPLICABLE, (X) THE MERGER IS BEING CONSUMMATED AND THE TRANSACTIONS CONTEMPLATED HEREBY ARE BEING UNDERTAKEN WITH RESPECT TO THE COMPANY AND EACH COMPANY SUBSIDIARY AND THEIR RESPECTIVE ASSETS, PROPERTIES, BUSINESS AND OPERATIONS “AS IS, WHERE IS” “WITH ALL FAULTS,” AND THE COMPANY SHAREHOLDERS AND THEIR AFFILIATES DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, AS TO THE COMPANY SHAREHOLDERS, THEIR AFFILIATES, THE COMPANY, EACH COMPANY SUBSIDIARY, THE LIABILITIES OR OPERATIONS OF THE COMPANY OR ANY COMPANY SUBSIDIARY, TITLE, CONDITION, VALUE OR QUALITY OF THE ASSETS OF THE COMPANY AND EACH COMPANY SUBSIDIARY OR THE PROSPECTS (FINANCIAL AND OTHERWISE), RISKS AND OTHER INCIDENTS OF THE ASSETS OF THE COMPANY AND EACH COMPANY SUBSIDIARY, AND (Y) THE MERGER CONSIDERATION PAYABLE HEREUNDER, INCLUDING ANY PARENT SHARES, IS BEING DELIVERED “AS IS, WHERE IS” “WITH ALL FAULTS,” AND PARENT AND MERGER SUB AND THEIR AFFILIATES DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, AS TO PARENT, MERGER SUB, THEIR AFFILIATES, THE PARENT SHARES, THE LIABILITIES OR OPERATIONS OF PARENT OR MERGER SUB, TITLE, CONDITION, VALUE OR QUALITY OF THE ASSETS OF PARENT OR THE PROSPECTS (FINANCIAL AND OTHERWISE), RISKS AND OTHER INCIDENTS OF THE ASSETS OF PARENT. THE COMPANY SHAREHOLDERS AND THEIR RESPECTIVE AFFILIATES DISCLAIM ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, OR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS OF THE COMPANY AND EACH COMPANY SUBSIDIARY, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR AS TO THE CONDITION OF THE ASSETS OF THE COMPANY AND EACH COMPANY SUBSIDIARY, OR ANY PART THEREOF, INCLUDING WHETHER THE COMPANY AND EACH COMPANY SUBSIDIARY POSSESS SUFFICIENT REAL PROPERTY OR PERSONAL PROPERTY TO OPERATE THE BUSINESS, AND PARENT AND MERGER SUB AND THEIR RESPECTIVE AFFILIATES DISCLAIM ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE,

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OR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE PARENT SHARES OR THE ASSETS OF PARENT, OR ANY PART THEREOF, OR AS TO THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR AS TO THE CONDITION OF THE ASSETS OF PARENT, OR ANY PART THEREOF, IN EACH CASE, EXCEPT AS EXPRESSLY SET FORTH HEREIN. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, (A) THE COMPANY SHAREHOLDERS AND THEIR AFFILIATES EXPRESSLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, REGARDING THE CONDITION OF THE ASSETS OF THE COMPANY AND EACH COMPANY SUBSIDIARY, AND NO MATERIAL OR INFORMATION PROVIDED BY OR ON BEHALF OF, OR COMMUNICATIONS MADE BY OR ON BEHALF OF, THE COMPANY SHAREHOLDERS OR THEIR AFFILIATES OR BY ANY EMPLOYEES, OFFICERS, DIRECTORS, MANAGERS, AGENTS, ATTORNEYS, FINANCIAL ADVISORS (INCLUDING INVESTMENT BANKERS), ACCOUNTANTS OR OTHER REPRESENTATIVES, INCLUDING ANY INFORMATION OR MATERIAL CONTAINED IN THE INFORMATION MEMORANDUM, FINANCIAL MODELS OR MANAGEMENT PRESENTATION RECEIVED BY PARENT, MERGER SUB, THEIR AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES (INCLUDING ANY SUPPLEMENTS), THE DUE DILIGENCE INFORMATION, INCLUDING INFORMATION IN THE DATA ROOM, AND ANY ORAL, WRITTEN OR ELECTRONIC RESPONSE TO ANY INFORMATION REQUEST PROVIDED TO PARENT, MERGER SUB, THEIR AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES, INCLUDING AS TO THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS AFTER THE CLOSING, WILL CAUSE OR CREATE ANY LIABILITY OR OBLIGATION TO PARENT, MERGER SUB OR ANY OTHER PERSON OR ANY WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, AS TO THE TITLE, CONDITION, VALUE OR QUALITY OF THE ASSETS OF THE COMPANY AND EACH COMPANY SUBSIDIARY THAT IS NOT SET FORTH HEREIN, AND (B) PARENT AND MERGER SUB AND THEIR AFFILIATES EXPRESSLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, REGARDING THE CONDITION OF THE PARENT SHARES OR THE ASSETS OF PARENT, AND NO MATERIAL OR INFORMATION PROVIDED BY OR ON BEHALF OF, OR COMMUNICATIONS MADE BY OR ON BEHALF OF, PARENT, MERGER SUB OR THEIR AFFILIATES OR BY ANY EMPLOYEES, OFFICERS, DIRECTORS, MANAGERS, AGENTS, ATTORNEYS, FINANCIAL ADVISORS (INCLUDING INVESTMENT BANKERS), ACCOUNTANTS OR OTHER REPRESENTATIVES, INCLUDING ANY INFORMATION OR MATERIAL CONTAINED IN ANY INFORMATION MEMORANDUM, FINANCIAL MODELS OR MANAGEMENT PRESENTATION RECEIVED BY THE COMPANY, THE COMPANY SHAREHOLDERS, THEIR AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES (INCLUDING ANY SUPPLEMENTS), ANY DUE DILIGENCE INFORMATION, INCLUDING INFORMATION IN ANY DATA ROOM, AND ANY ORAL, WRITTEN OR ELECTRONIC RESPONSE TO ANY INFORMATION REQUEST PROVIDED TO THE COMPANY, THE COMPANY SHAREHOLDERS, THEIR AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES, INCLUDING AS TO THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS OF PARENT AFTER THE CLOSING, WILL CAUSE OR CREATE ANY LIABILITY OR OBLIGATION TO THE COMPANY, ANY COMPANY SHAREHOLDER OR ANY OTHER PERSON OR ANY WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, AS TO THE TITLE, CONDITION, VALUE OR QUALITY OF THE PARENT SHARES OR THE ASSETS OF PARENT THAT IS NOT SET FORTH HEREIN. FOR THE AVOIDANCE OF DOUBT, NOTHING IN THIS SECTION 9.2 SHALL LIMIT, DIMINISH, OR MODIFY IN ANY WAY (I) PARENT’S RIGHTS OR REMEDIES IN RESPECT OF ANY BREACH OF, OR INACCURACY IN, THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN Article II OR ANY CERTIFICATE DELIVERED BY OR ON BEHALF OF THE COMPANY PURSUANT TO THIS AGREEMENT (AS SUCH RIGHTS AND REMEDIES HAVE BEEN EXPRESSLY LIMITED HEREUNDER), (II) THE COMPANY SHAREHOLDERS’ RIGHTS OR REMEDIES IN RESPECT OF ANY BREACH OF, OR INACCURACY IN, THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN Article III OR ANY CERTIFICATE DELIVERED BY OR ON BEHALF OF PARENT PURSUANT TO THIS AGREEMENT (AS SUCH RIGHTS AND REMEDIES HAVE BEEN EXPRESSLY LIMITED HEREUNDER), OR (III) ANY CLAIM FOR FRAUD WITH RESPECT THERETO. THE FOREGOING IS IN ADDITION TO, AND NOT IN LIMITATION OF, THE PROVISIONS OF SECTION 2.28 AND SECTION 3.26 OF THIS AGREEMENT.

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9.3         Waiver and Release.

(a)         As a material inducement to each party’s willingness to enter into and perform this Agreement and to consummate the Merger and the other transactions contemplated hereby, from and after the Closing:

(i)          Parent, on behalf of itself, its Affiliates (including, following the Closing, the Company and each Company Subsidiary), their respective Representatives, and each of the respective heirs, executors, administrators, successors, and assigns of any of the foregoing (each a “Parent Releasor”), hereby fully, unconditionally, knowingly, voluntarily and irrevocably agrees, warrants and covenants to (and shall cause the Company and each Company Subsidiary to) release, waive, acquit, remit, forever discharge and hold harmless, to the fullest extent permitted by Law, the Company Shareholders, their Affiliates, their respective past, present, and future direct and indirect Representatives, and each of the respective heirs, executors, administrators, successors, and assigns of any of the foregoing (collectively, the “Company Released Parties”) of, from, and against any and all Actions, demands and causes of action for contribution and indemnity whether in contract or in tort or otherwise, or whether at law (including at common law or by statute, including any rights, Actions or causes of action, including of contribution, under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any other Environmental Laws) or in equity or whether under statute or common law, Liabilities of every kind, nature, and description whatsoever, whether known or unknown, both in law and in equity, that could be asserted now or in the future, in each case to the extent arising out of, based upon, or resulting from or relating to (A) facts, conditions, transactions, events or circumstances or because of anything done, omitted, suffered or allowed to be done before the Closing, (B) the Company Shareholders’ or other Company Released Parties’ ownership, management, use, control, or operation of the Shares or the assets, properties, business, operations, conduct, services, products, or employees (including former employees) of the Company and each Company Subsidiary (or their predecessors), in each case, related to any period of time before the Closing, or (C) except as expressly set forth in Article II, any representation or warranty as to the accuracy of any projections or other estimates or budgets, future revenues, future results from operations, future cash flows, the future condition of the Shares, the Company, each Company Subsidiary, or the business, assets or properties thereof or any other information, including due diligence information, provided or not provided by or on behalf of the Company Shareholders, the Company, any Company Subsidiary, or any Affiliate or Representative of any of the foregoing in connection with the transactions contemplated hereby, including in any due diligence information or other memorandum or management presentation received by Parent, Merger Sub, their Affiliates, or their respective Representatives during due diligence, in any electronic data room, and in any oral, written, or electronic response to any information request provided to Parent, Merger Sub, their Affiliates, or their respective Representatives (collectively, the “Parent Released Claims”); and

(ii)         each Company Shareholder, on behalf of itself, its Affiliates, their respective Representatives, and each of the respective heirs, executors, administrators, successors, and assigns of any of the foregoing (each a “Company Shareholder Releasor”), hereby fully, unconditionally, knowingly, voluntarily and irrevocably agrees, warrants and covenants to release, waive, acquit, remit, forever discharge and hold harmless, to the fullest extent permitted by Law, Parent, Merger Sub, their Affiliates (including, following the Closing, the Company and each Company Subsidiary), and each of the Company’s and each Company Subsidiary’s individual, joint or mutual, past, present and future Representatives, affiliates, shareholders, controlling persons, subsidiaries, successors and assigns (collectively, together with Parent, Merger Sub and their Affiliates (including, following the Closing, the Company and each Company Subsidiary), the “Parent Released Parties”) of, from, and against any and all Actions, causes of action for contribution and indemnity, Orders, obligations, Contracts, agreements, debts and Liabilities whatsoever, whether in contract or in tort or otherwise, or whether at law (including at common law or by statute, including any rights, Actions or causes of action, including of contribution, under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any other Environmental Laws) or in equity or whether under statute or common law, of every kind, nature, and description whatsoever, whether known or unknown, suspected or unsuspected, both in law and in equity, which each Company Shareholder or any of their respective Affiliates or Representatives now has, have ever had or may hereafter have against any Parent Released Party, that could be asserted now or in the future, in each case to the extent arising out of, based upon, or resulting from or relating to facts,

Annex A-79

conditions, transactions, events or circumstances or because of anything done, omitted, suffered or allowed to be done before the Closing or arising contemporaneously with or prior to the Closing, including any rights to indemnification or reimbursement from the Company, whether pursuant to charter, bylaws or any other governing documents, Contract or otherwise and whether or not relating to claims pending on, or asserted after, the Closing Date, except as expressly set forth in Article III, any representation or warranty as to the accuracy of any projections or other estimates or budgets, future revenues, future results from operations, future cash flows, the future condition of the Shares, the Company, each Company Subsidiary, or the business, assets or properties thereof or any other information, including due diligence information, provided or not provided by or on behalf of Parent, Merger Sub, the Company, any Company Subsidiary, or any Affiliate or Representative of any of the foregoing in connection with the transactions contemplated hereby, including in any due diligence information or other memorandum or management presentation received by the Company, the Company Shareholders or their respective Representatives during due diligence, in any electronic data room, and in any oral, written, or electronic response to any information request provided to the Company Shareholders or their respective Representatives; provided, however, that nothing contained herein shall operate to release any of the Surviving Rights and Remedies or any rights to indemnification set forth in Section 5.2 (collectively, the “Company Shareholder Released Claims” and, together with the Parent Released Claims, the “Released Claims”).

(b)         Parent agrees not to, and agrees to cause the other Parent Releasors not to, assert any Parent Released Claim and waives all rights that Parent or the other Parent Releasors may now or in the future have with respect to any Parent Released Claim. Parent hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Company Released Party, based upon any matter purported to be released pursuant to Section 9.3(a)(i). Each Company Shareholder agrees not to, and agrees to cause the other Company Shareholder Releasors not to, assert any Company Shareholder Released Claim and waives all rights that such Company Shareholder or any other Company Shareholder Releasor may now or in the future have with respect to any Company Shareholder Released Claim. Each Company Shareholder hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Parent Released Party, based upon any matter purported to be released pursuant to Section 9.3(a)(ii).

(c)         In furtherance of, but subject to, the foregoing, (i) Parent hereby irrevocably waives any and all rights and benefits with respect to any Parent Released Claims that it may now or in the future have conferred upon it by virtue of any Law or common law principle that provides that a general release does not extend to Actions that a Person does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such Actions would have affected such party’s settlement with the obligor, and (ii) each Company Shareholder hereby irrevocably waives any and all rights and benefits with respect to any Company Shareholder Released Claims that it may now or in the future have conferred upon it by virtue of any Law or common law principle that provides that a general release does not extend to Actions that a Person does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such Actions would have affected such party’s settlement with the obligor.

(d)         Each of Parent and each Company Shareholder hereby acknowledges that it is aware that factual matters now unknown to it and the Company Released Parties or the Parent Released Parties, as applicable, may have given, or hereafter may give, rise to Released Claims that have not been made prior to the date of this Agreement, and will not be made prior to the Closing Date, and each of Parent and each Company Shareholder further agrees that the releases set forth in this Section 9.3 have been negotiated and agreed upon in light of that awareness, and each of Parent and each Company Shareholder nevertheless hereby intends to fully, unconditionally and irrevocably agree, warrant and covenant to (and, in the case of Parent, cause the Company and each Company Subsidiary to) release, acquit, remit, forever discharge and hold harmless the Company Released Parties or Parent Released Parties, as applicable, from all such Released Claims; provided, however, that nothing contained in this Section 9.3 shall release, waive, discharge, relinquish, or otherwise affect the Surviving Rights and Remedies.

(e)         Without limiting the foregoing, and notwithstanding anything that may be expressed or implied in this Agreement or in any other Transaction Document, all Actions, obligations, Liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or any other Transaction Document, or the negotiation, execution, or performance of this Agreement or any other Transaction

Annex A-80

Document (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or any other Transaction Document), may be made only against (and such representations and warranties are those solely of) the parties hereto or thereto.

(f)          NOTWITHSTANDING ANYTHING IN THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT TO THE CONTRARY, FOLLOWING THE CLOSING, NO PARTY SHALL BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES OR LOST OPPORTUNITY OR LOST PROFITS, IN EACH CASE, ARISING FROM THIS AGREEMENT, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM THE OTHER PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT, and no multiplier or similar concept shall be applied for purposes of calculating Losses; provided, however, that the foregoing limitation shall not apply to any damages arising from FRAUD.

(g)         Except as set forth in any Transaction Document or the Confidentiality Agreement and except for the Surviving Rights and Remedies, no Person who is not a party hereto, including any past, present or future Affiliate, Representative, incorporator or assignee of, and any financial advisor or lender to, any party hereto, or any past, present or future Affiliate, Representative, incorporator or assignee of, and any Representative or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any Liability (whether in contract or in tort, in law or in equity, or granted by statute) for any Actions, causes of action, obligations, or Liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach (other than as set forth in any Transaction Document or the Confidentiality Agreement), and, to the maximum extent permitted by Law, each party hereto and each Company Shareholder hereby irrevocably waives and releases any and all such Liabilities, Actions, causes of action, and obligations against any such Nonparty Affiliates, including any and all Actions that may otherwise be available to avoid or disregard the entity form of a party hereto and Company Shareholder or otherwise impose the liability of a party hereto or any Company Shareholder on any Nonparty Affiliate, whether granted by Law or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization or otherwise. Without limiting the foregoing, to the maximum extent permitted by Law, except to the extent otherwise set forth in any Transaction Document or the Confidentiality Agreement and except for the Surviving Rights and Remedies, each party hereto and each Company Shareholder disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any other Transaction Document or any representation or warranty made in, in connection with, or as an inducement to this Agreement or any other Transaction Document.

(h)         In the event that any provision of this Section 9.3 is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Section 9.3 will remain in full force and effect. Any provision of this Section 9.3 held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

9.4         No Recourse. Notwithstanding anything in this Agreement to the contrary, but without limiting the Surviving Rights and Remedies:

(a)         (x) no Person other than the Company shall have any Liability to Parent, Merger Sub or any other Person as a result of the breach of any representation, warranty, covenant, or agreement of the Company in this Agreement and (y) no Person other than Parent and Merger Sub shall have any Liability to the Company or any other Person as a result of the breach of any representation, warranty, covenant, or agreement of Parent or Merger Sub in this Agreement; and

(b)         the parties hereto acknowledge and agree that following the Closing, (i) Parent Releasors’ sole and exclusive recourse for any Losses resulting from a breach or inaccuracy of the Company’s representations and warranties in this Agreement or in any other Transaction Document shall be from the R&W Policy, as applicable, and without any recourse against the Company, the Company Shareholders, or their respective Affiliates or Representatives, including if Parent is unable to recover under the R&W Policy, and (ii) the Company Shareholder Releasors shall have no recourse for any Losses resulting from a breach or inaccuracy of Parent’s or Merger Sub’s representations and warranties in this Agreement or in any other Transaction Document; provided, that nothing in this Section 9.4 shall limit or exclude any Liability resulting from the Surviving Rights and Remedies.

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Article X.
MISCELLANEOUS

10.1       No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, that any Person that is not a party to this Agreement but, by the terms of Section 5.2, Section 9.3, or Section 9.4 is entitled to indemnification, release or waiver, as applicable, shall be considered a third party beneficiary of this Agreement, with full rights of enforcement as though such Person was a signatory to this Agreement. Notwithstanding anything herein to the contrary, in the event this Agreement is validly terminated pursuant to Article VII, the rights granted pursuant to this Section 10.1 and the provisions of Section 7.2 with respect to the recovery of damages based on the losses suffered by the holders of Shares (including the loss of the economic benefit of the transactions contemplated by this Agreement to the holders of Shares) shall only be enforceable on behalf of the holders of Shares by the Company in its sole and absolute discretion, as agent for the holders of Shares, it being understood and agreed that any and all interests in the recovery of such losses or any such claim shall attach to the Shares and subsequently be transferable therewith and, consequently, any damages, settlements, awards or other amounts recovered or received by the Company with respect to such losses or claims (net of expenses incurred by the Company in connection therewith or in connection with the entry into and negotiation of this Agreement or any of the transactions contemplated by this Agreement) may, among other things, and in the Company’s sole and absolute discretion: (i) be distributed, in whole or in part, by the Company to the record holders of the Shares as of any date determined by the Company in its sole and absolute discretion or (ii) be retained by the Company for the use and benefit of the Company on behalf of holders of Shares in any manner the Company deems fit in its sole and absolute discretion.

10.2       Special Rule for Fraud. Notwithstanding anything in this Agreement to the contrary, in the event of any breach of a representation, warranty or other agreement or obligation in this Agreement or any Transaction Document that results from Fraud by or on behalf of (x) the Company (including any Fraud committed by any Affiliate, officer, director, employee or agent of the Company or any Company Subsidiary or holder of Shares) or (y) Parent (including any Fraud committed by any Affiliate, officer, director, employee or agent of Parent), then (a) such representation, warranty, covenant, agreement or obligation will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and will continue in full force and effect for the period of the applicable statute of limitations without regard to Section 9.1, and (b) any limitations set forth in this Agreement shall not apply to any Loss that a party may suffer, sustain or become subject to, as a result of, arising out of, relating to or in connection with any such breach.

10.3       Entire Agreement. This Agreement, including the annexes, exhibits and schedules hereto, and the other Transaction Documents, constitute the entire agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between such parties, written or oral, that may have related in any way to the subject matter hereof.

10.4       Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns, but neither this Agreement nor any of the rights or obligations hereunder may be assigned (whether by operation of Law, through a change in control or otherwise) by the Company without the prior written consent of Parent, or by Merger Sub or Parent without the prior written consent of the Seller Representative; provided, that Parent and its Affiliates shall have the right to assign, without such consent but with prior notice to the Company and the Seller Representative, (a) all or any portion of any Transaction Document (including rights thereunder), to the lenders of Parent as collateral security (whether prior to or subsequent to the Closing); and (b) after the Closing, all or any portion of its rights and obligations hereunder; provided, further, that no such assignment under the foregoing clauses (a) and (b) shall relieve Merger Sub or Parent of its obligations under this Agreement.

10.5       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

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10.6       Titles. The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

10.7       Notices. All notices, requests, demands, claims and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given (i) when received if personally delivered; (ii) when transmitted if transmitted by electronic mail, with affirmative confirmation of receipt; (iii) the Business Day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and (iv) five (5) Business Days after the date mailed by certified or registered mail, postage prepaid, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

If to the Company prior to the Closing:
SVRE Holdings Ltd. Kingston Chambers, PO Box 173 Road Town, Tortola British Virgin Islands Attention: Group General Counsel Email: notices@serraverde.com with a copy (which shall not constitute notice) to:

White & Case LLP
1221 Avenue of the Americas
New York, New York 10020
Attention: Keith Hallam; Thomas Pate; Adam Cieply
Email: keith.hallam@whitecase.com; thomas.pate@whitecase.com;

adam.cieply@whitecase.com

If to the Seller Representative:
Serra Verde Rare Earths Ltd. c/o Denham Capital Management LP 185 Dartmouth Street, 7th Floor Boston, MA 02116 Attention: Mr. Tony Fiore Email: legalnotices@denhamcapital.com with a copy (which shall not constitute notice) to:

Allen Overy Shearman Sterling US LLP
Bank of America Tower
800 Capitol St., Suite 2200
Houston, Texas 77002
Attention: Bill Nelson; Michael Walraven
Email: bill.nelson@aoshearman.com; michael.walraven@aoshearman.com

If to Parent, Merger Sub or, after the Closing, the Company:
USA Rare Earth, Inc. 100 W. Airport Road Stillwater, OK 74075 Attention: Valerie Jacob; David Kronenfeld Email: legal@usare.com

Annex A-83

with a copy (which shall not constitute notice) to:
Latham & Watkins LLP 10250 Constellation Blvd., Suite 1100 Los Angeles, California 90067 Attention: Steven Stokdyk; David Zaheer Email: steven.stokdyk@lw.com; david.zaheer@lw.com

Any party hereto may change the address or facsimile number to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving each other party notice in the manner herein set forth.

10.8       Governing Law. This Agreement (and any claim or controversy arising out of or relating to this Agreement) shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Delaware; provided, that the provisions of the BVI Act applicable to the authorization, effectiveness and effects of the Merger will apply to the Merger.

10.9       Consent to Jurisdiction. Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to the Transaction Documents delivered in connection therewith or the transactions contemplated thereby or for recognition or enforcement of any judgment relating thereto, and each party hereto hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts; (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by law, in such Federal court; (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court; and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.7; provided, that nothing in this Section 10.9 shall affect the right of any party to serve process in any other manner applicable by law or to seek interim, provisional or emergency relief in any court of competent jurisdiction pursuant to Section 10.13; and provided further that the seeking of such relief shall not constitute a waiver of such party’s right to submit the underlying dispute to the courts specified in this Section 10.9.

10.10     Waiver of Trial by Jury. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS; (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS; (C) IT MAKES SUCH WAIVERS VOLUNTARILY; AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

10.11     Amendment or Modification. This Agreement may not be amended except in a written instrument executed by Merger Sub, Parent, the Company and the Seller Representative. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party hereto to be bound thereby; provided, that after the Closing, no amendment of any provision of this Agreement shall be valid and binding without the written consent of each of the Seller Representative and Parent.

Annex A-84

10.12     Waivers. Except where a specific period for action or inaction is provided herein, neither the failure nor any delay on the part of any party hereto in exercising any right, power or privilege under this Agreement or any Transaction Document shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. The failure of a party hereto to exercise any right conferred herein within the time required shall cause such right to terminate with respect to the transaction or circumstances giving rise to such right, but not to any such right arising as a result of any other transactions or circumstances; provided, that after the Closing, no waiver of any provision of this Agreement shall be valid and binding without the written consent of each of the Seller Representative and Parent.

10.13     Specific Performance. The parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Subject to the following sentence, the parties acknowledge and agree that (a) each of Parent, Merger Sub, the Company and the Seller Representative shall be entitled to an injunction, specific performance or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without proof of damages, this being in addition to any other remedy to which the parties are entitled under this Agreement and (b) the right of specific enforcement in favor of Parent, Merger Sub, the Company and the Seller Representative is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that any other party has an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that neither Parent or Merger Sub nor the Company or the Seller Representative, when seeking an injunction to prevent breaches of this Agreement and/or to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.13, shall be required to provide any bond or other security in connection with any such Action. The parties hereto hereby acknowledge that, other than Parent, Merger Sub, the Company and the Seller Representative, no other party or any of its Affiliates shall be entitled to enforce specifically the terms and provisions of this Agreement (except that after the Closing, the Company Shareholders shall be entitled to specifically enforce the provisions of Section 10.20(e) hereof to designate a replacement Seller Representative).

10.14     Cumulative Remedies. All rights and remedies of any party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

10.15     Press Releases. Each party shall not, and shall cause each of its Representatives not to, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby without the prior written approval of Parent, the Company and, from and after the Closing, the Seller Representative. Notwithstanding anything herein or in the Confidentiality Agreement, (i) the parties agree that a press release will be issued on the date hereof in a form mutually agreed upon by Parent and the Company, (ii) each of the parties and their Affiliates may issue press releases or make public announcements concerning the subject matter of this Agreement or the transactions contemplated hereby that are consistent with previous press releases or public announcements made by Parent or the Company in compliance with this Section 10.15, (iii) any party hereto may make any public disclosure required by Law (including SEC or Nasdaq requirement) (in which case the disclosing party will use its best efforts to advise Parent, the Company and, from and after the Closing, the Seller Representative prior to making the disclosure) and (iv) after public announcement of the transactions contemplated hereby, each Company Shareholder shall be permitted to disclose the terms of this Agreement or the other Transaction Documents, the other Transaction Documents or the transactions contemplated hereby or thereby to its existing and prospective investors and limited partners, in each case, in connection with fundraising, marketing, reporting or other ordinary course activities and subject to customary obligations of confidentiality.

10.16     Expenses. Except as otherwise provided herein, each party hereto shall bear all fees, costs and expenses (including fees, costs and expenses of legal counsel or other Representatives and consultants and appraisal fees, costs and expenses) incurred by any party hereto in connection with the negotiation of the Transaction

Annex A-85

Documents, the performance of its obligations thereunder and the consummation of the transactions contemplated thereby. All such expenses of the Company (or the Company Shareholders, to the extent to be paid by the Company) shall be reflected in the Closing Payment Certificate (other than Parent’s and Merger Sub’s expenses).

10.17     Construction.

(a)         Each party hereto agrees that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. The parties hereto intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein (or is otherwise entitled to indemnification) in any respect, the fact that there exists another representation, warranty, or covenant (including any indemnification provision) relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached (or is not otherwise entitled to indemnification with respect thereto) shall not detract from or mitigate the fact that such party is in breach of the first representation, warranty, or covenant (or is otherwise entitled to indemnification pursuant to a different provision).

(b)         The section headings contained herein are for reference purposes only and do not broaden or otherwise affect any of the provisions of the Agreement.

10.18     Severability of Provisions. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced as a result of any rule of law or public policy, all other terms and other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the greatest extent possible.

10.19     Representation by Counsel. Each party hereto represents and agrees with each other that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such party’s respective counsel, that each is fully aware of the contents thereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

10.20     Seller Representative.

(a)         By virtue of the execution and delivery of this Agreement, Serra Verde Rare Earths Ltd. is hereby constituted and appointed as the Seller Representative and, in such capacity, as the representative, true and lawful attorney-in-fact and agent of the Company Shareholders, acting for each Company Shareholder in such Company Shareholder’s name, place and stead, in any and all capacities to do and perform every act and thing required, permitted, necessary or desirable to be done in connection with the transactions contemplated by the Transaction Documents, as fully to all intents and purposes as such Company Shareholder might or could do in person, including to:

(i)          take any and all actions (including executing and delivering any documents, incurring any costs and expenses on behalf of the Company Shareholders) and make any and all determinations which may be required or permitted in connection with the post-Closing implementation of this Agreement and related agreements and the transactions contemplated hereby and thereby;

(ii)         give notices and communications thereunder;

Annex A-86

(iii)        negotiate, defend, settle, compromise and otherwise handle and resolve any and all claims and disputes with Merger Sub and Parent arising out of or in respect of the Transaction Documents; provided that the Seller Representative shall consult with the Company Shareholders holding a majority of the outstanding Shares as of immediately prior to the Closing prior to entering into (and shall not enter into without the prior written consent of such Company Shareholders holding a majority of the Pro Rata Shares) any settlement that would impose non-monetary obligations on any Company Shareholder or would result in any Company Shareholder receiving consideration materially different from other Company Shareholders on a Pro Rata Share basis;

(iv)        receive all notices under the Transaction Documents and promptly forward copies of such material notices to the Company Shareholders;

(v)         retain legal counsel, accountants, consultants and other experts, and incur any other reasonable expenses, in connection with all matters and things set forth or necessary with respect to the Transaction Documents and the transactions contemplated hereby and thereby; and

(vi)        to make any other decision or election or exercise such rights, power and authority as are incidental to the foregoing; provided that, while exercising such authority, the Seller Representative shall act in good faith in a manner reasonably believed to be in the best interest of the Company Shareholders.

(b)         Upon execution of this Agreement, upon any delivery by the Seller Representative of any waiver, amendment, agreement, opinion, certificate or other document executed by the Seller Representative, each Company Shareholder shall, subject to the terms of this Section 10.20, be bound by such documents as fully as if such Company Shareholder had executed and delivered such documents, and the Seller Representative is authorized to provide the foregoing on their behalf; provided, that any such waiver or amendment of this Agreement or any other Transaction Document, if material to the rights and obligations of the Company Shareholders in the reasonable judgment of the Seller Representative, will be taken in the same manner (proportionally based on their respective Pro Rata Shares) with respect to all of the Company Shareholders unless otherwise agreed by each of the Company Shareholders who is subject to any disparate treatment of a potentially material and adverse nature. The Seller Representative shall provide the Company Shareholders with written notice of any such waiver or amendment promptly following its execution.

(c)         In connection with the performance of the Seller Representative’s rights and obligations hereunder, the Seller Representative shall have the right at any time and from time to time to select and engage, at the reasonable cost and expense of the Company Shareholders (but subject to the limitations set forth in Section 10.20(d) below), attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other reasonable and documented out-of-pocket expenses, as the Seller Representative may deem reasonably necessary or desirable from time to time; provided the Seller Representative shall use reasonable best efforts to keep the Company Shareholders reasonably informed of any material costs and expenses incurred in connection with the performance of the Seller Representative’s duties hereunder.

(d)         The Seller Representative shall not have any Liability for any act done or omitted hereunder as Seller Representative except any such act done or omitted in bad faith or that constitutes willful misconduct or intentional fraud (as opposed to constructive fraud, equitable, imputed, implied, promissory or statutory fraud or any fraud premised on negligence or recklessness). The Company Shareholders shall severally (based on their Pro Rata Share), but not jointly and severally, indemnify the Seller Representative and hold it harmless against any Loss, Liability or expense incurred without willful misconduct, gross negligence, bad faith or fraud on the part of the Seller Representative and arising out of or in connection with the acceptance or administration of its duties hereunder, including any reasonable and documented out-of-pocket costs and expenses and legal fees and other legal costs incurred by the Seller Representative. Except in the case of fraud, in no event shall the Seller Representative be liable hereunder or in connection herewith for any indirect, punitive, exemplary, special, incidental or consequential damages. The Seller Representative shall be fully protected against the Company Shareholders in relying upon any written notice, demand, certificate or document that it in good faith reasonably believes to be genuine, including facsimiles or copies thereof. No bond shall be required of the Seller Representative. The appointment of the Seller Representative will be deemed coupled with an interest and will be irrevocable. By virtue of the execution of this Agreement, each Company Shareholder agrees that such agency, proxy

Annex A-87

and power of attorney are coupled with an interest, and are therefore irrevocable without the consent of the Seller Representative and shall survive the death, incapacity, or bankruptcy of such Company Shareholder. The provisions of this Section 10.20 shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees and successors of each Company Shareholder. All of the indemnities, immunities, releases and powers granted to the Seller Representative under this Agreement shall survive the Closing. Notwithstanding the foregoing, nothing in this Section 10.20(d) shall limit the liability of the Seller Representative to any Company Shareholder for acts or omissions constituting willful misconduct, gross negligence or bad faith.

(e)         Upon the death, disability, incapacity or resignation of the Seller Representative appointed pursuant to Section 10.20(a), each of the Company Shareholders acknowledges and agrees that such Person as is appointed by the Company Shareholders who held a majority of the outstanding Shares immediately prior to the Closing shall be the Seller Representative; provided, that no change in the Seller Representative shall be effective prior to the delivery to Parent of written notice thereof from the Company Shareholders who held a majority of the Shares immediately prior to the Closing. The Seller Representative may resign at any time; provided, that it must provide the Company Shareholders at least thirty (30) days’ prior written notice of such decision to resign. The Seller Representative shall not receive compensation for service in such capacity. Each successor Seller Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Seller Representative, and the term “Seller Representative” as used herein shall be deemed to include any such successor Seller Representative.

(f)          Any and all actions taken or not taken, exercises of rights, power or authority and any decision or determination made by the Seller Representative, in good faith and within the scope of the authority granted to Seller Representative in this Section 10.20, in connection herewith shall be absolutely and irrevocably binding upon the Company Shareholders as if such Person had taken such action, exercised such rights, power or authority or made such decision or determination in its individual capacity, and Parent and Merger Sub may rely upon such action, exercise of right, power, or authority or such decision or determination of the Seller Representative as the action, exercise, right, power, or authority, or decision or determination of such Person, and no Company Shareholder shall have the right to object, dissent, protest or otherwise contest the same. Parent and Merger Sub are each hereby relieved from any liability to any Person for any acts done by the Seller Representative and any acts done by Parent or Merger Sub in accordance with any decision, act, consent or instruction of the Seller Representative in accordance with this Section 10.20; provided that Parent and Merger Sub shall not be relieved of any liability for acts taken in knowing contravention of the express terms of this Agreement.

10.21     Agreement Acknowledgment and Joinder. Each Company Shareholder and each holder of Company Equity Awards, by (a) the execution and delivery of the Seller Written Consent, an Equity Award Acknowledgment, a joinder or letter of transmittal in form and substance reasonably acceptable to Parent, (b) the receipt of any portion of the Merger Consideration by or on behalf of such Company Shareholder or holder of Company Equity Awards (or any Person claiming through such Company Shareholder or holder of Company Equity Awards), or (c) the acceptance of any other benefit under this Agreement, shall be deemed to have acknowledged and agreed to be bound by all of the terms and provisions of this Agreement (including the provisions set forth in Article IX, the appointment of the Seller Representative pursuant to Section 10.20, the confidentiality provisions set forth in Section 5.3 and Section 5.4, and the other restrictive covenants set forth in Article V), as if such Company Shareholder or holder of Company Equity Awards were a party signatory hereto. Parent, the Paying Agent and the Surviving Company shall be entitled to require, as a condition to the payment of any Merger Consideration to any Company Shareholder or holder of Company Equity Awards, that such Company Shareholder or holder of Company Equity Awards execute and deliver a joinder to this Agreement and/or a letter of transmittal, acknowledging such Company Shareholder’s or holder’s agreement to be bound by this Agreement. Each Company Shareholder and each holder of Company Equity Awards agrees that neither Parent, Merger Sub, the Surviving Company, the Paying Agent nor any other Person shall be obligated to pay any portion of the Merger Consideration to any Company Shareholder or holder of Company Equity Awards unless and until such Company Shareholder or holder of Company Equity Awards has agreed to be bound by this Agreement, including through the execution of a joinder, letter of transmittal or other documentation reasonably acceptable to Parent.

Annex A-88

10.22     Legal Representation.

(a)         The parties acknowledge that White & Case LLP, Allen Overy Shearman Sterling US LLP, Maples and Calder and Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados and such other legal counsel as has been retained by the Company Shareholders, the Seller Representative or the Company (collectively, “Counsel”) have acted as counsel for the Company Shareholders, the Seller Representative and/or the Company in connection with this Agreement, the transactions contemplated hereby and the process undertaken by or on behalf of the Company Shareholders relating to the transactions contemplated by the Transaction Documents (the “Engagement”).

(b)         From and after the Closing, (a) all communications between the members of the Company Group and Counsel made primarily in respect of, in connection with or related to the Engagement (and not relating to the general business, operations or legal affairs of any member of the Company Group), including all documentation, records and copies thereof, that are subject to attorney-client privilege, and (b) all information of any member of the Company Group and any third party in connection with the process undertaken by or on behalf of the Company Shareholders relating to the transactions contemplated by the Transaction Documents, shall in each case belong solely to the Company Shareholders and not the members of the Company Group. Accordingly, neither Parent nor Merger Sub, nor any of their respective Affiliates, nor the members of the Company Group shall have access to any such communications or information, or to the files of Counsel relating to the Engagement that are subject to attorney-client privilege or the work-product doctrine; provided, however, that nothing in this Section 10.22 shall (x) constitute a release or waiver of any claim by Parent, Merger Sub or any member of the Company Group based on Fraud, or (y) prohibit Parent, Merger Sub or any member of the Company Group from asserting as a defense any advice of counsel to the extent such advice was provided to any member of the Company Group prior to the Closing. Without limiting the generality of the foregoing, upon and after the Closing, (i) the Company Shareholders and Counsel shall be the sole holders of the attorney-client privilege with respect to the Engagement, and neither the members of the Company Group nor Parent nor Merger Sub nor any of their respective Affiliates shall be a holder thereof, (ii) to the extent that files of Counsel in respect of the Engagement constitute property of the client, only the Company Shareholders shall hold such property rights, and (iii) Counsel shall have no duty whatsoever to reveal or disclose any such communications or files to the extent related to the Engagement that, in each case, are subject to attorney-client privilege or the work-product doctrine, to the members of the Company Group, Parent, Merger Sub or any of their respective Affiliates by reason of any attorney-client relationship between Counsel and the members of the Company Group or otherwise.

(c)         Without the need for any consent or waiver by any member of the Company Group, Parent, Merger Sub or any of their respective Affiliates, Counsel shall be permitted to represent the Company Shareholders (or any of them) after the Closing in connection with the transactions contemplated hereby or any disagreement or dispute relating thereto.

(d)         The parties hereto consent to the arrangements in this Section 10.22 and waive any actual or potential conflict of interest that may be involved in connection with any representation by Counsel permitted hereunder.

(e)         Notwithstanding anything to the contrary in this Section 10.22, if a dispute arises after the Closing between Parent, Merger Sub or any member of the Company Group, on the one hand, and a third party that is not a Company Shareholder or an Affiliate of a Company Shareholder, on the other hand, Parent, Merger Sub or such member of the Company Group, as applicable, may assert the attorney-client privilege and the expectation of client confidence and any other rights (to the extent existing under applicable Law) to evidentiary privilege to prevent disclosure of confidential communications by Counsel to such third party.

(f)          For the avoidance of doubt, nothing in this Section 10.22 shall require any member of management of the Company or any Company Subsidiary to retain Counsel following the Closing, and each member of management of the Company and each Company Subsidiary may retain his, her or its own legal counsel to represent them in connection with any matter, subject in all cases to applicable Law, the terms of any indemnification agreement between such Person and any member of the Company Group and the terms of the organizational documents of any member of the Company Group.

* * *

Annex A-89

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PARENT:
USA RARE EARTH, INC.
By:	/s/ Barbara Humpton
Name:	Barbara Humpton
Its:	Chief Executive Officer
MERGER SUB:
MIDDLEBURY MERGER SUB, LTD.
By:	/s/ David Kronenfeld
Name:	David Kronenfeld
Its:	Sole Director

[Signature page to Merger Agreement]

Annex A-90

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE COMPANY:
SVRE HOLDINGS LTD.
By:	/s/ M.L. Davis
Name:	Sir Michael Lawrence Davis
Its:	Director

[Signature page to Merger Agreement]

Annex A-91

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE SELLER REPRESENTATIVE:
SERRA VERDE RARE EARTHS LTD., solely in its capacity as the Seller Representative hereunder
By:	/s/ Justin Machin
Name:	Justin Machin
Its:	Authorized Person

[Signature page to Merger Agreement]

Annex A-92

Exhibit A

FORM OF LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of [•], 2026 between the undersigned signatory of this Agreement (the “Stockholder”) and USA Rare Earth, Inc., a Delaware corporation (“Parent”). The Stockholder and Parent are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, (i) Parent, (ii) Middlebury Merger Sub Ltd., a business company limited by shares incorporated under the laws of the British Virgin Islands and an indirect, wholly owned Subsidiary of Parent, (iii) SVRE Holdings Ltd., a business company limited by shares incorporated under the laws of British Virgin Islands, and (iv) Serra Verde Rare Earths Ltd., a company incorporated and existing under the laws of the British Virgin Islands, solely in its capacity as the Seller Representative thereunder, entered into that certain Agreement and Plan of Merger, dated as of April 19, 2026 (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”);

WHEREAS, the Merger Agreement contemplates that the Stockholder will receive shares of common stock, par value $0.0001 per share, of Parent (the “Parent Stock”) at Closing; and

WHEREAS, the Merger Agreement contemplates that the Parties will enter into this Agreement, pursuant to which the Lock-Up Shares (as defined below) shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.           For purposes of this Agreement:

(a)         the term “First Lock-Up Period” means the period beginning on the Closing Date and ending on [•]1;

(b)         the term “Lock-Up Period” means the First Lock-Up Period or the Second Lock-Up Period (each as defined below); provided, that the Parties may mutually agree to shorten the duration of or otherwise waive the Transfer Restrictions for any Lock-Up Period;

(c)         the term “Lock-Up Shares” means the shares of Parent Stock held by the Stockholder immediately following the Closing (for the avoidance of doubt, excluding shares of Parent Stock acquired in the public market, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted); provided, that, for the avoidance of doubt, shares not owned by the Stockholder at Closing shall not be considered “Lock-Up Shares”;

(d)         the term “Permitted Transferees” means any Person to whom the Stockholder is permitted to transfer Lock-Up Shares prior to the expiration of a Lock-Up Period pursuant to Section 2(a);

(e)         the term “Second Lock-Up Period” means the period beginning on the Closing Date and ending on [•]2; and

(f)         the term “Transfer” means the (A) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of any security or (B) public announcement of any intention to effect any transaction specified in clause (A); provided, that nothing in this Agreement shall restrict the Stockholder from (i) entering into, establishing, maintaining or otherwise engaging in any hedging or other similar transaction or arrangement (including swaps, collars, put/call positions, forward or other derivative transactions) with respect to the Lock-Up Shares, (ii) pledging Lock-Up Shares as collateral to secure any obligations under, or in connection with, any such bona fide hedging transaction, or in a margin or similar account or (iii) taking any action to establish any of the foregoing, in each case so long as settlement of any such transaction, position or pledge does not require the sale or transfer of any Lock-Up Shares during the Lock-Up Period.

____________

1        Note to Draft: To be the date that is 90 days following the Closing Date (or the first business day thereafter).

2        Note to Draft: To be the date that is 180 days following the Closing Date (or the first business day thereafter).

Annex A-93

2.           Lock-Up Provisions.

(a)         Notwithstanding the provisions set forth in Section 2(b), the Stockholder or its Permitted Transferees may Transfer the Lock-Up Shares during any Lock-Up Period (i) to any Affiliates of the Stockholder, (ii), in the case of an individual, by gift to (A) a member of such individual’s immediate family or (B) to a trust, the beneficiary of which is the Stockholder, a member of such individual’s immediate family, an Affiliate of such individual or to a charitable organization (for purposes of this Agreement, “immediate family” shall mean any relationship by blood, current or former marriage, domestic partnership or adoption, not more remote than first cousin), (iii), in the case of an individual, by virtue of laws of descent and distribution upon death of such individual or pursuant to a qualified domestic order, divorce settlement, divorce decree or domestic separation agreement, (iv) by virtue of the laws of the state of formation of the Stockholder upon the dissolution or winding up of the Stockholder, (v) to the owners of a Stockholder pursuant to a pro rata dividend or distribution to its owners, (vi) pursuant to a legally binding order issued or promulgated by a court of competent jurisdiction, (vii) in connection with sales, the proceeds of which will be applied solely to cover applicable taxes owed by the holder thereof in connection with the issuance of equity awards from Parent, or (viii) with the prior written approval of Parent’s board of directors, in each case, subject to any such transferee signing a joinder hereto agreeing to be bound by all provisions hereof to the same extent as the Stockholder.

(b)         Subject to the exclusions in Section 2(a), the Stockholder hereby agrees that it shall not, and shall cause any of its Permitted Transferees not to, Transfer any Lock-Up Shares during any Lock-Up Period (the “Transfer Restriction”), except in accordance with the following:

(i)          with respect to the first number of Lock-Up Shares set forth on the signature page hereto (the “First Tranche”), no Transfer Restrictions shall apply to the First Tranche upon and after the expiration of the First Lock-Up Period;

(ii)         with respect to the second number of Lock-Up Shares set forth on the signature page hereto (the “Second Tranche”), no Transfer Restrictions shall apply to the Second Tranche upon and after the expiration of the Second Lock-Up Period (for the avoidance of doubt no Transfer Restriction shall apply to any Lock-Up Shares after the expiration of the Second Lock-Up Period); and

(iii)        on the date on which Parent completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Parent’s stockholders having the right to exchange their shares for cash, securities or other property, the Transfer Restriction will terminate with respect to all Lock-Up Shares.

(c)         For the avoidance of doubt, no Transfer Restrictions shall apply to the third number of Lock-Up Shares set forth on the signature page hereto (the “Unrestricted Shares”) upon and after the Closing Date.

(d)         If any Transfer is made or attempted contrary to the provisions of this Agreement, such Transfer shall be null and void ab initio, regardless of whether the purported transferee has any actual or constructive knowledge of the Transfer Restrictions set forth in this Agreement, and Parent shall refuse to recognize any such transferee of the Lock-Up Shares as one of its equity holders for any purpose. In order to enforce this Section 2, Parent may impose stop-transfer instructions with respect to the Lock-Up Shares (and any Permitted Transferees and assigns thereof) until the end of any Lock-Up Period, as applicable.

(e)         During the applicable Lock-Up Period, Parent shall be entitled to place appropriate legends on the book entries and/or certificates evidencing any Lock-Up Shares (and stop transfer orders shall be placed against the transfer thereof with Parent’s transfer agent), including one or all of the following legends:

(i)          “THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [•], 2026, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

Annex A-94

(ii)         “THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK-UP PERIOD, AS SET FORTH IN ONE OR MORE AGREEMENTS BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THE SECURITIES.”

3.           Miscellaneous.

(a)         Effective Date. Section 1 of this Agreement shall become effective on the Closing Date.

(b)         Termination of the Merger Agreement. Notwithstanding anything to the contrary contained herein, in the event that the Merger Agreement is terminated in accordance with its terms prior to the Closing Date, this Agreement and all rights and obligations of the Parties hereunder shall automatically terminate and be of no further force or effect.

(c)         Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by e-mail (having obtained electronic delivery confirmation thereof), (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, provided, however, that notice given pursuant to clauses (iii) and (iv) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (having obtained electronic delivery confirmation thereof), in each case (a) to Parent at the following addresses (or at such other address for Parent as shall be specified by like notice): USA Rare Earth, Inc., 100 W, Airport Road, Stillwater, Oklahoma 74075, Attention: [Valerie Jacob; David Kronenfield]; and a copy (which shall not constitute notice) shall also be sent to Latham & Watkins LLP, 10250 Constellation Blvd., Suite 1100, Los Angeles, California 90067, Attn: Steven Stokdyk and David Zaheer, email: [            ] and [            ] and (b) if to Stockholder, at Stockholder’s address as set forth in Parent’s books and records.

(d)         Incorporation by Reference; Binding Effect. Sections 8.1 (Interpretation), 10.3 (Entire Agreement), 10.4 (Successors and Assigns), 10.5 (Counterparts), 10.8 (Governing Law), 10.9 (Consent to Jurisdiction), 10.10 (Waiver of Trial by Jury), 10.11 (Amendment or Modification), 10.12 (Waivers) and 10.18 (Severability of Provisions) of the Merger Agreement are incorporated herein by reference and shall apply to this Agreement mutatis mutandis.

(e)         Legends. The Parent shall remove, and shall cause to be removed (including by causing its transfer agent and The Depository Trust Company (as applicable) to remove), any legends, marks, stop-transfer instructions or other similar notations pertaining to the lock-up arrangements herein from the book-entries evidencing any Lock-Up Shares at the time any such share is no longer subject to the Lock-Up Period, (any such Lock-Up Share, a “Free Share”), and shall take all such actions (and shall cause to be taken all such actions) necessary or proper to cause the Free Shares to be consolidated under the CUSIP(s) and/or ISIN(s) applicable to the Parent Stock not subject to any lock-up or so that the Free Shares are in a like position. Any holder of a Lock-Up Share is an express third-party beneficiary of this Section 3(e) and entitled to enforce specifically the obligations of the Parent set forth in this Section 3(e) directly against the Parent.

(f)          Pro Rata Release. The Parent agrees that if the Parent amends, modifies or waives the lock-up that applies to any Parent Stock issued to any of (i) Serra Verde Rare Earths Ltd., (ii) VB (Rare Earths) Limited, (iii) EMG Fund V SVRE Holdings, LLC or (iv) MVB Investment Holdings LLC (collectively, the “Majority Holders”) pursuant to the Merger Agreement in a manner favorable to such holder (the “Release”), then the Parent shall amend, modify or waive the provisions of this Agreement applicable to the Lock-Up Shares held by the the other Majority Holders in the same manner and to the same pro rata portion of the Lock-Up Shares as was provided by the Release.

(g)         Review and Understanding. The Stockholder (a) has carefully read and understands the scope and effect of the applicable provisions of the Merger Agreement and this Agreement and (b) has had reasonable time and opportunity to consult with the Stockholder’s financial, legal, and other advisors, if desired.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

Annex A-95

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

STOCKHOLDER:
[FOR INDIVIDUAL]

[NAME]
[FOR ENTITY]
[ ]
By:
Name:
Title:
First Tranche:[3]
Second Tranche:[4]
Unrestricted Shares[5]:
PARENT:
USA RARE EARTH, INC.
By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

____________

3        Note to Draft: Amount to be 1/3 of the Parent Stock allocable to such Stockholder at Closing, which includes any stock attributable to holdback.

4        Note to Draft: Amount to be 1/3 of the Parent Stock allocable to such Stockholder at Closing, which includes any stock attributable to holdback.

5        Note to Draft: Amount to be 1/3 of the Parent Stock allocable to such Stockholder at Closing, which includes any stock attributable to holdback.

Annex A-96

Exhibit B

____________________________________________________________

FORM OF REGISTRATION RIGHTS AGREEMENT

BY AND AMONG

USA RARE EARTH, INC.,

AND

THE STOCKHOLDERS PARTY HERETO

Dated as of [•], 2026

____________________________________________________________

Annex A-97

Annex A-98

FORM OF REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is entered into as of [•], 2026, by and among USA Rare Earth, Inc., a Delaware corporation (“Company”), and the stockholders listed on Schedule A hereto (collectively, the “Holders” and each individually, a “Holder”). Capitalized terms used but not defined elsewhere herein are defined in Exhibit A.

WHEREAS, the Company is a party to that certain Agreement and Plan of Merger, dated as of April 19, 2026 (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Middlebury Merger Sub Ltd., a business company limited by shares incorporated under the laws of the British Virgin Islands and an indirect, wholly owned subsidiary of the Company (“Merger Sub”), SVRE Holdings Ltd., a business company limited by shares incorporated under the laws of British Virgin Islands (“SVRE”), and the Seller Representative, pursuant to which, among other things, on the date hereof, Merger Sub merged with and into SVRE, with SVRE continuing on as the surviving entity and an indirect, wholly owned subsidiary of the Company, on the terms and conditions set forth therein (the “Transactions”);

WHEREAS, on or about the date hereof, pursuant to the Merger Agreement, the Holders are receiving common stock, par value $0.0001 per share, of the Company (the “Transaction Shares”); and

WHEREAS, in connection with the consummation of the Transactions and as a condition to each of the parties’ obligations under the Merger Agreement, the parties hereto desire to enter into this Agreement for the purpose of granting certain registration and other rights to the Holders on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Article I
Resale Registration

Section 1.1          Resale Registration Statement. The Company shall file on the first (1st) Business Day after the date hereof (the “Filing Deadline”) a Shelf Registration Statement covering the sale or distribution from time to time by the Holders, on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of all of the Registrable Securities on Form S-3 (except if the Company is not then eligible to register for resale the Registrable Securities on Form S-3, then such registration shall be on Form S-1 or another appropriate form and shall provide for the registration of such Registrable Securities for resale by such Holders in accordance with any reasonable method of distribution elected by the Qualified Holders) (the “Resale Registration Statement” and, such registration, the “Resale Registration”), and the Company shall use its reasonable best efforts to cause such Resale Registration Statement to be declared effective by the Commission as promptly as reasonably practicable after the filing thereof, but in any event no later than the earlier of (a) the date that is seventy five (75) days after the filing of such Resale Registration Statement if the Commission notifies the Company that it will “review” the Resale Registration Statement and (b) the tenth (10th) Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (the earlier of such dates, the “Effectiveness Deadline”). Such Registration Statement shall not include any shares of Common Stock or other securities for the account of any other holder of securities of the Company without the prior written consent of the Qualified Holders.

Annex A-99

Section 1.2          Sufficient Number of Shares Registered. In the event the number of shares available under the Shelf Registration Statement at any time is insufficient to cover all of the Registrable Securities, the Company shall, to the extent necessary and permissible, promptly amend the Shelf Registration Statement or file a new registration statement (together with any prospectuses or prospectus supplements thereunder, a “New Registration Statement”), so as to cover all of such Registrable Securities as soon as reasonably practicable, but in any event not later than ten (10) Business Days after the necessity therefor arises (the “New Registration Filing Deadline”). The Company shall use its reasonable best efforts to have such amendment and/or New Registration Statement become effective as soon as reasonably practicable following the filing thereof but no later than the earlier of (a) the seventy fifth (75th) calendar day following the initial filing date of the New Registration Statement if the SEC notifies the Company that it will “review” the New Registration Statement and (b) the tenth (10th) Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that the New Registration Statement will not be “reviewed” or will not be subject to further review (the earlier of such dates, the “New Registration Effectiveness Deadline”).

Section 1.3          Effectiveness Period. Once declared effective, the Company shall, subject to the other applicable provisions of this Agreement, use its reasonable best efforts to cause the Resale Registration Statement and any New Registration Statement to be continuously effective and usable until such time as there are no longer any Registrable Securities (the “Effectiveness Period”).

Section 1.4          Subsequent Shelf Registration. If any Shelf Registration ceases to be effective under the Securities Act for any reason at any time during the Effectiveness Period, the Company shall use its reasonable best efforts to promptly cause such Shelf Registration to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf Registration), and in any event shall within thirty (30) days of such cessation of effectiveness, amend such Shelf Registration in a manner reasonably expected to obtain the withdrawal of any order suspending the effectiveness of such Shelf Registration or, file an additional registration statement (a “Subsequent Shelf Registration”) for an offering to be made on a delayed or continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time by Holders thereof of all securities that are Registrable Securities as of the time of such filing. If a Subsequent Shelf Registration is filed, the Company shall use its reasonable best efforts to (a) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after such filing, but in no event later than the date that is seventy five (75) days after such Subsequent Shelf Registration is filed and (b) keep such Subsequent Shelf Registration (or another Subsequent Shelf Registration) continuously effective until the end of the Effectiveness Period. Any such Subsequent Shelf Registration shall be a Registration Statement on Form S-3 to the extent that the Company is eligible to use such form, and otherwise on Form S-1, and if the Company is a WKSI as of the filing date, such Registration Statement shall be an Automatic Shelf Registration Statement. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form and shall provide for the registration of such Registrable Securities for resale by such Holders in accordance with any reasonable method of distribution elected by the Qualified Holders.

Section 1.5          Supplements and Amendments. The Company shall supplement and amend any Shelf Registration if required by the rules, regulations or instructions applicable to the registration form used by the Company for such Shelf Registration if required by the Securities Act or as reasonably requested by the Qualified Holders covered by such Shelf Registration.

Section 1.6          Subsequent Holder Notice. If a Person becomes a Holder of Registrable Securities after a Shelf Registration becomes effective under the Securities Act, the Company shall, as promptly as is reasonably practicable following delivery of written notice to the Company of such Person becoming a Holder and requesting for its name to be included as a selling securityholder in the prospectus related to the Shelf Registration (a “Subsequent Holder Notice”):

(a)         if required and permitted by applicable law, file with the Commission a supplement to the related prospectus or a post-effective amendment to the Shelf Registration so that such Holder is named as a selling securityholder in the Shelf Registration and the related prospectus in such a manner as to permit such Holder to deliver a prospectus to purchasers of the Registrable Securities in accordance with applicable law, provided, however, that the Company shall not be required to file more than one post-effective amendment or a supplement to the related prospectus for such purpose in any forty-five (45) day period;

Annex A-100

(b)         if, pursuant to Section 1.6(a), the Company shall have filed a post-effective amendment to the Shelf Registration that is not automatically effective, use its reasonable best efforts to cause such post-effective amendment to become effective under the Securities Act as promptly as is reasonably practicable, but in any event by the date that is seventy five (75) days after the date such post-effective amendment is required by Section 1.6(a) to be filed; and

(c)         notify such Holder as promptly as is reasonably practicable after the effectiveness under the Securities Act of any post-effective amendment filed pursuant to Section 1.6(a).

Section 1.7          Allowable Delays. On no more than two occasions and for not more than thirty (30) consecutive days or for a total of not more than sixty (60) days in any twelve (12) month period, the Company may suspend the use of any prospectus included in any Registration Statement, in the event that the Company determines in good faith and upon advice of legal counsel that such suspension is necessary to (A) delay the disclosure of material non-public information concerning the Company, the disclosure of which at the time is not, in the good faith opinion of the Company, in the best interests of the Company or (B) amend or supplement the affected Registration Statement or the related prospectus so that such Registration Statement or prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of the prospectus in light of the circumstances under which they were made, not misleading (an “Allowed Delay”); provided, that the Company shall promptly (a) notify each Holder in writing of the commencement of an Allowed Delay, but shall not (without the prior written consent of a Holder) disclose to such Holder any material non-public information giving rise to an Allowed Delay, (b) advise the Holders in writing to cease all sales under the Registration Statement until the end of the Allowed Delay and (c) use commercially reasonable efforts to terminate an Allowed Delay as promptly as practicable. Each Holder may deliver written notice (an “Opt-Out Notice”) to the Company requesting that such Holder not receive notices from the Company otherwise required by this Section 1.8; provided, however, that such Holder may later revoke any such Opt-Out Notice in writing, which shall be effective five (5) Business Days after the receipt thereof. Following receipt of an Opt-Out Notice from a Holder (unless subsequently revoked), the Company shall not deliver any notices pursuant to Section 3.1 to such Holder and such Holder shall no longer be entitled to the rights associated with any such notice.

Section 1.8          Rule 415; Cutback. If at any time the SEC takes the position that the offering of some or all of the Registrable Securities in any Registration Statement is not eligible to be made on a delayed or continuous basis under the provisions of Rule 415 under the Securities Act (provided, however, the Company shall be obligated to use reasonable best efforts to advocate with the SEC for the registration of all of the Registrable Securities) or requires any Holder to be named as an “underwriter,” the Company shall (i) promptly notify each holder of Registrable Securities thereof and (ii) make commercially reasonable efforts to persuade the SEC that the offering contemplated by such Registration Statement is a valid secondary offering and not an offering “by or on behalf of the issuer” as defined in Rule 415 and that none of the Holders is an “underwriter.” The Holders shall have the right to select one legal counsel designated by the Holders, at such Holders’ expense, to review and oversee any registration or matters pursuant to this Section 1.9, including participation in any meetings or discussions with the SEC regarding the SEC’s position and to comment on any written submission made to the SEC with respect thereto. No such written submission with respect to this matter shall be made to the SEC to which such Holders’ counsel reasonably objects. In the event that, despite the Company’s reasonable best efforts and compliance with the terms of this Section 1.9, the SEC refuses to alter its position, the Company shall (i) remove from such Registration Statement such portion of the Registrable Securities (the “Cut Back Shares”) and/or (ii) agree to such restrictions and limitations on the registration and resale of the Registrable Securities as the SEC may require to assure the Company’s compliance with the requirements of Rule 415 (collectively, the “SEC Restrictions”); provided, however, that the Company shall not name any Holder as an “underwriter” in such Registration Statement without the prior written consent of such Holder (provided that, in the event a Holder withholds such consent, the Company shall have no obligation hereunder to include any Registrable Securities of such Holder in any Registration Statement covering the resale thereof until such time as the SEC no longer requires such Holder to be named as an “underwriter” in such Registration Statement or such Holder otherwise consents in writing to being so named). Any cut-back imposed on the Holders pursuant to this Section 1.9 shall be allocated among the Holders on a pro rata basis and shall be applied first to any of the Registrable Securities of such Holder as such Holder shall designate, unless the SEC Restrictions otherwise require or provide or the Holders otherwise agree. The Company’s obligations under this Article I with respect to any Cut Back Shares shall be suspended until such date as the Company is able to effect the registration of such Cut Back Shares in accordance with any SEC Restrictions applicable to such Cut Back Shares (such date,

Annex A-101

the “Restriction Termination Date”); from and after such Restriction Termination Date, all of the provisions of this Article I (including the Company’s obligations with respect to the filing of a Registration Statement and its obligations to use reasonable efforts to have such Registration Statement declared effective within the time periods set forth herein) shall again be applicable to such Cut Back Shares; provided, however, that the date by which the Company is required to file the Registration Statement with respect to such Cut Back Shares shall be the tenth (10th) day following the Restriction Termination Date and the date by which the Company is required to have the Registration Statement effective with respect to such Cut Back Shares shall be the seventy fifth (75th) calendar day immediately after the Restriction Termination Date.

Section 1.9          Requests for Underwritten Shelf Registration Takedowns. At any time and from time to time when an effective Shelf Registration is on file with the Commission, Qualified Holders holding a Demanding Percentage (in each such case, the “Demanding Holders”) may request to sell all or any portion of their Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf Registration (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, $100 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, specifying the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. The Company shall give written notice of the proposed filing of such Underwritten Shelf Takedown to all of the Qualified Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Underwritten Shelf Takedown, which notice shall offer to all of the Qualified Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Qualified Holders may request in writing within five (5) days after receipt of such written notice (with each Qualified Holder requesting inclusion in such Shelf Takedown, a “Requesting Holder”). The Demanding Holders shall have the right to select the lead managing Underwriter for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the Company’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Company shall have the right to select any co-managing Underwriters for such offering, subject to the Demanding Holders’ prior approval (which shall not be unreasonably withheld, conditioned or delayed). Subject to Section 1.12, the Qualified Holders may demand not more than three (3) Underwritten Shelf Takedowns pursuant to this Section 1.9 in any twelve (12) month period (the “Yearly Limit”); provided, however, that (i) any Underwritten Shelf Takedown that is not consummated for any reason other than the voluntary withdrawal by the Demanding Holders (without cause attributable to the Company or its underwriters) shall not count against the Yearly Limit, (ii) if the Holders are unable to sell at least 75% of the Registrable Securities requested to be included in an Underwritten Shelf Takedown due to a cutback pursuant to Section 1.10, such Underwritten Shelf Takedown shall not count against the Yearly Limit, and (iii) no individual Qualified Holder (or its Affiliates) may demand more than one Underwritten Shelf Takedown pursuant to this Section 1.9 in any twelve (12) month period.

Section 1.10        Reduction in Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders, the Requesting Holders (if any) that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all other shares of Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any shares of Common Stock or other equity securities proposed to be sold by Company or by other holders of shares of Common Stock or other equity securities, the Registrable Securities of the Demanding Holders and Requesting Holders (pro rata based on the respective number of Registrable Securities that each such Holder has requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities.

Annex A-102

Section 1.11        Withdrawal. Prior to the filing of the applicable “red herring” Prospectus or Prospectus supplement used for marketing such Underwritten Shelf Takedown, any Demanding Holder initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown provided that the Requesting Holders may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Requesting Holders. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 1.10, unless (x) such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown) or (y) such withdrawal is the result of a suspension notice as contemplated by Section 3.1(m) or (n). Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Qualified Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 1.12, other than if a Demanding Holder elects to pay such Registration Expenses.

Section 1.12        Block Trade. Notwithstanding any other provision of this Article I, at any time and from time to time when an effective Shelf Registration Statement is on file with the Commission, if a Demanding Holder wishes to engage in an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”), with a total offering price reasonably expected to exceed, in the aggregate, either (x) $100 million or (y) all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder only needs to notify the Company of the Block Trade at least five (5) business days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade shall use commercially reasonable efforts to work with the Company and any Underwriters prior to making such request in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Block Trade. The Company shall give written notice of the proposed Block Trade to all of the Qualified Holders as soon as practicable but not less than four (4) days before the anticipated filing date of such Block Trade, which notice shall offer to all of the Qualified Holders the opportunity to include in such Block Trade such number of Registrable Securities as such Qualified Holders may request in writing within two (2) days after receipt of such written notice (with each Qualified Holder requesting inclusion in such Block Trade, a “Requesting Holder” and with any reductions in such number of securities to be included in such Block Trade to be governed by Section 1.10). Prior to the filing of the applicable “red herring” Prospectus or Prospectus supplement used in connection with a Block Trade, any Demanding Holder initiating such Block Trade shall have the right to submit a Withdrawal Notice to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Block Trade. The Demanding Holder in a Block Trade shall have the right to select the Underwriters for such Block Trade (which shall consist of one or more reputable nationally recognized investment banks). For the avoidance of doubt, any Block Trade effected pursuant to this Section 1.12 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 1.9 and shall not count toward the Yearly Limit.

Section 1.13        Aggregate Yearly Limit. Notwithstanding anything to the contrary in this Agreement, (i) in no event may the number of Block Trades demanded pursuant to Section 1.12 plus the number of Underwritten Shelf Takedowns demanded pursuant to Section 1.9 exceed a total of three (3) demands in any twelve (12) month period and (ii) in no event may the number of Block Trades demanded pursuant to Section 1.12 plus the number of Underwritten Shelf Takedowns demanded pursuant to Section 1.9 by any individual Qualified Holder (or its Affiliates) exceed one (1) demand in any twelve (12) month period.

Annex A-103

Article II
Company Registration

Section 2.1          Notice of Registration. If at any time or from time to time the Company shall determine to file a registration statement with respect to an offering (or to make an underwritten public offering pursuant to a previously filed registration statement) of its Common Stock, whether or not for its own account (other than a registration statement on Form S-4, Form S-8 or any successor forms, an Underwritten Shelf Takedown or a Block Trade), the Company will:

(a)         promptly give to the Holders written notice thereof, which notice shall be given, to the extent reasonably practicable, no less than five (5) Business Days prior to the filing or launch date (except in the case of an offering that is an “overnight offering”, in which case such notice must be given no later than one (1) Business Day prior to the filing or launch date); and

(b)         subject to Section 2.2, include in such registration or underwritten offering (and any related qualification under blue sky laws or other compliance) all the Registrable Securities specified in a written request or requests made within ten (10) days after receipt of such written notice from the Company by the Holders.

Each Holder may deliver written notice (an “Opt-Out Notice”) to the Company requesting that such Holder not receive notices from the Company otherwise required by this Section 2.1; provided, however, that such Holder may later revoke any such Opt-Out Notice in writing, which shall be effective five (5) Business Days after the receipt thereof. Following receipt of an Opt-Out Notice from a Holder (unless subsequently revoked), the Company shall not deliver any notices pursuant to Section 3.1 to such Holder and such Holder shall no longer be entitled to the rights associated with any such notice.

Section 2.2          Underwriting. The right of any Holder to registration pursuant to this Article II shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of Registrable Securities in the underwriting to the extent provided herein. Each Holder proposing to distribute its securities through such underwriting shall (together with the Company and the other holders distributing their securities through such underwriting) enter into and perform such Holder’s obligations under an underwriting agreement with the managing underwriter selected for such underwriting by the Company or by the stockholders of the Company who have the right to select the underwriters (such underwriting agreement to be in the form negotiated by the Company or such stockholders, as the case may be). Notwithstanding any other provision of this Article II, if the managing underwriter or underwriters of a proposed underwritten offering with respect to which Holders of Registrable Securities have exercised their piggyback registration rights advise the Board of Directors of the Company that in its or their opinion the number of Registrable Securities requested to be included in the offering thereby and all other securities proposed to be sold in the offering exceeds the number which can be sold in such underwritten offering in light of market conditions, the Registrable Securities and such other securities to be included in such underwritten offering shall be allocated, (a) first, (i) in the event such offering was initiated by the Company, up to the total number of securities that the Company has requested to be included in such registration, (ii) in the event such offering was initiated by the holders of securities (other than the Holders) who have exercised their demand registration rights, up to the total number of securities that such holders of such securities have requested to be included in such offering, and (iii) in the event such offering was initiated by the Holders who have exercised their demand registration rights, up to the total number of securities that such Holders of such securities have requested to be included in such offering, (b) second, and only if all the securities referred to in clause (a) have been included, up to the total number of securities that the Holders and other holders of securities that have contractual rights to be included in such registration have requested to be included in such offering (pro rata based upon the number of securities that each of them shall have requested to be included in such offering) and (c) third, and only if all the securities referred to in clause (b) have been included, all other securities proposed to be included in such offering that, in the opinion of the managing underwriter or underwriters can be sold without having such adverse effect. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the managing underwriter or underwriters. Any securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

Section 2.3          Right to Terminate Registration. The Company or the holders of securities who have caused a registration statement to be filed as contemplated by this Article II, as the case may be, shall have the right to have any registration initiated by it or them under this Article II terminated or withdrawn prior to the effectiveness thereof, whether or not any Holder has elected to include securities in such registration.

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Article III
Additional Provisions Regarding Registration Rights

Section 3.1          Registration Procedures. In the case of each registration effected by the Company pursuant to Article I or Article II, the Company will keep each Holder participating in such registration reasonably informed as to the status thereof and, at its expense, the Company will:

(a)         prepare and file with the Commission a registration statement with respect to such securities in accordance with the applicable provisions of this Agreement;

(b)         prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement (including to permit the intended method of distribution thereof) and as may be necessary to keep the registration statement continuously effective for the period set forth in this Agreement;

(c)         furnish to the Holders and to the legal counsel of the Holders participating in such registration copies of the registration statement proposed to be filed, and provide the Holders and such legal counsel the reasonable opportunity to review and comment on such registration statement;

(d)         furnish to the Holders and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus and final prospectus as such underwriters may reasonably request in order to facilitate the public offering of such securities;

(e)         use reasonable best efforts to notify the Holders of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the Company’s knowledge of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing, and, subject to Section 3.1(n), at the request of the Holders, prepare promptly and furnish to the Holders a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchaser of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing;

(f)          use reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(g)         in the event that the Registrable Securities are being offered in an underwritten public offering, enter into and perform its obligations under an underwriting agreement on customary terms and in accordance with the applicable provisions of this Agreement;

(h)         in connection with an underwritten public offering, cause its officers to use their reasonable best efforts to support the marketing of the Registrable Securities covered by such offering (including participation in “road shows” or other similar marketing efforts);

(i)          if such securities are being sold through underwriters, (i) furnish, on the date that such Registrable Securities are delivered to the underwriters, an opinion, dated as of such date, of the legal counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and a “negative assurance letter,” dated as of such date, of the legal counsel representing the Company for purposes of such registration, in form and substance as is customarily given to underwriters and (ii) furnish, on the date of the underwriting agreement and on the date that the Registrable Securities are delivered to the underwriters, a letter dated as of such

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date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters; and

(j)          use reasonable best efforts to list the Registrable Securities covered by such registration statement with any securities exchange on which the Common Stock is then listed;

(k)         in connection with a customary due diligence review, make available for inspection by the Holders, any underwriter participating in any such disposition of Registrable Securities, if any, and any counsel or accountants retained by the Holders or underwriter (collectively, the “Offering Persons”), all financial and other records, pertinent corporate documents and properties of the Company and its subsidiaries, and cause the officers, directors and employees of the Company and its subsidiaries to supply all information and participate in customary due diligence sessions in each case reasonably requested by any such representative, underwriter, counsel or accountant in connection with such registration statement, subject to customary confidentiality obligations to be agreed with the Offering Persons;

(l)          cooperate with the Holders and each underwriter or agent participating in the disposition of Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;

(m)        as promptly as is reasonably practicable notify the Holders (i) when the prospectus or any prospectus supplement or post-effective amendment has been filed and, with respect to such registration statement or any post-effective amendment, when the same has become effective, (ii) of any request by the Commission or other federal or state governmental authority for amendments or supplements to such registration statement or related prospectus or to amend or to supplement such prospectus or for additional information, (iii) of the issuance by the Commission of any stop order suspending the effectiveness of such registration statement or the initiation of any proceedings for such purpose, (iv) if at any time the Company has reason to believe that the representations and warranties of the Company or any of its subsidiaries contained in any agreement (including any underwriting agreement contemplated by Section 3.1(g) above) cease to be true and correct or (v) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose; and

(n)         Each Holder agrees not to use the prospectus or registration statement during any Allowed Delay.

Section 3.2          Limitation on Subsequent Registration Rights. From and after the date hereof, the Company shall not enter into any agreement granting any holder or prospective holder of any securities of the Company registration rights with respect to such securities that conflict with the rights granted to the Holders herein, without the prior written consent of the Holders. It is agreed that the granting of pro rata registration rights to any other investor in the Company shall not be considered to conflict with the rights granted to the Holders herein.

Section 3.3          Expenses of Registration. All Registration Expenses incurred in connection with any registration pursuant to Article I or Article II shall be borne by the Company. All Selling Expenses relating to securities registered on behalf of the Holders shall be borne by the Holders of the registered securities included in such registration.

Section 3.4          Information by Holders. The Holder or Holders of Registrable Securities included in any registration shall furnish to the Company such information regarding such Holder or Holders and their Affiliates, the Registrable Securities held by them and the distribution proposed by such Holder or Holders and their Affiliates as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement. It is understood and agreed that the obligations of the Company under Article I or Article II are conditioned on the timely provisions of the foregoing information by such Holder or Holders and, without limitation of the foregoing, will be conditioned on compliance by such Holder or Holders with the following:

(a)         such Holder or Holders will, and will cause their respective Affiliates to, cooperate with the Company in connection with the preparation of the applicable registration statement, and for so long as the Company is obligated to keep such registration statement effective, such Holder or Holders will and will cause

Annex A-106

their respective Affiliates to, provide to the Company, in writing and in a timely manner, for use in such registration statement (and expressly identified in writing as such), all information regarding themselves and their respective Affiliates and such other information as may be required by applicable law to enable the Company to prepare such registration statement and the related prospectus covering the applicable Registrable Securities owned by such Holder or Holders and to maintain the currency and effectiveness thereof;

(b)         during such time as such Holder or Holders and their respective Affiliates may be engaged in a distribution of the Registrable Securities, such Holder or Holders will, and they will cause their Affiliates to, comply with all laws applicable to such distribution, including Regulation M promulgated under the Exchange Act, and, to the extent required by such laws, will, and will cause their Affiliates to, among other things: (i) not engage in any stabilization activity in connection with the securities of the Company in contravention of such laws; (ii) distribute the Registrable Securities acquired by it solely in the manner described in the applicable registration statement; and (iii) if required by applicable law, cause to be furnished to each agent or broker-dealer to or through whom such Registrable Securities may be offered, or to the offeree if an offer is made directly by such Holder or Holders or their respective Affiliates, such copies of the applicable prospectus (as amended and supplemented to such date) and documents incorporated by reference therein as may be required by such agent, broker-dealer or offeree;

(c)         such Holder or Holders shall, and they shall cause their respective Affiliates to, permit the Company and its representatives and agents to examine such documents and records and will supply in a timely manner any information as they may be reasonably requested to provide in connection with the offering or other distribution of Registrable Securities by such Holder or Holders; and

(d)         on receipt of written notice from the Company of the happening of any of the events specified in Section 3.1(m) or Section 3.1(n), or that requires the suspension by such Holder or Holders and their respective Affiliates of the distribution of any of the Registrable Securities owned by such Holder or Holders, then such Holders shall, and they shall cause their respective Affiliates to, cease offering or distributing the Registrable Securities owned by such Holder or Holders until the offering and distribution of the Registrable Securities owned by such Holder or Holders may recommence in accordance with the terms hereof and applicable law.

Section 3.5          Rule 144 Reporting. With a view to making available the benefits of Rule 144 to the Holders, the Company agrees that, for so long as a Holder owns Registrable Securities, the Company will use reasonable best efforts to:

(a)         make and keep public information available, as those terms are understood and defined in Rule 144;

(b)         file with the Commission in a timely manner all reports and other documents required of the Company under the Exchange Act; and

(c)         so long as a Holder owns any Restricted Securities, furnish to the Holder forthwith upon written request a written statement by the Company as to its compliance with the reporting requirements of the Exchange Act.

Section 3.6          “Market Stand-Off” Agreement. In connection with any underwritten offering of equity securities of the Company, the Company shall cause each executive officer or director of the Company to agree that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety (90) day period (or such shorter time agreed to by the managing underwriters) beginning on the date of pricing of such offering, except (i) to Permitted Transferees, (ii) as expressly permitted in writing by the Company or (iii) in the event the underwriters managing the offering otherwise consent in writing. Each such Holder agrees to execute a customary lock-up agreement in favor of the underwriters to such effect (in each case on substantially the same terms and conditions as all other Holders).

Section 3.7          Insider Trading Policy. So long as any designee or nominee of any Holder or its Affiliate sits on the Board of Directors of the Company, such Holder shall, and shall cause its Affiliates, to comply with the Company’s insider trading policy, including by not trading in the Company’s securities during any “black-out” or “closed window” imposed thereunder.

Annex A-107

Section 3.8          Removal of Legends.

(a)         The Company agrees that following the Unrestricted Date, it will, no later than five (5) trading days following the delivery by a Holder to the Company or the transfer agent (with a copy to the Company) of certificates representing Registrable Securities with a Securities Act restrictive legend, together with a written request for the removal of such Securities Act restrictive legend (or if the Registrable Securities are uncertificated, just a written request for the removal of such Securities Act restrictive legend), use reasonable best efforts to deliver or cause to be delivered to such Holder one or more certificates representing such Registrable Securities that are free from all Securities Act restrictive legends. The Company shall use reasonable best efforts to cause its counsel to issue a legal opinion to the Company’s transfer agent promptly after the Unrestricted Date if required by the transfer agent to effect the removal of the Securities Act restrictive legend. No Holder shall be required to pay for or deliver any such legal opinion, and shall only be required to deliver a standard representation letter in connection with a sale or proposed sale under Rule 144. The Company shall be responsible for the fees of the applicable transfer agent, its legal counsel and all DTC fees associated with such issuance, including the fees for causing its counsel to deliver a legal opinion, if any, to the transfer agent and Holder shall be responsible for all other fees and expenses (including any applicable broker fees or transfer taxes). Certificates for Registrable Securities subject to removal of the Securities Act restrictive legend shall, at the written request of the Holder, be transmitted by the transfer agent to the Holder by crediting the account of the Holder’s prime broker with the Depository Trust Company System as directed by such Holder.

(b)         While any Registrable Securities are issued and outstanding, the Company shall maintain a transfer agent that participates in the DTC Fast Automated Securities Transfer Program.

Article IV
Indemnification

Section 4.1          Indemnification by Company. To the extent permitted by applicable law, the Company will, with respect to any Registrable Securities as to which registration or qualification or compliance under applicable “blue sky” laws has been effected pursuant to this Agreement, indemnify each Holder, each Holder’s current and former officers, directors, partners and members, and each Person controlling such Holder within the meaning of Section fifteen (15) of the Securities Act, and each underwriter thereof, if any, and each Person who controls any such underwriter within the meaning of Section fifteen (15) of the Securities Act (collectively, the “Company Indemnified Parties”), against all expenses, claims, losses, damages and liabilities, joint or several, (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, preliminary prospectus, offering circular or other document, or any amendment or supplement thereto incident to any such registration, qualification or compliance or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of any rule or regulation promulgated under the Securities Act, Exchange Act or state securities laws applicable to the Company in connection with any such registration, and the Company will reimburse each of the Company Indemnified Parties for any reasonable legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, as such expenses are incurred. The indemnity agreement contained in this Section 4.1 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed), nor shall the Company be liable to a Holder in any such case for any such loss, claim, damage, liability or action (a) to the extent that it arises out of or is based upon a violation or alleged violation of any state or federal law (including any claim arising out of or based on any untrue statement or alleged untrue statement or omission or alleged omission in the registration statement or prospectus) which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by or on behalf of any Holder or (b) in the case of a sale directly by a Holder of Registrable Securities (including a sale of such Registrable Securities through any underwriter retained by such Holder engaging in a distribution solely on behalf of such Holder), such untrue statement or alleged untrue statement or omission or alleged omission was corrected in a final or amended prospectus, and such Holder failed to deliver a copy of the final or amended prospectus at or prior to the confirmation of the sale of the Registrable Securities to the Person asserting any such loss, claim, damage or liability in any case in which such delivery is required by the Securities Act.

Annex A-108

Section 4.2          Indemnification by Holders. To the extent permitted by applicable law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration or qualification or compliance under applicable “blue sky” laws is being effected, indemnify, severally and not jointly, the Company, each of its directors, officers, partners and members, each underwriter, if any, of the Company’s securities covered by such a registration, each Person who controls the Company or such underwriter within the meaning of Section fifteen (15) of the Securities Act, and each other Holder and each of such Holder’s officers, directors, partners and members and each Person controlling such Holder within the meaning of Section fifteen (15) of the Securities Act (collectively, the “Holder Indemnified Parties”), against all expenses, claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, preliminary prospectus, offering circular or other document, or any amendment or supplement thereto incident to any such registration, qualification or compliance or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by such Holder of any rule or regulation promulgated under the Securities Act, Exchange Act or state securities law applicable to such Holder, and will reimburse each of the Holder Indemnified Parties for any reasonable legal or any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, as such expenses are incurred, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein, provided, however, that in no event shall any indemnity under this Section 4.2 payable by a Holder exceed the amount by which the net proceeds actually received by such Holder from the sale of Registrable Securities included in such registration exceeds the amount of any other losses, expenses, settlements, damages, claims and liabilities that such Holder has been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission or violation. The indemnity agreement contained in this Section 4.2 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the prior written consent of the applicable Holder (which consent shall not be unreasonably withheld or delayed), nor shall the Holder be liable for any such loss, claim, damage, liability or action where such untrue statement or alleged untrue statement or omission or alleged omission was corrected in a final or amended prospectus, and the Company or the underwriters failed to deliver a copy of the final or amended prospectus at or prior to the confirmation of the sale of the Registrable Securities to the Person asserting any such loss, claim, damage or liability in any case in which such delivery is required by the Securities Act

Section 4.3          Notification. Each party entitled to indemnification under this Article IV (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided, however, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld or delayed), and the Indemnified Party may participate in such defense at such party’s expense; provided, further, however, that an Indemnified Party (together with all other Indemnified Parties) shall have the right to retain one (1) separate counsel, with the reasonable fees and expenses to be paid by the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to conflicting interests between such Indemnified Party and any other party represented by such counsel in such proceeding. The failure of any Indemnified Party to give notice as provided herein shall relieve the Indemnifying Party of its obligations under this Article IV, only to the extent that, the failure to give such notice is materially prejudicial or harmful to an Indemnifying Party’s ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the prior written consent of each Indemnified Party (which consent shall not be unreasonably withheld or delayed), consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. The indemnity agreements contained in this Article IV shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. The indemnification set forth in this Article IV shall be in addition to any other indemnification rights or agreements that an Indemnified Party may have.

Annex A-109

Section 4.4          Contribution. If the indemnification provided for in this Article IV is held by a court of competent jurisdiction to be unavailable to an Indemnified Party, other than pursuant to its terms, with respect to any claim, loss, damage, liability or action referred to therein, then, subject to the limitations contained in Article IV, the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such claim, loss, damage, liability or action in such proportion as is appropriate to reflect (i) the relative benefits to the Indemnified Party, on the one hand, and Indemnifying Party, on the other hand, of the registration giving rise to such action and (ii) the relative fault of the Indemnifying Party on the one hand and the Indemnified Party on the other in connection with the actions that resulted in such claims, loss, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact related to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Holders agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were based solely upon the number of entities from whom contribution was requested or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 4.4. In no event shall any Holder’s contribution obligation under this Section 4.4 exceed the amount by which the net proceeds actually received by such Holder from the sale of Registrable Securities included in such registration exceeds the amount of any other losses, expenses, settlements, damages, claims and liabilities that such Holder has been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission or violation. No Person guilty of fraudulent misrepresentation (within the meaning of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

Article V
Termination of Registration Rights

Section 5.1          Termination of Registration Rights. The rights of any particular Holder to cause the Company to register securities under Article I and Article II shall terminate with respect to such Holder upon the date upon which such Holder no longer holds any Registrable Securities.

Article VI
Miscellaneous.

Section 6.1          Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and will become effective when one or more counterparts have been signed by a party and delivered to the other parties. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 6.1, provided that receipt of copies of such counterparts is confirmed.

Section 6.2          Governing Law; Waiver of Jury Trial.

(a)         This Agreement shall be governed by, and construed in accordance with, the laws of the state of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the state of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of New York.

(b)         Any dispute relating hereto shall be heard first in any New York State court, or Federal court of the United States of America, sitting in New York, and if applicable, any appellate court from any thereof under the laws of the State of New York (each a “Chosen Court” and collectively, the “Chosen Courts”), and the parties agree to the exclusive jurisdiction and venue of the Chosen Courts. Such Persons further agree that any proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby or by any matters related to the foregoing (the “Applicable Matters”) shall be brought exclusively in a Chosen Court, and that any proceeding arising out of this Agreement or any other Applicable Matter shall be deemed to have arisen from a transaction of business in the state of New York, and each of the foregoing Persons hereby irrevocably consents to the jurisdiction of such Chosen Courts in any such proceeding and irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that such Person may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such Chosen Court or that any such proceeding brought in any such Chosen Court has been brought in an inconvenient forum.

Annex A-110

(c)         Such Persons further covenant not to bring a proceeding with respect to the Applicable Matters (or that could affect any Applicable Matter) other than in such Chosen Court and not to challenge or enforce in another jurisdiction a judgment of such Chosen Court.

(d)         Process in any such proceeding may be served on any Person with respect to such Applicable Matters anywhere in the world, whether within or without the jurisdiction of any such Chosen Court. Without limiting the foregoing, each such Person agrees that service of process on such party as provided in Section 6.5 shall be deemed effective service of process on such Person.

(e)         Waiver of Jury Trial. EACH PARTY HERETO, FOR ITSELF AND ITS AFFILIATES, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE ACTIONS OF THE PARTIES HERETO OR THEIR RESPECTIVE AFFILIATES PURSUANT TO THIS AGREEMENT OR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 6.3          Entire Agreement; No Third Party Beneficiary. This Agreement, including the exhibits hereto and the other Transaction Documents (as defined in the Merger Agreement), contains the entire agreement by and among the parties with respect to the subject matter hereof and all prior negotiations, writings and understandings relating to the subject matter of this Agreement. Except as provided in Article IV, this Agreement is not intended to confer upon any Person not a party hereto (or their successors and permitted assigns) any rights or remedies hereunder.

Section 6.4          Expenses. Except as provided in Section 3.3, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including accounting and legal fees shall be paid by the party incurring such expenses.

Section 6.5          Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier, one (1) Business Day after mailing; (c) if sent by e-mail transmission, with a copy sent on the same day in the manner provided in Section 6.5(a) or (b), when transmitted and receipt is confirmed; and (d) if otherwise actually personally delivered, when delivered, provided, that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

If to the Company, to:

USA Rare Earth, Inc.
100 W. Airport Road
Stillwater, OK 74075
Attention: Valerie Jacob; David Kronenfield
Email: [            ]

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
10250 Constellation Blvd., Suite 1100
Los Angeles, California 90067
Attention: Steven Stokdyk; David Zaheer
Email: [            ]; [                    ]

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if to the Holders: to the address set forth opposite such Holder’s name on the signature page hereto:

with a copy to (which shall not constitute notice):

Allen Overy Shearman Sterling US LLP
800 Capitol Street, Suite 2200
Houston, Texas 77002
Attention: Bill Nelson
Email: [            ]

Section 6.6          Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No assignment of this Agreement or of any rights or obligations hereunder may be made by any party hereto without the prior written consent of the other parties hereto, provided that each Holder hereunder may assign its rights hereunder to any Permitted Transferee. Any purported assignment or delegation in violation of this Agreement shall be null and void ab initio.

Section 6.7          Headings. The Section, Article and other headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

Section 6.8          Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the Company and each of the Qualified Holders; provided that, to the extent any such modification or amendment effected by the Company and the Qualified Holders has a material and disparate impact on any Holder, then such modification or amendment may not be affected without the written consent of such Holder. Any party hereto may, only by an instrument in writing, waive compliance by any other party or parties hereto with any term or provision hereof on the part of such other party or parties hereto to be performed or complied with. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The waiver by any party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

Section 6.9          Interpretation; Absence of Presumption.

(a)         For the purposes hereof: (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and paragraph references are to the Sections and paragraphs in this Agreement unless otherwise specified; (iii) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified; and (iv) the word “or” shall not be exclusive.

(b)         With regard to each and every term and condition of this Agreement, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition, no consideration will be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement.

Section 6.10        Severability. Any provision hereof that is held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof, provided, however, that the parties will attempt in good faith to reform this Agreement in a manner consistent with the intent of any such ineffective provision for the purpose of carrying out such intent.

(Signature pages follow.)

Annex A-112

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first above written.

USA RARE EARTH, INC.
By:
Name:
Title:
STOCKHOLDERS
[•]
By:
Name:
Title:
[•]
By:
Name:
Title:
[•]
By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

Annex A-113

EXHIBIT A
DEFINED TERMS

1.           The following capitalized terms have the meanings indicated:

“Affiliate” of any Person means any Person, directly or indirectly, controlling, controlled by or under common control with such Person.

“Automatic Shelf Registration Statement” means an “automatic shelf registration statement” as defined under Rule 405.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York, and on which the Commission is open for business.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the Company’s common stock, par value $0.0001 per share.

“Demanding Percentage” shall mean at least 10% of the Registrable Securities held by all Holders.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

“Holder” means any holder holding Registrable Securities.

“Permitted Transferees” means persons to whom a holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the applicable lock-up period pursuant to the applicable Lockup Agreement (as defined in the Merger Agreement).

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, other legal entity, or any government or governmental agency or authority.

              “Qualified Holder” means each of Serra Verde Rare Earths Ltd., EMG Fund V SVRE Holdings, LLC and VB Rare Earths Limited, including Affiliates of each of them.

“register”, “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

“Registrable Securities” means (a) the Aggregate Stock Merger Consideration (including any shares of Common Stock hereafter acquired pursuant to any share holdback or similar arrangement), and (b) any Common Stock or other securities actually issued in respect of the securities described in clause (a) above or this clause (b) upon any stock split, stock dividend, recapitalization, reclassification, merger, consolidation or similar event; provided, however, that the securities described in clauses (a) and (b) above shall only be treated as Registrable Securities until the earliest of: (i) the date on which such security has been registered under the Securities Act and disposed of in accordance with an effective registration statement relating thereto; (ii) the date on which such security has been sold pursuant to Rule 144 and the security is no longer a Restricted Security; or (iii) the date on which all Registrable Securities owned by the Holder thereof may be resold without any volume or manner of sale restrictions pursuant to Rule 144.

“Registration Expenses” means all expenses incurred by the Company in complying with Article I and Article II, including, without limitation, all registration, qualification, listing and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, and the expense of any special audits incident to or required by any such registration.

“Registration Statement” means any registration statement of the Company under the Securities Act that covers the resale of any of the Registrable Securities pursuant to the provisions of this Agreement, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all material incorporated by reference in such Registration Statement.

Annex A-114

“Restricted Securities” means any Common Stock required to bear any of the Securities Act restrictive legends set forth in Section 5.7 of the Merger Agreement.

“Rule 144” means Rule 144 promulgated under the Securities Act and any successor provision.

“Rule 405” means Rule 405 promulgated under the Securities Act and any successor provision.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Selling Expenses” means all underwriting discounts, selling commissions and stock transfer taxes applicable to the securities registered by the Holders.

“Shelf Registration” means the Resale Registration or a Subsequent Shelf Registration, as applicable.

“Transfer” shall mean the (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecation, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration Statement in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Unrestricted Date” means, with respect to any Registrable Securities, the earliest of the date that (a) a Registration Statement registering the sale of such Registrable Securities has been declared effective by the Commission, (b) all of the Registrable Securities have been sold pursuant to Rule 144 or may be sold pursuant to Rule 144 without the requirement for the Company to be in compliance with the current public information required under Rule 144 and without volume or manner-of-sale restrictions or (c) following the one (1) year anniversary of the Closing Date (as defined in the Merger Agreement), provided that (i) the Holder holding such Registrable Securities is not an Affiliate of the Company, (ii) all of the Registrable Securities may be sold pursuant to an exemption from registration under Section 4(a)(1) of the Securities Act without volume or manner-of-sale restrictions and (iii) the Company’s legal counsel has delivered to such Holder a standing written unqualified opinion that resales of such Registrable Securities may then be made by such Holder pursuant to such exemption, which opinion shall be in form and substance reasonably acceptable to such Holder.

“WKSI” means a “well known seasoned issuer” as defined under Rule 405.

Annex A-115

2.           The following terms are defined in the Sections of this Agreement indicated:

INDEX OF TERMS

Term	Section
Agreement	Preamble
Applicable Matters	Section 6.2(b)
Chosen Court	Section 6.2(b)
Company	Preamble
Company Indemnified Parties	Section 4.1
Effectiveness Period	Section 1.3
Filing Deadline	Section 1.1
Holder	Preamble
Holder Indemnified Parties	Section 4.2
Indemnified Party	Section 4.3
Indemnifying Party	Section 4.3
Merger Agreement	Recitals
Merger Sub	Recitals
Offering Persons	Section 3.1(k)
Resale Registration	Section 1.1
Resale Registration Statement	Section 1.1
Subsequent Holder Notice	Section 1.6
Subsequent Shelf Registration	Section 1.4
SVRE	Preamble
Transaction Shares	Recitals

Annex A-116

SCHEDULE A
STOCKHOLDERS

1.    Serra Verde Rare Earths Ltd.

2.    EMG Fund V SVRE Holdings, LLC

3.    VB Rare Earths Limited

4.    [The Stockholders listed should include every holder of interests in SVRE that receive Transaction Shares at closing, including those who hold warrants and incentive awards that are converted into stock. Those who roll over awards into awards under the Company incentive plan should have their securities registered on a Form S-8.]

Annex A-117

Annex A-1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 to Agreement and Plan of Merger (this “Amendment”), dated as of July 16, 2026, is entered into by and among (i) USA Rare Earth, Inc., a Delaware corporation (“Parent”), (ii) Middlebury Merger Sub Ltd., a business company limited by shares incorporated under the laws of the British Virgin Islands and an indirect, wholly owned Subsidiary of Parent (“Merger Sub”), (iii) SVRE Holdings Ltd., a business company limited by shares incorporated under the laws of the British Virgin Islands (the “Company”), and (iv) Serra Verde Rare Earths Ltd., a company incorporated and existing under the laws of the British Virgin Islands, solely in its capacity as the representative of the Company Shareholders (the “Seller Representative”).

WHEREAS, the parties hereto are parties to that certain Agreement and Plan of Merger, dated as of April 19, 2026 (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”);

WHEREAS, pursuant to Clause 2.2 of the Offtake Agreement, certain conditions precedent to the Seller’s obligation to sell and deliver and the Buyer’s obligation to purchase and take Pre-COD Product and the ACQ (all of which capitalized terms are defined in the Offtake Agreement) are required to be satisfied or waived;

WHEREAS, pursuant to Section 10.11 of the Merger Agreement, the Merger Agreement may be amended in a written instrument executed by Merger Sub, Parent, the Company and the Seller Representative; and

WHEREAS, the parties hereto desire to amend the Merger Agreement in accordance with Section 10.11 of the Merger Agreement to add a new closing condition for the benefit of Parent and Merger Sub as provided herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1 Definitions. Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Merger Agreement unless otherwise indicated.

Section 2 Amendment to the Merger Agreement. A new Section 6.1(q) is hereby added to the Merger Agreement immediately following Section 6.1(p) to read in its entirety as follows:

“(q) Offtake Condition. (i) The conditions set forth in Clause 2.2(b) and Clause 2.2(c) of the Offtake Agreement shall each have been satisfied (and not waived), (ii) the right of SV Management Switzerland AG (the “Offtake Seller”) to terminate the Offtake Agreement in accordance with Clause 2.4 of the Offtake Agreement shall have lapsed and shall no longer be exercisable by the Offtake Seller, and (iii) the Offtake Agreement shall be in full force and effect as of the Closing.”

Section 3 No Other Amendments; Ratification. Except as expressly provided in this Amendment, all of the terms and provisions of the Merger Agreement are and shall remain in full force and effect and are hereby ratified and confirmed by the parties hereto. The amendments contained herein shall not be construed as an amendment to or waiver of any other provision of the Merger Agreement or as a waiver of or consent to any further or future action on the part of any party that would require the waiver or consent of any other party.

Section 4 Effect of Amendment. On and after the date of this Amendment, each reference in the Merger Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import referring to the Merger Agreement shall mean and be a reference to the Merger Agreement as amended by this Amendment. In the event of any inconsistency between the terms of this Amendment and the terms of the Merger Agreement, the terms of this Amendment shall control.

Section 5 Incorporation by Reference. The provisions of Article X (Miscellaneous) of the Merger Agreement shall, to the extent not already set forth in this Amendment, apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

Annex A-1-1

Section 6 Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by electronic transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

[Signature Pages Follow]

Annex A-1-2

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

PARENT:
USA RARE EARTH, INC.
By:	/s/ Barbara Humpton
Name:	Barbara Humpton
Title:	Chief Executive Officer
MERGER SUB:
MIDDLEBURY MERGER SUB LTD.
By:	/s/ David Kronenfeld
Name:	David Kronenfeld
Title:	Sole Director

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

Annex A-1-3

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

THE COMPANY:
SVRE HOLDINGS LTD.
By:	/s/ Sir Mick Davis
Name:	Sir Mick Davis
Title:	Authorized Person
THE SELLER REPRESENTATIVE:
SERRA VERDE RARE EARTHS LTD.,
solely in its capacity as the Seller Representative hereunder
By:	/s/ Justin Machin
Name:	Justin Machin
Title:	Authorized Person

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

Annex A-1-4

Annex B

April 19, 2026

Board of Directors

USA Rare Earth, Inc.

100 W. Airport Road

Stillwater, Oklahoma 74075

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to USA Rare Earth, Inc., a Delaware corporation (“Parent”), of the Merger Consideration (as defined below) to be paid by Parent pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and among Parent, Middlebury Merger Sub, Ltd., a business company limited by shares incorporated under the laws of the British Virgin Islands and an indirect, wholly owned subsidiary of Parent (“Merger Sub”), SVRE Holdings Ltd., a business company limited by shares incorporated under the laws of British Virgin Islands (the “Target”), and Serra Verde Rare Earths Ltd., solely in its capacity as the Seller Representative (as defined in the Agreement).

As more fully described in the Agreement, the Target will be merged with and into Merger Sub and, following the effective time of the merger, the separate existence of the Target will cease and Merger Sub will continue as the surviving company in the merger (the “Transaction”). The “Merger Consideration” consists, in the aggregate, of (i) an amount of cash equal to $300,000,000 plus (ii) an aggregate of 126,849,307 shares of common stock, par value $0.0001 per share, of Parent (“Parent Stock”).

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information, including publicly available research analysts’ financial forecasts, relating to Parent; (ii) reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of Parent furnished to us by Parent, including financial forecasts provided to or discussed with us by the management of Parent; (iii) reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Target furnished to us by the Target and Parent, respectively, including financial forecasts provided to or discussed with us by the management of Parent; (iv) reviewed information regarding the capitalization of Parent and the Target furnished to us by Parent and the Target, respectively; (v) reviewed certain internal information relating to the net operating losses (“NOLs”) of Parent and the Target, including estimates of utilization, furnished to us by Parent and the Target, respectively, (vi) reviewed certain internal information relating to certain pro forma effects, in each case expected to result from the Transaction, furnished to us by Parent and the Target, (vii) conducted discussions with members of the senior managements and representatives of Parent and the Target concerning the information described in clauses (i) through (vi) of this paragraph, as well as the businesses and prospects of Parent and the Target generally; (viii) reviewed the reported prices and trading activity for the Parent Stock; (ix) reviewed publicly available financial and stock market data of certain other companies in lines of business that we deemed relevant; (x) reviewed the financial terms of certain other transactions that we deemed relevant; (xi) reviewed the execution version of the Agreement; (xii) participated in certain discussions and negotiations among representatives of Parent and the Target and their advisors; and (xiii) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

In connection with our analysis and opinion, we have, at your direction, relied on the information supplied to, discussed with or reviewed by us for purposes of this opinion being complete and accurate in all material respects. We have not independently verified any such information (or assumed any responsibility for the independent verification of any such information). We have also relied on the representation of Parent’s management that they are not aware of any facts or circumstances that would make any such information inaccurate or misleading. We have relied upon, without independent verification, the assessment of Parent and its legal, tax, regulatory and accounting advisors with respect to legal, tax, regulatory and accounting matters. With respect to the financial forecasts and the NOLs referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Parent or the Target, as the case may be, as to the future performance of Parent, the Target and the NOLs (including the timing and utilization thereof and limitations thereon). We also have assumed, at your direction, that the future financial results will be achieved at the times and in the amounts projected. In addition, we have relied on the assessments of the management of

Annex B-1

Parent as to Parent’s ability to retain key employees of the Target and to integrate the businesses of Parent and the Target. We express no views as to the reasonableness of any financial forecasts or the NOLs or the assumptions on which they are based. In addition, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of Parent or the Target, nor have we been furnished with any such evaluation or appraisal.

Our opinion does not address Parent’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to Parent. Our opinion does not address any legal, regulatory, tax or accounting matters. We have not been asked to, nor do we, offer any opinion as to any terms of the Agreement or any aspect or implication of the Transaction, except for the fairness of the Merger Consideration from a financial point of view to Parent. Our opinion does not address (i) the allocation of the Merger Consideration as between the cash and stock components thereof, (ii) the allocation of the Merger Consideration among any holders of any types of equity interests in the Target or (iii) the substitution of certain equity interests in the Target into equity interests in Parent. We express no opinion as to what the value of the Parent Stock actually will be when issued pursuant to the Transaction or the prices at which the Parent Stock may trade at any time. We are not expressing any opinion as to fair value, viability or the solvency of Parent or the Target following the closing of the Transaction. In rendering this opinion, we have assumed that the Transaction will be consummated in accordance with its terms without any waiver or modification that could be material to our analysis, that the representations and warranties of each party set forth in the Agreement are accurate and correct, and that the parties to the Agreement will comply with all the material terms of the Agreement. We have assumed that all governmental, regulatory or other consents and approvals necessary for the completion of the Transaction will be obtained except to the extent that could not be material to our analysis. In addition, representatives of Parent have advised us, and we have assumed that the Transaction will qualify as a tax free reorganization for federal income tax purposes.

Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, and we assume no responsibility to update this opinion for developments after the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on Parent, the Target, or the Transaction.

We have acted as your financial advisor in connection with the Transaction and will receive a fee for our services, (i) a portion of which is payable upon the substantial completion by us of the work in connection with rendering this opinion, regardless of the conclusion reached herein, and (ii) the principal portion of which is contingent upon the consummation of the Transaction. Our affiliates, employees, officers and partners may at any time own securities (long or short) of Parent, the Target and/or their respective affiliates. We have provided investment banking and other services to Parent, the Target and/or their respective affiliates unrelated to the Transaction and in the future may provide investment banking or other services to Parent, the Target and/or their respective affiliates for which we would expect to receive compensation for such services. In the past two years prior to the date hereof, we were engaged as financial advisor to the Target in connection with a potential sell-side transaction. The engagement terminated and we did not receive, and do not expect to receive, any compensation in connection with such engagement. In the past two years prior to the date hereof, we have not been engaged by (and have not received any fees from) the following equityholders of the Target: Vision Blue Resources Limited, EMG Fund Management (d/b/a the Energy & Minerals Group) and Denham Capital Management. A portfolio company of one of the equityholders of the Target recently informed Moelis that it would like to potentially engage Moelis on a potential transaction unrelated to Parent or the Transaction. The terms of the potential engagement have not been agreed, and we have not yet received, but we may in the future receive, compensation in connection with such potential engagement. In the past two years prior to the date hereof, (i) we acted as placement agent for Parent in connection with a $1.5 billion private investment in public equity (PIPE) financing that closed in January 2026 and (ii) we acted as financial advisor to Parent in connection with its acquisition of Less Common Metals Ltd., which closed in November 2025, and placement agent in connection with a PIPE transaction related to such acquisition. We are currently advising Parent in connection with a potential financing transaction and potential strategic initiatives, each of which are unrelated to the Transaction, for which we would expect to receive compensation for such services.

Annex B-2

This opinion is for the use and benefit of the Board of Directors of Parent (solely in its capacity as such) in its evaluation of the Transaction. This opinion does not constitute a recommendation as to how any holder of securities should vote or act with respect to the Transaction or any other matter. This opinion does not address the fairness of the Transaction or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of Parent, the Target and/or any of their respective affiliates, other than the fairness of the Merger Consideration from a financial point of view to Parent. In addition, we do not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Merger Consideration or otherwise. This opinion was approved by a Moelis & Company LLC fairness opinion committee.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be paid by Parent in the Transaction is fair from a financial point of view to Parent.

Very truly yours,

/s/ Moelis & Company LLC

MOELIS & COMPANY LLC

Annex B-3

Annex C

Audited Financial Statements of SVRE Holdings Ltd.

Annex C-1

Report of Independent Auditors

To the Board of Directors

Opinion

We have audited the accompanying consolidated financial statements of SVRE Holdings Ltd. and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2025 and 2024, and the related consolidated statements of operations, of comprehensive loss, of changes in stockholders’ equity and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”).

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the consolidated financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with US GAAS, we:

•        Exercise professional judgment and maintain professional skepticism throughout the audit.

•        Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

Annex C-2

•        Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•        Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•        Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit

/s/ PricewaterhouseCoopers Auditores Independentes Ltda.

Goiânia – GO, Brazil
May 12, 2026

Annex C-3

SVRE Holdings Ltd. Consolidated balance sheets As of December 31, 2025 and 2024 All amounts in thousands of US dollars (except share and per share data)
	Note	2025	2024
Assets
Current assets:
Cash and cash equivalents		2,556	79,162
Accounts receivable		80	6
Other receivables		—	124
Inventories	4	18,566	14,854
Recoverable taxes		2,881	718
Other current assets	5	1,455	2,241
Total current assets		25,538	97,105

Non-current assets:
Property and equipment, net	6	559,528	444,876
Intangible assets		7	6
Right-of-use assets		1,170	1,739
Deferred financing costs	10.3	4,031	—
Other non-current assets		160	163
Total non-current assets		564,896	446,784
Total assets		590,434	543,889

Liabilities
Current liabilities:
Accounts payable and accrued expenses	7	17,081	12,021
Related parties		—	170
Salaries and social charges	8	6,378	5,420
Taxes payable		1,029	1,158
Loans and financing	10.1	—	343
Current portion of long-term leases		960	1,074
Royalty agreement	11	5,769	156
Other current liabilities		809	1,122
Total current liabilities		32,026	21,464

Non-current liabilities:
Class A preferred shares	12	45,377	41,109
Royalty agreement	11	67,258	55,302
Credit agreement	10.2	107,262	93,007
Asset retirement obligations	14	4,423	3,721
Long-term leases, less current portion		324	760
Provision for contingencies	13	1,449	45
Private placement warrants liability	16	8,625	973
Total non-current liabilities		234,718	194,917
Total liabilities		266,744	216,381

Stockholder’s equity	18
Ordinary shares – 96,714,286 – issued outstanding, without par values.		—	—
Class A ordinary shares – 96,714,285.71 – issued outstanding, without par values.		—	—
Additional paid capital		614,383	606,134
Accumulated other comprehensive loss		(31,111)	(37,576)
Accumulated deficit		(259,582)	(241,050)
Total stockholder’s equity		323,690	327,508
Total liabilities and stockholder’s equity		590,434	543,889

The accompanying notes are an integral part of these consolidated financial statements.

Annex C-4

SVRE Holdings Ltd. Consolidated statements of operations For the years ended December 31, 2025 and 2024 All amounts in thousands of US dollars, except per share amount
	Note	2025	2024
Revenue	19	2,486	214
Costs of sales		(36,105)	(53,673)
Total gross margin		(33,619)	(53,459)

General and administrative expenses	20	(25,803)	(25,772)
Other expenses, net		(1,440)	(104)
Total operating expenses		(27,243)	(25,876)
Operating loss		(60,862)	(79,335)

Financial income	21	2,671	3,119
Financial expenses	21	(9,873)	(1,285)
Foreign currency exchange, net		49,532	(93,651)
Loss before income taxes		(18,532)	(171,152)
Deferred tax income	15	—	9,943
Net loss		(18,532)	(161,209)

Net loss per share attributable to SVRE Holdings Ltd.
Basic and diluted loss per share		(0.10)	(1.25)

Weighted-average shares outstanding:
Basic and diluted		193,428,571.42	128,149,622.22

The accompanying notes are an integral part of these consolidated financial statements.

Annex C-5

SVRE Holdings Ltd. Consolidated statement of comprehensive loss For the years ended December 31, 2025 and 2024 All amounts in thousands of U.S. dollars
	2025	2024
Net loss	(18,532)	(161,209)

Other comprehensive loss
Foreign currency translation adjustment	6,465	(24,509)
Total comprehensive loss	(12,067)	(185,718)

The accompanying notes are an integral part of these consolidated financial statements.

Annex C-6

SVRE Holdings Ltd. Consolidated statements of changes in stockholders’ equity For the years ended December 31, 2025 and 2024 All amounts in thousands of U.S. dollars
	Ordinary shares		Class ordinary shares		Class B ordinary shares		Additional paid in capital	Accumulated deficit	Accumulated other comprehensive loss	Total stockholder’s equity
	Quantity	Amount	Quantity	Amount	Quantity	Amount
Balance as of January 01, 2024	111,428,571.42	—	—	—	—	—	441,554	(79,841)	(13,067)	348,646
Capital contribution, net of issuance cost		—	48,000,000.00	—	3,928,571.43	—	144,344	—	—	144,344
Conversion of shares	(14,714,285.71)		48,714,285.71		(3,928,571.43)	—	—	—	—	—
Share-based compensation	—	—	—	—	—	—	7,436	—	—	7,436
Dividend in kind	—	—	—	—	—	—	12,800	—	—	12,800
Net loss	—	—	—	—	—	—	—	(161,209)	—	(161,209)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	(24,509)	(24,509)
Balance as of December 31, 2024	96,714,285.71	—	96,714,285.71	—	—	—	606,134	(241,050)	(37,576)	327,508
Share-based compensation	—	—	—	—	—	—	8,249	—	—	8,249
Net loss	—	—	—	—	—	—	—	(18,532)	—	(18,532)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	6,465	6,465
Balance as of December 31, 2025	96,714,285.71	—	96,714,285.71	—	—	—	614,383	(259,582)	(31,111)	323,690

The accompanying notes are an integral part of these consolidated financial statements.

Annex C-7

SVRE Holdings Ltd. Consolidated statement of cash flows For the years ended December 31, 2025 and 2024 All amounts in thousands of U.S. dollars
	Note	2025	2024
Cash flows from operating activities:
Net loss		(18,532)	(161,209)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization		1,790	2,082
Depreciation of right of use assets		1,041	1,138
Provision for contingencies	13	1,398	(1,909)
Sundry interest incurred		898	666
Accretion expense – ARO	14	278	223
Deferred taxes	15	—	(9,943)
Deferred financing costs		(4,031)	—
Gain (loss) on fair value change in private placement warrants liability	16	7,652	(2,637)
Inventory impairment	4	33,774	47,818
Disposal of property, plant and equipment		(177)
Share-based compensation		8,249	7,436

Changes in operating assets and liabilities
Recoverable taxes		(2,163)	(173)
Inventories	4	(28,541)	(63,204)
Other current assets	5	789	(64)
Accounts receivable		(74)	(6)
Other receivables		124	(124)
Accounts payable and accrued expenses	7	424	(8,555)
Salaries and social charges	8	(390)	173
Taxes payable		(129)	(713)
Net cash used in operating activities		2,380	(189,001)

Cash flows from investing activities:
Acquisition of property and equipment		(16,220)	(45,678)
Intangible assets		—	2
Net cash used in investing activities		(16,220)	(45,676)

Cash flows from financing activities:
Capital contributions	18	—	144,344
Lease payments		(1,233)	(1,138)
Proceeds of credit agreement net of issuance costs	10.2	—	39,982
Royalty payments	11	(95)	(9)
Payment of principal suppliers financing	10.1	(343)	(683)
Payment of interest cost overrun commitment	10.2	(700)	(364)
Payment of interest	10.1	(7)	(43)
Net cash used in financing activities		(2,378)	182,089
Exchange rate difference on cash and cash equivalents		(60,388)	92,049
Net increase (decrease) in cash and cash equivalents		(76,606)	39,461
Cash and cash equivalents at beginning of year		79,162	39,701
Cash and cash equivalents at end of year		2,556	79,162

The accompanying notes are an integral part of these consolidated financial statements.

Annex C-8

SVRE Holdings Ltd. Notes to the consolidated financial statements For the years ended December 31, 2025 and 2024 All amounts in thousands of U.S. dollars unless otherwise stated
1 Description of the organization and business operations (development)

SVRE Holdings Ltd., a British Virgin Islands (“BVI”) company limited by shares incorporated on December 21, 2018, collectively with its subsidiaries (the “Company”, “SVRE”, “we”, “our” or “us”) are developing Pela Ema (the “Project”), one of the largest known ionic-clay Rare Earth Element (“REE”) deposit outside of Asia.

The Project is located in Minaçu, an established mining area in central Brazil in the state of Goiás, a traditional mining district with well-developed and mature infrastructure, including roads and highway systems with easy access to oceanic ports, telecommunications, services, labor, and an abundant water supply. SVRE has access to a workforce from the nearby town of Minaçu and mine operations are close to existing transport, renewable power, water and other infrastructure. The Project also benefits from a large, long-life deposit containing an elevated proportion of high value heavy and light REEs, including neodymium (Nd), praseodymium (Pr), terbium (Tb) and dysprosium (Dy), that are key to permanent magnet production as well as applications in the automotive, energy, aerospace and defense, robotics, healthcare, and other critical industries.

SVRE has secured all permits required for the Project, which is designed to produce a Mixed Rare Earth Carbonate (“MREC”). As of December 31, 2025, the Project remains in the development stage and has not yet achieved the milestones necessary to be considered operational. We are currently implementing an expansion and optimization project that we expect will result in higher production capacity, a sustained lower operating cost profile and enhanced product quality. We expect to complete construction and commence commercial operations in 2027.

2       Presentation of the consolidated financial statements

The consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). These consolidated financial statements comprise the financial statements of the Company. These consolidated financial statements have been prepared on a historical cost basis except for financial instruments that have been measured at fair value.

(a)    Basis of presentation

The accompanying consolidated financial statements have been prepared on the basis that the Company will continue as a going concern, which assumes that the Company will be able to meet its obligations and continue its operations for a period of one year after the date the financial statements are issued or are available to be issued.

Management believes that the going concern assumption is appropriate for these financial statements based on its continuing ability to raise financings through equity and debt issuances, including financial support obtained from its stockholders until the Company achieves production and sales levels that allow it to fund operations without the need for financings.

(b)    Functional and presentation currency

The United States Dollar (U.S. dollar) is the functional currency of the Company. The functional currencies of the Company’s international subsidiaries are the local currency of the country in which the subsidiary is located. For US GAAP purposes, the Company has elected to use the U.S. dollar as its reporting currency, as it believes such presentation is more meaningful to readers. These consolidated financial statements are presented in U.S. dollar, except where otherwise indicated.

Annex C-9

SVRE Holdings Ltd. Notes to the consolidated financial statements For the years ended December 31, 2025 and 2024 All amounts in thousands of U.S. dollars unless otherwise stated
2 Presentation of the consolidated financial statements (cont.)

(c)     Use of judgement, estimates and assumptions

The preparation of the consolidated financial statements, in conformity with US GAAP requires management to make estimates, assumptions and judgments that affect reported amounts of assets, liabilities, revenues, and expenses. Actual results may differ from such estimates. Estimates where there is potential risk of material adjustments to assets and liabilities in future accounting periods include the useful lives of property and equipment, the recoverability of the carrying value of property and equipment, fair value measurements for financial instruments, discount rates for leases, the recoverability and fair value of financial instruments and measurement of deferred tax assets and contingent liabilities.

On an ongoing basis, the Company bases its estimates on historical experience and on various other assumptions that management believes are reasonable under the circumstances. The Company reassesses these estimates on a regular basis; however, actual results could differ from these estimates.

(d)    Principles of consolidation

The financial statements of subsidiaries are included in the consolidated financial statements as of the date that control commences until the date that control ceases. Control exists when the Company has the power, directly or indirectly, to govern the financial and operating policies of an entity to obtain benefits from its activities. The accounting policies of subsidiaries are aligned with the policies adopted by the Company. Intergroup balances and transactions and any revenues and expenses arising from intergroup transactions have been eliminated in preparing the consolidated financial statements.

3       Summary of significant accounting policies

The significant accounting policies applied in the preparation of these consolidated financial statements are set out below. These policies have been consistently applied to all periods presented.

(a)    Cash and cash equivalents

Cash and cash equivalents include cash on hand, bank deposits, and other short-term highly liquid investments, with an original maturity of three months or less and with immaterial risk of change in value, with the objective of meeting short-term commitments.

(b)    Fair value of financial instruments

The Group accounts for certain assets and liabilities at fair value. The Group follows the guidance of Accounting Standards Codification (“ASC”) Topic 820, Fair Value Measurement (“ASC 820”) and ASC Topic 825, Financial Instruments (“ASC 825”). Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

A reporting entity shall disclose either in the body of the financial statements or in the accompanying notes, the fair value of financial instruments and the level of the fair value hierarchy within which the fair value measurements are categorized in their entirety (Level 1, 2, or 3).

The three levels of inputs are:

•        Level 1 inputs:    Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

Annex C-10

SVRE Holdings Ltd. Notes to the consolidated financial statements For the years ended December 31, 2025 and 2024 All amounts in thousands of U.S. dollars unless otherwise stated
3 Summary of significant accounting policies (cont.)

•        Level 2 inputs:    Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•        Level 3 inputs:    Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

(c)     Inventories

Inventories are stated at the lower of weighted average cost or net realizable value, in accordance with ASC 330. Net realizable value represents the estimated future sales price of the product based on current and long-term metals prices, less the estimated costs to complete production and bring the product to sale. The Company evaluates inventory for impairment when events or changes in circumstances indicate that net realizable value may be below carrying cost, including changes in metals market prices. Write-downs (or “impairment”) of inventories to net realizable value are reported as a component of “cost of goods sold” in the consolidated statement of operations. Under ASC 330, once inventory is written down to its net realizable value, the reduced carrying amount becomes the new cost basis and may not be subsequently written back up, even in the event of a recovery in market prices.

The major classifications are as follows:

Stockpiles

Stockpiles represent ore that has been extracted from the mine and are available for further processing. Mine sequencing may result in mining material at a faster rate than can be processed. Costs are added to stockpiles based on current mining costs incurred including applicable overhead and depreciation and amortization relating to mining operations and removed at each stockpile’s average cost per recoverable unit as material is processed.

In-process Inventory

In-process inventories represent material that is currently in the process of being converted to a saleable product. In-process inventories are valued at the lower of the cost of the material fed into the process attributable to the source material coming from the mines, stockpiles, plus the in-process conversion costs, including applicable amortization relating to the process facilities incurred to that point in the process or net realizable value.

Concentrate Inventory

Concentrate inventories represent MREC available for shipment or in transit for further processing when the sales process has not been completed. The Company values concentrate inventory at the lower of cost or net realizable value. Costs are added and removed to the concentrate inventory based on grades in the concentrate, including an allocable portion of support costs and amortization.

Materials and Supplies

Materials and supplies are valued at the lower of cost or net realizable value. Cost includes applicable taxes and freight.

Annex C-11

SVRE Holdings Ltd. Notes to the consolidated financial statements For the years ended December 31, 2025 and 2024 All amounts in thousands of U.S. dollars unless otherwise stated
3 Summary of significant accounting policies (cont.)

(d)    Property and equipment, net

Property and equipment include machinery, equipment, furniture, offices equipment, software license, leasehold improvements and are stated at cost less accumulated depreciation.

An item of property and equipment is derecognized upon disposal or when there are no future economic benefits resulting from its continuing use. Any gain or loss arising on the disposal or de-recognition of an item of property and equipment is determined as the difference between sales proceeds and the net carrying amount of the asset and is recognized in the statement of operations.

Depreciation is calculated on a straight-line basis at the rates described below, which take into account the estimated useful lives of the assets. The estimated useful lives of fixed assets in the current and prior year are as follows:

Machinery and equipment	14 years
Furniture and office equipment	11 years
Computers	5 years
Vehicles	5 years
Software	10 years

Construction in progress is not depreciated. Estimated useful lives, the estimated residual values, and depreciation methods are reviewed at the end of each year, and the effects of any changes in estimates are recorded prospectively. Assets held through finance lease are depreciated over their expected useful lives, pursuant to the terms and conditions of the lease agreement.

Asset Retirement Obligations

The Group has asset retirement obligations (“ARO”) arising from regulatory requirements. The liability is initially measured at fair value and subsequently adjusted for accretion expense and changes in the amount or timing of the estimated cash flows. When the provision is recognized, the corresponding cost is capitalized as part of property and equipment, and it is depreciated over the useful life of the related mining asset. Such provision reflects the estimated expenditures to be incurred in the future, mainly related to: (i) General closure; (ii) Additional mine drainage; (iii) Residue dump; (iv) Facilities closure; (v) Environmental monitoring/Rehabilitation and (vi) Programs/Actions (Social, Environmental, Water).

The long-term liability is discounted at present value using a risk-free interest rate that reflects current market assessments of the time value of money and the risks specific to the liability and is reduced by payments for mine closure and decommissioning of mining assets.

Judgment is required to determine key assumptions used on the asset retirement obligation measurement such as interest rate, cost of closure, useful life of the mining asset considering the current conditions of closure and the projected date of depletion of mine. Any changes in these assumptions may significantly impact the recorded provision. Therefore, the estimated costs for closure of the mining assets are deemed to be a critical accounting estimate and annually reviewed.

The Company measures changes in the ARO liability due to passage of time by applying an interest method of allocation to the amount of the liability at the beginning of the period. The increase in the carrying amount of the liability is recognized as an expense classified as an operating item in the consolidated statements of operations, hereinafter referred to as ARO accretion expense. The Company periodically reassesses the timing and amount of cash flows anticipated associated with the ARO and adjusts the fair value of the liability accordingly under the guidance in ASC 410-20.

Annex C-12

SVRE Holdings Ltd. Notes to the consolidated financial statements For the years ended December 31, 2025 and 2024 All amounts in thousands of U.S. dollars unless otherwise stated
3 Summary of significant accounting policies (cont.)

Asset Retirement Costs (“ARC”) were estimated by an independent and specialized engineering contractor hired by the Company.

Mineral Properties and Mine Development

As of December 31, 2025, the mine was in the Development Stage. The capitalization of mine development costs began when final feasibility study was completed. A Development Stage property is a property that has mineral reserves disclosed, but no material extraction.

Mine development costs include engineering and metallurgical studies, drilling, and other related costs to delineate an ore body, the removal of overburden to initially expose an ore body at open pit surface mines and the building of access ways, shafts, lateral access, drifts, ramps, and other infrastructure at underground mines. Mine development costs are amortized using the units-of-production method over the estimated life of the ore body, based on recoverable minerals to be mined from proven and probable reserves. Costs of exploration, carrying and retaining unproven mineral lease properties are expensed as incurred.

Drilling and related costs incurred at the Group’s operating mines are expensed as incurred in exploration, unless the Company can conclude with a high degree of confidence, prior to the commencement of a drilling program, that the drilling costs will result in the conversion of a mineralized material into proven and probable reserves. The Company’s assessment is based on the following factors: (i) results from previous drilling programs; (ii) results from geological models; (iii) results from a mine scoping study confirming economic viability of the resource; and (iv) preliminary estimates of mine inventory, ore grade, cash flow and life of mine. In addition, the Company must have all permitting and/or contractual requirements necessary to have the right to and/or control of the future benefit from the targeted ore body.

Pre stripping

In surface mining operations, entities may find it necessary to remove mine waste materials (overburden) to gain access to mineral ore deposits. This waste activity is known as ‘stripping’. During the development phase of the mine (before production begins), stripping costs are usually capitalized in property and equipment as part of the depreciable cost of building, developing, and constructing the mine. These capitalized costs will be depreciated or amortized on a systematic basics, usually by using the units of production method once the mine is considered operational.

Capitalized interest

The interest of loans that are directly attributable to the acquisition, construction or production of a qualified asset are part of the interest of such asset and, therefore, are capitalized. The remaining costs of loans are recognized as expenses for the period in which they are incurred, if applicable. Capitalization of the interest of loans is initiated when expenditures are incurred with the qualified asset and loan costs are incurred, and capitalization ceases when the qualified asset is ready for use or when construction or production of the asset is suspended for long periods.

(e)     Impairment of Long-lived Assets

Long-lived non-financial assets are evaluated at the end of each reporting period by management for indicators that carrying value is impaired and may not be recoverable. When indicators of impairment are present, non-financial assets are tested for impairment as an individual asset, as part of an asset group or at the reporting unit (“RU”) level. An asset group is the lowest level for which there are identifiable cash flows (i.e. both cash inflows and cash outflows) that are largely independent of the net cash flows of other groups of

Annex C-13

SVRE Holdings Ltd. Notes to the consolidated financial statements For the years ended December 31, 2025 and 2024 All amounts in thousands of U.S. dollars unless otherwise stated
3 Summary of significant accounting policies (cont.)

assets. A RU is an operating segment or one level below an operating segment if certain conditions are met. Impairment tests for non-financial assets subject to depreciation or amortization are applied to individual assets if possible. If this is not possible, then these assets are tested for impairment at the asset group level. An impairment loss is recorded for non-financial assets only if the asset’s, or asset group’s, carrying amount exceeds its recoverable amount (i.e. the carrying amount is greater than the undiscounted cash flows of the asset or asset group). If the carrying amount is not recoverable, then the impairment loss is the difference between the carrying amount of the asset (asset group) and the fair value of the asset (asset group). An impairment loss for an asset group is allocated pro rata to the non-financial assets in the asset group. Impairment losses are recognized in the consolidated statements of operations (pre-operating costs).

(f)     Provision for contingencies

The Company accrues loss contingencies when it is both probable that the Company will incur the loss and when it can reasonably estimate the amount of the loss or range of loss. The Company does not accrue for contingent losses that, in its judgment, are not considered probable. However, if the Company determines that a contingent loss is reasonably possible, the Company discloses the possible loss in the consolidated financial statements. Legal costs are expensed as incurred. See Note 13.

(g)    Deferred income taxes

The Company accounts for deferred income taxes in accordance with ASC Topic 740, Income Taxes (“ASC 740”). ASC 740 requires a company to use the asset and liability method of accounting for income taxes, whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion, or all of, the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates in the period of enactment.

Under ASC 740, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.

(h)    Administrative expenses

Administrative expenses represent expenses incurred during the year and mainly comprise expenses of management compensation, salaries and charges for administrative personnel, legal and judicial expenses, professional fees and office supplies.

(i)     Earnings per share

The Company computes the basic earnings (losses) per share by dividing the net income (loss) by the weighted average number of ordinary shares outstanding during the period. The Company computes the diluted earnings (losses) per share by dividing the net income (loss) by the weighted-average number of shares outstanding, inclusive of the impacts of each share that would have been outstanding assuming the issuance of common shares for all dilutive potential common shares outstanding during the reporting period, unless doing so would result in an anti-dilutive effect.

Annex C-14

SVRE Holdings Ltd. Notes to the consolidated financial statements For the years ended December 31, 2025 and 2024 All amounts in thousands of U.S. dollars unless otherwise stated
3 Summary of significant accounting policies (cont.)

(j)     Foreign currency translation and transactions gain and losses

Translation into U.S. dollar (reporting currency) is made based on exchange rates effective at the end of the reporting period for the consolidated financial statement position accounts and on the average rates for profit or loss accounts, and historical rates for capital contributions, with translation gains and losses recognized in the statement of comprehensive loss and presented in “foreign currency translation adjustment” as part of consolidated statement of changes in stockholder’s equity.

Foreign currency transactions are translated into the U.S. dollar (“US$”) using the exchange rates prevailing on the transaction or valuation dates when items are remeasured. Exchange gains and losses resulting from the settlement of these transactions and from the translation at the exchange rates effective at the end of the reporting period, for monetary assets and liabilities in currencies other than the functional currency, are recorded in the consolidated statements of operations.

(k)    Leases

The Company leases real estate, vehicles and equipment in noncancelable finance leases accounted for in accordance with ASC 842, Leases. Lease costs are presented in the consolidated statements of operations and consolidated statement of comprehensive loss as follows: (i) finance lease right-of-use (“ROU”) asset amortization in costs of sales, general and administrative expenses, and (ii) interest on finance lease liabilities in financial expense on the consolidated statements of operations and consolidated statement of comprehensive loss. At the inception of an arrangement, the Company determines whether the arrangement is, or contains, a lease. A contract is, or contains, a lease when there is a right to control the use of an identified asset for a period of time. A lease is a finance lease if one or more of the following criteria are met: (i) the lease transfers ownership of the asset by the end of the lease term, (ii) the lease contains an option to purchase the asset that is reasonably certain to be exercised, (iii) the lease term is for the major part of the remaining useful life of the asset, (iv) the present value of the lease payments equals or exceeds substantially all of the fair value of the asset, or (v) the asset is specialized in nature to have no alternative use to the lessor at the end of the lease term. A lease is classified as an operating lease if it does not meet any of the finance lease criteria noted above.

At lease commencement, the Company recognizes a ROU asset and lease liability for all leases. The Company adopted the following practical expedients:

(i)     the Company will not separate the lease component from the non-lease component for all asset classes. The Company has therefore not allocated consideration in a contract between lease and non-lease components; and

(ii)    the Company recognizes the payments on short-term leases (leases with terms at inception of 12 months or fewer) in general and administrative on the consolidated Statements of Operations and consolidated statements of comprehensive loss on a straight-line basis over the lease term.

(iii)   No outstanding lease payable is recognized on the consolidated balance sheets with respect to these leases.

A ROU asset is initially measured by adding the initial measurement of the lease liability, any lease payments made to the lessor at or before lease commencement, any initial direct costs incurred by the lessee, and subtracting any lease incentives received. The lease liability is initially measured at the present value of the minimum lease payments, discounted using the rate implicit in the lease or the Company’s incremental borrowing rate based on the original lease term. The rate implicit in the lease is used whenever that rate is readily determinable. If the rate implicit in the lease is not readily determinable, the Company utilizes

Annex C-15

SVRE Holdings Ltd. Notes to the consolidated financial statements For the years ended December 31, 2025 and 2024 All amounts in thousands of U.S. dollars unless otherwise stated
3 Summary of significant accounting policies (cont.)

its incremental borrowing rate, which is the rate for a collateralized loan with the same term as the lease. Variable lease payments that depend on an index or a rate are initially measured using the index or rate at the commencement date.

Lease Expense

The Company recognizes the amortization of its finance lease-related ROU assets, including purchase options when it is reasonably certain to exercise the related purchase option, on a straight-line basis over the shorter of the lease term or the useful life of the underlying asset as amortization expense. The Company recognizes its finance lease-related ROU assets’ lease liability discount over the shorter of the lease term or useful life of the underlying asset as interest expense. Any variable lease payments are expensed as incurred.

(l)     Warrant liability

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC Topic 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC Topic 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of judgment, is conducted at the time of warrant issuance and as of each subsequent reporting period end date while the warrants are outstanding. For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter.

The Company accounts for the warrants issued in connection with the Private Placement in accordance with the guidance contained in ASC 815 “Derivatives and Hedging” whereby under that provision the warrants do not meet the criteria for equity treatment and must be recorded as a liability. Accordingly, the Company classifies the warrant instrument as liability at fair value and adjusts the instrument to fair value at each reporting period. This liability will be re-measured at each balance sheet date until the warrants are exercised or expire, and any change in fair value will be recognized in the Company’s statement of operations.

The fair value of warrants was estimated using an internal valuation model. The valuation model utilizes inputs and other assumptions and may not be reflective of the price at which they can be settled. Such warrant classification is also subject to re-evaluation at each reporting period. The fair value of the warrants initially was estimated using a Monte Carlo simulation approach.

(m)   Dividend in kind

Dividend in kind is recorded using the guidance in ASC Topic 845, Nonmonetary Transactions (“ASC 845”), which is classified as a nonreciprocal transfer of nonmonetary assets and is accounted at fair value, if the fair value of the nonmonetary asset distributed is objectively measurable and would be clearly realizable to the distributing entity in an outright sale at or near the time of the distribution. The fair value of the asset received shall be used to measure the cost if it is clearer than the fair value of the asset surrendered. Similarly, a nonmonetary asset received in a nonreciprocal transfer shall be recorded at the fair value of the asset received. A transfer of a nonmonetary asset to a stockholder or to another entity in a nonreciprocal transfer shall be

Annex C-16

SVRE Holdings Ltd. Notes to the consolidated financial statements For the years ended December 31, 2025 and 2024 All amounts in thousands of U.S. dollars unless otherwise stated
3 Summary of significant accounting policies (cont.)

recorded at the fair value of the asset transferred and a gain or loss shall be recognized on the disposition of the asset. The Company recorded a fair value charge for stock dividends declared on preferred stock as a charge to additional paid-in capital when a retained earnings deficit exists by analogy to ASC 480-10-S99-2 (SAB Topic 3.C, Redeemable Preferred Stock). That guidance indicates that amortization of a discount to the redemption amount of preferred stock should be charged to additional paid-in capital in the absence of retained earnings.

The dividend in kind issued in favor of the stockholders at fair value are recognized as a liability on the date of issuance.

For subsequent measurement, the fair value will be measured at each reporting period, and any changes in fair value recognized in retained earnings. Due to the fact that the Company had no retained earnings at recognition, the charge was recorded as a charge to additional paid-in capital, by analogy to ASC 480-10-S99-2 (SAB Topic 3.C, Redeemable Preferred Stock).

(n)    Royalty

According to ASC Topic 470, Debt, Royalties are classified as a debt as the Company has significant continuing involvement in the generation of the cash flows until the extinguishment of the mining project. The debt will be amortized under the interest method through the effective rate determined by the Company considering the estimated future cash flows. The estimates are revisited by the Company at each reporting period. When the amount and timing of the estimated future cash flow change, the Company will apply the prospective approach method. In the prospective approach method, the Company will compute a new effective interest rate based on the current carrying value of the debt and the revisited estimated remaining cash flows. Changes in cash flows from previous estimates are included in future interest expense on a prospective basis.

(o)    Debt issuance costs

Debt issuance costs represent incremental costs directly attributable to the issuance of the Group’s debt arrangements. Debt issuance costs are capitalized and amortized to interest expense over the contractual term of the related debt using the effective interest method.

In accordance with ASC Topic 835, Interest (“ASC 835”), debt issuance costs related to recognized long-term debt are presented on the consolidated balance sheets as a direct deduction from the carrying amount of the related debt.

To the extent debt issuance costs are incurred in advance of the execution of the funding related debt arrangement, such amounts are recorded as Deferred financing costs on the consolidated balance sheets until the related debt is recognized, at which time the costs are reclassified to a direct deduction from the related debt. If it becomes probable that the related financing will not be completed, any deferred costs associated with the abandoned financing are expensed in the period such determination is made.

(p)    Share-based compensation plans

The Company accounts for equity-based compensation in accordance with ASC 718, Compensation — Stock Compensation. Compensation cost is measured at grant-date fair value and recognized over the requisite service period as a charge to operating expenses, with corresponding credit to additional paid-in capital. The Company accounts for forfeitures as they occur.

Stock Options are valued at grant date using the Monte Carlo option-pricing model, incorporating assumptions for expected term, expected volatility, risk-free interest rate, and dividend yield. Options are subject to service and performance conditions. Compensation cost is recognized on a graded-vesting basis over the requisite

Annex C-17

SVRE Holdings Ltd. Notes to the consolidated financial statements For the years ended December 31, 2025 and 2024 All amounts in thousands of U.S. dollars unless otherwise stated
3 Summary of significant accounting policies (cont.)

service period. For performance-condition tranches, compensation cost is recognized when achievement of the condition is probable, with cumulative adjustments recorded in the period of reassessment. Where the service inception date precedes the grant date, compensation cost is accrued from the service inception date using preliminary fair value estimates and adjusted to grant-date fair value once the grant date is established.

RSUs are valued at grant date based on the fair value of the Company’s ordinary shares, as determined by the most recent arm’s-length transactions. RSUs are subject to service conditions, and compensation cost is recognized on a straight-line basis over the requisite service period.

SARs are measured based on the fair value at the grant date. SARs are subject to service conditions, and compensation cost is recognized on a graded-vesting basis. SARs may be settled in cash or shares at the Company’s discretion and are classified as equity awards, as the Company has no substantive obligation to settle in cash and has the intent and ability to deliver shares.

Modifications to awards are accounted for by measuring incremental fair value at the modification date. Any incremental cost is recognized immediately for vested awards or over the remaining service period for unvested awards. Total compensation cost recognized is never reduced below the original grant-date fair value.

Equity-based awards are granted by SVRE Holdings Ltd. to employees of its subsidiaries. In the standalone financial statements of the subsidiaries, compensation cost is recognized with a corresponding capital contribution from the parent. Forfeitures of SO, RSU and SARs are recognized in the period in which they occur, rather than estimated at the grant date.

(q)    Revenue

The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with Customers. Revenue is derived from sales of MREC under contracts with customers. Revenue is recognized at a point in time when control of the product transfers to the customer. Sales prices are determined based on contractual pricing formulas that consider the quantity and quality of rare earth oxides in each shipment and benchmark market prices. Sales are initially invoiced on a provisional basis and subsequently adjusted through a final invoice in accordance with the contractual pricing terms; accordingly, the transaction price includes variable consideration. The Company includes estimates of variable consideration in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty is resolved. Differences between provisional and final pricing are recognized as adjustments to revenue in the period in which the changes occur.

Customer advances received prior to the transfer of control are recorded as contract liabilities and recognized as revenue when control transfers to the customer.

(r)     Recently issued accounting pronouncements

Recently Issued Accounting Pronouncements Adopted in 2025

In December 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which is intended to enhance the transparency and decision usefulness of income tax disclosures. The amendments in this ASU provide for enhanced income tax information primarily through changes to the rate reconciliation and income taxes paid. This ASU is effective for fiscal years beginning after December 15, 2025 for nonpublic companies. Early adoption permitted in any annual period in which financial statements have not yet been issued (or made available for issuance), either prospectively or retrospectively. The Company adopted this pronouncement retrospectively.

Annex C-18

SVRE Holdings Ltd. Notes to the consolidated financial statements For the years ended December 31, 2025 and 2024 All amounts in thousands of U.S. dollars unless otherwise stated
3 Summary of significant accounting policies (cont.)

Recently Issued Accounting Pronouncements Not Yet Adopted

In March 2024, the FASB issued ASU 2024-02, Codification Improvements — Amendments to Remove References to the Concepts Statements. The amendment in this ASU contains amendments to the ASC that remove references to various FASB Concepts Statements. This ASU is effective for fiscal years beginning after December 15, 2025, including interim periods within those fiscal years, with early adoption permitted. The Company is currently evaluating the impact of adopting this ASU on the consolidated financial statements and disclosures.

In November 2024, the FASB issued ASU 2024-03, Income Statement — Reporting Comprehensive Income (Topic 220): Disaggregation of Income Statement Expenses. This ASU requires additional disclosures by disaggregating the costs and expense line items that are presented on the face of the income statement. The disaggregation includes: (i) amounts of purchased inventory, employee compensation, depreciation, amortization, and other related costs and expenses; (ii) an explanation of costs and expenses that are not disaggregated on a quantitative basis; and (iii) the definition and total amount of selling expenses. This ASU is effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact of adopting this ASU on the consolidated financial statements and disclosures.

In November 2024, the FASB issued ASU 2024-04, Debt — Debt with Conversion and Other Options (Subtopic 470-20): Induced Conversions of Convertible Debt Instruments. FASB issued this update to improve the relevance and consistency in application of the induced conversion guidance in Subtopic 470-20, Debt — Debt with Conversion and Other Options. The amendments in this update clarify the requirements for determining whether certain settlements of convertible debt instruments should be accounted for as an induced conversion. The amendments in this update are effective for all entities for fiscal years beginning after December 15, 2025, and interim reporting periods within those annual reporting periods. Early adoption is permitted for all entities that have adopted the amendments in Update 2020-06. The Company is currently evaluating the impact of adopting this ASU on the consolidated financial statements and disclosures.

In January 2025, the FASB issued ASU 2025-01, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date. This ASU amends the effective date of ASU 2024-03 to clarify that all public business entities are required to adopt the guidance in fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact of adopting this ASU on the consolidated financial statements and disclosures.

In July 2025, the FASB issued ASU No. 2025-05, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets. This ASU provides a practical expedient for measuring credit losses on accounts receivable and contract assets. The guidance is effective for fiscal years beginning after December 15, 2025, and interim periods within those fiscal years, with early adoption permitted. The Company is currently evaluating the impact of adopting this ASU on the consolidated financial statements and disclosures.

In December 2025, the FASB issued ASU No. 2025-12, Codification Improvements, which includes amendments intended to clarify and improve various aspects of the FASB Accounting Standards Codification. The guidance is effective for fiscal years beginning after December 15, 2026, including interim periods within those fiscal years, with early adoption permitted. The Company is evaluating the potential impact of this guidance on the consolidated financial statements and disclosures.

Annex C-19

SVRE Holdings Ltd. Notes to the consolidated financial statements For the years ended December 31, 2025 and 2024 All amounts in thousands of U.S. dollars unless otherwise stated

4       Inventories

	2025	2024
Materials and supplies	7,444	6,469
Stockpiles	10,080	6,252
In-process inventory	116	139
Concentrate inventory	926	1,994
Total	18,566	14,854

During the fiscal year ended December 31, 2024, the Company recognized an inventory impairment charge of US$47,818 related to its Concentrate inventory and In-process inventory. Based on metals market prices, the net realizable value of these inventories was determined to be below their carrying cost. Accordingly, the carrying value of the Concentrate and In-process inventory was reduced to net realizable value, and the reduction was recognized in the consolidated statement of operations under cost of sales.

During the fiscal year ended December 31, 2025, the Company recognized an inventory valuation loss of US$ 33,774 related primarily to Concentrate inventory.

5       Other assets

	2025	2024
Prepaid expenses	1,455	2,241
Judicial deposits	160	163
Total	1,615	2,404

Current	1,455	2,241
Non-current	160	163

6       Property and equipment, net

As of December 31, 2025 and December 31, 2024 the Company’s property and equipment consisted of the following:

	Useful Life (in years)	2025	2024
Machinery and equipment	14	12,633	11,299
Furniture and office equipment	11	1,278	1,164
Computers	5	1,678	1,572
Vehicles	5	168	150
Software	10	1,721	1,557
Construction in progress		531,929	418,652
Mineral properties and mine development		14,020	12,458
Others	9	3,513	2,895
Property and equipment		566,940	449,747
Accumulated depreciation and amortization		(7,412)	(4,871)
Property and equipment, net		559,528	444,876

Construction in progress includes costs incurred in the implementation of the industrial plant and its related infrastructure for US$ 349,310 and equipment under installation costs of US$ 104,339. These assets will be placed in service and depreciated upon completion of construction, installation, and certification.

No impairment losses were recognized on long-lived assets during the years ended December 31, 2025 and 2024.

Annex C-20

SVRE Holdings Ltd. Notes to the consolidated financial statements For the years ended December 31, 2025 and 2024 All amounts in thousands of U.S. dollars unless otherwise stated

7       Accounts payable and accrued expenses

	2025	2024
Suppliers	10,281	6,816
Accrued expenses	6,757	5,167
Contractual retentions	43	38
Total	17,081	12,021

8       Salaries and social charges

	2025	2024
Provisions(1)	5,530	4,141
Social Charges	848	1,279
Total	6,378	5,420

____________

(1)      Provisions for performance incentive awards, such as bonus.

9       Financial instruments measured at fair value

The Company’s financial instruments measured at fair value consist of private placement warrants classified as Level 3 in the fair value hierarchy. There were no transfers between levels in the fair value hierarchy during 2025 and 2024. See Note 16.

10     Loans and financing

10.1  Suppliers Financing Caterpillar

In 2021, the Company signed a supplier financing agreement with Banco Caterpillar S.A. in the amount of US$ 2,735, with an annual interest rate of 5.45%. The agreement provides for payment of principal and interest on a quarterly basis in 16 consecutive installments, with the last installment paid in December 2025. The purpose of this agreement is to finance purchase of trucks and other equipment from the Caterpillar Group.

	2025	2024
Opening balance	343	1.029
(+) Accrued interest	7	40
(-) Payment of principal	(343)	(683)
(-) Interest paid	(7)	(43)
Closing balance	—	343

Current	—	343
Non-current	—	—

10.2  Credit Agreement

In October 2021, SVRE entered into a senior secured, non-revolving credit facility (the “Credit Agreement”) with OMF FUND III (F) Ltd.. Following the most recent amendment to the Credit Agreement on October 18, 2024, the facility provides a total committed amount of US$ 80,000, with contractual maturity scheduled for December 31, 2029. The facility allows borrowings in multiple tranches of up to US$ 20,000 each. Borrowings under the facility bear interest at an annual rate of 10%, plus the greater of (i) three-month SOFR and (ii) 2% per annum. Additionally, the agreement also provides that up to US$ 35,000 (“Cost Overrun Commitment”) shall be advanced by way of one or more Cost Overrun Advances, with interest at an annual rate of 11% plus the greater of (i) three-month SOFR and (ii) 2% per annum.

Annex C-21

SVRE Holdings Ltd. Notes to the consolidated financial statements For the years ended December 31, 2025 and 2024 All amounts in thousands of U.S. dollars unless otherwise stated
10 Loans and financing (cont.)

The first borrowing of US$ 40,000 was funded in September 2023, net of US$ 654 in debt issuance costs, a second borrowing of US$ 40,000 was funded in February 2024, net of US$ 18 in additional issuance costs. The Company may capitalize interest payments into the loan principal, at its option, through December 31, 2026.

As of December 31, 2025 and 2024, the Company had fully drawn the initial commitment under the facility.

	2025	2024
Opening balance	93,007	40,878
(+) Addition	—	40,000
(-) Debt issuance costs	—	(18)
(+) Accrued interest	14,255	12,147
Closing balance	107,262	93,007

Current	—	—
Non-Current	107,262	93,007

In accordance with ASC 835, debt issuance costs are presented as an adjustment to the carrying amount of the related liability in the consolidated balance sheets. As of December 31, 2025, debt issuance costs amounted to US$ 0 (zero), and as of December 31, 2024, they amounted to US$ 18.

Under the facility agreement, The Company is required to pay a commitment fee to OMF FUND III (F) Ltd. equal to 2% per annum of the undrawn portion of the Cost Overrun Commitment, payable quarterly in arrears.

	2025	2024
Opening balance	—	—
(+) Accrued interest	700	364
(-) Payments	(700)	(364)
Closing balance	—	—

Prior to the latest amendment, (i) the contractual maturity date was April 30, 2026, and (ii) the interest rate structure differed from the current terms. The Company evaluated the modification in accordance with ASC 470-50 guidance. Based on this assessment, the Company determined that the changes to the contractual cash flows were not substantial and, therefore, did not meet the criteria for extinguishment accounting. Consequently, the amendment was accounted for as a modification of the existing debt.

10.3  Financing costs

As of December 31, 2025, the Company incurred certain third-party costs directly attributable to obtaining a financing arrangement that had not been executed or funded as of year-end. Accordingly, no related debt was recognized as of December 31, 2025. The Company accounts for such costs as follows:

Deferred financing cost

The Company capitalizes incremental costs directly attributable to obtaining the financing of US$ 4,031 as of December 31, 2025. These costs are presented within Deferred financing cost in non-current assets on the consolidated balance sheets. Upon execution and funding of the related debt, the Company expects to present the associated debt issuance costs as a direct deduction from the carrying amount of the related debt in accordance with ASC 835-30 and amortize such costs to interest expense over the term of the related debt using the effective interest method. If the related financing is not completed, the Company will expense the deferred costs in the period in which the financing is abandoned or when it becomes probable that the financing will not be completed.

Annex C-22

SVRE Holdings Ltd. Notes to the consolidated financial statements For the years ended December 31, 2025 and 2024 All amounts in thousands of U.S. dollars unless otherwise stated
10 Loans and financing (cont.)

Accrued financing costs

The Company recognizes liabilities for third-party services incurred but not yet invoiced as of the reporting date when the Company has a present obligation and the amount is reasonably estimable. Accordingly, as of December 31, 2025, the Company recorded US$2,340 in Accounts payable and accrued expenses for financing-related professional fees for services performed through year-end for which invoices had not yet been received.

11     Royalty agreement

On October 21, 2021, SVRE entered into a royalty rights agreement (“Royalty Agreement”) with OMF Fund III (F) Ltd. (the “Original Royalty Holder”) and TMF Canada Inc.. In consideration for a payment of US$40,000 (the “Royalty Purchase Price”), the agreement granted the Original Royalty Holder a perpetual royalty over future cash flows from the sale or other disposal of products extracted from the Project. On February 23, 2023, the Original Royalty Holder assigned all of its rights and obligations under the Royalty Agreement to OMF Fund III (CR) Ltd., a company organized under the laws of the Cayman Islands.

The royalty rate was initially set at 4.75%, calculated and due quarterly in U.S. dollars, and subject to adjustment under the terms of this agreement. The Royalty Purchase Price was payable in two tranches. The first tranche of US$ 20,000 (US$ 17,784 net of transaction costs of US$ 2,216) was received on October 25, 2021 and the second tranche of US$ 20,000 (US$ 19,673 net of transaction costs of US$ 327) was received on September 29, 2023.

On August 15, 2023, the Royalty Agreement was amended to (i) split into two separate royalty agreements: the Buyback Royalty Agreement, under which SVRE held a buyback option, and the Non-Buyback Royalty Agreement, each with a royalty rate of 2.375% and (ii) require the Company to make an annual payment if actual royalty bearing sales fall below a specified percentage of forecasted sales for any 12-month period.

On October 18, 2024, the parties amended the royalty agreements to remove the buyback option of the Buyback Royalty Agreement and to increase the royalty rate of both agreements to 2.625%. The same amendment also postponed the commencement of the annual minimum payments to after the first actual sale following March 31, 2026. As of the date of issuance of these financial statements, no sales have been recorded by the Company subsequent to March 31, 2026.

The Company accounts for the Royalty Agreement as a debt instrument under ASC 470 — Debt (Sales of Future Revenues), because the Company retains significant continuing involvement in generating the cash flows that serve as the basis for the royalty payments to the royalty holder. The debt is measured using the effective interest method, and the estimates of future cash flows are reviewed each reporting period; changes in those estimates are recognized on a prospective basis.

	2025	2024
Opening balance	55,458	48,946
Royalty payments	(95)	(9)
Accrued interest	17,664	6,521
Closing balance	73,027	55,458
Current	5,769	156
Non-current	67,258	55,302

Annex C-23

SVRE Holdings Ltd. Notes to the consolidated financial statements For the years ended December 31, 2025 and 2024 All amounts in thousands of U.S. dollars unless otherwise stated
11 Royalty agreement (cont.)

The following SVRE’s subsidiaries are Guarantors under both agreements: SVRE Marketing Ltd., Serra Verde International Trading Company SRL, Serra Verde Mining LLC, Serra Verde Mid Mining Holdings LLC and Serra Verde Pesquisa e Mineração Ltda. By amending agreements dated March 5, 2026, SV Management Switzerland AG and SVRE UK Limited were added as Guarantors under each agreement.

All shares and assets of the Company and its subsidiaries have been pledged as collateral for the Royalty Agreement, as amended.

12     Class A preferred shares

On October 21, 2021, the Company issued 1,000 Class A preferred shares to OMF for aggregate proceeds of US$ 30,000. The instrument provides for cumulative cash remuneration at an annual fixed rate of 10%, which is recognized as interest expenses in the consolidated statements of operations.

The Class A Preferred Shares are mandatorily redeemable on a fixed date, December 31, 2029, as amended on October 18, 2024, and may be subject to acceleration upon the occurrence of certain specific events. The Company is unconditionally obligated to redeem the instrument for cash, and the remuneration is payable regardless of whether dividends are declared.

Based on these contractual terms, the Company determined that Class A Preferred Shares represent a mandatorily redeemable financial instrument with an unconditional obligation to transfer assets. Accordingly, the instrument is classified as a financial liability in accordance with ASC 480 and was initially recognized at fair value, which approximated the liquidation amount at the time of issuance. The conversion features included in the agreement were assessed and determined not to be substantive. As a result, the instrument does not qualify for equity or mezzanine classification. After initial recognition, the liability is measured at amortized cost, with the fixed 10% annual return recognized as interest expense over the term of the instrument.

Prior to the amendment executed on October 18, 2024, the mandatory redemption date was October 21, 2025. The Company evaluated the amendment in accordance with ASC 470 and concluded that the changes in contractual cash flow did not meet the criteria for debt extinguishment. Accordingly, the amendment was accounted for as a modification of the existing liability.

The carrying amount of the Class A Preferred Shares liability as of December 31, 2025 and 2024 is summarized below:

	2025	2024
Opening balance	41,109	37,233

(+) Annual interest of 10% incurred	4,268	3,876
Closing balance	45,377	41,109

Annex C-24

SVRE Holdings Ltd. Notes to the consolidated financial statements For the years ended December 31, 2025 and 2024 All amounts in thousands of U.S. dollars unless otherwise stated

13     Provision for contingencies

	2025	2024
Opening balance	45	2,499

Additions	1,398	—
Reversal	—	(1,909)
Foreign currency translation adjustment	6	(545)
Closing balance	1,449	45

Contingent liabilities reasonable possible to occur, but not accrued, as of December 31, 2025, amounted US$ 4,282 (US$ 3,508 as of December 31, 2024).

14     Asset retirement obligations — ARO

The Company has ARO arising from regulatory requirements.

	2025	2024
Opening balance	3,721	4,323
(+/-) Accretion/reversal expense	—	134
(+) Interests incurred	278	223
(+/-) Foreign currency translation adjustment	424	(959)
Closing balance	4,423	3,721

15     Deferred tax

Significant components of the Income tax (expense) benefit on earnings from continuing operations were as follows:

	2025	2024
Deferred
Domestic	—	—
Foreign	—	9,943
Total Deferred	—	9,943

Annex C-25

SVRE Holdings Ltd. Notes to the consolidated financial statements For the years ended December 31, 2025 and 2024 All amounts in thousands of U.S. dollars unless otherwise stated
15 Deferred tax (cont.)

Net deferred tax assets (liabilities) as of December 31, 2025, and December 31, 2024 were comprised of the following:

	2025	2024
Deferred tax assets:
Pre operational expenses	19,352	22,928
Impairment charges	5,041	8,149
Provision for interest	5,027	2,337
Management compensation	2,404	1,281
Accrued expenses	579	1,629
Provision for contingencies	493	15
Allowance for doubtful accounts	458	407
Other differences	2,604	1,635
Net operating losses	9,184	2,394
Total deferred tax assets	45,142	40,777
Valuation allowance	(38,237)	(18,978)
Deffered tax assets, net	6,905	21,799

Deferred tax liabilities:
Foreign exchange	(6,905)	(21,799)
Total deferred tax liabilities	(6,905)	(21,799)
Deferred tax assets (liabilities), net	—	—

Effective tax rate:

	2025		2024
Loss before income taxes	(10,769)		(171,152)
Brazil’s taxes at statutory rate (subsidiary)	3,661	34%	58,192	34%
Nondeductible/nontaxable items	(272)	(3)%	(1,248)	(1)%
Valuation allowance	(3,389)	(31)%	(56,943)	(33)%
Income tax expense – current and deferred	—	0%	—	0%
Effective tax rate – %	0%		0%

As of December 31, 2025 and 2024, the Company has recognized deferred tax assets primarily related to deductible temporary differences and tax losses. However, due to the Company’s history of cumulative losses and the uncertainty regarding the realization of these deferred tax assets, a valuation allowance has been recorded to offset the full amount of the deferred tax assets provisions.

The recognition of a valuation allowance is based on management’s assessment that sufficient taxable income may not be available in the foreseeable future to utilize these assets. As a result, no deferred tax benefit has been recognized in the consolidated financial statements in 2025 and 2024. Management will continue to evaluate the need for a valuation allowance and will adjust it as necessary based on future taxable income projections and other relevant factors.

The decision was based on an assessment of the recognition criteria under applicable accounting standards. In particular, the Company considered uncertainties regarding the generation of sufficient taxable income in the near term, which is necessary to realize the tax benefits. Tax liabilities arising on a monthly basis will continue to be recognized as incurred. If future developments provide greater assurance regarding the generation of taxable income, the Company will reassess this position and may recognize deferred tax assets accordingly.

Annex C-26

SVRE Holdings Ltd. Notes to the consolidated financial statements For the years ended December 31, 2025 and 2024 All amounts in thousands of U.S. dollars unless otherwise stated
15 Deferred tax (cont.)

The Company only has operations internationally (mainly in Brazil, Switzerland and Uruguay). For the years ended December 31, 2025 and 2024, no income tax has been paid.

16     Private placement Warrant liability

On December 29, 2022, the Company issued private placement warrants to Energy and Minerals Group (“EMG”) and Vision Blue Resources Limited (“VBR”) (collectively the “Investors”) in connection with the US$ 150,000 equity investment. The Company agreed to issue and sell to each Investor the corresponding number of fully paid and nonassessable ordinary shares, without par value, of the Company at a price of US$0.01 per warrant, along with 844,285.46 and 584,285.54 warrants to each of the Investors, respectively, duly authorized, validly issued, and free from all liens.

The warrants are subject to automatic exercise in full only upon the occurrence of a public offering, investor qualified sale or Company sale, each representing a Triggering Event. The warrants are not exercisable under any other circumstances. If no Triggering Event occurs, the warrants remain outstanding and do not provide the holders with any alternative exercise or settlement rights.

The warrants are classified as liabilities as they do not meet the criteria for equity classification. Accordingly, the warrant liabilities are measured at fair value, with changes in fair value recognized in the Consolidated statement of income.

The fair value of the warrant liabilities is classified within Level 3 of the fair value hierarchy under ASC 820, Fair Value Measurements. The Company estimates the fair value of the warrants using Monte Carlo simulation model, which incorporates significant inputs such as the Company’s share price, expected volatility, risk-free interest rate, expected term, and the estimated probability of the Triggering Event.

The Company estimates the volatility of its common stock based on historical volatility of select peer companies that matches the expected remaining life of the warrants. The risk-free interest rate is based on the Brazilian Treasury zero-coupon yield curve on the grant date for a maturity like the expected remaining life of the warrants. Under the terms of the amended warrant agreement in 2024, the warrants cannot be exercised in any manner other than upon the occurrence of a Triggering Event, and are not subject to any other exercise conditions. Maturity is modelled probabilistically based on the timing of potential triggering events (Public Offering, Investor Qualified Sale, or Company Sale). To estimate the timing uncertainty, a Poisson distribution is applied, using cumulative probabilities derived from management’s estimates of trigger-event likelihood. Each simulation run captures both the uncertainty in event timing and its effect on warranty value, aligning the financial valuation with realistic business assumptions and market conditions.

	2025		2024
Spot price	US$	9.08	US$	2.50
Strike price	US$	3.10	US$	3.10
Free Risk Rate (year)		5.57%		6.31%
Volatility (year)		41.11%		39.44%

The table below presents a roll forward of the private placement warrant liability:

	2025	2024
Opening balance	973	3,610

Gain (loss) on fair value change in private placement warrants liability	7,652	(2,637)
Closing balance	8,625	973

Annex C-27

SVRE Holdings Ltd. Notes to the consolidated financial statements For the years ended December 31, 2025 and 2024 All amounts in thousands of U.S. dollars unless otherwise stated

17     Dividend in kind

On October 23, 2024, the Company entered into a new Investment Agreement among its stockholders — EMG, VB, and SVRE Rare Earths — which superseded all prior agreements between the parties. Under the amended terms, the obligation to accrue a dividend-in-kind (“DIK”) was removed, and the investors irrevocably waived their right to any future accruals. Concurrently, EMG and VB’s combined interest increased to 50% of the Company’s share capital, establishing joint control between the shareholder groups, and the Company completed a capital increase of US$120,000 through the issuance of Class A ordinary shares.

The previously recognized DIK balance of US$12,800 thousand was derecognized and reclassified to Additional Paid-in Capital. As the transaction occurred between the Company and its stockholders acting in their capacity as stockholders, it was accounted for as a capital transaction in accordance with ASC 505-10, with no gain or loss recognized in the Consolidated statement of operations. The DIK amount was absorbed into the recapitalization as an integral component of the consideration supporting the new 50% equity interest held by EMG and VB.

18     Stockholders’ Equity

Below is the Company’s stockholding structure on December 31, 2025 and December 31, 2024:

Stockholder	Class	Quantity	Interest (%)
Serra Verde Rare Earths Ltd.	Ordinary shares	96,714,285.71	50.00%
Energy and Minerals Group	Class A ordinary shares	47,991,785.71	24.81%
Vision Blue Resources Limited	Class A ordinary shares	48,722,500.00	25.19%
Total		193,428,571.42	100.00%

The capital contributions for the years ended December 31, 2025 and December 31, 2024 were US$ 0 (zero) and US$ 144,344 (US$ 147,500, net of US$ 3,156 cost of issuance of common shares), respectively, as follows:

•        On May 28, June 17, July 18, August 30 and September 19, 2024, the Company received capital contributions totaling US$ 27,500 from Serra Verde Rare Earths Ltd. This contribution was made through the issuance of 3,928,571.43 new Class B Ordinary Shares, without par value (the “Class B Ordinary Shares”).

•        On October 23, 2024, the Company received an additional capital contribution totaling US$ 120,000 from EMG and VB. As a result of this contribution, the Company ceased to be controlled by Serra Verde Rare Earths Ltd, a privately owned entity. This contribution was made through the issuance of 48,000,000 new Class A Ordinary Shares, without par value (the “Class A Ordinary Shares”). Furthermore, the 25,714,286 outstanding Ordinary Shares held by EMG and VB were converted into 48,714,285.71 Class A Ordinary Shares, at a conversion rate of 1.894 Ordinary Shares to 1 Class A Share. Additionally, the 3,928,571.43 outstanding Class B Ordinary Shares held by Serra Verde Rare Earths Ltd were converted into 11,000,000 Ordinary Shares, at a conversion rate of 2.8 Class B Shares to 1 Ordinary Share.

Annex C-28

SVRE Holdings Ltd. Notes to the consolidated financial statements For the years ended December 31, 2025 and 2024 All amounts in thousands of U.S. dollars unless otherwise stated
18 Stockholders’ Equity (cont.)

Following the 2024 capital contributions the Company has two classes of shares: Class A Ordinary Shares and Ordinary Shares. The Class A Ordinary Shares have distinct rights compared to the Company’s Ordinary shares. These rights include priority over the ordinary shareholders in certain matters, including but not limited to distributions in a specific distribution waterfall.

The basic and diluted loss per share for the period ended December 31, 2025 and December 31, 2024, are presented at the same amount, as potentially dilutive instruments such as warranty, stock options, restricted share units, dividend in kind, and preferred class A shares, were not considered in the calculation, given that they are considered anti-dilutive in loss scenarios.

19     Revenue

Revenues for the years ended December 31, 2025 and 2024 were US$ 2,486 and US$ 214, respectively.

For the year ended December 31, 2025, one customer accounted for 90% of the Company’s revenues. For the year ended December 31, 2024, a single customer accounted for substantially all of the Company’s revenues.

20     General and administrative expenses

	2025	2024
Salaries and personnel expenses	(17,223)	(16,364)
Professional fees	(5,995)	(5,372)
Office and facilities costs	(558)	(635)
Taxes	(420)	(1,015)
Others	(1,607)	(2,386)
Total	(25,803)	(25,772)

21     Financial income and expenses

	2025	2024
Financial income
Income from financial investments	2,671	482
Gain on fair value change in private placement warrants liability	—	2,637
Total financial income	2,671	3,119

Financial expenses
Loss on fair value change in private placement warrants liability	(7,652)	—
Interests on loans and financing	(700)	(307)
Tax on financial transactions	(228)	(124)
Interest and penalties on overdue amounts	(479)	(297)
Accretion expense – ARO	(278)	(223)
Other income (expense)	(536)	(334)
Total financial expenses	(9,873)	(1,285)

Annex C-29

SVRE Holdings Ltd. Notes to the consolidated financial statements For the years ended December 31, 2025 and 2024 All amounts in thousands of U.S. dollars unless otherwise stated

22     Shared-based compensation

In October 2023, the Company’s shareholders approved the Serra Verde Long Time Incentive Plan (the “LTIP”), which permits the Company to issue stock options, stock appreciation rights (“SARs”) and restricted stock units (“RSUs”). The total compensation cost capitalized amount to US$1,378 in 2025 and US$918 in 2024.

Stock Appreciation Rights (SARs)

On October 17, 2023, the Company granted Stock Appreciation Rights (SARs) to certain employees. SARs are a form of equity-based compensation that entitles the holder to receive cash or stock, based on the appreciation in the value of a specified number of shares over a predetermined exercise price. The Company choses whether cash or stock is paid with the expectation that payment will be in shares. The fair value of the SARs is determined at the grant date using a Monte Carlo simulation model. The significant assumptions used in the model include the expected term of the options, expected share price volatility, an expected dividend yield, and a risk-free interest rate based on government securities with a maturity consistent with the expected term. Upon settlement, the Company intends to issue shares to employees equal to the appreciation in the stock price over the exercise price. SARs are subject to tax withholding requirements. The SARs granted are subject to various vesting conditions and forfeiture provisions as outlined in the Company’s compensation plans.

The assumptions used in determining the fair value of SARs are as follows:

	Year ended December 31, 2025	Year ended December 31, 2024	Year ended December 31, 2023
Expected term	5.2 – 6.0	6.3 – 7.0	7.2
Expected volatility	39.44% – 48.18%	37.66% – 39.36%	38.27%
Expected dividend yield	—	—	—
Risk-free interest rate	4.96% – 6.57%	4.92% – 4.97%	6.52%

In December 2024, the original plan was modified, and a new share-based compensation plan was approved. Under the new plan, a total of 3,668,147 SARs were granted to employees, and the related compensation expense is expected to be recognized over a period of 6 years, as employees fulfill the requisite service conditions. The cancellation of the original plan resulted in a modification of the SARs granted under the previous plan. During 2025, additional grants of 16,130 SARs were made, bringing the total SARs granted to 3,684,277. As of December 31, 2025, 2,988,394 have vested and the total share-based compensation expense recognized is US$ 3,173. The modification in 2024 has been accounted for under ASC 718, Compensation — Stock Compensation, as a Type I modification under ASC 718, as vesting was considered probable both before and after the modification.

	Number of SARs	Weighted- Average Grant Date Fair per SARs
Nonvested as of December 31, 2023	2,249,544	1.00
Granted	16,130	1.00
Vested	(995,756)	1.00
Nonvested as of December 31, 2024	1,269,918	1.00
Granted	16,130	2.30
Vested	(583,377)	1.05
Nonvested as of December 31, 2025	702,671	1.02

Annex C-30

SVRE Holdings Ltd. Notes to the consolidated financial statements For the years ended December 31, 2025 and 2024 All amounts in thousands of U.S. dollars unless otherwise stated
22 Shared-based compensation (cont.)

Restricted Stock Units (RSUs)

On October 17, 2023, the Company granted Restricted Stock Units (RSUs) to certain employees. RSUs are a form of equity-based compensation that represent the right to receive cash or shares of the Company’s common stock upon vesting, subject to the condition that the beneficiary remains employed with the Company. The Company choses whether the RSUs are settled in cash or shares. The fair value of the RSUs is determined based on the share price at the grant date and is recognized as compensation expense over the requisite service period. Upon vesting, the Company intends to issue shares of common stock to employees. The RSUs are subject to various vesting conditions and forfeiture provisions as disclosed in the Company’s compensation plans.

In December 2024, the Company approved a modification of the original RSU plan and implemented a new share-based compensation plan. This modification included changes to the number of RSUs, vesting schedule, and other terms of the awards. Under the new plan, the total RSUs granted to employees are 2,220,464, with an extended vesting period of 6 years.

This modification has been accounted for under ASC 718, Compensation — Stock Compensation, as a Type I modification under ASC 718, as vesting was considered probable both before and after the modification. Although the fair value of the modified RSUs is lower than the fair value of the original awards, the modification did not result in a reduction of total compensation expense, as ASC 718 requires that the total compensation cost recognized be no less than the grant-date fair value of the original awards. The total compensation cost recognized reflects the original grant-date fair value as a minimum, with incremental compensation cost recognized over the extended vesting period where applicable. The impact of these RSUs on the financial position, cash flows, and results of operations is reflected in the financial statements for the year ended December 31, 2025 and 2024.

Total RSU stock-based compensation expense for the year ended December 31, 2025, was US$ 1,680 (US$ 2,508 for the year ended December 31, 2024).

	Number of RSUs	Weighted- Average Grant Date Fair per RSU
Nonvested as of December 31, 2023	2,220,464	2.5
Granted	16,130	2.5
Vested	(842,403)	2.5
Nonvested as of December 31, 2024	1,394,191	2.5
Granted	16,130	4.0
Vested	(365,803)	2.6
Nonvested as of December 31, 2025	1,044,518	2.5

Stock Options (SOs)

In December 2024, the Company granted Stock Options to certain employees. Stock Options are a form of equity-based compensation that grant employees the right to purchase shares of the Company’s common stock upon vesting, subject to the condition that the beneficiary remains employed with the Company. The fair value of the Stock Options is determined at the grant date using a Monte Carlo simulation model. The significant assumptions used in the model include the expected term of the options, expected share price volatility, an

Annex C-31

SVRE Holdings Ltd. Notes to the consolidated financial statements For the years ended December 31, 2025 and 2024 All amounts in thousands of U.S. dollars unless otherwise stated
22 Shared-based compensation (cont.)

expected dividend yield, and a risk-free interest rate based on government securities with a maturity consistent with the expected term. The resulting fair value is recognized as a compensation expense over the requisite service period. Upon vesting, employees may exercise their options to purchase shares of common stock at the predetermined exercise price.

The Company has elected to use the graded vesting method for recognizing compensation expense related to the Stock Options. Under this method, compensation expense is recognized over the vesting period on a separate basis for each vesting portion of the award, which results in different expense amounts being recognized for each vesting tranche.

Upon vesting, employees may exercise their options to purchase shares of common stock at the predetermined exercise price. The Stock Options are subject to various vesting conditions, including both time-based and performance-based criteria, as disclosed in the Company’s compensation plans. These vesting conditions are designed to align the interests of the employees with those of the Company’s shareholders.

The assumptions used in determining the fair value of SOs are as follows:

	Year ended December 31, 2025	Year ended December 31, 2024
Expected term	5.0 – 5.3	6.0
Expected volatility	48.18% – 49.37%	39.44%
Expected dividend yield	—	—
Risk-free interest rate	4.96% – 5.24%	6.57%

The Company granted 13,122,094 Stock Options to employees in 2025 and 2024. The compensation expense for these options is expected to be recognized on average over a period of 4 years as employees fulfill the requisite service and performance conditions.

	Number of Options	Average fair Value per Option
Nonvested as of December 31, 2023	—	—
Granted	12,782,414	1.00
Vested	(4,929,120)	1.00
Forfeited	(696,168)	1.00
Nonvested as of December 31, 2024	7,157,126	1.00
Granted	339,680	3.70
Vested	(3,298,953)	1.03
Forfeited	(609,375)	1.00
Nonvested as of December 31, 2025	3,588,478	1.23

Total Stock Options compensation expense recognized for the years ended December 31, 2025 and 2024, was US$ 3,395 and US$ 4,929, respectively. Forfeitures of Stock Options are recognized in the period in which they occur, rather than estimated at the grant date.

The weighted-average grant date fair value of Stock Options granted during the year ended December 31, 2025, was US$ 1.03 per option. The weighted-average grant date fair value of Stock Options granted during the year ended December 31, 2024, was US$ 1.00 per option.

Annex C-32

SVRE Holdings Ltd. Notes to the consolidated financial statements For the years ended December 31, 2025 and 2024 All amounts in thousands of U.S. dollars unless otherwise stated

23     Related Party Transactions

During the years ended December 31, 2025 and 2024, the Company engaged MN Consultoria Empresarial Ltda., a consulting firm wholly owned by an immediate family member of the Company’s Chief Operating Officer (“COO”), to provide business management consulting and advisory services, including financial planning and administrative support. The COO did not participate in the negotiation and was not the sole approver of the transaction. The terms of the engagement were based on standard commercial conditions and approved by the Audit Committee and the Board of Directors.

The Company paid approximately US$ 256 in 2025 (US$ 646 in 2024) for these services.

As of December 31, 2025, the Company has an outstanding payable balance of US$ 0 (zero) (US$ 170 as of December 31, 2024).

Consolidated balance sheets	2025	2024
Accounts payable and accrued expenses
Suppliers	—	100
Accrued expenses	—	70
Total	—	170

24     Subsequent events

The Company has analyzed its operations subsequent to December 31, 2025, to May 11, 2026, the date these consolidated financial statements were approved, and has determined that it does not have any material subsequent events to disclose in these consolidated financial statements, except for the below:

Interim funding

On January 12, 2026, the Company entered into arrangements for interim funding under a cost overrun facility with certain shareholders (MVB Investment Holdings LLC, VB (Rare Earths) Limited, and EMG Fund V SVRE Holdings, LLC, collectively, the “Participants”) and OMF FUND III (F) Ltd.. The arrangements contemplated up to US$24,000 of interim funding from the Participants and up to $8,000 from OMF FUND III (F) Ltd., subject to specific conditions. Amounts advanced mature on December 31, 2029 and interest is capitalized through maturity. The Company had received US$18,000 of proceeds from the Participants (US$12,000 in January 2026 and US$6,000 in February 2026). No amounts had been funded by OMF FUND III (F) Ltd. as of that date. In connection with the Participants’ funding, the Company issued 1,028,571 warrants to purchase ordinary shares at an exercise price of US$ 0.01 per share (342,857 warrants issued to each Participant based on equal funding), with quantities determined at one warrant per US$17.50 of principal amount funded, subject to the rounding mechanics in the warrant documentation. The warrants are exercisable upon specified triggering events (including a public offering or a company sale), subject to their terms.

Finance agreement with the DFC

On January 21, 2026, the Company entered into a finance agreement with the United States International Development Finance Corporation (“DFC”) providing for a senior secured term loan facility in an aggregate principal amount not to exceed US$565,000 comprised of (i) an initial tranche of up to US$465,000 and (ii) an incremental tranche of up to US$100,000 (together, the “Facility”). The Facility is expected to be available in up to six disbursements, subject to satisfaction of certain conditions. Annual interest accrues at a floating rate based on Term SOFR plus a 4.0% spread, and the Facility includes, among other items, a commitment fee on undisbursed amounts, a facility fee, and an annual maintenance fee. The term of the Facility is not to

Annex C-33

SVRE Holdings Ltd. Notes to the consolidated financial statements For the years ended December 31, 2025 and 2024 All amounts in thousands of U.S. dollars unless otherwise stated
24 Subsequent events (cont.)

exceed twelve years from the first closing date, with principal repayable in quarterly sculpted installments through maturity. The obligations under the Facility are expected to be guaranteed pursuant to certain guaranty agreements and secured by first-priority liens on specified collateral (including pledged shares) under related security documents. The agreement also includes customary affirmative and negative covenants, reporting requirements, and events of default. In connection with the incremental tranche, the agreement contemplates issuance to DFC of a warrant to purchase ordinary shares representing up to 10% (and an additional 2% upon the incremental loan, on a fully diluted basis, subject to the terms of the warrant) at a nominal exercise price.

Merger Agreement with USAR

On April 19, 2026, the Company entered into the Agreement and Plan of Merger (the “Merger Agreement”) with USA Rare Earth, Inc. (“USAR”), Middlebury Merger Sub Ltd., an indirect wholly owned subsidiary of USAR (“Merger Sub”) and Serra Verde Rare Earths Ltd., acting in the capacity of seller representative. Pursuant to the Merger Agreement, and subject to the satisfaction of customary closing conditions and receipt of required regulatory approvals, the Company will merge with and into Merger Sub, with Merger Sub surviving as a wholly owned subsidiary of USAR, which is expected to close in the third quarter of 2026.

The aggregate consideration to be received by the Company’s shareholders at closing consists of (i) US$300,000 in cash and (ii) 126,849,307 common stocks of USAR. Based on USAR share price of US$19.95 as of April 17, 2026, the implied total transaction value is approximately US$2,800,000. Upon closing, the Company’s shareholders will own approximately 34% of USAR on a pro forma basis. Completion of the Merger is subject to certain closing conditions.

Upon closing, all outstanding warrants will be automatically exercised and converted into ordinary shares immediately prior to the Merger. All outstanding RSUs and SARs, whether vested or unvested, will accelerate in full and be cancelled in exchange for a pro rata portion of the merger consideration. Stock options not subject to performance conditions will be similarly cancelled on a cashless basis for merger consideration, while performance-vesting options held by continuing service providers will be substituted with USAR RSUs subject to continued service vesting. No fractional shares will be issued.

The Merger Agreement contains customary reciprocal representations and warranties covering, among other matters, corporate organization, capitalization, financial statements, compliance with law, tax matters, and material contracts.

Offtake Agreement

On April 20, 2026, SV Management Switzerland AG (the “Seller”), a wholly owned subsidiary of the Company, entered into a long-term Offtake Agreement (the “Offtake Agreement”) with US SIIE, LLC (the “Buyer”), a special purpose vehicle capitalized by the U.S. government and private capital sources. The Offtake Agreement provides for the sale and purchase of 100% of Phase 1 production from the Company’s mine and processing facility in Brazil (the “Facility”), Neodymium (Nd), Praseodymium (Pr), Dysprosium (Dy), and Terbium (Tb) in the form of mixed rare earth carbonate (collectively, the “Products”). The term of the Offtake Agreement will continue until the earlier to occur of: (i) the date the Seller has delivered the Products derived from 198,000,000 metric tons of run of mine ore; or (ii) the date that is 20 years after the Facility commences commercial operations. The terms of the Offtake Agreement include guaranteed minimum floor prices for each of Neodymium, Praseodymium, Dysprosium and Terbium, as well as mechanisms for shared upside. The SPV intends to resale the products to entities who will separate and process the products for sale to companies serving all end markets and applications.

Annex C-34

SVRE Holdings Ltd. Notes to the consolidated financial statements For the years ended December 31, 2025 and 2024 All amounts in thousands of U.S. dollars unless otherwise stated
24 Subsequent events (cont.)

Environmental

In March 2026, subsequent to the balance sheet date, the Company received notices of violation (“NOVs”) from the environmental regulatory authority, alleging non-compliance with certain environmental laws and regulations. The alleged violations include, among other matters, operation of facilities without the required environmental licenses, suppression of vegetation in protected areas, and unauthorized effluent discharges. The aggregate amount of administrative penalties proposed under the NOVs is approximately US$2,644.

The Company has filed preliminary defenses and is currently engaged in administrative proceedings with the environmental authority to contest the assessments. Based on the information currently available and in consultation with external legal counsel, management has determined that an unfavorable outcome is neither probable nor reasonably estimable at this time. Accordingly, in accordance with ASC 450, Contingencies, no liability has been recognized in the accompanying consolidated financial statements, as the recognition criteria have not been met.

Annex C-35

DETACH PROXY CARD HERE

USA RARE EARTH, INC.

Special Meeting of Stockholders

Friday, August 28, 2026 at 10:00 AM EDT

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Special Meeting of Stockholders and the Proxy Statement of USA Rare Earth, Inc. (the “Company”), and appoints Valerie Ford Jacob and William Robert Steele Jr. and each of them, as proxy of the undersigned, with full power of substitution, to vote all shares of common stock of USAR held of record by the undersigned on July 22, 2026, either on his or her own behalf or on behalf of any entity or entities, at the Special Meeting of Stockholders of USAR to be held on Friday, August 28, 2026 at 10:00 AM EDT, and at any adjournments or postponements thereof, with the same force and effect as the undersigned might or could do if personally present thereat. This proxy may be revoked at any time before it is voted by delivering to USAR’s Secretary either a written revocation of proxy or a duly executed proxy bearing a later date, or by appearing at the Special Meeting and voting in person.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” APPROVAL OF PROPOSAL 1 AND “FOR” APPROVAL OF PROPOSAL 2. IN THEIR DISCRETION, THE PROXY HOLDER(S) ARE AUTHORIZED TO VOTE UPON ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

(Continued, and must be signed and dated on the other side)

DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY THE INTERNET OR TELEPHONE

(continued from other side)

A. Proposals — The Board of Directors recommends a vote “FOR” Proposal 1 and Proposal 2.

1.

To approve the issuance of 126,849,307 shares of Common Stock in the merger contemplated by the Agreement and Plan of Merger, dated April 19, 2026, by and among USA Rare Earth, Inc., Middlebury Merger Sub, Ltd., SVRE Holdings Ltd., a business company limited by shares incorporated under the laws of the British Virgin Islands, and Serra Verde Rare Earths Ltd., as shareholder representative.

	☐ FOR	☐ AGAINST	☐ ABSTAIN
2.	To approve the adjournment of the USAR special meeting, if necessary or appropriate to solicit additional proxies in favor of the share issuance proposal
	☐ FOR	☐ AGAINST	☐ ABSTAIN

If you wish to vote in accordance with the recommendation of the Board, all you need to do is sign and return this proxy card. The proxy holder(s) cannot vote your shares unless you sign and return the proxy card.

Please sign exactly as your name(s) is (are) shown on the stock certificate to which the proxy applies. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title, as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in the partnership’s name by an authorized person.

Please mark, sign, date and return the proxy card promptly using the enclosed envelope.

Date:	, 2026

Signature

Signature if held jointly